                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

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[X]  Definitive Proxy Statement
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[ ]  Soliciting Material Pursuant to ss.240.14a-12

                               Ross Systems, Inc.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                                                FILED PURSUANT TO RULE 424(b)(1)

                                                     REGISTRATION NO. 333-101349

         (chinadotcom logo)                           (ross systems logo)

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:


     You are cordially invited to attend a special meeting of stockholders of Ross Systems, Inc., which will be held at Ross' executive offices located at Two Concourse Parkway, Suite 800, Conference Room, Atlanta, Georgia on August 25, 2004, at 10:00 a.m. local time.


     At the meeting, Ross will ask you to vote on a proposal to adopt and approve a merger agreement that Ross has entered into with chinadotcom corporation, and the related merger. In the merger, a wholly owned subsidiary of chinadotcom will be merged with and into Ross. As a result, chinadotcom will acquire Ross.


     Pursuant to the merger agreement, if the merger is consummated, each share of Ross common stock you hold will be converted into the right to receive, at your election as described in this proxy statement/prospectus, either $17.00 in cash, or $19.00 in cash and chinadotcom common shares. If you elect cash and shares, you will receive $5.00 in cash and the number of chinadotcom common shares equal to $14.00 divided by the average closing price of chinadotcom common shares on the Nasdaq National Market for the 10 trading days ending on, and including, the second trading day before the closing date. However, if this average price of chinadotcom shares is below $8.50, chinadotcom can elect to increase the amount of cash that you will receive and decrease the number of chinadotcom shares. In this case, you would still receive $19.00 in a combination of cash and shares, but would receive more than $5.00 in cash and less than $14.00 in shares.


     The receipt of the merger consideration will be taxable to Ross stockholders.


     Ross estimates that chinadotcom will issue a maximum of approximately 5.4 million chinadotcom common shares in the merger and reserve an additional approximately 1.1 million chinadotcom common shares for future issuances in connection with chinadotcom's assumption of Ross' outstanding options and warrants.



     chinadotcom's common shares are traded on the Nasdaq National Market under the symbol "CHINA." chinadotcom has agreed to use its reasonable best efforts to list the chinadotcom common shares issued in the merger on the Nasdaq National Market. On September 3, 2003, the last trading day before the announcement of the merger, the closing price of the chinadotcom common shares was $9.82. The closing price of the chinadotcom shares on July 13, 2004 was $6.33.


     The merger cannot be completed unless a majority of all shares of Ross common stock and preferred stock outstanding and entitled to vote are voted in favor of the proposal to approve and adopt the merger agreement and the merger.

     After careful consideration, Ross' board of directors has unanimously approved the merger agreement and the merger, and has determined that the merger agreement is advisable and that the merger agreement and the merger are fair to and in the best interests of Ross and its stockholders. The Ross board of directors recommends that you vote FOR the proposal to approve and adopt the merger agreement and the merger, and FOR the proposal relating to adjournment of the special meeting, if necessary, to solicit additional proxies.

     The obligations of chinadotcom and Ross to complete the merger are subject to the satisfaction or waiver of several conditions. More information about chinadotcom, Ross and the merger is contained in and incorporated by reference into this proxy statement/prospectus, the accompanying annual report on Form 10-K/A and quarterly report on Form 10-Q of Ross.

     ROSS ENCOURAGES YOU TO READ THIS ENTIRE PROXY STATEMENT/PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS," BEGINNING ON PAGE 24.

     Your vote is very important. Because the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Ross common and preferred stock, a failure to vote will have the same effect as a vote against the merger proposal. Whether or not you expect to vote in person at the special meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible. You may also grant your proxy by telephone or on the Internet if so indicated on the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you wish to attend the meeting and vote personally.

                                       Sincerely,

                                       J. Patrick Tinley
                                       Chairman and CEO

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE CHINADOTCOM SECURITIES TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     THIS PROXY STATEMENT/PROSPECTUS IS DATED JULY 21, 2004, AND IS FIRST BEING MAILED TO ROSS STOCKHOLDERS ON OR ABOUT JULY 21, 2004.

                   NOTICE CONCERNING INCORPORATED INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about chinadotcom and Ross that is not included in or delivered with this document. If you are a stockholder of Ross you can obtain any of the documents incorporated by reference, including any amendments thereto, from chinadotcom or Ross, as the case may be, or through the Securities and Exchange Commission or its Web site. The address of that site is http://www.sec.gov. Documents incorporated by reference, including any amendments thereto, are available from the companies, without charge, excluding all exhibits unless specifically incorporated by reference into the document. Ross stockholders may obtain documents incorporated by reference in this document, including any amendments thereto, by requesting them in writing or by telephone from the appropriate company at the following addresses:

          chinadotcom corporation                      Ross Systems, Inc.
           34/F Citicorp Centre                       2 Concourse Parkway
            18 Whitfield Road                              Suite 800
               Causeway Bay                          Atlanta, Georgia 30328
                Hong Kong                                (770) 351-9600
             (852) 2893-8200                     Attention: Investor Relations
      Attention: Investor Relations


     If you would like to request documents, in order to ensure timely delivery you must do so at least five business days before the date of the Ross special meeting. This means you must request this information no later than August 18, 2004.

                              (ross systems logo)

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD AUGUST 25, 2004


To the Stockholders:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Ross Systems, Inc., a Delaware corporation, will be held on Wednesday, August 25, 2004 at 10:00 a.m., local time, at Ross' executive offices located at Two Concourse Parkway, Suite 800, Conference Room, Atlanta, Georgia 30328, for the following purposes:


          1. To vote on a proposal to adopt and approve a merger agreement, as amended, that Ross has entered into with chinadotcom and the related merger, more fully described in the accompanying proxy statement/prospectus, as a result of which Ross will be acquired by chinadotcom.

          2. To vote on a proposal to authorize the adjournment of the special meeting, if necessary, to solicit additional proxies.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the proxy statement/prospectus accompanying this Notice.


     Only stockholders of record at the close of business on July 13, 2004, are entitled to notice of, and to vote at, the meeting. A list of stockholders will be available for inspection by stockholders of record during business hours at Ross' executive offices, Two Concourse Parkway, Suite 800, Atlanta, Georgia, for 10 days prior to the date of the meeting and will also be available at the meeting.


                                          FOR THE BOARD OF DIRECTORS

                                          J. Patrick Tinley
                                          Chairman of the Board

Atlanta, Georgia

July 21, 2004

                               TABLE OF CONTENTS

QUESTIONS & ANSWERS ABOUT THE MERGER PROPOSAL...............        iii
SUMMARY.....................................................          1
  The Companies.............................................          1
  The Ross Special Meeting..................................          2
     Purposes of the Ross Special Meeting...................          2
     Record Date; Voting; Quorum............................          3
     Required Vote..........................................          3
     Voting Agreements......................................          3
  The Merger and the Merger Agreement.......................          3
     What Ross Stockholders Will Receive in the Merger......          4
     Risk Factors...........................................          4
     Recommendation of the Ross Board of Directors..........          4
     Opinion of Financial Advisor...........................          4
     Interests of Ross Directors and Officers in the
      Merger................................................          4
     Conditions to Completion of the Merger.................          5
     Prohibition on Ross Soliciting Other Offers............          5
     Termination of the Merger Agreement....................          5
     Termination Fee and Expenses...........................          6
     Regulatory Approvals Required..........................          6
     Accounting Treatment...................................          6
     Material U.S. Federal Income Tax Consequences..........          6
     Appraisal Rights.......................................          6
     chinadotcom Common Shares Issued in the Merger Will Be
      Listed on the Nasdaq National Market..................          7
  Market Price and Dividend Information.....................          7
  Comparative Per Share Information.........................          7
  Comparative Stock Prices and Dividends....................          9
  Ross Selected Historical Consolidated Financial Data......         11
  chinadotcom Selected Historical Consolidated Financial
     Data...................................................         13
  chinadotcom Unaudited Pro Forma Consolidated Financial
     Data...................................................         16
  Recent Significant Acquisitions and Partnerships by
     chinadotcom............................................         19
  chinadotcom's Acquisition of Pivotal Corporation..........         22
  Proposed Initial Public Offering of chinadotcom's Mobile
     Application Business...................................         23
RISK FACTORS................................................         24
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...         73
THE ROSS SPECIAL MEETING....................................         74
PROPOSAL NO. 1 -- THE MERGER................................         78
  Background of the Merger..................................         78
  chinadotcom's Reasons for the Merger......................         87
  Ross' Reasons for the Merger..............................         88
  Recommendation of Ross' Board of Directors................         90
  Opinion of Financial Advisor to Ross' Board of
     Directors..............................................         90
  Interests of Ross Directors and Officers in the Merger....         99
  Form of Merger............................................        103
  Effective Time of the Merger..............................        103
  Procedures for Exchange of Certificates...................        103
  Listing of chinadotcom Common Shares......................        104

  Delisting and Deregistration of Ross Common Stock..................................................         104
  Regulatory Approvals Required for the Merger.......................................................         104
  Accounting Treatment...............................................................................         104
  Restrictions on Sales of chinadotcom Common Shares Received in the Merger..........................         104
  Certificate of Incorporation; Bylaws of Surviving Corporation......................................         105
  Appraisal Rights...................................................................................         105
THE MERGER AGREEMENT.................................................................................         106
AGREEMENTS RELATED TO THE MERGER.....................................................................         121
PROPOSAL NO. 2 -- POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING........................................         123
THE COMPANIES........................................................................................         124
DIRECTORS AND MANAGEMENT OF THE COMBINED COMPANY.....................................................         138
DESCRIPTION OF CHINADOTCOM SHARE CAPITAL.............................................................         139
COMPARISON OF RIGHTS OF CHINADOTCOM SHAREHOLDERS AND ROSS STOCKHOLDERS...............................         141
APPRAISAL RIGHTS.....................................................................................         151
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES........................................................         154
LEGAL MATTERS........................................................................................         159
EXPERTS..............................................................................................         159
OTHER MATTERS........................................................................................         160
WHERE YOU CAN FIND MORE INFORMATION..................................................................         160
CHINADOTCOM UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA..........................................         163
INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS............         186
STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES COMBINED CONSOLIDATED FINANCIAL
  STATEMENTS.........................................................................................         218
Annex A  Merger Agreement and Amendments to the Merger Agreement
Annex B  Form of Ross Common Stockholders Agreement
Annex C  Ross Preferred Stockholder Agreement and Amendments to Ross Preferred Stockholder Agreement
Annex D  Fairness Opinion Delivered to Ross
Annex E  Delaware General Corporation Law, Section 262
Annex F  Form of Ross Proxy Card

                QUESTIONS AND ANSWERS ABOUT THE MERGER PROPOSAL

Q:   WHY ARE CHINADOTCOM AND ROSS PROPOSING TO MERGE?

A: chinadotcom and Ross believe that the merger will provide strategic and financial benefits to the stockholders of both companies. The boards of directors of both companies believe that the merger has the potential to facilitate Ross' expansion into Asian and other markets where chinadotcom has a presence and to provide Ross with economies of scale in its software development process, as well as additional capital with which Ross may expand its business. In addition, cost reductions and operating efficiencies may be realized by Ross as a result of outsourcing certain software development activities to other companies in the chinadotcom group, which, if realized, would improve Ross' competitive position.

Q:   WHAT WILL HAPPEN IN THE MERGER?

A: The businesses of chinadotcom and Ross will be combined. At the closing, CDC Software Holdings, Inc., a newly formed, wholly owned subsidiary of chinadotcom, will merge with and into Ross. Ross will survive the merger and after the merger will be a wholly owned subsidiary of chinadotcom.

Q:   WHAT WILL ROSS STOCKHOLDERS RECEIVE IN THE MERGER?

A: In the merger, for each share of Ross common stock you hold, you will receive the right to receive, at your election as described in this proxy statement/ prospectus, cash in the amount of $17.00, or a combination of cash and chinadotcom common shares with a combined value of $19.00 on the closing date of the merger. The number of chinadotcom common shares you receive will be determined by dividing $14.00 by the average closing price for chinadotcom common shares on the Nasdaq National Market during the ten trading days ending on, and including, the second trading day before the closing date of the merger and the amount of cash you will receive is $5.00. However, if the average price of chinadotcom shares is below $8.50, chinadotcom can elect to increase the amount of cash that you will receive and decrease the number of chinadotcom shares. In this case, you would still receive $19.00 in a combination of cash and shares, but would receive more than $5.00 in cash and less than $14.00 in shares. Each Ross stockholder who makes no election or who was not a holder on the record date will be deemed to have elected to receive a combination of cash and shares. In this proxy statement/prospectus, we refer to the fraction of a share of chinadotcom common shares to be issued for each share of Ross common stock, assuming an election to receive the stock consideration is made for that share, as the exchange ratio.

Q: HOW DO I MAKE AN ELECTION TO RECEIVE EITHER CASH OR A COMBINATION OF CASH AND CHINADOTCOM SHARES?


A: If your shares of Ross common stock are registered in your own name, complete and sign the form of election which will be mailed to you separately, and send it to Mellon Investment Services LLC, the exchange agent for the merger, at one of its addresses indicated on the form of election, together with the stock certificates representing the shares for which you made an election, properly endorsed for transfer (or if those shares are held in book-entry form, the documents specified on the form of election), and indicate on the form whether you are electing to receive cash or a combination of cash and chinadotcom shares. If the merger agreement and merger is not approved, your stock certificates will be returned to you.


     If your shares of Ross common stock are held in "street name" by your broker, bank or other nominee, you must follow the instructions your broker, bank or other nominee provides.

Q:   IS THERE A DEADLINE FOR MAKING AN ELECTION?


A: Yes. Your form of election must be received by the exchange agent not later than 5:00 p.m., New York City time, on the business day immediately before the closing of the merger. We anticipate that the merger will close on or about August 30, 2004. Assuming that the merger closes on that date, the deadline for the exchange agent's receipt of your form of election will be August 29, 2004. If you make no election you will be deemed to have elected to receive cash and shares.


Q: IF THE MERGER IS COMPLETED, WHAT PERCENTAGE OF THE COMBINED COMPANY WILL ROSS STOCKHOLDERS OWN?

A: If the merger is completed with each Ross stockholder electing to receive for each share of Ross stock, a combination of cash and chinadotcom common shares, and assuming a chinadotcom share price of $8.50, holders of Ross' outstanding stock and options will own approximately 5% of the combined company on a fully-converted basis, and the holders of chinadotcom's outstanding shares and options will retain ownership of approximately 95% of the combined company. The foregoing percentages are subject to change if chinadotcom elects to adjust the exchange ratio, or not all Ross stockholders elect to receive a combination of cash and shares in the merger. chinadotcom may elect to adjust the exchange ratio if the ten-day average closing price for chinadotcom common shares is less than $8.50. In addition, chinadotcom is required to adjust the exchange ratio if the number of chinadotcom common shares that would otherwise be issuable in the merger would require approval of chinadotcom common shareholders.

     In February 2004, chinadotcom acquired Pivotal Corporation, or Pivotal, for total consideration of $58.0 million which included $35.9 million in cash,
     1.85 million chinadotcom common shares with a value of $21.4 million based on the trading price of chinadotcom the day the acquisition became effective (the value for these shares was $20.7 million based on the ten-day trading average used in the purchase price formula), transaction costs of approximately $0.2 million, and assumption by chinadotcom of Pivotal stock options valued at approximately $0.5 million. The issuance of chinadotcom common shares resulted in approximately a 2% increase in the number chinadotcom's common shares outstanding to approximately 104 million. For a more detailed discussion of the terms of chinadotcom's acquisition of Pivotal, please see the section entitled "chinadotcom's Acquisition of Pivotal Corporation" on page 22. For a more detailed discussion of adjustments to the exchange ratio, please see the section entitled "The Merger Agreement -- Merger Consideration" on page 106.

Q:   WHAT IF I OWN ROSS STOCK OPTIONS?

A: Ross employee stock options with an exercise price greater than $19.00 that are already vested can be exercised any time up until the closing, when they will expire. However, if at the time of exercise Ross common stock is trading at $19.00 or less, these options would be "out-of-the-money," and would have no value.

     Ross employee stock options, whether vested or unvested, with an exercise price of $19.00 or less will be replaced with options to purchase chinadotcom common shares. Each Ross stock option will be converted into an option to acquire a number of chinadotcom common shares based on a conversion ratio. For a more detailed discussion regarding the conversion of Ross stock options into options to acquire chinadotcom common shares, please see the section entitled "The Merger Agreement -- Treatment of Ross Stock Options" on page 107.

Q:   WHEN AND WHERE IS THE ROSS STOCKHOLDER MEETING?


A: The Ross special meeting will take place on Wednesday, August 25, 2004 at 10:00 a.m., local time, at Ross' executive offices located at Two Concourse Parkway, Suite 800, Conference Room, Atlanta, Georgia 30328.

Q:   WHAT AM I BEING ASKED TO VOTE ON AT THE STOCKHOLDER MEETING?

A:   You are being asked to:

     - vote on a proposal to adopt and approve a merger agreement that Ross has entered into with chinadotcom, and the related merger, pursuant to which CDC Software Holdings, a wholly owned subsidiary of chinadotcom, will be merged with and into Ross and, as a result of which, chinadotcom will acquire Ross; and

     - vote to authorize the adjournment of the special meeting, if necessary, to solicit additional proxies.

     The board of directors of Ross unanimously recommends that the Ross stockholders vote:

     - "FOR" the proposal to adopt and approve the merger agreement and the merger; and

     - "FOR" the proposal to authorize the adjournment of the meeting, if necessary, to solicit additional proxies.

Q: WHAT VOTE OF ROSS STOCKHOLDERS IS REQUIRED TO APPROVE THE PROPOSALS AT THE SPECIAL MEETING?

A: Holders of Ross' 7.5% Series A Convertible Preferred Stock vote together as a single class with the Ross common stock and have one vote per share.

     The affirmative vote of the holders of record of at least a majority of the Ross common stock and preferred stock, voting together as a single class, present and entitled to vote at the Ross special meeting is required to authorize adjournment of the special meeting, if necessary, to solicit additional proxies.

     Adoption and approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Ross common stock and preferred stock, voting together as a single class.

Q:   WHAT DO I DO NOW?

A: Carefully read and consider the information contained in this proxy statement/prospectus, including its annexes. In order for your shares to be represented at the special meeting, (1) you can attend the meeting in person, (2) you can, if so indicated on your proxy card, vote by telephone or electronically through the Internet by following the instructions included on your proxy card, or (3) you can indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope. If you are a holder of record and you give Ross a signed proxy without giving specific voting instructions, your Ross shares will be voted in favor of the proposals.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Not necessarily. If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in "street name"), the record holder of your shares can vote your shares only if you provide instructions on how to vote your shares. Please refer to the voting instruction card used by your broker nominee to see if you may submit voting instructions by telephone or the internet. You cannot vote shares held in "street name" by returning a proxy card directly to Ross or by voting in person at the special meeting.

Q:   CAN I CHANGE MY VOTE EVEN AFTER RETURNING A PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the stockholder meeting. You can do this in one of three ways: (1) you can send a signed notice of revocation; (2) you can grant a new, valid proxy; or (3) if you are a holder of record, you can attend your stockholder meeting and vote in person; however, your attendance alone will not revoke your proxy. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Ross corporate secretary before the stockholder meeting.

     If your shares are held in "street name" by your broker, you should contact your broker to change your vote.

Q:   WHAT WILL HAPPEN IF I DO NOT RETURN A PROXY CARD OR VOTE AT THE MEETING?

A: This will have the same effect as voting against the proposal to approve and adopt the merger agreement and the merger, and will have no effect on the other proposals.

Q:   SHOULD I SEND IN MY ROSS STOCK CERTIFICATES NOW?


A: No. chinadotcom's exchange agent will send to Ross stockholders a letter of transmittal explaining what you must do to exchange your Ross stock certificates for the merger consideration payable to you.


Q:   WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: chinadotcom and Ross are working to complete the merger during the third calendar quarter of 2004. Completion of the merger is subject to conditions specified in the merger agreement, including regulatory approvals and approval and adoption by the Ross stockholders of the merger agreement and the merger. The merger will be completed as soon as practicable after receipt of the necessary approvals. Neither chinadotcom nor Ross can predict the exact timing of completion of the merger.

Q:   AM I ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER?

A: Yes. Under the Delaware General Corporation Law, holders of Ross common stock who do not vote in favor of adopting and approving the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and the merger and they comply with the Delaware law procedures summarized in this proxy statement/prospectus in the section entitled "Appraisal Rights," beginning on page 151.

Q:   WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A: The merger will generally be taxable to Ross stockholders for U.S. federal income tax purposes. U.S. holders will recognize taxable gain or loss equal to the difference between the fair market value, as of the effective time of the merger, of the chinadotcom shares received plus cash received, and their tax basis in their Ross stock exchanged in the merger.

     Because chinadotcom believes that it may be classified as a passive foreign investment company, or PFIC, for 2004 and ownership of PFIC stock may subject U.S. holders to certain adverse tax consequences, U.S. holders that receive chinadotcom shares in the merger should consider (in consultation with their tax advisors) the possibility of taking action that may mitigate such consequences, including the possibility of making a qualified electing fund, or QEF, election for the year in which the merger occurs.

     Tax matters are complicated, and the federal income tax consequences described above may not apply to some of Ross' stockholders. The tax consequences of the proposed merger to you will depend on the facts of your own situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you. See the section entitled "Material U.S. Federal Income Tax Consequences" on page 154 for a discussion of federal income tax consequences of the merger.

Q:   WHO CAN ANSWER MY QUESTIONS?

A: Ross stockholders who have questions about the merger or desire additional copies of this proxy statement/prospectus or additional proxy cards should contact:

     Robert B. Webster
     Ross Systems, Inc.
     Two Concourse Parkway,
     Suite 800
     Atlanta, Georgia 30328
     Telephone: (770) 351-9600
     Email: investor@rossinc.com

                                    SUMMARY

     This summary highlights selected information contained in this proxy statement/prospectus and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus, including the attached annexes, and the other documents to which Ross and chinadotcom have referred you. See the section entitled "Where You Can Find More Information" on page 160. Page references have been included parenthetically to direct you to a more complete description of the topics presented in this summary. References to the merger agreement mean the merger agreement, as amended by the amendments to the merger agreement described under "The Merger Agreement -- Amendments" on page 118. Unless otherwise indicated, all amounts are in U.S. dollars.

                          THE COMPANIES (SEE PAGE 124)

CHINADOTCOM CORPORATION

Principal executive offices
34/F Citicorp Centre
18 Whitfield Road
Causeway Bay
Hong Kong
Telephone: (852) 2893-8200

     chinadotcom is a leading provider of enterprise software and solutions, value-added mobile services and applications and marketing and advertising services. It offers the following services for companies throughout Greater China and Asia, North America, the United Kingdom and Europe:

     - Software Products and Services, including implementation and development of packaged software for use in enterprise resource planning (as defined below) targeting mid-market manufacturers;

     - Value-Added Mobile Services and Applications, including offering value-added short messaging services to mobile phone subscribers in China and providing mobile development and technology services in Korea for leading telecom network operators, mobile handset manufacturers and mobile application and content providers;

     - Technology Services and Outsourcing, including offering economical, high-quality software development services to chinadotcom's enterprise software customer base utilizing programmers located principally in China and India; and

     - Marketing and Advertising Services, including developing targeted advertising campaigns utilizing information gathered from chinadotcom's proprietary databases.

     chinadotcom's enterprise software business focuses on key industry groups including manufacturing for export, finance and travel, and in key business areas, including supply chain management, human resource and payroll administration, and customer relationship management. chinadotcom aims to leverage its expertise in its core business areas through alliances and partnerships to help drive innovative client solutions. chinadotcom currently has operations in more than 14 markets internationally, with over 1,400 employees.

     In September 2003, chinadotcom acquired a 51% stake in Cayman First Tier, the holding company of Industri-Matematik Corp., or IMI, an established international provider of software to the supply chain management sector principally servicing consumer packaged goods manufacturers and suppliers, retail stores and wholesale distributors across Europe and the United States, through a joint venture. IMI has developed software solutions for the grocery, specialty goods, and pharmaceutical and over-the-counter drugs industries. In the acquisition, chinadotcom provided a cash investment and loan facility to the IMI entities which will primarily be used for further expansion in the supply chain management software sector via organic growth and acquisitions.

     In February 2004, chinadotcom acquired 100% of Pivotal, a leading international customer relationship management company that provides a complete set of highly flexible applications for use in customer relationship management (as defined below) and implementation services for mid-sized enterprises, with over 1,700 clients worldwide. For a detailed description the consideration paid for the acquisition of Pivotal please see "chinadotcom's acquisition of Pivotal" on page 22.

ROSS SYSTEMS, INC.

Principal executive offices
Two Concourse Parkway,
Suite 800, Atlanta, Georgia 30328
Telephone: (770) 351-9600

     Ross Systems, Inc. is a software company that provides enterprise software solutions to manufacturers. Ross focuses on the food and beverage, life sciences, chemicals, metals and natural products industries. Ross' software has been implemented by over 1,000 customer companies worldwide. Ross' software addresses many aspects of a manufacturer's enterprise, from manufacturing, financial statements and supply chain management to customer relationship management, performance management and regulatory compliance.

GLOSSARY OF COMMONLY USED TECHNICAL TERMS:

     Customer relationship management (CRM): the technique of establishing and maintaining a long-term business relationship with your customers by integrating information from the entire enterprise to provide detailed profiles of customers which allows all the links in the chain to have the information necessary to provide services. CRM software tools assist in customer/product sales history and profitability analysis, campaign tracking and management, contact and call center management, order status information, and returns and service tracking.

     Enterprise resource planning (ERP): the technique of supporting and automating the processes of an organization. ERP software, or enterprise software, attempts to achieve company-wide integration of business and technical information across multiple divisions and organizational boundaries, such as finance, manufacturing, logistics, human resources and sales, utilizing common databases and programs which can share data in real time across the multiple business functions.

     Software Solutions: software which provides solutions to complex business problems and questions in planning, operating and measuring the various facets of process of manufacturers business cycles, including forecasting, demand planning, procurement, recipe and formula management, manufacturing scheduling, inventory management, product distribution and financial accounting as well as the reporting for both internal control and external reporting.

     Supply chain management (SCM): the coordination of processes involved in producing, shipping and distributing products to ensure that the correct amount of product is in the correct locations at the right time and at the lowest possible cost. SCM software helps to automate these processes.

                     THE ROSS SPECIAL MEETING (SEE PAGE 74)


     Ross will hold a special meeting of its stockholders on August 25, 2004 at 10:00 a.m., local time. The special meeting will be held at Ross' executive offices in Atlanta, Georgia located at Two Concourse Parkway, Suite 800, Conference Room, Atlanta, Georgia 30328. The telephone number at that location is (770) 351-9600.


PURPOSES OF THE ROSS SPECIAL MEETING (SEE PAGE 74)

     The purposes of the Ross special meeting are to: (1) vote on the proposal to adopt and approve the merger agreement and the merger between Ross and chinadotcom pursuant to the merger agreement,

(2) authorize the adjournment of the special meeting, if necessary, to solicit additional proxies, and (3) transact such other business as may properly come before the meeting and any and all continuations and adjournments thereof.

RECORD DATE; VOTING; QUORUM (SEE PAGE 76)


     Only Ross stockholders of record at the close of business on July 13, 2004, the record date, are entitled to receive notice and vote at the special meeting. Each Ross stockholder is entitled to one vote for each share held as of the record date. The required quorum for the transaction of business at the special meeting is a majority of the shares of common stock issued and outstanding on the record date and entitled to vote at the special meeting, present in person or represented by proxy.


REQUIRED VOTE (SEE PAGE 76)

     The affirmative vote of the holders of record of at least a majority of the Ross common stock and preferred stock, voting together as a single class, present and entitled to vote at the Ross special meeting is required to authorize adjournment of the special meeting, if necessary, to solicit additional proxies.

     Adoption and approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Ross common stock and preferred stock, voting together as a single class.

VOTING AGREEMENTS (SEE PAGE 75)

     Some of Ross' directors and executive officers, collectively representing approximately 2.7% of the total number of outstanding shares of common stock of Ross as of September 4, 2003, in their capacity as stockholders, entered into separate stockholder agreements, each dated September 4, 2003, with chinadotcom. These stockholders agreed, among other things, to:

     - vote their Ross common stock in favor of the merger; and

     - grant chinadotcom a proxy with respect to the voting of these shares regarding the merger and related matters.

     A form of these stockholder agreements is attached to this proxy statement/prospectus as Annex B. See "The Ross Special Meeting -- Voting Agreements". Although these stockholder agreements expired on March 31, 2004, these directors and officers currently intend to vote their Ross common stock in favor of the merger.

     In addition, Benjamin W. Griffith, III, who beneficially owns common stock and preferred stock representing, as of September 4, 2003, approximately 20.5% of the total number of outstanding shares of common stock, on an as-converted basis, of Ross, entered into a Preferred Stockholder Agreement, dated September 4, 2003, with chinadotcom and Ross. Mr. Griffith agreed, among other things, to:

     - vote his Ross common stock and preferred stock in favor of the merger;

     - grant chinadotcom a proxy with respect to the voting of these shares regarding the merger and related matters; and

     - immediately prior to the completion of the merger, surrender his preferred stock for conversion into Ross common stock.

     A copy of the preferred stockholder agreement, as amended, is attached to this proxy statement/prospectus as Annex C.

           THE MERGER AND THE MERGER AGREEMENT (SEE PAGES 78 AND 106)

     chinadotcom has agreed to acquire Ross under the terms of a merger agreement that is described in this proxy statement/prospectus. At the closing of the merger, CDC Software Holdings, Inc., or CDC

Software Holdings, a newly formed, wholly owned subsidiary of chinadotcom will merge with and into Ross. A copy of the merger agreement, as amended, is attached as Annex A to this proxy statement/prospectus. Ross urges you to read the merger agreement in its entirety because it is the principal legal document governing the merger.

WHAT ROSS STOCKHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 106)

     Please see the section entitled "Questions and Answers About the Merger Proposal" beginning on page iii for a description of what Ross stockholders will receive in the merger.

RISK FACTORS

     The "Risk Factors" beginning on page 24 of this proxy statement/prospectus should be considered carefully by the Ross stockholders in evaluating whether vote to adopt and approve the merger agreement and the merger.

RECOMMENDATION OF THE ROSS BOARD OF DIRECTORS (SEE PAGE 90)

     After careful consideration, the Ross board of directors unanimously determined that the merger is advisable and is fair to and in the best interests of Ross and its stockholders and unanimously approved the merger agreement. The board of directors of Ross unanimously recommends that the Ross stockholders vote:

     - "FOR" the proposal to adopt and approve the merger agreement and the merger; and

     - "FOR" the proposal to authorize the adjournment of the meeting, if necessary, to solicit additional proxies.

OPINION OF FINANCIAL ADVISOR (SEE PAGE 90)

     Ross' financial advisor, Broadview International, LLC, has delivered a written opinion to the Ross board of directors as to the fairness from a financial point of view to Ross and Ross' stockholders of the consideration proposed to be paid to Ross stockholders by chinadotcom in the merger and has confirmed to the Ross board of directors its view that the amendments to the merger agreement do not affect its opinion. A copy of the full text of this opinion is attached to this document as Annex D. Ross encourages you to read the opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Broadview.

     Broadview provided its opinion for the information and assistance of the Ross board in connection with its consideration of the merger and the merger agreement, and such opinion is not a recommendation as to how any Ross stockholder should vote with respect to the merger.

INTERESTS OF ROSS DIRECTORS AND OFFICERS IN THE MERGER (SEE PAGE 99)

     When Ross stockholders consider the recommendation of the Ross board that Ross stockholders vote in favor of the proposal to adopt and approve the merger agreement and the merger, they should be aware that certain executive officers of Ross and the members of Ross' board of directors have interests in the merger that may be different from, or in addition to, the interests of the Ross stockholders generally. These interests include (1) certain cash payments, one-time special grants of chinadotcom common shares and one-time special grants of chinadotcom restricted shares to certain Ross executive officers under the transition and stock vesting agreements described in the section entitled "Proposal No. 1 -- The Merger -- Interests of Ross Directors and Officers in the Merger" beginning on page 99, (2) acceleration of certain options held by certain Ross executive officers, and (3) the continuation of rights to indemnification and the purchase of liability insurance for all Ross directors and executive officers. In addition, certain Ross executive officers will enter into new employment agreements with Ross, operating as a subsidiary of chinadotcom, upon the completion of the merger. Ross' board of directors was aware of and considered these potentially conflicting interests when the Ross board approved the merger agreement.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 112)

     Several conditions must be satisfied or waived before chinadotcom and Ross complete the merger, including those summarized below:

     - the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Ross common stock and preferred stock on the record date, voting as a single class;

     - the absence of any law or regulation making the merger illegal or prohibiting its consummation;

     - the absence of any government litigation or investigation seeking to prevent or adversely alter the merger;

     - the receipt of United States antitrust approvals;

     - the accuracy of each party's representations and warranties in the merger agreement;

     - the material compliance by each party with its covenants in the merger agreement;

     - the effectiveness of the registration statement containing this proxy statement/prospectus; and

     - the approval for listing on the Nasdaq National Market, subject to official notice of issuance, of the chinadotcom common shares to be issued to the Ross stockholders in the merger.

     The following conditions also apply to chinadotcom's obligation to complete the merger:

     - the absence of a material adverse effect on Ross since the date of the merger agreement; and

     - the number of shares held by Ross stockholders perfecting appraisal rights being less than 9% of the issued and outstanding shares of Ross common stock.

PROHIBITION ON ROSS SOLICITING OTHER OFFERS (SEE PAGE 114)

     The merger agreement contains detailed provisions that prohibit Ross and its subsidiaries, and their officers and directors, from taking any action to solicit or engage in discussions or participate in negotiations with any person or entity with respect to an acquisition proposal, as defined in the merger agreement, including a proposal relating to any direct or indirect acquisition of (a) all or a substantial part of the assets of Ross and its subsidiaries, (b) over 15% of any class of equity securities of Ross or its subsidiaries, (c) any tender offer or exchange offer that would result in any person or entity beneficially owning 15% or more of any class of equity securities of Ross or its subsidiaries, or (d) any other merger or business combination involving Ross. The merger agreement does not, however, prohibit Ross or its board of directors from considering, and potentially recommending, an unsolicited bona fide written acquisition proposal from a third party if specified conditions are met.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 116)

     The merger agreement may be terminated and the merger abandoned at any time prior to the completion of the merger, whether before or after approval of the merger by the Ross stockholders:

     - by mutual written consent of chinadotcom and Ross;

     - by either chinadotcom or Ross if:

      - the merger has not been completed on or before September 1, 2004, but neither chinadotcom nor Ross may terminate the merger agreement if that party's breach of a representation, warranty or covenant is the reason that the merger has not been completed by that date;

      - any governmental authority issues an order that has become final and non-appealable and has the effect of making the completion of the merger illegal, or otherwise prevents the completion of the merger; or

      - Ross' stockholders do not approve and adopt the merger agreement at the Ross special meeting;

     - by chinadotcom if the board of directors of Ross has (1) withheld, withdrawn or modified in a manner adverse to chinadotcom, its approval or recommendation of the merger agreement and the merger, or (2) recommended or approved any acquisition proposal from a third party; or

     - by Ross upon two business days' notice to chinadotcom if, prior to the approval and adoption of the merger agreement and the merger by the Ross stockholders, (1) the Ross board determines in good faith in the exercise of its fiduciary duties, that, in order to enter into a definitive agreement with respect to a superior acquisition proposal from a third party meeting certain requirements set forth in the merger agreement, the termination of the merger agreement with chinadotcom is in the best interests of the Ross stockholders, and (2) Ross has paid to chinadotcom the termination fee and termination expenses required under the merger agreement.

TERMINATION FEE AND EXPENSES (SEE PAGE 116)

     If the merger is terminated under specified circumstances, Ross may be required to pay to chinadotcom a termination fee of $1,350,000 and reimburse chinadotcom for all expenses incurred by chinadotcom in connection with the merger agreement and the merger, with these expenses not to exceed $750,000.

REGULATORY APPROVALS REQUIRED (SEE PAGE 104)

     The merger is subject to review by the U.S. Department of Justice and the U.S. Federal Trade Commission to determine whether the merger complies with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger may not be completed until after each of chinadotcom and Ross has furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and a required waiting period has expired or been terminated. chinadotcom and Ross each filed the required notification and report forms with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission on September 22, 2003. The waiting period expired on October 27, 2003.

ACCOUNTING TREATMENT (SEE PAGE 104)

     chinadotcom will account for the merger in its financial statements prepared in accordance with generally accepted accounting principles in the United States using the purchase method of accounting pursuant to Statement of Financial Accounting Standards No. 141, "Business Combinations."

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 154)

     The merger will generally be taxable to Ross stockholders for U.S. federal income tax purposes. U.S. holders will recognize taxable gain or loss equal to the difference between the fair market value, as of the effective time of the merger, of the chinadotcom common shares received plus cash received, and their tax basis in their Ross stock exchanged in the merger.

APPRAISAL RIGHTS (SEE PAGE 151)

     Under the Delaware General Corporation Law, holders of Ross common stock who do not vote in favor of adopting and approving the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and the merger and they comply with the Delaware law.

CHINADOTCOM COMMON SHARES ISSUED IN THE MERGER WILL BE LISTED ON THE NASDAQ NATIONAL MARKET (SEE PAGE 104)

     If chinadotcom and Ross complete the merger, Ross stockholders will be able to trade the chinadotcom common shares they receive in the merger on the Nasdaq National Market, subject to restrictions on affiliates described in the section entitled "Proposal No. 1 -- The Merger -- Restrictions on Sales of chinadotcom Common Shares Received in the Merger" beginning on page 104 of this proxy statement/prospectus. If the merger is completed, Ross common stock will no longer be quoted on the Nasdaq National Market or any other market or exchange.

                     MARKET PRICE AND DIVIDEND INFORMATION


     chinadotcom common shares are quoted on the Nasdaq National Market under the symbol "CHINA." Shares of Ross common stock are quoted on the Nasdaq National Market under the symbol "ROSS." For current share price information, Ross stockholders are urged to consult publicly available sources for market quotations. On September 3, 2003, the last trading day before the public announcement of the signing of the merger agreement, the last quoted sale prices of chinadotcom common shares and Ross common stock on the Nasdaq National Market were $9.82 and $17.29, respectively. On July 13, 2004, the last quoted sale prices of chinadotcom common shares and Ross common stock on the Nasdaq National Market were $6.33 and $18.61, respectively. chinadotcom has never paid a cash dividend on its common shares, and Ross has never paid a cash dividend on its common stock. Future dividends declared and paid by chinadotcom, if any, will be determined by chinadotcom's board of directors in light of circumstances existing from time to time, including growth prospects, profitability, financial condition, results of operations and other factors that chinadotcom's board of directors deems relevant.


          FINANCIAL INFORMATION PRESENTED IN ACCORDANCE WITH U.S. GAAP

     In this proxy statement/prospectus, except as otherwise specified, the financial information is presented according to generally accepted accounting principles in the United States, referred to as "U.S. GAAP".

                       COMPARATIVE PER SHARE INFORMATION

     The following tables show per share data regarding earnings, book value and cash dividends for chinadotcom and Ross on a historical, pro forma combined and pro forma equivalent basis. The pro forma book value and cash dividend information was computed as if the merger with Ross had been completed on March 31, 2004. The pro forma earnings information was computed as if the merger with Ross had been completed on January 1, 2003. The Ross pro forma equivalent information shows how each share of Ross common stock would have participated in chinadotcom's earnings, book value and cash dividends if the merger had been completed at these dates. These amounts do not necessarily reflect future per share levels of earnings, book value or cash dividends of chinadotcom.

     The following unaudited comparative per share data is derived from the historical consolidated financial statements of chinadotcom and the historical consolidated financial statements of Ross. You should read the information below in conjunction with the financial statements and accompanying notes of chinadotcom, incorporated by reference into this proxy statement/prospectus, and of Ross, set forth in the Annual Report on Form 10-K/A, and Quarterly Report on Form 10-Q accompanying this proxy statement/prospectus. You should also read the unaudited pro forma consolidated financial statements and accompanying notes included in this proxy statement/prospectus beginning on page 164.

                                                                               THREE MONTHS
                                                             YEAR ENDED        PERIOD ENDED
                                                          DECEMBER 31, 2003   MARCH 31, 2004
                                                          -----------------   --------------
                                                             (UNAUDITED)       (UNAUDITED)
Pro forma combined:(1)
Book value per share(2).................................          N/A             $ 4.30
Cash dividends declared per share.......................           --                 --
Earnings/(loss) per share from continuing operations:
  Basic.................................................       $(0.01)            $ 0.02
  Diluted...............................................       $(0.01)            $ 0.02

chinadotcom:
Book value per share....................................          N/A             $ 4.04
Cash dividends declared per share.......................           --                 --
Earnings/(loss) per share from continuing operations:
  Basic.................................................       $ 0.16             $ 0.04
  Diluted...............................................       $ 0.16             $ 0.04

Ross:
Book value per share....................................          N/A             $ 5.23
Cash dividends declared per share.......................           --                 --
Earnings/(loss) per share from continuing operations:
  Basic.................................................       $ 0.42             $ 0.45
  Diluted...............................................       $ 0.32             $ 0.36
Equivalent pro forma combined:(3)
Book value per share....................................          N/A             $ 7.08
Earnings/(loss) per share from continuing operations:
  Basic.................................................       $(0.02)            $ 0.03
  Diluted...............................................       $(0.02)            $ 0.03

---------------

(1) For a detailed discussion of what each Ross stockholder will receive in the merger, please refer to "The Merger Agreement -- Merger Consideration" on page 106.

(2) The book value per share is based on shareholders' equity over the pro-forma number of chinadotcom shares of 109,383,208, comprised of:

    - the number of chinadotcom common shares outstanding as of March 31, 2004; plus,

    - the number of chinadotcom common shares expected to be issued to Ross shareholders, i.e. the number of Ross common shares outstanding as at March 31, 2004 multiplied by the exchange ratio of 1.647, assuming the average closing chinadotcom share price for the ten consecutive trading days ending on, and including, the trading day that is two days prior to the closing date of the merger is $8.50.

(3) The equivalent per share information is calculated by multiplying the chinadotcom pro forma combined amounts by the exchange ratio of 1.647 chinadotcom common shares per Ross common share.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     chinadotcom common shares are quoted on the Nasdaq National Market under the symbol "CHINA." Shares of Ross common stock are quoted on the Nasdaq National Market under the symbol "ROSS." For current share price information, Ross stockholders are urged to consult publicly available sources for market quotations.

     The following table sets forth the range of the reported high and low closing per share sale prices of chinadotcom common shares and shares of Ross common stock for the calendar quarters indicated.

                                                                           SHARES OF
                                                 CHINADOTCOM COMMON       ROSS COMMON
                                                      SHARES(1)            STOCK(1)
                                                 -------------------   -----------------
CALENDAR QUARTER                                   HIGH       LOW       HIGH       LOW
----------------                                 --------   --------   -------   -------
2001
First Quarter..................................  $  7.63    $  2.31    $  7.50   $  2.19
Second Quarter.................................  $  3.55    $  2.06    $  4.45   $  1.88
Third Quarter..................................  $  4.00    $  1.87    $  4.08   $  2.94
Fourth Quarter.................................  $  3.00    $  1.95    $  6.31   $  2.38
2002
First Quarter..................................  $  3.28    $  2.63    $ 11.56   $  5.82
Second Quarter.................................  $  2.78    $  2.16    $ 11.65   $  7.80
Third Quarter..................................  $  2.54    $  1.86    $  8.35   $  6.05
Fourth Quarter.................................  $  3.07    $  1.91    $  9.90   $  4.51
2003
First Quarter..................................  $  3.58    $  2.73    $ 14.95   $  8.00
Second Quarter.................................  $  8.41    $  3.21    $ 15.49   $ 11.10
  April........................................  $  5.24    $  3.21    $ 13.75   $ 14.50
  May..........................................  $  5.42    $  4.30    $ 15.49   $ 12.46
  June.........................................  $  8.41    $  4.95    $ 16.25   $ 13.04
Third Quarter..................................  $ 14.46    $  8.67    $ 19.00   $ 15.00
  July.........................................  $ 14.46    $  9.25    $ 16.25   $ 14.50
  August.......................................  $ 11.99    $  8.67    $ 16.25   $ 14.93
  September....................................  $ 10.13    $  8.69    $ 19.00   $ 15.00
Fourth Quarter.................................  $ 10.38    $  7.43    $ 19.48   $ 17.30
  October......................................  $ 10.38    $  8.20    $ 19.48   $ 17.30
  November.....................................  $  9.45    $  8.26    $ 18.65   $ 17.85
  December.....................................  $  8.67    $  7.43    $ 18.47   $ 17.75
2004
First Quarter..................................  $ 12.65    $  8.25    $ 18.75   $ 18.33
  January......................................  $ 12.65    $  9.05    $ 18.70   $ 18.33
  February.....................................  $ 11.90    $  9.85    $ 18.74   $ 18.45
  March........................................  $ 11.47    $  8.25    $ 18.75   $ 18.57
Second Quarter
  April........................................  $  9.21    $  6.73    $ 18.61   $ 18.16
  May..........................................  $  7.53    $  6.20    $ 18.33   $ 18.10
  June (through June 17).......................  $  8.14    $  7.44    $ 18.29   $ 18.16

---------------

(1) Source:  Bloomberg

The table below presents the last quoted sale price of chinadotcom common shares and Ross common stock, each as quoted on the Nasdaq National Market, presented on two dates:

     - September 3, 2003, the last trading day before the public announcement of the signing of the merger agreement; and


     - July 13, 2004, the latest practicable date before the date of this proxy statement/prospectus.


The last column of this table shows the implied value of one share of Ross common stock assuming the completion of the merger, which was calculated by determining the merger consideration for one share of Ross common stock using the closing price of chinadotcom common shares on each specified date to determine the exchange ratio, instead of the actual chinadotcom common share price that will be used to determine the exchange ratio. The cash consideration of $5.00 per share of Ross common stock is included in the values presented in the last column below. See "Proposal No. 1 -- The Merger -- The Merger Agreement -- Merger Consideration" beginning on page 106.


                                                                          IMPLIED VALUE OF
                                            CHINADOTCOM        ROSS       ONE SHARE OF ROSS
                                           COMMON SHARES   COMMON STOCK     COMMON STOCK
                                           -------------   ------------   -----------------
September 3, 2003........................     $  9.82        $ 17.29           $ 19.00
July 13, 2004............................     $  6.33        $ 18.61           $ 19.00


     chinadotcom has never paid a cash dividend on its common shares. Future dividends declared and paid by chinadotcom, if any, will be determined by chinadotcom's board of directors in light of circumstances existing from time to time, including growth prospects, profitability, financial condition, results of operations and other factors that chinadotcom's board of directors deems relevant.

     Ross has never paid any cash dividends on its common stock and does not expect to pay cash dividends in the foreseeable future. In the past Ross has paid cash dividends on its preferred stock. Ross intends to retain future earnings to finance the ongoing operations and growth of its business.

              ROSS SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table presents selected statement of operations and balance sheet data of Ross for the fiscal years ended and as of June 30, 1999, 2000, 2001, 2002, and 2003. Ross derived the selected financial data for the years ended June 30 and as of June 30 from its audited financial statements and has derived the selected financial data as of and for the nine months ended March 31, 2003 and 2004 from its unaudited quarterly financial statements. The selected consolidated financial data should be read together with Ross' "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with Ross' consolidated financial statements, including the related notes, included in Ross' Annual Report on Form 10-K/A for the fiscal year ended June 30, 2003, and Quarterly Report on Form 10-Q for the three months ended March 31, 2004, which accompany this proxy statement/prospectus.

                                                                                              NINE MONTHS ENDED
                                                         YEARS ENDED JUNE 30,                     MARCH 31,
                                           ------------------------------------------------   -----------------
                                             1999      2000      2001      2002      2003      2003      2004
                                           --------   -------   -------   -------   -------   -------   -------
                                                              (AUDITED)                          (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenues:
  Software product licenses..............  $ 32,207   $18,943   $ 9,607   $13,026   $14,589   $ 9,903   $11,594
  Consulting and other services..........    45,596    36,734    16,520    13,013    13,489     9,794    11,815
  Maintenance............................    28,326    27,722    24,678    20,014    20,022    15,323    15,538
                                           --------   -------   -------   -------   -------   -------   -------
    Total revenues(1)(2).................   106,129    83,399    50,805    46,053    48,100    35,020    38,947
                                           --------   -------   -------   -------   -------   -------   -------
Operating expenses:
  Costs of software product
    licenses(4)..........................    12,701     9,012     8,349    19,992     6,997     4,786     5,090
  Costs of consulting, maintenance and
    other services.......................    50,748    44,411    17,595    17,023    17,193    12,784    15,491
  Selling, general and administrative
    expenses.............................    42,200    32,842    21,277    15,298    16,591    12,324    12,246
  Product development, net of capitalized
    computer software costs and amortized
    computer software costs..............     3,153     3,128     4,127     3,057     2,528     1,893     2,417
  Amortization of goodwill...............     1,263     1,004       691        --        --        --        --
  Non-recurring costs (benefit)(5).......        --     1,145       790      (650)       --        --     1,896
                                           --------   -------   -------   -------   -------   -------   -------
    Total operating expenses.............   110,065    91,542    52,829    54,720    43,309    31,787    37,140
                                           --------   -------   -------   -------   -------   -------   -------
    Operating profit (loss)(3)(4)........    (3,936)   (8,143)   (2,024)   (8,667)    4,791     3,233     1,807
Other income (expense):
  Proposed merger transaction costs......        --        --        --        --        --        --    (1,133)
  Gain on sale of product line...........        --        --     2,372        --        --        --        --
  Other financial income (expense),
    net..................................    (1,156)   (1,170)   (1,181)     (625)     (180)     (152)     (144)
                                           --------   -------   -------   -------   -------   -------   -------
    Net income (loss) before income
      taxes..............................    (5,092)   (9,313)     (833)   (9,292)    4,611     3,081       530
  Extraordinary expense, net of tax......      (213)       --        --        --        --        --        --
  Income tax expense.....................      (321)     (349)       (9)     (132)     (405)     (217)     (105)
Net income (loss)........................  $ (5,626)  $(9,662)  $  (842)  $(9,424)  $ 4,206   $ 2,864   $   425
  Preferred stock dividend...............        --        --        --      (150)     (150)     (113)     (113)
                                           --------   -------   -------   -------   -------   -------   -------
    Net income (loss) available to common
      shareholders.......................  $ (5,626)  $(9,662)  $  (842)  $(9,574)  $ 4,056   $ 2,751   $   312
                                           ========   =======   =======   =======   =======   =======   =======
Net income (loss) per common
  share -- basic.........................  $  (2.53)  $ (4.15)  $ (0.33)  $ (3.65)  $  1.54   $  1.05   $  0.12
Net income (loss) per common
  share -- diluted.......................  $  (2.53)  $ (4.15)  $ (0.33)  $ (3.65)  $  1.28   $  0.87   $  0.12
                                           ========   =======   =======   =======   =======   =======   =======
Weighted average shares
  outstanding -- basic...................     2,223     2,330     2,566     2,625     2,641     2,616     2,707
Weighted average shares
  outstanding -- diluted.................     2,223     2,330     2,566     2,625     3,296     3,292     3,477

                                                  AS OF JUNE 30,                     AS OF MARCH 31,
                                 ------------------------------------------------   -----------------
                                  1999       2000      2001      2002      2003      2003      2004
                                 -------   --------   -------   -------   -------   -------   -------
                                                    (AUDITED)                          (UNAUDITED)
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA
Working capital................  $(3,745)  $(15,340)  $(9,640)  $(4,536)  $  (943)  $(2,094)  $   862
Total assets...................   83,185     64,295    50,462    37,618    40,211    38,633    41,341
Total long term debt and lease
  obligations..................    3,705      2,627        --        --        --        --        --
Total shareholders' equity.....   29,257     20,890    23,104    13,943    17,029    15,377    17,680
Book value per common share....    12.77       8.78      7.55      4.46      5.14      4.66      5.23

---------------

(1) Revenues and operating costs have been increased in all years by the reclassification of Reimbursable Expenses to comply with EITF 01-14.

(2) Results shown for fiscal years 2000 and 1999 include revenues and operating costs relating to activities derived from the HR/Payroll product line which was sold in February of 2000. Results for these two fiscal years are therefore not directly comparable with the results of fiscal years 2001 through 2003.

(3) In accordance with the adoption of SFAS No. 142, Ross ceased amortization of Goodwill beginning July 1, 2001.

(4) In accordance with SFAS No. 86, Ross recorded an impairment of Capitalized Software Costs of $10,938,000 during the year ended June 30, 2002.

(5) On November 17, 2003, following protracted legal proceedings involving a claim against Ross for more than $4,000,000, an arbitrator announced an award of approximately $2,000,000 in favor of a Dutch systems integrator. The claim was with respect to a distribution agreement which entitled Ross to distribute the systems integrator's product. Ross paid the award before the end of calendar 2003 by funding the payment out of operating cash flows in the ordinary course of business. As a result, Ross recognized a charge of approximately $1,896,000 during the quarter ended December 31, 2003 as $104,000 was previously recorded in accordance with the contract in its normal course.

          CHINADOTCOM SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected consolidated statement of operations data and other financial data for chinadotcom for each of the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003 and the selected consolidated balance sheet data as of December 31, 1999, 2000, 2001, 2002 and 2003 were derived from chinadotcom's historical consolidated financial statements, which have been audited by Ernst & Young, whose report for the fiscal years ended December 31, 2001, 2002 and 2003 has been incorporated by reference into this proxy statement/prospectus, after adjustment for the restatement of discontinued operations and segment reporting. Please refer to Note 3 of the audited financial statements incorporated by reference into this proxy statement/prospectus through chinadotcom's Form 20-F/A filed with the Commission on July 7, 2004.

     The selected consolidated statement of operations data and other financial data for chinadotcom for the three months period ended March 31, 2003 and 2004 and the selected consolidated balance sheet data as of March 31, 2003 and 2004 were derived from chinadotcom's unaudited consolidated financial statements, which, in the opinion of chinadotcom's management, include all adjustments necessary for a fair presentation in accordance with accounting principles generally accepted in the United States.

     The summary financial data set forth below should be read in conjunction with chinadotcom's "Operating and Financial Review and Prospects," chinadotcom's audited consolidated financial statements and the related notes, and chinadotcom's unaudited condensed consolidated interim financial statements and the related notes, each incorporated by reference into this proxy statement/prospectus through chinadotcom's Form 20-F/A filed with the Commission on July 7, 2004 and Form 6-K filed with the Commission on May 17, 2004.

                                                                                                         THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                                MARCH 31,
                                   ----------------------------------------------------------------   -------------------------
                                      1999         2000         2001         2002          2003          2003          2004
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------
                                                              (AUDITED)                                      (UNAUDITED)
                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
INCOME STATEMENT DATA:(1)
REVENUES:
  Software and consulting
    services
    Sale of IT products..........          --           --          743         1,339         8,000           535         4,471
    Consulting services..........       7,914       45,791       15,900        14,166        42,699         6,139        22,416
  Mobile services and
    applications.................          --           --           --            --        16,876            --         6,467
  Advertising and marketing
    activities...................       6,126       37,645       18,087        26,682        19,558         2,539         2,384
  Other income...................       1,306        1,004        4,507         1,821         2,299           801           121
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------
                                       15,346       84,440       39,237        44,008        89,432        10,014        35,859
Cost of revenues:
  Software and consulting
    services
    Sale of IT products..........          --           --         (472)         (668)       (6,123)         (235)       (1,084)
    Consulting services..........      (4,046)     (28,972)     (11,451)       (6,255)      (25,697)       (3,818)      (13,790)
  Mobile services and
    applications.................          --           --           --            --        (2,247)           --        (1,053)
  Advertising and marketing
    activities...................      (3,905)     (24,524)     (11,625)      (19,999)      (12,966)       (1,523)         (981)
  Other income...................        (606)      (1,123)      (1,892)         (845)       (1,084)         (321)          (70)
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------
GROSS MARGIN.....................       6,789       29,821       13,797        16,241        41,315         4,117        18,881
Selling, general and
  administrative expenses........     (26,557)     (92,226)     (73,297)      (27,161)      (34,325)       (5,244)      (14,364)
Depreciation and amortization
  expenses.......................      (6,079)     (29,863)     (19,180)       (9,882)       (7,182)       (1,843)       (2,315)
Impairment of goodwill and
  intangible assets..............          --      (31,712)     (21,908)           --            --            --            --
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------
OPERATING INCOME/(LOSS)..........     (25,847)    (123,980)    (100,588)      (20,802)         (192)       (2,970)        2,202
Interest income..................       3,826       29,750       26,689        23,713        13,440         3,949         2,797
Interest expense.................          --         (851)      (1,272)       (2,463)       (1,070)           --          (392)
Gain/(loss) arising from share
  issuance of a subsidiary.......          --      140,031          (55)           --            --            --            --

                                                                                                         THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                                MARCH 31,
                                   ----------------------------------------------------------------   -------------------------
                                      1999         2000         2001         2002          2003          2003          2004
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------
                                                              (AUDITED)                                      (UNAUDITED)
                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
Gain/(loss) on disposal of
  available-for-sale
  securities.....................       6,282        1,685        4,411          (163)        4,599         1,661           299
Gain/(loss) on disposal of
  subsidiaries and cost
  investments....................          --       13,981       (1,915)          (66)          469           295            53
Other non-operating gains........          --           --           --           508           961            --            --
Other non-operating losses.......         (42)      (2,065)        (922)         (288)         (153)          (24)           --
Impairment of cost investments
  and available-for-sale
  securities.....................          --      (84,696)     (12,260)       (5,351)           --            --            --
Share of income/(losses) in
  equity investees(2)............         (65)      (9,423)      (2,592)          682          (115)           --             6
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------
Income/(loss) before income
  taxes..........................     (15,846)     (35,568)     (88,504)       (4,230)       17,939         2,911         4,965
Income tax benefit/(income
  taxes).........................          --         (582)        (186)         (113)          689            33           (19)
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------
Income/(loss) before minority
  interests......................     (15,846)     (36,150)     (88,690)       (4,343)       18,628         2,944         4,946
Minority interests in
  losses/(income) of consolidated
  subsidiaries...................          12          546        3,162           248        (2,204)         (571)         (665)
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------
INCOME/(LOSS) FROM CONTINUING
  OPERATIONS.....................     (15,834)     (35,604)     (85,528)       (4,095)       16,424         2,373         4,281
DISCONTINUED OPERATIONS
  Loss from operations of
    discontinued subsidiaries....      (2,883)     (24,198)     (38,857)      (14,681)       (3,027)       (1,158)           --
  Gain on disposal/dissolution of
    discontinued subsidiaries....          --           --           --           545         2,127            95            53
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------
NET INCOME/(LOSS)................     (18,717)     (59,802)    (124,385)      (18,231)       15,524         1,310         4,334
                                   ==========   ==========   ==========   ===========   ===========   ===========   ===========
Basic earnings/(loss)
  per share......................       (0.26)       (0.61)       (1.21)        (0.18)         0.15          0.01          0.04
Diluted earnings/(loss) per
  share(3).......................       (0.26)       (0.61)       (1.21)        (0.18)         0.15          0.01          0.04
Weighted average number of
  shares:
  Basic..........................  71,879,704   98,091,541   102,589,760  102,269,735   100,532,594   100,282,718   102,611,756
  Diluted........................  71,879,704   98,091,541   102,589,760  102,269,735   103,199,421   100,282,718   106,788,279

                                                               AS OF DECEMBER 31,                    AS OF MARCH 31,
                                                 -----------------------------------------------   --------------------
                                                  1999      2000      2001      2002      2003      2003        2004
                                                 -------   -------   -------   -------   -------   -------   ----------
                                                                    (AUDITED)                          (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.....................    12,913    47,483    20,820    33,153    55,508   164,789    125,510
Restricted cash...............................        --     4,134     1,274       109       238        42      5,931
Available-for-sale debt securities(4).........   111,612   242,324   346,980   320,056   282,145   196,224    127,819
Restricted debt securities....................        --   148,622   134,960   151,123    31,109   105,838    104,564
Available-for-sale equity securities..........     5,419    10,368     2,064     2,050       590     1,999        690
Bank loans(5).................................        --     3,934   118,455   127,384    26,826   101,307     88,925
Working capital(6)............................   124,209   450,391   359,412   340,476   270,451   334,233    230,218
Total assets..................................   183,123   622,920   596,494   580,957   546,054   543,193    634,325
Total shareholders' equity....................   163,822   512,024   389,861   377,700   390,446   367,703    420,262
BOOK VALUE PER COMMON SHARE...................      1.87      5.03      3.80      3.73      3.84      3.70       4.04

---------------

(1) In 2003, chinadotcom adopted new reporting segmentation, changing from the previous segmentation of e-business solutions, advertising, and sales of IT products, to the current segmentation of software and consulting services, mobile services and applications and advertising and marketing activities. In addition, chinadotcom discontinued the operations of certain subsidiaries in the software and consulting services and the advertising and marketing activities segments. In accordance with SFAS 144, Accounting for the Impairment of Disposal of Long-Lived Assets, the operating results on the discontinued operating units were retroactively reclassified as a loss from operations of discontinued subsidiaries on the consolidated statements of operations. As a result, the results of the continuing operations of 1999, 2000, 2001 and 2002 were reclassified to conform with the 2003 presentation.

(2) The term "equity investees" refers to chinadotcom's 20% to 50% owned investments other than subsidiaries.

(3) The computation of diluted loss per share did not assume the conversion of any issued stock options or warrants of chinadotcom because their inclusion would have been antidilutive.

(4) Available-for-sale debt securities includes short-term and long-term debt securities available-for-sale.

(5) Bank loans include short-term and long-term bank loans.

(6) Working capital represents current assets less current liabilities.

          CHINADOTCOM UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The chinadotcom unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 gives effect to the acquisitions of IMI and Pivotal and the proposed acquisition of Ross as if they had occurred on January 1, 2003. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 has been prepared by adding the consolidated results of operations for chinadotcom for the year ended December 31, 2003, the results of operations of Ross and Pivotal for the twelve months ended December 31, 2003 and the results of operations of IMI for the nine months ended July 31, 2003. Because IMI's fiscal year ends on April 30, the results of operations of IMI for the nine months ended July 31, 2003 have been used in calculating the pro forma consolidated statements of operations.

     The unaudited pro forma consolidated statement of operations for the three months ended March 31, 2004 gives effect to the acquisitions of IMI and Pivotal and the proposed acquisition of Ross as if they had occurred on January 1, 2003. The unaudited pro forma consolidated statement of operations for the period ended March 31, 2004 has been prepared by adding the consolidated results of operations for chinadotcom for the three months period ended March 31, 2004, the results of operations of Pivotal for the two months period ended February 29, 2004 and the results of operations of Ross for the three months period ended March 31, 2004. The unaudited pro forma consolidated balance sheet as of March 31, 2004 gives effect to the acquisition of Ross as if it had occurred on March 31, 2004. The financial positions of IMI and Pivotal as of March 31, 2004 had been included in the consolidated financial position of chinadotcom as of March 31, 2004.


     chinadotcom's unaudited pro forma consolidated financial data should be read in conjunction with the unaudited pro forma consolidated financial information and related notes thereto beginning on page 178, and the respective consolidated financial statements and accompanying notes of chinadotcom, Ross, Pivotal and IMI, including chinadotcom's audited consolidated financial statements for the fiscal year ended December 31, 2003, and the related notes thereto, which are incorporated by reference into this proxy statement/prospectus through chinadotcom's Form 20-F/A filed with the Commission on July 7, 2004 and chinadotcom's unaudited consolidated financial statements for the three months ended March 31, 2004, which are incorporated by reference into this proxy statement/prospectus through chinadotcom's Form 6-K filed with the Commission on May 17, 2004.


     chinadotcom's unaudited pro forma consolidated financial data has been prepared to illustrate the effects of the acquisitions. chinadotcom's unaudited pro forma consolidated financial data does not necessarily present chinadotcom's financial position or results of operations as they would have been if the companies involved had constituted one entity for the period presented and is not necessarily indicative of future results of operations or the results that might have occurred if the acquisitions had been consummated on the indicated dates.

                                                                                       THREE MONTHS
                                                                 YEAR ENDED               ENDED
                                                             DECEMBER 31, 2003        MARCH 31, 2004
                                                             -----------------        --------------
                                                                (UNAUDITED)            (UNAUDITED)
                                                            (IN THOUSANDS OF $,    (IN THOUSANDS OF $,
                                                              EXCEPT SHARE AND       EXCEPT SHARE AND
                                                              PER SHARE DATA)        PER SHARE DATA)
PRO FORMA INCOME STATEMENT DATA(2)(3)
REVENUES:
  Software and consulting services........................          184,510                 47,685
  Mobile services and applications........................           16,876                  6,467
  Advertising and marketing activities....................           19,558                  2,384
  Other income............................................            2,299                    121
                                                                -----------            -----------
                                                                    223,243                 56,657

                                                                                       THREE MONTHS
                                                                 YEAR ENDED               ENDED
                                                             DECEMBER 31, 2003        MARCH 31, 2004
                                                             -----------------        --------------
                                                                (UNAUDITED)            (UNAUDITED)
                                                            (IN THOUSANDS OF $,    (IN THOUSANDS OF $,
                                                              EXCEPT SHARE AND       EXCEPT SHARE AND
                                                              PER SHARE DATA)        PER SHARE DATA)
Cost of revenues:
  Software and consulting services........................          (96,464)               (25,094)
  Mobile services and applications........................           (2,247)                (1,053)
  Advertising and marketing activities....................          (12,966)                  (981)
  Other income............................................           (1,084)                   (70)
                                                                -----------            -----------
Gross margin..............................................          110,482                 29,459
Selling, general and administrative expenses..............          (81,897)               (21,319)
Depreciation and amortization expenses....................          (14,955)                (4,797)
Research and development expenses.........................          (21,220)                (3,451)
Restructuring costs.......................................           (4,854)                    --
Impairment of capitalized software costs..................           (1,200)                    --
Transaction-related costs.................................           (1,406)                    --
Litigation settlement.....................................           (1,896)                    --
                                                                -----------            -----------
Operating loss............................................          (16,946)                  (108)
Interest income...........................................           13,681                  2,800
Interest expense..........................................           (1,547)                  (434)
Gain on disposal of available-for-sale securities.........            4,324                    299
Gain on disposal of subsidiaries and cost investments.....              469                     53
Other non-operating gains.................................              949                     --
Other non-operating losses................................           (2,163)                  (139)
Share of losses in equity investees.......................             (115)                     6
                                                                -----------            -----------
Income/(loss) before income taxes.........................           (1,348)                 2,477
Income tax benefits.......................................            1,222                    285
                                                                -----------            -----------
Income/(loss) before minority interests...................             (126)                 2,762
Minority interests in losses of consolidated
  subsidiaries............................................             (989)                  (665)
                                                                -----------            -----------
Income/(loss) from continuing operations..................           (1,115)                 2,097
                                                                -----------            -----------
Earnings/(loss) per share from continuing operations(1)
     Basic................................................            (0.01)                  0.02
     Diluted..............................................            (0.01)                  0.02
Weighted average number of shares
     Basic................................................      107,780,082            108,012,815
     Diluted..............................................      110,967,306            112,668,162

---------------

(1) Pro forma earnings/(loss) per share

(2) Major assumptions of the pro forma calculations

     (a) Each of the acquisitions of IMI, Pivotal and Ross was consummated as of January 1, 2003;

     (b) Each shareholder of Ross elects to receive a combination of cash and shares as consideration in the Ross acquisition.

(3) No adjustment has been made for lost interest income on the cash funds used to effect the acquisition of IMI, Pivotal and Ross. Such lost interest income would have the effect of reducing income by $773,000 and $193,000 for the year ended December 31, 2003 and for the three months' period ended March 31, 2004, respectively.

                                                                 AS OF MARCH 31,
                                                                      2004
                                                               -------------------
                                                                   (UNAUDITED)
                                                               (IN THOUSANDS OF $,
                                                                EXCEPT SHARE AND
                                                                 PER SHARE DATA)
PRO FORMA BALANCE SHEET DATA(2)(3)
Cash and cash equivalents...................................         117,797
Restricted cash.............................................           5,931
Available-for-sale debt securities..........................         127,819
Restricted debt securities..................................         104,564
Available-for-sale equity securities........................             690
Bank loans..................................................          93,974
Working capital.............................................         210,768
Total assets................................................         711,813
Total shareholders' equity..................................         470,241
Book value per share(1).....................................            4.30

---------------

(1) The book value per share is based on shareholders' equity over the pro forma number of chinadotcom shares of 109,383,208, comprised of:

     - the number of chinadotcom common shares outstanding as of March 31, 2004; plus,

     - the number of chinadotcom common shares expected to be issued to Ross shareholders, i.e. the number of Ross common shares outstanding as at March 31, 2004 multiplied by the exchange ratio of 1.647, assuming the average closing chinadotcom share price for the ten consecutive trading days ending on, and including, the trading day that is two days prior to the closing date of the merger is $8.50.

(2) Major assumptions of the pro forma calculations

     (a) Each of the acquisitions of IMI, Pivotal and Ross were consummated as of January 1, 2003;

     (b) Each shareholder of Ross elects to receive a combination of cash and shares as consideration in the Ross acquisition.

(3) No adjustment has been made for lost interest income on the cash funds used to effect the acquisition of IMI, Pivotal and Ross. Such lost interest income would have the effect of reducing income by $773,000 and $193,000 for the year ended December 31, 2003 and for the three months' period ended March 31, 2004, respectively.

        RECENT SIGNIFICANT ACQUISITIONS AND PARTNERSHIPS BY CHINADOTCOM

     The following table sets forth chinadotcom's recent significant acquisitions and partnerships.

ACQUISITION OR PARTNER  ACQUISITION, PAYMENT OR
COMPANY                    PARTNERSHIP DATE         ACQUIRED OR PARTNER COMPANY'S ACTIVITIES
----------------------  -----------------------   --------------------------------------------
URLs from CIC           During October 2001 and   chinadotcom acquired from CIC the three
                        February 2002             URLs, www.china.com, www.hongkong.com and
                                                  www.taiwan.com, and the related intellectual
                                                  property rights for $16.8 million.
Layabo Pty. Limited     March 2002                chinadotcom acquired Layabo Pty. Limited, an
  (renamed Mezzo                                  Australian database marketing business.
  Business Databases                              Consideration was payable in four
  Pty Limited)                                    installments. Payments through the first
                                                  three installments amounted to $2.1 million,
                                                  with the fourth installment payable based
                                                  upon the 2004 earnings of the company.
OpusOne Technologies    March 2002 and May 2003   chinadotcom acquired OpusOne Technologies
  International Inc.                              International Inc., or OpusOne Technologies,
                                                  the parent of Platinum China Holdings, Inc.,
                                                  a developer and service provider of business
                                                  management software solutions for state
                                                  enterprises and multi-national corporations
                                                  in Greater China. The total consideration
                                                  payable will be based upon a set multiple of
                                                  average net earnings under US GAAP for the
                                                  three years from 2003 through 2005,
                                                  inclusive, and is payable in cash and
                                                  chinadotcom common shares in installments
                                                  during that period. The amount payable for
                                                  2003 has not yet been determined.
Praxa Limited           February 2003             chinadotcom completed the acquisition of an
                                                  Australian information technology
                                                  professional services organization with a
                                                  21-year operating history. The acquisition
                                                  was completed for a purchase price of up to
                                                  A$11.0 million (approximately $6.4 million),
                                                  subject to clawback provisions based on
                                                  future performance.
Newpalm (China)         April 2003                chinadotcom completed the acquisition of
  Information                                     Newpalm (China) Information Technology Co.,
  Technology Co., Ltd.                            Ltd., or Newpalm, a short message service
                                                  mobile software platform developer and
                                                  application service provider in China,
                                                  through chinadotcom's 81% owned subsidiary,
                                                  hongkong.com Corporation. Consideration was
                                                  payable in installments. The first
                                                  installment of $14.0 million was paid in
                                                  2003 and the second installment of $41.0
                                                  million was paid in February 2004.

ACQUISITION OR PARTNER  ACQUISITION, PAYMENT OR
COMPANY                    PARTNERSHIP DATE         ACQUIRED OR PARTNER COMPANY'S ACTIVITIES
----------------------  -----------------------   --------------------------------------------
vMoksha Technologies    May 2003                  chinadotcom's wholly-owned subsidiary, CDC
  Limited                                         Outsourcing Holdings Ltd., entered into a
                                                  51% owned joint venture with vMoksha
                                                  Technologies Limited, an information
                                                  technology outsourcing company headquartered
                                                  in Bangalore, India. The joint venture aims
                                                  to provide a broad range of outsourcing
                                                  related services to major software vendors
                                                  and enterprises in the United States, Europe
                                                  and the Asia-Pacific region. Consideration
                                                  expended to establish this joint venture was
                                                  not material.
PK Information Systems  August 2003               chinadotcom acquired PK Information Systems,
                                                  an established IT services business in
                                                  Australia which has specialized capabilities
                                                  in the areas of .Net based application
                                                  development and business intelligence
                                                  solutions, with clients mainly in the New
                                                  South Wales state government sector. In
                                                  connection with the acquisition, chinadotcom
                                                  made an initial payment valued at A$2.25
                                                  million and a second payment of A$0.26
                                                  million in March of 2004, with remaining
                                                  consideration, not to exceed an additional
                                                  A$1.74 million, to be paid in three
                                                  additional installments.
Industri-Matematik      September 2003            chinadotcom acquired a 51% stake in the
  International                                   holding company of IMI, an international
  Corp./Cayman First                              provider of software to the supply chain
  Tier                                            management sector principally across Europe
                                                  and the United States. The acquisition of
                                                  the controlling stake in IMI for $25.0
                                                  million was made through the formation of a
                                                  joint venture called Cayman First Tier
                                                  between CDC Software, a wholly-owned
                                                  subsidiary of chinadotcom, and Symphony
                                                  Technology Group, a venture capital fund. In
                                                  connection with the joint venture, CDC
                                                  Software agreed to provide up to an
                                                  aggregate of $25.0 million in revolving
                                                  credit facilities to Cayman First Tier.
Pivotal Corporation     February 2004             chinadotcom acquired Pivotal, an
                                                  international customer relationship
                                                  management company that provides a complete
                                                  set of highly flexible customer relationship
                                                  management applications and implementation
                                                  services for mid-sized enterprises, with
                                                  over 1,700 clients worldwide. Consideration
                                                  paid amounted to $58.0 million which
                                                  included $35.9 million in cash, 1.85 million
                                                  chinadotcom common shares with a value of
                                                  $21.4 million based on the trading price of
                                                  chinadotcom the day the acquisition became
                                                  effective (the value for these shares was
                                                  $20.7 million based on the ten day trading
                                                  average used in the purchase price formula),
                                                  transaction costs of approximately $0.2
                                                  million, and assumption of Pivotal stock
                                                  options of approximately $0.5 million.

ACQUISITION OR PARTNER  ACQUISITION, PAYMENT OR
COMPANY                    PARTNERSHIP DATE         ACQUIRED OR PARTNER COMPANY'S ACTIVITIES
----------------------  -----------------------   --------------------------------------------
Go2Joy                  April 2004                In April 2004, chinadotcom acquired Go2Joy,
                                                  a leading mobile applications and services
                                                  provider in the PRC with established
                                                  partnerships with media companies in the
                                                  PRC. Go2Joy also offers a unique mobile
                                                  payment service through an exclusive
                                                  partnership with the official mobile payment
                                                  platform authorized by China Mobile to
                                                  handle third party collections of non-mobile
                                                  related services. In connection with the
                                                  acquisition, chinadotcom made an initial
                                                  payment of $9.6 million in April 2004, with
                                                  remaining consideration, not to exceed $50.4
                                                  million, to be paid in two installments in
                                                  early 2005 and 2006.
Beijing 17game Network  Pending                   On February 12, 2004, chinadotcom, through
  Technology Co., Ltd.                            its 81.3% owned subsidiary, hongkong.com,
                                                  entered into a secured convertible loan
                                                  agreement with Beijing 17game Network
                                                  Technology Co., Ltd., or 17game, a Beijing
                                                  based online games company. The convertible
                                                  loan from hongkong.com to 17game, of up to
                                                  $3.2 million can be drawn down by 17game in
                                                  two stages. The first draw-down of $1.2
                                                  million occurred upon closing the
                                                  transaction. The second draw-down of $2.0
                                                  million will occur upon satisfaction of
                                                  certain conditions for hongkong.com's
                                                  benefit. Upon the second draw-down, the loan
                                                  will be automatically converted into shares
                                                  of 17game, representing an ownership
                                                  interest of 28.6%. hongkong.com will then
                                                  have an option to acquire the remaining
                                                  interest based on an earn-out formula, with
                                                  total consideration not to exceed $50
                                                  million. Upon hongkong.com achieving
                                                  majority ownership, 17game will have an
                                                  option to put their then minority
                                                  shareholding to hongkong.com based on the
                                                  same earn-out formula.
Ross Systems, Inc.      Pending                   chinadotcom and Ross have entered into a
                                                  merger agreement, the terms of which are
                                                  more fully described in the accompanying
                                                  proxy statement/ prospectus.

                CHINADOTCOM'S ACQUISITION OF PIVOTAL CORPORATION

     On December 1, 2003, chinadotcom announced that it had entered into a definitive agreement to acquire Pivotal by way of either an all-cash or a cash-and-stock transaction. chinadotcom completed the acquisition on February 25, 2004. Pivotal is a leading international customer relationship management company headquartered in Vancouver, Canada, B.C., that provides a complete set of highly flexible customer relationship management applications and implementation services for mid-sized enterprises, with over 1,700 clients worldwide. See "The Companies -- chinadotcom -- Software and Other Investment Initiatives -- Pivotal Corporation" beginning on page 128.

STRUCTURE:

     The transaction was structured as a plan of arrangement under the Company Act (British Columbia) pursuant to which CDC Software, a wholly-owned subsidiary of chinadotcom, acquired all issued and outstanding shares of Pivotal.

CONSIDERATION:

     In February 2004, chinadotcom acquired Pivotal for total consideration of $58.0 million which included $35.9 million in cash, 1.85 million chinadotcom common shares with a value of $21.4 million based on the trading price of chinadotcom the day the acquisition became effective (the value for these shares was $20.7 million based on the ten day trading average used in the purchase price formula), transaction costs of approximately $0.2 million, and assumption of Pivotal stock options of approximately $0.5 million. The issuance of chinadotcom common shares resulted in approximately a 2% increase in the number of chinadotcom's common shares outstanding to approximately 104 million.

FINANCING AGREEMENT

     Contemporaneously with the execution of the definitive agreement to acquire Pivotal, CDC Software and Pivotal entered into a break fee financing agreement pursuant to which Pivotal received a $2 million loan from CDC Software bearing interest at the US prime rate, to be used by Pivotal to pay a $1.5 million break fee to a prior potential acquiror of Pivotal and transaction costs related to executing the definitive agreement with chinadotcom. The outstanding principal balance of the loan and interest thereon will be repayable by Pivotal on December 5, 2006. The financing agreement was secured by a security interest ranking subordinate to Pivotal's existing credit facilities on:

     - All of Pivotal's and its United States and Canadian subsidiaries' cash;
       and

     - All the issued and outstanding shares of capital stock of Pivotal's United States and Canadian subsidiaries.

 PROPOSED INITIAL PUBLIC OFFERING OF CHINADOTCOM'S MOBILE APPLICATIONS BUSINESS

     chinadotcom announced that it has reorganized its mobile and portal unit as a wholly-owned subsidiary, chinadotcom Mobile Interactive Corporation, or CDC Mobile, and proposes to register an offering of CDC Mobile's American Depositary Shares under the Securities Act of 1933, as amended. CDC Mobile provides mobile services and applications in China, and also provides mobile technology consulting and advertising and interactive media services in Asia and internationally. The mobile services and applications are principally offered utilizing short messaging services technology through Palmweb Inc., or Newpalm, a company chinadotcom acquired in April 2003 through its 81.3% owned subsidiary, hongkong.com. For the three months ended March 31, 2004, revenues from Newpalm amounted to $6.5 million, representing approximately 18.0% of chinadotcom's revenues and 69.7% of CDC Mobile's revenues.

     Subject to market conditions and the receipt of all necessary approvals, chinadotcom, which is currently the sole shareholder of CDC Mobile, intends to offer approximately 21% of CDC Mobile to the public, assuming the over-allotment option is not exercised (24%, assuming the over-allotment is exercised in full). Approximately 30% of the shares offered to the public would consist of CDC Mobile shares held by chinadotcom and the remaining 70% of the shares offered to the public would consist of newly issued shares from CDC Mobile. In the event the underwriters in the offering exercise their over-allotment option, chinadotcom would cover the over-allotment with CDC Mobile shares held by chinadotcom. After the offering, chinadotcom intends to retain its ownership interest in CDC Mobile which is not sold to the public. chinadotcom does not believe that the offering of a portion of CDC Mobile to the public will have a material impact on chinadotcom's financial position, results of operations or liquidity in future periods because chinadotcom intends to continue to consolidate CDC Mobile into its financial results.

     The purpose of the intended offering is to fund the operations of CDC Mobile following its reorganization as a public company holding chinadotcom's assets and business that provide mobile services and applications, advertising and interactive media and Internet services. Although chinadotcom anticipates it may commence the offering in the second half of 2004, subject to market conditions and the receipt of all necessary approvals, no assurances can be given that such offering will occur.

                                  RISK FACTORS

     By voting in favor of the merger, current Ross stockholders will be choosing to invest in chinadotcom common shares.

     An investment in chinadotcom common shares involves a high degree of risk. In deciding whether to vote in favor of the merger, you should consider all of the information included in this document and its annexes, all of the information included in the accompanying documents and all of the information that is included in the documents incorporated by reference. See "Where You Can Find More Information" on page 160 of this proxy statement/prospectus.

     In addition, you should pay particular attention to the following risks relating to the merger and risks related to each of chinadotcom and the combined company following the merger.

RISKS RELATING TO THE MERGER


  ROSS STOCKHOLDERS WHO ELECT TO RECEIVE CASH AND SHARES IN THE MERGER MAY NOT RECEIVE EXACTLY $14.00 IN VALUE OF CHINADOTCOM COMMON SHARES FOR EACH SHARE OF ROSS COMMON STOCK, AND THE SHARES TO BE RECEIVED BY ROSS STOCKHOLDERS UPON COMPLETION OF THE MERGER MAY DECREASE IN VALUE AFTER THE EXCHANGE RATIO IS FIXED.



     The exchange ratio is the number of chinadotcom common shares that will be issued for each share of Ross common stock in the merger. The exact exchange ratio for the merger will not be known until the second trading day before the closing date. After the exchange ratio is fixed, the number of chinadotcom common shares that Ross stockholders who elect to receive cash and shares in the merger will be entitled to receive upon completion of the merger will not change, even if the market price of chinadotcom common shares changes. In recent years, the stock market has experienced extreme price and volume fluctuations. These market fluctuations have adversely affected the market price of the common stock of technology companies, including at times chinadotcom, and may continue to do so in the future. The market price of chinadotcom common shares upon and after completion of the merger could be lower than the market price on the date the exchange ratio is fixed. You should obtain recent market quotations of chinadotcom common shares.


  SALES OF CHINADOTCOM AND ROSS SHARES COULD CAUSE A DECLINE IN THEIR MARKET PRICES.

     U.S. holders of Ross common stock may be disinclined to own shares of a company that is classified as a passive foreign investment company, which subjects U.S. investors to adverse tax rules. This could result in the sale of Ross common stock before the closing of the merger which could adversely affect the market prices for these securities. Based upon approximately 3.6 million Ross shares outstanding, including preference shares, vested warrant and options, as of January 14, 2004, assuming all of Ross' stockholders elect to receive cash-and-shares and the average share price of chinadotcom's common shares used to determine the exchange ratio is $8.50, approximately 4.5 million common shares of chinadotcom will be issued as a result of the merger. The final number of shares to be issued will depend upon the actual average share price calculated under the terms of the merger agreement and will be subject to change if chinadotcom elects to adjust the exchange ratio and is also dependent upon how many holders of Ross common stock elect to receive $17.00 in cash per share of Ross common stock in place of the combination of cash and chinadotcom common shares. Sales of a significant number of chinadotcom's shares, which could result if U.S. holders of Ross common stock are disinclined to own shares of a company that is classified as a passive foreign investment company or sell shares to generate funds to satisfy tax liabilities because the merger will generally be taxable to Ross stockholders for U.S. federal income tax purposes, could adversely affect the market prices for these securities, particularly if a significant number of sales occur during a short period of time. For a more detailed discussion of potential adverse tax consequences of the merger, please see the section entitled "Material U.S. Federal Income Tax Consequences" on page 154.

  OWNERSHIP OF CHINADOTCOM COMMON SHARES MAY SUBJECT U.S. INVESTORS TO ADVERSE TAX CONSEQUENCES.

     Based upon an analysis of its income and assets for the year 2003, chinadotcom believes that it was a passive foreign investment company, or PFIC, during 2003, and based upon an analysis of its projected income and assets for the year 2004, chinadotcom believes that it may be a PFIC during 2004. PFIC status depends upon the composition of income and assets and the market value of assets from time to time, which may be especially volatile in a technology related enterprise. chinadotcom has limited control over these variables. Accordingly, there can be no assurance that chinadotcom will not be classified as a PFIC for 2004 or any future tax year.

     If chinadotcom is classified as a PFIC for any given year, unless a U.S. holder makes a timely specific election, a special tax regime would apply to any "excess distribution," which would be the amount of distributions you received in any year in excess of 125% of the average annual distributions received by you in the three preceding taxable years or your holding period, if shorter. Under this regime, any excess distribution and any gain realized on the sale or other disposition of the chinadotcom shares would be treated as ordinary income and would be subject to tax as if the excess distribution or gain had been realized ratably over your holding period for the chinadotcom shares. You will generally be required to pay taxes on the amount allocated to a year at the highest marginal tax rate and pay interest on the prior year's taxes. You may be able to ameliorate the tax consequences somewhat by making a mark-to-market election or QEF election, that is, an election to have chinadotcom treated as a qualified electing fund for U.S. federal income tax purposes. A U.S. holder that makes a timely QEF election would include its pro rata share of PFIC earnings and capital gain in income each year, regardless of whether distributions are actually made. Such a U.S. holder could thus have tax liability attributable to PFIC earnings and gain without a corresponding receipt of cash. A U.S. holder could instead make a mark-to-market election, under which marketable PFIC stock would be treated as if it were sold and repurchased by the U.S. holder at the close of each taxable year. The U.S. holder would recognize, as ordinary income, any gain from the sale (including any deemed sale at the close of a taxable year) or other disposition of the stock. Ordinary losses may be available in connection with any such sale or other disposition to the extent of prior ordinary income inclusions. You should consult your tax advisor on the consequences of chinadotcom's classification as a PFIC.

     For a more detailed description of the tax consequences of ownership of chinadotcom shares, please see "Material U.S. Federal Income Tax Consequences" beginning on page 154.

  ROSS' EXECUTIVE OFFICERS AND DIRECTORS HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS AS A ROSS STOCKHOLDER.

     The merger agreement was negotiated with chinadotcom by executive officers of Ross. It has been approved by Ross' board of directors, which is recommending that Ross stockholders vote in favor of the proposal to adopt and approve the merger agreement and the merger. In considering these facts and the other information contained in this document, you should be aware that Ross' executive officers and directors may have economic interests in the merger in addition to their interest in maximizing shareholder value which they share with you as a holder of Ross stock. These interests include (1) in substitution for benefits under prior employment agreements with Ross, cash payments, one-time special grants of chinadotcom common shares and one-time special grants of chinadotcom restricted shares to Ross executive officers under the Transition and Stock Vesting Agreements described in the section entitled "Proposal No. 1 -- The Merger -- Interests of Ross Directors and Officers in the Merger" beginning on page 99, (2) acceleration of options held by Ross executive officers and (3) the continuation of rights to indemnification and the purchase of liability insurance for all Ross directors and executive officers. In addition, Ross executive officers will enter into new employment agreements with Ross, operating as a subsidiary of chinadotcom, upon the completion of the merger. These interests are different from those of other Ross stockholders. These interests will result in benefits to Ross directors and executive officers that would not accrue were the merger not to be consummated. There is therefore a risk that the directors and executive officers of Ross may have been more likely to vote to approve (and recommend that stockholders vote to approve) the merger agreement and the merger than if they did not have these interests. Ross stockholders should consider whether these interests may have influenced these directors and executive officers to support or recommend the merger. For additional information about these interests, please see "Proposal No. 1 -- The Merger -- Interests of Ross Directors and Officers in the Merger" beginning on page 99.

  FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT EACH OF CHINADOTCOM'S AND ROSS' FUTURE BUSINESSES AND OPERATIONS AND THE TRADING PRICE OF EACH COMPANY'S STOCK.

     Completion of the transaction is subject to the satisfaction or waiver of a number of closing conditions, and there can be no assurances that those closing conditions will be satisfied or waived. If the transaction is not completed for any reason, chinadotcom and Ross may be subject to a number of negative consequences, including the following:

     - benefits that chinadotcom and Ross expect to realize from the transaction, such as the enhanced financial and competitive position of the combined company, would not be realized;

     - the price of Ross shares may decline to the extent that the current market price reflects a market assumption that the transaction will be completed;

     - market analysts' estimates of Ross' valuation may decline due to uncertainty regarding Ross' stand-alone prospects;

     - costs related to the transaction, such as legal, accounting and printing fees, as well as a portion of the financial advisors fees, must be paid even if the transaction is not completed;

     - depending on the reason for termination of the merger agreement, Ross may be required to pay chinadotcom a termination fee of up to $1,350,000 plus an additional amount of up to $750,000 for chinadotcom's fees and expenses; and

     - the diversion of management's attention from the day-to-day business of each of chinadotcom and Ross and the associated disruption to its employees and its relationships with customers and suppliers during the period that the transaction is pending may make it difficult for each company to regain its financial and market position if the transaction does not occur.

     If either company's board of directors determines to seek another merger or business combination, there can be no assurance that Ross will be able to find a suitable partner or be able to negotiate terms similar to those provided for in the merger agreement.

  COMPLETION OF THE MERGER MAY BE MET WITH UNFAVORABLE REACTION FROM EITHER OR BOTH OF ROSS' AND CHINADOTCOM'S PARTNERS, CUSTOMERS OR KEY EMPLOYEES.

     While Ross and chinadotcom have not received any notice from any current or prospective business partners, joint venture partners, service or equipment suppliers and customers that in response to the announcement of the merger, they have delayed or cancelled purchasing decisions or decisions relating to joint ventures, contracts or other business alliances, there can be no assurance that there will be no delay or cancellation by these parties in the future, any of which could have a material adverse effect on the business of either or both companies and the combined company following the merger. In addition, key employees of both companies may feel that the merger poses uncertainties that cause them to leave the company, which could also have a material adverse effect on the business of either or both companies and the combined company following the merger.

  THE COMBINED COMPANY MAY NOT SUCCESSFULLY INTEGRATE THE OPERATIONS AND TECHNOLOGY OF CHINADOTCOM AND ROSS IN A TIMELY MANNER, OR AT ALL, AND THE COMBINED COMPANY MAY NOT REALIZE THE ANTICIPATED BENEFITS OF THE MERGER TO THE EXTENT, OR IN THE TIMEFRAME, ANTICIPATED, WHICH COULD SIGNIFICANTLY HARM THE COMBINED BUSINESS AND HAVE A MATERIAL ADVERSE EFFECT ON THE COMBINED COMPANY AFTER THE MERGER.

     Ross and chinadotcom entered into the merger agreement with the expectation that the merger will result in benefits to the combined company. However, these expected benefits may not be fully realized.

The integration of certain company operations after the merger may be difficult, time consuming and costly, particularly in light of the technical and complex nature of each company's products. After completion of the merger, the combined company must successfully coordinate worldwide marketing and distribution of multiple product lines, enhance certain product and service offerings where appropriate, coordinate custom product development resources, communicate a coordinated marketing message, and leverage company services and systems. It is possible that these integration efforts will not be completed as efficiently as planned or will distract management from the operations of the combined company's business. The challenges involved in this integration include the following:

     - managing software development activities to define a product roadmap, ensure timely release of innovative products to market, and to deliver effective technology integration while coordinating software development operations in a swift and efficient manner;

     - demonstrating to existing and potential investors and customers that the merger will not result in adverse changes in the value of their investment or in customer service standards, quality or product development focus;

     - coordinating and integrating marketing efforts to effectively communicate the capabilities of the combined company, cross selling related products to each other's customers, and managing the sales forces to leverage opportunity while minimizing channel conflict;

     - maintaining employee morale and productivity, assimilating key employees and managing an increased number of employees over large geographic distances;

     - creating and effectively implementing standards of excellence, controls, procedures, policies and information systems; and

     - retaining or recruiting key personnel.

     The execution of these post-merger events will involve considerable risks and may not be successful. These risks include:

     - the potential disruption of the combined company's ongoing business and distraction of its management;

     - the potential strain on the combined company's financial and managerial controls and reporting systems and procedures;

     - unanticipated expenses and potential delays related to integration of the operations, technology and other resources of the two companies;

     - the inability to successfully manage the geographically diverse organization;

     - the failure to realize the anticipated synergies from the combination;

     - greater than anticipated costs and expenses related to restructuring, including employee severance or relocation costs and costs related to vacating leased facilities; and

     - potential unknown liabilities associated with the merger and the combined operations.


  IN THE EVENT THE MERGER IS APPROVED AND CONSUMMATED, ROSS STOCKHOLDERS WHO ELECT TO RECEIVE A COMBINATION OF CASH AND SHARES IN THE MERGER WILL RECEIVE COMMON SHARES OF CHINADOTCOM, WHICH IS A "FOREIGN PRIVATE ISSUER" AND HAS DISCLOSURE OBLIGATIONS DIFFERENT FROM THOSE OF ROSS AND OTHER U.S. DOMESTIC REPORTING COMPANIES.


     chinadotcom is a foreign private issuer and, as a result, obtains relief from certain of the requirements imposed upon U.S. domestic issuers by the Securities and Exchange Commission, or the Commission. For example, chinadotcom is not required to issue quarterly reports or proxy statements. chinadotcom is allowed six months to issue annual reports instead of three, and chinadotcom is not required to disclose executive compensation reports that are as detailed as U.S. domestic issuers. chinadotcom's directors and officers are not required to report equity holdings under Section 16 of the Securities Act of 1933, as amended, or the Securities Act, although chinadotcom does file reports under Sections 13 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, if and when applicable. In general, because various of the disclosure obligations on chinadotcom as a foreign private issuer are less stringent than those required of Ross, in the event the merger is approved and consummated, Ross stockholders who receive shares of chinadotcom should not expect to receive an equivalent amount of disclosure from chinadotcom which they have received in the past from Ross as a U.S. domestic reporting company.

     THE REMAINING RISK FACTORS IN THIS SECTION ARE PROVIDED BY CHINADOTCOM.

RISKS RELATING TO CHINADOTCOM'S ACQUISITION OF PIVOTAL

  SALES OF A SIGNIFICANT NUMBER OF CHINADOTCOM SHARES ISSUED IN SUCH ACQUISITION COULD CAUSE A DECLINE IN THE MARKET PRICE OF CHINADOTCOM'S SHARES.

     Similar to U.S. holders of Ross common stock, U.S. holders of Pivotal's common shares may be disinclined to own shares of a company that is classified as a passive foreign investment company, which subjects U.S. investors to adverse tax consequences. This could result in the sale of some or all of the
1.85 million chinadotcom common shares received upon consummation of chinadotcom's acquisition of Pivotal which represented an approximate 2% increase in chinadotcom's common shares outstanding to approximately 104 million. Sales of a significant number of chinadotcom's shares, which could result if U.S. holders of Pivotal's common shares are disinclined to own shares of a company that is classified as a passive foreign investment company or sell shares to generate funds to satisfy tax liabilities because the acquisition will generally be taxable to Pivotal's shareholders for U.S. federal income tax purposes, could adversely affect the market price for chinadotcom's common shares, particularly if a significant number of sales occur during a short period of time.

  PIVOTAL HAS HAD A RECENT HISTORY OF NET LOSSES, AND THERE IS NO GUARANTEE THAT CHINADOTCOM WILL REALIZE ANTICIPATED SYNERGIES BETWEEN PIVOTAL AND CHINADOTCOM OR THAT THE COMBINED ENTITY WILL BE PROFITABLE.

     Pivotal has a recent history of net losses. In particular, Pivotal incurred net losses of $27.6 million in fiscal 2003, $95.9 million in fiscal 2002 and $32.5 million in fiscal 2001. For the eight months ended February 29, 2004, Pivotal incurred a net loss of $11.1 million. As at February 29, 2004 Pivotal had an accumulated deficit of $183.0 million. While chinadotcom expects that the combination of Pivotal and chinadotcom will result in synergies, which in turn will result in improved financial performance at Pivotal, there is no guarantee that Pivotal or the combined entity will be profitable in the future.

  IF CHINADOTCOM IS UNABLE TO TAKE ADVANTAGE OF OPPORTUNITIES TO MARKET AND SELL PIVOTAL'S PRODUCTS AND SERVICES TO ITS CUSTOMERS, DISTRIBUTION CHANNELS AND BUSINESS PARTNERS IN ASIA, CHINADOTCOM MAY NOT REALIZE SOME OF THE EXPECTED BENEFITS OF THE ACQUISITION OF PIVOTAL.

     A significant anticipated benefit of the acquisition of Pivotal is expanding Pivotal's business in the Asia Pacific region by leveraging chinadotcom's local expertise and distribution channels. In particular, chinadotcom believes Pivotal can cross-sell and market its customer relationship management applications and implementation services (an area in which CDC Software's existing product offerings have limited functionality), in growth markets for such software in Asia where CDC Software has an established China presence. In the event that chinadotcom cannot adapt the Pivotal products to the needs of the local markets or chinadotcom's traditional customers and business partners are not receptive to Pivotal's products and services, chinadotcom may not realize some of the expected benefits of the acquisition, and both businesses may be harmed.

RISKS RELATING TO CHINADOTCOM'S ACQUISITION OF 51% OF IMI

  IF CHINADOTCOM IS UNABLE TO TAKE ADVANTAGE OF OPPORTUNITIES TO MARKET AND SELL IMI'S PRODUCTS AND SERVICES TO ITS CUSTOMERS, DISTRIBUTION CHANNELS AND BUSINESS PARTNERS IN ASIA, THE VALUE OF CHINADOTCOM'S INVESTMENT IN IMI WILL BE SIGNIFICANTLY DIMINISHED.

     In September 2003, chinadotcom acquired a 51% stake in Cayman First Tier, the holding company of IMI, in exchange for $25 million in cash and up to an aggregate of $25 million in revolving loan facilities provided to Cayman First Tier. Symphony Technology Group, a Palo Alto, California based venture capital company holds the remaining 49% in Cayman First Tier. Cayman First Tier's assets consist of holding through intermediate holding companies, 100% of the shares of IMI. IMI's assets include software solutions which it has developed for retailers, wholesalers and consumer goods manufacturers, particularly in the grocery, specialty goods, and pharmaceutical and over-the-counter drugs industries.

     A significant anticipated benefit of the IMI acquisition is expanding IMI's business in the Asia Pacific region by leveraging chinadotcom's local expertise and distribution channels. IMI expects to take advantage of chinadotcom's existing customer bases and sales network in order to promote and sell IMI's products and services to chinadotcom's traditional customers and business partners because IMI's products and services target the supply chain management needs of large enterprises, including customer fulfillment and warehouse management, which is a market in which chinadotcom did not previously offer a specialized enterprise software product. The companies believe IMI's software will be attractive to many of chinadotcom's customers and partners in the manufacturing, distribution, and retail sectors, and IMI can adapt its software to integrate with the existing enterprise software products, primarily in the areas of financials, manufacturing, distribution and payroll, which chinadotcom may have previously sold to its customer base.

     The products and services of IMI are highly technical, principally servicing the supply chain management needs of large enterprises, a market in which chinadotcom has limited experience, and the salespersons of chinadotcom may not be successful in marketing IMI's products and services. In the event that chinadotcom's traditional customers and business partners are not receptive to IMI's products and services, chinadotcom may not realize some of the expected benefits of its investment in IMI, and the value of its investment will be significantly diminished. In addition, while the companies also believe any need to adapt IMI's products to work with a customer's existing enterprise software products can be accomplished in a more cost-effective and time efficient manner utilizing chinadotcom's outsourced software development capabilities, chinadotcom cannot assure you that it will be able to realize the benefits of this anticipated synergy.

  CHINADOTCOM HAS AN OBLIGATION TO PURCHASE THE SHARES OF CAYMAN FIRST TIER FROM SYMPHONY UPON THE OCCURRENCE OF CERTAIN EVENTS WHICH MAY RESULT IN THE USE OF A SIGNIFICANT AMOUNT OF CHINADOTCOM'S CASH OR ISSUANCE OF A SIGNIFICANT NUMBER OF CHINADOTCOM'S SHARES WHICH COULD RESULT IN DILUTION TO HOLDERS OF CHINADOTCOM'S SHARES.

     Symphony, which holds the remaining 49% interest in Cayman First Tier, the holding company of IMI, has an option to sell to chinadotcom all of Symphony's 49% interest in Cayman First Tier at any time during the twelve months following the occurrence of unpermitted changes in the composition of Cayman First Tier's executive committee, a decision of Cayman First Tier's executive committee being overruled by the Cayman First Tier board, or modifications to the rights, powers or responsibilities of Cayman First Tier's executive committee without the approval of the directors appointed by Symphony.

     chinadotcom's purchase price for Symphony's interest in Cayman First Tier is based on the financial performance of Cayman First Tier, and is set at a fixed multiple of Cayman First Tier's annual revenues. The multiple, while subject to review, is selected based upon a formula using Cayman First Tier's revenue growth and EBITDA as a percentage of revenue. The fixed multiple varies from 0.25, in the event revenues for Cayman First Tier are decreasing by greater than 10% per year and EBITDA as a percentage of revenues for Cayman First Tier is less than 5%, to 6.0, in the event revenues for Cayman First Tier are increasing by greater than 20% per year and EBITDA as a percentage of revenues for Cayman First Tier is greater than 20%. The form of payment of the purchase price will be determined by the parties, and may consist of cash, chinadotcom common shares, a combination of cash and chinadotcom common shares, or other form of payment.

  IF CHINADOTCOM CANNOT OR CHOOSES NOT TO ENFORCE THE TERMS UNDER WHICH IT HAS AGREED TO LOAN UP TO $25 MILLION TO CAYMAN FIRST TIER, IT MAY FACE ADDITIONAL RISKS IN COLLECTING ANY AMOUNTS ADVANCED TO CAYMAN FIRST TIER.

     In addition to a $25 million investment into Cayman First Tier, the holding company parent of IMI, as consideration for chinadotcom's majority 51% stake in Cayman First Tier, chinadotcom provided additional consideration in the form of two loan facilities under which chinadotcom has agreed to loan up to an aggregate of $25 million. The two loan facilities, one with Cayman First, as borrower, and the second with Symphony Enterprise Solutions, S.ar.L., which is a wholly-owned subsidiary of Cayman First Tier (and unrelated to Symphony Technology Group, except through Symphony's 49% interest in Cayman First Tier), as borrower, have substantially similar terms. Copies of the loan facilities provided by chinadotcom, have been filed with the Commission under cover of its Current Report on Form 6-K filed on September 15, 2003.

     Proceeds of advances may be used for the following purposes:

     - to acquire assets of, or equity interests in, companies that are in the business of providing software for warehousing management, logistics and distribution management, and supply chain execution;

     - to provide working capital for any businesses so acquired;

     - to make loans and capital contributions to subsidiaries; or

     - to repay a then existing loan agreement among affiliates of IMI and Foothill Capital Corporation.

     If Cayman First Tier does not use the proceeds of any loan advance for one of the approved purposes, it may not have sufficient funds to pursue acquisitions, or to improve the business of the companies it acquires which may delay or impair the ability to integrate these businesses with chinadotcom, which could have a material adverse effect on chinadotcom's business, financial condition and results of operations.

     Under the loan facilities, each of the borrowers agrees that, upon the request of chinadotcom, it will deliver to chinadotcom guaranties and security agreements guaranteeing and/or securing payment of the borrower's obligations under the loan facilities, which could include liens on the assets of the borrower and the assets and securities of subsidiaries which are acquired. chinadotcom cannot assure you that any guaranties or security it receives to guarantee and/or secure payment of the borrowers' obligations under the loan facilities will be adequate or sufficient to secure the full amount of the borrowers' obligations in the event the borrowers are unable to make payment under the loan facilities.

     In addition, the lines of credit contain other covenants typical for such facilities, including limitations on liens, limitations on debt and restrictions on sale of assets. In addition, at any time when chinadotcom is no longer entitled to appoint a majority of the board of directors of IMI, the borrower is required to comply with financial covenants including maintaining minimum tangible asset value, specified EBITDA and minimum consolidated cash levels. chinadotcom cannot assure you that if it is no longer entitled to appoint a majority of the board of directors of Cayman First Tier, and the borrower is required to comply with the foregoing financial covenants, that such financial covenants will be adequate or appropriate to protect its loan, or that the borrower will be able to comply with the requirements of the financial covenants.

     As of May 31, 2004, $7 million had been drawn under the line of credit between chinadotcom and Cayman First Tier, and no amounts had been drawn under the line of credit between chinadotcom and Symphony Enterprise Solutions, S.ar.L. (an entity unrelated to Symphony Technology Group, except through Symphony's 49% interest in Cayman First Tier). Amounts drawn under the line of credit between chinadotcom and Cayman First Tier had been used to repay amounts understanding under a Loan and

Security Agreement, or Loan Agreement, among affiliates of IMI and Foothill Capital Corporation, or Foothill, as lender, so that the Foothill Loan Agreement could be terminated. In January 2003, prior to chinadotcom's acquisition of a majority 51% stake in Cayman First Tier, affiliates of IMI had entered into the Foothill Loan Agreement. The affiliates of IMI party to the Foothill Loan Agreement as borrowers were IMI Global Holdings Ireland Limited, IMI Holdings Ireland Limited, IMI North American Holdings Limited and Industri-Matematik, Limited, each of which is currently a wholly-owned subsidiary of Cayman First Tier. As of September 8, 2003, immediately prior to the chinadotcom's acquisition of a 51% stake in Cayman First Tier, approximately $6.5 million was outstanding under the Foothill Loan Agreement. The Foothill Loan Agreement contained covenants typical for such facilities, including covenants not to cause a change of control and create indebtedness with limited exceptions. The consummation of chinadotcom's acquisition of a majority 51% stake in Cayman First Tier conflicted with, and resulted in a default under, the Foothill Loan Agreement. Prior to chinadotcom's consummation of the acquisition, Symphony and chinadotcom discussed their proposed transaction with Foothill, and agreed with Foothill that the Foothill Loan Agreement would be repaid reasonably soon after chinadotcom's consummation of the acquisition, and the Foothill Loan Agreement would be terminated. As a result, IMI did not seek to return to compliance with the covenants under the Foothill Loan Agreement after chinadotcom's consummation of the acquisition. On November 3, 2003, Cayman First Tier repaid all amounts outstanding under the Foothill Loan Agreement, and the agreement was terminated.

     As of May 31, 2004, Cayman First Tier was in compliance with its debt covenants under the lines of credit provided by chinadotcom, although no assurances can be given that Cayman First Tier will be in compliance with its debt covenants under the lines of credit in future periods. The $7 million drawn under the line of credit between chinadotcom and Cayman First Tier has been secured by a first priority pledge by Symphony in favor of chinadotcom of all of Symphony's right, title and interest in Symphony's 49% interest in Cayman First Tier. As described in the following risk factor, Symphony's 49% interest in Cayman First Tier is also used as security in connection with a $25 million non-recourse loan from Cayman First Tier to Symphony. The security interest granted in connection with the line of credit is senior to the security interest to secure the non-recourse loan. Other than the $7 million drawn under the line of credit to pay the Foothill Loan Agreement and the $25 million non-recourse loan from Cayman First Tier to Symphony, Symphony's 49% interest in Cayman First Tier is not used as security for any other debt or loan. In the event the value of Symphony's 49% interest in the joint venture with chinadotcom in Cayman First Tier declines, chinadotcom may be unable to recover the full amount owed to it under the line of credit, which may have a material adverse effect on chinadotcom's financial statements.

  IF CAYMAN FIRST TIER IS UNABLE TO RECOVER THE FULL AMOUNT OWED TO IT UNDER A NON-RECOURSE $25 MILLION LOAN TO SYMPHONY, IT MAY HAVE A MATERIAL ADVERSE EFFECT ON CHINADOTCOM'S FINANCIAL STATEMENTS.

  Promissory Note

     On November 14, 2003, Cayman First Tier, the holding company of IMI, loaned $25 million to Symphony in exchange for a non-recourse promissory note from Symphony. Symphony would use the proceeds from the loan to pursue acquisitions of enterprise resource planning software companies. Under the terms of the promissory note, Symphony promised to re-pay the $25 million with interest accruing at the rate of 3% per annum on November 14, 2007. Symphony's obligations under the promissory note are secured by a pledge from Symphony in favor of Cayman First Tier of all of Symphony's right, title and interest in Symphony's 49% interest in Cayman First Tier. The security interest is subordinate to the security interest Symphony granted in its 49% interest in Cayman First Tier to secure amounts outstanding under the line of credit from chinadotcom to Cayman First Tier. Any inability by Cayman First Tier to recover the full amount owed to it by Symphony under the promissory note may have a material adverse effect on chinadotcom's financial statements.

  Joint Venture Agreement

     In connection with the making of the $25 million loan from Cayman First Tier to Symphony and the $7 million loan from chinadotcom to Cayman First Tier, on November 14, 2003, Symphony agreed to waive its right to receive, and granted to chinadotcom, Symphony's pro rata portion of the profits of Cayman First Tier that are available to be distributed by way of dividend to Symphony during the two year period between September 30, 2003 and September 30, 2005, up to a maximum of $10 million per year. If the total profits of Cayman First Tier during the two year period, however, are less than $20 million, Symphony agreed that the term of its waiver, and grant to chinadotcom, is to be extended until the earlier of March 31, 2006 or such time as the total profits of Cayman First Tier waived by Symphony equal $20 million.

     Symphony has also agreed that its pro rata portion of the actual aggregate profits of Cayman First Tier that are available to be distributed by way of dividend to Symphony during the two year period between September 30, 2003 and September 30, 2005, in excess of $10 million per year is to used to set-off any amounts of accrued and unpaid interest and outstanding principal under the $25 million loan from Cayman First Tier to Symphony, and evidenced by a promissory note.

     chinadotcom cannot give you assurances as to the amount of profits of Cayman First Tier, if any, that will be available to be distributed by way of dividend to it instead of Symphony as a result of Symphony's waiver. Cayman First Tier's profits that will be available to be distributed by way of dividend will depend upon the financial performance of Cayman First Tier which is subject to risks and uncertainties, including the risks and uncertainties set forth under "Risks Relating to chinadotcom's Acquisition of 51% of IMI" and "Risks Relating to chinadotcom's Overall Business."

  Contingent Option Agreement

     In connection with the making of the $25 million loan from Cayman First Tier to Symphony and the $7 million loan from chinadotcom to Cayman First Tier, on November 14, 2003, Symphony agreed to grant to Cayman First Tier an option to purchase from Symphony that amount of securities of the company Symphony acquired with the proceeds of its $25 million loan to Symphony equal to 5% of the amount of securities acquired by Symphony in such company. In December 2003, Symphony used proceeds from the $25 million loan from Cayman First Tier to acquire a 27.4% interest in Intentia International AB, or Intentia, a public company traded on the Stockholm Stock Exchange which supplies collaboration solutions to more than 3,500 customers in the manufacturing, maintenance and distribution industries in approximately 40 countries. In connection with Symphony's transaction with Intentia, Symphony invested an initial SEK 256 million in Intentia. Symphony acquired 38.8 million shares at a price of SEK
6.60 per share, and 23 million warrants exercisable over four years into shares with a strike price of SEK 10.00 per share. The investment gave Symphony an initial 27.4% of Intentia's shares, and a potential to hold 37.2%. The directed shares and warrants issued were approved by an extraordinary general meeting of Intentia's shareholders held on February 6, 2004. Neither chinadotcom nor Cayman First Tier was a party to any of the agreements between Symphony and Intentia, and neither chinadotcom nor Cayman First Tier currently hold any interest in Intentia.

     Under the Contingent Option Agreement between Cayman First Tier and Symphony, the purchase price for the securities to be paid by Cayman First Tier if it exercises this option was set at 175% of the price Symphony paid for the acquired securities.

     Cayman First Tier, with the consent of Symphony, has assigned the option to chinadotcom. The value of the option granted by Symphony is inherently speculative and cannot be determined at the current time. In addition, no assurances can be given that Intentia will be sufficiently successful such that chinadotcom would believe it to be in its interest to exercise the option, or that chinadotcom will have sufficient capital and resources to pay the purchase price of the securities granted under the option, even if it desired to exercise the option.

  IMI HAS HAD A RECENT HISTORY OF NET LOSSES, AND THERE IS NO GUARANTEE THAT IMI WILL CONTINUE TO BE PROFITABLE IN THE FUTURE.

     IMI has a recent history of net losses. In particular, IMI incurred net losses of $12.4 million in fiscal 2003, $6.6 million in fiscal 2002, $35.3 million in fiscal 2001 and $22.8 million in fiscal 2000. There is no assurance that IMI will achieve profitability. chinadotcom is in the process of integrating IMI into chinadotcom's operations in an effort to improve its operating results. Some of its integration activities have included the following:

     - Back office integration, including a consolidation of the general and administrative functions of IMI which may lead to staff reductions and consolidation of offices in the United Kingdom and the Netherlands to reduce the need for office space;

     - Financial integration, including the repayment and termination of a loan facility with an independent third party lender, and replacement of it with debt drawn on two revolving credit facilities made available to IMI from chinadotcom in order to reduce cost of capital and loan fees. In order to minimize liabilities, other than the than these two revolving credit facilities provided by chinadotcom, there are no other existing credit facilities of Cayman First Tier; and

     - Business integration, including the appointment of Patrick Tinley, who also acts as chief executive officer of Ross, as the chief executive officer of Cayman First Tier.

     chinadotcom, however, cannot assure you that such integration activities will be sufficient to enable IMI to sustain profitability.

  CONTRACTUAL RIGHTS PROVIDED TO SYMPHONY MAY LIMIT THE ABILITY OF CHINADOTCOM TO INTEGRATE CAYMAN FIRST TIER QUICKLY IN THE EVENT OF DISAGREEMENT WITH THE MINORITY SHAREHOLDER WHICH MAY ADVERSELY AFFECT THE OPERATIONS AND FINANCIAL CONDITION OF CHINADOTCOM.

     With respect to Cayman First Tier, a non-wholly owned subsidiary of chinadotcom, Symphony, as the minority shareholder, has contractual rights which may limit the ability of chinadotcom to integrate Cayman First Tier quickly in the event of disagreement with Symphony. chinadotcom and Symphony have established an executive committee for Cayman First Tier and adopted an executive committee charter which may be amended or repealed by a majority of the Cayman First Tier board at any time. The executive committee consists of four members of the Cayman First Tier board, with two members elected by each of chinadotcom and Symphony. The executive committee charter delegates some of the responsibilities regarding personnel, compensation and expenditures to the executive committee. As a result, chinadotcom must work with Symphony to build consensus as to how to proceed with decisions which affect integration. In the event chinadotcom cannot reach consensus with Symphony at the executive committee, chinadotcom, which holds a majority of the seats of the Cayman First Tier board, retains the authority to amend or repeal the delegation of the responsibilities to the executive committee. The contractual rights, as a result, may limit the ability of chinadotcom to integrate Cayman First Tier quickly in the event of disagreement with the minority shareholder which may adversely affect the operations and financial condition of chinadotcom. See "The Companies -- Integration of Recently Acquired and Proposed to be Acquired Companies -- Industri-Matematik International Corp." beginning on page 129.

     Additionally, in the event the parties do not comply with the terms of the voting agreement with respect to the election of directors, the parties may need to litigate the issues which could be costly and time consuming, and would distract chinadotcom from integrating Cayman First Tier into its operations. In addition, any disagreements between the parties with respect to the voting agreement or any of the other material agreements which form part of the joint venture, even if resolved, could strain or have an adverse effect upon the relationship between Symphony and chinadotcom which could, in turn, affect the ability of the parties to work together in the joint venture, and could have a material adverse effect on Cayman First Tier.

     Because each of chinadotcom and Symphony have an equal number of seats on the executive committee, in the event of a disagreement between the representatives of chinadotcom and Symphony on the executive committee with respect to a decision which has been delegated initially to the executive committee, the parties will need to meet to discuss the issues, which will take time to resolve and could affect the ability of Cayman First Tier to take quick action in a rapidly evolving marketplace. If Cayman First Tier cannot take timely action, Cayman First Tier may fail to take advantage of new business opportunities or face increased risks with existing customers, which could have a material adverse effect on Cayman First Tier's business and results of operations, which, in turn, could have a material adverse effect on chinadotcom's business and results of operations. While chinadotcom, which holds a majority of the seats of the Cayman First Tier board, retains the authority to amend or repeal the delegation of the foregoing responsibilities to the executive committee, in the event a majority of the entire Cayman First Tier board amends or repeals the executive committee charter without the approval of the directors elected by Symphony, Symphony may have the right to exercise an option to sell to chinadotcom all of Symphony's 49% minority interest in Cayman First Tier at any time during the twelve months following the occurrence of such events. If Symphony exercises its option, it may result in the use of a significant amount of chinadotcom's cash or issuance of a significant number of chinadotcom's shares.

RISKS RELATING TO CHINADOTCOM'S OVERALL BUSINESS

  BECAUSE CHINADOTCOM HAS A LIMITED OPERATING HISTORY AND ITS BUSINESS MODEL AND STRATEGY ARE EVOLVING, IT LACKS EXPERIENCE IN ITS NEW MARKETS AND CANNOT PROVIDE ASSURANCES IT WILL BE SUCCESSFUL IN MEETING THE NEEDS OF CUSTOMERS IN THESE MARKETS.

     chinadotcom has a limited operating history beginning in June 1997 as a pan-Asian integrated Internet company with its business model centered around its e-business consulting services and advertising businesses, including e-marketing services, portal services and other media. chinadotcom's business model has evolved to focus on providing enterprise software and related support services, outsourced software development and support services, advertising, short messaging services for mobile devices and portal services.

     With this new focus, chinadotcom's goal is to be a leading integrated enterprise solutions company offering technology, marketing and media services for companies and end users throughout Greater China (comprised of Taiwan, Hong Kong and the PRC) and the Asia-Pacific region, the United States and the United Kingdom.

     You will not be able to evaluate chinadotcom's prospects solely by reviewing its past businesses, but should consider chinadotcom's prospects in light of the changes in its business focus. Each of chinadotcom's targeted markets is rapidly changing, and chinadotcom cannot assure you that it can successfully address the challenges in its new lines of business or adapt its business model and strategy to meet the needs of customers in these markets. If chinadotcom fails to modify its business model or strategy to adapt to these markets, its business could suffer.

  CHINADOTCOM HAS UNTIL RECENTLY A HISTORY OF LOSSES AND CANNOT PROVIDE ANY ASSURANCES THAT IT CAN ACHIEVE OR SUSTAIN PROFITABILITY.

     Since chinadotcom's corporate organization in June 1997, it has incurred net losses in each of its last four fiscal years until fiscal 2003, in which chinadotcom recorded a net gain. chinadotcom generated net income and incurred net loss in the last five fiscal years as follows:

                                        1999      2000       2001      2002      2003
                                       -------   -------   --------   -------   ------
                                               (IN THOUSANDS OF U.S. DOLLARS)
Net income/(loss)....................  (18,717)  (59,802)  (124,385)  (18,231)  15,524

     While chinadotcom has recorded net profits in the fourth quarter of 2002, fiscal 2003 and the first quarter of 2004, it has continued to post losses from operations during these periods (except for the first quarter of 2004). chinadotcom's operating losses may increase in the future, and it may never achieve operating profitability or sustain net profitability. chinadotcom may continue to incur operating losses and post net losses in the future due to:

     - additional acquisition activities related to the growth and development of its enterprise software, outsourced software development, short messaging services for mobile devices and portal businesses and services;

     - a high level of planned operating expenditures;

     - increased sales and marketing costs;

     - increased investment activities;

     - further decreases in the value of its prior investments, including prior Internet-related acquisitions and its publicly traded, unlisted and other marketable securities;

     - greater levels of product development;

     - even greater competition; and

     - its general business and growth objectives.

     In addition, while chinadotcom has experienced sequential increases in revenues in 2003, it cannot be certain that revenue growth will continue in the future. chinadotcom may see a reversal of the recent growth in quarterly revenues due to:

     - a slowdown in the Asian, U.S. and other economic markets;

     - the ongoing low level of expenditures in the software, Internet and media markets;

     - the potential or actual loss of key clients and key personnel, including those from its software development and outsourcing, mobile service and e-marketing services businesses;

     - its inability to identify or acquire suitable target companies to implement its business model and strategy and grow its business;

     - its decision to exit the low-margin online network advertising business in South Korea, which will cause revenues from its advertising and e-marketing businesses to decline;

     - its disposal of certain subsidiaries and investments;

     - its decision to discontinue certain products and services; and

     - the recent adverse effect on general economic conditions in Asia as a result of concerns about the severe acute respiratory syndrome or SARS and the avian influenza virus.

     These factors could also adversely affect chinadotcom's ability to sustain profitability. chinadotcom cannot assure you that it will generate sufficient revenue to sustain profitability. chinadotcom cannot assure you that it can sustain or increase profitability on a quarterly or annual basis in the future. If revenue does not meet its expectations, or if operating expenses exceed what it anticipates or cannot be reduced accordingly, chinadotcom's business, results of operations and financial condition will be materially and adversely affected.

  CHINADOTCOM'S STRATEGY OF EXPANSION THROUGH ACQUISITIONS OR INVESTMENTS, INCLUDING THE PROPOSED ACQUISITION OF ROSS, AND THE RECENT ACQUISITIONS OF PIVOTAL AND IMI, HAS BEEN AND WILL CONTINUE TO BE COSTLY AND MAY NOT BE EFFECTIVE, AND IT MAY REALIZE LOSSES ON ITS INVESTMENTS.

     As a key component of its business and growth strategy, chinadotcom has acquired and invested in, and intends to continue to acquire and invest in, companies and assets, particularly relating to its strategy in enterprise software, outsourced software development and mobile services. Recent significant acquisitions were IMI and Pivotal, and Ross is a significant proposed acquisition. chinadotcom's acquisitions and investments have resulted in, and will continue to result in, the use of significant amounts of cash, dilutive issuances of its common shares and amortization expenses related to certain intangible assets, each of which could materially and adversely affect its business, results of operations and financial condition.

  DURING 2003, CHINADOTCOM WAS DEPENDENT UPON ITS ACQUISITIONS FOR ITS INCREASE IN REVENUES, AND CHINADOTCOM CANNOT ASSURE YOU THAT IT WILL BE SUCCESSFUL IN INCREASING ITS REVENUES THROUGH ORGANIC GROWTH OF ITS BUSINESSES.

     During 2003, chinadotcom acquired several businesses material to its 2003 results for which it commenced consolidation at an interim period during the year:

     - In February 2003, chinadotcom acquired Praxa Limited, or Praxa, a leading Australian information technology outsourcing and professional services organization. chinadotcom commenced consolidating the results of Praxa in February 2003, and Praxa contributed $22.3 million of revenues during 2003, representing approximately 24.9% of chinadotcom's revenues.

     - In April 2003, chinadotcom completed the acquisition of Newpalm, a leading SMS provider based in Beijing, China to deliver value added mobile services and products in China. chinadotcom commenced consolidating the results of Newpalm in April 2003, and Newpalm contributed $16.9 million of revenues during 2003, representing approximately 18.9% of chinadotcom's revenues.

     - In September 2003, chinadotcom completed the acquisition of a 51% stake in IMI, an international provider of software to the supply chain management sector principally across Europe and the United States. chinadotcom commenced consolidating the results of IMI in September 2003, and IMI contributed $11.2 million of revenues during 2003, representing approximately 12.5% of chinadotcom's revenues.

     The acquisitions of Praxa, Newpalm and IMI contributed a total of approximately $50.4 million of revenues during 2003, representing approximately 56.4% of chinadotcom's total revenues. Between 2002 and 2003, chinadotcom's revenues increased by $45.4 million from $44.0 million in 2002 to $89.4 million in 2003. Excluding the impact of these acquired businesses, total revenues would have decreased by $5.0 million during 2003 as compared to 2002. As a result, during 2003, chinadotcom was dependent upon its acquisitions for its increase in revenues.

     While chinadotcom will seek to grow its businesses, including the businesses it has acquired, organically in the future, chinadotcom cannot assure you that it will be successful in increasing revenues through organic growth. chinadotcom's ability to achieve organic growth in its businesses is subject to numerous risks and uncertainties, including the following:

     - chinadotcom may face difficulties in integrating, assimilating and managing the operations, technologies, intellectual property, products and personnel of its acquired businesses individually and cumulatively;

     - chinadotcom may be required to make additional new investments, increase sales and marketing efforts, provide additional training, and develop new products in order to generate organic growth, none of which may ultimately prove successful in generating such growth;

     - chinadotcom may not be successful in introducing products and services it acquires to new markets. For example, one of chinadotcom's strategies in its software and consulting services business is to target the emerging market in Greater China for applications software. However, although chinadotcom recently acquired Pivotal in February 2004, an international customer relationship management, or CRM, company with over 1,700 customers worldwide, Pivotal does not have a single installation of its products in mainland China; and

     - While with the completion of chinadotcom's recent acquisition of Pivotal, it has added an additional 1,700 customers to its customer base which totals approximately 2,200 worldwide, and while its pending acquisition of Ross Systems, Inc. would add an additional 1,000 customers, chinadotcom may not be successful in its strategy of leveraging upon cross-selling opportunities with respect to its expanded customer base.

     chinadotcom's inability to achieve organic growth in its businesses will have a material adverse effect on its business, results of operations and financial condition.

  CHINADOTCOM'S ACQUISITIONS MAY DIVERT MANAGEMENT'S ATTENTION, AND WILL REQUIRE CONTROLS, PROCEDURES AND POLICIES THAT MAY INCREASE THE COSTS OF ITS ACQUISITIONS AND REDUCE EMPLOYEE MORALE.

     Executing on chinadotcom's acquisitions may divert management's attention from its operations both during the period of negotiation through closing and thereafter to integrate acquired businesses. In addition, to realize the benefits of its acquisitions, chinadotcom needs to implement operational, managerial and financial controls, procedures and policies within businesses it acquires, which may divert management's attention further, increase transaction costs, and reduce employee morale. As a result, chinadotcom's acquisitions involve significant risks, including:

     - incurring transaction costs that may outweigh the benefits of the acquisitions;

     - financing for future acquisitions may not be available to chinadotcom on favorable terms or at all;

     - adequately managing the currency, interest rate and equity price fluctuations relating to chinadotcom's acquisitions and investments;

     - retaining key employees and managing employee morale;

     - facing potential claims filed by terminated employees and contractors;
       and

     - adapting to local market conditions and business practices.

     Any one of these challenges could strain chinadotcom's management resources.

  CHINADOTCOM HAS BEEN EXPANDING ITS BUSINESS THROUGH ACQUISITIONS AND MAY LOSE ITS ENTIRE INVESTMENT IF IT DOES NOT SUCCESSFULLY INTEGRATE THE BUSINESSES IT ACQUIRES.

     chinadotcom has been expanding its operations rapidly, both in size and scope, through acquisitions, and needs to integrate, manage and protect its interests in its acquired businesses. Its failure to do so could have a material adverse effect on its business, results of operations and financial condition particularly with respect to the proposed acquisition of Ross and the recent acquisitions of IMI and Pivotal. chinadotcom may experience difficulties in integrating, assimilating and managing the operations, technologies, intellectual property, products and personnel of its acquired businesses individually and cumulatively, and may need to reorganize or restructure its operations to achieve its operating goals. This may include creating or retaining separate units or entities within each of chinadotcom's operating segments. chinadotcom's failure to integrate and manage its acquired businesses successfully could delay the contribution to profit that it anticipates from these acquisitions, and could have a material adverse effect on its business, results of operations and financial condition.

  CHINADOTCOM'S CONTINUED INTERNATIONAL ACQUISITIONS AND INVESTMENTS MAY EXPOSE CHINADOTCOM TO ADDITIONAL REGULATORY AND POLITICAL RISKS, AND COULD NEGATIVELY IMPACT ITS BUSINESS PROSPECTS.

     The expansion throughout Asia and into other international markets could harm chinadotcom's business because it will be exposed to:

     - adverse changes in regulatory requirements, including export restrictions or controls;

     - potentially adverse tax and regulatory consequences;

     - differences in accounting practices;

     - different cultures which may be relatively less accepting of its business;

     - difficulties in staffing and managing operations;

     - greater legal uncertainty;

     - tariffs and other trade barriers;

     - changes in the general economic and investment climate affecting valuations and perception of the its business sectors;

     - political instability and fluctuations in currency exchange rates; and

     - different seasonal trends in business activities,

any one of which could have a material adverse effect on the success of its business and future growth.

  DECREASE IN THE VALUE OF CHINADOTCOM'S INVESTMENTS MAY LEAD TO IMPAIRMENT OF ITS GOODWILL AND OTHER INTANGIBLE ASSETS LEADING TO A MATERIAL ADVERSE IMPACT ON CHINADOTCOM'S FINANCIAL CONDITION.

     As economic, market and other conditions continue to fluctuate, chinadotcom has recorded in the past and may record in the future impairment losses for the decrease in value of its investments and has incurred in the past and may record in the future unrealized losses in the fair value of its marketable securities. For the fiscal years ended December 31, 2001 and 2002, chinadotcom recognized an impairment loss in an aggregate amount of $8.1 million and $0.3 million, respectively, for the decrease in fair value of its less than 20% owned unlisted equity investments, and incurred an unrealized aggregate loss of $4.2 million and $5.1 million, respectively, for the decrease in fair value of its marketable securities. For fiscal 2003, chinadotcom recorded no impairment loss. On January 1, 2002, chinadotcom began to apply SFAS 142, which requires that intangible assets with indefinite useful lives must be reviewed annually for impairment, or more frequently if indications of impairment arise. chinadotcom performed the transitional impairment test for goodwill on June 30, 2002, and the annual impairment test on December 31, 2002 and 2003, and no impairment charge was recorded during 2002 or 2003. chinadotcom cannot give you assurances that it will not have to record impairment of its goodwill and intangible assets in the future. A decrease in the value of chinadotcom's investments may lead to impairment of its goodwill and other intangible assets and have a material adverse impact on chinadotcom's financial condition.

  CHINADOTCOM HAS SIGNIFICANT FIXED OPERATING EXPENSES, WHICH MAY BE DIFFICULT TO ADJUST IN RESPONSE TO UNANTICIPATED FLUCTUATIONS IN REVENUES AND THEREFORE COULD HAVE A MATERIAL ADVERSE EFFECT ON OPERATIONS.

     A significant part of chinadotcom's operating expenses, particularly personnel, rent, depreciation and amortization, are fixed in advance of any particular quarter. As a result, an unanticipated decrease in the number or average size of, or an unanticipated delay in the scheduling for, its engagements may cause significant variations in operating results in any particular quarter and could have a material adverse effect on operations for that quarter.

     In addition, an unanticipated termination or decrease in size or scope of a major engagement, or the completion of several major client engagements in any given quarter could require chinadotcom to maintain underutilized employees and could have a material adverse effect on its business, results of operations and financial condition.

  FROM 2001 TO 2003, CHINADOTCOM'S ACCOUNTS RECEIVABLE BALANCES REMAINED OUTSTANDING LONGER THAN WOULD BE EXPECTED IF ITS CREDIT POLICIES WERE CONSISTENTLY ENFORCED. WHILE CHINADOTCOM HAS RECENTLY IMPROVED THE COLLECTIONS PROCESS FOR ACCOUNTS RECEIVABLE, ITS FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD BE ADVERSELY IMPACTED IF ITS JUDGMENTS REGARDING THE COLLECTIBILITY OF ACCOUNTS RECEIVABLE PROVED TO BE INCORRECT.

     Generally, chinadotcom offers customers in each of its business segments the following credit terms:

     - For sales of IT products, "30 to 60 days credit from date of delivery of software" or "cash on delivery";

     - For sales of consulting services, "30 to 60 days credit after completion of milestones set forth in the agreement";

     - For sales in the mobile services and applications segment (a business segment introduced in 2003), "90 days credit from the date of the issuance of invoices which usually takes place one month following the month of actual sales"; and

     - For sales in the advertising and marketing activities segment, "cash on delivery", "14 days after completion of campaign" or "30 days credit".

     In the software and consulting services segment, during 2001 and 2002, 34.3% and 40.6% of accounts receivables were outstanding greater than 60 days, respectively, aggregating $4.7 million and $2.8 million, respectively. Days sales outstanding in this segment were 301 and 162 days, respectively, during 2001 and 2002. During 2003, accounts receivables outstanding greater than 60 days declined to 9.3% of accounts receivable and aggregated $1.0 million. Days sales outstanding was reduced to 78 days during 2003.

     In the advertising and marketing activities segment, during 2001 and 2002, 50.5% and 52.8% of accounts receivables were outstanding greater than 30 days, respectively, aggregating $5.6 million and $5.7 million, respectively. Days sales outstanding in this segment were 224 and 148 days, respectively, during 2001 and 2002. During 2003, accounts receivables outstanding greater than 30 days declined to 43.8% of accounts receivable and aggregated only $0.7 million. Days sales outstanding was reduced to 30 days during 2003.

     In the mobile services and applications segment (a business segment introduced in 2003), during 2003, 20.3% of accounts receivables were outstanding greater than 90 days aggregating $1.3 million. Days sales outstanding in this segment were 138 days during 2003.

     As a result, during 2001 and 2002, chinadotcom's accounts receivables balances were outstanding longer than would be expected if its stated credit policies were consistently enforced. chinadotcom attributes the inconsistency to several factors, including the following:

     - The general economic downturn commencing in 2000 and continuing through 2002 which impacted in particular the internet industry and internet companies, and caused many of such companies who were its customers to experience cashflow problems and delay payments to suppliers;

     - Turnover in a client's organization whereby the new persons-in-charge did not acknowledge the original project contracts signed with it or accept the work authorized by their predecessors;

     - A change of control in the customer's organization during the project period whereby all payments were withheld and time of payment became uncertain;

     - Miscommunication within a client's organization, such as between the user department and the finance department, which resulted in partial or non-payment;

     - A common business practice in China where customers delay payments beyond their due dates; and

     - A common business practice in China where if a company is perceived to be "failing" or discontinuing its businesses, then debtors to the company would not settle their outstanding payments, irrespective of any contractual obligations because of a view by the debtor that the company would not have the resources or capacity to be able to collect or effectively enforce collection.

     Improvements during 2003 in the aggregate accounts receivable balances overdue, accounts receivables balances overdue as a percentage of aggregate accounts receivables, and days sales outstanding was attributable to several factors, including the following:

     - Acquisition of businesses, such as IMI, that have shorter and better-managed credit terms; and

     - Improvements in chinadotcom's collection processes.

     chinadotcom has concluded, despite such inconsistencies, that the recorded accounts receivable balances are collectible based on its credit procedures, including assessing customers' credit risk, establishing credit limits, performing credit checks when warranted, and signing contracts with all customers to establish a legal obligation to pay. In addition, chinadotcom complies with the revenue recognition criteria relating to collectibility included for mobile applications and advertising and marketing activities in SAB 101, for sale of IT products in SOP 91-2 paragraph 8, and for consulting services in SOP 81-1 paragraph 23.

     While chinadotcom has improved the collectibility of its accounts receivable and believe that its cash and cash equivalents balance of $125.5 million as of March 31, 2004 should allow it to continue operations despite any continued delays in collecting accounts receivable, chinadotcom's financial condition and results of operations would be adversely affected in the event that its judgments regarding the collectibility of its accounts receivable prove to be incorrect.

  BECAUSE CHINADOTCOM RELIES ON LOCAL MANAGEMENT FOR MANY OF ITS LOCALIZED ENTERPRISE SOFTWARE, OUTSOURCED SOFTWARE DEVELOPMENT AND VALUE ADDED MOBILE SERVICES BUSINESSES, ITS BUSINESS MAY BE ADVERSELY AFFECTED IF IT CANNOT EFFECTIVELY MANAGE LOCAL OFFICERS OR PREVENT THEM FROM ACTING OR FAILING TO ACT AT ITS DIRECTION.

     In connection with its strategy to develop its enterprise software business, outsourced software development and service business, and mobile and portal businesses, chinadotcom may have and may continue to acquire interests in companies in local markets where chinadotcom has limited experience with operating assets and businesses in such jurisdictions, including enterprise software companies in the United States, Canada and Europe, outsourced software developers in the People's Republic of China, or PRC, and India, and developers of add-on services for mobile devices in Hong Kong and the PRC. As a result, it may be necessary for chinadotcom to rely on its local management with limited oversight. If chinadotcom cannot effectively manage its local officers and management, or prevent them from acting or failing to act at its direction, these problems could have a material adverse effect on its business, financial condition, results of operations and share price.

  BECAUSE SOME OF CHINADOTCOM'S DIRECTORS AND OFFICERS ACT IN SIMILAR CAPACITIES FOR CIC OR XINHUA NEWS AGENCY, OR XINHUA, THEY MAY NOT BE ABLE TO DEVOTE SUFFICIENT ATTENTION TO CHINADOTCOM OR MAY FACE CONFLICTS OF INTEREST WITH CHINADOTCOM.

     One of chinadotcom's seven directors also serves as a director for CIC. chinadotcom's Vice Chairman also serves as an officer for CIC and beneficially owns a significant percentage of the equity of both chinadotcom and CIC. Affiliated companies of Xinhua, a significant shareholder, also own a significant percentage of CIC. Among chinadotcom's directors, one is an executive officer of Xinhua. Because these individuals are or will be required to devote attention to CIC or Xinhua, they may be unable to devote a sufficient amount of attention to chinadotcom. Furthermore, additional conflicts of interest may arise to the extent that future changes in chinadotcom's business model and strategy cause it to compete with CIC, Xinhua and their respective affiliates in similar industries and markets in Greater China and elsewhere in Asia. In June 1999, chinadotcom entered into an agreement with CIC that limits the ability of those of its directors or officers who are also CIC directors or officers to take advantage of corporate opportunities presented to them as directors or officers of chinadotcom. There is no assurance that this agreement can be enforced effectively if it is violated against chinadotcom's interest.

  CHINADOTCOM'S SHAREHOLDERS MAY INCLUDE SOME OF ITS SUPPLIERS, CUSTOMERS AND DEBTORS, THE INTERESTS OF WHICH MAY BE IN CONFLICT WITH CHINADOTCOM'S, AND WHOSE ACTIONS MAY AFFECT CHINADOTCOM'S BUSINESS NEGATIVELY.

     chinadotcom's shares are held by institutional investors, strategic shareholders, suppliers, customers, investees, guarantors and debtors, The deterioration of its relationships with any of these shareholders could cause them to dispose of their chinadotcom shares and could negatively affect chinadotcom's financial condition, business prospects and share price.

     In addition, there can be no assurance that despite non-compete and confidentiality arrangements and other fiduciary obligations that may apply, chinadotcom's shareholders or directors have not used or will not use information obtained as a result of association with chinadotcom to compete against it, directly or indirectly. If such information is used to compete against chinadotcom, its business, financial or other condition, results of operations and share price could be materially and adversely affected.

  CHINADOTCOM IS SUBJECT TO RISKS RELATED TO ITS PURCHASE OF URLS FROM CIC, WHICH COULD MATERIALLY AND ADVERSELY IMPACT ITS BUSINESS STRATEGY AND VALUE OF THESE ASSETS IN THE EVENT THE VALUE PAID FOR THE URLS WAS NOT REASONABLE, THIRD PARTIES BRING CLAIMS FOR INTELLECTUAL PROPERTY INFRINGEMENT, THIRD PARTY CREDITORS OF CIC BRING CLAIMS OF UNFAIR PREFERENCE IN THE EVENT CIC IS LIQUIDATED, OR CHINADOTCOM IS REQUIRED TO RECORD AN IMPAIRMENT ON THE VALUE OF THE URLS.

     In February 2002, chinadotcom completed the payment related to the purchase of three Uniform Resource Locators, or URLs, www.china.com, www.hongkong.com and www.taiwan.com, and related intellectual property rights for $16.8 million, from CIC pursuant to an agreement reached with CIC in October 2001.

     While chinadotcom believes that the URLs are of material importance to its business strategy and operations, chinadotcom's acquisition of the URLs involves significant risks, including:

     - While it relied upon valuations as determined by internationally recognized third party valuation concerns, as well as commercial negotiations with CIC, chinadotcom cannot guarantee that the purchase price it paid for the URLs is fair, reasonable or market value or that such fair, reasonable and market value price is readily or objectively determinable.

     - Under existing intellectual property laws in various countries (such as the United States and Hong Kong), a mark that has location significance or geographical significance such as the URLs cannot be registered as a trademark. As a result, the purchase of the URLs may not be an effective means to resolve chinadotcom's trademark ownership concerns, and it may continue to be vulnerable to intellectual property ownership and use risks, such as challenges by third parties of infringement.

     - chinadotcom believes that the URLs will serve an important business purpose for a period of 20 years, and as such chinadotcom has chosen to amortize them on a straight-line basis over a period of 20 years. However, given the unique nature of the URLs and its short operating history, it cannot be assured that this time period will accurately correlate with the actual useful life of the URLs.

     - chinadotcom cannot provide any assurances that it will not have to record impairment of the value of the URLs to comply with US GAAP.

     Any of these risks could materially and adversely affect our reputation, our mobile services and advertising businesses and business prospects.

RISKS RELATING TO TREASURY MANAGEMENT

  IN AN ATTEMPT TO INCREASE ITS TREASURY YIELD, CHINADOTCOM HAS INVESTED IN DEBT SECURITIES WHICH EXPOSE IT TO INTEREST RATE AND CREDIT RISKS WHICH COULD CAUSE IT TO LOSE ITS INTEREST PAYMENTS OR INVESTED PRINCIPAL.

     In order to increase the yield from its invested cash pending its use in the conduct of its business, chinadotcom has increased its leverage and invested in debt securities that expose it to market risks such as credit default and interest rate risk.

     chinadotcom manages its interest rate risk by maintaining a portfolio of trading and held-to-maturity investments which it believes to have high credit quality and relatively short average maturities. These instruments may include, but are not limited to, money-market instruments, bank time deposits, and variable rate and fixed rate obligations of corporations, government, and government sponsored enterprises such as the Federal National Mortgage Association, or Fannie Mae, in accordance with an investment policy approved by its Board of Directors. These instruments are denominated in U.S. dollars. The fair market value of chinadotcom's debt security investments, as of March 31, 2004, was $232.4 million.

     chinadotcom also holds cash balances in accounts with commercial banks in the United States and foreign countries. These cash balances represent operating balances only and are invested in short-term time deposits of the local bank.

     Many of chinadotcom's investments carry interest rate risk. When interest rates fall, the income from chinadotcom's investments in variable-rate securities declines. When interest rates rise, the fair market value of its investments in fixed-rate securities declines. Due in part to these factors, chinadotcom's future investment income may fall short of expectations or it may suffer losses in principal if forced to sell securities, which have declined in market value due to changes in interest rates. chinadotcom attempts to mitigate risk by holding fixed-rate securities to maturity, but, if its liquidity needs force chinadotcom to sell fixed-rate securities prior to maturity, it may experience a loss of principal.

     chinadotcom is also exposed to the risk of default by the issuers of its debt securities. chinadotcom attempts to mitigate credit default risk by purchasing only investment grade securities as categorized by Moody's Investor Service and Standard and Poor's. The following chart breaks down chinadotcom's debt securities portfolio into four primary risk categories based on the Standard and Poor's credit ratings as of March 31, 2004.

RATING (STANDARD & POOR'S)                                     AAA    AA     A    BBB    TOTAL
--------------------------                                    -----   ---   ---   ----   -----
Amounts of debt securities outstanding as of March 31, 2004
  (in US$ millions)
Moody's Investors Service...................................  222.7   0.0   0.0    9.7   232.4
Standard & Poor's...........................................  222.7   0.0   0.0    9.7   232.4

     As of March 31, 2004, chinadotcom's entire treasury portfolio of $232.4 million, was effectively reflected in its consolidated financial statements at current market prices. At the end of each quarter, if the end of quarter price is below the original investment cost, the difference is charged to "accumulated other comprehensive income" under the shareholders' equity section of chinadotcom's consolidated balance sheet. If the fair market value of any of its debt investments remains below its investment cost and is considered "other than temporary," this decline would then be reflected as an expense under "impairment of cost investments and available-for-sale securities" in its consolidated income statement. Any such adjustment could have a material adverse effect on chinadotcom's business, financial condition, results of operations and share price.

     In addition, sharp price movements or volatility shocks may reduce the liquidity of chinadotcom's treasury portfolio and in some circumstances its debt instruments may have no tradeable market. This could prevent chinadotcom from altering or closing its security positions without incurring substantial losses. Certain of chinadotcom's investments would be subject to the additional risks of trading in foreign debt securities, which may not be regulated as rigorously as similar investments in the United States. Any losses from chinadotcom's investments in treasury instrument could have a material adverse effect on its business, financial condition, results of operations and share price.

  CHINADOTCOM'S ENTRY INTO REPURCHASE FACILITIES WITH FORTIS BANK AND DBS BANK EXPOSES IT TO INTEREST RATE, MARKET AND CREDIT RISKS WHEN IT BORROWS FUNDS FROM THESE FACILITIES TO MAKE OTHER INVESTMENTS.

     chinadotcom has entered into repurchase facilities with Fortis Bank nv-sa an AA- rated bank (as rated by Standard & Poor's) and DBS Bank, an A+ rated bank (as rated by Standard & Poor's). The Fortis Bank facility allows chinadotcom to draw up to $250.0 million for a one-year term. The DBS Bank facility allows chinadotcom to draw up to $150.0 million for a three year term. Each drawdown will be agreed upon with the corresponding bank before execution. Both facilities were established to provide chinadotcom with a source of capital to give it the flexibility to finance working capital requirements and acquisitions, as well as its treasury management program, without having to liquidate its investment portfolio on short notice.

     Under the repurchase facilities, a drawdown requires chinadotcom to sell debt securities from its portfolio to the bank at an agreed to price, and the bank agrees to sell back to chinadotcom the same securities at the same purchase price at a later date. In effect, the bank retains title to chinadotcom's securities as collateral during the life of the drawdown; however, the bank has agreed to pay chinadotcom any income associated with the debt securities sold. In return, chinadotcom has agreed to pay interest to the bank at a base-rate of Libor plus a fixed 0.20% or 0.35%. This base rate is set on every 3 month, 6 month or 1 year anniversary of the execution of the draw down, as chinadotcom and the bank may mutually agree.

     Use of the repurchase facilities with Fortis Bank and DBS Bank creates the following three primary risks:

     - The risk associated with increased leverage which includes chinadotcom's obligation to pay back the borrowed funds in a timely manner which may require chinadotcom to liquidate a portion of its treasury portfolio at a loss to repay the borrowing.

     - By setting aside debt securities as collateral under either repurchase facility, chinadotcom incurs the risk that if the banks themselves were to undergo an insolvency event, it could lose all or part of its debt securities set aside at such time with the bank.

     - The interest that chinadotcom pays under the repurchase facilities is dependent upon Libor, and therefore, chinadotcom's future interest expenses with respect to any amounts drawn under the repurchase facilities may exceed chinadotcom's expectations due to changes in interest rates. For example, if Libor rises extremely rapidly over the next few years, chinadotcom's interest expenses will rise commensurately.

Further, because chinadotcom has purchased, as of March 31, 2004, under the repurchase facilities approximately $10.1 million of debt securities with drawdowns under its repurchase facilities, it is subject to risk associated with investment leverage. Since the base rate (Libor) of chinadotcom's drawdowns are reset periodically, in rising interest rate environments, chinadotcom runs the risk that its borrowing rate might exceed any interest income that it receives from the debt securities purchased with the proceeds of draw downs from the repurchase facilities. Any such negative interest rate differential, or "negative carry", could have a lead to material adverse effect on chinadotcom's financial results.

  CHINADOTCOM RELIES UPON ITS INTERNAL CONTROL SYSTEMS TO MANAGE ITS TREASURY OPERATIONS, AND ITS TREASURY PORTFOLIO AND RETURNS ON ITS TREASURY PORTFOLIO MAY BE ADVERSELY AFFECTED IF IT INCURS GREATER RISK THAN OTHERWISE APPROPRIATE OR DOWNGRADES OCCUR IN ITS PORTFOLIO.

     Any failure by chinadotcom to maintain adequate treasury management control systems, it could have a material adverse effect on its business, results of operations and financial condition. While it continually assesses and improves its treasury management systems and policies, there is no assurance that its system of controls and policies will effectively prevent the incurrence of greater risk than is otherwise appropriate. Downgrades in its portfolio of investment grade debt securities may have a material adverse effect on chinadotcom's business, results of operations and financial condition. It may decide to outsource all or a portion of the investment management of its portfolio of debt securities to third party professional bond portfolio managers.

  CHINADOTCOM GENERALLY HAS NOT OUTSOURCED MANAGEMENT OF ITS DEBT INVESTMENT PORTFOLIO TO PROFESSIONAL PORTFOLIO MANAGERS. A PROFESSIONAL PORTFOLIO MANAGER MAY BE ABLE TO GENERATE A HIGHER RETURN ON CHINADOTCOM'S DEBT INVESTMENTS THAN ITS INTERNAL TREASURY STAFF.

     chinadotcom generally has not outsourced a significant portion of its debt investment portfolio to professional portfolio managers. Professional managers may have broader experience and might enjoy greater resources than those available to chinadotcom's internal treasury personnel. These factors might chinadotcom may have achieved a higher return on investments if chinadotcom had outsourced management of its debt investment portfolio. As at March 31, 2004 chinadotcom's portfolio of securities managed by a third party professional manager includes only $9.7 million invested with the Centauri Fund (currently rated BBB by Standard & Poor's and Baa2 by Moody's Investors Service) which is a bond fund. Accordingly, chinadotcom is exposed to external management risk for this investment, and chinadotcom relies on the professional skills of the fund manager to deliver its target interest income. The investment in the Centauri Fund is highly illiquid and could be difficult to realize prior to first available redemption in 2006.

RISKS RELATING TO CHINADOTCOM'S SOFTWARE AND CONSULTING SERVICES BUSINESS

  AS CHINADOTCOM PURSUES ITS STRATEGY OF DEVELOPING ITS ENTERPRISE SOFTWARE BUSINESS, IT IS EXPOSED TO A VARIETY OF RISKS IN THIS MARKET THAT MAY AFFECT ITS ABILITY TO GENERATE REVENUES FROM THE SALE OF ENTERPRISE APPLICATION SOFTWARE AND RELATED SUPPORT SERVICES.

     As chinadotcom pursues its strategy of developing its enterprise software business, it anticipates that it will generate additional revenues in the future from the sale of various enterprise software application packages and related services. Accordingly, any event that adversely affects fees derived from the sale of such systems would have a material adverse affect on its business, results of operations and performance. For example, the market for enterprise software application products was negatively impacted in 1999 and the first half of 2000 by Year 2000 concerns. Similarly, in 2001 and continuing through the fourth quarter of 2002, the market for enterprise software application products continued to be negatively impacted by challenging economic conditions in the United States. Other such events may include:

     - competition from other products;

     - flaws in its products;

     - incompatibility with third party hardware or software products;

     - negative publicity or valuation of its products and services; and

     - obsolescence of the hardware platforms or software environments on which its systems run.

  THE MARKET FOR ENTERPRISE SOFTWARE APPLICATION PRODUCTS AND SERVICES IS HIGHLY COMPETITIVE. CHINADOTCOM HAS ENTERED THIS MARKET RECENTLY, AND IF CHINADOTCOM FAILS TO COMPETE EFFECTIVELY, ITS FAILURE COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The business information systems industry in general and the enterprise software industry in particular are very competitive and subject to rapid technological change. Many of chinadotcom's current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition, larger technical staffs and a larger installed customer base than chinadotcom. A number of companies offer products that are similar to its products and that target the same markets. In addition, many of these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products than chinadotcom. Furthermore, because there are relatively low barriers to entry in the software industry, chinadotcom expects additional competition from other established and emerging companies. Such competitors may develop products and services that compete with chinadotcom's or may acquire companies, businesses and product lines that compete with chinadotcom. It is also possible that competitors may create alliances and rapidly acquire significant market share. Accordingly, chinadotcom cannot assure you that its current or potential competitors will not develop or acquire products or services comparable or superior to those that it develops, combine or merge to form significant competitors or adapt more quickly than chinadotcom to new technologies, evolving industry trends and changing customer requirements. Competition could cause price reductions, reduced margins or loss of market share, any of which could materially and adversely affect its strategy in this market, and affect its business, operating results and financial condition.

     chinadotcom is focused on building chinadotcom's intellectual property asset base, establishing partnerships with software vendors and broadening the overall software product offerings in the areas of enterprise solutions and integration. chinadotcom is pursuing this strategy through acquisitions, strategic partnerships, joint ventures, consolidation of software assets and restructurings, or combinations of the foregoing approaches. chinadotcom cannot assure you that it will be able to successfully implement this strategy or that the strategy will prove successful.

  THE OVERALL MARKET FOR CHINADOTCOM'S CONSULTING SERVICES BUSINESS REMAINED RELATIVELY WEAK DURING FIRST HALF OF 2003, AND DEMAND MAY REMAIN WEAK FOR SOME TIME BECAUSE OF THE CURRENT ECONOMIC CLIMATE, WHICH COULD LEAD TO CANCELLATIONS OR DELAYS IN BUSINESS AND TECHNOLOGY CONSULTING INITIATIVES ADVERSELY AFFECTING CHINADOTCOM'S BUSINESS AND GROWTH PROSPECTS.

     The market for consulting services has changed rapidly over the last several years. Since the second half of 2000, many companies have experienced financial difficulties or uncertainty, and canceled or delayed spending on technology initiatives as a result. These companies typically are not demonstrating the same urgency regarding technology initiatives that existed during the economic expansion that stalled in 2000. If large companies continue to cancel or delay their business and technology consulting initiatives because of the current economic climate, or for other reasons, chinadotcom's business, results of operations and financial condition and results of operations may be materially and adversely affected.

  A SUBSTANTIAL AMOUNT OF CHINADOTCOM'S CONSULTING REVENUES ARE BILLED ON A FIXED PRICE BASIS WHICH MAY BE SUBJECT TO COST OVERRUNS IF IT DOES NOT ACCURATELY ESTIMATE THE COSTS OF THESE ENGAGEMENTS OR IF CLIENTS CHANGE THE SCOPE OF A PROJECT.

     A substantial percentage of chinadotcom's consulting engagements are individual, non-recurring, short-term projects billed on a fixed price basis as distinguished from a method of billing on a time and materials basis. At times this requires chinadotcom to commit unanticipated additional resources to complete consulting engagements, which may result, and has in the past resulted, in losses on certain engagements. chinadotcom's failure to obtain new consulting business in any given quarter or estimate accurately the resources and time required for a consulting engagement, to manage client expectations effectively regarding the scope of the services to be delivered for the estimated fees or to complete fixed price engagements within budget, on time and to clients' satisfaction (particularly if a client changes the scope of the project) could expose chinadotcom to risks associated with cost overruns and penalties, any of which could have a material adverse effect on its business, results of operations and financial condition.

  CHINADOTCOM'S CLIENTS COULD UNEXPECTEDLY TERMINATE THEIR CONTRACTS FOR ITS SERVICES WHICH COULD RESULT IN A LOSS OF EXPECTED REVENUES AND ADDITIONAL EXPENSES FOR REDEPLOYMENT OF STAFF AND RESOURCES.

     The standard terms for chinadotcom's consulting services contract include a down payment of 30% of the fee at the commencement of the contract with the balance of the payments subject to the achievement of specific milestones and deliverables. chinadotcom generally does not require collateral for accounts receivable. The final payment is due upon the completion of successful user acceptance testing. However, most of chinadotcom's consulting services contracts can be cancelled by the client with limited advance notice and without significant penalty. Termination by any client of a contract for its services could result in a loss of expected revenues and additional expenses for redeployment of staff and resources that were allocated to the terminated engagement. chinadotcom could be required to maintain underutilized employees who were assigned to the terminated contract. The unexpected cancellation or significant reduction in the scope of any of its large projects could have a material adverse effect on its business, results of operations and financial condition.

  THE SERVICE CONTRACTS CHINADOTCOM SIGNS WITH ITS CUSTOMERS MAY EXPOSE IT TO POTENTIAL LITIGATION AND LIABILITIES.

     chinadotcom's consulting services and advertising businesses involve services agreements with customers, some of which do not have disclaimers or limitations on liability for special, consequential and incidental damages, or do not have caps or have relatively high caps on the amounts its customers can recover for damages. chinadotcom does not carry professional indemnity or other insurance covering its exposure to any claims or breaches under the customer contracts. While there are no current claims or litigation in connection with the service contracts, there can be no assurance that future claims will not arise. Any claim under customer contracts could subject chinadotcom to litigation and give rise to substantial liability for damages, including special, consequential or incidental, that in turn could materially and adversely affect its business and financial condition.

  FAILURE BY ITS THIRD PARTY SUPPLIERS TO PROVIDE CHINADOTCOM WITH SOFTWARE AND HARDWARE COMPONENTS WILL AFFECT ITS ABILITY TO OPERATE ITS BUSINESS.

     chinadotcom depends on third party suppliers of software and hardware components. For its various business units, it relies on components that are sourced from key suppliers, including Best Software, Inc., Cisco Systems, Inc., International Business Machines Corporation, LSI Logic Corporation, Microsoft Corporation, Network Appliance, Inc., Oracle Corporation, Siebel Systems Inc., Sun Microsystems Corporation and Vignette Corporation. Any failure or delay on the part of its suppliers may prevent chinadotcom from receiving the components, products and support it needs to conduct its operations. chinadotcom's inability to develop alternative sources for the software and hardware it needs to operate its business may materially and adversely affect its operating efficiency and results of operations.

  TIMING DIFFERENCES BETWEEN WHEN CHINADOTCOM IS OBLIGATED TO PAY ITS VENDORS FOR THE PURCHASE OF SOFTWARE PRODUCTS FROM THEM AND THE TIME CHINADOTCOM IS PAID BY ITS CUSTOMERS FOR THE SOFTWARE PRODUCTS IT RESELLS TO THEM EXPOSES CHINADOTCOM TO CREDIT RISKS, WHICH MAY ADVERSELY AFFECT ITS BUSINESS AND RESULTS OF OPERATIONS.

     In connection with its sale of software products and enterprise software, chinadotcom may purchase such products from vendors and then resell to customers. Typically, the payment terms for the third party software are 60 days from the date of invoice, but in some cases payment may be required upon delivery. If the customers do not pay the full amount invoiced by chinadotcom, which may occur if a customer files for bankruptcy among other circumstances, chinadotcom may not collect sufficient funds from customers to cover the original cost of the third party software that it has already purchased. In addition, if chinadotcom cannot collect funds from its customers in a timely manner, which may occur if a customer is experiencing cashflow issues among other circumstances, it may not generate sufficient cashflows to cover the original purchase price of third-party products. These credit risks may adversely affect chinadotcom's business and results of operations.

  CHINADOTCOM'S FAILURE TO SUCCESSFULLY INTRODUCE, MARKET AND SELL NEW PRODUCTS AND TECHNOLOGIES, ENHANCE AND IMPROVE EXISTING PRODUCTS IN A TIMELY MANNER, AND PROPERLY POSITION OR PRICE CHINADOTCOM'S PRODUCTS, AS WELL AS UNDETECTED ERRORS OR DELAYS IN NEW PRODUCTS OR NEW VERSIONS OF A PRODUCT OR THE FAILURE OF ANTICIPATED MARKET GROWTH COULD INDIVIDUALLY AND/OR COLLECTIVELY HAVE A MATERIAL ADVERSE EFFECT ON ITS BUSINESS, RESULTS OF OPERATIONS OR FINANCIAL POSITION.

     chinadotcom's IT and enterprise software products compete in a market characterized by rapid technological advances in hardware and software development, evolving standards in computer hardware and software technology and frequent new product introductions and enhancements. chinadotcom continually seeks to expand and refresh its product offerings to include newer features or products, and enter into agreements allowing integration of third-party technology into its products. The introduction of new products or updated versions of continuing products has inherent risks, including, but not limited to:

     - product quality, including the possibility of software defects, which could result in claims against chinadotcom or the inability to sell its software products;

     - the fit of the new products and features with the customer's needs, which could result the customer seeking the product elsewhere;

     - the successful adaptation of third-party technology into chinadotcom's products, which may result in the failure of chinadotcom's product to perform at its maximum potential;

     - educating chinadotcom's sales, marketing and consulting personnel to work with the new products and features, which may place a strain of chinadotcom resources;

     - competition from earlier and more established entrants that may have more significant resources than chinadotcom;

     - market acceptance of initial product releases;

     - marketing effectiveness; and

     - the accuracy of assumptions about the nature of customer demand, whereas actual demand could be limited or non-existent.

     Additionally, as newer products are deployed, chinadotcom's service and maintenance organizations, along with its partners, will have to rapidly increase their ability to install and service these products, and chinadotcom must rapidly improve its products' ease-of-implementation and ease-of-use. The failure to successfully increase these capacities and make these improvements could result in significantly lower customer satisfaction, which could lead to lower license revenue.

  FAILURE TO UPGRADE OLDER PRODUCTS WILL ADVERSELY AFFECT CHINADOTCOM'S SOFTWARE REVENUE.

     As chinadotcom or its competition introduces newer products, the market's demand for chinadotcom's older products declines. Declining demand reduces revenue from additional licenses and reduces maintenance revenue from past purchasers of chinadotcom's software. chinadotcom must continually upgrade its older products in order for its customers to continue to see value in its maintenance services. If chinadotcom is unable to provide continued improvements in functionality, or, alternatively, move customers with chinadotcom's older products to its newer products, declining maintenance and new license revenue from older products could have a material adverse effect on chinadotcom's enterprise software business.

  IF CHINADOTCOM IS UNABLE TO DEVELOP NEW AND ENHANCED PRODUCTS THAT ACHIEVE WIDESPREAD MARKET ACCEPTANCE, IT MAY BE UNABLE TO RECOUP PRODUCT DEVELOPMENT COSTS, AND ITS EARNINGS AND REVENUE MAY DECLINE.

     chinadotcom's future success depends on its ability to address the rapidly changing needs of customers by developing and introducing new products, product updates and services on a timely basis. chinadotcom must also extend the operation of its products to new platforms and keep pace with technological developments and emerging industry standards. chinadotcom commits substantial resources to developing new software products and services. If the markets for these new products do not develop as anticipated, or demand for chinadotcom's products and services in these markets does not materialize or occurs more slowly than chinadotcom expects, it will have expended substantial resources and capital without realizing sufficient revenue, and its enterprise software business and operating results could be adversely affected.

  CHINADOTCOM'S ENTERPRISE SOFTWARE REVENUES AND OPERATING RESULTS FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER WHICH MAY CAUSE VOLATILITY IN CHINADOTCOM'S SHARE PRICE.

     Many factors have caused and may in the future cause chinadotcom's enterprise software revenue and operating results to fluctuate significantly. Some of these factors are:

     - the timing of significant orders, delivery and implementation of their products;

     - the gain or loss of any significant customer;

     - the number, timing and significance of new product announcements and releases by chinadotcom or its competitors;

     - chinadotcom's ability to acquire or develop (independently or through strategic relationships with third parties), introduce and market new and enhanced versions of its products on a timely basis;

     - possible delays in the shipment of new products and purchasing delays of current products as its customers anticipate new product releases;

     - order cancellations and shipment rescheduling or delays;

     - patterns of capital spending and changes in budgeting cycles by its customers;

     - market acceptance of new and enhanced versions of chinadotcom's products;

     - changes in the pricing and the mix of products and services chinadotcom sells;

     - seasonal variations in chinadotcom's sales cycle;

     - the level of product and price competition;

     - changes in operating expenses;

     - exchange rate fluctuations;

     - the timing of any acquisitions and related costs; and

     - changes in personnel and related costs.

     In addition, chinadotcom expects that a substantial portion of its enterprise software revenues will continue to be derived from renewals of maintenance contracts from customers of its software applications. These maintenance contracts typically expire on an annual basis, and the timing of cash collections of related revenues varies from quarter to quarter. In addition, chinadotcom's new license revenue and results of operations may fluctuate significantly on a quarterly and annual basis in the future, as a result of a number of factors, many of which are outside of its control. A sale of a new license generally requires a customer to make a purchase decision that involves a significant commitment of capital. As a result, the sales cycle associated with the new license revenue will vary substantially and will be subject to a number of factors, including customers' budgetary constraints, timing of budget cycles and concerns about the pricing or introduction of new products by chinadotcom or its competitors.

RISKS RELATING TO CHINADOTCOM'S ADVERTISING AND MARKETING BUSINESS

  CHINADOTCOM IS SEEKING TO RE-ORIENT ITS ADVERTISING STRATEGY, AND HAS SIGNIFICANTLY REDUCED OPERATIONS IN ONLINE ADVERTISING AND E-MARKETING SERVICES, AND CANNOT ASSURE YOU THAT IT WILL BE SUCCESSFUL IN GENERATING REVENUES OR MARGINS FROM ITS REORIENTED ADVERTISING STRATEGY SUFFICIENT TO REPLACE REVENUES AND MARGINS FROM ITS REDUCED ONLINE ADVERTISING AND E-MARKETING SERVICES BUSINESSES.

     chinadotcom is seeking to re-orient its advertising strategy away from online advertising and e-marketing services with low margins performed for a fixed fee which relies upon short-term advertising campaigns dependent upon high volume to higher margin database marketing related services used to develop targeted campaigns for clients. In chinadotcom's experience, margins from online advertising and e-marketing services range from 20% to 30% versus margins in database marketing related services which range from 50% to 70%. chinadotcom cannot assure you that it will be successful in generating sufficient revenues or margins from its database marketing related services to replace revenues and margins from its reduced online advertising and e-marketing services business.

  CHINADOTCOM'S STRATEGY TO TARGET HIGHER MARGIN DATABASE MARKETING RELATED SERVICES THROUGH ITS SUBSIDIARY MEZZO BUSINESS DATABASES PTY LIMITED, OR MEZZO BUSINESS, WHICH GENERATED ONLY A VERY SMALL PORTION OF ADVERTISING REVENUES IN 2003, IS SUBJECT TO NUMEROUS RISKS, AND MAY NOT BE SUCCESSFUL, WHICH COULD LIMIT THE AMOUNT OF ADVERTISING REVENUES CHINADOTCOM CAN GENERATE.

     chinadotcom's re-oriented advertising strategy is to target higher margin database marketing related services utilizing data mining techniques. Data mining involves the process of analyzing significant amounts of data retained in a database to uncover underlying patterns that may indicate trends or relationships, and has become a more important part of customer relationship management as a method to better understand customer behavior and preferences. The uncovered relationship can then be utilized by a client to develop a targeted customer campaign. Database marketing related services generated only a very small portion of chinadotcom's advertising revenues in 2003, and is subject to numerous risks, including the following:

     - chinadotcom may not be able to successfully market services in this business segment outside of Australia where most of the businesses providing these services are currently located;

     - chinadotcom may not be able to attract larger clients with correspondingly larger marketing budgets due to the limited size and scope of its currently operational base in Australia;

     - chinadotcom may not be able to compete against other companies in this business segment which may have or develop better quality data sets and related products and services than chinadotcom's;

     - chinadotcom may not be able to successfully migrate, if necessary, its current data sets, products and services to other technology formats in the future;

     - chinadotcom may not be able to effectively manage Mezzo Business if the founder and current general manager leave the business at the conclusion of the earn-out period on June 30, 2004; and

     - chinadotcom may suffer reductions in revenues and profits in the future as a result of any changes in privacy related legislation that could reduce the distribution potential of its databases.

  CHINADOTCOM'S RE-ORIENTED ADVERTISING STRATEGY DEPENDS UPON MEZZO'S ABILITY TO MAINTAIN UP-TO-DATE DATA SETS. IF MEZZO FAILS TO MAINTAIN ITS DATA SETS, ITS SERVICES WILL BE LESS ATTRACTIVE TO CUSTOMERS AND CHINADOTCOM'S PROSPECTS RELATING TO ITS ADVERTISING BUSINESS WILL BE ADVERSELY AFFECTED.

     chinadotcom's re-oriented advertising strategy depends upon Mezzo's ability to maintain up-to-date data sets. If Mezzo fails to maintain its data sets, its services will be less attractive to customers. The ability of Mezzo to maintain its data sets can be affected by governmental actions in Australia, as well as actions by third parties to protect their proprietary rights, although Mezzo is not aware of any current prohibitions applicable to it which would prohibit its ability to maintain its databases. For example:

     - The Australian government has moved to restrict the use of publicly available telephone data in the Integrated Public Number Database for both consumers and business. While Mezzo believes that such governmental action will not impact Mezzo's results of operations because such data has not historically been used as a data source, restrictions on the use of such data eliminates a potentially cost effective manner to increase the accuracy of telephone contact data in Mezzo's datasets; and

     - A number of other database marketing organizations in Australia which compete with Mezzo rely on digitized versions of the Yellow Pages business telephone directory to generate and maintain their databases. Telstra, which owns the copyright to the Australian Yellow Pages, has recently moved to restrict the publishing and sale of Yellow Pages data by taking legal action against the major publisher of that material in Australia. Mezzo does not believe that actions by Telstra will impact Mezzo's business because Mezzo does not rely on Yellow Pages material to produce its datasets.

 PRIVACY CONCERNS MAY LIMIT OR PREVENT CHINADOTCOM FROM SELLING DEMOGRAPHICALLY TARGETED ONLINE ADVERTISING IN THE FUTURE.

     To the extent that chinadotcom collects data derived from user activity on its online advertising network, it cannot be certain that any trade secret, copyright or other protection will be available for this data or that third parties will not assert their rights to the data. chinadotcom must also keep information regarding Web publishers confidential under its contracts with Web publishers. In addition, various technologies seeking to protect privacy, including the following, have affected or may affect its advertising business:

     - any limitation on its ability to use cookies, which are bits of information keyed to a specific server, file pathway or directory location that are stored on a user's hard drive and passed to a Web site's server through the user's browser software, could impair its future targeting capabilities; and

     - web-browsing software with enhanced privacy preference settings, allowing users to define settings to reject third party cookies automatically, may lower the total pool of users from whom any cookie-based third party ad serving solutions can collect and target ad delivery based on demographic data or data mining techniques.

     In Hong Kong, a company will contravene the Personal Data Ordinance, privacy legislation in force in Hong Kong, if it collects information on its users, analyzes the information for a profile of the user's interests and sells or transmits the profiles to third parties for direct marketing purposes without the user's consent. As part of its future advertisement delivery system, chinadotcom will be integrating information including a user's online response rate to advertisements, name, address, age or e-mail address with third party databases to generate a comprehensive demographic profile of the Internet user. The transfer of this information, which provides an individual's profile, may contravene the Personal Data Ordinance unless the individual expressly consents to the use of this information. chinadotcom's future inability to obtain demographic profiles from Internet users that do not consent to this use or any contravention of relevant privacy legislation in its data collection or use or storage may have a material and adverse effect on its business.

RISKS RELATING TO CHINADOTCOM'S MOBILE SERVICES AND APPLICATIONS AND PORTAL BUSINESSES

  CHINADOTCOM DEPENDS ON THE TWO MOBILE NETWORK OPERATORS IN CHINA FOR DELIVERY OF ITS MOBILE SERVICES AND APPLICATIONS, AND THE TERMINATION OR ALTERATION OF ITS VARIOUS CONTRACTS WITH EITHER OF THEM OR THEIR PROVINCIAL OR LOCAL AFFILIATES COULD MATERIALLY AND ADVERSELY IMPACT CHINADOTCOM'S BUSINESS.

     chinadotcom offers its mobile services and applications to consumers through the two mobile network operators in China, China Mobile and China Unicom, which service nearly all of China's approximately 282.3 million mobile subscribers, as estimated by China's Ministry of Information Industry. Such dominant market position limits chinadotcom's negotiating leverage with these network operators. If chinadotcom's various contracts with either network operator are terminated or adversely altered, it may be impossible to find appropriate replacement operators with the requisite licenses and permits, infrastructure and customer base to offer its services, and chinadotcom's business would be significantly impaired. For the three months ended March 31, 2004, chinadotcom derived approximately 18.0% of its total revenues from sales made through the network operators and are, therefore, particularly dependent on them.

     Delivery of chinadotcom's mobile services and applications is governed by contracts between it and the national, provincial or local affiliates of China Mobile and China Unicom. Each of these contracts is nonexclusive and has a limited term (generally one or two years). chinadotcom usually renews these contracts or enters into new ones when the prior contracts expire, but on occasion the renewal or new contract can be delayed by periods of one month or more. The terms of these contracts vary, but the network operators are generally entitled to terminate them in advance for a variety of reasons or, in some cases, for no reason in their discretion. For example, several of chinadotcom's contracts with the network operators can be terminated if:

     - it fails to achieve performance standards established by the applicable network operator from time to time;

     - it breaches its obligations under the contracts, which include, in many cases, the obligation not to deliver content that violates the network operator's policies and applicable law;

     - the network operator receives high levels of customer complaints about its mobile applications or services; or

     - the network operator sends it written notice that it wishes to terminate the contract at the end of the applicable notice period.

     chinadotcom may also be compelled to alter its arrangements with these mobile network operators in ways which materially and adversely affect its business. China Mobile and China Unicom have unilaterally changed their policies as applied to third party service providers from time to time in the past, and may do so again in the future. For example, China Mobile banned all cooperative arrangements known as "SMS Website Unions" in July 2003, effectively precluding large service providers from aggregating unregistered websites and utilizing China Mobile's billing platform to gather fees for these services. In August 2003, China Mobile further banned service providers from using its network to charge customers for services which were deemed by it to be not purely wireless services. Although chinadotcom was not engaged in these activities and, therefore, these particular policy changes did not impact its business, chinadotcom may not be able to respond adequately to negative developments in its contractual relationships with China Mobile and China Unicom that may result in the future from unforeseen unilateral policy changes.

  CHINADOTCOM'S BUSINESS COULD BE ADVERSELY AFFECTED IF CHINA MOBILE OR CHINA UNICOM OR BOTH BEGIN PROVIDING THEIR OWN MOBILE APPLICATIONS AND SERVICES.

     chinadotcom's mobile business may be adversely affected if China Mobile or China Unicom or both decide to terminate chinadotcom's existing revenue-sharing relationship and begin providing their own mobile services and applications to subscribers. In that case, chinadotcom would not only face enhanced competition, but could be partially or fully denied access to their networks.

  IF CHINA MOBILE OR CHINA UNICOM BLOCKS CHINADOTCOM'S ACCESS TO THEIR MOBILE NETWORKS OR THEIR BILLING AND COLLECTION SYSTEMS, CHINADOTCOM'S MOBILE BUSINESS COULD BE DISCONTINUED.

     chinadotcom relies exclusively on China Mobile and China Unicom, and their respective provincial and local affiliates, for access to chinadotcom's subscribers over their mobile networks and for revenues collected through their billing and collection systems. Currently, there are no other mobile network operators in China. If China Mobile, China Unicom or any of their affiliates blocks chinadotcom's access to their mobile networks or limits its services, chinadotcom may be unable to find a reliable and cost-effective replacement in a timely manner upon acceptable terms, if at all. If one or more of these events occurs, chinadotcom's mobile services and applications business would not be viable and chinadotcom may need to discontinue such business.

  IF CHINA MOBILE OR CHINA UNICOM FAILS TO BILL THEIR CUSTOMERS OR TO PROVIDE BILLING CONFIRMATIONS FOR CHINADOTCOM'S MOBILE SERVICES AND APPLICATIONS, CHINADOTCOM'S MOBILE SERVICES AND APPLICATIONS REVENUES COULD BE SIGNIFICANTLY REDUCED.

     chinadotcom depends upon China Mobile and China Unicom to maintain accurate records of the fees paid by users and their willingness to pay chinadotcom. Specifically, the network operators provide chinadotcom with monthly statements that do not provide itemized information indicating for which mobile services and applications the network operator has collected fees. As a result, monthly statements that chinadotcom receives from the network operators cannot be reconciled to chinadotcom's internal records on a segmented basis. In addition, access to the network operators' internal billing and collection records is subject to the discretion of such operators; chinadotcom has only limited means to verify the information provided to it independently. chinadotcom's mobile services and applications revenues could be significantly reduced if these network operators miscalculate the revenues generated from chinadotcom's mobile services and applications and chinadotcom's portion of those revenues.

  CHINADOTCOM'S MOBILE SERVICES AND APPLICATIONS REVENUES ARE AFFECTED BY BILLING AND TRANSMISSION FAILURES WHICH ARE OFTEN BEYOND ITS CONTROL.

     chinadotcom does not collect fees for delivery of its mobile services and applications from China Mobile and China Unicom in a number of instances, including if:

     - the delivery of chinadotcom's mobile services and applications to a subscriber is prevented because his or her mobile phone is turned off for an extended period of time, the customer's prepaid phone card has no value or the subscriber has ceased to be a customer of the applicable network operator;

     - China Mobile or China Unicom experiences technical problems with its network which prevent the delivery of chinadotcom's mobile services and applications to the subscriber;

     - chinadotcom experiences technical problems with its technology platform that prevents delivery of its mobile services and applications; or

     - the subscriber refuses to pay for chinadotcom's mobile services and applications due to quality or other problems.

     These situations are known in the mobile services and applications industry as billing and transmission failures. chinadotcom does not expect to recover revenues that are lost due to billing and transmission failures. The failure rate can vary among network operators, and by province, and also have fluctuated significantly in the past. For example, for the year ended December 31, 2003, the average monthly transmission failure rate ranged from 10% to 30%. chinadotcom does not have any agreements with the mobile operators that provide that if such differences are greater than a fixed percentage, chinadotcom has the right to adjust the differences. The mobile operators have absolute discretion in the adjustment of any difference. Any significant billing and transmission failures therefore will significantly lower chinadotcom's recorded revenues.

  BECAUSE CHINA MOBILE AND CHINA UNICOM DO NOT PROVIDE INFORMATION SHOWING REVENUES AND TRANSMISSION INFORMATION ON A SERVICE-BY-SERVICE BASIS, CHINADOTCOM CAN ONLY ESTIMATE ITS ACTUAL REVENUES BY SERVICE TYPE.

     China Mobile's and China Unicom's monthly statements to service providers regarding mobile services and applications delivered through their networks currently do not contain revenues and billing and transmission failure information on a service-by-service basis. Although chinadotcom maintains its own records reporting the mobile services and applications provided, it can only estimate the actual revenues by service type because it is unable to confirm which services were transmitted but resulted in billing and transmission failures. As a result, chinadotcom is unable to calculate and monitor service-by-service revenues, margins and other financial information, such as average revenue per user by service and total revenues per user by service, with precision to allow it to accurately determine which of its mobile services and applications are or may be profitable.

  CHINA MOBILE AND CHINA UNICOM MAY IMPOSE HIGHER SERVICE OR NETWORK FEES IF IT IS UNABLE TO SATISFY CUSTOMER USAGE AND OTHER PERFORMANCE CRITERIA, THEREBY REDUCING CHINADOTCOM'S MOBILE SERVICES AND APPLICATIONS REVENUES.

     Fees for chinadotcom's mobile services and applications are charged on a monthly subscription or per use basis. Based on chinadotcom's contractual arrangements, it relies upon China Mobile and China Unicom for both billing of, and collection from, subscribers of fees for chinadotcom's mobile services and applications.

     China Mobile and China Unicom generally charge chinadotcom service fees of 15% and 12% of the revenues generated by chinadotcom's mobile services and applications, respectively. To the extent that the number of messages sent by chinadotcom over China Mobile's network exceeds the number of messages chinadotcom's subscribers send to chinadotcom, chinadotcom must pay per message channel fees, which decrease in several provinces as the volume of customer usage of chinadotcom's mobile services and applications increases. The number of messages sent will exceed those sent by chinadotcom's subscribers, for example, if the subscriber sends a single message to order a game but chinadotcom must send that subscriber several messages to confirm his or her order and deliver the game itself. Any increase in China Mobile's or China Unicom's network fees and service charges could reduce chinadotcom's gross margins.

  CHINA MOBILE AND CHINA UNICOM MAY NOT AUTHORIZE CHINADOTCOM'S MOBILE SERVICES AND APPLICATIONS TO BE OFFERED ON THEIR NETWORKS IF CHINADOTCOM FAILS TO ACHIEVE MINIMUM CUSTOMER USAGE, REVENUES AND OTHER CRITERIA, THEREBY ADVERSELY AFFECTING CHINADOTCOM'S REVENUES.

     chinadotcom's business could be adversely affected if chinadotcom fails to achieve minimum customer usage, revenues and other criteria imposed or revised by China Mobile and China Unicom at their discretion from time to time. China Mobile and China Unicom, through their provincial and local offices, have historically preferred to work only with a small group of the best-performing mobile services and applications providers, based upon the uniqueness of the service offered by each provider, total number of subscribers, usage and revenues generated in the applicable province or municipality, the rate of customer complaints, and marketing expenditures in the applicable province or municipality.

     For example, China Mobile has recently been increasing its promotion of STK cards, which are semiconductor chips for mobile phones that have the services of various third-party service providers preselected by the network operators' provincial or municipal offices embedded on the chip. Generally, the services of a limited number of service providers are embedded on the STK card, with the selection based on the quantitative criteria referenced above. While several of chinadotcom's mobile services and applications have been selected by ten of the provincial and municipal China Mobile offices (out of a total of 31 that offer STK cards) for inclusion on their STK cards, the remaining provinces and municipalities have either not launched STK cards or have not selected chinadotcom for inclusion on their STK cards.

     In the future, chinadotcom may fail to meet the then-current performance criteria that network operators in these or other provinces or municipalities set from time to time. In any such case, chinadotcom's mobile services and applications could be excluded from those cards or from their entire networks at a national, provincial or municipal level, or chinadotcom could be precluded from introducing new services, which would adversely affect chinadotcom's revenues and growth prospects.

  CHINADOTCOM'S MOBILE SERVICES AND APPLICATIONS AND THEIR PRICING ARE SUBJECT TO APPROVAL BY CHINA MOBILE AND CHINA UNICOM, AND IF REQUESTED APPROVALS ARE NOT GRANTED IN A TIMELY MANNER, CHINADOTCOM'S MOBILE SERVICES AND APPLICATIONS BUSINESS COULD BE ADVERSELY AFFECTED.

     chinadotcom must obtain approval from China Mobile and China Unicom with respect to each mobile service or application that chinadotcom proposes to offer to their subscribers and the pricing for such mobile service or application. In addition, any changes in chinadotcom's existing mobile services and applications as well as the pricing of such services and applications must be approved in advance by these network operators. No assurance can be given that such approvals will be granted in a timely manner or at all. Moreover, under some of chinadotcom's contracts with the network operators, chinadotcom cannot change prices more than once every six months or charge prices outside a fixed range. Failure to obtain, or a delay in, obtaining such approvals could place chinadotcom at a competitive disadvantage in the market and adversely affect chinadotcom's business.

  CHINADOTCOM RELIES HEAVILY ON CERTAIN REGIONS IN CHINA FOR A SIGNIFICANT SHARE OF ITS MOBILE SERVICES AND APPLICATIONS REVENUES. AN ECONOMIC DOWNTURN OR ANY LOSS OF CONTRACTS WITH MOBILE OPERATORS IN THESE PROVINCES COULD HAVE A MATERIAL ADVERSE EFFECT ON CHINADOTCOM'S RESULTS OF OPERATIONS.

     A significant portion of chinadotcom's revenues from mobile services and applications are derived from Shanghai and the provinces of Shandong, Jiangsu, Guangdong and Zhejiang in China. Customers in these regions accounted for 55.8% of chinadotcom's total mobile services and applications revenues for the year ended December 31, 2003. As such, chinadotcom's results of operations are susceptible to changes in the economies of these regions. An economic downturn in any one of these regions, or chinadotcom's failure to renew contracts with either China Mobile or China Unicom in any one of these regions, could reduce chinadotcom's mobile services and applications revenues.

  IF OTHER NEW MOBILE OPERATORS GAIN A SIGNIFICANT SHARE OF THE MOBILE MARKET IN CHINA, CHINADOTCOM WILL NEED TO ESTABLISH NEW ARRANGEMENTS WITH THOSE MOBILE OPERATORS AND IF CHINADOTCOM FAILS TO DO SO, ITS MOBILE SERVICES AND APPLICATIONS BUSINESS MAY SUFFER.

     The success of chinadotcom's mobile data business depends on chinadotcom's relationship with China's mobile operators. Currently, China Mobile and China Unicom are the only companies permitted to provide mobile services in China. If the PRC government further opens the mobile market in China to allow greater competition, chinadotcom may need to establish new arrangements with new market entrants in order to continue to provide chinadotcom's mobile services. chinadotcom may not succeed in establishing such new arrangements, and chinadotcom's failure to do so may limit access to chinadotcom's mobile services, thereby causing business to suffer.

  IF CHINADOTCOM FAILS TO KEEP PACE WITH CHANGES IN MOBILE TECHNOLOGY, ITS COMPETITIVE POSITION AND ABILITY TO GENERATE REVENUES COULD BE ADVERSELY AFFECTED.

     chinadotcom's current value-added mobile services focus on short message services, but mobile technology is changing rapidly to support multi-media messaging services, mobile e-commerce, music and image downloads, and other complex services. chinadotcom is developing new mobile related products and services, and the success of chinadotcom's new products and services is subject to risks and uncertainties. For example, technical, operational or distribution problems could delay or prevent the introduction of chinadotcom's new products or services. chinadotcom can provide no assurance that its new products and services will achieve widespread market acceptance or generate meaningful revenue. If chinadotcom fails to introduce new products and services that offer the latest mobile technology, its competitive position and its ability to generate new revenues could be compromised.

  CHINADOTCOM'S PORTAL BUSINESS DEPENDS SUBSTANTIALLY ON THIRD PARTY CONTENT PROVIDERS AND MAY BE ADVERSELY AFFECTED IF CHINADOTCOM IS UNABLE TO MAINTAIN EXISTING ARRANGEMENTS WITH THESE CONTENT PROVIDERS.

     chinadotcom relies on third parties to create traffic and provide content for its portal network to make it more attractive to advertisers and consumers. chinadotcom's content providers include Xinhua, a major shareholder of chinadotcom, as well as commercial content providers and chinadotcom's registered community members. If Xinhua or these third parties fail to provide chinadotcom with high-quality content, chinadotcom's portal network could lose viewers, subscribers and advertisers and revenues from these sources would decrease. chinadotcom's existing relationships with Xinhua and other commercial content providers are not exclusive and may not result in sustained business partnerships or successful service offerings or sustained traffic on chinadotcom's portal network or future revenues.

  CHINADOTCOM'S MOBILE AND PORTAL BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED IF THE CURRENT OWNERSHIP STRUCTURE OF ITS CHINESE COMPANIES THAT HOLD THE ICP LICENSES IS CHALLENGED BY THE PRC AUTHORITIES.

     The PRC government has imposed foreign ownership restrictions and prohibitions on Internet content and telecommunications operations. PRC laws and regulations require all Internet portal and mobile portal operators to obtain an Internet content provider, or ICP, license before they may operate the portals in China. Under current PRC regulations, ICP license holders must be PRC nationals or domestic PRC companies. As a result, chinadotcom cannot be the legal owner of such ICP licenses, which are necessary to operate chinadotcom's mobile and portal businesses in China. Currently, Newpalm's ICP licenses are held by two PRC companies, Beijing New Palm Technology Co., Ltd. and Beijing Wisecom Technology Co., Ltd. However, the two PRC individuals that own 100% of the shares of these companies have entered into trust deed arrangements with chinadotcom's indirect subsidiary, hongkong.com Limited. Under these arrangements, the two PRC individuals are trustees or nominees of hongkong.com Limited and may only act at its direction. Similar deed of trust arrangements have been entered into between certain PRC individuals and chinadotcom's indirect subsidiary, chinadotcom Portals Limited, in connection with the ICP license for the www.china.com portal.

     Due to the uncertainties relating to the interpretation and application of telecommunications and Internet legislation in China, the PRC authorities could, at any time, assert that any part of chinadotcom's existing or future business, or the ownership of the PRC companies and their ICP licenses through the trust deed arrangements, violate PRC laws or regulations. If chinadotcom is found to be in violation of any PRC law or regulation, the relevant authorities would have broad discretion in imposing penalties, which could include one or more of the following:

     - levying of fines;

     - compulsory disgorgement of income for both current and past periods;

     - revocation of chinadotcom's ICP or business license;

     - closure or suspension of chinadotcom's China operations; and

     - compulsory restructuring of chinadotcom's China operations or licensing arrangements.

     Any of these actions may disrupt chinadotcom's services in China, may harm chinadotcom's reputation and could have a material adverse effect on chinadotcom's portal and mobile operations in China. In particular, if any of these ICP licenses are revoked or terminated, Internet content and mobile operations in China that are dependent on such licenses will be discontinued, which will have a material adverse effect on chinadotcom's results of operation and financial condition.

  CHINADOTCOM'S BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED IF CHINADOTCOM CANNOT PROVIDE EFFECTIVE OPERATIONAL CONTROL OF ITS MOBILE AND PORTAL BUSINESS DUE TO THE CURRENT OWNERSHIP STRUCTURE OF ITS CHINESE COMPANIES.

     chinadotcom relies upon certain PRC individuals as the legal owners of the PRC companies that hold the ICP licenses, which are necessary to operate chinadotcom's Internet and mobile businesses in China. Although chinadotcom's indirect subsidiaries are the beneficial owners of these PRC companies and such PRC individuals may be directors or employees, the rights provided in these trust arrangements are contractual in nature and do not guarantee the necessary operational control. If chinadotcom's trustees fail to perform their obligations, the contractual remedies available in jurisdictions outside China may not provide chinadotcom with effective control over these PRC companies due to the uncertainty of enforcing foreign judgments or arbitral awards in China. The loss of effective control over chinadotcom's China operations and licensing would significantly harm chinadotcom's portal and mobile businesses in China.

  CHINA MOBILE AND CHINA UNICOM HAVE IMPOSED PENALTIES ON CHINADOTCOM FOR TECHNICAL BREACHES AND IRREGULARITIES IN THE PROVISION OF SERVICES TO USERS. IF PENALTIES ARE IMPOSED IN THE FUTURE, CHINADOTCOM'S BUSINESS AND FINANCIAL RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED.

     In the first quarter of 2004, China Mobile and China Unicom imposed penalties, in the form of fines, on chinadotcom for certain technical breaches and irregularities in chinadotcom's provision of services to certain of their mobile users. While chinadotcom has taken steps to prevent a reoccurrence of these technical breaches and irregularities, there can be no assurance that additional technical breaches and irregularities will not occur resulting in further penalties and/or fines imposed by China Mobile and China Unicom. Such penalties and/or fines could have a material adverse effect on chinadotcom's operations and financial results.

  IF CHINADOTCOM IS HELD LIABLE FOR CLAIMS BASED ON INFORMATION ORIGINATING FROM ITS PORTAL NETWORK OR COMMUNICATED THROUGH ITS SMS PRODUCTS, CHINADOTCOM MAY INCUR SIGNIFICANT COSTS CONTESTING SUCH CLAIMS OR PAYING DAMAGES.

     chinadotcom may face liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of information originating from chinadotcom's portal network or communicated through chinadotcom's SMS products. Such information could include content and material posted by registered community members on message boards, online communities, voting systems, e-mail or chat rooms. By providing technology for hypertext links to third-party websites, chinadotcom may be held liable for copyright or trademark violations by those third-party sites. Third parties could assert claims against chinadotcom for losses incurred in reliance on erroneous information distributed by chinadotcom. Users of chinadotcom's web-based e-mail or SMS could seek damages for:

     - unsolicited e-mail or SMS messages;

     - lost or misplaced messages;

     - illegal or fraudulent use of e-mail or SMS messages; or

     - interruptions or delays in service.

     chinadotcom does not carry liability insurance to cover potential claims of this type. chinadotcom may incur significant costs in investigating and contesting these claims. Any judgment, fine, damage awards or liability imposed could significantly increase chinadotcom's costs. Moreover, chinadotcom's reputation may suffer as a result of these claims, which could reduce traffic on chinadotcom's portal network or reduce chinadotcom's revenues.

 IF THE PRC GOVERNMENT CONSIDERS CHINADOTCOM'S EXISTING LICENSING STRUCTURES TO BE INSUFFICIENT IN MEETING COMPLIANCE REQUIREMENTS WITH APPLICABLE LICENSING RESTRICTIONS, OR IF CHINADOTCOM FAILS TO COMPLY WITH CHANGES TO THESE REQUIREMENTS OR RESTRICTIONS, ITS PORTAL AND MOBILE APPLICATIONS BUSINESSES COULD BE MATERIALLY ADVERSELY AFFECTED.

     The PRC government regulates access to the Internet by imposing strict licensing requirements on Internet service providers, or ISPs. Generally, the provision of different types of infrastructure telecommunication services and value-added telecommunication services is subject to different licensing regimes in the PRC. In April 2003, a new regulation was promulgated by the Ministry of Information Industry, or the MII, in connection with the categorization of each kind of telecommunication business.

     While chinadotcom believes that its current operation complies with all existing PRC laws, rules and regulations, there are substantial uncertainties regarding the interpretation of current Internet laws and regulations. It is possible the PRC government may take a view contrary to chinadotcom's because there are no well established precedents or clear judicial interpretations to support chinadotcom's interpretations and views of the laws, rules and regulations. Issues, risks and uncertainties relating to PRC government regulation of China's Internet sector include:

     - recently enacted regulations applying to Internet-related services and telecom-related activities. While many aspects of these regulations remain unclear, they purport to limit and require licensing of various aspects of the provision of Internet information services. If these regulations are interpreted to preclude chinadotcom's current ownership structure or business model, its portal and mobile applications businesses could be severely impaired; and

     - the activities of Internet content providers, or ICPs, are subject to regulation by various PRC government authorities depending on the specific activities conducted by the ICP as stated by the MII. Various government authorities have enacted several new laws and regulations that govern these activities. The areas of regulation currently contemplated include:

      - online advertising;

      - online news reporting;

      - online publishing;

      - online securities trading;

      - online gaming;

      - online broadcasting;

      - bulletin board service; and

      - the provision of industry-specific information (e.g., pharmaceutical products) over the Internet, etc.

     Other aspects of chinadotcom's online operations may be subject to regulation in the future.

     In addition to the regulations promulgated by the PRC national government, some local governments, such as the Beijing local government, have also promulgated local rules applicable to Internet companies operating within their respective jurisdictions. These local rules may also create additional barriers in relation to the operation of chinadotcom's business.

 IF CHINADOTCOM FAILS TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH CONTENT PROVIDERS AND MOBILE NETWORK OPERATORS, IT MAY NOT ATTRACT OR RETAIN USERS.

     chinadotcom relies on a number of third party relationships to attract traffic and provide content to make its portals more attractive to advertisers and consumers. Most of these arrangements are not exclusive and are short-term or may be terminated at the convenience of the other party. chinadotcom cannot assure you that its existing relationships will result in sustained business partnerships, successful service offerings, significant traffic or significant revenues. In addition, much of the third party content provided to chinadotcom's portal is also available from other sources or may be provided to other companies. If chinadotcom's competitors present the same or similar content in a superior manner, it would adversely affect chinadotcom's visitor traffic.

  THE DIVIDENDS AND OTHER DISTRIBUTIONS ON EQUITY CHINADOTCOM MAY RECEIVE FROM ITS SUBSIDIARIES OR OTHER PAYMENTS CHINADOTCOM MAY RECEIVE FROM BEIJING NEWPALM OR BEIJING WISECOM ARE SUBJECT TO RESTRICTIONS UNDER PRC LAW OR AGREEMENTS THAT THESE ENTITIES MAY ENTER INTO WITH THIRD PARTIES.

     chinadotcom is a holding company. chinadotcom's subsidiaries hongkong.com Corporation, hongkong.com Limited and Newpalm, entered into contractual arrangements with Beijing Newpalm Technology Co., Ltd. and Beijing Wisecom Technology Co., Ltd. chinadotcom conducts its mobile services and applications business activities and receives substantially all of its revenues from this business in the form of service fees through Beijing Newpalm and Beijing Wisecom. chinadotcom relies on dividends and other distributions on equity paid by its subsidiaries and service fees from Beijing Newpalm and Beijing Wisecom for its cash requirements in excess of any cash raised from investors and retained by it. If any of chinadotcom's subsidiaries incurs debt in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to chinadotcom. In addition, PRC law requires that payment of dividends by chinadotcom's subsidiaries that are incorporated in China can only be made out of their net income, if any, determined in accordance with PRC accounting standards and regulations. Under PRC law, those subsidiaries are also required to set aside a portion, up to 10% of their after-tax net income each year to fund reserve funds, and these reserves are not distributable as dividends. Any limitation on the payment of dividends by chinadotcom's PRC subsidiaries could have a material adverse effect on its ability to grow, fund investments, make acquisitions, pay dividends, and otherwise operate its mobile services and applications business.

RISKS RELATING TO CHINADOTCOM'S NETWORK, INTELLECTUAL PROPERTY AND PERSONNEL

  CHINADOTCOM'S COMPUTER NETWORK IS VULNERABLE TO HACKING, VIRUSES, SPAMMING AND OTHER DISRUPTIONS WHICH MAY CAUSE IT TO LOSE KEY CLIENTS, EXPOSE IT TO LIABILITY FOR ITS CLIENTS' LOSSES OR PREVENT IT FROM SECURING FUTURE BUSINESS.

     Inappropriate use of chinadotcom's Internet services or errors or omissions in processing instructions or data available in its computer system or databases could jeopardize the security of confidential information stored in its computer system, which may cause chinadotcom to lose key clients, expose chinadotcom to liability for its clients' losses and prevent it from securing future business, any of which could have a material adverse effect on its business, financial condition, results of operations and share price.

     Inappropriate use of the Internet includes attempting to gain unauthorized access to information or systems, commonly known as cracking or hacking, and repeated transmission of unsolicited e-mail messages, commonly known as e-mail bombing or spamming. chinadotcom's current policies, procedures and configurations for managing its systems, including its computer servers, may not be adequate to protect its facilities and the integrity of its user and customer information. Although chinadotcom implements security measures to protect its facilities and the integrity of its user and customer information, such measures could be ineffective or circumvented.

  Spam

     As is typical for many businesses offering online based products and services such as emails, chinadotcom experiences spam attacks on a regular basis. chinadotcom's systems use filters which identify common words and sentence structures typically used in spamming to block spam attacks. chinadotcom's network administrators constantly review spam activities as a part of system maintenance, and also consult with outside authorities to learn about the latest techniques spammers use to attack systems which is often used to update chinadotcom's filters. In addition, the email products chinadotcom offers have their own filtering capabilities which allow users to further refine the emails which should be blocked. chinadotcom encourages users to notify chinadotcom of any suspect email activity, and chinadotcom will terminate user accounts which are detected as engaging in spamming activities. However, chinadotcom's systems continue to experience spam attacks regularly, and there is no assurance that the spam attacks will not become more frequent and materially disrupt its operations.

  Viruses

     While chinadotcom's computer systems have occasionally experienced problems as a result of viruses, chinadotcom has not experienced extended system outages as a result of viruses. To protect chinadotcom's systems from viruses, chinadotcom has installed on its networks commercially available antivirus software produced for enterprise networks. chinadotcom updates on a daily basis its library of viruses to be scanned for, and performs anti-virus updating activities upon computers when they log on to the chinadotcom network. In addition, upon receipt of specific information that a new virus is causing difficulties across the computer networks of a number of other companies, chinadotcom's system administrators will send out virus alerts to its users to inform them about the virus activities, including, when applicable, advice not to open emails with specified tag lines or headers. Nonetheless, chinadotcom's efforts to protect its systems from viruses may not be adequate and there is no assurance that chinadotcom will not experience extended system outages due to viruses in the future.

  Hacking

     chinadotcom's computer networks have been the target of sporadic hacking activities over the years, although most hacking activities have been targeted against the gateways chinadotcom's computer systems use to access the Internet which are operated by third parties, rather than directly against chinadotcom's systems. chinadotcom has set up firewalls using commercially available software to shield its systems from hacker attacks. In addition, chinadotcom uses commercially available software which monitors traffic across the chinadotcom network looking for abnormal activities and traffic which may signal a hacker attack, and also uses restricted access lists to restrict unauthorized traffic on its routers to limit hacker attacks. However, chinadotcom may continue to be the target of hacking activities, and there is no guarantee that the firewalls and software that chinadotcom has implemented will adequately protect its systems from such hacking activities.

     Alleviating problems caused by computer viruses or other inappropriate uses or security breaches may require interruptions, delays or cessation in its services, in addition to the outages that occur in its systems from time to time for various reasons, including power interruptions, errors in instructions, equipment inadequacy, capacity and other technical problems. chinadotcom does not carry errors and omissions or other insurance covering losses or liabilities caused by computer viruses, security breaches or spamming attacks. Compromises or breaches in the security or integrity of chinadotcom's facilities or customer or user information, or inappropriate use of its Internet services, could subject it to litigation and could adversely affect chinadotcom's customer base, business, share price, results of operation and financial condition.

 CHINADOTCOM RELIES ON SOFTWARE AND HARDWARE SYSTEMS THAT ARE SUSCEPTIBLE TO FAILURE, AND IN THE EVENT OF SERVICE OPERATIONS OR OTHER RELATED PROBLEMS, CHINADOTCOM'S OPERATING EFFICIENCY AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

     Any system failure or inadequacy that interrupts chinadotcom's services or increases the response time of its services could reduce user satisfaction, future traffic and its attractiveness to advertisers and consumers. There can be no assurance that chinadotcom's technologies, services and products will not experience interruptions or other related problems, which could affect its operating efficiency and results of operations.

     In addition, as chinadotcom's Web pages and traffic increases, there can be no assurance that it will be able to scale its systems proportionately. There also can be no assurance that its ad serving capabilities will be adequate for its business needs or properly track the number of impressions on its advertising affiliates. chinadotcom also depends on Web browsers, ISPs and other Web site operators in Greater China and elsewhere that have experienced significant system failures and electrical outages in the past. chinadotcom's users have experienced difficulties due to system failures that were unrelated to its systems and services.

     chinadotcom has limited backup systems and redundancy, and chinadotcom has experienced system failures and electrical outages that have disrupted its operations. chinadotcom does not have a disaster recovery plan in the event of damage from fire, natural disasters, power loss, telecommunications failures, break-ins and similar events. chinadotcom may experience a complete system shut-down if any of these events were to occur. To improve performance and to prevent disruption of its services, it may have to make substantial investments to deploy additional servers or one or more copies of its Web sites to mirror its online resources. Because chinadotcom carries property insurance with low coverage limits, its coverage may not be adequate to compensate it for its losses. If chinadotcom does not increase its capacity and its redundancy, these constraints could have a material adverse effect on its business, results of operations and financial condition.

 CHINADOTCOM MAY BE UNABLE TO PROTECT OR ENFORCE ITS OWN INTELLECTUAL PROPERTY RIGHTS ADEQUATELY AND MAY BE INVOLVED IN FUTURE LITIGATION OVER ITS USE OF TECHNOLOGY RIGHTS.

     As chinadotcom increasingly develops or acquires intellectual property, including:

     - the purchase of the URLs;

     - the recent purchase of OpusOne Technologies which has developed several proprietary enterprise software related applications for use in human resources, payroll administration, attendance tracking and financial accounting;

     - the recent purchase of IMI, which provides supply chain management solutions for complex retail, wholesale, consumer goods, and distribution operations;

     - the recent purchase of Pivotal, which provides a complete set of highly flexible CRM applications; and

     - the recent purchase of Executive Suite, a business intelligence and analytics software product.

chinadotcom regards the protection of its trademarks, service marks, copyrights, patents, domain names, trade dress and trade secrets as important to its success. chinadotcom protects its intellectual property rights by relying on a combination of trademark, service mark, copyright, patent, trade dress and trade secret laws and through the domain name dispute resolution system. chinadotcom also relies on contractual restrictions to protect its proprietary rights in products, services and methodologies.

     chinadotcom enters into confidentiality agreements and assignments of intellectual property with its employees, consultants, resellers and sub-agents, and controls access to and distribution of its documentation, source code and other licensed information. In spite of these precautions, it may be possible for such persons to breach such precautions or controls or a third party to copy or otherwise obtain and use chinadotcom's licensed services or technology without authorization, or to develop and apply similar technology independently. In addition, effective copyright, trademark, service mark and trade secret protection is very expensive to maintain, and may be unavailable or limited. The global nature of the markets in which chinadotcom operates also makes it practically impossible to control the ultimate destination of its goods and products. Protection may not be available in every country in which chinadotcom's intellectual property and technology is used. Furthermore, chinadotcom must also protect its trademarks, patents and domain names in an increasing number of jurisdictions, a process that is expensive and may not be successful in every location. Policing the unauthorized use of its licensed technology is difficult as are the steps necessary to prevent the misappropriation or infringement of its licensed technology. In addition, further litigation may be necessary to enforce chinadotcom's intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others, which could result in substantial cost to chinadotcom, divert its resources and have a material adverse effect on its business, results of operations and financial condition.

     chinadotcom currently owns, licenses, resells and distributes via sub-agents intellectual property and technology from third parties. As chinadotcom continues to develop intellectual property and introduce new products and services that require new technology, it anticipates that it may need to obtain licenses for additional third party technology. chinadotcom cannot provide assurance that these existing and additional technology licenses will be or will continue to be available to it on commercially reasonable terms, if at all. In addition, it is possible that in the course of using new technology, chinadotcom or its sub-agents may inadvertently breach the technology rights of third parties and face liability for its breach. chinadotcom's inability to obtain these technology licenses or avoid breaching third party technology rights could require it to obtain substitute technologies of lower quality or performance standards or at greater cost which could delay or compromise its introduction of new products and services, and could materially and adversely affect its business and financial condition.

 CHINADOTCOM IS SUBJECT TO POSSIBLE INFRINGEMENT CLAIMS, WHICH COULD BE TIME CONSUMING AND COSTLY TO DEFEND, DIVERT MANAGEMENT'S ATTENTION AND RESOURCES OR CAUSE PRODUCT SHIPMENT DELAYS.

     chinadotcom expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in its various industry segments grow and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming and costly to defend, divert management's attention and resources, cause product shipment delays or require chinadotcom to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to chinadotcom, if at all, and may require the payment of substantial amounts of money. In the event of a successful product infringement claim against chinadotcom or its failure or inability to license the infringed or similar technology, chinadotcom's business, operating results and financial condition could be materially adversely affected.

 CHINADOTCOM IS EXPOSED TO PRODUCT LIABILITY CLAIMS, WHICH COULD BE TIME CONSUMING AND COSTLY TO DEFEND, DIVERT MANAGEMENT'S ATTENTION AND COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

     chinadotcom's enterprise software license agreements with its customers typically contain provisions designed to limit its exposure to potential product liability claims. Any such claims, with or without merit, could be time consuming and costly to defend and divert management's attention and resources. Some of chinadotcom's subsidiaries carry insurance to protect against such claims. It is possible, however, that the limitation of liability provisions contained in chinadotcom's license agreements may not be effective as a result of U.S. or foreign laws or ordinances enacted in the future or because of judicial decisions, and that liability insurance may not be available, or that coverage for specific claims may be denied. Although it has not experienced any material product liability claims to date, the sale and support of products by chinadotcom may entail the risk of such claims. A successful product liability claim brought against chinadotcom could have a material adverse effect upon its business, operating results and financial condition.

 DEFECTS IN CHINADOTCOM'S ENTERPRISE SOFTWARE PRODUCTS COULD INCREASE ITS COSTS, ADVERSELY AFFECT ITS REPUTATION, DIMINISH DEMAND FOR ITS PRODUCTS AND HURT ITS OPERATING RESULTS.

     As a result of their complexity, chinadotcom's enterprise software products may contain undetected errors or viruses. Errors in new products or product enhancements might not be detected until after initiating commercial shipments, which could result in additional costs, delays, possible damage to chinadotcom's reputation and could cause diminished demand for its products. This could lead to customer dissatisfaction and reduce the opportunity to renew maintenance or sell new licenses.

 CHINADOTCOM RELIES ON KEY PERSONNEL. IN THE EVENT CHINADOTCOM LOSES THE SERVICES OF KEY EMPLOYEES, IT MAY BE COSTLY AND TIME CONSUMING FOR CHINADOTCOM TO LOCATE OTHER PERSONNEL WITH THE REQUIRED SKILLS AND EXPERIENCE.

     chinadotcom's success depends on the continued efforts of its board members, its senior management and its technical, marketing and sales personnel. These persons may terminate their association or employment with chinadotcom, or they may be terminated by it, at any time. chinadotcom does not maintain life insurance policies for its key personnel. chinadotcom's loss of the services of key members of senior management or experienced personnel in its key revenue producing businesses, or its inability to attract or retain additional qualified board members, senior managers or personnel in a timely manner, or health, family or other personal problems of key personnel could have a material adverse effect on its business, financial condition, results of operations and share price.

     chinadotcom's success, including with respect to IMI's operations, also depends on its ability to attract and retain additional highly qualified management, technical, marketing and sales personnel although there are no special personnel specific to IMI upon which chinadotcom depends. The process of hiring employees with the combination of skills and attributes required to implement its business strategy can be extremely competitive and time-consuming. chinadotcom competes with more established companies with greater resources that offer more attractive compensation or employment conditions for a limited number of qualified individuals. As a result, chinadotcom may be unable to retain or integrate existing personnel or identify and hire additional qualified personnel. Furthermore, chinadotcom's success depends upon its ability to retain or replace the members, particularly the independent members, of its board of directors.

 CHINADOTCOM HAS RELIED ON STOCK OPTIONS TO COMPENSATE ITS EMPLOYEES. IN THE EVENT EMPLOYEES DO NOT CONSIDER THEIR OPTIONS AS VALUABLE COMPENSATION, CHINADOTCOM MAY NEED TO PROVIDE ADDITIONAL COMPENSATION AT ADDITIONAL EXPENSE.

     chinadotcom has granted stock options to many of its employees in lieu of additional salary. Some of chinadotcom's employees may not consider their options to be valuable compensation, and chinadotcom may need to provide additional compensation, in the form of additional salary, bonuses or equity, in an effort to retain those existing employees. Its inability to retain its employees, particularly its senior officers, and key sales, technical, marketing and other service personnel in its key revenue producing businesses could have a material adverse effect on its business, financial conditions, results of operations and share price.

RISKS RELATING TO CHINADOTCOM'S COMMON SHARES

 CHINADOTCOM'S SHARE PRICE COULD BE ADVERSELY AFFECTED IF ITS MAJOR STRATEGIC SHAREHOLDERS MATERIALLY CHANGE THEIR HOLDINGS IN ITS SHARES, PARTICULARLY IF THE SHAREHOLDINGS ARE NOT DISPOSED OF IN AN ORDERLY MANNER.

     As of April 30, 2004, Xinhua, through a wholly owned subsidiary, owned 7,362,734 of chinadotcom's common shares, or approximately 7.1% of its total outstanding share capital. As of April 30, 2004, Asia Pacific Online Limited, or APOL, owned 11,835,686 of chinadotcom's common shares or approximately 11.4% of chinadotcom's total outstanding share capital which includes shares to be acquired within 60 days. APOL is owned by the spouse of Mr. Peter Yip, chinadotcom's chief executive officer, and by a trust established for the benefit of Mr. Yip's children. There is no guarantee that Xinhua or APOL will continue to hold chinadotcom's shares going forward for any length of time. If either Xinhua or APOL disposes of, or if investors expect either Xinhua or APOL to dispose of, a substantial portion of its holdings in chinadotcom at any time, it could adversely affect chinadotcom's share price.

 A SMALL GROUP OF CHINADOTCOM'S EXISTING SHAREHOLDERS CONTROL A SIGNIFICANT PERCENTAGE OF ITS COMMON SHARES, AND THEIR INTERESTS MAY DIFFER FROM OTHER SHAREHOLDERS.

     APOL has beneficial ownership of approximately 11.4% of chinadotcom's common shares. In addition, based solely upon information derived from publicly available information as of April 30, 2004, each of Xinhua, Capital Group International, Inc. and Jayhawk Capital Management, L.L.C. have beneficial ownership of approximately 7.1%, 3.9% and 1.8% of chinadotcom's common shares, respectively.

     Accordingly, these shareholders, particularly if they act together, will have significant influence in determining the outcome of any corporate transaction or other matter submitted to shareholders for approval, including:

     - mergers, consolidations and other business combinations which under the law of the Cayman Islands requires the approval of at least 75% of the shares voting at the meeting;

     - election of directors which under the law of the Cayman Islands requires the approval of a simple majority of the shares voting at the meeting;

     - removal of directors which under the law of the Cayman Islands requires the approval of at least 66 2/3% of the shares voting at the meeting; and

     - amendments to chinadotcom's memorandum and articles of association which under the laws of the Cayman Islands requires the approval of at least 66 2/3% of the shares voting at the meeting.

As a result, these shareholders, if they act together, may be able to effectively prevent a merger, consolidation or other business combination, elect or not elect directors, prevent removal of a director and prevent amendments to chinadotcom's memorandum and articles of association.

  CHINADOTCOM'S SHARE PRICE HAS BEEN, AND MAY CONTINUE TO BE, EXTREMELY VOLATILE WHICH MAY NOT BE ATTRACTIVE TO INVESTORS.

     The trading price of chinadotcom's common shares has been, and is likely to continue to be, extremely volatile. During the period from July 12, 1999, the date chinadotcom completed its initial public offering, to December 30, 2002, the closing price of chinadotcom's shares ranged from $1.86 to $73.4375, adjusted for its two stock splits. From January 1, 2003 to May 31, 2004, the closing price of chinadotcom's shares ranged from a low of $2.73 per share on March 11, 2003, to a high of $14.46 per share on July 14, 2003. There is no assurance that its share price will not fall below its historic or yearly low.

     The trading price of chinadotcom's common shares is subject to significant volatility in response to, among other factors:

     - investor perceptions of its business, the market performance of its peer companies in the Greater China portal business and enterprise software businesses in general;

     - chinadotcom's significant acquisitions, partnerships, joint ventures or capital commitments;

     - trends and developments in all the markets in which chinadotcom competes;

     - variations in its operating results;

     - its new product or service offerings;

     - changes in its financial estimates by financial or industry analysts;

     - technological innovations;

     - litigation;

     - changes in pricing made by chinadotcom, its competitors or providers of alternative services;

     - the depth and liquidity of the market for its shares; and

     - general economic and other factors.

     In addition, the market price of shares of chinadotcom's common shares may decline as a result of chinadotcom's acquisition of IMI and Pivotal for a number of reasons, including if:

     - IMI, Pivotal and chinadotcom do not achieve the perceived benefits of the acquisitions as rapidly or to the extent anticipated by financial or industry analysts;

     - the effect of the acquisitions on IMI's, Pivotal's and chinadotcom's financial results is not consistent with the expectations of financial or industry analysts; and

     - significant shareholders of chinadotcom following the acquisitions decide to dispose of their shares because the results of the acquisitions are not consistent with their expectations.

     The trading price of chinadotcom's common shares has experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to chinadotcom's operating performance. Broad market, political and industry factors may also decrease the price of its common shares, regardless of its operating performance. Securities class-action litigation and regulatory investigations often have been instituted against companies following steep declines in the market price of their securities.

  CHINADOTCOM IS CURRENTLY THE SUBJECT OF A CLASS ACTION LAWSUIT WITH RESPECT TO ITS INITIAL PUBLIC OFFERING ALLOCATIONS WHICH, IF FINALLY JUDICIALLY DETERMINED ADVERSELY AGAINST IT, COULD CAUSE CHINADOTCOM TO BE LIABLE FOR SIGNIFICANT JUDGMENT AWARDS.

     A class action lawsuit was filed in the United States District Court, Southern District of New York on behalf of purchasers of chinadotcom's securities between July 12, 1999 (the date of chinadotcom's initial public offering, or IPO) and December 6, 2000, inclusive. The complaint charges chinadotcom and the underwriters in its IPO with violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The complaint alleges that the prospectus used in chinadotcom's IPO was materially false and misleading because it failed to disclose, among other things, that (i) the underwriters had solicited and received excessive and undisclosed commissions from some investors, in exchange for which the underwriters allocated to those investors material portions of the restricted numbers of chinadotcom's shares issued in connection with the IPO; and (ii) the underwriters had entered into agreements with customers whereby the underwriters agreed to allocate chinadotcom's shares to those customers, in exchange for which the customers agreed to purchase additional shares in the aftermarket at pre-determined prices. On June 26, 2003, the plaintiffs in the consolidated initial public offering class action lawsuits currently pending against chinadotcom and over 300 other issuers who went public between 1998 and 2000, announced a proposed settlement with chinadotcom and the other issuer defendants. The proposed settlement provides that the insurers of all settling issuers will guarantee that the plaintiffs recover $1 billion from non-settling defendants, including the investment banks that acted as underwriters in those offerings. In the event that the plaintiffs do not recover $1 billion, the insurers for the settling issuers will make up the difference. Under the proposed settlement, the maximum amount that could be charged to chinadotcom's insurance policy in the event that the plaintiffs recovered nothing from the investment banks would be approximately $3.9 million. chinadotcom believes that it has sufficient insurance coverage to cover the maximum amount that it may be responsible for under the proposed settlement. The independent members of chinadotcom's board of directors approved the proposed settlement at a meeting held in June 2003. It is possible, however, that the parties may not reach agreement on the final settlement documents or that the federal District Court may not approve the settlement in whole or in part, in which event litigation could continue, and chinadotcom could be liable for significant judgment awards against it if a final judgment is rendered adversely against it. No provision has been made for any expenses that might arise as a result of the class action lawsuits.

     There can also be no assurance that chinadotcom will not be subjected to additional litigation of a similar form or type in the future. These class action lawsuits and any future litigation or investigations, if initiated against it, could result in substantial costs and a diversion of its management's attention and resources and could have a material adverse affect on its business, results of operations, financial condition and share price.

  CHINADOTCOM MAY INCUR SIGNIFICANT COSTS TO AVOID BEING CONSIDERED AN INVESTMENT COMPANY UNDER THE INVESTMENT COMPANY ACT OF 1940.

     chinadotcom may incur significant costs and management time to avoid investment company status under the Investment Company Act of 1940. Based upon an analysis of its assets as of December 31, 2003 and income for the year 2003 and the manner in which it intends to operate its business, chinadotcom does not believe it will be considered an investment company. The determination of whether chinadotcom will be an investment company will be based primarily upon the composition and value of its assets, which are subject to change, particularly when market conditions are volatile. As a result, it could inadvertently become an investment company in the future. It is not feasible for chinadotcom to be regulated as an investment company because application of Investment Company Act regulations are inconsistent with its strategy of actively managing, operating and promoting collaboration among its businesses and network of strategic partners.

  SUBSTANTIAL AMOUNTS OF CHINADOTCOM'S COMMON SHARES ARE ELIGIBLE FOR FUTURE SALE, WHICH COULD ADVERSELY AFFECT THE MARKET PRICE OF ITS SHARES.

     Sales of substantial amounts of chinadotcom's common shares in the public market could adversely affect the market price for its shares. As of May 31, 2004, chinadotcom had 104,213,375 common shares issued and outstanding, substantially all of which may be sold pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration thereunder, including Rule 144, which permits resales of securities subject to limitations depending on the holding period of such securities.

     In addition, as chinadotcom continues to issue and register shares to fulfill its contractual and acquisition-related obligations, and as its employees and other grantees have been or are granted additional options and warrants to purchase its shares, additional shares will be available-for-sale in the public market. chinadotcom has also granted options to certain of its shareholders, directors and officers to purchase its shares, the vesting of which options may be accelerated upon a change-of-control event occurring. As a result, additional shares may be available-for-sale in the public market. The availability or perceived availability of additional shares could have a dilutive and negative impact on the market price of chinadotcom's shares.

     In the future, chinadotcom may issue additional shares, or warrants to purchase its shares, in connection with acquisitions and its efforts to expand its business. Shareholders could face further dilution from its future share issuances.

  ANTI-TAKEOVER PROVISIONS IN CHINADOTCOM'S CHARTER DOCUMENTS MAY ADVERSELY AFFECT THE RIGHTS OF HOLDERS OF ITS COMMON SHARES.

     chinadotcom's memorandum and articles of association include provisions that could limit the ability of others to acquire control of chinadotcom, modify its structure or cause it to engage in change-of-control transactions. These provisions could have the effect of depriving shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of chinadotcom in a tender offer or similar transaction.

     For example, chinadotcom's board of directors is divided into three classes, each having a term of three years, with the term of one class expiring each year. This provision would delay the replacement of a majority of its directors and would make changes to the board of directors more difficult than if such provision was not in place. In addition, its board of directors has the authority, without further action by its shareholders, to issue up to 5,000,000 preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with its common shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of chinadotcom or make removal of management more difficult. If chinadotcom's board of directors issues preferred shares, the price of its common shares may fall and the voting and other rights of the holders of its common shares may be adversely affected.

  CHINADOTCOM'S SHAREHOLDERS MAY FACE DIFFICULTIES IN PROTECTING THEIR INTERESTS BECAUSE CHINADOTCOM IS INCORPORATED UNDER CAYMAN ISLANDS LAW.

     chinadotcom's corporate affairs are governed by its memorandum and articles of association, by the Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against its directors, actions by minority shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. Cayman Islands law in this area may conflict with jurisdictions in the United States. As a result, its public shareholders, may face more difficulties in protecting their interests in the face of actions against the management, directors or its controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States. For instance, a class action lawsuit may not be available to chinadotcom's shareholders as a vehicle for litigating securities matters against chinadotcom in the Cayman Islands. In addition, shareholder derivative actions may generally not be brought by a minority shareholder in the Cayman Islands.

  IF YOU ARE NOT A REGISTERED SHAREHOLDER AND DO NOT HOLD GREATER THAN 10,000 SHARES, YOU MAY NOT RECEIVE CHINADOTCOM'S PROXY MATERIALS OR OTHER CORPORATE COMMUNICATIONS.

     chinadotcom is a Cayman Islands company and as such, it only needs to distribute its proxy materials to its registered shareholders. chinadotcom's proxy materials are delivered to all of its registered shareholders. chinadotcom offers electronic delivery of proxy materials to its registered shareholders, and mails proxy materials to each registered owner who has not opted to receive materials electronically. You are a registered shareholder if you have an account with its transfer agent, The Bank of New York, and if you hold a stock certificate evidencing your ownership of its common shares. In an effort to maintain cost effectiveness, chinadotcom has, and will continue to, mail the proxy materials to those beneficial shareholders who hold greater than 10,000 of its shares. You are a beneficial shareholder if a brokerage firm, bank trustee or other agent holds your common shares. However, your name would not appear anywhere on chinadotcom's records, but rather the name of the broker, bank or other nominee appears on its records as retained by its transfer agent, The Bank of New York. Although chinadotcom only needs to distribute its proxy materials to registered shareholders under Cayman Islands law, chinadotcom also distributes proxy materials to beneficial shareholders who hold greater than 10,000 of its shares. If you are not a registered shareholder and do not hold greater than 10,000 of its shares, you may not receive chinadotcom's proxy materials or other corporate communications. Therefore, if you are a beneficial shareholder and want to ensure that you do receive proxy materials, you are urged to become a registered owner. If you have questions on how to do so, chinadotcom encourages you to contact your broker or bank to find out how to do so, and you may also contact chinadotcom.

  THERE IS UNCERTAINTY AS TO CHINADOTCOM'S SHAREHOLDERS' ABILITY TO ENFORCE CIVIL LIABILITIES IN AUSTRALIA, THE CAYMAN ISLANDS, HONG KONG, SOUTH KOREA, THE PRC AND SINGAPORE.

     chinadotcom is a Cayman Islands company and a substantial majority of its assets are located outside the United States. A substantial portion of its current operations is conducted in Australia, Hong Kong, South Korea, the PRC and Singapore. In addition, a majority of its directors and officers are nationals and/or residents of countries other than the United States. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of Australia, the Cayman Islands, Hong Kong, South Korea, the PRC, Singapore and other jurisdictions would recognize or enforce judgments of United States courts obtained against chinadotcom or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Australia, the Cayman Islands, Hong Kong, South Korea, the PRC, Singapore or other jurisdictions against chinadotcom or such persons predicated upon the securities laws of the United States or any of its states.

RISKS RELATING TO THE GREATER CHINA AND ASIAN SOFTWARE, CONSULTING, MOBILE APPLICATIONS AND ADVERTISING INDUSTRIES

  THE INDUSTRIES IN WHICH CHINADOTCOM OPERATE ARE INTENSELY COMPETITIVE AND VOLATILE WHICH COULD CAUSE CHINADOTCOM TO EXPERIENCE LOWER VALUATIONS, GREATER DIFFICULTY IN OBTAINING FUNDING, REDUCED LIQUIDITY, RISKS OF CONSOLIDATION AND LITIGATION.

     The Greater China and Asian technology and internet markets, encompassing software, e-Business consulting services, mobile applications, internet portal and marketing, are characterized by intense competition. These markets in North America, Asia and elsewhere have experienced marked downturns resulting in, among other things, lower valuations, greater difficulty in obtaining funding, increased consolidation, reduced liquidity, litigation and other structural problems in these markets. As a result, chinadotcom's competitors may be able to better position themselves to compete in its markets as they further consolidate, deteriorate, change or mature.

     In addition, many of chinadotcom's existing competitors, as well as a number of potential new competitors, have longer operating histories in each of its target markets, greater name recognition, larger customer bases and greater financial, technical and marketing resources when compared to chinadotcom. Any of its present or future competitors may provide products and services that provide significant performance, price, creative or other advantages over those offered by chinadotcom. chinadotcom can provide no assurance that it will be able to compete successfully against its current or future competitors, particularly as markets continue to consolidate, deteriorate, change or mature.

     Software Competition. chinadotcom's competition in the market for a broad range of sophisticated business applications, including procurement, collaborative planning, financial, manufacturing, distribution, supply chain management, customer relationship management and human resource management is varied and includes a combination of international and local software providers. chinadotcom's major competitors include:

     - enterprise solutions software companies targeting mid-market companies, including Exact Corporation, Microsoft Corporation, Scala Business Solutions NV, Systems Union Group Inc. and local providers such as FlexSystem Holdings Ltd., Kingdee International Software Group Company Limited and UFSoft;

     - human resources and payroll solution providers, including PeopleSoft, Inc, SAP AG and various local providers in Greater China including Cityray Technology (China) Ltd. and UFSoft;

     - process manufacturing enterprise resource planning providers, including Peoplesoft and QAD, Inc.;

     - large information technology consulting and outsourcing service providers, including Accenture Ltd., Cambridge Technology Partners Inc., Electronic Data Systems Corporation, Wipro Ltd and Infosys Technologies;

     - customer relationship management providers, including Onyx, Sales Logics, Salesforce.com and Siebel Systems, Inc.;

     - various providers of internet portal and web content applications; providers of business intelligence solutions, including Business Objects SA, Cognos, Inc. and Hyperion, Inc.; and

     - providers of supply chain management solutions, including Aspen Technologies, i2 Technologies, Inc., Manhattan Associates, Manugistics Group, Inc. and MAPICS, Inc.

     Many of these companies are well funded with long operating histories of profitable performance. They possess a number of tangible strengths and advantages, including high quality client lists and high numbers of highly qualified staff, complemented by extensive operating infrastructures. The principal competitive factors in the market for enterprise software application software include product reputation, product functionality, performance, quality of customer support, size of installed base, financial stability, hardware and software platforms supported, price and timeliness of installation.

     Software and Consulting Services Competition. chinadotcom's competition for strategic expertise, online marketing, technical solution delivery, and general business consultancy problem solving skills include:

     - computer hardware and service vendors including International Business Machines and Hewlett-Packard Company;

     - Internet integrators and Web site design and development companies including Sapient Corporation, Digitas, Inc., Delirium Cybertouch Corporation and Dimension Data Holdings Limited;

     - large information technology consulting service providers including Accenture Ltd., Cambridge Technology Partners Inc. and Electronic Data Systems Corporation; and

     - local service providers in an individual market.

     Many of these companies are well funded with long operating histories of profitable performance. They possess a number of tangible strengths and advantages including extensive client lists and large numbers of skilled staff, complemented by well-established operating infrastructures. In addition to this, market conditions are currently extremely challenging. chinadotcom's revenue streams have been volatile and despite the extended market downturn, the competitive threat has still not evaporated and it remains challenging in most markets. This has resulted in continued price pressure and an intensive level of competition in these markets.

     Advertising and Marketing Competition. With respect to chinadotcom's strategy of moving towards higher margin database marketing related services, chinadotcom anticipates that it will compete with companies that have developed high quality data sets and related products and services, such as Axciom and The Dun & Bradstreet Corporation. With respect to its online advertising strategy, chinadotcom competes with a variety of Internet advertising networks, including BMC Software, Inc., and DoubleClick, Inc. for the sale of advertisements to its network of advertising affiliates.

     In its overall advertising business, chinadotcom also competes with content aggregators, companies engaged in advertising sales networks, advertising agencies and traditional advertising media including print, radio and television.

     Portal Competition. chinadotcom's competition for user traffic, ease of use and functionality include Chinese and/or English language based Web search and retrieval companies, including AltaVista Co., Apple Daily, ChinaByte, FindWhat.com, Google, Inc., HotBot, HotWired Ventures, Lycos, Inc., Mingpao.com, MSN, Netease.com, Inc., Netvigator.com, Overture Services, Inc., Shanghai Online, Sina Corporation, Sohu.com, Inc., Tom Online Inc. and Yahoo!, Inc.

     chinadotcom may also encounter increased competition from ISPs, Web site operators and providers of Web browser software, including Microsoft Corporation, or Netscape Communications Corporation that incorporate search and retrieval features in their products. Its competitors may develop Web search, retrieval services, freemail and community services that are equal or superior to those chinadotcom offers its users and may achieve greater market acceptance than its offerings in the area of performance, ease of use and functionality.

     Mobile Applications and Services Competition. chinadotcom is not the only company providing value-added short message services and generating subscription revenues in China. chinadotcom anticipates that it will face increasing competition for subscribers, mobile applications and content from companies such as: (1) Sina Corporation; (2) Sohu.com Inc.; (3) NetEase.com Inc.; (4) Tom Online Inc.; (5) Tencent.com Technology Limited; (6) Linktone Ltd.; and (7) Mtone Wireless Corporation, as well as a number of smaller companies that serve China's short message service market. chinadotcom expects competitors are also seeking to develop or have already developed mobile applications that are more sophisticated than short message services. Many of chinadotcom's current competitors have more experience and longer operating histories in its target markets, as well as greater name recognition, larger customer bases and greater financial, technical and marketing resources. chinadotcom may not be able to compete successfully against its competitors. In addition, mobile operators, including China Mobile or China Unicom, may seek to develop and launch services that compete with chinadotcom's own services. Moreover, these competitors may be more successful in developing and implementing higher-margin value-added mobile services. chinadotcom's failure to remain competitive may cause it to lose its market share in the mobile services and applications business and chinadotcom's profitability may suffer.

     Outsourced Software Development and Support Services Competition. In February 2003, chinadotcom acquired Praxa Limited, or Praxa, which is seeking to develop a China and India-based outsourcing platform that can offer clients outsourced software application development and support services. As chinadotcom's business evolves to place greater emphasis on outsourced software development and support services, it will face competition from many of the large Asia Pacific-based outsourcing firms such as Infosys Technologies Ltd and Wipro Ltd. While these competitors have traditionally focused on servicing the U.S. markets, due to lower demand in the United States they have entered the English-speaking markets in Asia (such as Australia, Singapore and Hong Kong) where chinadotcom is developing its business.

     Merger and Acquisition Competition. The significant slowdown in capital markets activity over the past three years has resulted in an increased trend of mergers and acquisitions as a means for companies to expand and realize value. Across the Asia-Pacific region, many of chinadotcom's competitors have greater financial and other resources and brand name recognition when compared to chinadotcom. These competitors may limit chinadotcom's ability to effect strategic acquisitions or combinations, particularly as its markets consolidate further through local and regional mergers and acquisitions. If chinadotcom cannot merge or combine with or acquire strategically significant companies on reasonable terms, its ability to compete in its markets may be compromised.

  CHINADOTCOM'S GROWTH WITHIN THE BROAD PRC INTERNET MARKET DEPENDS ON THE AVAILABILITY OF AN ADEQUATE TELECOMMUNICATIONS INFRASTRUCTURE IN THE PRC. IN THE EVENT OF ANY DISRUPTION OR FAILURE, CHINADOTCOM MAY HAVE NO MEANS OF ACCESSING ALTERNATIVE NETWORKS OR SERVICES WHICH WOULD ADVERSELY AFFECT CHINADOTCOM'S BUSINESS.

     Unlike Taiwan and Hong Kong, where the telecommunications infrastructure is comparable to U.S. standards and where private companies compete as ISPs, the telecommunications infrastructure in the

PRC is not as well developed. In addition, access to the Internet in the PRC is accomplished primarily by means of the government's backbone of separate national interconnecting networks that connect with the international gateway to the Internet. This gateway is owned and operated by the PRC government and is the only means for the domestic PRC Internet network to connect to the international Internet network. Although private sector ISPs exist in the PRC, almost all access to the Internet is accomplished through ChinaNet, the PRC's primary commercial network, which is owned and operated by the PRC government. chinadotcom relies on this backbone and China Telecom to provide data communications capacity primarily through local telecommunications lines. As a result, chinadotcom will continue to depend on the PRC government to establish and maintain a reliable Internet infrastructure to reach a broader base of Internet users in the PRC. chinadotcom will have no means of accessing alternative networks and services in the PRC, on a timely basis or at all, in the event of any disruption or failure. There can be no assurance that the Internet infrastructure in Greater China will support the demands associated with continued growth. If the necessary infrastructure standards or protocols or complementary products, services or facilities are not developed by the PRC government, chinadotcom's business could be materially and adversely affected.

POLITICAL, ECONOMIC AND REGULATORY RISKS

  INCREASED SINO-U.S. POLITICAL TENSION MAY MAKE CHINADOTCOM LESS ATTRACTIVE TO INVESTORS AND CLIENTS AND ITS WEB SITES MORE VULNERABLE TO HACKING AND OTHER DISRUPTIONS.

     The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. For example, relations may be compromised if the U.S. becomes a more vocal advocate of Taiwan or proceeds to sell certain military weapons and technology to Taiwan. Any weakening of relations between the U.S. and the PRC could have a material adverse effect on chinadotcom's business and could attract hacking or result in other disruptions to its Web sites. Anti-U.S. or anti-PRC sentiment could make chinadotcom and its shares less attractive since chinadotcom is listed in the United States. In addition, changes in political conditions in the PRC and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect chinadotcom's operations or cause the Greater China market to become less attractive to investors and clients because of its relationship with Xinhua and because it operates in the PRC.

  THE ECONOMIC CLIMATE IN ASIA IS VOLATILE AND VULNERABLE WHICH HAS AFFECTED, AND MAY CONTINUE TO AFFECT, CHINADOTCOM'S BUSINESS THROUGH DECLINING SPENDING LEVELS BY CUSTOMERS, DEFERRED OR UNCOLLECTIBLE ACCOUNTS RECEIVABLE, AND RESTRICTED ABILITY TO ACCESS LINES OF CREDIT.

     Over the last decade, many countries in Asia experienced significant economic downturns and related difficulties. As a result of the decline in the value of the region's currencies, many Asian governments and companies had difficulties servicing foreign currency-denominated debt and many corporate borrowers defaulted on their payments. As the economic crisis spread across the region, governments raised interest rates to defend their weakening currencies, which adversely impacted domestic growth rates. In addition, liquidity was substantially reduced as foreign investors curtailed investments in the region and domestic banks restricted additional lending activity. The currency fluctuations, as well as higher interest rates and other factors, have materially and adversely affected the economies of a number of countries in Asia, many of which are still recovering or have yet to recover.

     Economic developments in countries outside Asia could also materially and adversely affect the Asian markets and chinadotcom's business, results of operations and financial condition. For example, the recent volatility of the U.S. stock market and the interest rate environment, the downturn in the high-tech sector and the slowdown of the U.S. economy have had a negative impact on Asian markets. A further reduction in exports and a further decrease in direct foreign investment could reduce demand for chinadotcom's services, especially in those countries heavily dependent on technology export sales from where it derives significant revenue.

     The economic crisis and its effect on the Asian economies has had and may continue to have an adverse impact on chinadotcom's business in the following respects:

     - spending by companies in Asia for e-enterprise software products may continue to decline;

     - spending levels by both Asian and international companies for advertising in the Asian markets may continue to decline;

     - payments on its accounts receivable may be deferred and may become more difficult to collect or uncollectable; and

     - its ability to access lines of credit or other financing may be restricted.

  ANY RECURRENCE OF SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS, OR ANOTHER WIDESPREAD PUBLIC HEALTH PROBLEM, COULD ADVERSELY AFFECT CHINADOTCOM'S BUSINESS AND RESULTS OF OPERATIONS.

     A renewed outbreak of SARS or another widespread public health problem in China could have a negative effect on chinadotcom's China operations. chinadotcom's China operations may be impacted by a number of health-related factors, including the following:

     - quarantines or closures of some of its offices which would severely disrupt its operations,

     - the sickness or death of key officers and employees, and

     - a general slowdown in the Chinese economy.

     Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect chinadotcom's business and results of operations.

  THERE ARE ECONOMIC RISKS ASSOCIATED WITH DOING BUSINESS IN THE COUNTRIES IN WHICH CHINADOTCOM PRIMARILY OPERATES WHICH COULD ADVERSELY AFFECT CHINADOTCOM'S BUSINESS.

     - PRC. A significant part of chinadotcom's current revenues are, and a significant part of its future revenues are expected to be, derived from the PRC market. The PRC economy differs from the economies of most developed countries in many respects, including:

      - amount of government involvement in the economy;

      - level of development;

      - growth rate;

      - control of foreign exchange; and

      - methods of allocation resources.

     While the PRC economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on chinadotcom. For example, chinadotcom's financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to it.

     The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years, the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over PRC economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

     - Hong Kong. A significant part of chinadotcom's facilities and operations are currently located in Hong Kong. Hong Kong is a Special Administrative Region of the PRC with its own government and legislature. Although Hong Kong enjoys a high degree of autonomy from the PRC under the principle of "one country, two systems", chinadotcom can give no assurance that Hong Kong will continue to enjoy autonomy from the PRC.

  PRC REGULATION OF CONTENT DISTRIBUTED ON THE INTERNET MAY ADVERSELY AFFECT CHINADOTCOM'S BUSINESS.

     The PRC has enacted regulations governing Internet access and the distribution of news and other information. The MII has published implementing regulations that subject online information providers to potential liability for content included on their portals and the actions of subscribers and others using their systems, including liability for violation of the PRC laws prohibiting the distribution of content deemed to be socially destabilizing. Because many PRC laws, regulations and legal requirements with regard to the Internet are relatively new and untested, their interpretation and enforcement of what is deemed to be socially destabilizing by PRC authorities may involve significant uncertainty.

     Under the PRC's regulations on telecommunications and Internet information services, Internet information service providers are prohibited from producing, duplicating, releasing or distributing any information which falls within one or more of the nine stipulated categories of "undesirable content." These categories cover any information which:

     - contravenes the basic principles enshrined in the PRC Constitution;

     - endangers the security or unity of the State;

     - undermines the State's religious policies;

     - undermines public order or social stability; or

     - contains obscene, pornographic, violent or other illegal content or information otherwise prohibited by law.

     In addition, the PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. As a result, it is difficult to determine the type of content that may result in liability. chinadotcom cannot predict the effect of further developments in the PRC legal system, particularly with regard to the Internet and the dissemination of news content, including the creation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local rules and regulations by national laws.

     Violations or perceived violations of PRC laws arising from information displayed, retrieved from or linked to chinadotcom's portals could result in significant penalties, including a temporary or permanent cessation of chinadotcom's business in the PRC. PRC government agencies have announced restrictions on the transmission of state secrets through the Internet. State secrets have been broadly interpreted by PRC governmental authorities in the past. chinadotcom may be liable under these pronouncements for content and materials posted or transmitted by users on its message boards, virtual communities, chat rooms or e-mails. If the PRC government were to take any action to limit or eliminate the distribution of information through chinadotcom's portal network or to limit or regulate any current or future applications available to users on its portal network, this action could have a material adverse effect on its business, financial condition and results of operations.

  A CHANGE IN CURRENCY EXCHANGE RATES COULD INCREASE CHINADOTCOM'S COSTS RELATIVE TO ITS REVENUES THEREBY POTENTIALLY ADVERSELY AFFECTING CHINADOTCOM'S FINANCIAL CONDITION, RESULTS OF OPERATIONS AND INCREASING MARKET RISK.

     Substantially all of chinadotcom's revenues, expenses and liabilities are denominated in renminbi, Hong Kong dollars, South Korean won, U.S. dollars, Euros, Canadian dollars, Swedish kronas and Australian dollars. chinadotcom also generates revenues, expenses and liabilities in other currencies such as Singapore dollars, British pounds and New Taiwan dollars. However, chinadotcom's quarterly and annual financial results are reported in U.S. dollars. In the future, chinadotcom may also conduct business in additional foreign countries and generate revenues, expenses and liabilities in other foreign currencies. As a result, chinadotcom is subject to the effects of exchange rate fluctuations with respect to any of these currencies and the related interest rate fluctuations. chinadotcom has not entered into agreements or purchase instruments to hedge its exchange rate risks although it may do so in the future.

  RESTRICTIONS ON CURRENCY EXCHANGE IN THE PRC MAY LIMIT CHINADOTCOM'S ABILITY TO UTILIZE ITS REVENUES EFFECTIVELY TO FUND BUSINESS ACTIVITIES OUTSIDE OF THE PRC WHICH COULD RESULT IN INCREASED COSTS FOR CAPITAL.

     Although PRC government policies were introduced in 1996 to allow greater convertibility of the renminbi, significant restrictions still remain. chinadotcom can provide no assurance that the PRC regulatory authorities will not impose greater restrictions on the convertibility of the renminbi. Because a significant amount of chinadotcom's future revenues may be in the form of renminbi, any future restrictions on currency exchanges may limit its ability to utilize revenue generated in renminbi to fund its business activities outside the PRC.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus and the documents accompanying and incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities, plans and objectives of management of each of chinadotcom and Ross, the merger with Ross, the acquisition of Pivotal, and markets for chinadotcom common shares and other matters. Statements in this proxy statement/prospectus and the accompanying documents, as well as those incorporated by reference, that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to chinadotcom and Ross, wherever they occur in this proxy statement/prospectus, the accompanying documents or the documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of the respective management of chinadotcom and Ross and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in, accompanying, and incorporated by reference into this proxy statement/prospectus.

     Words such as "estimate," "project," "plan," "intend," "expect," "anticipate," "believe," "would," "should," "could" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus, including in the section entitled "Risk Factors," and the documents accompanying this proxy statement/prospectus and incorporated by reference herein. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this proxy statement/prospectus, or in the case of accompanying documents or documents incorporated by reference, as of the date of those documents. Neither chinadotcom nor Ross undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

                            THE ROSS SPECIAL MEETING

GENERAL


     The enclosed proxy is solicited on behalf of the board of directors of Ross for use at the special meeting of stockholders to be held on August 25, 2004 at 10:00 a.m., local time, or at any and all continuation(s) and adjournment(s) thereof, for the purposes set forth herein and in the accompanying notice of special meeting of stockholders. The special meeting will be held at Ross' executive offices in Atlanta, Georgia located at Two Concourse Parkway, Suite 800, Conference Room, Atlanta, Georgia 30328. The telephone number at that location is (770) 351-9600.



     These proxy solicitation materials were mailed on or about July 21, 2004 to all Ross stockholders entitled to vote at the special meeting.


PURPOSES OF THE SPECIAL MEETING


     The purposes of the special meeting are to: (1) approve the merger between Ross and chinadotcom pursuant to the Agreement and Plan of Merger among chinadotcom, CDC Software Holdings, Inc. and Ross dated as of September 4, 2003, as amended, (2) authorize the adjournment of the special meeting, if necessary, to solicit additional proxies, and (3) transact such other business as may properly come before the meeting and any and all continuations and adjournments thereof.


RECORD DATE, VOTING SECURITIES AND SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT


     Only stockholders of record at the close of business on July 13, 2004 (the "Record Date") are entitled to receive notice and vote at the special meeting. At the Record Date, 2,892,374 shares of Ross common stock were issued and outstanding and held of record by 458 registered stockholders. At the Record Date, 500,000 shares of Ross 7.5% Series A Convertible Preferred Stock were issued and outstanding. The closing price of Ross common stock on the Record Date, as reported by the NASDAQ National Market, was $18.61 per share.

     The following table sets forth the beneficial ownership of Ross common stock as of June 4, 2004 by (a) each director, (b) each of the executive officers identified in the Summary Compensation Table, (c) all directors and executive officers as a group and (d) each person known by Ross to beneficially own more than 5% of any class of Ross' voting securities. Under the rules of the Securities and Exchange Commission, or Commission, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of June 4, 2004 through the exercise of any stock option.

                                             COMMON STOCK               SERIES A PREFERRED STOCK
                                  -----------------------------------   ------------------------
                                  NUMBER OF   NUMBER OF    PERCENTAGE   NUMBER OF    PERCENTAGE
NAME                              SHARES(1)   OPTIONS(2)    OF CLASS    SHARES(3)     OF CLASS
----                              ---------   ----------   ----------   ----------   -----------
Alvin Johns.....................    52,159       9,851         2.2%           --          --
Robert B. Webster**.............    68,777     122,300         6.6%           --          --
J. Patrick Tinley**.............    31,041     216,215         8.6%           --          --
Oscar Pierre Prats..............     3,625       3,800           *            --          --
Gary Nowacki....................        22       5,000           *            --          --
Eric W. Musser..................        --      23,850           *            --          --
Verome M. Johnston..............     4,120      18,000           *            --          --
Bruce J. Ryan...................        --       8,800           *            --          --
Frank M. Dickerson..............        --      18,000           *            --          --
J. William Goodhew, III.........        --       8,800           *            --          --
Rick Marquardt..................       123      12,500           *            --          --
Richard Thomas..................     1,448       3,750           *            --          --
All officers and directors as a
  group (12 persons)............   161,315     450,866        15.6%           --          --
Benjamin W. Griffith III........   152,500          --        19.3%      500,000         100%

---------------

  * Less than 1%.

 ** Number of options exercisable within 60 days includes accelerated vesting of certain options due to a change of control pursuant to the proposed merger.

(1) The table is based upon information supplied by executive officers, directors and principal stockholders. Unless otherwise indicated, each of the stockholders named in the table has sole voting investment and/or dispositive power with respect to all shares of common stock shown as beneficially owned, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2) These are options which are exercisable for common stock within 60 days of June 4, 2004.

(3) These are Series A Convertible Preference Shares with Common Stock voting rights equal to the number of preference shares held on the day of voting. These shares may be converted after June 29, 2002 at the rate of one preference share for one common stock share. These shares must be converted by June 29, 2006.

VOTING AGREEMENTS

     Robert B. Webster, J. Patrick Tinley and Verome M. Johnston, who collectively held approximately 2.7% of the total number of outstanding shares of common stock of Ross as of September 4, 2003, in their capacity as stockholders, entered into separate stockholder agreements, each dated September 4, 2003, with chinadotcom. Under the stockholder agreements, these stockholders agreed, among other things, to vote their Ross common stock in favor of the merger. As an additional assurance to chinadotcom that these shares will be voted in favor of the merger, in the stockholder agreements these stockholders granted chinadotcom a proxy to vote these shares in favor of the merger and related transactions. It is not intended that the shares subject to the stockholder agreements will be voted more than once. For example, a vote in favor of the merger and related transactions by chinadotcom pursuant to a proxy will satisfy the requirement that the corresponding stockholder vote in favor of the merger. Although these stockholder agreements expired on March 1, 2004, Messrs. Tinley, Webster and Johnston currently intend to vote their Ross common stock in favor of the adoption and approval of the merger agreement and the merger. For a more detailed description of the stockholder agreements, see "Agreements Related to the Merger" beginning on page 121.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Corporate Secretary of Ross a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

VOTING; QUORUM; ABSTENTIONS AND BROKER NON-VOTES

     Each stockholder is entitled to one vote for each share held as of the Record Date.

     The required quorum for the transaction of business at the special meeting is a majority of the shares of common stock issued and outstanding on the Record Date and entitled to vote at the special meeting, present in person or represented by proxy. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" from a matter are treated as being present at the special meeting for purposes of establishing a quorum at the special meeting, but an abstention is not deemed a vote cast. In accordance with Delaware law, broker non-votes, discussed below, will be counted for purposes of determining the presence of a quorum for the transaction of business.

     If a quorum is not present or represented, then either the chairman of the special meeting or the stockholders entitled to vote at the special meeting, present in person or represented by proxy, will have the power to adjourn the special meeting from time to time, without notice other than an announcement at the special meeting, until a quorum is present. At any adjourned special meeting at which a quorum is present, any business may be transacted that might have been transacted at the special meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned special meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned special meeting.

     If your shares are held through a nominee (such as a bank or broker), your nominee, under certain circumstances, may vote your shares. Nominees have authority to vote shares for which their customers do not provide voting instructions on certain "routine" matters. However, a "broker non-vote" occurs when a nominee does not have discretionary voting authority for shares held on behalf of a beneficial owner and does not receive voting instructions from the beneficial owner by ten days before the special meeting.

     The proposal to adjourn the special meeting, if necessary, to solicit additional proxies (proposal two) require the affirmative vote of a majority of the votes duly cast and are also routine matters. As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on the authorization to adjourn the special meeting, if necessary, to solicit additional proxies and, therefore, do not have the effect of votes in opposition.

     If a nominee cannot vote on a particular matter because it is not routine, there is a broker non-vote on that matter. Proposal one (approval of the merger agreement and merger) is not a routine matter. If you do not provide instructions to your broker as to how to vote on proposal one, your broker will not be able to vote on proposal one. Because proposal one requires the affirmative vote of a majority of the outstanding shares of Ross stock, an abstention or a broker non-vote will have the effect of a vote AGAINST the proposal.

     ROSS ENCOURAGES YOU TO PROVIDE INSTRUCTIONS TO YOUR BROKERAGE FIRM BY VOTING YOUR PROXY. THIS ENSURES YOUR SHARES WILL BE VOTED AT THE MEETING.

     PROXIES IN THE ACCOMPANYING FORM THAT ARE PROPERLY EXECUTED AND RETURNED WILL BE VOTED AT THE SPECIAL MEETING IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY. IF YOU ARE A RECORD HOLDER AND YOU RETURN A PROPERLY EXECUTED PROXY TO ROSS ON WHICH THERE ARE NO INSTRUCTIONS INDICATED ABOUT A SPECIFIED PROPOSAL, YOUR SHARES WILL BE VOTED AS FOLLOWS:


     - FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND MERGER;
       AND


     - FOR THE PROPOSAL TO AUTHORIZE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES.


     No business other than that set forth in the accompanying notice of special meeting of stockholders is expected to come before the special meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the proxy will vote the shares they represent as the board of directors may recommend. The persons named in the proxy may also, at their discretion, vote the proxy to adjourn the special meeting from time to time as allowed under Delaware law.

SOLICITATION

     The cost of soliciting proxies will be borne by Ross. Ross has retained Georgeson Shareholder to solicit proxies, for a fee of $8,000. In addition, Ross may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of Ross' directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or telegram.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

     Due to the proposed merger, Ross does not currently expect to hold a 2005 annual meeting of stockholders. If the merger is not completed and an annual meeting is held, to be eligible for inclusion in Ross' proxy statement and form of proxy relating to that meeting, proposals of stockholders intended to be presented at the meeting must be received by Ross within a reasonable amount of time after Ross announces the date of the meeting and before Ross mails its proxy statement to stockholders in connection with the meeting.

                                 PROPOSAL NO. 1

                                   THE MERGER

     Proposal No. 1 is a proposal to adopt and approve the merger agreement that Ross has entered into with chinadotcom, and the related merger. In the merger, chinadotcom's wholly owned merger subsidiary, CDC Software Holdings, will be merged with and into Ross. Ross will be the surviving corporation, and, as a result of the merger, chinadotcom will acquire Ross.

     The discussion in this proxy statement/prospectus of the merger and the principal terms of each of:

     - the Agreement and Plan of Merger, dated as of September 4, 2003, by and among chinadotcom, CDC Software Holdings and Ross, as amended by the amendments among the parties dated as of October 3, 2003, January 7, 2004, April 29, 2004 and May 12, 2004;

     - the Stockholder Agreements, dated as of September 4, 2003, between chinadotcom and certain Ross stockholders; and

     - the Preferred Stockholder Agreement, dated as of September 4, 2003, between chinadotcom, Ross and Benjamin W. Griffith, III as amended.

is a summary of the material terms of these agreements and is qualified in its entirety by reference to the merger agreement, the stockholder agreements and the preferred stockholder agreement, copies or forms of which are attached to this proxy statement/prospectus as Annex A, Annex B and Annex C, respectively, and are incorporated herein by reference.

BACKGROUND OF THE MERGER

     chinadotcom and Ross independently have each regularly evaluated different strategies to improve their respective competitive positions and enhance stockholder value, including opportunities for acquisitions, possible partnerships or alliances and other similar transactions.

     Ross in the past has considered acquisitions of other software companies that sell software that is complementary to Ross' ERP software to enable Ross to compete more effectively in the ERP market against larger firms such as SAP AG, Oracle Corporation and J.D. Edwards, now a division of Peoplesoft. These firms, due to their larger sizes, offer a more complete range of integrated products to their respective manufacturing customers than Ross is able to offer on a stand-alone basis. Because the financial resources required to implement an active acquisition strategy have not been available to Ross as a small public company, Ross has instead pursued a strategy involving the formation of separate marketing and development partnerships with other firms in an attempt to offer a more competitive range of products. These partnerships are often limited in duration, however, and Ross has determined that the merger will help to improve Ross' competitive position on a more permanent basis. As a result of the merger, Ross will be able to offer its products on an integrated basis with those of the wider chinadotcom group, thereby enabling Ross to compete more effectively with other large firms.

     During the fall of 2002, as part of its overall software initiative, chinadotcom identified several classes of applications for which chinadotcom believed there was substantial demand among its customers and within the overall scope of the growth in China's manufacturing for export industry after China's accession into the World Trade Organization. chinadotcom considered a number of U.S. and European-based companies offering these applications as possible acquisition candidates. chinadotcom identified and contacted a number of ERP and SCM software companies, including Ross, in connection with a potential strategic alliance or other cooperative arrangement.

     On October 9, 2002, Jon Winslow, former Chief Operating Officer of Ion Global, the e-Business consulting services arm of chinadotcom, sent an email to
J. Patrick Tinley, Chairman and Chief Executive Officer of Ross, in which Mr. Winslow expressed an interest in initiating discussions regarding potential business opportunities, including a possible strategic investment and/or an operational relationship between chinadotcom and Ross. In a follow-up call made by Mr. Winslow on November 4, 2002, Messrs. Winslow and Tinley agreed to begin discussions with respect to a potential investment or other arrangement between Ross and chinadotcom.

     On November 21, 2002, chinadotcom and Ross executed a confidentiality agreement imposing mutual confidentiality obligations on both parties in connection with the evaluation of, and discussions related to, product distribution and development outsourcing in Greater China and a possible investment by chinadotcom in Ross.

     Also on November 21, 2002, Mr. Tinley met with Peter Yip, Chief Executive Officer and a board member of chinadotcom, at the chinadotcom offices in San Francisco, California to discuss a possible product distribution and development outsourcing arrangement and a possible investment by chinadotcom in Ross.

     On December 23, 2002, chinadotcom delivered a term sheet to Ross that included, among other things, a proposal for Ross to issue warrants to chinadotcom to purchase Ross common stock. After some further discussion between Ross and chinadotcom, Mr. Tinley proposed to chinadotcom that, rather than focus on a possible investment by chinadotcom in Ross, the companies should focus on continuing to pursue discussions with chinadotcom regarding a possible product distribution and development outsourcing arrangement.

     On December 27, 2002, representatives of CDC Software initiated discussions with representatives of Ross in connection with a potential product distribution and development outsourcing arrangement between Ross and CDC Software whereby CDC Software would become a master distributor of Ross software in the Asia Pacific region. During the period between December 27, 2002 and January 27, 2003, the parties continued to discuss various terms as well as strategic advantages to both parties in developing a product distribution and development outsourcing arrangement.

     Between February 25 and February 28, 2003, several meetings were held in Hong Kong between the respective representatives of Ross and CDC Software regarding possible terms for a product distribution and development outsourcing arrangement. Mr. Tinley also met with Mr. Yip and Mr. Daniel Widdicombe, Chief Financial Officer of chinadotcom, to discuss a possible product distribution and development outsourcing arrangement and, in addition, began discussing a potential business combination involving chinadotcom and Ross.

     On March 11, 2003, Mr. Yip and Steve Collins, Managing Director of CDC Software, made a detailed presentation to the board of directors of chinadotcom that included the rationale for a possible acquisition of Ross, an overview of Ross' business, products and financial information, and potential synergies between the companies. The chinadotcom board of directors expressed interest and authorized chinadotcom management to continue to engage Ross in discussions related to a potential acquisition.

     Discussions between Ross and chinadotcom regarding a possible master distributor agreement setting forth the terms for a possible product distribution and development outsourcing arrangement continued into May 2003.

     From March 24 through March 28, 2003, representatives of chinadotcom conducted a due diligence review with respect to certain financial, legal and operational information regarding Ross at an off-site location near Ross' headquarters in Atlanta. On March 25 and 26, 2003, Mr. Yip met with members of Ross' senior management, including Mr. Tinley, as well as Bob Webster, Ross' Executive Vice President of Operations, Eric Musser, Ross' Chief Technology Officer and Vice President of Product Development and Support, Rick Marquardt, Ross' Senior Vice President of Worldwide Sales and Marketing, and Verome Johnston, Ross' Chief Financial Officer. These meetings focused on Ross' products and their functionalities, management capabilities, and the strategic direction for a combined entity if a merger between chinadotcom and Ross were to take place.

     On April 8, 2003, Ross engaged King & Spalding LLP to serve as its legal advisor in connection with the proposed combination.

     In early April 2003, Messrs. Tinley and Webster conducted interviews with three nationally known investment banking firms in order to begin the process of selecting a financial advisor to Ross. Each investment banking firm interviewed was asked to sign a confidentiality agreement and prepare a proposal with respect to its financial advisory services. On April 9, 2003, Ross selected Broadview International, LLC as its financial advisor. Broadview was selected based principally on its overall institutional strength, its expertise and experience with respect to transactions in the technology industry, and the individual experience of each of the members of the Broadview team.

     On April 11, 2003, the board of directors of chinadotcom met to outline a preliminary set of proposed terms for a potential business combination with Ross and a preliminary timeline for the completion of the merger process. The chinadotcom board of directors authorized management to continue discussions with Ross with respect to the proposed merger.

     Ross and chinadotcom executed a second confidentiality agreement on April 16, 2003 in order to facilitate further exchange of information in connection with a possible merger transaction. The April 16 confidentiality agreement contained an agreement by Ross that it would negotiate an acquisition transaction exclusively with chinadotcom until the earlier of May 31, 2003 or the termination of good faith discussions between Ross and chinadotcom concerning the proposed transaction. In addition, chinadotcom agreed that, until April 16, 2004, it would not take certain actions with respect to Ross, such as the solicitation of proxies with respect to, or acquisitions of, Ross securities.

     On April 22, 2003, Steven Chan, General Counsel and Company Secretary of chinadotcom, delivered a memorandum to Ross proposing various terms for the transaction including the possibility of using chinadotcom shares as a portion of the consideration. Mr. Chan also raised due diligence questions to be resolved by Ross in advance of the next chinadotcom board meeting. Mr. Chan requested further information and feedback from Ross for purposes of summarizing for chinadotcom's board the potential value of an acquisition of Ross and identifying terms that would be satisfactory to Ross as a basis for further discussion.

     The certain proposed terms and due diligence issues of concern of chinadotcom were as follows:

     - the desire to conduct due diligence with any key shareholders that may add value to its understanding of Ross;

     - the request to have key management of Ross replace their employment agreements with ones more consistent with chinadotcom's standard employment agreement, including provisions related to restrictive covenants, change of control and termination;

     - the request to consider changes to its cash offer amount to include performance-based adjustments, as well as the use of chinadotcom shares as a portion of the consideration;

     - the request to consider a different transaction structure such as a tender offer together with convening a Ross shareholders meeting; and

     - additional due diligence requests as related to Ross's business.

     Ross provided an outline response to Mr. Chan's request on April 24, 2003.

     On April 24, 2003, Mr. Widdicombe provided a detailed update on the due diligence efforts and progress of the proposed transaction to the board of directors of chinadotcom. Mr. Chan also summarized for the board of directors some of the key legal issues related to the transaction. At that time, the chinadotcom board of directors authorized the management of chinadotcom to continue to negotiate with Ross and to sign a non-binding letter of intent within the scope substantially similar to the terms and conditions as presented to the board of directors.

     In early May 2003, chinadotcom engaged Milbank, Tweed, Hadley & McCloy LLP to serve as its legal advisor in connection with the proposed transaction.

     On May 6, 2003, at a regularly scheduled meeting, Messrs. Tinley and Webster updated the other members of Ross' board of directors on the status of discussions with chinadotcom and the proposed strategy and timeline for further discussions. At that time, the Ross board of directors approved continued discussions with chinadotcom.

     On May 8, 2003, chinadotcom delivered to Ross an initial draft of a merger agreement which contemplated a cash tender offer followed by a cash merger. The draft agreement included an indemnification arrangement pursuant to which a portion of the merger consideration would be held in escrow for a certain period of time to cover losses arising out of any breaches by Ross of representations and warranties contained in the draft agreement, a break-up fee to be paid by Ross in connection with a termination of the merger agreement in certain circumstances and several conditions to chinadotcom's obligation to complete the tender offer, such as the absence of Ross indebtedness and the maintenance by Ross of cash levels in excess of certain amounts.

     On May 9, 2003, Messrs. Tinley and Webster met with Messrs. Yip and Chan at the Intercontinental Hotel in New York City to discuss the structure and terms of a proposed acquisition. The parties also discussed current Ross employment commitments and general business concerns related to stockholder expectations, as well as the process required to finalize a business proposal. Mr. Yip presented his vision of the strategic initiative to expand chinadotcom's ownership of manufacturing software intellectual property. Mr. Yip also emphasized the need for a highly competent and committed management team with experience in the software marketing and development sector, since chinadotcom is an early stage entrant into that market segment and has only a small North American operational presence. Mr. Tinley expressed confidence in the Ross management team members and confirmed the interest of Ross' management team in becoming the platform for further acquisitions to help chinadotcom achieve its vision. Mr. Tinley explained that the executive group at Ross would need to be motivated following the merger and suggested that to retain the nine members of the Ross operating committee, fair compensation and competitive incentive programs would be required. Mr. Tinley pointed out that in general most members of the Ross executive group had small equity investments in Ross. chinadotcom acknowledged that it was aware of these needs and indicated that it would propose fair compensation and incentive programs to encourage retention of the management group.

     Mr. Tinley outlined the current change of control provisions contained in the offer letter or employment agreements between Ross and each of the executives of Ross. These provisions provided for severance payments in the event of termination of the executive following the merger that varied from three months to one year for most executives. In addition, Mr. Tinley agreed to supply Mr. Chan with the agreements currently in place for each executive, including Mr. Webster and himself. The agreements with Messrs. Webster and Tinley included change of control provisions providing for severance payments and acceleration of stock options in the event of a change of control.

     In a press release dated May 12, 2003, Ross and CDC Software announced that they had signed a Master Distributor Agreement pursuant to which CDC Software agreed to serve as master distributor of Ross' iRenaissance ERP software in Greater China, including China, Taiwan, Hong Kong and the territories of ASEAN, Korea, and Australia/New Zealand. The Master Distributor Agreement between CDC Software and Ross was executed independently of the ongoing discussions between chinadotcom and Ross relating to the proposed merger and was not intended by the parties to be affected by any decision on the part of chinadotcom and/or Ross as to whether or not to proceed with the possible merger transaction under discussion.

     On May 17, 2003, Raymond Ch'ien, chinadotcom's Executive Chairman, and Mr. Chan met with Messrs. Tinley, Webster, Musser and Marquardt, as well as with J. William Goodhew, an independent director of Ross, at Ross' headquarters in Atlanta to discuss the current status of negotiations as well as business objectives.

     Between May 18 and May 26, 2003, chinadotcom management polled various members of the board of directors of chinadotcom as to their viewpoints on the terms and conditions of the potential merger with Ross. As a result, on May 27, 2003, Mr. Chan notified Ross that the chinadotcom board of directors was not prepared at that time to authorize chinadotcom management to proceed with merger discussions, primarily in light of differing views between chinadotcom and Ross with respect to the nature and amount of the proposed merger consideration.

     On May 30, 2003, Mr. Tinley informed the Ross board of directors of chinadotcom's position with respect to merger discussions. The members of the Ross board expressed confidence that Ross' management team would continue to make strong progress in building the value of the business and that there was no need to consider a sale of Ross on terms any less favorable than those previously discussed with chinadotcom.

     On June 19, 2003, Mr. Yip called Mr. Tinley to inform him of a renewed interest on the part of chinadotcom to pursue a transaction with Ross. Mr. Yip requested updated presentation materials from Ross that he could incorporate into a presentation to be given to the chinadotcom board of directors, concentrating on the potential value and synergies that could be possible through a merger transaction between chinadotcom and Ross. Mr. Tinley prepared presentation materials and delivered them to Mr. Yip, and Mr. Webster briefed Mr. Widdicombe with respect to details supporting the synergies specified in the presentation.

     Between June 27 and 29, 2003, the board of directors of chinadotcom attended an off-site retreat in Sydney, Australia. The proposed merger with Ross was one of the agenda items discussed by the chinadotcom board members. The chinadotcom board members were updated on, among other things, the status of the proposed merger with Ross, the estimated cost synergies and proposed integration roadmap between the two companies, and the next steps for the proposed merger. Mr. Chan provided the chinadotcom board members with a summary of the merger process thus far and informed them that, if the parties entered into a definitive agreement with respect to the proposed merger, the parties would be required to file certain transaction and disclosure documents with the Commission.

     In a memorandum dated July 2, 2003 from Mr. Chan to Messrs. Tinley and Webster, chinadotcom outlined a revised proposal to acquire Ross. The revised proposal contemplated a stock-for-stock transaction in which Ross stockholders would receive chinadotcom stock. In response to chinadotcom's revised proposal, Mr. Tinley agreed to meet with Mr. Yip in person to negotiate further the terms of a potential agreement.

     On July 9, 2003, Mr. Tinley met with Messrs. Yip and Chan in the London office of King & Spalding LLP. The parties engaged in further discussions regarding the terms of a proposed acquisition and the consideration that would be payable to stockholders of Ross in connection with the transaction. During the meeting, Messrs. Tinley, Yip and Chan discussed the possibilities that, in a merger transaction between chinadotcom and Ross, (1) Ross common stock would be valued at $19.25 per share, of which Ross stockholders would receive up to $5.00 in cash and the balance of the consideration in chinadotcom stock; and (2) Ross would have a unilateral right to terminate the transaction agreement if chinadotcom shares were trading outside of a collared range immediately prior to the effective time of the merger. The parties further discussed the possibility that the exchange ratio used to determine the number of shares of chinadotcom stock to be received by Ross stockholders in the merger would be determined based on the 30-day average trading price for chinadotcom stock prior to the effective time of the merger. At the July 9 meeting, the parties also discussed other proposed terms, including conditions to the parties' respective obligations to complete the merger and a possible break-up fee to be paid by Ross in the event of a termination of the merger agreement in certain circumstances.

     At the July 9 meeting, the parties also discussed the extent to which it would be appropriate for chinadotcom to seek and obtain stockholder agreements from directors and other significant stockholders of Ross committing such stockholders to vote to approve the merger, and chinadotcom sought an agreement from Ross that Ross would negotiate an acquisition transaction exclusively with chinadotcom for a specified period of time. Mr. Tinley also emphasized Ross' desire to limit the closing conditions and to eliminate the indemnification arrangement that chinadotcom had proposed in the parties' prior discussions.

     On July 22, 2003, Messrs. Webster and Widdicombe continued to discuss by conference call various terms relating to the proposed acquisition, including a proposal whereby (1) the average price of chinadotcom stock would have a floor of $8.50 for purposes of determining the exchange ratio used to calculate the number of chinadotcom shares received by Ross stockholders in the merger, and Ross would have a right to terminate the transaction agreement if chinadotcom stock was trading at an average price below $8.50 immediately prior to the effective time of the merger, unless chinadotcom agreed to calculate the exchange ratio based on the actual average trading price of chinadotcom stock, and (2) Ross common stock would be valued at $19.00 per share, instead of $19.25 per share, provided that no portion of the merger consideration would be held back or placed in escrow in connection with any indemnification arrangement.

     On July 30, 2003, Mr. Tinley updated the other members of the Ross board of directors regarding the status of negotiations with chinadotcom.

     On July 31, 2003, chinadotcom delivered to Ross a revised draft of a merger agreement contemplating an acquisition by chinadotcom of Ross in a stock-for-stock transaction and containing terms reflecting the discussions between the parties held on July 9 and July 22. Later the same day, Ross and chinadotcom signed an agreement whereby Ross agreed that it would negotiate an acquisition transaction exclusively with chinadotcom until August 31, 2003 or, if earlier, the termination of good faith discussions between chinadotcom and Ross concerning the merger transaction.

     During the week of August 4, 2003, King & Spalding LLP delivered comments on the draft merger agreement and the form of stockholders' agreement to chinadotcom and had discussions by telephone with representatives of chinadotcom. Among the issues discussed were the circumstances under which a break-up fee would be payable by Ross to chinadotcom in connection with a termination of the merger agreement and the scope and substance of the conditions to the parties' respective obligations to complete the merger.

     On August 8, 2003, the chinadotcom board of directors met to review and discuss the then-current terms, timeline and filing process with respect to the proposed merger transaction. Mr. Chan briefed the board of directors on the proposed terms and conditions of the transaction, including chinadotcom's material undertakings with respect to representations, warranties and covenants, as well as Commission requirements. He also reviewed with the board members their roles and obligations in evaluating possible business combination transactions and the recommended procedures to be followed in order to satisfy their fiduciary duties as members of the board. The chinadotcom board of directors gave its unanimous approval of the proposed merger and delegated to management the authority to negotiate the final terms and conditions and execute the transaction documents pursuant to the guidelines established by the board of directors.

     On August 13, 2003, at a special meeting of Ross' board of directors, members of the Ross board discussed the ongoing negotiations with chinadotcom, the terms of the then-current draft merger agreement and stockholder agreements and the potential economic effect of the proposed transaction on Ross stockholders. At the August 13 meeting, the Ross board of directors authorized the formal engagement of Broadview as Ross' financial advisor in connection with the proposed transaction. Representatives of Broadview participated by telephone in the board's discussions on financial matters related to the proposed transaction. King & Spalding LLP reviewed with the board members their role and obligations in evaluating possible business combination transactions and the recommended procedures to be followed in order to satisfy their fiduciary duties as members of the board.

     On August 14, 2003, Mr. Widdicombe provided the chinadotcom board of directors with an update as to the progress of the merger negotiations with Ross and answered questions related to the proposed merger and underlying transaction documents. Thereafter, through September 4, 2003, chinadotcom management, particularly Mr. Yip, updated various chinadotcom board members as to the status of the proposed merger with Ross.

     On August 18, 2003, Mr. Webster notified counsel to the holder of the Ross preferred stock (after execution by such counsel of a confidentiality agreement) of the proposed transaction and the possibility that the holder of the preferred stock would be requested to sign an agreement committing such holder to vote to approve the merger.

     On August 19, 2003, Mr. Tinley notified Mr. Yip that, based on the advice of Ross' financial advisors, the 30-trading day period that the parties had discussed as a basis on which to determine the chinadotcom average price for purposes of calculating the exchange ratio was too long in light of the risk of a sharp downward trend in chinadotcom's stock price shortly prior to the effective time of the merger. Mr. Tinley instead proposed that chinadotcom's price be based on a 10-day average.

     On August 20, 2003, Ross' accountants completed their diligence review of the work papers of chinadotcom's accountants and certain other legal matters conducted in the offices of chinadotcom's accountants in Hong Kong. The due diligence report of Ross' accountants was distributed to the members of the Ross board of directors for their review and consideration.

     Also on August 20, 2003, a special meeting of the Ross board of directors was held. At that meeting, Mr. Tinley described the then current state of negotiations with chinadotcom. Representatives of King & Spalding LLP and Broadview summarized the basic terms of the then-current draft merger agreement and stockholders agreements. Representatives of Broadview made a detailed presentation of their financial analysis with respect to chinadotcom and Ross. The Ross board of directors discussed the Broadview presentation and asked questions about the assumptions, analysis and factors contained in the presentation. The Ross board of directors unanimously authorized Messrs. Tinley and Webster to continue negotiations and report back to the board as appropriate.

     Also on August 20, 2003, Mr. Yip responded favorably to Mr. Tinley's proposal of August 19 regarding the use of an average 10-day trading price for chinadotcom stock for purposes of determining the number of shares of chinadotcom stock to be issued to Ross stockholders in the merger. Further, Mr. Yip proposed that the exchange ratio be determined based on that 10-day average, so long as chinadotcom stock remained in a trading range between $8.50 and $10.50. As a result, pursuant to Mr. Yip's proposal, the per share merger consideration would consist of $5.00 in cash and a fixed value of $14.00 of chinadotcom stock if chinadotcom stock remained in a trading range (based on a 10-day average) of $8.50 to $10.50 per share. Ross would retain its termination right if the 10-day trading average of chinadotcom stock dropped below $8.50, unless chinadotcom agreed to calculate the exchange ratio based on the actual average 10-day trading price of chinadotcom stock. Alternatively, the exchange ratio would be fixed based on a chinadotcom price per share of $10.50 if the 10-day trading average of chinadotcom stock was trading above that range.

     On August 25, 2003, the Ross board of directors convened a meeting by telephone with Broadview and King & Spalding LLP. King & Spalding LLP reviewed again with the members of the Ross board their duties when considering possible business combination transactions. King & Spalding LLP also reviewed with the Ross board the then-current terms of the draft merger agreement, including the structure of the transaction, the scope of Ross' representations and warranties and the scope of the conditions to the parties' respective obligations to complete the transaction. Specifically, King & Spalding LLP reviewed certain provisions contained in the draft merger agreement that were favorable to Ross, including a "fiduciary out" that would allow the Ross board of directors to engage in discussions or provide information to third parties, or to withdraw or modify its recommendation that the Ross stockholders approve the merger, in the event of a higher competing offer meeting certain criteria. King & Spalding LLP also reviewed the circumstances under which Ross would be obligated, upon a termination of the merger agreement, to pay a break-up fee to chinadotcom, including a termination by Ross based on the good faith determination by the Ross board, in the exercise of its fiduciary duties, that such termination is in the best interests of the Ross stockholders and necessary in order to enter into an agreement with respect to a superior acquisition proposal and a termination by chinadotcom based on the withdrawal or modification by the Ross board of directors of its approval or recommendation of the merger agreement or the merger, followed by the entry into or completion by Ross of another acquisition proposal within 12 months after such termination.

     At the August 25 meeting, Broadview summarized the revised financial terms of the then-current draft merger agreement and reviewed its updated analysis and conclusions. Broadview provided the Ross board of directors with an oral opinion that the merger consideration was fair, from a financial point of view, to the holders of Ross common stock. The Ross board of directors unanimously authorized Messrs. Tinley and Webster to continue to work toward finalizing the definitive agreements in connection with the proposed transaction.

     During the period from August 25 to September 3, 2003, Ross completed its due diligence review with respect to certain financial, legal and operational information regarding chinadotcom, chinadotcom completed its due diligence review with respect to certain financial, legal and operating information regarding Ross and chinadotcom and Ross finalized the merger agreement and the other agreements related to the merger.

     On September 3, 2003, the Ross board of directors convened by telephone to review the terms of the final drafts of transaction documents related to the merger.

     On September 4, 2003, pursuant to the chinadotcom board's direction with respect to its approval of the merger on August 8, 2003, Mr. Widdicombe circulated final drafts of the transaction documents to the chinadotcom board.

     On September 4, 2003, before the open of trading on the Nasdaq National Market, the Ross board unanimously approved and declared advisable the merger and the merger agreement and resolved to recommend that Ross' stockholders approve the merger in accordance with the provisions of the merger agreement. Broadview confirmed in writing its oral opinion that, as of September 4, 2003, the merger consideration was fair, from a financial point of view, to the holders of Ross common stock.

     Also on September 4, before the open of trading on the Nasdaq National Market, Ross and chinadotcom executed the merger agreement, the stockholder agreements and the preferred stockholder agreement and issued a press release announcing their entry into the agreements relating to the merger.

     The merger agreement as signed contemplated that the parties would explore whether the transaction could be effected as a tax-free organization. Between September 4, 2003 and October 2, 2003, the parties and their counsel examined this issue, but concluded that given the complexities associated with attempting to effect the transactions as a tax-free reorganization, as well as certain potential adverse consequences associated with effecting the transaction on that basis, it was in the best interests of Ross and its stockholders to effect the transaction as a taxable transaction.

     Accordingly, on October 3, 2003, chinadotcom, CDC Software Holdings and Ross executed an amendment to the merger agreement removing the obligations of the parties to use their reasonable best efforts to cause the merger to qualify as a tax-free reorganization and removing chinadotcom's obligation to cause its outside counsel to deliver an opinion to Ross and its stockholders relating to a tax-free reorganization.

     On November 18, 2003, chinadotcom announced that it would make a conditional proposal to acquire Pivotal. During the following two weeks, chinadotcom engaged Pivotal and members of its special committee in discussions relating to its conditional proposal, and on December 1, 2003, chinadotcom submitted a definitive offer to acquire Pivotal. Pivotal accepted chinadotcom's definitive offer on December 8, 2003.

     Based on Ross' concerns that the proposed acquisition of Pivotal would have the effect of delaying the mailing of the proxy statement such that the closing of the merger would be delayed past January 15, 2004, chinadotcom and Ross entered into discussions to amend the merger agreement to extend the date after which either party could terminate the merger agreement and reduce uncertainty as to the completion of the transaction. From November 26, 2003 until January 7, 2004, chinadotcom and Ross discussed the terms and conditions of a second amendment to the merger agreement and proposed, among other things, to:

     - remove the floor of $8.50 and the ceiling of $10.50 applicable to the average price of chinadotcom common shares used to calculate the number of chinadotcom common shares to be received by Ross stockholders receiving cash-and-shares in the merger;

     - provide Ross stockholders with an option to receive at the closing of the merger, for each share of Ross common stock held, $17.00 in cash rather than $19.00 in cash-and-shares;

     - provide for an adjustment to the exchange ratio such that if the average price of chinadotcom common shares is less than $8.50 and chinadotcom elects to adjust the exchange ratio, then Ross stockholders electing to receive cash-and-shares in the merger would receive, for each share of Ross common stock held, (1) $5.00 in cash, (2) a number of chinadotcom common shares determined by dividing $14.00 by a number determined by chinadotcom that is between the ten day average closing price and $8.50, this quotient being referred to as the adjusted exchange ratio, and (3) additional cash in an amount equal to the average price multiplied by the difference between the original exchange ratio minus the adjusted exchange ratio;

     - eliminate provisions permitting Ross to terminate the merger agreement if the average price of chinadotcom common shares was below $8.50 per share, unless chinadotcom agreed to calculate the exchange ratio based on the actual average closing price of chinadotcom common shares for the 10 trading days ending on, and including, the second trading day before the closing date of the merger;

     - extend the date after which either chinadotcom or Ross could terminate the merger from March 1, 2004 to July 1, 2004; and

     - increase the commitment of the parties to cooperate in the operation of the two companies prior to closing.

     In considering these proposed terms of the second amendment, Ross consulted with Broadview as to the effect of the proposed changes on the merger consideration to be received by Ross stockholders. Broadview advised Ross that the changes did not affect its original fairness opinion because the elimination of the $8.50 floor on the average price of chinadotcom shares was an improvement and because Broadview in its original opinion did not ascribe material value to the upside that Ross stockholders would receive if chinadotcom shares had a market value above $10.50.

     Between November 26, 2003 and January 7, 2003, the Ross board was updated regularly on the discussions concerning the proposed second amendment. On January 7, 2004, the Ross board approved and declared advisable the second amendment on the proposed terms described above, and chinadotcom, and CDC Software Holdings and Ross executed a second amendment to the merger agreement incorporating these proposed terms.

     On April 29, 2004, chinadotcom and Ross entered into a third amendment to the merger agreement pursuant to which the parties agreed that the deadline for Ross stockholders to elect to receive either cash or a combination of cash and chinadotcom shares in connection with the merger would be the business day immediately before the closing of the merger. Prior to the amendment, such deadline was the tenth day following the closing of the merger. chinadotcom and Ross agreed that the amendment would facilitate the final determination of the exact amount of the merger consideration for Ross stockholders electing to receive cash and shares, allow chinadotcom to more efficiently deliver the merger consideration to Ross stockholders, and allow Ross stockholders to receive the merger consideration in a more timely manner.

     On May 12, 2004, chinadotcom and Ross entered into a fourth amendment to the merger agreement in order to extend the date after which either chinadotcom or Ross could terminate the merger from July 1, 2004 to September 1, 2004.

CHINADOTCOM'S REASONS FOR THE MERGER

     On August 8, 2003, chinadotcom's board of directors approved the principal terms and conditions of the merger agreement, the issuance of chinadotcom common shares and cash as consideration in the merger, and the other transactions contemplated by the merger agreement.

     chinadotcom's board of directors believes that the acquisition of Ross, together with the acquisition of a 51% interest in IMI in early September 2003 and the acquisition of Pivotal completed on February 25, 2004, represent significant steps to becoming a leading China-based software company with global presence and will allow chinadotcom to combine the vertical strengths of Ross in process manufacturing, IMI in supply chain management and Pivotal in customer relationship management. chinadotcom's board of directors approved the acquisition of Ross as part of chinadotcom's strategy to move up the value curve in the software services and product areas, as the merger increases chinadotcom's intellectual property asset base. Through the merger, chinadotcom is continuing its drive to establish partnerships with software vendors, as well as broaden its overall software product offering in the areas of enterprise solutions and integration. The merger will also help to diversify chinadotcom's business risk through bringing in a sizable recurring revenue base with over 1,000 active customers globally, increase the range of quality proprietary manufacturing focused software products with strong potential for Greater China, and increase its future revenue streams and profitability through cross selling and cost reduction via synergies.

     chinadotcom and its board of directors believe that the acquisition of Ross represents an attractive and earnings-accretive transaction. chinadotcom's board of directors believes the Ross management team will bring in-depth industry expertise to chinadotcom's wholly owned software unit, CDC Software, especially for the U.S. and European markets. CDC Software and Ross already have entered into a master distribution agreement for Greater China and the Asia-Pacific region, and the merger will further strengthen that relationship and help realize greater potential between Ross and chinadotcom.

     chinadotcom's board of directors believes that the merger will:

     - allow chinadotcom to satisfy the increasing demand for process manufacturing software that meets global standards, as China is becoming an increasingly important manufacturing base for multinationals and domestic exporters since its accession into the World Trade Organization;

     - provide meaningful and realistic business synergies to be developed within CDC Software by cross training the enlarged global consulting network formed by the combination of Ross, IMI, Pivotal and CDC Outsourcing in chinadotcom's combined portfolio of products and software suites;

     - allow chinadotcom to take advantage of the global trend of companies looking to outsource to China by positioning chinadotcom's own CMM-certified China-based software development center's capabilities as an outsourcing conduit for economical and high quality software development for the enlarged customer base of chinadotcom's acquired companies to realize additional cost savings;

     - allow chinadotcom to provide complementary software product offerings in the process manufacturing and supply chain management sectors, as well as broaden chinadotcom's overall software product offerings in the United States, Europe and the Asia-Pacific region;

     - lead to the development of new sales growth for chinadotcom throughout mainland China and the Asia-Pacific region by offering Ross' core products in those markets, and increase Asian sales as a percentage of Ross' total sales mix;

     - complement chinadotcom's geographic coverage and strengthen chinadotcom's sales and distribution network globally, given chinadotcom's existing profile in the Asia-Pacific region and mainland China, and Ross' traditional base in the United States and presence in Europe; and

     - help to increase chinadotcom's overall gross and operating margins and strengthen the percentage of recurrent revenues.

     chinadotcom believes that the merger is a key step in the execution of its strategic plan. It seeks, through selective acquisitions and investments, to extend the breadth of its enterprise applications suite to provide more complete solutions demanded by the company's enterprise software customers. chinadotcom believes that its overall product offering and market position are enhanced by owning, rather than licensing or only distributing, enterprise software products targeted at mid-market manufacturers. chinadotcom believes the products and know-how it will acquire as a result of the merger will lead to the joint development of products between Ross, IMI, Pivotal and CDC Software, and through CDC Outsourcing, provide outsourced solutions beyond the scope of just these companies' core products which will deliver accretive benefits for chinadotcom. chinadotcom expects to significantly reduce or eliminate expenses associated with Ross operating independently as a public company, including legal, accounting, investor relations and insurance expense.

     The foregoing discussion of the information and factors considered by the chinadotcom board of directors is not intended to be exhaustive, but includes the material factors considered by the chinadotcom board. In view of the complexity and wide variety of factors considered by the chinadotcom board of directors, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the chinadotcom board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the chinadotcom board of directors conducted an overall analysis of the factors described above, including discussions with chinadotcom's management and legal advisors.

ROSS' REASONS FOR THE MERGER

     Ross' board of directors has determined that the merger agreement and the merger are fair to and in the best interest of Ross and the Ross stockholders and has unanimously approved and declared advisable the merger agreement and the merger. Ross' board unanimously recommends that the Ross stockholders vote "FOR" the proposal to adopt and approve the merger agreement and the merger at the special meeting.

     Ross in the past has considered acquisitions of other software companies that sell software that is complementary to Ross' ERP software to enable Ross to compete more effectively in the ERP market against larger firms such as SAP AG, Oracle Corporation and J.D. Edwards, now a division of Peoplesoft. These firms, due to their larger sizes, offer a more complete range of integrated products to their respective manufacturing customers than Ross is able to offer on a stand-alone basis. Because the financial resources required to implement an active acquisition strategy have not been available to Ross as a small public company, Ross has instead pursued a strategy involving the formation of separate marketing and development partnerships with other firms in an attempt to offer a more competitive range of products. These partnerships are often limited in duration, however, and Ross has determined that the merger will help to improve Ross' competitive position on a more permanent basis. As a result of the merger, Ross will be able to offer its products on an integrated basis with those of the wider chinadotcom group, thereby enabling Ross to compete more effectively with other large firms.

     Ross' board of directors consulted with senior management and Ross' financial and legal advisors and considered a number of factors in reaching its decision to approve and declare advisable the merger agreement and the amendments to the merger agreement and the merger and recommend that Ross stockholders vote "FOR" the adoption and approval of the merger agreement and merger. Among the factors considered by the Ross board in its deliberations were the following:

     - the potential for the merger to facilitate Ross' expansion into Asian and other markets where chinadotcom has a presence and to provide Ross with economies of scale in its software development process;

     - cost reductions and operating efficiencies that may be realized by Ross as a result of outsourcing certain software development activities to other companies in the chinadotcom group, which, if realized, would improve Ross' competitive position;

     - chinadotcom's anticipation that it will operate Ross as a separate entity within the chinadotcom group and provide Ross with access to additional capital;

     - current industry, economic and market conditions, including the potential for further consolidation within Ross' industry;

     - historical market prices and trading information with respect to chinadotcom common shares and Ross common stock;

     - the merger consideration, which represented an approximate 9.9% premium over the closing price per share of Ross' common stock on September 3, 2003, the last trading day before the public announcement of the signing of the merger agreement, and an approximate 18.4% premium over the closing price per share of Ross' common stock on August 1, 2003, which is the date 20 trading days before the public announcement;

     - the likelihood of an alternative transaction and Ross' prospects if it were to continue as an independent company;

     - the financial presentation by Broadview, including its opinion as to the fairness from a financial point of view of the merger consideration to be received by the Ross stockholders, as described more fully below under the heading "Opinion of Financial Advisor to Ross' Board of Directors" beginning on page 90;

     - the terms and conditions of the merger agreement, including the closing conditions, and the terms and conditions of the preferred stockholder agreement and the stockholder agreements;

     - the ability of the Ross board to enter into discussions with another party in response to an unsolicited superior offer if the Ross board believes in good faith, after consultation with its legal counsel, that not doing so would not be in the best interests of Ross' stockholders; and

     - the expectation that the merger could be completed in a reasonable timeframe.

     Ross' board also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

     - the risks that the potential benefits sought in the merger might not be fully realized;

     - the possibility that the merger might not be completed and the potential adverse effects of the public announcement of the merger on Ross' ability to attract and retain key employees, including management, sales, marketing, software developers and technical personnel;

     - the U.S. federal income tax consequences of the merger to Ross stockholders;

     - the potential disruption of Ross' business that might result from employee and customer uncertainty and lack of focus following the public announcement of the merger;

     - the risk that, despite the efforts of chinadotcom and Ross, key employees, including management, sales, marketing and technical personnel, might not remain employees of Ross following the completing of the merger;

     - the requirement that Ross pay chinadotcom a break-up fee of $1,350,000, and reimburse chinadotcom up to a maximum of $750,000 for chinadotcom's fees and expenses in connection with the merger, if the merger is terminated under specified circumstances;

     - the restrictions on Ross imposed by the merger agreement and the potential business opportunities that might be foregone due to these restrictions or the pendency of the merger generally; and

     - the fact that some officers and directors of Ross may have interests in the merger that are different from, or in addition to the interests of Ross stockholders generally, including the matters described under the heading "Interests of Ross Directors and Officers in the Merger" beginning on page 99.

     In addition, the Ross board considered a number of negative factors related to the risks of holding chinadotcom shares. Many of these risks are identified under the heading "Risk Factors" beginning on page 24. In particular, the Ross board considered risks related to:

     - the fact that due to chinadotcom's status as a "passive foreign investment company," ownership of chinadotcom common shares may subject U.S. investors to adverse tax rules, potentially causing an administrative burden to Ross stockholders and a negative impact on the value received by Ross stockholders in the merger;

     - chinadotcom's limited operating history and evolution from an internet company to a software company;

     - chinadotcom's history of losses and the risk that it might not achieve or sustain profitability;

     - chinadotcom's intention to continue to expand through acquisitions and investments, and the possibility that chinadotcom may not be able to integrate the operations of Ross and other acquired companies into its own operations or manage the operations of these acquired companies;

     - the potential for chinadotcom's share price to be adversely affected if its major strategic shareholders change their holdings in its shares;

     - the historical volatility of chinadotcom's share price and the potential that chinadotcom's share price may continue to be extremely volatile, resulting in a degree of uncertainty as to the value that Ross stockholders will receive in the merger; and

     - litigation currently pending or threatened against chinadotcom, including the class action lawsuits relating to chinadotcom's IPO allocations.

     The Ross board considered these risks in light of the chinadotcom common shares that each Ross stockholder will receive under the merger agreement. In the view of the Ross board, these risks were not sufficient, either individually or in the aggregate, to outweigh the advantages of the merger.

     The above discussion is not intended to be exhaustive of all factors considered by the Ross board of directors, but does set forth material positive and negative factors considered by the Ross board. On September 4, 2003, the Ross board unanimously approved and declared advisable the merger agreement and the merger and recommended the adoption and approval of the merger agreement and the merger in light of the various factors described above and other factors that each such member of the Ross board of directors felt were appropriate. In view of the wide variety of factors considered by the Ross board in connection with its evaluation of the merger and the complexity of these matters, the Ross board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision.

RECOMMENDATION OF ROSS' BOARD OF DIRECTORS

     After careful consideration, Ross' board of directors, on September 4, 2003, unanimously approved and declared advisable the merger agreement and the merger. The board of directors of Ross unanimously recommends that the Ross stockholders vote "FOR" the proposal to adopt and approve the merger agreement and the merger at the Ross special meeting.

OPINION OF FINANCIAL ADVISOR TO ROSS' BOARD OF DIRECTORS

     Pursuant to a letter agreement dated as of August 14, 2003 and executed on August 14, 2003, Broadview was engaged to provide a fairness opinion to the board of directors of Ross. Broadview focuses on providing merger and acquisition advisory services to information technology, communications, healthcare technology and media companies. In this capacity, Broadview is continually engaged in valuing these businesses and maintains an extensive database of information technology, communications, healthcare technology and media mergers and acquisitions for comparative purposes. Broadview presented an oral opinion to the Ross board on August 25, 2003, that as of such date, based upon and subject to the various factors and assumptions described in the Broadview opinion, the per share merger consideration to be received by holders of Ross common stock (including stockholders holding Ross common stock as a result of the conversion of Ross preferred stock) under the then-current draft of the definitive merger agreement was fair, from a financial point of view, to such holders. On September 4, 2003, Broadview delivered a written opinion, based upon its review of the final draft of the definitive merger agreement, confirming, as of September 4, 2003, their opinion that the merger consideration to be received by holders of Ross common stock was fair, from a financial point of view to such holders. Other than the retention of Broadview in connection with the delivery of the fairness opinion, there is no material relationship between Ross and Broadview, and there has been no material relationship between these parties at any time during the two years prior to the date of this proxy statement/prospectus.

     In considering these proposed terms of the second amendment to the merger agreement, Ross consulted with Broadview as to the effect of the proposed changes to the merger consideration to be received by Ross stockholders. Broadview advised Ross that these changes did not affect the fairness opinion Broadview delivered to Ross on September 4, 2003 because the elimination of the $8.50 floor on the average price of chinadotcom shares was an improvement and because, in rendering the September 4, 2003 fairness opinion, Broadview did not ascribe material value to the upside that Ross stockholders would receive if chinadotcom shares had a market value above $10.50.

     Broadview's September 4, 2003 fairness opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Broadview, is attached as Annex D to this proxy statement/prospectus. Ross stockholders are urged to, and should, read the Broadview opinion carefully and in its entirety. The Broadview opinion is directed to the board of directors of Ross and addresses only the fairness of the merger consideration from a financial point of view to holders of Ross common stock as of the date of the opinion. The Broadview opinion does not address any other aspect of the merger consideration and does not constitute a recommendation to any Ross stockholder as to how to vote at the Ross special meeting. The summary of the Broadview opinion set forth in this proxy statement/prospectus, although materially complete, is qualified in its entirety by reference to the full text of such opinion.

     In rendering its opinion, Broadview, among other things:

     - reviewed the terms of the draft definitive merger agreement furnished to Broadview by legal counsel to Ross on September 4, 2003;

     - reviewed certain publicly available financial statements and other information with respect to Ross;

     - reviewed certain internal financial and operating information, including certain projections for Ross prepared and provided to Broadview by Ross management;

     - participated in discussions with Ross' management concerning the operations, business strategy, current financial performance and prospects for Ross;

     - discussed with Ross' management its view of the strategic rationale for the merger consideration;

     - reviewed recent reported closing prices and trading activity for Ross common stock;

     - compared certain aspects of the financial performance of Ross with other comparable public companies;

     - analyzed available information, both public and private, concerning other comparable mergers and acquisitions;

     - reviewed recent equity research analyst reports covering Ross;

     - reviewed certain publicly available financial statements and other information with respect to chinadotcom;

     - reviewed certain internal financial and operating information, including certain projections for chinadotcom prepared and provided to Broadview by chinadotcom's management;

     - reviewed recent reported closing prices and trading activity for chinadotcom's common shares;

     - participated in discussions with chinadotcom's management concerning the operations, business strategy, current financial performance and prospects for chinadotcom;

     - discussed with chinadotcom's management its view of the strategic rationale for the merger consideration;

     - compared certain aspects of the financial performance of chinadotcom with other comparable public companies;

     - analyzed the anticipated effect of the merger on the future financial performance of the consolidated entity;

     - reviewed recent equity research analyst reports covering chinadotcom; and

     - conducted other financial studies, analyses and investigations as Broadview deemed appropriate for purposes of its opinion.

     In rendering its opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information, including without limitation the representations and warranties contained in the definitive merger agreement, that was publicly available or furnished to Broadview by Ross, chinadotcom or their respective advisors. With respect to the financial projections examined by Broadview, Broadview assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Ross and chinadotcom as to the future performance of Ross and chinadotcom, respectively. Broadview's opinion does not address the financial impact of any of the potential acquisitions that chinadotcom has confidentially disclosed to Broadview that it is considering. Broadview did not make or take into account any independent appraisal of any of Ross' or chinadotcom's assets. In addition, Broadview expressed no opinion as to the price at which chinadotcom common shares will trade at any time or as to the tax consequences of the merger to Ross or any of its stockholders.

     Broadview did not make or obtain any independent appraisal or valuation of any of the assets of Ross or any its subsidiaries. Broadview's fairness opinion is necessarily based upon market, economic, financial and other conditions as they existed and could have been evaluated as of the date of the opinion, and any change in such conditions would require a reevaluation of the opinion.

     The following is a brief summary of some of the sources of information and valuation methodologies employed by Broadview in rendering its opinion. These analyses were presented to the board of directors of Ross at its meeting on August 25, 2003, with updated documentation delivered to the Ross board on September 4, 2003. This summary includes the financial analysis used by Broadview and deemed by Broadview to be material, but does not purport to be a complete description of analysis performed by Broadview in arriving at its opinion. Broadview did not explicitly assign any relative weights to the various factors of analysis considered. This summary of financial analysis includes information presented in tabular format. In order to fully understand the financial analysis used by Broadview, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analysis.

 ROSS STOCK PERFORMANCE ANALYSIS

     Broadview compared the recent stock performance of Ross with that of the NASDAQ Composite and Ross Comparable Index. The Ross Comparable Index is comprised of public companies that Broadview deemed comparable to Ross. Broadview selected profitable companies competing in the North American middle market ERP software industry with trailing twelve month, or TTM, revenue between $40 million and $500 million. The Ross Comparable Index consists of the following companies: Epicor Software Corporation, MAPICS, Inc., QAD, Inc., American Software, Inc. and GEAC Computer Corporation Ltd.

 PUBLIC COMPANY COMPARABLES ANALYSIS

     Broadview considered ratios of share price and market capitalization, adjusted for cash and debt when necessary, to selected historical operating results in order to derive multiples placed on a company in a particular market segment. In order to perform this analysis, Broadview compared financial information of Ross with publicly available information for the public companies comprising the Ross Comparable Index. For this analysis, as well as other aspects of Broadview's financial analysis, Broadview examined publicly available information.

     The following table presents, as of September 3, 2003, the median multiples and the range of multiples for the Ross Comparable Index of total market capitalization, or TMC (which is defined as equity market capitalization plus total debt minus cash and cash equivalents), divided by selected operating metrics:

                                                              MEDIAN
                                                             MULTIPLE   RANGE OF MULTIPLES
                                                             --------   ------------------
TTM TMC/R..................................................    1.27x      0.53x -  2.79x
LQA TMC/R..................................................    1.24x      0.55x -  2.70x
Projected 12/31/03 TMC/R...................................    1.22x      0.54x -  2.60x
Projected 12/31/04 TMC/R...................................    1.08x      0.50x -  2.30x
TTM TMC/EBIT...............................................   17.63x      3.11x - 50.04x
Projected 12/31/03 TMC/EBIT................................   11.65x      3.49x - 18.97x
Projected 12/31/04 TMC/EBIT................................   12.42x      3.39x - 12.52x
TTM P/E....................................................   22.52x      6.11x - 54.36x
Projected 12/31/03 P/E.....................................   25.23x      7.21x - 43.33x
Projected 12/31/04 P/E.....................................   19.53x      7.50x - 22.75x

     These comparables imply the following medians and ranges for per share value:

                                                     MEDIAN IMPLIED
                                                         VALUE        RANGE OF IMPLIED VALUES
                                                     --------------   -----------------------
TTM TMC/R..........................................      $19.91           $ 9.37 - $41.68
LQA TMC/R..........................................      $20.77           $10.23 - $43.25
Projected 12/31/03 TMC/R...........................      $20.13           $ 9.82 - $41.02
Projected 12/31/04 TMC/R...........................      $20.37           $10.31 - $41.32
TTM TMC/EBIT.......................................      $26.89           $ 6.18 - $73.16
Projected 12/31/03 TMC/EBIT........................      $17.00           $ 6.31 - $26.59
Projected 12/31/04 TMC/EBIT........................      $22.70           $ 7.46 - $22.88
TTM P/E............................................      $27.71           $ 7.52 - $66.90
Projected 12/31/03 P/E.............................      $27.50           $ 6.66 - $47.23
Projected 12/31/04 P/E.............................      $28.78           $11.05 - $33.52

     No company utilized in the public company comparables analysis as a comparison to Ross is identical to Ross. In evaluating the comparables, Broadview made numerous assumptions with respect to the North American middle market ERP software industry performance and general economic conditions, many of which are beyond the control of Ross. Mathematical analysis, such as determining the median, average or range, is not in itself a meaningful method of using comparable company data.

 TRANSACTION COMPARABLES ANALYSIS

     Broadview considered ratios of equity purchase price, adjusted for the seller's cash and debt when appropriate, to selected historical operating results in order to indicate multiples strategic and financial acquirers have been willing to pay for companies in a particular market segment. A group of companies involved in recent transactions are comparable to Ross based on market focus, business model and size.

Broadview reviewed ten comparable merger and acquisition transactions announced from January 1, 2002 through September 3, 2003 involving sellers in the middle market ERP software industry with TTM revenue between $10 million and $300 million, from a financial point of view. For this analysis, as well as other aspects of Broadview's financial analysis, Broadview examined publicly available information, as well as information from Broadview's proprietary database of published and confidential merger and acquisition transactions in the information technology, communication, healthcare technology and media industries. These transactions consisted of the acquisitions of:

     (1)  Eclipse, Inc. by Intuit, Inc.;

     (2)  Timberline Software Corporation by The Sage Group plc (Best Software);

     (3)  Infinium Software, Inc. by SSA Global Technologies, Inc.;

     (4) Prophet 21, Inc. by Thoma Cressey Equity Partners, Inc. & LLR Partners, Inc.;

     (5)  ROI Systems, Inc. by Epicor Software Corporation;

     (6)  Deltek Systems, Inc. by deLaski Family (Management Buyout);

     (7)  Kewill Systems plc, (ERP Division) by Exact Holding N.V.;

     (8)  Frontstep, Inc. by MAPICS, Inc.;

     (9)  Invensys plc (Baan Company N.V.) by SSA Global Technologies, Inc.; and

     (10) Made2Manage Systems, Inc. by Battery Ventures Holding Corporation.

     The following table presents, as of September 3, 2003, the median multiple and the range of multiples of adjusted price (defined as equity price plus total debt minus cash and cash equivalents) divided by the seller's revenue and seller's earnings before interest and taxes, or EBIT in the last reported twelve months prior to acquisition for the transactions listed above:

     These comparables exhibit the following median and range for the applicable multiple:

                                                        MEDIAN MULTIPLE   RANGE OF MULTIPLES
                                                        ---------------   ------------------
P/R...................................................       0.88x          0.46x -  1.89x
P/EBIT................................................       9.46x          6.14x - 27.96x

     The following table presents, as of September 3, 2003, the median implied value and the range of implied values of Ross, calculated by multiplying the multiples shown above by the appropriate Ross operating metric for the twelve months ended June 30, 2003. These comparables imply the following median and range for per share value:

                                                MEDIAN IMPLIED VALUE   RANGE OF IMPLIED VALUES
                                                --------------------   -----------------------
P/R...........................................         $14.30              $ 8.35 - $28.77
P/EBIT........................................         $15.24              $10.50 - $41.64

     No transaction utilized as a comparable in the transaction comparables analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to the middle market ERP software industry's performance and general economic conditions, many of which are beyond the control of Ross or chinadotcom. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

  TRANSACTION PREMIUMS PAID ANALYSIS

     Broadview considered the premiums paid above a seller's share price in order to determine the additional value that strategic and financial acquirers, when compared to public stockholders, are willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions involving publicly-held software companies. Broadview selected these transactions from its proprietary database by choosing transactions since January 1, 2001 with an equity purchase price between $10 million and $100 million. These transactions consisted of the acquisitions of:

     (1)  Credit Management Solutions, Inc. by The First American Corporation;

     (2)  Wasatch Interactive Learning Corporation by PLATO Learning, Inc.;

     (3)  Starbase Corporation by Borland Software Corporation;

     (4) INTERLINQ Software Corporation by John H. Harland Company (Harland Financial Solutions, Inc.);

     (5)  eshare communications, Inc. by divine, Inc.;

     (6)  Liquent, Inc. by Information Holdings, Inc.;

     (7)  NetGenesis Corporation by SPSS, Inc.;

     (8)  Eprise Corporation by divine, Inc.;

     (9)  NetSpeak Corporation by Adir Technologies, Inc.;

     (10) Applied Terravision Systems, Inc. by COGNICASE, Inc.;

     (11) Landmark Systems Corporation by Allen Systems Group, Inc.;

     (12) Crosskeys Systems Corporation by Orchestream Holdings PLC;

     (13) Exigent International, Inc. by Harris Corporation;

     (14) Fourth Shift Corporation by AremisSoft Corporation;

     (15) Extensity, Inc. by GEAC Computer Corporation, Ltd.;

     (16) SignalSoft Corporation by Openwave Systems, Inc.;

     (17) Ecometry Corporation by SG Merger Corporation;

     (18) Micrografx, Inc. by Corel Corporation;

     (19) Ezenet Corporation by COGNICASE Inc.;

     (20) Prophet 21, Inc. by Thoma Cressey Equity Partners, Inc. and LLR Partners, Inc.;

     (21) Centrinity, Inc. by Open Text Corporation;

     (22) T/R Systems, Inc. by Electronics For Imaging, Inc.;

     (23) Mediaplex, Inc. by ValueClick, Inc.;

     (24) eXcelon Corporation by Progress Software Corporation;

     (25) AvantGo, Inc. by Sybase, Inc.;

     (26) Infinium Software, Inc. by SSA Global Technologies, Inc.;

     (27) SoftQuad Software, Ltd. by Corel Corporation;

     (28) Vicinity Corporation by Microsoft Corporation;

     (29) TCSI Corporation by Rocket Software, Inc.;

     (30) EXE Technologies, Inc. by SSA Global Technologies, Inc.;

     (31) InfoInterActive, Inc. by AOL Time Warner, Inc.;

     (32) Deltek Systems, Inc. by deLaski Family (Management Buyout);

     (33) MessageMedia, Inc. by DoubleClick, Inc.;

     (34) Comshare, Incorporated by GEAC Computer Corporation Ltd.;

     (35) Made2Manage Systems, Inc. by Battery Ventures Holding Corporation;

     (36) Eagle Point Software Corporation by JB Acquisitions, LLC;

     (37) Corel Corporation by Vector Capital Corporation;

     (38) Alysis Technologies, Inc. by Pitney Bowes, Inc.;

     (39) Elevon, Inc. by SSA Global Technologies, Inc.;

     (40) Valicert, Inc. by Tumbleweed Communications Corporation;

     (41) Virage, Inc. by Autonomy Corporation plc;

     (42) Triple G Systems Group, Inc. by General Electric Company (GE Medical Systems Information Technologies);

     (43) Momentum Business Applications, Inc. by PeopleSoft, Inc.;

     (44) Prime Response, Inc. by Chordiant Software, Inc.;

     (45) Dynamic Healthcare Technologies, Inc. by Cerner Corporation;

     (46) Open Market, Inc. by divine, Inc.;

     (47) FrontStep, Inc. by MAPICS, Inc.;

     (48) Delano Technology Corporation by divine, inc.;

     (49) MGI Software Corporation by Roxio, Inc.;

     (50) CUseeMe Networks, Inc. by First Virtual Communications, Inc.; and

     (51) MedPlus, Inc. by Quest Diagnostics, Inc.

     The following table presents, as of September 3, 2003, the median premium and the range of premiums for these transactions, calculated by dividing:

          (1) the offer price per share minus the closing share price of the seller's common stock twenty trading days or one trading day prior to the public announcement of the transaction, by

          (2) the closing share price of the seller's common stock twenty trading days or one trading day prior to the public announcement of the transaction:

                                                     MEDIAN PREMIUM   RANGE OF PREMIUMS
                                                     --------------   -----------------
Premium Paid to Seller's Stock Price 1 Trading Day
  Prior to Announcement............................       41.0%        (7.5)% - 243.7%
Premium Paid to Seller's Stock Price 20 Trading
  Days Prior to Announcement.......................       51.2%       (38.5)% - 433.2%

     The following table presents the median implied value and the range of implied values of Ross' stock, calculated by using the premiums shown above and Ross' share price twenty trading days and one trading day prior to September 3, 2003:

                                                MEDIAN IMPLIED VALUE   RANGE OF IMPLIED VALUES
                                                --------------------   -----------------------
Premium Paid to Seller's Stock Price 1 Trading
  Day Prior to Announcement...................         $24.37              $15.99 - $59.43
Premium Paid to Seller's Stock Price 20
  Trading Days Prior to Announcement..........         $24.27              $ 9.88 - $85.59

     No transaction utilized as a comparable in the transaction premiums paid analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to the software industry's performance and general economic conditions, many of which are beyond the control of Ross or chinadotcom. Mathematical analysis, such as determining the average, median or range is not in itself a meaningful method of using comparable transaction data.

  DISCOUNTED CASH FLOW VALUATION ANALYSIS

     Broadview examined the value of Ross based on projected free cash flow estimates, derived from discussions with management, on a standalone basis. The free cash flow estimates were generated by applying financial projections from June 30, 2004 through June 30, 2007. A range of terminal values at June 30, 2007 was determined by ascribing terminal growth rates, which ranged from 2.0% to 4.0%, to the annual free cash flow for the twelve months ending June 30, 2007. Broadview calculated a discount rate of 16.09% based on the Capital Asset Pricing Model, or CAPM, using the calculated median capital-structure adjusted beta for the public company comparables, adjusting by a market risk premium of 7.8% and then adding a small company premium of 3.5%.

     Based on a range of terminal growth rates, Broadview calculated values ranging from $18.41 to $20.36 per share with a median implied equity value of $19.31 per share, calculated using a discount rate of 16.09% and a terminal growth rate of 3.0%.

  RELATIVE SHARE PRICE ANALYSIS

     Broadview considered the relative value that public equity markets have placed on chinadotcom and Ross common stock from September 3, 2002 through September 3, 2003. For comparative purposes, the implied historical relative share price was examined in contrast with an exchange ratio derived from a $19.00 stock transaction. Based on this analysis the historical relative share price has ranged from 1.093 to 4.762 with an average of 2.971.

     Broadview also measured the number of chinadotcom common shares that could be exchanged for $14 from September 3, 2002 through September 3, 2003. Based on this analysis this figure has ranged from 0.968 shares to 7.330 shares with an average of 4.081 shares.

  RELATIVE CONTRIBUTION ANALYSIS

     Broadview examined the relative contribution of Ross to chinadotcom for a number of historical and projected operating metrics. In this analysis, projected figures for chinadotcom and Ross are derived from respective managements' estimates.

     The following reflects the relative contribution of chinadotcom and Ross, respectively.

                                                              CHINADOTCOM   ROSS
                                                              -----------   -----
TTM Revenue.................................................     56.5%       43.5%
TTM EBIT....................................................       NM       100.0%
TTM Net Income..............................................     21.3%       78.7%
Projected 12/31/03 Revenue..................................     63.2%       36.8%
Projected 12/31/03 EBIT.....................................     51.9%       48.1%
Projected 12/31/03 Net Income...............................     79.8%       20.2%
Projected 12/31/04 Revenue..................................     73.0%       27.0%
Projected 12/31/04 EBIT.....................................     89.3%       10.7%
Projected 12/31/04 Net Income...............................     90.2%        9.8%

  CHINADOTCOM STOCK PERFORMANCE ANALYSIS AND CHINADOTCOM PUBLIC COMPANY COMPARABLES ANALYSIS

     Broadview compared the recent stock performance of chinadotcom with that of the NASDAQ Composite and chinadotcom Comparable Indices. The chinadotcom Comparable Indices are comprised of public companies that Broadview deemed comparable to chinadotcom. Broadview selected companies competing in the China-focused portal industry, consumer wireless services industry and government-focused services industry with less than $350 million in revenue and companies competing in the North American ERP software industry with revenues between $40 million and $500 million and positive net income. The China-focused portal comparable index consists of the following companies:
NetEase.com, Inc., Sohu.com Inc. and SINA Corporation. The consumer wireless services comparable index consists of the following companies: InfoSpace, Inc., Metro One Telecommunications, Inc., and 724 Solutions Inc. The government focused services comparables index consists of the following companies: PEC Solutions, Inc., MTC Technologies, Inc, Tier Technologies, Inc., Dynamics Research Corporation and Dyntek, Inc. The profitable North American ERP software comparable index consists of the following companies: Epicor Software Corporation, MAPICS, Inc., QAD, Inc., Ross, American Software, Inc. and GEAC Computer Corporation Ltd.

     Broadview considered ratios of share price and market capitalization, adjusted for cash and debt when necessary, to selected historical operating results in order to derive multiples placed on a company in a particular market segment. In order to perform this analysis, Broadview compared financial information of chinadotcom with publicly available information for public companies comprising the chinadotcom Comparable Indices. For this analysis, as well as other aspects of Broadview's financial analysis, Broadview examined publicly available information.

 PRO FORMA COMBINATION ANALYSES

     Broadview calculated the EPS accretion or dilution of the pro forma combined entity taking into consideration various financial effects, which will result from a consummation of the merger. This analysis relies upon certain financial and operating assumptions provided by chinadotcom's and Ross' management. Broadview examined a purchase scenario under the assumption that no opportunities for cost savings or revenue enhancements exist. Based on this scenario, the pro forma purchase model indicates earnings per share accretion of $0.01 for the fiscal year ending December 31, 2003 and accretion of $0.02 for the fiscal year ending December 31, 2004.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Broadview considered the results of the various aspects of its analysis as a whole and did not attribute any particular weight to any particular aspect of its analysis or factor considered by it. Furthermore, Broadview believes that selecting any portion of its analysis, without considering all of the various aspects of its analysis, would create an incomplete view of the process underlying its opinion.

     In performing its analysis, Broadview made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of Ross or chinadotcom. The analysis performed by Broadview is not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analysis. The consideration to be received by Ross stockholders pursuant to the definitive merger agreement and other terms of the definitive merger agreement were determined through arm's length negotiations between Ross and chinadotcom, and were approved by the board of directors of Ross. Broadview did not recommend any specific consideration to the board of directors or suggest that any specific consideration constituted the only appropriate consideration for the merger consideration. In addition, Broadview's opinion and presentation to Ross' board of directors was one of many factors taken into consideration by the Ross board in making its decision to approve the merger transaction. Consequently, the Broadview analysis as described above should not be viewed as determinative of the opinion of the Ross board with respect to the value of Ross or of whether the Ross board would have been willing to agree to a different merger consideration.

  FEES

     Pursuant to a letter agreement between Ross and Broadview, Ross paid a $100,000 engagement fee to Broadview at the time the parties entered into the letter agreement and an additional $150,000 upon delivery of the fairness opinion. In addition, Ross has agreed to reimburse Broadview for its reasonable expenses, including fees and expenses of its counsel, up to a maximum of $12,000, and to indemnify Broadview and its affiliates against certain liabilities and expenses related to their engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Broadview, which Ross and Broadview believe are customary in transactions of this nature, were negotiated at arm's length between the Ross board and Broadview, and the Ross board was aware of the nature of the fee arrangement.

INTERESTS OF ROSS DIRECTORS AND OFFICERS IN THE MERGER

     Certain officers and directors of Ross may have interests in the merger that are different from, or in addition to, the interests of Ross stockholders generally.

     As described in detail below, there are substantial financial interests to be conveyed to certain executive officers of Ross in connection with the merger. For example, Ross stock options and restricted stock held by Messrs. Tinley and Webster will vest as a result of the merger, and Messrs. Tinley and Webster have entered into Transition and Stock Vesting Agreements among Ross, chinadotcom and CDC Software Holdings, certain terms of which are described below under the heading "-- Transition and Stock Vesting Agreements".

                                                                                    UNEXERCISABLE IN-THE-
                                                                                     MONEY OPTIONS TO BE
                                                                                     ACCELERATED UPON THE
                                                                                            MERGER
                                                                                    ----------------------
                                 NUMBER                                                          VALUE OF
                               OF VESTED                 EXERCISABLE IN-THE-MONEY                OPTIONS
                               SHARES OF     VALUE OF           OPTIONS(1)                         UPON
                                  ROSS         ROSS      ------------------------               COMPLETION
                               RESTRICTED   RESTRICTED   NUMBER OF     VALUE OF     NUMBER OF     OF THE
NAME                             STOCK       STOCK(2)      SHARES     OPTIONS(3)     SHARES     MERGER(4)
----                           ----------   ----------   ----------   -----------   ---------   ----------
J. Patrick Tinley............    18,000      $342,000      37,100      $458,876      148,650    $1,322,363
Robert B. Webster............     4,500      $ 85,500       6,250      $ 76,650      111,550    $  970,836

---------------

(1) Options which are exercisable for common stock within 30 days of June 4, 2004.

(2) Values are calculated by multiplying the number of shares of vested restricted stock held by each executive by $19.00, the value of one share of Ross common stock at the effective time of the merger.

(3) Per option values are calculated by subtracting the exercise price of the stock option from $19.00, the value of one share of Ross common stock at the effective time of the merger.

(4) Per option values are calculated by subtracting the exercise price of the stock option $19.00, the value of one share of Ross common stock at the effective time of the merger. Messrs. Tinley and Webster have agreed to terminate all outstanding options as of the effective time of the merger as described below under the heading "-- Transition and Stock Vesting Agreements".

     Additionally, the in-the-money Ross stock options held by all executive officers of Ross other than Messrs. Tinley and Webster will become chinadotcom stock options in the merger.

                                                                      NUMBER OF SHARES
                                                                         COVERED BY
                                                                     CHINADOTCOM OPTIONS
                                                                       TO BE RECEIVED
                                                                      ASSUMING EXCHANGE
                                                  NUMBER OF SHARES     RATIO BASED ON       VALUE OF
                                                  COVERED BY ROSS     CHINADOTCOM SHARE    CHINADOTCOM
NAME                                                 OPTIONS(1)         PRICE OF $8.5      OPTIONS(2)
----                                              ----------------   -------------------   -----------
Alvin Johns.....................................        5,351               11,961         $   60,658
Oscar Pierre Prats..............................           --                   --                 --

                                                                      NUMBER OF SHARES
                                                                         COVERED BY
                                                                     CHINADOTCOM OPTIONS
                                                                       TO BE RECEIVED
                                                                      ASSUMING EXCHANGE
                                                  NUMBER OF SHARES     RATIO BASED ON       VALUE OF
                                                  COVERED BY ROSS     CHINADOTCOM SHARE    CHINADOTCOM
NAME                                                 OPTIONS(1)         PRICE OF $8.5      OPTIONS(2)
----                                              ----------------   -------------------   -----------
Gary Nowacki....................................           --                   --         $       --
Eric W. Musser..................................       12,450               27,829         $  165,769
Verome M. Johnston..............................       11,500               25,706         $  144,635
Bruce J. Ryan...................................        8,400               18,776         $   83,860
Frank M. Dickerson..............................       18,000               40,235         $  232,760
J. William Goodhew, III.........................        8,400               18,776         $   83,860
Rick Marquardt..................................        7,500               16,765         $  101,250
Richard Thomas..................................        2,125                4,750         $   33,023
All officers and directors as a group (12
  persons)......................................      385,226              861,093         $3,803,881

---------------

(1) In-the-money options which are exercisable for common stock within 30 days of June 4, 2004.

(2) Values are calculated by subtracting the exercise price of the chinadotcom option from the value of the chinadotcom common shares covered by the chinadotcom option that would be received upon conversion of the Ross option. The value of the chinadotcom common shares is determined in the same manner as the value of one chinadotcom common share in calculating the merger consideration. See the heading entitled "The Merger
    Agreement -- Merger Consideration." As described under the heading entitled "The Merger Agreement -- Treatment of Ross Stock Options" beginning on page 107, the conversion ratio depends on the value of chinadotcom common shares.

     It is expected that Messrs. Tinley and Webster will enter into new employment agreements with Ross that will become effective when the merger is completed, under which they will continue to have senior management positions with Ross, operating as a chinadotcom subsidiary. Certain terms of these employment agreements are summarized below under the heading "New Executive Employment Agreements".

     The merger will result in the accelerated vesting of unvested employee stock options with an exercise price greater than $19.00, with these options becoming exercisable at the time of closing of the merger, immediately after which they will expire. Ross employee stock options with an exercise price greater than $19.00 that are already vested can be exercised any time up until the closing, when they will expire. However, if at the time of exercise Ross common stock is trading at $19.00 or less, these options would be "out of the money," would have no value, and presumably would not be exercised. In-the-money stock options will not be subject to accelerated vesting except for those held by Messrs. Tinley and Webster. In the merger, in-the-money Ross stock options, other than those held by Messrs. Tinley and Webster, will be replaced with options to acquire chinadotcom common shares.

     Following the merger, chinadotcom has agreed that the surviving corporation will continue to honor all indemnification agreements between Ross and its directors and officers, and, subject to specified cost restrictions, maintain directors' and officers' insurance for a five-year period following completion of the merger. This directors' and officers' insurance will cover the directors and officers of Ross with respect to events occurring before completion of the merger. The provisions of the merger agreement describing indemnification and insurance of Ross directors and officers are described below under the heading "The Merger Agreement -- Indemnification; Directors' and Officers' Insurance" beginning on page 115.

     Executive officers and directors of Ross hold shares of Ross common stock and stock options to acquire shares of Ross common stock. Such interests are described under the heading "The Ross Special Meeting -- Record Date, Voting Securities and Share Ownership of Principal Stockholders and Management" beginning on page 74.

                            NUMBER OF SHARES OF COMMON STOCK      VALUE OF COMMON STOCK AND OPTIONS
                           -----------------------------------   ------------------------------------
                           NUMBER OF   NUMBER OF    PERCENTAGE    VALUE OF     VALUE OF    AGGREGATE
          NAME             SHARES(1)   OPTIONS(2)    OF CLASS    SHARES(3)    OPTIONS(4)     VALUE
          ----             ---------   ----------   ----------   ----------   ----------   ----------
Alvin Johns..............    52,159       5,351         2.2%     $  991,021   $   60,658   $1,051,679
Robert B. Webster**......    68,777     117,800         7.5%      1,306,763    1,012,936    2,319,699
J. Patrick Tinley**......    31,041     185,750         8.7%        589,779    1,781,240    2,371,019
Oscar Pierre Prats.......     3,625          --           *          68,875           --       68,875
Gary Nowacki.............        22          --           *             418           --          418
Eric W. Musser...........        --      12,450           *              --      165,769      165,769
Verome M. Johnston.......     4,120      11,500           *          78,280      144,635      222,915
Bruce J. Ryan............        --       8,400           *              --       83,860       83,860
Frank M. Dickerson.......        --      18,000           *              --      232,760      232,760
J. William Goodhew,
  III....................        --       8,400           *              --       83,860       83,860
Rick Marquardt...........       123       7,500           *           2,337      101,250      103,587
Richard Thomas...........     1,448       2,125           *          27,512       33,023       60,535
All officers and
  directors as a group
  (12 persons)...........   161,315     377,276        16.8%     $3,064,985   $3,699,991   $6,764,976

---------------

  * Less than 1%.

 ** Number of options exercisable within 30 days of June 4, 2004 includes accelerated vesting of options due to a change of control pursuant to the proposed merger.

(1) The table is based upon information supplied by executive officers, directors and principal stockholders. Unless otherwise indicated, each of the stockholders named in the table has sole voting investment and/or dispositive power with respect to all shares of common stock shown as beneficially owned, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2) In-the-money options which are exercisable for common stock within 30 days of June 4, 2004.

(3) Values are calculated by multiplying the number of shares of common stock held by each officer or director by $19.00, the value of one share of Ross common stock at the effective time of the merger.

(4) At the effective time of the merger, Ross stock options will be converted into chinadotcom stock options. Values are calculated by subtracting the exercise price of the chinadotcom option from the value of the chinadotcom common shares covered by the chinadotcom option that would be received upon conversion of the Ross option. As described under the heading entitled "The Merger Agreement -- Treatment of Ross Stock Options" beginning on page 107, the conversion ratio depends on the value of chinadotcom common shares, giving the chinadotcom options the same value regardless of the chinadotcom average price.

     Messrs. Tinley, Webster and Johnston have entered into stockholder agreements with chinadotcom whereby such executives agreed, among other things, to vote the Ross common stock owned by them in favor of the merger and to grant chinadotcom a proxy with respect to the voting of their shares of Ross common stock in connection with the merger and certain related matters, subject to certain terms and conditions. Although these stockholder agreements expired on March 1, 2004, Messrs. Tinley, Webster and Johnston currently intend to vote their Ross common stock in favor of the merger. The material terms of these stockholder agreements are described under the heading "Agreements Related to the Merger -- Stockholder Agreements" beginning on page 121.

     Ross' board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

  TRANSITION AND STOCK VESTING AGREEMENTS

     Messrs. Tinley and Webster each have entered into a Transition and Stock Vesting Agreement with Ross, chinadotcom and CDC Software Holdings. Under the terms of these agreements, all unvested stock options with an exercise price of $19.00 or less held by these executives will accelerate at the effective time of the merger, and each executive will terminate such stock options and enter into a new employment agreement with Ross, operating as a subsidiary of chinadotcom, upon the completion of the merger. In return, chinadotcom will make a one-time special grant of chinadotcom common shares and a one-time special grant of chinadotcom restricted shares (vesting in equal annual installments over a three-year period) to Mr. Tinley and to Mr. Webster, each such grant having the value, as of September 4, 2003, set forth in the table below, assuming either the continued employment of such executive for the restricted share vesting period or the acceleration of the vesting of such restricted shares. In addition, upon termination of either executive's employment by Ross, operating as a subsidiary of chinadotcom, without "cause" or due to the death or disability of such executive, or in the event of a change of control of chinadotcom, vesting of such executive's chinadotcom restricted shares will accelerate.

     Upon completion of the merger, the employment of Messrs. Tinley and Webster under their respective existing employment agreements will be deemed to have been terminated due to a "change of control," entitling such executives to the cash payments set forth in the table below.

                                           ROSS CHANGE
                                           OF CONTROL                  CHINADOTCOM                AGGREGATE
                                             VESTED      CHINADOTCOM    ONE-TIME                   CASH AND
                                           RESTRICTED     ONE-TIME     RESTRICTED       CASH        STOCK
NAME                     ROSS POSITION     STOCK GRANT   STOCK GRANT   STOCK GRANT    PAYMENT     AWARDS(1)
----                    ----------------   -----------   -----------   -----------   ----------   ----------
J. Patrick Tinley.....  Chairman & Chief    $342,000      $875,859      $875,859     $1,417,500   $3,511,218
                        Executive
                        Officer
Robert B. Webster.....  Executive Vice      $ 85,500      $511,443      $511,443     $  630,000   $1,738,386
                        President

---------------

(1) Reflects aggregate value of cash and stock awards for each executive's agreement to terminate all stock options held by such executive and enter into a new employment agreement with Ross, operating as a subsidiary of chinadotcom. The number of shares of restricted stock and stock to be received by Messrs. Tinley and Webster will be determined at the effective time of the merger based on the values indicated in the table.

  NEW EXECUTIVE EMPLOYMENT AGREEMENTS

     It is expected that Messrs. Tinley and Webster will enter into new employment agreements with Ross, operating as a subsidiary of chinadotcom, following completion of the merger. These employment agreements will begin upon completion of the merger and will be terminable by either party upon three months' notice. Under the new employment agreements, each executive will generally serve in the same position with Ross, operating as a subsidiary of chinadotcom, that such executive held with Ross as of the date of the merger agreement. Each executive will be eligible to participate in the various retirement, welfare and fringe benefit plans, programs and arrangements of chinadotcom available to similarly situated senior executives of companies in the chinadotcom group, in accordance with the terms of such plans, programs and arrangements.

     After the completion of the merger, each of Mr. Tinley's and Mr. Webster's new employment agreement with Ross, operating as a subsidiary of chinadotcom, will entitle such executive to receive the following annual salary and be eligible to receive the following annual performance bonus:

                                      POSITION WITH ROSS                        ANNUAL
                                (AS A CHINADOTCOM SUBSIDIARY)       ANNUAL    PERFORMANCE
NAME                                   AFTER THE MERGER             SALARY       BONUS
----                          ----------------------------------   --------   -----------
J. Patrick Tinley...........  Chairman & Chief Executive Officer   $236,250    $236,250
Robert B. Webster...........  Executive Vice President             $157,500    $157,500

     If an executive's employment agreement is terminated, Ross, operating as a subsidiary of chinadotcom, will pay to such executive salary, accrued bonus and benefits (and reimburse such executive's proper expenses) until the executive's last day of employment. Ross, operating as a subsidiary of chinadotcom, will pay an executive such executive's salary and accrued bonus during the three-month notice period for termination and may require the executive to leave Ross' offices prior to the date of termination.

     The new employment agreements also provide that, during their term and during the one-year period following the termination of an executive's employment, the executive may not become associated with competitive entities that are actively engaged in Ross' business, operating as a subsidiary of chinadotcom, solicit the business of any company that was a customer or client of Ross or its affiliates during the twelve-month period prior to the executive's termination date, or solicit any person that was a management or sales employee of Ross or its affiliates during the twelve-month period prior to the executive's termination date. The new employment agreements also contain provisions requiring the executives to maintain the confidentiality of certain proprietary information of chinadotcom and other companies in the chinadotcom group.

     Upon completion of the merger, these new employment agreements, and the Transition and Stock Vesting Agreements, will supersede each of Mr. Tinley's and Mr. Webster's existing employment agreement with Ross. Other Ross executives may enter into employment agreements with Ross upon the completion of the merger.

FORM OF MERGER

     Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, upon completion of the merger, CDC Software Holdings, a wholly owned subsidiary of chinadotcom formed for the purposes of the merger, will be merged with and into Ross. Ross, operating as a subsidiary of chinadotcom, will survive the merger as a wholly owned subsidiary of chinadotcom.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of the certificate of merger with the Secretary of State of Delaware or such later time as agreed upon by chinadotcom and Ross and as specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable after satisfaction or waiver of the conditions to completion of the merger described in the merger agreement.

PROCEDURES FOR EXCHANGE OF CERTIFICATES


     Chinadotcom's exchange agent will mail to Ross stockholders a letter of transmittal and instructions to be used in surrendering certificates that represent shares of Ross common stock. When a Ross stockholder delivers these certificates to the exchange agent together with a properly executed letter of transmittal and any other required documents, the Ross stockholder will receive chinadotcom common share certificates representing the whole number of chinadotcom common shares to which the stockholder is entitled under the merger agreement and a check (1) for cash that the stockholder is entitled to receive for his shares under the merger agreement and (2) for cash in lieu of any fractional chinadotcom common shares.

LISTING OF CHINADOTCOM COMMON SHARES

     It is a condition to the completion of the merger that the chinadotcom common shares to be issued in the merger be approved for quotation on the Nasdaq National Market, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF ROSS COMMON STOCK

     If the merger is completed, Ross common stock will be delisted from the Nasdaq National Market and will be deregistered under the Exchange Act.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     The merger is subject to review by the U.S. Department of Justice and the U.S. Federal Trade Commission to determine whether the merger complies with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the merger may not be completed until after each of chinadotcom and Ross have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has expired or been terminated. chinadotcom and Ross each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on September 22, 2003. The waiting period expired on October 27, 2003.

ACCOUNTING TREATMENT

     chinadotcom will account for the merger in its financial statements prepared in accordance with U.S. GAAP using the purchase method of accounting pursuant to Statement of Financial Accounting Standards No. 141, "Business Combinations." Under the purchase method of accounting, chinadotcom will record the market value of its treasury stock bought back and new common stock issued in connection with the merger, the amount of cash paid, the fair value of the options to purchase chinadotcom common shares and the amount of direct transaction costs for the acquisitions. chinadotcom will allocate the cost to the individual assets acquired and liabilities assumed, including various identifiable intangible assets (such as acquired technology and customer contracts), based on their respective fair values at the date of the completion of the mergers. Any excess of the purchase price over those fair values will be accounted for as goodwill. chinadotcom's results of operations for the fiscal year 2004 will include the results of operations of Ross and Pivotal from the date of the closing of the respective transactions.

     Intangible assets with finite useful lives generally will be amortized over a specific period, resulting in an estimated accounting charge attributable to these items. In accordance with the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," intangible assets with indefinite useful lives, including goodwill resulting from a business combination completed subsequent to June 30, 2001, will not be amortized but will be subject to at least annual assessment for impairment based on a fair value test.

     A final determination of the required purchase accounting adjustments and the fair value of the assets and liabilities of Ross and Pivotal has not been made. Accordingly, the purchase accounting adjustments reflected in the unaudited pro forma condensed combined financial information and the comparative pro forma per share financial information appearing elsewhere in this document are preliminary and subject to change.

RESTRICTIONS ON SALES OF CHINADOTCOM COMMON SHARES RECEIVED IN THE MERGER

     The chinadotcom common shares to be issued in the merger to Ross stockholders generally will be freely transferable, except for chinadotcom common shares issued to any person who is deemed to be an "affiliate" of Ross under the Securities Act as of the date of the Ross special meeting. Persons who may be deemed to be "affiliates" of Ross prior to the merger include individuals or entities that control, are controlled by, or are under common control with Ross prior to the merger, and may include officers and directors, as well as significant stockholders of Ross prior to the merger. Affiliates of Ross prior to the merger may not sell any of the chinadotcom common shares received by them in connection with the merger except pursuant to:

     - an effective registration statement under the Securities Act covering resale of those shares;

     - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

     - any other applicable exemption under the Securities Act.

chinadotcom's registration statement on Form F-4, of which this proxy statement/prospectus forms a part, does not cover the resale of chinadotcom common shares to be received by affiliates of Ross in the merger.

CERTIFICATE OF INCORPORATION; BYLAWS OF SURVIVING CORPORATION

     In the merger, the certificate of incorporation of CDC Software Holdings, a Delaware corporation, will be the certificate of incorporation of the surviving corporation, except as amended in accordance with an agreement between the parties to the merger. The bylaws of CDC Software Holdings as of the effective time will serve as the bylaws of the surviving corporation.

APPRAISAL RIGHTS

     Under Delaware law, holders of Ross common stock are entitled to appraisal rights in connection with the merger. See the section entitled "Appraisal Rights" on page 151.

                              THE MERGER AGREEMENT

     The following summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement included in this proxy statement/prospectus as Annex A contains the complete terms of the agreement. Ross stockholders should read it carefully and in its entirety.

CLOSING; EFFECTIVE TIME OF THE MERGER

     The completion of the merger will occur as promptly as practicable after the satisfaction or waiver of the conditions to the completion of the merger set forth in the merger agreement. If the merger agreement and the merger are adopted and approved at the special meeting of the Ross stockholders, chinadotcom and Ross currently expect to complete the merger promptly following receipt of stockholder approval.

     As soon as practicable after all conditions to the completion of the merger are satisfied or waived, chinadotcom and Ross will execute and file a certificate of merger with the Secretary of State of the State of Delaware relating to the merger.

MERGER CONSIDERATION

     In the merger, Ross stockholders can elect to receive, for each share of Ross common stock, either:

     - $17.00 in cash, or

     - $19.00 in cash and shares, $5.00 of which will be paid in cash, and the remainder of which to be paid in chinadotcom common shares.


     Ross stockholders may make the election to receive either cash or a combination of cash and chinadotcom shares in the merger by completing the form of election to be delivered to each Ross stockholder. The form of election must be completed in accordance with the instructions in the form. Any Ross stockholder that does not make an election by the business day immediately before the closing of the merger will be deemed to have elected to receive a combination of cash and chinadotcom shares in the merger.


     Each Ross stockholder that elects to receive cash and shares will receive a number of chinadotcom common shares equal to an exchange ratio, the numerator of which is $14.00, and the denominator of which is the average closing price of chinadotcom common shares for the ten trading days ending on, and including, the second trading day before the closing date of the merger. However, in the event the ten-day average closing price of chinadotcom common shares is less than $8.50, chinadotcom may elect to adjust the exchange ratio to increase the amount of cash paid and reduce the number of chinadotcom common shares otherwise issuable upon conversion of Ross common stock based on the exchange ratio. If chinadotcom elects to adjust the exchange ratio, a Ross stockholder that elects to receive cash and shares will receive, for each share of Ross common stock:

     - $5.00 in cash,

     - a number of chinadotcom common shares equal to the adjusted exchange ratio, the numerator of which is $14.00, and the denominator of which is a number to be determined by chinadotcom, between the ten-day average price and $8.50, this fraction being referred to as the adjusted exchange ratio, and

     - cash in an amount equal to the product of (a) the ten-day trading average closing price of chinadotcom common shares on Nasdaq, multiplied by (b) the excess of the exchange ratio over the adjusted exchange ratio.

     In addition, even if the ten-day average closing price of chinadotcom common shares is $8.50 or more, chinadotcom is required to elect to adjust the exchange ratio as set forth above if the number of shares issuable in the merger would require approval by the shareholders of chinadotcom under Nasdaq rules or other applicable laws.

     If chinadotcom elects to adjust the exchange ratio, chinadotcom is required to deliver notice to Ross prior to the closing date of (1) the adjusted exchange ratio, and (2) the aggregate amount of cash chinadotcom will issue for each share of Ross common stock as a result of the adjusted exchange ratio.

     Any election by chinadotcom to adjust the exchange ratio will be made by the board of directors of chinadotcom. Ross stockholders will not have an opportunity to vote to approve this decision.

     Holders of Ross common stock will not receive certificates representing a fraction of a chinadotcom common share. Instead, each holder of Ross common stock otherwise entitled to a fractional share interest in a chinadotcom common share will be paid an amount in cash, without interest, calculated by multiplying (1) the fractional share interest to which such holder would otherwise be entitled by (2) the average closing price of chinadotcom common shares on the Nasdaq National Market for the ten consecutive trading days ending on, and including, the trading day that is two trading days prior to the closing date.

     Upon conversion of the outstanding shares of Ross common stock into the right to receive the merger consideration, the Ross common stock will be cancelled and retired and will cease to exist.

SURRENDER OF ROSS STOCK CERTIFICATES

     chinadotcom has appointed Mellon Investor Services LLC to act as paying agent for the purpose of paying the merger consideration. chinadotcom will make available to the paying agent, on or before the effective time of the merger, the cash and share certificates for chinadotcom common shares required for that purpose.


     chinadotcom will cause the paying agent to send to each holder of Ross common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender certificates to the paying agent. Holders of Ross common stock whose shares are converted into the right to receive the merger consideration and who surrender their certificates to the paying agent, together with a properly completed and signed letter of transmittal, will receive the merger consideration with respect to such shares.


     Holders of unexchanged shares of Ross common stock will not be entitled to receive any dividends or other distributions, or cash payment in lieu of fractional shares payable by chinadotcom on the chinadotcom common shares until surrender of their Ross common stock. Upon surrender, those holders will receive accumulated dividends and distributions, without interest, payable on chinadotcom common shares after and in respect of a record date following the completion of the merger, together with cash instead of fractional shares.

TREATMENT OF ROSS STOCK OPTIONS

     At the effective time of the merger, chinadotcom will substitute, for each stock option outstanding under Ross' 1988 Stock Option Plan and 1998 Stock Option Plan with an exercise price of $19.00 per share or less (other than stock options granted to Messrs. Tinley and Webster, the treatment of which is described under the heading "Interests of Ross' Directors and Officers in the Merger -- Transition and Stock Vesting Agreements" beginning on page 102), stock options to purchase chinadotcom common shares. Each substituted Ross stock option, whether vested or unvested, will be converted into an option to acquire a number of chinadotcom common shares equal to the product of (a) the number of shares of Ross common stock subject to the substituted Ross stock option, multiplied by (b) the "conversion ratio," as defined below, at an exercise price per chinadotcom common share calculated using the formula described below. Ross stock options that are subject to a vesting schedule at the effective time of the merger will be substituted with chinadotcom stock options subject to the same vesting schedule. Options to acquire chinadotcom common shares will be issued on the same terms and conditions as were applicable under Ross' 1988 Stock Option Plan and 1998 Stock Option Plan.

     Conversion Ratio. For purposes of the above paragraph, the "conversion ratio" is the sum of:

     - if chinadotcom does not elect to adjust the exchange ratio to determine the merger consideration:

      - $14.00 divided by the average closing price of chinadotcom common shares for the 10 trading days ending on, and including, the second trading day before the closing date of the merger; and

      - $5.00 divided by the closing sales price of chinadotcom common shares on Nasdaq for the last trading day prior to the closing date of the merger;

     or

     - if chinadotcom elects to adjust the exchange ratio to determine the merger consideration:

      - the adjusted exchange ratio, which is a fraction, (a) the numerator of which is $14.00, and (b) the denominator of which is a number, not less than the ten-day average price or more than $8.50, to be determined by chinadotcom, and

      - the quotient obtained by dividing the total cash amount to be paid per share of Ross common stock based on the adjusted exchange ratio by the closing price of each chinadotcom common share on the Nasdaq National Market for the last trading date before the closing date of the merger.

     Exercise Price. Under the new options to be issued, the exercise price per chinadotcom common share will equal:

     - the exercise price of the Ross stock option, divided by

     - the conversion ratio described above.

     Possible Exception For Incentive Stock Options. For Ross incentive stock options, the exercise price and the number of shares subject to each option may be adjusted in order to comply with applicable tax law requirements under section 424(a) of the Internal Revenue Code.

     All options to purchase chinadotcom common shares will be issued contingent upon the closing of the merger and will include an acknowledgement by the optionee that the stock options are being substituted for the relevant Ross options.

     You should not send your Ross stock option certificates to Ross to be exchanged. After the merger, chinadotcom will send you instructions explaining what you must do to exchange your Ross stock options for chinadotcom options.

ROSS' EMPLOYEE STOCK PURCHASE PLAN

     On the last day of the payroll period immediately preceding the effective time of the merger, or, if earlier, on December 31, 2003, all purchase periods under Ross' 1991 Employee Stock Purchase Plan will terminate, and no new purchase rights will be issued under such plan. Each outstanding right to purchase Ross common stock under Ross' 1991 Employee Stock Purchase Plan will automatically be exercised on the date that the purchase periods terminate, unless such right is withdrawn by the plan participant prior to that date. All shares acquired by plan participants through the exercise of purchase rights will be converted to the right to receive the merger consideration at the effective time of the merger, as described under the heading "-- Merger Consideration" above.

TREATMENT OF ROSS WARRANT

     In conjunction with Ross' private placement of preferred stock to Benjamin
W. Griffith, III in June 2001, Ross issued to the broker who assisted in the transaction a warrant to purchase up to 47,244 shares of Ross common stock, subject to a vesting schedule. Upon the exercise of the Ross warrant, the warrant holder will have the right to receive the merger consideration for each share of Ross common stock issuable upon exercise of the Ross warrant. Ross has agreed to use its reasonable best efforts to cause the Ross warrant to be either vested and exercised or redeemed prior to the closing of the merger.

REPRESENTATIONS AND WARRANTIES OF ROSS AND CHINADOTCOM

     The merger agreement contains customary representations and warranties by each of Ross and chinadotcom relating to, among other things:

     - due organization and good standing;

     - capital structure;

     - authority to enter into the merger agreement and consummate the merger;

     - enforceability of the merger agreement;

     - no breach of organizational documents or material contracts as a result of the merger agreement or the consummation of the merger;

     - required governmental consents;

     - required stockholder approvals, if any;

     - compliance with laws;

     - compliance with the Commission's reporting requirements and accuracy of documents filed with the Commission;

     - accuracy of information to be provided in this proxy statement/prospectus;

     - no material undisclosed liabilities;

     - outstanding and pending material litigation; and

     - brokers' or finders' fees.

     In addition to the representations and warranties made by both Ross and chinadotcom, the merger agreement contains further representations and warranties made by Ross relating to, among other things:

     - Ross subsidiaries;

     - absence of certain changes and events since March 31, 2003;

     - appropriate funding of employee benefit plans and compliance with applicable regulations;

     - labor and employee matters;

     - real property and leases;

     - ownership and infringement of intellectual property;

     - tax matters;

     - environmental matters;

     - material contracts and debt instruments and absence of defaults under such agreements;

     - customers and performance of services;

     - insurance;

     - related party transactions;

     - exemption from anti-takeover statutes;

     - actions to ensure that the Ross Rights Agreement is not applicable to the merger and related transactions;

     - absence of unlawful payments or illegal gifts to foreign or domestic government officials;

     - receipt of opinion of financial advisor;

     - no outstanding borrowings under credit facility; and

     - accounts receivable.

     The merger agreement contains additional representations and warranties made by chinadotcom relating to:

     - chinadotcom's ownership of CDC Software Holdings;

     - the absence of any business activities by CDC Software Holdings;

     - the ability to finance the transactions related to the merger; and

     - the due authorization and valid issuance of the chinadotcom common shares to be issued in connection with the merger.

CONDUCT OF ROSS' BUSINESS PRIOR TO THE MERGER

     Until the earlier of the termination of the merger agreement or the completion of the merger, Ross has agreed that, unless otherwise permitted by obtaining chinadotcom's prior written consent, it will, and will cause its subsidiaries to, among other things:

     - conduct its business and the business of its subsidiaries only in the ordinary course of business and in a manner that is consistent with past practice; and

     - use reasonable best efforts to preserve substantially intact the business organization of Ross and its subsidiaries, to keep available the services of the officers, employees and consultants of Ross and its subsidiaries, and to preserve Ross' relationships with its customers, suppliers and others with whom Ross or its subsidiaries do business.

     In addition, Ross has agreed that, pending the effective time of the merger or, if earlier, the termination of the merger agreement, without chinadotcom's prior written consent, it will not, and will not permit its subsidiaries to, among other things:

     - amend its organizational documents;

     - authorize, issue, sell or commit to authorize, issue or sell any securities of Ross or its subsidiaries, or securities convertible into, or exchangeable for, such securities, except in specified instances;

     - pledge or encumber any shares of the capital stock of Ross or its subsidiaries;

     - sell, pledge or encumber any assets of Ross or its subsidiaries, other than in the ordinary course of business and in a manner consistent with past practices;

     - declare, set aside or pay any dividend or make any other distribution or payment with respect to the Ross capital stock, other than dividends payable with respect to Ross preferred stock;

     - re-classify, split or combine any shares of Ross capital stock;

     - acquire any corporation or other business organization, or any division or material amount of assets of such a business organization, or enter into any agreement, commitment or arrangement to make such an acquisition;

     - incur or assume any indebtedness or issue any debt securities, except for borrowings in the ordinary course of business under its existing line of credit and for specified purposes;

     - assume, guarantee, endorse or otherwise become responsible for the obligations of another person;

     - make any loans or advances to any other person;

     - grant any security interest in any of its assets;

     - enter into any contract or agreement other than in the ordinary course of business and consistent with past practice;

     - authorize, or enter into any commitment for, any capital expenditure in excess of $25,000 or any capital expenditures which are, in the aggregate, in excess of $150,000;

     - invest in any entity, other than a wholly owned subsidiary;

     - revalue any of its assets, or except as required by GAAP, change any accounting method it uses;

     - pay, discharge or satisfy any claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), except in specified instances;

     - pay or delay the payment of accounts payable or accelerate the collection of accounts receivable, other than in the ordinary course of business and consistent with past practice;

     - amend, modify or consent to the termination of any material contract or any rights thereunder, other than in the ordinary course of business and consistent with past practice;

     - amend or modify any of the employment agreements entered into between Ross and certain officers of Ross;

     - amend or waive any of Ross' rights under, or accelerate the vesting of options under, Ross' 1988 Stock Option Plan or 1998 Stock Option Plan or any stock option agreement or restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security of Ross, except in specified circumstances;

     - establish, adopt or materially amend any employee benefit plan, except as required to comply with applicable law;

     - pay, commit to pay or accelerate the payment of any bonus or make, commit to make or accelerate any profit-sharing or similar payment to, or increase or commit to increase the amount of the wages, salary, commissions, fringe benefits, severance, insurance or other compensation or remuneration payable to, any of Ross' directors, officers, employees or consultants, except in specified instances, including raises in the normal annual compensation review process;

     - enter into or materially amend any employment, consulting, severance or similar agreement with any individual, other than consulting agreements in specified instances;

     - hire any employee with an annual base salary in excess of $110,000, or with total potential annual compensation in excess of $200,000;

     - acquire, lease or license any right or other asset from any other Person, or sell, lease or license, any right or other asset, including any intellectual property, to any other person, or waive any material right, except in specified instances;

     - dispose of any rights to the use of any intellectual property owned by Ross or permit any of such rights to lapse;

     - dispose of, or disclose to any person other than representatives of chinadotcom, any trade secret, formula, process, know-how or other intellectual property owned by Ross not previously a matter of public knowledge;

     - change any personnel policy of Ross or any of its subsidiaries;

     - make any change in any of its methods of accounting or accounting practices or policies, except as required by any changes in generally accepted accounting principles or as otherwise required by law;

     - commence or settle any claim or other legal proceeding;

     - permit, without notice to chinadotcom, any material insurance policy of Ross or any of its subsidiaries to be cancelled or terminated;

     - enter into any agreement, understanding or commitment that restrains the ability of Ross or any of its subsidiaries to compete with or conduct any business or line of business;

     - enter into any agreement for the acquisition, distribution or licensing of any material intellectual property, other than license or distribution agreements entered into in the ordinary course of business and consistent with past practice;

     - enter into related party transactions or transactions with subsidiaries, other than arms length transactions;

     - take any action that would, or that would reasonably be expected to, result in any of the conditions to the completion of the merger not being satisfied or any material delay in the satisfaction of any such conditions; or

     - take any action that would have the effect of increasing the tax liability or reducing any tax asset of Ross or any of its subsidiaries.

CONDUCT OF CHINADOTCOM'S BUSINESS PRIOR TO THE MERGER

     Until the completion of the merger, in accordance with the terms of the merger agreement, chinadotcom has agreed that, unless permitted by obtaining Ross' prior written consent, and except in specified instances, it will not, and will not cause its subsidiaries to, among other things:

     - amend its organizational documents; or

     - subject to the terms of the merger agreement, enter into any negotiation or contract with respect to any transaction, other than the merger or the acquisition of Pivotal, that would, to chinadotcom's knowledge acting reasonably, materially delay or adversely affect the ability of Ross and chinadotcom to obtain any governmental approvals required to complete the merger or delay the completion of the merger past September 1, 2004.

CONDITIONS TO COMPLETION OF THE MERGER

  CONDITIONS TO EACH PARTY'S OBLIGATION TO COMPLETE THE MERGER

     Each party's obligation to complete the merger is subject to the satisfaction of the following conditions prior to the effective time of the merger:

     - the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Ross common stock and preferred stock as of the record date, voting as single class;

     - the absence of any law or regulation making the merger illegal or prohibiting its consummation;

     - the absence of any litigation, proceeding or investigation by any governmental authority seeking to prevent or adversely alter the transactions contemplated by the merger agreement;

     - the expiration or termination of any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

     - the effectiveness of, and the absence of any stop order or proceeding seeking a stop order with respect to, the registration statement on Form F-4 of which this proxy statement/prospectus forms a part; and

     - the approval for listing on the Nasdaq National Market, subject to official notice of issuance, of the chinadotcom common shares to be issued to the Ross stockholders in the merger.

  CONDITIONS TO CHINADOTCOM'S OBLIGATION TO COMPLETE THE MERGER

     chinadotcom's obligation to complete the merger is subject to the satisfaction of the following conditions prior to the effective time of the merger:

     - the representations and warranties of Ross set forth in the merger agreement being true and correct (without giving effect to any limitation as to materiality or material adverse effect on Ross included therein) as of the effective time of the merger as though made at the effective time (except to the extent such representations and warranties relate to an earlier date, then as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect on Ross included therein) would not, individually or in the aggregate, have a material adverse effect on Ross;

     - Ross having performed or complied with in all material respects all agreements and covenants required to be performed or complied with by Ross under the merger agreement at or prior to the effective time of the merger;

     - the absence of a "material adverse effect," as defined below, with respect to Ross since the date of the merger agreement; and

     - the number of shares held by Ross stockholders that did not vote in favor of the merger and properly demanded in writing appraisal for such shares under Delaware law (and that have not withdrawn or lost the right to such appraisal) being less than 9% of the issued and outstanding shares of Ross common stock.

  CONDITIONS TO ROSS' OBLIGATION TO COMPLETE THE MERGER

     Ross' obligation to complete the merger is subject to the satisfaction of the following conditions prior to the effective time of the merger:

     - the representations and warranties of chinadotcom set forth in the merger agreement that are qualified as to materiality being true and correct, and the representations and warranties of chinadotcom set forth in the merger agreement that are not so qualified being true and correct in all material respects, in each case, as of the effective time of the merger as though made at the effective time, except to the extent such representations and warranties relate to an earlier date, then as of such earlier date;

     - chinadotcom having performed or complied with in all material respects all agreements and covenants required to be performed or complied with by chinadotcom under the merger agreement at or prior to the effective time of the merger; and

     - the absence of a material adverse effect with respect to chinadotcom since the date of the merger agreement.

     The merger agreement provides that a "material adverse effect" means, when used in reference to Ross or chinadotcom, any change, event, circumstance, development or effect on Ross and its subsidiaries or the chinadotcom group of companies, as applicable, that is or is reasonably likely to be materially adverse to the business, assets, properties, financial condition or results of operations of Ross and its subsidiaries or the chinadotcom group of companies, as applicable, taken as a whole. There will be no material adverse effect, however, in the event that the change, event, circumstance, development or effect in question resulted from:

     - a change in general economic or financial market conditions, except to the extent such change, event, circumstance, development or effect disproportionately affects either Ross or chinadotcom, as applicable, relative to the technology industry as a whole;

     - any acts of terrorism or war, except to the extent such change, event, circumstance, development or effect disproportionately affects either Ross or chinadotcom, as applicable, relative to the technology industry as a whole;

     - a change in industry conditions in the industries in which Ross and chinadotcom, respectively, operate, except to the extent such change, event, circumstance, development or effect disproportionately affects either Ross or chinadotcom, as applicable, relative the technology industry as a whole;

     - the announcement, pendency or consummation of the merger agreement, provided that Ross or chinadotcom, as applicable, shall have used reasonable best efforts to ameliorate or prevent such adverse change, event, circumstance, development or effect; or

     - compliance with the terms of, or the taking of any action required by, the merger agreement, provided that Ross or chinadotcom, as applicable, shall have used reasonable best efforts to ameliorate or prevent such adverse change, event, circumstance, development or effect.

NO SOLICITATION OF ACQUISITION PROPOSALS BY ROSS

     The merger agreement contains detailed provisions prohibiting Ross from seeking an alternative transaction. Under these "no solicitation" provisions, Ross agreed that neither it nor any of its subsidiaries will, directly or indirectly through any officer, director, employee, representative, agent (collectively, "Ross' representatives") or otherwise:

     - solicit, initiate or take any action intended to encourage the submission of any "acquisition proposal," as defined below; or

     - participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, an acquisition proposal.

Further, Ross agreed that neither its board of directors nor any committee of its board will:

     - withhold, withdraw, amend, change, or modify in a manner adverse to chinadotcom the approval or recommendation by the board of directors of the merger and the merger agreement; or

     - approve or recommend or enter into any agreement with respect to an acquisition proposal.

     In addition, Ross has agreed to:

     - immediately cease and terminate any existing discussions or negotiations with any persons conducted before execution of the merger agreement with respect to any acquisition proposal, and instruct each Ross representative to comply with this obligation;

     - promptly notify chinadotcom of the existence of any proposal received by Ross regarding, or any discussion or negotiation relating to, any acquisition proposal;

     - promptly communicate to chinadotcom the material terms of any proposal, discussion or negotiation regarding any acquisition proposal (and provide copies of any written materials received by Ross or Ross' representatives describing such acquisition proposal) and the identity of the party making such proposal or engaging in such discussion or negotiation;

     - promptly provide to chinadotcom any non-public information concerning Ross provided to any other person in connection with any acquisition proposal, if such information was not previously provided to chinadotcom; and

     - keep chinadotcom reasonably informed on a prompt basis of the status and details of any acquisition proposal, any amendments or proposed amendments to the material terms of any acquisition proposal and the status of any discussions or negotiations relating to any acquisition proposal.

     Under certain circumstances, however, Ross may furnish information to, or engage in discussions or negotiations with, any person that makes an unsolicited bona fide acquisition proposal to Ross and, prior to the approval by the Ross stockholders of the merger, the Ross board of directors may withhold, withdraw or modify its approval or recommendation of the merger, provided that:

     - the board of directors of Ross determines in good faith (after consultation with its advisors) that the acquisition proposal is a "superior proposal," as defined below;

     - the board of directors of Ross determines in good faith (after consultation with outside legal counsel), in the exercise of its fiduciary duties, that to do otherwise would not be in the best interests of the Ross stockholders; and

     - Ross enters into a confidentiality agreement with that person, the terms of which are no more favorable to the person or entity making the alternative acquisition proposal as the terms of the confidentiality agreement entered into with chinadotcom.

     Even in such a case, Ross is required to notify chinadotcom of the existence of the superior proposal and the identity of the party making the proposal and keep chinadotcom reasonably informed of the status and details of the proposal, including any changes in its material terms.

     For purposes of the merger agreement, "acquisition proposal" means:

     - any proposal or offer from any person other than chinadotcom or CDC Software Holdings relating to any direct or indirect acquisition of (a) all or a substantial part of the assets of Ross and its consolidated subsidiaries, taken as a whole, or (b) over 15% of any class of equity securities of Ross or of any of its material consolidated subsidiaries;

     - any tender offer or exchange offer, that, if consummated, would result in any person obtaining beneficial ownership of 15% or more of any class of equity securities of Ross or any of its consolidated subsidiaries; or

     - any proposal or offer from any person other than chinadotcom or CDC Software Holdings regarding any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Ross or any of its consolidated subsidiaries.

     For purposes of the merger agreement, "superior proposal" means an unsolicited acquisition proposal that:

     - relates to more than 50% of the outstanding shares of Ross common stock or all or substantially all of the assets of Ross and its subsidiaries taken as a whole;

     - is made by a person that the board of directors of Ross has reasonably concluded in good faith will have adequate sources of financing to consummate such proposal; and

     - is on terms that the board of directors of Ross determines in its good faith judgment (after receiving the advice of a financial advisor and taking into account all legal and regulatory matters, break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable to the Ross stockholders than the merger agreement, taken as a whole.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     Under the merger agreement, chinadotcom has agreed to cause the surviving corporation to provide in its by-laws for the indemnification of directors and officers of Ross, on terms no less favorable to such directors and officers than the terms with respect to indemnification set forth in the Ross organizational documents. In addition, with respect to indemnification agreements between Ross and certain of its officers and each of its directors, chinadotcom has agreed to cause the surviving corporation to honor each indemnification agreement that is in effect prior to the effective time of the merger and, as a result, chinadotcom will be bound by the obligations of Ross to indemnify these directors and officers for liabilities and expenses arising out of claims or proceedings against these directors and officers by reason of their status as directors and/or officers of Ross. chinadotcom has further agreed to purchase a directors' and officers' liability insurance policy in form and substance reasonably satisfactory to Ross to provide coverage with respect to matters occurring prior to the effective time of the merger. Such insurance policy will have a term of five years and contain terms not materially more favorable to directors and officers than the terms of Ross' directors' and officers' liability insurance policy and will be subject to a price restriction of $1 million.

TERMINATION OF THE MERGER AGREEMENT

  RIGHT TO TERMINATE

     The merger agreement may be terminated and the merger abandoned at any time prior to the effective time, whether before or after approval of the merger by the Ross stockholders:

     - by mutual written consent of chinadotcom and Ross;

     - by either chinadotcom or Ross if:

      - the merger has not been completed on or before September 1, 2004, but neither chinadotcom nor Ross may terminate the merger agreement if such party's breach of a representation, warranty or covenant is the reason that the merger has not been completed by such date;

      - any governmental authority issues an order, injunction, decree or ruling (whether temporary, preliminary or permanent) that has become final and non-appealable and has the effect of making the completion of the merger illegal, or otherwise prevents the completion of the merger; or

      - Ross' stockholders do not approve and adopt the merger agreement at the Ross special meeting;

     - by chinadotcom if the board of directors of Ross has (1) withheld, withdrawn or modified in a manner adverse to chinadotcom, its approval or recommendation of the merger agreement and the merger, or (2) recommended or approved any acquisition proposal (as defined under the heading "-- No Solicitation of Acquisition Proposals by Ross," above); or

     - by Ross upon two business days' notice to chinadotcom if, prior to the approval and adoption of the merger agreement and the merger by the Ross stockholders, the Ross board determines in good faith (after consultation with its advisors) in the exercise of its fiduciary duties, that, in order to enter into a definitive agreement with respect to a superior proposal (as defined under the heading "-- No Solicitation of Acquisition Proposals by Ross," beginning on page 114), such termination is in the best interests of the Ross stockholders; provided that such termination will not be effective until Ross has paid to chinadotcom the termination fee and termination expenses (as described below under the heading "Termination Fee and Expenses").

  EFFECT OF TERMINATION

     If the merger agreement is terminated as described above, the merger agreement will become void and have no effect, except for provisions in the merger agreement regarding payment of termination fee and expenses. In addition, if the merger agreement is so terminated, there will be no liability on the part of chinadotcom or Ross (other than any applicable liability to pay the termination fee and expenses), except to the extent that the termination results from a breach by any party of any of its representations, warranties, covenants or agreements contained in the merger agreement prior to the date of termination. The confidentiality agreement, dated November 21, 2002, between Ross and a subsidiary of chinadotcom will continue in effect notwithstanding any termination of the merger agreement.

  TERMINATION FEE AND EXPENSES

     Ross will reimburse chinadotcom for all expenses, up to a limit of $750,000, incurred by chinadotcom in connection with the merger agreement and the merger if:

     - the merger agreement is terminated by chinadotcom because:

      - the board of directors of Ross or any committee thereof has withheld, withdrawn or modified, in a manner adverse to chinadotcom, its approval or recommendation of the merger agreement or the merger; or

      - the board of directors of Ross has recommended or approved any acquisition proposal; or

     - the following three events have occurred:

      - any person or entity has commenced, publicly proposed or communicated to Ross an acquisition proposal that is publicly disclosed;

      - the merger agreement and the merger have not been approved and adopted at the Ross stockholders' meeting; and

      - the merger agreement has been terminated by chinadotcom or Ross because of the failure of Ross' stockholders to approve and adopt the merger agreement at the Ross stockholders' meeting.

Ross will pay to chinadotcom a termination fee of $1,350,000 and, unless already paid, reimburse chinadotcom for all expenses, up to a limit of $750,000, incurred by chinadotcom in connection with the merger agreement and the merger if:

     - the merger agreement is terminated by chinadotcom because:

      - the board of directors of Ross or any committee thereof has withheld, withdrawn or modified, in a manner adverse to chinadotcom, its approval or recommendation of the merger agreement or the merger, or

      - the board of directors of Ross has recommended or approved any acquisition proposal; and

     - Ross enters into, or submits to the Ross stockholders for approval, an agreement with respect to, an acquisition proposal, or an acquisition proposal is consummated, in each case within 12 months after such termination of the merger agreement.

Ross is also obligated to pay to chinadotcom the $1,350,000 termination fee and to reimburse chinadotcom for all expenses, up to a limit of $750,000, incurred by chinadotcom in connection with the merger agreement and the merger, if the merger agreement has been terminated by Ross because:

     - prior to the Ross stockholders' meeting, the Ross board of directors has determined in good faith, after consultation with its advisors, and in the exercise of its fiduciary duties that, in order to enter into a definitive agreement with respect to a superior proposal, such termination is in the best interests of the Ross stockholders; and

     - Ross has given two business days' prior written notice to chinadotcom, setting forth in reasonable detail the identity of the person or entity making, and the final terms and conditions of, the superior proposal and has duly considered any proposals that chinadotcom may have made during such two business day period.

AMENDMENT OF THE MERGER AGREEMENT; WAIVER

     The merger agreement may be amended by the parties in writing by action of the chinadotcom board of directors, the CDC Software Holdings board of directors and the Ross board of directors at any time before or after the Ross stockholders adopt and approve the merger agreement and the merger, but after such adoption and approval, no amendment may be made that would reduce the amount or change the type of the merger consideration into which shares of Ross common stock will be converted upon the consummation of the merger.

     At any time before the completion of the merger, any party to the merger agreement may, in writing:

     - extend the time for the performance of any of the obligations or other acts of any other party;

     - waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered under the merger agreement; or

     - waive compliance with any of the agreements of any other party or any condition to its own obligations contained in the merger agreement.

     By law, neither chinadotcom, CDC Software Holdings nor Ross can waive:

     - the requirement that the Ross stockholders approve the merger; or

     - any court order or law preventing the completion of the merger.

     Whether any of the other conditions would be waived would depend on the facts and circumstances as determined by the reasonable business judgment of the chinadotcom board of directors, CDC Software Holdings' board of directors or the board of directors of Ross. If chinadotcom, CDC Software Holdings or Ross waived compliance with one or more of the other conditions and the condition was deemed material to a vote of the Ross stockholders, Ross would have to resolicit stockholder approval before closing the merger. Ross does not intend to notify its stockholders of any waiver that, in the judgment of Ross' board of directors, does not require resolicitation of shareholder or stockholder approval. Any material change to the terms of the merger may require circulation of an amended prospectus or a prospectus supplement.

AMENDMENTS

  Amendment No. 1

     The merger agreement as signed contemplated that the parties would explore whether the transaction could be effected as a tax-free organization. Between September 4, 2003 and October 2, 2003, the parties and their counsel examined this issue, but concluded that given the complexities associated with attempting to effect the transactions as a tax-free reorganization, as well as certain potential adverse consequences associated with effecting the transaction on that basis, it was in the best interests of Ross and its stockholders to effect the transaction as a taxable transaction.

     Accordingly, on October 3, 2003, chinadotcom, CDC Software Holdings and Ross executed an amendment to the merger agreement removing the obligations of the parties to use their reasonable best efforts to cause the merger to qualify as a tax-free reorganization and removing chinadotcom's obligation to cause its outside counsel to deliver an opinion to Ross and its stockholders relating to a tax-free reorganization.

  Amendment No. 2

     On November 18, 2003, chinadotcom announced that it would make a conditional proposal to acquire Pivotal. During the following two weeks, chinadotcom engaged Pivotal and members of its special committee in discussions relating to its conditional proposal, and on December 1, 2003, chinadotcom submitted a definitive offer to acquire Pivotal. Pivotal accepted chinadotcom's definitive offer on December 8, 2003.

     Based on Ross' concerns that the proposed acquisition of Pivotal and chinadotcom's concerns that the SEC review process irrespective of the proposed acquisition of Pivotal would each have the effect of delaying the mailing of the proxy statement such that the closing of the merger would be delayed past January 15, 2004, chinadotcom and Ross entered into discussions to amend the merger agreement to extend the date after which either party could terminate the merger agreement and reduce uncertainty as to the completion of the transaction. From November 26, 2003 until January 7, 2004, chinadotcom and Ross discussed the terms and conditions of a second amendment to the merger agreement and proposed, among other things, to:

     - remove the floor of $8.50 and the ceiling of $10.50 applicable to the average price of chinadotcom common shares used to calculate the number of chinadotcom common shares to be received by Ross stockholders receiving cash-and-shares in the merger;

     - provide Ross stockholders with an option to receive at the closing of the merger, for each share of Ross common stock held, $17.00 in cash rather than $19.00 in cash-and-shares;

     - provide for an adjustment to the exchange ratio that if the average price of chinadotcom common shares is less than $8.50 chinadotcom can elect to adjust the exchange ratio, such that Ross stockholders electing to receive cash-and-shares in the merger would receive, for each share of Ross common stock held, (1) $5.00 in cash, (2) a number of chinadotcom common shares determined by dividing $14.00 by a number determined by chinadotcom that is between the average price and $8.50, this quotient being referred to as the adjusted exchange ratio, and (3) additional cash in an amount equal to the average price multiplied by the difference between the original exchange ratio minus the adjusted exchange ratio;

     - eliminate provisions permitting Ross to terminate the merger agreement if the average price of chinadotcom common shares was below $8.50 per share, unless chinadotcom agreed to calculate the exchange ratio based on the actual average closing price of chinadotcom common shares for the 10 trading days ending on, and including, the second trading day before the closing date of the merger;

     - extend the date after which either chinadotcom or Ross could terminate the merger from March 1, 2004 to July 1, 2004; and

     - increase the commitment of the parties to cooperate in the operation of the two companies prior to closing.

     In considering these proposed terms of the second amendment, Ross consulted with Broadview as to the effect of the proposed changes on the merger consideration to be received by Ross stockholders. Broadview advised Ross that the changes did not affect its original fairness opinion because the elimination of the $8.50 floor on the average price of chinadotcom shares was an improvement and because Broadview in its original opinion did not ascribe material value to the upside that Ross stockholders would receive if chinadotcom shares had a market value above $10.50.

     Between November 26, 2003 and January 7, 2004, each of the Ross and the chinadotcom board was updated regularly on the discussions concerning the proposed second amendment. On January 7, 2004, the Ross board approved and declared advisable the second amendment on the proposed terms described above, and chinadotcom, and CDC Software Holdings and Ross executed a second amendment to the merger agreement incorporating these proposed terms. On December 1, 2003, the chinadotcom board approved the terms and conditions that were proposed to be set forth in the second amendment and authorized management as well as Thomas Britt, chairman of its audit committee to negotiate and conclude an agreement subject to regular updates that were provided to the board for comment and final approval.

     In addition to the proposed terms described above, the second amendment to the merger agreement changed the structure of the merger under certain circumstances to ensure that the merger is effected as a taxable transaction. If, immediately prior to the effective time of the merger, the aggregate value of chinadotcom common shares to be issued in the merger would comprise 80% or more of the aggregate value of the consideration (and any cash in lieu of fractional shares) to be issued and paid to Ross stockholders in the merger, chinadotcom would be required to transfer or contribute all of the outstanding shares of CDC Software Holdings, Inc. to another direct, wholly owned subsidiary of chinadotcom, so that, immediately prior to the effective time of the merger, CDC Software Holdings, Inc. would be an indirect wholly owned subsidiary of chinadotcom.

  Amendment No. 3

     On April 29, 2004, chinadotcom and Ross entered into a third amendment to the merger agreement pursuant to which the parties agreed that the deadline for Ross stockholders to elect to receive either cash or a combination of cash and chinadotcom shares in connection with the merger would be the business day immediately before the closing of the merger. Prior to the amendment, such deadline was the tenth day following the closing of the merger. chinadotcom and Ross agreed that the amendment would facilitate the final determination of the exact amount of the merger consideration for Ross stockholders electing to receive cash and shares, allow chinadotcom to more efficiently deliver the merger consideration to Ross stockholders, and allow Ross stockholders to receive the merger consideration in a more timely manner.

  Amendment No. 4

     On May 12, 2004, chinadotcom and Ross entered into a fourth amendment to the merger agreement in order to extend the date after which either chinadotcom or Ross could terminate the merger from July 1, 2004 to September 1, 2004.

                        AGREEMENTS RELATED TO THE MERGER

STOCKHOLDER AGREEMENTS

     Messrs. Tinley, Webster and Johnston have entered into stockholder agreements with chinadotcom agreeing to vote all shares of Ross common stock beneficially owned by each of them, or that they otherwise have the power to vote:

     - in favor of adoption and approval of the merger agreement and the merger and any other matter necessary for consummation of the transactions contemplated by the merger agreement; and

     - against any proposal for any recapitalization, reorganization, liquidation, merger, sale of assets or other business combination between Ross and any person (other than the merger).

     As additional assurance to chinadotcom that these shares will be voted in favor of the merger, each of these stockholders has granted chinadotcom a proxy to vote shares of Ross common stock owned by them at the special meeting of Ross stockholders in the manner described above. It is not intended that the shares subject to the stockholder agreements be voted more than once. For example, a vote in favor of the merger and related transactions by chinadotcom under a proxy will satisfy the requirement that the corresponding stockholder vote in favor of the merger.

     Although these stockholder agreements expired on March 1, 2004, Messrs. Tinley, Webster and Johnston currently intend to vote their Ross common stock in favor of the adoption and approval of the merger agreement and the merger.

PREFERRED STOCKHOLDER AGREEMENT

     Benjamin W. Griffith, III has entered into a preferred stockholder agreement with chinadotcom and Ross agreeing to vote all shares of Ross common stock and Ross preferred stock beneficially owned by Mr. Griffith, or that he otherwise has the power to vote:

     - in favor of adoption and approval of the merger agreement and the merger and any other matter necessary for consummation of the transactions contemplated by the merger agreement; and

     - against any proposal for any recapitalization, reorganization, liquidation, merger, sale of assets or other business combination between Ross and any person (other than the merger).

     As additional assurance to chinadotcom that these shares will be voted in favor of the merger, Mr. Griffith has granted chinadotcom a proxy to vote shares of Ross common stock and Ross preferred stock owned by him at the special meeting of Ross stockholders in the manner described above. It is not intended that the shares subject to the preferred stockholder agreement be voted more than once. For example, a vote in favor of the merger and related transactions by chinadotcom under a proxy will satisfy the requirement that the corresponding stockholder vote in favor of the merger. Mr. Griffith has further agreed that, as of immediately prior to the effective time of the merger, all shares of Ross preferred stock held by him will be converted into shares of Ross common stock. Mr. Griffith entered into the preferred stockholder agreement in consideration of chinadotcom's willingness to enter into the merger agreement and in consideration of the representations and warranties made by chinadotcom in the preferred stockholder agreement. Mr. Griffith received no additional consideration for his agreement to enter into the preferred stockholder agreement.

     As of the record date for the Ross special meeting, Messrs. Tinley, Webster, Johnston and Griffith beneficially owned, excluding stock options, a total of 239,928 shares of Ross common stock and 500,000 shares of Ross preferred stock, representing approximately 23.25% of the outstanding shares of Ross capital stock entitled to vote at the Ross special meeting assuming the conversion of Mr. Griffith's Ross preferred stock into Ross common stock.

     The preferred stockholder agreement was amended on January 31, 2004 and June 14, 2004 to extend its term. As amended, the preferred stockholder agreement will terminate upon the first to occur of:

     - the completion of the merger;

     - the termination of the merger agreement;

     - September 1, 2004;

     - written notice by chinadotcom to Mr. Griffith of termination of the preferred stockholder agreement; and

     - the withdrawal or adverse modification by the Ross board of its approval or recommendation of the merger agreement.

MANAGEMENT SERVICES AGREEMENT

     On December 9, 2003, Ross entered into a management services agreement with Cayman First Tier, the joint venture company through which chinadotcom holds a 51% interest in IMI. Under the management services agreement, Ross agreed to provide management and consulting services to Cayman First Tier, including making between 25% and 50% of Mr. Tinley's business time available to Cayman First Tier, for a fee of $30,000 per month plus expenses. The management services agreement would terminate upon the closing of the merger. In addition, either Ross or Cayman First Tier may terminate the agreement upon thirty days' written notice to the other; provided that Ross shall not have unreasonably exercised its right to terminate the agreement.

                                 PROPOSAL NO. 2
                  POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

GENERAL

     If Ross fails to receive a sufficient number of votes to adopt the merger agreement and approve the merger, Ross proposes to adjourn the special meeting for the purpose of soliciting additional proxies to approve these proposals. Proxies initially cast in favor of the merger agreement and the merger will be voted in favor of the approval of these proposals at the special meeting subsequently convened unless those proxies are revoked as described under "The Ross Special Meeting -- Revocability of Proxies".

     Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies requires the affirmative vote by the holders of a majority of the shares of the Ross common stock represented at the special meeting, whether or not a quorum is present.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The board of directors recommends a vote "FOR" the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

                                 THE COMPANIES

CHINADOTCOM

     The following information is provided by chinadotcom.

     chinadotcom is a leading provider of enterprise software and solutions, value-added mobile services and applications, and marketing and advertising services. chinadotcom offers the following services for companies throughout Greater China and Asia, North America, the United Kingdom and Europe:

     - software products and services, including implementation and development of packaged software for use in enterprise resource planning targeting mid-market manufacturers;

     - value-added mobile services and applications, including offering value-added short messaging services to mobile phone subscribers in China and providing mobile development and technology services in Korea for leading telecom network operators, mobile handset manufacturers and mobile application and content providers.

     - technology services and outsourcing, including offering economical, high-quality software development services to chinadotcom's enterprise software customer base utilizing programmers located principally in China and India; and

     - marketing and advertising services, including developing targeted advertising campaigns utilizing information gathered from chinadotcom's proprietary databases.

     Enterprise resource planning involves the technique of supporting and automating the processes of an organization. Enterprise software attempts to achieve company-wide integration of business and technical information across multiple divisions and organizational boundaries, such as finance, manufacturing, logistics, human resources and sales, utilizing common databases and programs that share data real time across multiple business functions. chinadotcom's enterprise software business focuses on key industry groups including manufacturing for export, finance and travel, and in key business areas, including supply chain management, human resource and payroll administration and customer relationship management. chinadotcom aims to leverage its expertise in its core business areas through alliances and partnerships to help drive innovative client solutions. chinadotcom currently has operations in more than 14 markets internationally, with over 1,400 employees.

     In connection with chinadotcom's strategy to increase its high margin revenue base in the software services and products area, chinadotcom has formed a separate wholly owned software unit, CDC Software. CDC Software is focused on building chinadotcom's intellectual property asset base, establishing partnerships with software vendors and broadening overall software product offerings in the areas of enterprise solutions and integration. chinadotcom's management may pursue CDC Software's strategy through acquisitions, strategic partnerships, joint ventures, consolidation of chinadotcom's software assets and restructurings or combinations of the foregoing approaches. chinadotcom currently has approximately 700 installations and more than 540 enterprise customers in the Asia-Pacific region.

     Upon the completion of the merger, Ross would operate under chinadotcom's CDC Software unit. chinadotcom owns a 51% stake in Cayman First Tier, the holding company of IMI, and recently acquired 100% of Pivotal. IMI is an established provider of software to the supply chain management sector principally servicing customer packaged goods manufacturers and suppliers, retail stores and wholesale distributors across Europe and the United States. IMI has developed software solutions for the grocery, specialty goods, and pharmaceutical and over-the-counter drugs industries. Pivotal is a leading international customer relationship management company that provides a complete set of highly flexible customer relationship management applications and implementation services for mid-sized enterprises, with over 1,700 customers worldwide.

     Through chinadotcom Mobile Interactive Corporation, or CDC Mobile, a newly formed wholly owned subsidiary, chinadotcom provides mobile services and applications, mobile technology consulting, and advertising and interactive media services in Asia. Value-added mobile services have increased in popularity in China in recent years. The most popular of these services is short messaging services, or SMS, which allows subscribers to send short messages and access various products and services for delivery to their mobile handsets on demand. In April 2003, CDC Mobile's 81.3% owned subsidiary, hongkong.com Corporation, or hongkong.com, acquired Newpalm, a leading SMS provider based in Beijing, China, to deliver chinadotcom's mobile services and products in China. Newpalm has access to the large mobile subscriber base in China through the two mobile operators, China Mobile and China Unicom. As of December 31, 2003, Newpalm had 5.5 million subscriptions and generated revenues of $16.9 million for the year then ended. CDC Mobile intends to utilize its industry knowledge and international experience providing mobile technology consulting and development services through its mobile consulting and development services in Korea for Korean leading telecom network operators to enhance chinadotcom's mobile services and applications offerings in China.

     Through chinadotcom's wholly owned outsourcing subsidiary, CDC Outsourcing, chinadotcom provides customers in countries such as the United Kingdom, the United States and Australia with elements of workflow, such as client and project management services using technologies and applications sourced from chinadotcom's low-cost outsourcing centers in China or India. In February 2003, CDC Outsourcing completed the acquisition of Praxa, an Australian information technology, or IT, outsourcing and professional services organization focusing on the development of relationships with large organizations that have a need for outsourced application development, management and maintenance. Praxa has an established client base consisting mainly of large enterprises and government agencies in Australia. chinadotcom anticipates that Praxa will provide a distribution platform for chinadotcom's self-developed software products, as well as for the range of software solutions that chinadotcom currently delivers across the Asia-Pacific region. In May 2003, CDC Outsourcing announced a 51%-49% joint venture with vMoksha Technologies, or vMoksha, an offshore IT outsourcing company headquartered in Bangalore, India. The intention of this joint venture is to provide a broad range of outsourcing related services to major software vendors and enterprises in the United States, Europe and Asia. CDC Outsourcing has sales and marketing offices in the United States, the United Kingdom and Australia, while its offshore development is located in India and China.

     chinadotcom provides advertising and marketing services primarily through Mezzo Business Databases Pty Limited, or Mezzo Business. Mezzo Business maintains multiple databases containing information about companies and businesses in Australia and New Zealand, such as standard and proprietary industry codes, sales revenue turnover, number of employees and company contact details. Mezzo Business conducts direct marketing activities for clients using information available from its database, such as telemarketing campaigns conducted through an in-house call center, direct mailing campaigns, and management of customer loyalty programs and campaigns. chinadotcom also provides database marketing services through Mezzo Interactive Pty Limited, or Mezzo Interactive. Mezzo Interactive focuses on growing chinadotcom's database marketing business in the areas of traditional direct marketing and e-mail marketing utilizing data mining techniques, which involves a process of analyzing significant amounts of data to uncover patterns and relationships. Data mining has become an important part of customer relationship management as a method to better understand customer behavior and preferences.

  GOALS AND STRATEGY

     chinadotcom has historically operated as a pan-Asian integrated Internet company with a business model centered around its e-business Solutions and advertising businesses, including e-marketing services, portal services and other media. chinadotcom's business model has evolved away from a pan-Asian Internet company, and chinadotcom's goal in enterprise software and outsourced software development is to become a leading integrated enterprise solutions company offering a complete range of software products to meet the needs of mid-sized enterprises, with the capability of providing high quality, low cost outsourced software development services to develop additional products and offer support services complementary to its product line to meet its customers' needs. The key elements of chinadotcom's strategy are as follows:

     Grow chinadotcom's product line through selective acquisitions. chinadotcom has been growing the breadth of enterprise software products it offers, and will seek to acquire additional software and technologies to complement the capabilities which its products offer. In March 2002, chinadotcom acquired OpusOne Technologies International which has developed several proprietary enterprise software related applications, including human resources and payroll administration, attendance tracking, Web based employee self service applications, and financial accounting applications. In September 2003, chinadotcom acquired a 51% stake in the holding company of IMI which offers warehouse management, order management and supply chain management software. In February 2004, chinadotcom completed its acquisition of Pivotal which offers a complete set of highly flexible CRM applications for mid-sized enterprises. chinadotcom believes that mid-market manufacturers would find appealing the ability to contract with a single company which can offer a complete range of enterprise software products to meet all of their enterprise software needs, and chinadotcom will continue to seek to acquire from around the world "best of breed" software and technologies to complement the line of enterprise software products which it offers.

     Extend existing applications and product scope. chinadotcom intends to continue the development of its applications to add new functionality. For example, in April 2003, Pivotal introduced Pivotal 5 which features assisted selling, comprehensive marketing automation functionality, new eService capabilities, and significant platform enhancements to improve flexibility, ease of customization, user productivity, and web services enablement. chinadotcom also released versions 6.1 and 6.2 of its OpusOne human resource and payroll solution with significantly improved flexibility and functionality. chinadotcom developed a new "HR Analyzer" module that provides business intelligence functionality to human resource and payroll databases. In 2004, CDC Software intends to release version 2.1.5 of Executive Suite, its fully integrated financial and business performance management application. Version 2.1.5 is expected to enable double-byte language for the Asia markets and other functional improvements. chinadotcom believes continued investments in its core products will increase chinadotcom's competitiveness in attracting new customers and increase its cross-selling opportunities within its existing customer base. In addition, chinadotcom plans to offer new versions of its applications that support a wider variety of international customers and their respective business practices and languages. chinadotcom also intends to continue to develop industry products for specific industry segments ("micro-verticals") in high growth markets where it believe it can cost effectively generate leads and enhance chinadotcom's product differentiation.

     Leverage upon cross-selling opportunities with chinadotcom's expanded customer base. With the completion of chinadotcom's recent acquisition of Pivotal, chinadotcom has added an additional 1,700 customers to its customer-base which totals approximately 3,200 worldwide, including approximately 1,000 customers from chinadotcom's pending acquisition of Ross. chinadotcom believes that this large, global customer base provides a solid platform for cross-selling synergies within the group, and chinadotcom plans on offering to individual customers the capability of purchasing from its group of related companies complementary product and service offerings. chinadotcom further believe that its ability to approach individual customers is further enhanced with its greater global scale and global marketing presence. Through chinadotcom's group of related companies, chinadotcom has a presence in North America, the PRC, India, Japan, Singapore, France, Germany, Ireland, the United Kingdom, Australia and New Zealand, among other places.

     chinadotcom will target the emerging market in Greater China for applications software and leverage upon its experience and well-recognized brand name in the Asia Pacific region. While chinadotcom has clients worldwide, one of chinadotcom's key target markets will be the Greater China market. chinadotcom believes that the potential growth of the enterprise software and consulting services market for mid-market manufacturing is significant in Greater China because many companies are re-locating their manufacturing operations to Greater China due to lower overhead and labor costs, and because enterprise software products developed for the mid-market are more appropriate for the Greater China market due to the facts that in general, such products are easier to use, can be implemented rapidly and can be easily customized which helps to yield a low total cost of ownership; yet, such products can also be scaled with the growing needs of the customer. chinadotcom believes that the chinadotcom brand is well-recognized throughout

China, and it intends to leverage upon its knowledge, experience and brand name in the Asia Pacific region to grow its business.

     Expand development and support capabilities, particularly through outsourcing to China and India. Through CDC Outsourcing, chinadotcom has invested in its ability to offer high quality, low cost software development and support capabilities in India and China. chinadotcom's outsourcing capability has grown through its 51%-49% joint venture with vMoksha technologies, an offshore IT outsourcing company headquartered in Bangalore, India which chinadotcom entered into in May 2003 and chinadotcom's February 2003 acquisition of Praxa, an Australian IT outsourcing and professional services organization. chinadotcom believes that these are important investments which will ultimately help its customers lower costs of critical functions such as software customization and enhancements, research and development, professional services and technical support. For example, in October 2003, chinadotcom announced that Ross intends to outsource to chinadotcom's development center in China the development of an executive analytics application designed to provide users of Ross' iRenaissance enterprise application with a summary of key performance indicators of financial metrics, sales, inventory and production information. chinadotcom will continue to expand its development and support presence in China and India as part of its strategy to build out its product line and support its global customer base.

  SOFTWARE AND OTHER INVESTMENT INITIATIVES

     chinadotcom established CDC Software in 2002 to provide the sales, marketing, support and localized infrastructure necessary to enter into a master distributorship and value-added reseller arrangements. CDC Software has since entered into master distributorship arrangements with a number of software companies to distribute business applications to the Greater China market, including arrangements with Vignette to distribute content management and portal solutions, Best Software to distribute financial accounting and process manufacturing applications and Ross to distribute enterprise software applications to process manufacturers.

     In March 2002, chinadotcom acquired a majority stake in OpusOne Technologies, a leading provider of business management software solutions in the PRC. In May 2003, OpusOne Technologies became a wholly-owned subsidiary of chinadotcom when chinadotcom purchased the remaining interest in OpusOne Technologies that it did not otherwise already own. chinadotcom believes the acquisition of OpusOne Technologies allows chinadotcom to more quickly enter and gain experience in the enterprise software market because it has developed several proprietary enterprise software related applications, including PowerHRP which is used in human resources and payroll administration, PowerATS which is an attendance tracking system, PowerESS which is a Web-based employee self service application, and PowerBooks which is a financial accounting application. Furthermore, the acquisition of OpusOne Technologies enhanced chinadotcom's intellectual property portfolio. After establishing CDC Software, the proprietary enterprise software related applications of OpusOne Technologies have become part of CDC Software.

     PK Information Systems In August 2003, chinadotcom acquired PK Information Systems, an established IT services business in Australia which has specialized capabilities in the areas of .NET application development and business intelligence solutions, with clients mainly in the New South Wales state government sector. The skill sets of PK Information Systems are complementary to that of Praxa, and the acquisition is expected to result in operational synergies.

     IMI In September 2003, chinadotcom acquired a majority 51% stake in Cayman First Tier, the holding company of IMI, an established international provider of software to the supply chain management sector principally across Europe and the United States, which represented a significant step in chinadotcom's software development and outsourcing strategy. The acquisition of the controlling stake in IMI was made through the formation of a joint venture between chinadotcom's CDC Software unit in which CDC Software holds a 51% interest, and Symphony Technology Group, a Palo Alto, California-based venture capital company exclusively focused on software and technology investments, which contributed IMI to Cayman First Tier, holds the remaining 49% interest in Cayman First Tier.

chinadotcom and Symphony are the only stakeholders in Cayman First Tier. IMI was previously a public company listed on Nasdaq until January 2003 when Symphony Technology Group acquired it through a tender offer for all of the outstanding shares of its common stock, followed by a merger with a wholly-owned subsidiary of Symphony Technology Group for consideration of approximately $11.5 million. As a result of these transactions, Symphony had acquired 100% of IMI.

     CDC Software provided this joint venture with a $25 million equity investment and a securitized loan facility of up to $25 million. Encompassed within this investment is the ability of the joint venture to purchase up to $25 million in newly issued common shares from chinadotcom. The cash investment and loan facility will primarily be used for further expansion in the supply chain management software sector via organic growth and acquisitions. As part of the joint venture agreement, CDC Software will become a master distributor for IMI's software products in China as well as extend its current offshore development efforts to CDC Software's development center in China.

     Pivotal Corporation In February 2004, chinadotcom acquired Pivotal for total consideration of $58.0 million which included $35.9 million in cash, 1.85 million chinadotcom common shares with a value of $21.4 million based on the trading price of chinadotcom the day the acquisition became effective (the value for these shares was $20.7 million based on the ten day trading average used in the purchase price formula), transaction costs of approximately $0.2 million, and assumption of Pivotal stock options of approximately $0.5 million. The issuance of chinadotcom common shares resulted in approximately a 2% increase in the number chinadotcom's common shares outstanding to approximately 104 million.

     Pivotal offers customer relationship management software that enables mid-sized enterprises worldwide to acquire, serve and manage their customers. Customer relationship management products and services automate and manage marketing, selling and servicing processes. Pivotal's suite of products includes applications for sales force automation, marketing automation, service automation, contact center management, partner relationship management and electronic commerce. These products enable companies to increase revenues and decrease costs by increasing efficiency within the sales, marketing and service activities that ultimately increase customer acquisition and loyalty. To achieve this, Pivotal's products connect employees, partners and customers into one unified business network. Pivotal's products are available in English, French, German, Spanish, Portuguese, Japanese, Chinese and Hebrew. More than 1,700 companies around the world have licensed Pivotal products. The customers Pivotal serves are typically mid-sized enterprises and divisions of large businesses. Pivotal's target customers are companies and business units in the revenue range of $100 million to $3 billion. Many of these businesses are responding to pressures to implement cross-departmental or enterprise-wide business models in order to increase revenues, margins and customer loyalty. chinadotcom believes that Pivotal's approach, product architecture and business implementation methods will appeal to the requirements of mid-sized enterprises which chinadotcom is also targeting, particularly in the Asia-Pacific region, because Pivotal's products can be easily customized, quickly integrated with current systems and business processes, and rapidly deployed to provide increases in revenues, margins and customer loyalty. chinadotcom believes that the combination of Pivotal and chinadotcom will result in synergies, including the following:

     - cross-selling, including opportunities for Pivotal to market its customer relationship management applications and implementation services, which complement CDC Software's existing product offerings with limited customer relationship management functionality, in growth markets for such software in Asia where CDC Software has an established China presence;

     - lowered product support costs, including opportunities to consolidate back-office functions in administration and operations with other companies acquired by chinadotcom; and

     - outsourcing opportunities, including opportunities to utilize CDC Software's China and India-based outsourcing services to develop at lowered cost, enhancements to Pivotal's product line or integrate Pivotal's products into the other enterprise software products utilized by prospective clients.

Finally, chinadotcom believes that the products Pivotal has developed for service industry groups, including commercial banking, asset management, private banking, capital markets, and medical device manufactur-ing, will provide additional depth to the products chinadotcom offers in key industry groups it targets, particularly in finance and manufacturing for export.

     It is anticipated that the combination of Ross', IMI's and Pivotal's established customer base, extensive product channels and broad geographic spread of sales, together with the software platform that CDC Software has established in Greater China, should provide sufficient business scale to enable the company to move forward with the execution of its software development and outsourcing strategy for the Greater China and international markets.

     In connection with chinadotcom's software and investment activities, it may engage in capital raising initiatives.

  INTEGRATION OF RECENTLY ACQUIRED AND PROPOSED TO BE ACQUIRED COMPANIES

     The following is a discussion of the current state of integration and on-going integration plans with chinadotcom for those companies which chinadotcom has partnered with or acquired in 2003. chinadotcom analyzes the integration of these companies into chinadotcom's operations based on three different criteria:

     - Back office integration, including human resources, payroll and general administrative functions;

     - Financial integration, including financial reporting and controls; and

     - Business integration, including new product development and branding.

  Pivotal Corporation:

     In February 2004, chinadotcom acquired Pivotal in a cash-and-stock transaction. Pivotal is a leading international customer relationship management company that provides a complete set of highly flexible customer relationship management applications and implementation services for mid-sized enterprises, with over 1,700 clients worldwide.

     chinadotcom and Pivotal continue to engage in discussions to identify possible synergies and plans for back office, financial and business integration.

  Industri-Matematik International Corp:

     In September 2003, chinadotcom acquired a 51% stake in Cayman First Tier, the holding company of IMI, an international provider of software to the supply chain management sector principally across Europe and the United States. Cayman First Tier is a joint venture between chinadotcom's CDC Software unit, which holds a 51% interest, and Symphony Technology Group, a Palo Alto, California-based venture capital company, which holds the remaining 49% interest.

     In connection with the joint venture arrangement, chinadotcom and Symphony have entered into arrangements which set forth controls, procedures and policies affecting the operations of Cayman First Tier. The material agreements relating to chinadotcom's acquisition of a 51% stake in Cayman First Tier, including the relevant Share Purchase Agreement, Shareholders Agreement, Voting Agreement, Put Option Agreement and lines of credit provided by chinadotcom, have been filed with the Commission under cover of chinadotcom's Current Report on Form 6-K filed on September 15, 2003. In addition, amended and restated versions of the Amended and Restated Memorandum and Articles of Association and Executive Committee Charter relating to such transaction have been filed with the Commission under cover of chinadotcom's Current Report on Form 6-K filed on December 11, 2003. The following summaries of the material provisions of such agreements are qualified in their entirety by reference to the complete texts of such agreements.

  Voting Agreement

     Cayman First Tier's corporate governance documents provide for a five member board of directors. chinadotcom and Symphony have entered into a voting agreement providing that under the existing shareholdings of each party, each shareholder will vote its shares for the election of three directors selected by chinadotcom and two directors selected by Symphony.

  Executive Committee Charter

     The board of directors of Cayman First Tier has appointed an executive committee and adopted an executive committee charter which may be amended or repealed by a majority of the Cayman First Tier board at any time. The executive committee consists of four members of the Cayman First Tier board, with two members elected by each of chinadotcom and Symphony. The executive committee charter delegates the following responsibilities to the executive committee:

     - To use commercially reasonable efforts to cause Cayman First Tier to achieve consistent and profitable results in line with projections;

     - To appoint, evaluate and terminate the chief executive officer, although chinadotcom and Symphony have agreed to appoint Mr. Patrick Tinley, chairman and chief executive officer of Ross as chief executive officer of Cayman First Tier. If Mr. Tinley is not hired or serving as the chief executive officer of Cayman First Tier or any company affiliated with Cayman First Tier, then the entire Cayman First Tier board may expand the executive committee from four members to five members, with the fifth member selected by chinadotcom;

     - To nominate a chief financial officer who is appointed by the board of directors of Cayman First Tier;

     - To determine and approve compensation levels for senior management, including stock option awards and to establish stock option plans, subject to limits imposed by the entire Cayman First Tier board discussed below;

     - To approve Cayman First Tier's operating budget, subject to limits imposed by the entire Cayman First Tier board discussed below;

     - To evaluate and approve capital expenditures, subject to limits imposed by the entire Cayman First Tier board discussed below;

     - To identify, evaluate and approve acquisitions and divestitures, subject to limits imposed by the entire Cayman First Tier board discussed below;

     - To formulate and approve Cayman First Tier's business and operating plans;

     - To implement policies relating to compliance requirements that are established by Cayman First Tier's board of directors; and

     - To authorize draws under the lines of credit available to Cayman First Tier provided by chinadotcom.

     Notwithstanding the delegation of responsibilities to the executive committee, the executive committee charter further provides that:

     - adjustments to the operating budget of Cayman First Tier to increase expenses or expenditures by more than 5% per quarter are to be presented to the entire Cayman First Tier board for recommendation or approval;

     - transfers greater than $1 million require the signature of both a Cayman First Tier director appointed by chinadotcom and Symphony, the signature of a senior executive of Cayman First Tier, and, if greater than $3 million, a resolution of the entire Cayman First Tier board;

     - either chinadotcom or Symphony can terminate the chief executive officer if Cayman First Tier has negative earnings before interest, taxes, depreciation and amortization for four quarters, Cayman First Tier misses its operating budget by more than 15% of revenue and 50% of profits, or there is a material failure with respect to the compliance requirements; and

     - the entire Cayman First Tier board and the executive committee each have the power to remove members of senior management for gross negligence, willful misconduct or acts of dishonesty.

     If chinadotcom fails to utilize its authority under the foregoing controls, procedures and policies implemented as a part of the joint venture arrangements with Symphony in connection with the operations of Cayman First Tier, expenditures at Cayman First Tier could increase more than expected or existing company policies and directives could be continued longer than prudent.

     The executive committee charter further specifies that the entire Cayman First Tier board has exclusive responsibility for, among other items, the following:

     - selecting the independent auditors, approving changes in significant accounting policies and instructing the auditors in connection with quarterly reviews and annual audits;

     - selecting a chief financial officer nominated by the executive committee;

     - approving stock option plans for which shares representing more than 10% of the fully diluted capitalization of Cayman First Tier are reserved or allocated;

     - approving increases in employee compensation of more than $200,000;

     - having the chief executive officer and chief financial officer participate in weekly management meetings conducted by chinadotcom;

     - approving sales of more than 5% of the Cayman First Tier's assets or acquisitions in an amount greater than $3 million;

     - establishing policies relating to compliance requirements; and

     - exercising any power not delegated to the executive committee.

     The executive committee charter also provides that the entire Cayman First Tier board may expand the executive committee from four members to five members, with the fifth member selected by chinadotcom if:

     - Mr. Tinley is not hired or serving as the chief executive officer of Cayman First Tier or any company affiliated with Cayman First Tier;

     - Debt provided by a third party lender becomes senior to the lines of credit available to Cayman First Tier provided by chinadotcom;

     - A payment default occurs and is continuing under the lines of credit available to Cayman First Tier provided by chinadotcom;

     - Cayman First Tier is not solvent which triggers a default under the lines of credit available to Cayman First Tier provided by chinadotcom; and

     - For so long as the $25 million note representing a loan from Cayman First Tier to Symphony remains outstanding, Symphony fails to certify to Cayman First Tier that Symphony's net worth is greater than the amount outstanding under the note, and the loan becomes impaired. See "-- If Cayman First Tier is unable to recover the full amount owed to it under a non-recourse $25 million loan to Symphony, it may have a material adverse effect on chinadotcom's financial statements."

     In each such instance where the board is expanded from four members to five members, the board will reverts back to four members upon cure of the event which triggered the board expansion to five members.

  Shareholders Agreement

     In addition, the terms of the shareholders agreement between chinadotcom and Symphony, contain the following provisions:

     - If chinadotcom wants to sell its shares in Cayman First Tier to a third party, Symphony has, at its option, a right of first refusal to purchase those shares or a co-sale right to sell a pro rata portion of its shares to the third party identified by chinadotcom;

     - chinadotcom has the option to participate in an exercise by Symphony of registration rights granted to it with respect to its 49% interest in Cayman First Tier. In addition, in the event Cayman First Tier registers its securities as a result of the exercise of registration rights, chinadotcom is granted a right to purchase, if necessary, a sufficient number of shares to maintain a majority interest in Cayman First Tier upon the same terms offered to other purchasers in the offering; and

     - After September 8, 2005, Symphony may request that chinadotcom purchase the shares of Cayman First Tier held by Symphony. To assist in the valuation of the shares of Cayman First Tier, each of the parties is permitted to obtain a valuation from its own investment bank. In the event the parties do not agree upon a purchase price or chinadotcom declines to purchase Symphony's shares at an agreed purchase price, Symphony is permitted to seek third party offers to purchase its shares in Cayman First Tier. In the event Symphony locates a third party buyer who is willing to pay either:

      - At least 90% of the agreed purchase price negotiated between chinadotcom and Symphony for which chinadotcom declined to purchase Symphony's shares in Cayman First Tier; or

      - At least the lower of either 90% of the valuation given to the shares by Symphony's investment bank or 110% of the valuation given to the shares by chinadotcom's investment bank;

      then Symphony can, if the third party requests, require chinadotcom to sell its shares in Cayman First Tier to the third party purchaser located by Symphony.

  Put Option Agreement

     chinadotcom has given an option to Symphony to sell to chinadotcom all of Symphony's 49% minority interest in Cayman First Tier at any time during the twelve months following the occurrence of any of the following events:

     - the composition of Cayman First Tier's executive committee is altered by the Cayman First Tier board such that it does not consist of four members of the Cayman First Tier board, with two members elected by each of chinadotcom and Symphony; provided, that a change in the composition of the executive committee to five members permitted under the terms of the executive committee charter in limited circumstances, does not trigger Symphony's option;

     - a decision of the executive committee, made under the exclusive authority delegated to it under the executive committee charter is overruled by the entire Cayman First Tier board; or

     - the rights, powers or responsibilities set forth in the executive committee charter are adjusted or terminated by the entire Cayman First Tier board without the approval of the directors elected by Symphony.

     Upon exercise of Symphony's option, the purchase price for Symphony's interest in Cayman First Tier is based on the financial performance of Cayman First Tier, and is set at a fixed multiple of Cayman First Tier's annual revenues. The multiple is selected based upon a table using Cayman First Tier's revenue growth and EBITDA as a percentage of revenue as the selected metrics. The fixed multiple varies from 0.25, in the event revenues for Cayman First Tier are decreasing greater than 10% per year and EBITDA as a percentage of revenues for Cayman First Tier is less than 5%, to 6.0, in the event revenues for Cayman First Tier are increasing greater than 20% per year and EBITDA as a percentage of revenues for Cayman First Tier is greater than 20%. The parties have agreed to review the fixed multiples set forth in the table at least once a year so that the multiples would accurately reflect the fair market value for enterprise software companies, or earlier in the event the Nasdaq National Market composite index changes by more than 30% between periods the multiples are last reviewed. The form of payment of the purchase price will be determined by the parties, and may consist of cash, chinadotcom common shares, a combination of both cash and chinadotcom common shares, or other form of payment.

  Revolving Credit Facilities

     In addition to a $25 million investment into Cayman First Tier as consideration for chinadotcom's majority 51% stake in Cayman First Tier, chinadotcom provided additional consideration in the form of two loan facilities under which chinadotcom has agreed to loan up to an aggregate of $25 million. The two loan facilities, one with Cayman First Tier, as borrower, and the second with Symphony Enterprise Solutions, S.ar.L., which is a wholly-owned subsidiary of Cayman First Tier (and unrelated to Symphony Technology Group except through Symphony's 49% interest in Cayman First Tier), as borrower, have substantially similar terms. Copies of the loan facilities provided by chinadotcom, have been filed with the Commission under cover of its Current Report on Form 6-K filed on September 15, 2003. The following summary of the material provisions of the loan facilities are qualified in their entirety by reference to the complete texts of such agreements.

     Under the terms of each of the loan facilities which are documented as revolving credit facilities and expire on September 8, 2008, chinadotcom has agreed to make advances in the form of cash or shares of chinadotcom corporation; provided, that issuances of shares of chinadotcom corporation must be made in compliance with any applicable securities laws. Interest on advances accrues at the rate of 3% per year, and is payable quarterly in arrears. The borrower has the option of prepaying borrowed amounts at any time upon three business days' notice without penalty or premium, in increments of $100,000. The borrower is required to make a mandatory prepayment of all outstanding advances in full upon request of chinadotcom in the event any one specified person who is a competitor of chinadotcom makes an equity investment in Symphony in excess of $2 million or more than one specified persons who are competitors of chinadotcom make equity investments in Symphony in excess of $5 million in the aggregate. If chinadotcom does not enforce the terms under which it has agreed to loan up to $25 million to Cayman First Tier, it may face additional risks in collecting any amounts advanced to Cayman First Tier.

     Proceeds of advances may be used for the following purposes:

     - to acquire assets of, or equity interests in, companies that are in the business of providing software for warehousing management, logistics and distribution management, and supply chain execution;

     - to provide working capital for any businesses so acquired;

     - to make loans and capital contributions to subsidiaries; or

     - to repay a then existing loan agreement among affiliates of IMI and Foothill Capital Corporation.

     Under the loan facilities, the borrowers agree that, upon the request of chinadotcom, it will deliver to chinadotcom guaranties and security agreements guaranteeing and/or securing payment of the borrower's obligations under the loan facilities, which could include liens on the assets of the borrower and the assets and securities of subsidiaries which are acquired. chinadotcom cannot assure you that any guaranties or security its receives to guarantee and/or secure payment of the borrower's obligations under the loan facilities will be adequate or sufficient to secure the full amount of the borrower's obligations in the event the borrower is unable to make payment under the loan facilities.

     In addition, the lines of credit contain other covenants typical for such facilities, including limitations on liens, limitations on debt and restrictions on sale of assets. In addition, at any time when chinadotcom is no longer entitled to appoint a majority of the board of directors of Cayman First Tier, the borrower is required to comply with the following financial covenants:

     - maintain tangible asset value, which is defined as total assets minus goodwill and other intangible assets, as follows:

      - if the total outstanding advances are less than $15 million, greater than the total outstanding advances; or

      - if the total outstanding advances are greater than $15 million, greater than $15 million plus a specified percentage of the total outstanding advances greater than $15 million which percentage is 33% during the first year of the advance, 66% during the second year of the advance, and 100% of the advance thereafter;

     - maintain positive EBITDA for each fiscal quarter as follows:

      - if budgeted EBITDA was at least $3 million, at least 50% of such amount; or

      - if budgeted EBITDA is less than $3 million, not more than $1.5 million less than the amount budgeted for such quarter;

     - make expenditures for fixed or capital assets only to the extent that the aggregate of all such expenditures in such year do not exceed the lesser of 3% of the gross revenues of the borrower and the amount equal to 120% of the amount of such expenditures budgeted for such year; and

     - maintain consolidated cash and permitted investments of at least $3 million.

     As of May 31, 2004, $7 million had been drawn under the line of credit between chinadotcom and Cayman First Tier, and no amounts had been drawn under the line of credit between chinadotcom and Symphony Enterprise Solutions, S.ar.L. (an entity unrelated to Symphony Technology Group, except through Symphony's 49% interest in Cayman First Tier).

     The $7 million drawn under the line of credit between chinadotcom and Cayman First Tier has been secured by a first priority pledge by Symphony in favor of chinadotcom of all of Symphony's right, title and interest in Symphony's 49% interest in Cayman First Tier.

  Promissory Note

     On November 14, 2003, Cayman First Tier loaned $25 million to Symphony in exchange for a non-recourse promissory note from Symphony. Symphony would use the proceeds from the loan to pursue acquisitions of enterprise resource planning software companies. Under the terms of the promissory note, Symphony promised to re-pay the $25 million with interest accruing at the rate of 3% per annum on November 14, 2007. Accrued interest will become payable quarterly in the event Symphony's net worth falls below the amount outstanding under the promissory note. Symphony has the option of prepaying borrowed amounts at any time upon three business days' notice without penalty or premium, in increments of $100,000. Symphony's obligations under the promissory note are secured by a pledge from Symphony in favor of Cayman First Tier of all of Symphony's right, title and interest in Symphony's 49% interest in Cayman First Tier. The security interest is subordinate to the security interest Symphony granted in its 49% interest in Cayman First Tier to secure amounts outstanding under the line of credit from chinadotcom to Cayman First Tier. The promissory note includes events of default typical for such promissory notes which permit Cayman First Tier to declare the note immediately due and payable, including payment defaults, if Symphony generally does not pay its debts as they become due or becomes insolvent, or if the security agreement fails to create a valid lien on the collateral to secure the loan.

  Joint Venture Agreement

     In connection with the making of the $25 million loan from Cayman First Tier to Symphony and the $7 million loan from chinadotcom to Cayman First Tier, on November 14, 2003, Symphony agreed to waive its right to receive, and granted to chinadotcom, Symphony's pro rata portion of the profits of Cayman First Tier that are available to be distributed by way of dividend to Symphony during the two year period between September 30, 2003 and September 30, 2005, up to a maximum of $10 million per year. If the total profits of Cayman First Tier during the two year period, however, are less than $20 million, Symphony agreed that the term of its waiver, and grant to chinadotcom, is to be extended until the earlier of March 31, 2006 or such time as the total profits of Cayman First Tier waived by Symphony equal $20 million.

     Symphony has also agreed that its pro rata portion of the actual aggregate profits of Cayman First Tier that are available to be distributed by way of dividend to Symphony during the two year period between September 30, 2003 and September 30, 2005, in excess of $10 million per year is to used to set-off any amounts of accrued and unpaid interest and outstanding principal under the $25 million loan from Cayman First Tier to Symphony, and evidenced by a promissory note.

  Contingent Option Agreement

     In connection with the making of the $25 million loan from Cayman First Tier to Symphony and the $7 million loan from chinadotcom to Cayman First Tier, on November 14, 2003, Symphony agreed to grant to Cayman First Tier an option to purchase from Symphony that amount of securities of the company Symphony acquired with the proceeds of its $25 million loan to Symphony equal to 5% of the amount of securities acquired by Symphony in such company. In December 2003, Symphony used proceeds from the $25 million loan from Cayman First Tier to acquire a 27.4% interest in Intentia International AB, or Intentia, a public company traded on the Stockholm Stock Exchange which supplies collaboration solutions to more than 3,500 customers in the manufacturing, maintenance and distribution industries in approximately 40 countries. In connection with Symphony's transaction with Intentia, Symphony invested an initial SEK 256 million in Intentia. Symphony acquired 38.8 million shares at a price of SEK
6.60 per share, and 23 million warrants exercisable over four years into shares with a strike price of SEK 10.00 per share. The investment gave Symphony an initial 27.4% of Intentia's shares, and a potential to hold 37.2%. The directed shares and warrants issued were approved by an extraordinary general meeting of Intentia's shareholders held on February 6, 2004. Neither chinadotcom nor Cayman First Tier was a party to any of the agreements between Symphony and Intentia, and neither chinadotcom nor Cayman First Tier currently hold any interest in Intentia.

     Under the Contingent Option Agreement between Cayman First Tier and Symphony, the purchase price for the securities to be paid by Cayman First Tier if it exercises this option was set at 175% of the price Symphony paid for the acquired securities. The option expires on the earlier of:

     - November 14, 2007, or the mutually agreed to extension of the maturity date of the $25 million promissory note; and

     - Ninety days after the expiration of any applicable lock-up on the securities of Intentia following a public offering of such securities.

     Cayman First Tier, with the consent of Symphony, has assigned the option to chinadotcom.

     Back Office Integration. IMI is currently evaluating potential synergies with other chinadotcom companies with operations in the United States and Europe, including opportunities to consolidate general and administration functions of IMI in the United States, the United Kingdom and the Netherlands, which may result in staff reductions at IMI of approximately 10 to 15 personnel. In addition, the parties are considering a possible consolidation of offices in the United Kingdom and the Netherlands, which could result in reduced need for office space.

     Financial Integration. IMI has repaid and terminated a loan facility maintained with an independent third party lender, and replaced it with debt drawn on the revolving credit facility made available to it from chinadotcom. The debt refinancing has lowered IMI's cost of capital, and reduced loan fees. chinadotcom and Symphony have agreed to appoint Patrick Tinley, who was selected by chinadotcom, as IMI's chief executive officer. IMI intends to adopt chinadotcom's financial policies by the first quarter of 2004.

     Business Integration. IMI is evaluating opportunities to utilize outsourced software development capabilities located offshore and available to chinadotcom to reduce development costs and time to market. In addition, IMI and chinadotcom are working together to explore opportunities in Europe to utilize members of chinadotcom's sales force for its other affiliated companies to promote IMI's products. The companies are also cooperating to share business leads in the Americas. The companies believe there is potentially significant opportunity to cross-sell IMI's warehouse product into the installed customer base of chinadotcom. As chinadotcom's product portfolio continues to expand, IMI expects to see further synergies between products and associated markets. At the same time, chinadotcom hopes to gain further knowledge and experience with IMI's target markets of process manufacturers and retailers.

  CDC Outsourcing - vMoksha Joint Venture:

     In May 2003, chinadotcom's wholly-owned subsidiary, CDC Outsourcing Holdings Ltd., entered into a 51% owned joint venture with vMoksha Technologies Limited, an information technology outsourcing company headquartered in Bangalore, India. The joint venture aims to provide a broad range of outsourcing related services to major software vendors and enterprises in the United States, Europe and the Asia-Pacific region.

     Financial Integration. The joint venture reports its activities on a weekly basis at the weekly management meeting with chinadotcom's senior management in Hong Kong.

     Business Integration. vMoksha and chinadotcom's representatives in Australia have worked extensively on joint proposals, and have made joint client visits and sales presentations. These representatives hold weekly joint sales calls to discuss ways to efficiently share projects in the pipeline of the other party, customer lists, account plans, and billing and cost information. chinadotcom plans to begin similar initiatives between vMoksha and chinadotcom's representatives in other markets around the world, including the United States, Hong Kong and Singapore. Members of chinadotcom's sales and software operations professions have attended presentations to learn about the people at vMoksha and capabilities of the joint venture. chinadotcom has sought to refer outsourcing projects generated from the needs of chinadotcom's own software clients to the joint venture. The joint venture is in discussions with both Ross and IMI with respect to opportunities to lower the research and development costs at Ross and IMI by outsourcing software development projects to the joint venture.

  Newpalm (China) Information Technology Co., Ltd.:

     In April 2003, chinadotcom completed the acquisition of Newpalm, a leading short message service mobile software platform developer and application service provider in China, through chinadotcom's mobile applications and portal arm and 81% owned subsidiary, hongkong.com Corporation.

     Back Office Integration. Newpalm has adopted the human resource, payroll and general administration of chinadotcom corporation. In addition, Newpalm has rationalized its legal department such that legal functions are centralized with chinadotcom. Newpalm relies upon chinadotcom for services for all contractual matters.

     Financial Integration. Newpalm's management submits weekly management reports to chinadotcom's senior management in Hong Kong and attends weekly management calls with senior management. Newpalm has adopted chinadotcom's financial policies. All financial reporting is made to chinadotcom's finance department in Hong Kong. chinadotcom may appoint a vice president of finance for Newpalm who will report directly to chinadotcom's corporate office in Hong Kong.

     Business Integration. In conjunction with the portals operated by chinadotcom, Newpalm has launched several new products, including X-City II, a subscription based dating and chat service, which subscribers can access either through chinadotcom's portal or mobile phones, and military news, which makes content available on chinadotcom's portals available to Newpalm's mobile phone subscribers, as well. Newpalm and chinadotcom are developing several other new products, as well, and are conducting joint marketing activities to promote jointly developed products. The short messaging service available through chinadotcom's portal has also been integrated with Newpalm's platform so that messages may be sent from the portal and received by subscribers to Newpalm's mobile service. In addition, each party has made referrals of potential business opportunities to the other party.

  PK Information Systems and Praxa Limited:

     In August 2003, chinadotcom's wholly-owned subsidiary, CDC Australia Ltd., acquired PK Information Systems, an established IT services business in Australia that has specialized capabilities in the areas of .Net application development and business intelligence solutions, with clients primarily in the New South Wales state government sector. In February 2003, chinadotcom's wholly-owned subsidiary, CDC, completed the acquisition of Praxa, a leading Australian information technology professional services organization with a 21-year operating history.

     Back-office Integration. PK Information Systems and Praxa have consolidated office space by both locating in Praxa's existing office space.

     Financial Integration. PK Information Systems and Praxa have adopted the human resource, payroll and general administration services of chinadotcom corporation. In addition, senior management from PK Information Systems attends weekly management calls with chinadotcom's senior management in Hong Kong. PK Information Systems and Praxa have adopted chinadotcom's corporate reporting guidelines.

     Business Integration. Representatives of PK Information Systems work closely with staff from Praxa in sales and business development planning. PK Information Systems and Praxa are currently recruiting a sales and business development executive who will focus on projects with the Australian government to be shared between their respective businesses. PK Information Systems and Praxa have made joint bids for prospective information technology projects, and intend to continue to make joint bids where appropriate. PK Information Systems has provided Praxa with technical assistance and resources to launch the CIP Executive Suite product in Australia, including technical assistance to develop a demonstration package for the software and to integrate reporting tools within the software product.

     chinadotcom's integration of Mezzo Business Databases Pty Limited and OpusOne Technologies Inc. which were acquired in early 2002 has been successfully achieved.

  CHANGE IN BUSINESS SEGMENTAL REPORTING

     Subsequent to the year ended December 31, 2002, as a result of the evolution in chinadotcom's business strategy, in order to present its revenue in a more representative format, chinadotcom changed its business segmental reporting from "e-Business Solutions," "Advertising," "Sale of IT Products" and "Other Income" to "Software and Consulting Services," "Mobile Services and Applications," "Advertising and Marketing Activities" and "Other Income," respectively, effective from January 1, 2003. From the first quarter of 2003 onwards, all prior periods' comparative figures will be adjusted accordingly.

ROSS

     Ross is a software company that provides enterprise software solutions to manufacturers. Ross focuses on the food and beverage, life sciences, chemicals, metals and natural products industries. Ross' software has been implemented by over 1,000 customer companies worldwide. Ross' software addresses many aspects of a manufacturer's enterprise, from manufacturing, financial statements and supply chain management to customer relationship management, performance management and regulatory compliance.

                DIRECTORS AND MANAGEMENT OF THE COMBINED COMPANY

     After completion of the merger, chinadotcom currently intends that Peter Yip, Daniel Widdicombe, Steven Chan, Patrick Tinley and Robert Webster will serve as the directors of Ross, the surviving corporation, operating as a wholly owned subsidiary of chinadotcom. Under the merger agreement, after completion of the merger, the then-current officers of Ross will continue as the officers of Ross, operating as a wholly owned subsidiary of chinadotcom. Completion of the merger will not affect the composition of chinadotcom's board of directors.

                    DESCRIPTION OF CHINADOTCOM SHARE CAPITAL

     chinadotcom's authorized share capital consists of 800,000,000 Class A Common Shares, par value $0.00025 per share, referred to as common shares, and 5,000,000 undesignated preferred shares, par value of $0.001 per share. As of May 31, 2004, there were 104,213,375 common shares issued and outstanding and no preferred shares have been issued. There are no other authorized classes of common shares other than chinadotcom's Class A Common Shares.

     chinadotcom is a Cayman Islands company and its affairs are governed by its amended and restated memorandum and articles of association and the Companies Law (2003 Revision) of the Cayman Islands. The following are summaries of material provisions of chinadotcom's amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of chinadotcom's common shares.

COMMON SHARES

     General. All the outstanding common shares are fully paid and nonassessable. Certificates representing the common shares are issued in registered form. The common shares are not entitled to any sinking fund or pre-emptive or redemption rights. chinadotcom's shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

     Voting Rights. Each common share is entitled to one vote on all matters upon which the common shares are entitled to vote, including the election of directors. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of the meeting or any shareholder present in person or by proxy, before or on the declaration of the result of the show of hands.

     A quorum required for a meeting of shareholders consists of at least a number of shareholders present or by proxy and entitled to vote representing the holders of not less than one-third of chinadotcom's issued voting share capital. Shareholders' meetings are held annually and may be convened by the board of directors on its own initiative or upon a request to the directors by shareholders holding in the aggregate 10% or more of chinadotcom's voting share capital. Advanced notice of at least ten days is required for the convening of shareholders' meetings.

     Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the common shares cast in a general meeting of the company, while a special resolution requires the affirmative vote of two-thirds of the votes cast attaching to the common shares. A special resolution is required for matters such as a change of name or amending the Memorandum and Articles of Association. Holders of common shares, which are currently the only shares carrying the right to vote at chinadotcom general meetings, have the power, among other things, to elect directors, appoint auditors, and make changes in the amount of chinadotcom authorized share capital.

     Dividends. The holders of chinadotcom's common shares are entitled to receive such dividends as may be declared by the board of directors. Dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States, subject to a statutory solvency test.

     Liquidation. If the company is to be liquidated, the liquidator may, with the approval of the shareholders, divide among the shareholders in cash or in kind the whole or any part of chinadotcom's assets, in a manner proportionate to their shareholdings, and may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the approval of the shareholders, thinks fit, provided that a shareholder shall not be compelled to accept any shares or other assets which would subject such shareholder to liability.

     Miscellaneous. Share certificates registered in the names of two or more persons are deliverable to any one of them named in the share register, and if two or more such persons tender a vote, the vote of the person whose name first appears in the share register will be accepted to the exclusion of any other.

UNDESIGNATED PREFERRED SHARES

     Pursuant to its memorandum and articles of association, chinadotcom's board of directors has the authority, without further action by the shareholders, to issue up to 5,000,000 preferred shares in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common shares. The board of directors, without shareholder approval, can issue preferred shares with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common shares. Subject to the directors' duty of acting in the best interest of the company, preferred shares can be issued quickly with terms calculated to delay or prevent a change in control of the company or make removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of the common shares, and may adversely affect the voting and other rights of the holders of common shares. No preferred shares have been issued, and chinadotcom has no present plans to issue any preferred shares.

RESTRICTIONS ON NONRESIDENT OR FOREIGN SHAREHOLDERS

     Under Cayman Islands law there are no limitations on the rights of nonresident or foreign shareholders to hold or vote chinadotcom's common shares.

INSPECTION OF BOOKS AND RECORDS

     Holders of chinadotcom's common shares have no general right under Cayman Islands law to inspect or obtain copies of chinadotcom's list of shareholders or chinadotcom's corporate records. However, chinadotcom will provide its shareholders with annual audited financial statements.

TRANSFER AGENT

     chinadotcom has appointed The Bank of New York as the transfer agent and registrar for the common shares.

SHAREHOLDERS LAWSUITS

     Based solely on chinadotcom's inspection of the Register of Writs and Other Originating Process in the Grand Court of the Cayman Islands, from the date of chinadotcom's incorporation, except for the petition filed by e-Planet Sdb Bhd, which was withdrawn on September 16, 2003, there were no actions or petitions pending against chinadotcom in the Grand Courts of the Cayman Islands as of the close of business on May 31, 2004.

                COMPARISON OF RIGHTS OF CHINADOTCOM SHAREHOLDERS
                             AND ROSS STOCKHOLDERS

     The rights of Ross stockholders are currently governed by the Delaware General Corporation Law, or DGCL, and Delaware common law (together with the DGCL, "Delaware law"), Ross' certificate of incorporation, as amended and Ross' by-laws. As a result of the merger, Ross stockholders will receive chinadotcom common shares, the rights and privileges of which are governed by chinadotcom's amended and restated memorandum and articles of association, the Companies Law (2003 Revision) of the Cayman Islands (the "Companies law") and the common law of the Cayman Islands (together with the Companies law, "Cayman Islands law"). The Companies law is modeled after British corporate law but does not follow recent United Kingdom statutory enactments and differs from laws applicable to Delaware corporations and their stockholders.

     The following is a summary of material differences between the rights of holders of chinadotcom common shares under chinadotcom's amended and restated memorandum and articles of association and Cayman Islands law and the rights of Ross stockholders under Ross' certificate of incorporation and by-laws and Delaware law. This summary does not purport to be complete and is qualified in its entirety by reference to chinadotcom's amended and restated memorandum and articles of association, the Companies law, Ross' certificate of incorporation and by-laws and the DGCL. Copies of chinadotcom's amended and restated memorandum and articles of association and Ross' certificate of incorporation and by-laws are hereby incorporated by reference and will be sent to Ross stockholders upon request.

                               APPROVAL OF BUSINESS COMBINATIONS

ROSS                                               CHINADOTCOM
Generally, under Delaware law, unless the          The Companies law does not provide a
certificate of incorporation provides for          statutory merger procedure. However, there
the vote of a larger portion of the shares,        are statutory provisions that facilitate the
completion of a merger or consolidation, or        reconstruction and amalgamation of
the sale, lease or exchange of all or              companies. The proposed arrangement must be
substantially all of a corporation's assets        approved by a majority in number of each
or dissolution requires:                           class of shareholders and creditors with
                                                   whom the arrangement is to be made, and who
- approval of the board of directors; and          must in addition represent three-fourths in
                                                   value of each such class of shareholders or
- approval by the vote of the holders of a         creditors, as the case may be, that are
  majority of the outstanding shares or, if        present and voting either in person or by
  the certificate of incorporation provides        proxy at a meeting, or meetings convened for
  for more or less than one vote per share,        that purpose. The convening of the meetings
  a majority of the votes of the outstanding       and subsequently the proposed arrangement
  shares of a corporation entitled to vote         must be sanctioned by the Grand Court of the
  on the matter.                                   Cayman Islands.
The Ross certificate of incorporation
neither requires the affirmative vote of a
larger proportion than a majority of the
holders of shares of Ross common stock and
preferred stock for a merger or
consolidation nor provides for more or less
than one vote per share of the outstanding
shares of common stock or preferred stock.

                                       APPRAISAL RIGHTS

ROSS                                               CHINADOTCOM
Delaware law generally provides stockholders       While a dissenting shareholder would have
of a corporation involved in a merger the          the right to express to the court the view
right to demand and receive payment of the         that the transaction should not be approved
fair value of                                      within one

their shares as determined by the Delaware         month of receiving notice of the
Chancery Court. Such appraisal rights are          arrangement, the court can be expected to
not available, however, to holders of              approve the arrangement if it is satisfied
shares:                                            that:
- listed on a national exchange;                   - the statutory provisions as to majority
                                                   vote have been complied with;
- designated as a national market system
  security on an interdealer quotation             - the shareholders have been fairly
  system operated by the National                  represented at the meeting in question;
  Association of Securities Dealers, Inc.;
  or                                               - the arrangement is such as a businessman
                                                   would reasonably approve; and
- held of record by more than 2,000
shareholders,                                      - the arrangement is not one that would more
                                                     properly be sanctioned under some other
unless the holders are required to accept in         provision of the Companies law.
the merger anything other than any
combination of:                                    When a take-over offer is made and accepted
                                                   by holders of 90% of the shares within four
- shares or depository receipts of the             months, the offeror may, within a two month
  surviving corporation in the merger;             period, require the holders of the remaining
                                                   shares to transfer such shares on the terms
- shares or depository receipts of another         of the offer. An objection can be made to
  corporation that, at the effective date of       the Grand Court of the Cayman Islands, but
  the merger, will be:                             would be unlikely to succeed unless there is
                                                   evidence of fraud, bad faith or collusion.
  (1) listed on a national securities
exchange;                                          If the arrangement and reconstruction is
                                                   thus approved, the dissenting shareholders
  (2) designated as a national market system       would have no rights comparable to appraisal
security on an interdealer quotation system        rights, which would otherwise ordinarily be
operated by the National Association of            available to dissenting shareholders of
Securities Dealers, Inc.; or                       United States corporations, providing rights
                                                   to receive payment in cash for the
  (3) held of record by more than 2,000            judicially determined value of the shares.
holders; or
- cash instead of fractional shares or
  depository receipts received.

                                       CUMULATIVE VOTING

ROSS                                               CHINADOTCOM
Under Delaware law, each stockholder is            Under chinadotcom's amended and restated
entitled to one vote per share of stock,           memorandum and articles of association, each
unless the certificate of incorporation            shareholder is entitled to one vote per
provides otherwise. In addition, under             share of stock, subject to any special
Delaware law, cumulative voting in the             rights, privileges or restrictions as to
election of directors is only permitted if         voting for the time being attached to any
expressly authorized in a corporation's            class or classes of shares.
certificate of incorporation. Ross'
certificate of incorporation does not
expressly authorize cumulative voting.

                                     STOCKHOLDER MEETINGS

ROSS                                               CHINADOTCOM
Delaware law requires that an annual meeting       The Companies law states that a general
of stockholders be held by every                   meeting of every company, other than an
corporation. The Ross by-laws provide that         exempted company, must be held at least once
annual meetings of the stockholders shall be       in every year. An exempted company is not
held on a date and time fixed by the board         required to hold any meetings. chinadotcom's
of directors. In the absence of                    amended and restated

such designation, the annual meeting will be       memorandum and articles of association
held on the third Tuesday of November in           states that the company shall in each year
each year (unless a holiday).                      hold a general meeting as its annual general
                                                   meeting in addition to any other meeting in
The Ross by-laws provide that a special            that year and shall specify the meeting as
meeting of the stockholders may be called at       such in the notices calling it and not more
any time by the board of directors, the            than 15 months shall elapse (or such longer
chairman of the board, the president or one        period as Nasdaq may authorize) between the
or more stockholders holding shares in the         date of one annual general meeting of the
aggregate entitled to cast not less than ten       company and that of the next. So as long as
percent (10%) of the votes at such meeting.        the first annual general meeting of the
                                                   company is held within 15 months from the
                                                   date of its incorporation, it need not be
                                                   held in the year of its incorporation. The
                                                   annual general meeting must be held at such
                                                   time and place as the board shall appoint.
                                                   Additional general meetings may be convened
                                                   by the board or by written request of
                                                   shareholders holding not less than one-tenth
                                                   of the paid-up capital of the company which
                                                   carries the right of voting at general
                                                   meetings of the company. General meetings
                                                   may also be convened on the written
                                                   requisition of any one member of the company
                                                   which is a clearing house (or its nominee)
                                                   deposited at the registered office of the
                                                   company specifying the objects of the
                                                   meeting and signed by the requisitionist,
                                                   provided that such requisitionist held as of
                                                   the date of deposit of the requisition not
                                                   less than one-tenth of the paid up capital
                                                   of the company which carries the right of
                                                   voting at general meetings of the company.

                                      QUORUM REQUIREMENTS

ROSS                                               CHINADOTCOM
Under the Ross by-laws, the presence, in           Under chinadotcom's amended and restated
person or by proxy, of the holders of a            memorandum and articles of association, the
majority of the outstanding voting power of        presence, in person or by proxy, of
the issued and outstanding Ross capital            one-third of the shareholders entitled to
stock constitutes a quorum for purposes of         vote at the meeting in question constitutes
all meetings of the stockholders.                  a quorum for purposes of a general meeting
                                                   of the shareholders.

                                  ACTIONS BY WRITTEN CONSENT

ROSS                                               CHINADOTCOM
The Ross certificate of incorporation              Cayman Islands law provides that, if
prohibits action by written consent of             authorized in a company's articles of
stockholders.                                      association, shareholders may take action
                                                   requiring a special resolution without a
                                                   meeting only by unanimous consent.
                                                   chinadotcom's amended and restated
                                                   memorandum and articles of association
                                                   authorizes actions by written unanimous
                                                   written consent of the shareholders.

                                       RIGHTS AGREEMENT

ROSS                                               CHINADOTCOM
In 1998, the board of directors of Ross            chinadotcom does not have a shareholder
adopted a preferred share rights agreement,        rights agreement.
that, as amended, provides for the
distribution one preferred share purchase
right for each share outstanding of Ross
common stock. The rights become exercisable
only in the event, with specified exceptions
(including exceptions with respect to
acquisitions of shares of Ross common stock
by Benjamin W. Griffith, III) that an
acquiring party accumulates 15% or more of
the outstanding shares of Ross common stock
or Ross is acquired in a merger or other
business combination transaction or 50% or
more of its consolidated assets or earnings
power are sold after a party acquires 15% or
more of the outstanding shares of Ross
common stock. The rights will not become
exercisable as a result of the merger
because of an amendment made to the rights
agreement immediately prior to the approval
of the merger. Each right entitles the
registered holder to purchase from Ross one
one-thousandth of a share of Ross' Series B
Participating Preferred Stock at an exercise
price of $21.75, subject to adjustment. The
rights expire on August 31, 2008 (or, if the
merger is consummated, immediately prior to
the effective time of the merger).

                                  DIVIDENDS AND DISTRIBUTIONS

ROSS                                               CHINADOTCOM
Under Delaware law, the board of directors,        Under Cayman Islands law, the board of
subject to any restrictions in the                 directors may declare the payment of
corporation's certificate of incorporation,        dividends to the shareholders out of:
may declare and pay dividends out of:
                                                   - profits; or
- surplus of the corporation, which is
  defined as net assets less statutory             - the "share premium account," which
  capital; or                                      represents the excess of the price paid to
                                                     the company on issue of its shares over
- if no surplus exists, out of the net               the par or nominal value of those shares.
  profits of the corporation for the year in
  which the dividend is declared and/or the        However, no dividends may be paid if, after
  preceding year.                                  payment, the company would not be able to
                                                   pay its debts as they come due in the
If, however, the capital of the corporation        ordinary course of business.
has been diminished to an amount less than
the aggregate amount of capital represented        No Cayman Islands laws or regulations
by the issued and outstanding shares of all        restrict the import or export of capital or
classes having preference upon the                 affect the payment of dividends to
distribution of assets, the board may not          non-resident holders of
declare and pay dividends out of

the corporation's net profits until the            ordinary shares.
deficiency in the capital has been repaired.

                                       SHARE REPURCHASES

ROSS                                               CHINADOTCOM
Under Delaware law, any corporation may            Under Cayman Islands law, shares of a Cayman
purchase or redeem its own shares, except          Islands company may, if so authorized by its
that generally it may not purchase or redeem       articles of association, be redeemed or
such shares if the capital of the                  repurchased. Shares may only be redeemed or
corporation is impaired at the time or would       purchased out of the profits of the company,
become impaired as a result of the                 out of the proceeds of a fresh issue of
redemption.                                        shares made for that purpose or out of
                                                   capital, provided that the company has the
                                                   ability to pay its debts as they come due in
                                                   the ordinary course of business.

                                      NUMBER OF DIRECTORS

ROSS                                               CHINADOTCOM
The Ross by-laws provide that the number of        Under chinadotcom's amended and restated
directors on its board will not be less than       memorandum and articles of association, the
five or more than seven. The current number        minimum number of directors is one and the
of directors of Ross is five.                      maximum number of directors is fifteen
                                                   (exclusive of alternate directors). The
                                                   current number of directors of chinadotcom
                                                   is six. chinadotcom's amended and restated
                                                   memorandum and articles of association
                                                   requires it to maintain a minimum of three
                                                   independent directors on its board so long
                                                   as the shares of the company are listed on
                                                   the Nasdaq National Market.

                              VACANCIES ON THE BOARD OF DIRECTORS

ROSS                                               CHINADOTCOM
The Ross by-laws provide that vacancies on         chinadotcom's amended and restated
the board of directors may be filled by a          memorandum an articles of association
majority vote of the remaining directors,          provides that any vacancy on the board of
with the exception that a vacancy created by       directors may be filled by the board of
the removal of a directors by a majority           directors or by an ordinary resolution of
vote of the stockholders or by court order         the shareholders. Such resolution requires a
may be filled only by the affirmative vote         simple majority of the votes of such
of a majority of the shares represented and        shareholders of the company as, being
voting at a stockholder meeting at which a         entitled to do so, vote in person or, where
quorum is present.                                 proxies are allowed, by proxy or, in the
                                                   case of corporations, by their duly
                                                   authorized representatives. Any director
                                                   appointed by the board of directors shall
                                                   hold office only until the next following
                                                   annual general meeting of the company and
                                                   shall then be eligible for re-election at
                                                   that meeting.

                                     REMOVAL OF DIRECTORS

ROSS                                               CHINADOTCOM

The Ross by-laws provide that directors may        chinadotcom's amended and restated
be removed by a majority vote of the               memorandum and articles of association
stockholders.                                      provides for a classified board of directors
                                                   and also provide that a director may be
                                                   removed by the special resolution of the
                                                   shareholders. Such a special resolution
                                                   requires not less than two-thirds of the
                                                   votes of the shareholders, as further
                                                   described in "-- Amendment of Governing
                                                   Documents," below. In addition, a director
                                                   may be removed by notice in writing served
                                                   upon him signed by not less than
                                                   three-fourths in number (or, if that is not
                                                   a round number, the nearest lower round
                                                   number) of all directors (including the
                                                   removed director) then in office.

                               AMENDMENT OF GOVERNING DOCUMENTS

ROSS                                               CHINADOTCOM
Under Delaware law, Ross' certificate of           Under the Companies law, amendment of
incorporation may only be amended by a vote        chinadotcom's memorandum and articles of
of the holders of a majority of the                association requires a special resolution
outstanding shares of Ross capital stock.          passed by the shareholders. Under the
The by-laws of Ross may be amended by the          Companies law, a resolution is a special
board of directors of Ross.                        resolution when:
                                                   - it has been passed by a majority of not
                                                   less than two-thirds (or such greater number
                                                     as may be specified in the articles of
                                                     association of the company) of such
                                                     shareholders as, being entitled to do so,
                                                     vote in person or, if proxies are allowed,
                                                     by proxy at a general meeting of which
                                                     notice specifying the intention to propose
                                                     the resolution as a special resolution has
                                                     been duly given; or
                                                   - if so authorized by its articles of
                                                   association, it has been approved in writing
                                                     by all of the shareholders entitled to
                                                     vote at a general meeting of the company
                                                     in one or more instruments each signed by
                                                     one or more of such shareholders, and the
                                                     effective date of the special resolution
                                                     shall be the date on which the instrument
                                                     or the last of such instruments, if more
                                                     than one, is executed.

                           INDEMNIFICATION OF DIRECTORS AND OFFICERS

ROSS                                               CHINADOTCOM
The Ross by-laws provide that Ross will            The Companies law does not limit the extent
indemnify, to the fullest extent permitted         to which a company's articles of association
by the DGCL, its directors and officers            may provide for indemnification of officers
against expenses (including attorney's             and directors, except to the extent any such
fees), judgments, fines and amounts paid in        provision may be held by the Cayman Islands
settlement incurred in connection with any         courts to be contrary to public policy, such
action, suit or proceeding to which such           as to provide indemnification against civil
person is or was a party due to the fact           fraud or the consequences of committing a
that such person was a director or officer         crime.
of Ross.

                                                   chinadotcom's amended and restated
The DGCL permits indemnification so long as        memorandum and articles of association
the director, officer, employee or agent of        provides for indemnification of officers and
the corporation acted in good faith, in the        directors for all actions, proceedings,
best interests of the corporation and, with        charges, losses, damages, costs and expenses
respect to criminal matters, had no                incurred in their capacities as such, except
reasonable cause to believe that the actions       such (if any) as they may incur or sustain
in question were unlawful. No                      by or through their own willful neglect or
indemnification is permitted where the             default respectively.
person has been adjudged liable to the
corporation, unless a court finds the
director, officer, employee or agent
entitled to such indemnification.

                                LIMITED LIABILITY OF DIRECTORS

ROSS                                               CHINADOTCOM
Ross' certificate of incorporation provides        Cayman Islands law will not allow the
that, to the fullest extent permitted by the       limitation of a director's liability for his
DGCL, its directors will not be personally         own fraud, willful neglect or willful
liable to Ross.                                    default.
The DGCL permits the limitation of a               chinadotcom's amended and restated
director's liability except with respect to        memorandum and articles of association
(a) any breach of duty of loyalty to the           provide that no director, officer or trustee
corporation or its stockholders; (b) acts or       will be answerable for the acts, receipts,
omissions not in good faith or which involve       neglects or defaults of any other director,
intentional misconduct or a knowing                officer or trustee or for joining in any
violation of the law; (c) under Section 174        receipt for the sake of conformity or for
of the DGCL (declaration of an improper            the solvency or honesty of any banker or
dividend or improper redemption of stock);         other persons with whom any monies or
or (d) any transaction from which the              effects belonging to the company may be
director derived any improper personal             lodged or deposited for safe custody or for
benefit.                                           any insufficiency of any security upon which
                                                   any monies of the company may be invested or
                                                   for any other loss or damage due to any such
                                                   cause as aforesaid or which may happen in or
                                                   about the execution of his office or trust
                                                   unless the same shall happen through the
                                                   willful neglect or default of such director,
                                                   officer or trustee.

                                     CORPORATE GOVERNANCE

ROSS                                               CHINADOTCOM
Delaware law generally prohibits interested        There are no restrictions on transactions
director transactions, except in specified         with directors under Cayman Islands law.
instances. Delaware law provides that the          Transactions between the company and
board of directors owe fiduciary duties of         directors or parties related to directors
care and loyalty to corporations for which         are not prohibited, provided that such
they serve as directors. Directors of              director must, if his interest in such
Delaware corporations also owe fiduciary           contract or arrangement is material, declare
duties of care and loyalty to stockholders.        the nature of his interest at the earliest
Directors are obligated to exercise informed       meeting of the board of directors at which
                                                   it is practicable for

business judgment in performance of their          him to do so, either specifically or by way
duties.                                            of a general notice stating that, by reason
                                                   of the facts specified in the notice, he is
                                                   to be regarded as interested in any
                                                   contracts of a specified description which
                                                   may subsequently be made by chinadotcom.
                                                   However, under Cayman Islands common law,
                                                   directors must exercise a duty of care and
                                                   owe a fiduciary duty to the companies for
                                                   which they serve as directors.

                                       STOCKHOLDER SUITS

ROSS                                               CHINADOTCOM
Under Delaware law, a stockholder may bring        In principle, a Cayman Islands company will
a derivative action on behalf of the               normally be the proper plaintiff in a an
corporation to enforce the rights of the           action to enforce the rights of the company,
corporation. Delaware law expressly                and a derivative action may not be brought
authorizes stockholder derivative suits on         by a minority shareholder. However, based on
the condition that the stockholder either          English authorities, including the Foss v.
held the stock at the time of the                  Harbottle case, which would in all
transaction of which the stockholder               likelihood be of persuasive authority in the
complains, or acquired the stock thereafter        Cayman Islands, exceptions to the foregoing
by operation of law and continues to hold it       principle permit a minority shareholder in a
throughout the duration of the suit. An            Cayman Islands company to commence a class
individual may also commence a class action        action against, or a derivative action in
suit on behalf of himself and other                the name of, the company to challenge:
similarly situated stockholders where the
requirements for maintaining a class action        - an act which is beyond the corporate power
under Delaware law have been met. A                of the company or illegal;
plaintiff instituting a derivative suit is
required to serve a demand on the                  - an act which constitutes a fraud against
corporation before bringing suit, unless           the company or the minority shareholders; or
such demand would be futile.
                                                   - an act that requires approval by a greater
                                                     percentage of the company's shareholders
                                                     than actually approved it.

              RESTRICTIONS ON BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

ROSS                                               CHINADOTCOM
The DGCL restricts "business combinations"         The Companies law does not restrict business
-- including mergers, sales and leases of          combinations with interested shareholders.
assets, issuances of securities and similar
transactions -- between a Delaware
corporation and an "interested stockholder"
(who beneficially owns 15% or more of a
corporation's voting shares for a period of
three years after the interested stockholder
acquired its 15% position, unless certain
exceptions are satisfied) for a period of
three years following the time that such

stockholder became an interested
stockholder, unless:
- the business combination, or the
  transaction that resulted in the
  interested stockholder becoming an
  interested stockholder, was approved by
  the corporation's board of directors
  before the other party to the business
  combination became an interested
  stockholder;
- upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting shares of the corporation outstanding at the commencement of the transaction (excluding voting shares owned by directors who are also officers or held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender shares held by the plan); or
- the business combination was approved by the corporation's board of directors and ratified by 66% of the voting shares that the interested stockholder did not own.
  The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors.
  The term "business combination" is defined generally to include:
- mergers or consolidations between the
  corporation and an interested stockholder;
- transactions with an interested
  stockholder involving the assets or shares of the corporation or its majority-owned subsidiaries; and
- transactions that increase an interested stockholder's percentage ownership of shares.

                                INSPECTION OF BOOKS AND RECORDS

ROSS                                               CHINADOTCOM
Delaware law provides each Ross stockholder        Holders of chinadotcom common shares will
with the right:                                    have no general right under Cayman Islands
                                                   law to inspect or obtain copies of
- to inspect the corporation's stock ledger,       chinadotcom's list of shareholders or
  a list of its stockholders, and its other        corporate records.
  books and records; and
                                                   Although there is no general public right of
- to make copies or extracts of those              inspection under the Companies law, there
  records during normal business hours;            are provisions of the Companies law that
                                                   permit inspection. The Grand Court of the
provided that, the stockholder makes a             Cayman Islands may appoint an inspector upon
written request under oath stating the             application of one-fifth of shareholders of
purpose of his inspection, and the                 a company or the company itself may appoint
inspection is for a purpose reasonably             an inspector by special resolution. The
related to the person's interest as a              inspector will then inspect books and
stockholder.                                       records and issue a report, to the Court if
                                                   the inspector is Court appointed and to the
                                                   company if the inspector is company
                                                   appointed. Reports to the Court will not be
                                                   open to public inspection. The report will
                                                   be admissible as evidence in any legal
                                                   proceedings.

                                APPRAISAL RIGHTS

     If the merger is completed, holders of shares of Ross common stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, provided that they strictly comply with the conditions established by Section 262.

     Section 262 is reprinted in its entirety as Annex F to this proxy statement/prospectus. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex F. This discussion and Annex F should be reviewed carefully by any Ross stockholder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to strictly comply with the procedures set forth in this section of the proxy statement/prospectus or
Section 262 will result in the loss of appraisal rights.

     A record holder of shares of Ross common stock:

     - who makes the demand described below with respect to those shares;

     - who continuously is the record holder of those shares through the effective time of the merger;

     - who otherwise complies with the statutory requirements of Section 262;
       and

     - who neither votes in favor of the merger agreement nor consents to such approval in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares of Ross common stock. All references in this summary of appraisal rights to a "stockholder" or "holders of shares of Ross common stock" are to the record holder or holders of shares of Ross common stock. Except as set forth in this section, Ross stockholders will not be entitled to appraisal rights in connection with the merger.

     Under Section 262, where a merger agreement is to be submitted for approval at a meeting of stockholders, such as the Ross special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement/prospectus shall constitute that notice to the record holders of Ross common stock.

     Holders of shares of Ross common stock who desire to exercise their appraisal rights must not vote in favor of the merger agreement, and must deliver a separate written demand for appraisal to Ross prior to the vote by Ross' stockholders on the merger agreement at the Ross special meeting. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Ross of the identity of the stockholder of record and that such stockholder intends to demand appraisal of his or her shares of Ross common stock. A proxy or vote against the merger agreement will not by itself constitute such a demand. Within 10 days after the effective time of the merger, Ross must provide notice of the effective time of the merger to all stockholders who have complied with Section 262 and have not voted in favor of or consented to the merger.

     A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to the attention of Ross' Corporate Secretary at Ross' offices located at 2 Concourse Parkway, Suite 800, Atlanta, Georgia 30328.

     A person having a beneficial interest in shares of Ross common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized in this section properly and in a timely manner to perfect appraisal rights. If the shares of Ross common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of Ross common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of Ross common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

     A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Ross common stock as a nominee for several beneficial owners, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Ross common stock outstanding in the name of that record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedure for the making of a demand for appraisal by such a nominee.

     Within 120 days after the effective time of the merger, either Ross or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on Ross' part to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that Ross will file such a petition or that Ross will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Ross common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in
Section 262. Within 120 days after the effective time of the merger, any stockholder who has theretofore complied with the applicable provisions of
Section 262 will be entitled, upon written request, to receive from Ross a statement setting forth the aggregate number of shares of Ross common stock not voting in favor of the merger agreement and with respect to which demands for appraisal were received by Ross and the number of holders of such shares. This statement must be mailed by the later of:

     - within 10 days after the written request for this statement has been received by Ross; or

     - within 10 days after the expiration of the period for the delivery of demands as described above.

     If a petition for an appraisal is timely filed and a copy of that petition is served upon Ross, Ross will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all of the Ross stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates of stock to the Delaware Register in Chancery for notation on those certificates of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares of Ross common stock owned by those stockholders, determining the fair value of those shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

     ALTHOUGH ROSS BELIEVES THAT THE MERGER CONSIDERATION IS FAIR, NO REPRESENTATION IS MADE AS TO THE OUTCOME OF THE APPRAISAL OF FAIR VALUE AS DETERMINED BY THE DELAWARE COURT OF CHANCERY, AND ROSS' STOCKHOLDERS SHOULD RECOGNIZE THAT AN APPRAISAL COULD RESULT IN A DETERMINATION OF A VALUE HIGHER OR LOWER THAN, OR THE SAME AS, THE MERGER CONSIDERATION.

     Moreover, Ross does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of

Section 262, the "fair value" of a share of Ross common stock is less than the merger consideration. In determining "fair value," the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the combined company.
Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof, as of the date of the merger and not the product of speculation, may be considered."

     The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Court deems equitable in the circumstances. However, costs do not include legal and expert witness fees. Each dissenting stockholder is responsible for his or her legal and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by a dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable legal fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     Any holder of shares of Ross common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to that demand or to receive payment of dividends or other distributions on those shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time.

     At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the merger consideration. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, Ross' stockholders' rights to appraisal shall cease, and all holders of shares of Ross common stock will be entitled to receive the merger consideration. Since Ross has no obligation to file such a petition, and has no present intention to do so, any holder of shares of Ross common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw his or her demand for appraisal by delivering to Ross a written withdrawal of the demand for appraisal and acceptance of the merger consideration, except:

     - that any such attempt to withdraw made more than 60 days after the effective time of the merger will require Ross' written approval; and

     - that no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF THOSE RIGHTS.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material U.S. federal income tax consequences of the merger and of the ownership and disposition of chinadotcom shares.

     This discussion does not purport to be a comprehensive description of all the U.S. federal income tax consequences that may be relevant to any particular Ross stockholder. In particular, the discussion addresses only U.S. holders that hold their Ross common stock and that will hold their chinadotcom common shares as capital assets. The discussion does not address U.S. state or local taxation.

     As used in this discussion, the term "U.S. holder" means, before the merger, a beneficial owner of Ross common stock, and, after the merger, a beneficial owner of chinadotcom common shares, who is for U.S. federal income tax purposes an individual U.S. citizen or resident, a U.S. corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of Ross stock or chinadotcom shares, as the case may be.

     This discussion does not address the tax treatment of Ross stockholders that are subject to special rules, such as foreign persons, tax-exempt entities, banks, insurance companies, dealers in securities, persons that elect mark-to-market treatment, persons that hold Ross preferred stock, persons that hold their Ross stock or that will hold their chinadotcom shares as a position in part of a straddle, conversion transaction, constructive sale or other integrated investment, persons that own or will own directly or indirectly ten percent (10%) or more of chinadotcom's voting shares, persons whose functional currency is not the U.S. dollar, persons that exercise their right to dissent from the merger, and persons that received their Ross stock by exercising employee stock options or otherwise as compensation.

     This discussion is based on existing U.S. federal income tax law including the Internal Revenue Code of 1986, as amended (or the Code), statutes, regulations, administrative rulings and court decisions, all as in effect on the date of this document. All of these authorities are subject to change, or change in interpretation (possibly with retroactive effect). The discussion assumes that the merger will be completed in accordance with the terms of the merger agreement and that the non-stock consideration paid pursuant to such agreement exceeds 20% of the total consideration. Any change in any of the foregoing authorities or failure of the assumptions to be true could alter the tax consequences discussed below.

     STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE U.S. FEDERAL INCOME TAX AND ANY ESTATE, INHERITANCE, GIFT, STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF CHINADOTCOM SHARES.

     This discussion represents the views of Paul Hastings Janofsky & Walker LLP, special tax counsel to chinadotcom, and, to the extent it describes matters of law and legal conclusions, is, in the opinion of Paul Hastings Janofsky & Walker LLP, a discussion of the material U.S. federal income tax consequences of the merger and the ownership and disposition of chinadotcom shares.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  CONSEQUENCES OF THE MERGER TO U.S. HOLDERS

     A U.S. holder of Ross stock will recognize taxable gain or loss equal to the difference between the fair market value, as of the effective time of the merger, of the chinadotcom shares received plus the cash received (including cash in lieu of fractional shares), and the holder's tax basis in its Ross stock exchanged in the merger. Any taxable gain or loss recognized in connection with the merger will generally be treated as capital gain or loss and will be long-term capital gain or loss with respect to Ross stock held for more than 12 months at the effective time of the merger. Under recently enacted legislation, the maximum rate of tax on long term capital gain is generally reduced to 15% for taxpayers other than corporations. The deductibility of capital losses is subject to certain limitations. The aggregate tax basis of the chinadotcom shares received in the merger by a Ross stockholder will be equal to their fair market value as of the effective time of the merger. The holding period of such chinadotcom shares will begin the day after the closing of the merger.

U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING

     Information reporting and backup withholding with respect to the amount of cash received may be required unless the U.S. holder provides proof of an applicable exemption or a valid taxpayer identification number and otherwise complies with applicable backup withholding rules. Any amount withheld under backup withholding rules is not an additional tax and may be refunded or credited against your federal income tax liability as long as the requisite information is timely furnished to the IRS.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION

     The following is a discussion of the material U.S. federal income tax considerations related to the ownership and disposition by U.S. holders of chinadotcom common shares.

  PASSIVE FOREIGN INVESTMENT COMPANY RULES

     Special U.S. federal income tax rules apply to U.S. holders of shares of a foreign corporation that is classified as a "passive foreign investment company," or PFIC, under Section 1297 of the Code. Based on an analysis of its income and assets for the year 2003, chinadotcom believes that it was a PFIC during 2003, and based upon an analysis of its projected income and assets for the year 2004, chinadotcom believes that it may be a PFIC during 2004. PFIC status depends upon the composition of income and assets and the market value of assets from time to time, which may be especially volatile in a technology-related enterprise, and therefore, there can be no assurance that chinadotcom will not be classified as a PFIC for 2004 or any future tax year.

     PFIC Status. chinadotcom will be a PFIC with respect to a U.S. holder if, for any taxable year in which the holder owns common shares, at least 75% of chinadotcom's gross income for such taxable year is passive income or at least 50% of chinadotcom's assets, measured by value on a quarterly average basis, produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, rents, royalties (other than certain rents and royalties derived in the active conduct of a trade or business), annuities, gains from assets that produce passive income, net income from notional principal contracts and certain payments with respect to securities loans. If chinadotcom owns, directly or indirectly, at least 25% by value of the stock of another corporation, it will be treated as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation's income.

     Taxation of Excess Distributions (Including Gain on Sale of chinadotcom Shares). Subject to the discussion of the qualified electing fund, or QEF, election and the mark-to-market election below, if chinadotcom were a PFIC for any taxable year during which a U.S. holder holds shares, the U.S. holder would be subject to special tax rules, regardless of whether chinadotcom ceased to be a PFIC in a subsequent year, with respect to any excess distributions and any gain from the sale or disposition (including an indirect disposition, such as a pledge) of its chinadotcom shares. An excess distribution is the amount of any distribution by chinadotcom to a U.S. holder, possibly including any return of capital distributions, received by the holder in a taxable year, that is greater than 125% of the average annual distributions received by the holder in the three preceding taxable years, or the holder's holding period for the chinadotcom shares, if shorter. An excess distribution includes gain from the sale or other disposition of shares in a PFIC.

     Under the special tax rules above, any excess distribution, including any gain from a subsequent sale or other disposition of chinadotcom shares, would be allocated ratably over the U.S. holder's holding period. The amount allocated to the current taxable year and any taxable year prior to the first taxable year in which chinadotcom was a PFIC during the holder's holding period would be treated as ordinary income in the year in which the excess distribution occurs. The amount allocated to each other year would be taxed as ordinary income at the highest tax rate in effect for that year and the interest charge applicable to underpayments of tax for such year would be imposed on the resulting tax attributable to such year.

     If chinadotcom is a PFIC in any year, U.S. holders will be required to make an annual return on IRS Form 8621 regarding distributions received with respect to the chinadotcom common shares and any gain realized on the sale or other disposition of such shares.

     QEF Election. As an alternative to the special excess distribution rules above, a U.S. holder can make a QEF election to include annually its pro rata share of a PFIC's ordinary earnings and net capital gain currently in income each year, regardless of whether or not dividend distributions are actually made. This means a U.S. holder could have a tax liability attributable to the earnings or gain without a corresponding receipt of cash. The U.S. holder's basis in the common shares will be increased to reflect the amount of the taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the common shares and will not be taxed again as a distribution to the U.S. holder. Each U.S. holder who desires QEF treatment must individually make a QEF election with a timely filed U.S. federal income tax return for the year in question.

     If a U.S. holder makes a QEF election with respect to stock of a foreign corporation in the first year in which the foreign corporation is a PFIC during such holder's holding period, then the U.S. holder will not be subject to the special rules discussed above regarding the treatment of excess distributions and gain from the sale or other disposition of PFIC stock. Such a PFIC is referred to as a "pedigreed QEF" with respect to such electing U.S. holder. If a U.S. holder makes a QEF election in a year after the first year in which the foreign corporation is a PFIC during such holder's holding period, then the U.S. holder will remain subject to the special excess distribution rules discussed above, subject to certain modifications to account for any year during which the holder's QEF election is in effect. Such a PFIC is referred to as an "unpedigreed QEF." A U.S. holder may make a special "deemed sale" election in conjunction with the QEF election under which it would be treated as if it sold its PFIC shares in a taxable transaction as of the effective date of the election. A U.S. holder that makes such an election will thereafter be treated as owning a pedigreed QEF. However, any gain recognized on the deemed sale would be treated as an excess distribution subject to the special excess distribution rules discussed above and thus would be taxed at ordinary income rates.

     If chinadotcom is a pedigreed QEF with respect to an electing U.S. holder, then excess distributions (including sales proceeds) received by the holder with respect to those shares would not be subject to the special excess distribution rules discussed above, and a subsequent sale or other disposition by the holder of those shares would generally result in capital gain or loss. If chinadotcom is instead an unpedigreed QEF with respect to an electing U.S. holder, distributions and gain from a subsequent sale or other disposition of the holder's shares would be subject to the special excess distribution rules discussed above (subject to certain modifications to account for any year during which the holder's QEF election is in effect) and no portion of any gain on the subsequent sale or other disposition of such shares would be treated as capital gain.

     U.S. holders that exchange their Ross stock for chinadotcom shares in the merger will have a holding period with respect to such shares that begins the day after the closing of the merger, and thus, if a timely QEF election is made with respect to such chinadotcom shares for the year of the merger (and the holder owns no other chinadotcom shares), chinadotcom should be treated as a pedigreed QEF with respect to such electing holder as long as the holder complies with the QEF election requirements.

     To make a QEF election a U.S. holder will need to obtain an annual information statement from the PFIC setting forth the earnings and capital gains for the year. As a PFIC, chinadotcom would supply the PFIC annual information statement to any shareholder or former shareholder who requests it. In general, a U.S. holder must make a QEF election on or before the due date for filing its income tax return for the first year to which the QEF election will apply (as discussed above). A U.S. holder will be permitted to make a retroactive election in particular circumstances, including if the U.S. holder had a reasonable belief that the foreign corporation was not a PFIC and filed a protective election.

     Although chinadotcom generally will be treated as a PFIC as to any U.S. holder if it is a PFIC for any year during a U.S. holder's holding period, if chinadotcom ceases to satisfy the requirements for PFIC classification in a future year, a U.S. holder may avoid such classification for such future year and subsequent years if (1) chinadotcom is a pedigreed QEF with respect to the U.S. holder, or (2) the holder elects to recognize gain based on the realized appreciation in the chinadotcom shares through the close of the last tax year in which chinadotcom was classified as a PFIC. Any gain recognized as a result of such election would be treated as ordinary income and possibly subject to an interest charge.

ROSS STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO WHETHER TO MAKE A QEF ELECTION OR A PROTECTIVE ELECTION AND AS TO THE TAX CONSEQUENCES OF THE QEF OR PROTECTIVE ELECTION TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

     Mark-to-Market Election. As a second alternative to the special excess distribution rules discussed above, a U.S. holder may elect to treat its chinadotcom shares that constitute marketable stock as if those shares were sold and immediately repurchased by the U.S. holder at the close of each taxable year, known as a "mark-to-market election." chinadotcom expects that the chinadotcom common shares will be marketable within the meaning of the applicable U.S. Treasury regulations.

     If the mark-to-market election is made, the electing U.S. holder would be required to include as ordinary income in any taxable year for which the election is in effect an amount equal to the excess, if any, of the fair market value of its chinadotcom shares at the close of such year over the holder's adjusted basis in the shares. For each taxable year for which the election is in effect, the U.S. holder would be allowed an ordinary deduction in an amount equal to the excess, if any, of the holder's adjusted basis over the fair market value of its chinadotcom shares at the close of such year, up to the amount of any prior income inclusions attributable to the election that have not previously been taken into account in calculating allowable deductions. The U.S. holder's basis in its shares would be increased by the amount of any ordinary income, and reduced by the amount of any deduction, attributable to the mark-to-market election.

     In the case of a sale or other disposition of chinadotcom shares as to which a mark-to-market election is in effect, any gain realized on the sale or other disposition would be treated as ordinary income. Any loss realized on the sale or other disposition would be treated as an ordinary deduction, up to the amount of any prior income inclusions attributable to the mark-to-market election that have not previously been taken into account in calculating allowable deductions, and as a capital loss to the extent of any excess.

ROSS STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO WHETHER TO MAKE A MARK-TO-MARKET ELECTION AND AS TO THE TAX CONSEQUENCES OF SUCH ELECTION TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

     chinadotcom has made its 2003 PFIC annual information statement and other PFIC-related information available under a link entitled "Tax Information
(PFIC)" on its corporate website which may be accessed at http://www.corp.china.com/. Information contained on the website does not constitute a part of this registration statement.

  DIVIDENDS

     Subject to the discussion in "Passive Foreign Investment Company Rules" above, in the event that a U.S. holder receives a distribution with respect to its chinadotcom shares, other than pro rata distributions of chinadotcom shares or rights with respect to such shares, the U.S. holder will be required to include the distribution in gross income as a taxable dividend to the extent such distribution is paid from current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of chinadotcom's current and accumulated earnings and profits will first be treated as a nontaxable return on capital to the extent of the U.S. holder's basis in the common shares and thereafter as gain from the sale or exchange of a capital asset. Dividends paid by chinadotcom will not be eligible for the corporate dividends received deduction. In addition, dividends paid by chinadotcom at a time when it is classified as a PFIC will not be eligible for recently enacted, capital gains rates applicable to "qualified dividends." The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

  DISPOSITIONS

     Subject to the discussion in "Passive Foreign Investment Company Rules" above, gain or loss realized by a U.S. holder on the sale or other disposition of the chinadotcom shares will be subject to U.S. federal income tax as capital gain or loss in an amount equal to the difference between the amount realized on the disposition and that holder's tax basis in such shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the shares exceeds one year at the time of the sale or exchange. Under recently enacted legislation, the maximum rate of tax on long term capital gain is generally reduced to 15% for taxpayers other than corporations. The deductibility of capital losses is subject to certain limitations.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     Information reporting and backup withholding with respect to dividends and proceeds from the sale or disposition of chinadotcom shares may be required unless the U.S. holder provides proof of an applicable exemption or a valid taxpayer identification number and otherwise complies with applicable backup withholding rules. Any amount withheld under backup withholding rules is not an additional tax and may be refunded or credited against the holder's federal income tax liability as long as the requisite information is timely furnished to the IRS.

                                 LEGAL MATTERS

     The validity of the common shares offered by this proxy statement/prospectus will be passed upon for chinadotcom by Maples and Calder. Certain matters as to U.S. federal income tax consequences of the merger and the ownership and disposition of chinadotcom shares will be passed upon for chinadotcom by Paul Hastings Janofsky & Walker LLP.

                                    EXPERTS

     The consolidated financial statements of chinadotcom corporation at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, appearing in chinadotcom corporation's annual report on Form 20-F as amended by Form 20-F/A, for the year ended December 31, 2003, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of Ross Systems, Inc. and subsidiaries as of June 30, 2003 and 2002, and for the years then ended incorporated by reference in this joint proxy statement/prospectus have been audited by BDO Seidman, LLP, independent registered public accountants, to the extent set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Ross Systems, Inc. and subsidiaries for the years ended June 30, 2001, included in the Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended June 30, 2003, and incorporated by reference into this joint proxy statement/prospectus, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing. Arthur Andersen LLP has not consented to the incorporation by reference of their report in this joint proxy statement/prospectus, and Ross has dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this joint proxy statement/prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

     The consolidated financial statements of IMI and subsidiaries for the period May 1, 2002 through December 10, 2002 and years ended April 30, 2001 and April 30, 2002 included in this proxy statement/ prospectus have been audited by PricewaterhouseCoopers AB, independent certified public accountants, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The combined consolidated financial statements of STG, IMI Global Holdings Ireland Limited and subsidiaries for the period from the date of incorporation, October 23, 2002, through April 30, 2003 included in this proxy statement/prospectus have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The consolidated financial statements of IMI Global Holdings Ireland Limited for the period September 9, 2003 through December 31, 2003 have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, and have been consolidated into the Company's financial statements for the year ended December 31, 2003 in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Pivotal and subsidiaries as of June 30, 2003 and 2002 and the three years in the period ended June 30, 2003 incorporated by reference in this proxy statement/ prospectus have been audited by Deloitte & Touche LLP, an independent registered chartered accounting firm, as stated in their report incorporated by reference herein (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and that on July 23, 2003, the Company reported separately to the shareholders of Pivotal on the consolidated financial statements for the same periods, audited in accordance with Canadian generally accepted auditing standards and prepared in accordance with Canadian generally accepted accounting principles), and have been so incorporated herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The fair value of the assets associated with the acquisition of Ross Systems, Inc. was determined based on analysis performed by chinadotcom with the assistance of American Appraisal China Ltd., an independent valuation consultant. The results of their valuation study is contained in their report dated December 15, 2003. The information in such report are included in the purchase price allocation performed by chinadotcom in the unaudited pro forma consolidated financial data section in reliance upon such report given on the authority of such firm as experts in external independent valuation.

     The fair value of the assets associated with the acquisition of Pivotal was determined based on analysis performed by chinadotcom with the assistance of American Appraisal Associates, Inc., an independent valuation consultant. The results of their valuation study is contained in their report dated March 26, 2004. The information in such report are included in the purchase price allocation performed by chinadotcom in the unaudited pro forma consolidated financial data section in reliance upon such report given on the authority of such firm as experts in external independent valuation.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the Ross board of directors does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters come before the meeting or any adjournments or postponements and are voted upon, the enclosed proxy will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxy as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

                      WHERE YOU CAN FIND MORE INFORMATION

     chinadotcom files annual and special reports and other information, and Ross files annual, quarterly and special reports, proxy statements and other information, with the Commission. You may read and copy any of this information at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission also maintains an Internet Web site that contains reports, proxy statements and other information regarding issuers, including chinadotcom and Ross, who file electronically with the Commission. The address of that site is http://www.sec.gov. The information contained on the Commission's Web site is expressly not incorporated by reference into this proxy statement/prospectus.

     chinadotcom has filed with the Commission a registration statement on Form F-4 of which this proxy statement/prospectus forms a part. The registration statement registers the chinadotcom common shares to be issued to Ross stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about chinadotcom's common shares. The rules and regulations of the Commission allow chinadotcom to omit certain information included in the registration statement from this proxy statement/prospectus.

CHANGE IN BUSINESS SEGMENTAL REPORTING

     Subsequent to the year ending December 31, 2002, due to changes in chinadotcom's business model and its shift to enterprise software and mobile application services, in order to present its revenue in a more representative format, chinadotcom changed its business segmental reporting from "e-Business Solutions," "Advertising," "Sale of IT Products" and "Other Income" to "Software and Consulting

Services," "Mobile Services and Applications", "Advertising and Marketing Activities," and "Other Income," respectively, effective from January 1, 2003. From the first quarter of 2003 onwards, all prior periods' comparative figures will be adjusted accordingly.

INCORPORATION BY REFERENCE

     In addition, the Commission allows chinadotcom and Ross to disclose important information to you by referring you to other documents filed separately with the Commission. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this document.

     This proxy statement/prospectus incorporates by reference the documents listed below that chinadotcom and Ross have previously filed or will file with the Commission. These documents contain important information about chinadotcom and Ross.

CHINADOTCOM COMMISSION FILINGS
(COMMISSION FILE NO. 000-30134)                           FILING DATE
-------------------------------                           -----------
Amendment No. 1 to Annual Report on Form                    Filed on:
  20-F/A for the year ended December 31,                      July 7, 2004
  2003
Current Report on Form 6-K                                    May 17, 2004
Current Report on Form 6-K                                    June 17, 2004


ROSS COMMISSION FILINGS
(COMMISSION FILE NO. 000-30134)                       PERIOD/FILING DATE
-------------------------------                       ------------------
Annual Report on Form 10-K/A               Fiscal year ended June 30, 2003, filed
                                           with the Commission on May 7, 2004
Current Report on Form 8-K                 Filed on October 14, 2003
Current Report on Form 8-K                 Filed on November 4, 2003
Quarterly Report on Form 10-Q              For the quarter ended September 30, 2003,
                                           filed with the Commission on November 5,
                                           2003
Current Report on Form 8-K                 Filed on January 8, 2004
Current Report on Form 8-K                 Filed on January 13, 2004
Current Report on Form 8-K                 Filed on February 13, 2004
Quarterly Report on Form 10-Q              For the quarter ended December 31, 2003,
                                           filed with the Commission on February 17,
                                           2004
Current Report on Form 8-K                 Filed on April 30, 2004
Current Report on Form 8-K                 Filed on May 13, 2004
Quarterly Report on Form 10-Q              For the quarter ended March 31, 2004,
                                           filed with the Commission on May 17, 2004
Current Report on Form 8-K/A               Filed on July 7, 2004


     Ross' Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended June 30, 2003, and Quarterly Report on Form 10-Q for the three months ended March 31, 2004 are provided with this proxy statement/prospectus.


     chinadotcom incorporates by reference the Quarterly Report on Form 10-Q of IMI for the quarterly periods ended July 31, 2002, and October 31, 2002 filed with the Commission on September 16, 2002 and December 16, 2002 respectively.


     chinadotcom incorporates by reference the financial statements included within the Annual Report on Form 10-K of Pivotal for the fiscal year ended June 30, 2003 filed with the Commission on September 29, 2003 and the Quarterly Report on Form 10-Q of Pivotal for the three months ended September 30, 2003 filed with the Commission on November 14, 2003 and Quarterly Report on Form 10-Q of Pivotal for the three months ended December 31, 2003 filed with the Commission on February 17, 2004.

     In addition, chinadotcom incorporates by reference any future filings it makes with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date on which the offering of securities covered by this proxy statement/prospectus is completed. Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

     You can obtain any of the other documents listed above from the Commission, through the Commission's Web site at the address described above, or from chinadotcom or Ross by requesting them in writing or by telephone at the following addresses:

   chinadotcom corporation         Ross Systems, Inc.
    34/F Citicorp Centre          2 Concourse Parkway
     18 Whitfield Road                 Suite 800
        Causeway Bay             Atlanta, Georgia 30328
         Hong Kong                   (770) 351-9600
      (852) 2893-8200             Attention: Investor
    Attention: Investor                Relations
          Relations

     These documents are available without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.


     If you are a stockholder of Ross and would like to request documents, please do so by August 18, 2004 to receive them before the Ross special meeting. If you request any documents from chinadotcom, chinadotcom will mail them to you by first class mail, or another equally prompt means, within one business day after chinadotcom receives your request.


     This document is a prospectus of chinadotcom and a proxy statement of Ross. Neither chinadotcom nor Ross has authorized anyone to give any information or make any representation about the merger or chinadotcom or Ross that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that chinadotcom or Ross have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                            CHINADOTCOM CORPORATION
                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

                                                              PAGE
                                                              ----
Pro Forma Consolidated Balance Sheet as of March 31, 2004...  167
Pro Forma Consolidated Statement of Operations for the Year
  Ended December 31, 2003...................................  169
Pro Forma Consolidated Statement of Operations for the Three
  Months Ended March 31, 2004...............................  171
Notes to Unaudited Pro Forma Consolidated Financial
  Statements................................................  173
           INDUSTRI-MATEMATIK INTERNATIONAL CORPORATION

Industri-Matematik International Corp. and Subsidiaries
  Consolidated Financial Statements for the Period May 1,
  2002 through December 10, 2002 and Years Ended April 30,
  2002 and April 30, 2001...................................  186
STG, IMI Global Holdings Ireland Limited and Subsidiaries
  Combined Consolidated Financial Statements for the Three
  Months Ended July 31, 2003 (unaudited) and the Period from the Date of Incorporation, October 23, 2002, through April
  30, 2003..................................................  218

                            CHINADOTCOM CORPORATION

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The unaudited pro forma consolidated financial information for chinadotcom corporation ("chinadotcom") has been prepared to illustrate the effects of the acquisitions of Industri-Matematik International Corp. ("IMI") and Pivotal Corporation ("Pivotal") and the probable acquisition of Ross Systems, Inc. ("Ross").

     Pursuant to a definitive agreement dated September 9, 2003 between Symphony Technology Group and chinadotcom Capital Limited, chinadotcom Capital Limited agreed to acquire a majority stake of IMI through a cash investment of $25 million into a joint venture formed between Symphony and chinadotcom Capital Limited as a result of the transaction. The transaction was completed on September 9, 2003.

     Pursuant to a definitive agreement dated December 6, 2003 and amended on January 19, 2004 among Pivotal, chinadotcom and CDC Software Corporation, chinadotcom agreed to acquire Pivotal by way of either an all-cash or a cash-and-share transaction. Under the terms of the agreement, chinadotcom offered to acquire all of the outstanding shares of Pivotal under a plan of arrangement that will permit Pivotal shareholders to elect to receive, for each Pivotal share, either $2.00 in cash, or $2.14 comprised of $1.00 in cash plus $1.14 of common shares of chinadotcom. The acquisition of Pivotal was completed on February 25, 2004 for total consideration of $58.0 million which included $35.9 million in cash, 1.85 million chinadotcom common shares with a value of $21.4 million based on the trading price of chinadotcom the day the acquisition became effective (the value for these shares was $20.7 million based on the ten day trading average used in the purchase price formula), transaction costs of approximately $0.2 million, and assumption of Pivotal stock options of approximately $0.5 million.

     Pursuant to a definitive agreement dated September 4, 2003, amended on October 3, 2003 and January 7, 2004 among Ross, chinadotcom and CDC Software Holdings, Inc, chinadotcom proposes to acquire Ross in a merger. Under the terms of the amended merger agreement, for each share of Ross common stock held, Ross stockholders can elect to receive either:

     - $17.00 in cash; or

     - $19.00 in a combination of cash and chinadotcom Class A common shares, $5.00 of which will be paid in cash, and the remainder of which will be paid in chinadotcom Class A common shares.

     Each Ross stockholder that elects to receive cash and shares will receive a number of chinadotcom Class A common shares equal to an exchange ratio, the numerator of which is $14.00, and the denominator of which is the average closing price of chinadotcom Class A common shares for the ten trading days ending on, and including, the second trading day before the closing date of the merger. However, in the event the ten trading day average closing price of chinadotcom Class A common shares is less than $8.50, chinadotcom may elect to adjust the exchange ratio to increase the amount of cash paid and reduce the number of chinadotcom Class A common shares otherwise issuable upon conversion of Ross common stock based on the exchange ratio. If chinadotcom elects to adjust the exchange ratio, a Ross stockholder that elects to receive cash and shares will receive for each share of Ross common stock:

     - $5.00 in cash;

     - a number of chinadotcom Class A common shares equal to an adjusted exchange ratio, the numerator of which is $14.00, the denominator of which is a number to be determined by chinadotcom, between the ten trading day average closing price of chinadotcom Class A common shares and $8.50, this fraction being referred to as the adjusted exchange ratio; and

     - cash in an amount equal to the product of (a) the ten trading day average closing price of chinadotcom Class A common shares, multiplied by (b) the excess of the exchange ratio over the adjusted exchange ratio.

     Even if the ten trading day average closing price of chinadotcom Class A common shares is equal to or greater than $8.50, chinadotcom is nonetheless required to elect to adjust the exchange ratio as set forth

                            CHINADOTCOM CORPORATION
above if the number of shares issuable in the merger would require approval by the shareholders of chinadotcom under Nasdaq rules or other applicable laws.

     chinadotcom accounts for the acquisitions of IMI and Pivotal and the proposed acquisition of Ross in its consolidated financial statements prepared in accordance with U.S. GAAP using the purchase method of accounting pursuant to Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations". The assets acquired and liabilities assumed from IMI, Pivotal and Ross are recorded at their fair values as of the date of the merger or acquisition, as applicable. Any excess of the purchase price over the fair value of the net tangible assets and identifiable intangible assets acquired is recorded as goodwill. The results of operations of IMI, Pivotal and Ross are included in chinadotcom's results of operations from the date of the closing of the respective merger or acquisition, as applicable. A final determination of the required purchase accounting adjustments and the fair values of the assets and liabilities of IMI, Pivotal and Ross has not yet been made. Accordingly, the purchase accounting adjustments reflected in the unaudited pro forma consolidated financial information included herein are preliminary and subject to change.

     The unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 gives effect to the acquisitions of IMI and Pivotal and the proposed acquisition of Ross as if they had occurred on January 1, 2003. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 has been prepared by adding: (i) the consolidated results of operations of chinadotcom for the year ended December 31, 2003; (ii) the results of operations of Ross and Pivotal for the twelve months ended December 31, 2003, as derived from adding the respective four quarterly financial statement results; and (iii) the results of operations of IMI for the nine months ended July 31, 2003, as derived from adding its former pre-acquisition consolidated financial statements for the period from May 1, 2002 to December 10, 2002, and its former post-acquisition combined consolidated financial statements for the period ended April 30, 2003, and after deducting the quarterly financial statement results for the quarters ended July 31, 2002 and October 31, 2002, and adding the quarterly financial statement results for the quarter ended July 31, 2003. The results of operations of IMI for the post-acquisition period commencing September 2003 have been incorporated in the consolidated results of operations of chinadotcom for the year ended December 31, 2003. IMI's results for the month of September 2003 have been excluded from the unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 in order to achieve a consistent period of presentation. Because IMI's fiscal year ends on April 30, the results of operations of IMI for the nine months ended July 31, 2003 have been used in preparing the pro forma consolidated statement of operations.

     The unaudited pro forma consolidated statement of operations for the three months ended March 31, 2004 gives effect to the acquisitions of IMI and Pivotal and the proposed acquisition of Ross as if they had occurred on January 1, 2003. The unaudited pro forma consolidated statement of operations for the period ended March 31, 2004 has been prepared by adding the consolidated results of operations for chinadotcom for the three months period ended March 31, 2004, the results of operations of Pivotal for the two months period ended February 29, 2004 and the results of operations of Ross for the three months period ended March 31, 2004. The unaudited pro forma consolidated balance sheet as of March 31, 2004 gives effect to the acquisition of Ross as if it had occurred on March 31, 2004. The financial positions of IMI and Pivotal as of March 31, 2004 had been included in the consolidated financial position of chinadotcom as of March 31, 2004.

     chinadotcom's unaudited pro forma consolidated financial information should be read in conjunction with its audited consolidated financial statements and the notes thereto for the year ended December 31, 2003 and unaudited consolidated financial statements for the three months ended March 31, 2004.

     chinadotcom's unaudited pro forma consolidated financial information has been prepared to illustrate the effects of the Ross, Pivotal and IMI acquisitions. The unaudited pro forma consolidated financial

                            CHINADOTCOM CORPORATION
information does not necessarily present its financial position or results of operations as they would have been if the companies involved had constituted one entity for the periods presented and is not necessarily indicative of its future results of operations or the results that might have occurred if the forgoing transactions had been consummated on the indicated dates.

                            CHINADOTCOM CORPORATION

      UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2004
   (In thousands of U.S. dollars, except number of shares and per share data)

                                           CHINADOTCOM     ROSS AS OF       ROSS
                                         AS OF MARCH 31,    MARCH 31,     PRO FORMA
                                              2004           2004(5)     ADJUSTMENTS   NOTES   PRO FORMA
                                         ---------------   -----------   -----------   -----   ---------
Current assets:
  Cash and cash equivalents............     $125,510         $ 8,751      $(16,464)     6(a)   $117,797
  Restricted cash......................        5,931                                              5,931
  Accounts receivable..................       25,837          14,967                             40,804
  Deposits, prepayments and other
     receivables.......................       13,355             805                             14,160
  Loan receivables.....................        1,200                                              1,200
  Available-for-sale debt securities...      118,119                                            118,119
  Restricted debt securities...........       92,656                                             92,656
  Deferred tax assets..................          240                                                240
                                            --------         -------      --------             --------
Total current assets...................      382,848          24,523       (16,464)             390,907
Loan receivable........................       25,000                                             25,000
Property and equipment, net............        8,789           1,208                              9,997
Goodwill...............................      121,838           2,181        22,328      6(c)    146,347
Intangible assets......................       67,730          12,617        24,783      6(b)    110,630
                                                                             5,500      6(c)
Investment in equity investees.........          439                                                439
Investments under cost method..........          609                                                609
Available-for-sale debt securities.....        9,700                                              9,700
Restricted debt securities.............       11,908                                             11,908
Available-for-sale equity securities...          690                                                690
Deferred tax assets....................          305                                                305
Other assets...........................        4,469             812                              5,281
                                            --------         -------      --------             --------
Total assets...........................     $634,325         $41,341      $ 36,147             $711,813
                                            ========         =======      ========             ========

                            CHINADOTCOM CORPORATION

      UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2004
   (In thousands of U.S. dollars, except number of shares and per share data)

                                               CHINADOTCOM
                                                  AS OF      ROSS AS OF       ROSS
                                                MARCH 31,     MARCH 31,     PRO FORMA
                                                  2004         2004(5)     ADJUSTMENTS   NOTES   PRO FORMA
                                               -----------   -----------   -----------   -----   ---------
Current Liabilities:
  Accounts payable...........................   $   7,835     $  1,436      $                    $   9,271
  Other payables.............................       3,897                                            3,897
  Accrued liabilities........................      41,819        5,055         3,848      6(d)      50,722
  Short-term bank loans......................      77,180        5,049                              82,229
  Long-term bank loans, current portion......         171                                              171
  Deferred revenue...........................      20,717       11,944                              32,661
  Income tax payable.........................       1,011          177                               1,188
  Note payable...............................
                                                ---------     --------      --------             ---------
Total current liabilities....................     152,630       23,661         3,848               180,139
Deferred tax liabilities.....................       1,206                                            1,206
Long-term bank loans, net of current
  portion....................................      11,574                                           11,574
Accrued pension liability....................       2,005                                            2,005
Minority interests...........................      46,648                                           46,648
Shareholders' equity:
  Convertible preferred stock................          --        2,000        (2,000)                   --
  Share capital..............................          26           28           (27)                   27
  Additional paid-in capital.................     639,108       87,275       (41,364)              685,019
  Treasury stock.............................      (4,067)      (1,120)        5,187                    --
  Accumulated deficit........................    (214,559)     (68,669)       68,669              (214,559)
  Accumulated other comprehensive income.....        (246)      (1,834)        1,834                  (246)
                                                ---------     --------      --------             ---------
Total shareholders' equity...................   $ 420,262     $ 17,680      $ 32,299      6(e)   $ 470,241
                                                =========     ========      ========             =========
Total liabilities and shareholders' equity...   $ 634,325     $ 41,341      $ 36,147             $ 711,813
                                                =========     ========      ========             =========
Book value per share.........................        4.04                                   9         4.30

                            CHINADOTCOM CORPORATION

  UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED
                               DECEMBER 31, 2003
   (In thousands of U.S. dollars, except number of shares and per share data)

                                 CHINADOTCOM      IMI                                                             PIVOTAL
                                    TWELVE        NINE                                                             TWELVE
                                    MONTHS       MONTHS     EXCLUDE IMI                                            MONTHS
                                    ENDED        ENDED     SEPTEMBER 2003       IMI               CHINADOTCOM      ENDED
                                 DECEMBER 31,   JULY 31,      FROM CDC       PRO FORMA              AND IMI     DECEMBER 31,
                                     2003         2003      ADJUSTMENTS     ADJUSTMENTS   NOTES    SUB-TOTAL        2003
                                 ------------   --------   --------------   -----------   -----   -----------   ------------
Income Statement Data:
REVENUES:
  Software and consulting
    services...................    $ 50,699     $32,082       $(3,027)        $  (312)     2(c)    $ 79,442       $ 55,292
  Mobile services and
    applications...............      16,876                                                          16,876
  Advertising and marketing
    activities.................      19,558                                                          19,558
  Other income.................       2,299                                                           2,299
                                   --------     -------       -------         -------              --------       --------
Total revenue..................    $ 89,432     $32,082       $(3,027)        $  (312)             $118,175       $ 55,292
                                   ========     =======       =======         =======              ========       ========
Less: Cost of revenues
  Software and consulting
    services...................     (31,820)    (20,312)        1,908             101      2(c)     (50,123)       (18,935)
  Mobile services and
    applications...............      (2,247)                                                         (2,247)
  Advertising and marketing
    activities.................     (12,966)                                                        (12,966)
  Other income.................      (1,084)                                                         (1,084)
                                   --------     -------       -------         -------              --------       --------
Gross margin...................      41,315      11,770        (1,119)           (211)               51,755         36,357
Selling, general and
  administrative expenses......     (34,325)     (4,236)          459             135      2(c)     (37,967)       (27,034)
Depreciation and amortization
  expenses.....................      (7,182)     (1,070)          199             290      2(a)      (7,763)        (1,604)
Research and development after
  deduction of capitalized
  software costs...............                  (3,460)          338             110      2(c)      (3,012)       (14,222)
Restructuring costs............                  (2,584)                                             (2,584)        (2,270)
Impairment of capitalized
  software costs...............                  (1,200)                                             (1,200)
Transaction-related costs......                                                                                     (2,906)
Litigation settlement..........
                                   --------     -------       -------         -------              --------       --------
Operating income/(loss)........    $   (192)    $  (780)      $  (123)        $   324              $   (771)      $(11,679)
Interest income................      13,440         106            (1)                               13,545            118
Interest expense...............      (1,070)       (374)           24                                (1,420)           (15)
Gain/(loss) on disposal of
  available-for-sale
  securities...................       4,599                                                           4,599           (275)

                                                           ROSS
                                                          TWELVE
                                                          MONTHS
                                   PIVOTAL                ENDED          ROSS
                                  PRO FORMA            DECEMBER 31,    PRO FORMA             PRO FORMA
                                 ADJUSTMENTS   NOTES       2003       ADJUSTMENTS   NOTES      TOTAL
                                 -----------   -----   ------------   -----------   -----   -----------
Income Statement Data:
REVENUES:
  Software and consulting
    services...................    $                     $ 49,776       $                   $   184,510
  Mobile services and
    applications...............                                                                  16,876
  Advertising and marketing
    activities.................                                                                  19,558
  Other income.................                                                                   2,299
                                   -------               --------       -------             -----------
Total revenue..................    $                     $ 49,776       $                   $   223,243
                                   =======               ========       =======             ===========
Less: Cost of revenues
  Software and consulting
    services...................     (2,211)     4(b)      (25,974)          779      6(b)       (96,464)
  Mobile services and
    applications...............                                                                  (2,247)
  Advertising and marketing
    activities.................                                                                 (12,966)
  Other income.................                                                                  (1,084)
                                   -------               --------       -------             -----------
Gross margin...................     (2,211)                23,802           779                 110,482
Selling, general and
  administrative expenses......       (759)     4(d)      (14,531)       (1,606)     6(f)       (81,897)
Depreciation and amortization
  expenses.....................     (3,667)     4(b)         (721)       (1,200)     6(b)       (14,955)
Research and development after
  deduction of capitalized
  software costs...............                            (3,986)                              (21,220)
Restructuring costs............                                                                  (4,854)
Impairment of capitalized
  software costs...............                                                                  (1,200)
Transaction-related costs......      1,500      4(d)                                             (1,406)
Litigation settlement..........                            (1,896)                               (1,896)
                                   -------               --------       -------             -----------
Operating income/(loss)........    $(5,137)              $  2,668       $(2,027)            $   (16,946)
Interest income................                                18                                13,681
Interest expense...............                              (112)                               (1,547)
Gain/(loss) on disposal of
  available-for-sale
  securities...................                                                                   4,324

                   CHINADOTCOM CORPORATION

  UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED
                               DECEMBER 31, 2003
   (In thousands of U.S. dollars, except number of shares and per share data)

                                 CHINADOTCOM      IMI                                                             PIVOTAL
                                    TWELVE        NINE                                                             TWELVE
                                    MONTHS       MONTHS     EXCLUDE IMI                                            MONTHS
                                    ENDED        ENDED     SEPTEMBER 2003       IMI               CHINADOTCOM      ENDED
                                 DECEMBER 31,   JULY 31,      FROM CDC       PRO FORMA              AND IMI     DECEMBER 31,
                                     2003         2003      ADJUSTMENTS     ADJUSTMENTS   NOTES    SUB-TOTAL        2003
                                 ------------   --------   --------------   -----------   -----   -----------   ------------
Gain on disposal of
  subsidiaries and cost
  investments..................    $    469     $             $               $                    $    469       $
Other non-operating gains......         961                                                             961            (21)
Other non-operating losses.....        (153)       (554)           17             (25)     2(c)        (715)          (451)
Share of losses in equity
  investees....................        (115)                                                           (115)
                                   --------     -------       -------         -------              --------       --------
Income/(loss) before income
  taxes........................      17,939      (1,602)          (83)            299                16,553        (12,323)
Income tax benefits/(income
  taxes).......................         689        (771)            6               8      2(c)        (167)          (419)
                                                                                  (99)     2(d)
                                   --------     -------       -------         -------              --------       --------
Income/(loss) before minority
  interests....................      18,628      (2,373)          (77)            208                16,386        (12,742)
Minority interests in losses of
  consolidated subsidiaries....      (2,204)                                    1,215      2(b)        (989)
                                   --------     -------       -------         -------              --------       --------
Income/(loss) from continuing
  operations...................    $ 16,424     $(2,373)      $   (77)        $ 1,423              $ 15,397       $(12,742)
                                   ========     =======       =======         =======              ========       ========
Earnings per share from
  continuing operations:
  Basic........................        0.16
  Diluted......................        0.16
Cash dividends declared per
  share
Weighted average number of
  shares:
  Basic........................  100,532,594
  Diluted......................  103,199,421

                                                           ROSS
                                                          TWELVE
                                                          MONTHS
                                   PIVOTAL                ENDED          ROSS
                                  PRO FORMA            DECEMBER 31,    PRO FORMA             PRO FORMA
                                 ADJUSTMENTS   NOTES       2003       ADJUSTMENTS   NOTES      TOTAL
                                 -----------   -----   ------------   -----------   -----   -----------
Gain on disposal of
  subsidiaries and cost
  investments..................    $                     $              $                   $       469
Other non-operating gains......                                 9                                   949
Other non-operating losses.....                              (997)                               (2,163)
Share of losses in equity
  investees....................                                                                    (115)
                                   -------               --------       -------             -----------
Income/(loss) before income
  taxes........................     (5,137)                 1,586        (2,027)                 (1,348)
Income tax benefits/(income
  taxes).......................      1,999      4(d)         (334)          143      6(f)         1,222
                                   -------               --------       -------             -----------
Income/(loss) before minority
  interests....................     (3,138)                 1,252        (1,884)                   (126)
Minority interests in losses of
  consolidated subsidiaries....                                                                    (989)
                                   -------               --------       -------             -----------
Income/(loss) from continuing
  operations...................    $(3,138)              $  1,252       $(1,884)            $    (1,115)
                                   =======               ========       =======             ===========
Earnings per share from
  continuing operations:
  Basic........................                                                        8          (0.01)
  Diluted......................                                                        8          (0.01)
Cash dividends declared per
  share
Weighted average number of
  shares:
  Basic........................  1,846,429                            5,401,059        8    107,780,082
  Diluted......................  1,888,002                            5,879,883        8    110,967,306

                            CHINADOTCOM CORPORATION

 UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE MONTHS
                              ENDED MARCH 31, 2004
   (In thousands of U.S. dollars, except number of shares and per share data)

                               CHINADOTCOM      PIVOTAL                                ROSS
                               THREE MONTHS    TWO MONTHS                          THREE MONTHS
                                  ENDED          ENDED         PIVOTAL                ENDED          ROSS
                                MARCH 31,     FEBRUARY 29,    PRO FORMA             MARCH 31,      PRO FORMA
                                   2004           2004       ADJUSTMENTS   NOTES       2004       ADJUSTMENTS   NOTES   PRO FORMA
                               ------------   ------------   -----------   -----   ------------   -----------   -----   ---------
Income Statement Data:
REVENUES:
  Software and consulting
     services................    $26,887        $  7,126       $                     $13,672         $                  $ 47,685
  Mobile services and
     applications............      6,467                                                                                   6,467
  Advertising and marketing
     activities..............      2,384                                                                                   2,384
  Other income...............        121                                                                                     121
                                 -------        --------       -------               -------         -----              --------
Total revenue................    $35,859        $  7,126       $                     $13,672         $                  $ 56,657
                                 =======        ========       =======               =======         =====              ========
Less: Cost of revenues
  Software and consulting
     services................    (14,874)         (2,948)         (387)    4(b)       (7,077)          192      6(b)     (25,094)
  Mobile services and
     applications............     (1,053)                                                                                 (1,053)
  Advertising and marketing
     activities..............       (981)                                                                                   (981)
  Other income...............        (70)                                                                                    (70)
                                 -------        --------       -------               -------         -----              --------
Gross margin.................     18,881           4,178          (387)                6,595           192                29,459
Selling, general and
  administrative expenses....    (13,690)         (4,256)          (61)    4(d)       (3,056)         (256)     6(f)     (21,319)
Depreciation and amortization
  expenses...................     (2,315)           (272)         (611)    4(b)       (1,299)         (300)     6(b)      (4,797)
Research and development
  after deduction of
  capitalized software
  costs......................       (674)         (1,999)                               (778)                             (3,451)
Transaction-related costs....         --          (3,134)        3,134     4(d)           --            --                    --
                                 -------        --------       -------               -------         -----              --------
Operating income/(loss)......    $ 2,202        $ (5,483)      $ 2,075               $ 1,462         $(364)             $   (108)
Interest income..............      2,797                                                   3                               2,800
Interest expense.............       (392)             (9)                                (33)                               (434)
Gain/(loss) on disposal of
  available-for-sale
  securities.................        299                                                                                     299

                            CHINADOTCOM CORPORATION

  UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED
                                 MARCH 31, 2004
   (In thousands of U.S. dollars, except number of shares and per share data)

                                                CHINADOTCOM      PIVOTAL                                ROSS
                                                THREE MONTHS    TWO MONTHS                          THREE MONTHS
                                                   ENDED          ENDED         PIVOTAL                ENDED          ROSS
                                                 MARCH 31,     FEBRUARY 29,    PRO FORMA             MARCH 31,      PRO FORMA
                                                    2004           2004       ADJUSTMENTS   NOTES       2004       ADJUSTMENTS
                                                ------------   ------------   -----------   -----   ------------   -----------
Gain on disposal of subsidiaries and cost
  investments.................................  $        53      $             $                       $            $
Other non-operating losses....................                                                           (139)
Share of losses in equity investees...........            6
                                                -----------      --------      ---------               ------       ---------
Income/(loss) before income taxes.............        4,965        (5,492)         2,075                1,293            (364)
Income tax benefits/(income taxes)............          (19)          (49)           339    4(d)          (22)             36
                                                -----------      --------      ---------               ------       ---------
Income/(loss) before minority interests.......        4,946        (5,541)         2,414                1,271            (328)
Minority interests in losses of consolidated
  subsidiaries................................         (665)
                                                -----------      --------      ---------               ------       ---------
Income/(loss) from continuing operations......  $     4,281      $ (5,541)     $   2,414               $1,271       $    (328)
                                                ===========      ========      =========               ======       =========
Earning per share from continuing operations:
  Basic.......................................         0.04
  Diluted.....................................         0.04
Weighted average number of shares:
  Basic.......................................  102,611,756                                                         5,401,059
  Diluted.....................................  106,788,279                                                         5,879,883


                                                NOTES     PRO FORMA
                                                -----   -------------
Gain on disposal of subsidiaries and cost
  investments.................................          $          53
Other non-operating losses....................                   (139)
Share of losses in equity investees...........                      6
                                                        -------------
Income/(loss) before income taxes.............                  2,477
Income tax benefits/(income taxes)............  6(f)              285
                                                        -------------
Income/(loss) before minority interests.......                  2,762
Minority interests in losses of consolidated
  subsidiaries................................                   (665)
                                                        -------------
Income/(loss) from continuing operations......          $       2,097
                                                        =============
Earning per share from continuing operations:
  Basic.......................................     8             0.02
  Diluted.....................................     8             0.02
Weighted average number of shares:
  Basic.......................................     8      108,012,815
  Diluted.....................................     8      112,668,162

                            CHINADOTCOM CORPORATION

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

1. IMI BASIS OF PRO FORMA PRESENTATION

     On September 9, 2003 CDC Software acquired a majority stake of IMI, a leading provider of supply chain management solutions in the United States and Europe.

     chinadotcom's stake in IMI resulted from the formation of a joint venture in which chinadotcom's software unit, CDC Software, holds a 51% interest and Symphony Technology Group, or Symphony, a Palo Alto, California-based private equity firm focused on enterprise software and services, holds the remaining 49% interest. In consideration for its 51% stake in the joint venture, CDC Software has invested $25 million into the joint venture, and has also agreed to finance a loan facility for the joint venture of up to a further $25 million. All funds provided to the joint venture will be used primarily for further expansion in the supply chain management software sector via acquisitions, strategic investments and organic growth. Additional terms of the transaction designate CDC Software as the master distributor for IMI's software products in China, as well as an outsourcing partner for IMI. The estimated direct transaction costs are $1 million.

The total purchase price for the IMI acquisition was allocated as follows (in thousands):
Cash consideration..........................................   $25,000
Transaction costs...........................................     1,000
                                                               -------
  Total purchase consideration..............................   $26,000
                                                               =======

     Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to IMI's net tangible and identifiable intangible assets based on their estimated fair values as of the date of the completion of the acquisition. Based on the management's preliminary internal valuation, and subject to material changes upon the final determination of the required purchase accounting adjustments and the fair values of assets and liabilities of IMI, the preliminary estimated purchase price is allocated as follows (in thousands):

Net tangible assets.........................................   $15,364
Amortizable intangible assets:
     Developed technologies.................................     2,500
     Customer base..........................................     2,700
Goodwill....................................................    15,512
Minority interest...........................................   (10,076)
                                                               -------
  Total preliminary estimated purchase price allocation.....   $26,000
                                                               =======

     Of the total estimated purchase price, a preliminary estimate of $7.8 million has been allocated to net tangible assets acquired and approximately $2.7 million has been allocated to amortizable intangible assets acquired.

     Developed technologies, which comprises products that have reached technological feasibility, include products in most of IMI's product lines. IMI offers a family of software solutions including IMI Order, IMI Warehouse, IMI Collaboration, IMI Replenishment and IMI Store, which represents an integrated suite of order fulfillment and order management solution, warehouse management, supply chain coordination tool and inventory and sales forecasting capabilities. Core technology and patents represent a combination of IMI processes, patents and trade secrets developed through years of experience in design and development. This proprietary know-how can be leveraged by IMI to develop new technology and improved products and production processes. chinadotcom expects to amortize the developed and core technology and patents on the straight-line basis over an average estimated life of 4 years.

                            CHINADOTCOM CORPORATION

1. IMI BASIS OF PRO FORMA PRESENTATION (CONTINUED)

     Customer base consists of IMI's customer contracts and related customer relationships, as set out in paragraph A20 of SFAS No. 141. IMI's relationships with its ongoing customer base are defined by long-standing and ongoing software licenses, professional service and software support agreements. IMI's existing customer base comprises of approximately 60 companies. chinadotcom expects to amortize the fair value of customer base on the straight-line basis over an average estimated life of 10 years.

     Of the total estimated purchase price, approximately $15.5 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and identifiable intangible assets attributable to chinadotcom.

     In accordance with SFAS 142, "Goodwill and Other Intangible Assets", goodwill and intangible assets with indefinite lives resulting from business combinations will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill or intangible assets with indefinite lives has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

2. IMI PRO FORMA ADJUSTMENTS

     Pro forma adjustments are necessary to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect the income tax effect related to the pro forma adjustments, to carve out the discontinued operations of IMI during the pro forma period, and to eliminate the minority interest in IMI.

     Intercompany balances or transactions between chinadotcom and IMI were not significant. No pro forma adjustments were required to conform IMI's accounting policies to chinadotcom's accounting policies. Certain reclassifications have been made to conform IMI's historical amounts to chinadotcom's presentation.

     chinadotcom has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

     The pro forma adjustments included in the unaudited pro forma consolidated financial information are as follows:

             (a) Adjustment to reflect the preliminary estimate of the fair value of amortizable intangible assets (in thousands):

                                                                                    DECREASE IN
                                                                                   AMORTIZATION
                                                                                      FOR THE
                                            HISTORICAL    PRELIMINARY               NINE MONTHS    USEFUL
                                              AMOUNT,      ESTIMATED                   ENDED        LIFE
                                                NET       FAIR VALUE    DECREASE   JULY 31, 2003   (YEARS)
                                            -----------   -----------   --------   -------------   -------
Developed technologies....................    $2,645        $2,500       $(145)        $(286)         4
Customer base.............................     2,894         2,700        (194)           (4)        10
                                              ------        ------       -----         -----
                                              $5,539        $5,200       $(339)        $(290)
                                              ======        ======       =====         =====

             (b) Adjustment to eliminate 49% minority interests of IMI.

                            CHINADOTCOM CORPORATION

2. IMI PRO FORMA ADJUSTMENTS (CONTINUED)

             (c) Adjustment to carve out Industri-Matematik Abalon AB, or Abalon, discontinued operations of IMI, for the twelve months ended October 31, 2002 as the pre-acquisition consolidated financial statements for the period from May 1, 2002 to December 10, 2002 do not present the discontinued operations that were subsequently discontinued by the then acquirer as reflected in the post-acquisition combined consolidated financial statements for the period from October 23, 2002 to July 31, 2003.

             The net adjustments to the unaudited pro forma consolidated statement of operations for the nine months ended July 31, 2003 is $0.02 million.

             (d) Adjustment to record the related tax effect of item (a) above.

3. PIVOTAL BASIS OF PRO FORMA PRESENTATION

     On December 6, 2003, Pivotal, chinadotcom and CDC Software Corporation entered into a merger agreement, pursuant to which CDC would acquire all of the outstanding shares of Pivotal in exchange for, at the option of each Pivotal shareholder, either (i) $2.00 cash per Pivotal share or (ii) $2.14 per Pivotal share, comprising of (a) $1.00 cash plus (b) $1.14 of chinadotcom Class A common shares. At the effective time of the merger, each outstanding Pivotal stock option, whether vested or unvested, with an exercise price of $2.00 or less, would be converted, based on a fixed exchange ratio, into options to acquire chinadotcom Class A common shares. The fair value of chinadotcom stock options issued in exchange for the vested Pivotal stock options is included in the purchase price.

     The acquisition of Pivotal was completed on February 25, 2004 for a total purchase price of approximately $58.0 million, which comprised of cash of $35.9 million, chinadotcom Class A common shares valued at $21.4 million, chinadotcom stock options issued in exchange for vested in-the-money Pivotal stock options with a fair value of $0.5 million and estimated transaction costs of $0.2 million.

     The total purchase price of the Pivotal acquisition was allocated as follows (amount in thousands):

Value of chinadotcom Class A common shares issued (1,846,429
  shares)...................................................   $21,363
Assumption of Pivotal stock options.........................       481
                                                               -------
  Total value of chinadotcom securities.....................    21,844
Cash consideration..........................................    35,925
Transaction costs...........................................       200
                                                               -------
  Total purchase consideration..............................   $57,969
                                                               =======

     Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Pivotal's net tangible liabilities and identifiable intangible assets based on their estimated fair values as of the date of the completion of the acquisition. The preliminary purchase price allocation reflects management's decision to restructure operations including: closure/disposition of excess facilities in North America, restructuring of German operations, and terminations of redundant personnel. CDC has accrued approximately $8.2 million in associated exit costs. In addition, as part of its fair value adjustments, CDC recorded a reduction in the value of its net assets of approximately $1.4 million, relating to fixed assets and prepayments. These cost amounts have been included in the estimated net tangible assets on acquisition. Based on management's preliminary assessment, and subject to material changes upon the final determination of the required purchase accounting adjustments and the fair value of

                            CHINADOTCOM CORPORATION

3. PIVOTAL BASIS OF PRO FORMA PRESENTATION (CONTINUED)

the assets and liabilities of Pivotal, the preliminary estimated purchase price is allocated as follows (in thousands):

Net tangible liabilities....................................   $(20,927)
Amortizable intangible assets:
  Developed technologies....................................     13,798
  Customer base.............................................     18,333
Intangible assets with indefinite lives.....................      7,338
Goodwill....................................................     39,427
                                                               --------
  Total preliminary estimated purchase price allocation.....   $ 57,969
                                                               ========

     Of the total estimated purchase price, a preliminary estimate of $20.9 million has been allocated to net tangible liabilities assumed, and approximately $32.1 million has been allocated to amortizable intangible assets acquired. The amortization related to the fair value adjustments to amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma consolidated statement of operations.

     Developed technologies, which comprise products that have reached technological feasibility, includes products in most of Pivotal's product lines. Pivotal offers customer relationship management ("CRM") software that enables mid-sized enterprises to acquire, serve and manage their customers. The Pivotal CRM suite includes the Pivotal Sales Suite, the Pivotal Marketing Suite, the Pivotal Services Suite, the Pivotal Interactive Selling Suite, and the Pivotal Partner Management Suite. chinadotcom expects to amortize intangible assets related to the developed technologies on the straight-line basis over an average estimated life of 5 years.

     Customer base consists of customer contracts and the related customer relationships, as set out in paragraph A20 of SFAS 141, and is defined by Pivotal as customers who have purchased new or renewal maintenance subscriptions within the prior year. Many of Pivotal's customers, including approximately one-third of the top 25 customers, have had relationships with Pivotal for more than 5 years. chinadotcom expects to amortize the fair value of intangible assets related to its customer base on the straight-line basis over the average estimated life of 5 years.

     Of the total estimated purchase price, approximately $39.4 million will be allocated to goodwill and approximately $7.3 million will be allocated to intangible assets with indefinite lives. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and identifiable intangible assets. Intangible assets with indefinite lives consist primarily of the estimated fair value allocated to trademarks. The assumption used in the preliminary valuation is that the intangible assets related to trademarks will not be amortized and will have an indefinite remaining useful life. If chinadotcom management should change the assumptions used in the valuation, amounts preliminarily allocated to intangible assets with definite lives may significantly increase or decrease or be eliminated, and amounts allocated to intangible assets with indefinite lives may increase or decrease significantly, which could result in material differences in the amortization of intangible assets.

     In accordance with SFAS 142, "Goodwill and Other Intangible Assets", goodwill and intangible assets with indefinite lives resulting from business combinations will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill or intangible assets

                            CHINADOTCOM CORPORATION

3. PIVOTAL BASIS OF PRO FORMA PRESENTATION (CONTINUED)

with indefinite lives has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal period in which the determination is made.

4. PIVOTAL PRO FORMA ADJUSTMENTS

     Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Pivotal's net tangible and intangible assets to a preliminary estimate of their fair values, and to reflect the amortization expense related to the estimated amortizable intangible assets.

     The pro forma adjustments included in the attached unaudited pro forma consolidated financial information have been prepared based on the actual consideration for all of the outstanding shares of Pivotal. The amount of cash paid is approximately $35.9 million, the resulting goodwill amount is approximately $39.4 million, and the increase in consolidated share capital is approximately $21.8 million.

     No pro forma adjustments are required to conform Pivotal's accounting policies to chinadotcom's accounting policies. Certain reclassifications have been made to conform Pivotal's historical amounts to chinadotcom's presentation.

     chinadotcom has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

     The pro forma adjustments included in the unaudited pro forma consolidated financial information are as follows:

             (a) Adjustment to reflect the cash consideration paid to stockholders of Pivotal under the merger agreement.

             (b) Adjustments to reflect the preliminary estimate of the fair value of amortizable intangible assets and the resulting increase in amortization expense, are as follows (in thousands):

                                                                                       INCREASE IN
                                                                                      AMORTIZATION
                                                                                         FOR THE
                                               HISTORICAL    PRELIMINARY              TWELVE MONTHS   USEFUL
                                                 AMOUNT,      ESTIMATED                   ENDED        LIFE
                                                   NET       FAIR VALUE    INCREASE   DEC. 31, 2003   (YEARS)
                                               -----------   -----------   --------   -------------   -------
Developed technologies.......................     $437         $13,798     $13,361       $2,211          5
Customer base................................       --          18,333      18,333        3,667          5
                                                  ----         -------     -------       ------
                                                  $437         $32,131     $31,694       $5,878
                                                  ====         =======     =======       ======

                            CHINADOTCOM CORPORATION

4. PIVOTAL PRO FORMA ADJUSTMENTS (CONTINUED)


                                                                                       INCREASE IN
                                                                                      AMORTIZATION
                                                                                         FOR THE
                                                             PRELIMINARY               TWO MONTHS     USEFUL
                                              HISTORICAL      ESTIMATED                   ENDED        LIFE
                                              AMOUNT, NET    FAIR VALUE    INCREASE   FEB. 29, 2004   (YEARS)
                                             -------------   -----------   --------   -------------   -------
Developed technologies.....................      $363          $13,798      13,435          387          5
Customer base..............................        --           18,333      18,333          611          5
                                                 ----          -------     -------       ------
                                                 $363          $32,131     $31,768       $  998
                                                 ====          =======     =======       ======

             (c) Adjustment for estimated transaction costs associated with the merger is $200,000.

     The transaction costs of approximately $0.2 million have been included in the unaudited pro forma consolidated balance sheet as of March 31, 2004. An adjustment for an estimate of the restructuring costs to be incurred by chinadotcom has not been included in the unaudited pro forma consolidated statement of operations since such an adjustment is non-recurring in nature and is not yet determinable. These estimates are preliminary and subject to change. Transaction-related costs incurred by Pivotal amounting to $1.5 million and $3.1 million in the twelve-month period ended December 31, 2003 and the two-month period ended February 28, 2004, respectively have been excluded from the unaudited pro forma consolidated statement of operations since the cost was non-recurring in nature and resulted directly from the transaction.

             (d) Adjustments to net income/(loss) (in thousands):

                                                             TWELVE MONTHS    TWO MONTHS
                                                                 ENDED           ENDED
                                                             DEC. 31, 2003   FEB. 29, 2004
                                                             -------------   -------------
(i)   To record the increase in amortization expense
      resulting from the fair value adjustment to
      amortizable intangible assets as noted in (b)
      above...............................................      $(5,878)        $  (998)
(ii)  To record the amortization of deferred share-based
      compensation........................................         (759)            (61)
(iii) To eliminate transaction-related costs included in
      earnings as noted in (c) above......................        1,500           3,134
(iv) To record the related tax effect of item (i) above...        1,999             339
                                                                -------         -------
                                                                $(3,138)        $ 2,414
                                                                =======         =======

5. ROSS BASIS OF PRO FORMA PRESENTATION

     On September 4, 2003, Ross, chinadotcom and CDC entered into a merger agreement, as amended on January 7, 2004, which contemplates Ross becoming a wholly-owned subsidiary of chinadotcom in a transaction to be accounted for using the purchase method. Under the terms of the amended agreement, holders of Ross shares may elect to receive, for each share of Ross, either (a) $19.00 comprised of (i) $5.00 cash and (ii) chinadotcom Class A common shares valued at $14.00, or (b) $17.00 cash. Moreover, if the calculated average price of chinadotcom Class A common shares is below $8.50, chinadotcom may elect to increase the amount of cash and decrease the number of chinadotcom Class A common shares that Ross holders will receive.

     The total estimated purchase price is approximately $68.2 million under the cash-and-share scenario (comprised of cash of $16.5 million, chinadotcom Class A common shares valued at $45.9 million,

                            CHINADOTCOM CORPORATION

5. ROSS BASIS OF PRO FORMA PRESENTATION (CONTINUED)

chinadotcom stock options with a fair value of $4.0 million and estimated direct transaction costs of $1.8 million) or approximately $61.8 million under the all-cash scenario (comprised of cash of $56.0 million, chinadotcom stock options with a fair value of $4.0 million and estimated direct transaction costs of $1.8 million). Change of control payments are estimated to be an additional $2.0 million.

     The unaudited pro forma consolidated financial information were prepared on the basis that all Ross stockholders elect the cash-and-share scenario and that the average chinadotcom share price for the ten consecutive trading days ending on, and including, the trading day that is two trading days prior to the closing date of the merger, is above $8.50. In the event that some or all of the Ross stockholders elect to receive the cash-and-share scenario or in the event that the calculated average price of chinadotcom Class A common shares is below $8.50, then the cash and cash equivalents, goodwill and share capital amounts will differ from those presented in the pro forma financial information. chinadotcom estimates that the amount of cash paid, the increase in share capital, and the resulting goodwill will be $16.5 million, $50.0 million and $24.5 million, respectively, if all Ross stockholders elect the cash-and-share scenario (assuming the calculated average chinadotcom share price is greater than $8.50), and the respective amounts will be $56.0 million, $4.0 million and $18.1 million if all Ross stockholders elect the all-cash scenario.

     At the effective time of the merger, chinadotcom will substitute, for each stock option outstanding under Ross' 1988 Stock Option Plan and 1998 Stock Option Plan with an exercise price of $19.00 per share or less (other than stock options granted to certain executives), stock options to purchase chinadotcom Class A common shares. Each substituted Ross stock option, whether vested or unvested, will be converted into an option to acquire a number of chinadotcom Class A common shares. The fair value of chinadotcom stock options issued in exchange for the vested Ross stock options is included in the estimated purchase price.

     The estimated total purchase price of the Ross merger under the two scenarios are as follows (amount in thousands):

                                                              (CASH-AND-SHARE
                                                                 SCENARIO)
                                                              ---------------
Value of chinadotcom Class A common shares issued (5,401,059
  shares if at $8.50 per share).............................      $45,909
Assumption of Ross stock options............................        4,070
                                                                  -------
  Total value of chinadotcom securities.....................       49,979
Cash consideration..........................................       16,464
Transaction costs...........................................        1,800
                                                                  -------
  Total purchase consideration..............................      $68,243
                                                                  =======

                                                              (ALL-CASH SCENARIO)
                                                              -------------------
Cash consideration..........................................        $55,977
Assumption of Ross stock options............................          4,070
Transaction costs...........................................          1,800
                                                                    -------
  Total purchase consideration..............................        $61,847
                                                                    =======

     Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Ross' net tangible liabilities and identifiable intangible assets based on their estimated

                            CHINADOTCOM CORPORATION

5. ROSS BASIS OF PRO FORMA PRESENTATION (CONTINUED)

fair values as of the date of the completion of the merger. Based on management's preliminary assessment, and subject to material changes upon the final determination of the required purchase accounting adjustments and the fair value of the assets and liabilities of Ross, the preliminary estimated purchase price is allocated as follows (in thousands):

                                                              (CASH-AND-SHARE
                                                                 SCENARIO)
                                                              ---------------
Net tangible assets.........................................      $   834
Amortizable intangible assets:
  Developed technologies....................................       29,000
  Customer base.............................................        8,400
Intangible assets with indefinite lives.....................        5,500
Goodwill....................................................       24,509
                                                                  -------
  Total preliminary estimated purchase price allocation.....      $68,243
                                                                  =======

                                                              (ALL-CASH SCENARIO)
                                                              -------------------
Net tangible assets.........................................        $   834
Amortizable intangible assets:
  Developed technologies....................................         29,000
  Customer base.............................................          8,400
Intangible assets with indefinite lives.....................          5,500
Goodwill....................................................         18,113
                                                                    -------
  Total preliminary estimated purchase price allocation.....        $61,847
                                                                    =======

     Of the total estimated purchase price, a preliminary estimate of $0.8 million has been allocated to net tangible assets acquired and approximately $37.4 million has been allocated to amortizable intangible assets acquired. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma consolidated statement of operations.

     Developed technologies, which comprises products that have reached technological feasibility, includes products in most of Ross' product lines. Ross offers a family of software solutions under the brand name of iRenaissance, which represents an integrated suite of enterprise resource planning, financials, materials management, manufacturing and distribution, supply chain management, advanced planning and scheduling, customer relationship management, electronic commerce, business intelligence and analytics applications. iRenaissance applications are known for their deep and rich functional fit to process industry requirements, as well as their short implementation times and cost-effective returns on investments as well as a combination of Ross processes and trade secrets developed through years of experience in design and development. This proprietary know-how can be leveraged by Ross to develop new technology and improved products and production processes. chinadotcom expects to amortize the developed and core technologies on the straight-line basis over an average estimated life of 7 years.

     Customer base consists of customer contracts and the related customer relationships, as set out in paragraph A20 of SFAS 141. Once implemented, the Ross system constitutes the customer's core accounting and production management software backbone. It is expensive and disruptive to change from the Ross system to another. Many of Ross's customers have been with Ross for more than 10 years.

                            CHINADOTCOM CORPORATION

5. ROSS BASIS OF PRO FORMA PRESENTATION (CONTINUED)

chinadotcom expects to amortize the fair value of customer base on the straight-line basis over an average estimated life of 7 years.

     Of the total estimated purchase price, approximately $24.5 million (under the cash-and-share scenario) to $18.1 million (under the all-cash scenario) will be allocated to goodwill, and approximately $5.5 million will be allocated to intangible assets with indefinite lives. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and identifiable intangible assets. Intangible assets with indefinite lives consist primarily of the estimated fair value allocated to the Ross company trademark and iRenaissance brand trademark. The assumption used in the preliminary valuation is that the Ross company trademark and iRenaissance brand trademark will not be amortized and will have an indefinite remaining useful life based on many factors and considerations, including the length of time that the Ross name has been in use, the iRenaissance brand awareness and market position, and the assumption of continued use of the Ross and iRenaissance trademark within chinadotcom's overall product portfolio. If chinadotcom management should change the assumption used in the valuation, and amounts allocated to intangible assets with indefinite lives may change accordingly, which could result in a material differences in amortization of intangible assets.

     In accordance with SFAS 142, "Goodwill and Other Intangible Assets", goodwill and intangible assets with indefinite lives resulting from business combinations will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill or intangible assets with indefinite lives has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. chinadotcom has appointed American Appraisal as its third party external valuation expert to value Ross' trademarks using the "relief from royalty" method. The following assumptions have been made:

     - Ross owns the trademarks, and does not simply have a license to use the products;

     - Ross is a going concern;

     - Ross will continue to generate royalty savings for the foreseeable future at a royalty rate which is certain; and

     - The fair royalty rate is greater than 1.0%.

     Any adjustment that may results from the changes in any of the above assumptions will be included in the determination of net income in the period in which the adjustment is determined. chinadotcom, however, does not foresee changes in the above assumptions for the foreseeable future.

6. ROSS PRO FORMA ADJUSTMENTS

     Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Ross' net tangible and intangible assets to a preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, and to reflect the income tax effect related to the pro forma adjustments.

     Intercompany balances or transactions between chinadotcom and Ross were not significant. No pro forma adjustments were required to conform Ross' accounting policies to chinadotcom's accounting policies. Certain reclassifications have been made to conform Ross' historical amounts to chinadotcom's presentation.

                            CHINADOTCOM CORPORATION

6. ROSS PRO FORMA ADJUSTMENTS (CONTINUED)

     chinadotcom has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

     The pro forma adjustments included in the unaudited pro forma consolidated financial information are as follows:

             (a) Adjustments to reflect the cash considerations paid to stockholders of Ross under the merger agreement. This amount may differ as outlined above, depending on the proportion of Ross stockholders that elect all-cash consideration versus a combination of cash-and-share consideration, and also depending on whether the average closing price of chinadotcom shares is below $8.50 for the 10 trading days preceding the second trading day before the closing date.

             (b) Adjustments to reflect the preliminary estimate of the fair value of amortizable intangible assets and the resulting increase in amortization expense, are as follows (in thousands):

                                                                                  INCREASE/(DECREASE)
                                                                                  IN AMORTIZATION FOR
                                           HISTORICAL                              THE TWELVE MONTHS    USEFUL
                                             AMOUNT,     PRELIMINARY                ENDED DEC. 31,       LIFE
                                               NET       FAIR VALUE    INCREASE          2003           (YEARS)
                                           -----------   -----------   --------   -------------------   -------
Developed technologies...................    $12,832       $29,000     $16,168          $ (779)            7
Customer base............................         --         8,400       8,400           1,200             7
                                             -------       -------     -------          ------
                                             $12,832       $37,400     $24,568          $  421
                                             =======       =======     =======          ======

                                                                                  INCREASE/(DECREASE)
                                                                                  IN AMORTIZATION FOR
                                           HISTORICAL                              THE THREE MONTHS     USEFUL
                                             AMOUNT,     PRELIMINARY                 ENDED MAR 31,       LIFE
                                               NET       FAIR VALUE    INCREASE          2004           (YEARS)
                                           -----------   -----------   --------   -------------------   -------
Developed technologies...................    $12,617       $29,000     $16,383           $(192)            7
Customer base............................         --         8,400       8,400             300             7
                                             -------       -------     -------           -----
                                             $12,617       $37,400     $24,783           $ 108
                                             =======       =======     =======           =====

             (c) Adjustments to reflect the preliminary estimate of the fair value of goodwill and intangible assets with indefinite lives, are as follows (in thousands):

                                                            (CASH-AND-SHARE SCENARIO)
                                                       ------------------------------------
                                                       HISTORICAL    PRELIMINARY
                                                       AMOUNT, NET   FAIR VALUE    INCREASE
                                                       -----------   -----------   --------
Intangible assets with indefinite lives..............    $   --        $ 5,500     $ 5,500
Goodwill.............................................     2,181         24,509      22,328
                                                         ------        -------     -------
                                                         $2,181        $30,009     $27,828
                                                         ======        =======     =======

                            CHINADOTCOM CORPORATION

6. ROSS PRO FORMA ADJUSTMENTS (CONTINUED)


                                                               (ALL-CASH SCENARIO)
                                                       ------------------------------------
                                                       HISTORICAL    PRELIMINARY
                                                       AMOUNT, NET   FAIR VALUE    INCREASE
                                                       -----------   -----------   --------
Intangible assets with indefinite lives..............    $   --        $ 5,500     $ 5,500
Goodwill.............................................     2,181         18,113      15,932
                                                         ------        -------     -------
                                                         $2,181        $23,613     $21,432
                                                         ======        =======     =======

     The goodwill adjustment may differ as outlined above, depending on the proportion of Ross stockholders that elect all-cash consideration versus a combination of cash-and-share consideration, and also depending on whether the average closing price of chinadotcom shares is below $8.50 for the 10 trading days preceding the second trading day before the close date.

             (d) Adjustments to reflect the estimated costs associated with change of control payments and the merger (in thousands):

Adjustment for an estimate of costs associated with change
  of control payments.......................................  $2,048
Adjustment for an estimate of transaction costs associated
  with the merger...........................................   1,800
                                                              ------
                                                              $3,848
                                                              ======

     Based on a preliminary analysis, chinadotcom expects to incur, upon completion of the merger or in subsequent quarters, costs of $2.0 million for change of control payments and $1.8 million for transaction costs. The pro forma adjustments above for $3.8 million has been included in the unaudited pro forma consolidated balance sheet as of March 31, 2004. An adjustment for an estimate of the restructuring costs to be incurred by chinadotcom has not been included in the unaudited pro forma consolidated statements of operations since such adjustment is non-recurring in nature and not yet determinable. These estimates are preliminary and subject to change based on chinadotcom's finalization of its restructuring and integration plans.

             (e) Adjustments to shareholders' equity (in thousands):

                                                              (CASH-AND-SHARE
                                                                 SCENARIO)
                                                              ---------------
To record the estimated value of chinadotcom shares to be
  issued and Ross options to be assumed in the transaction,
  assuming chinadotcom share price on the last trading date
  and the average chinadotcom share price for the ten
  consecutive trading days ending on, and including, the
  trading day that is two trading days prior to the closing
  date of the merger, is $8.50..............................     $ 49,979
To eliminate Ross' historical shareholders' equity..........      (17,680)
                                                                 --------
                                                                 $ 32,299
                                                                 ========

                            CHINADOTCOM CORPORATION

6. ROSS PRO FORMA ADJUSTMENTS (CONTINUED)


                                                              (ALL-CASH SCENARIO)
                                                              -------------------
To record the estimated value of chinadotcom shares to be
  issued and Ross options to be assumed in the transaction,
  assuming chinadotcom share price on the last trading date
  and the average chinadotcom share price for the ten
  consecutive trading days ending on, and including, the
  trading day that is two trading days prior to the closing
  date of the merger, is $8.50..............................       $  4,070
To eliminate Ross' historical stockholders' equity..........        (17,680)
                                                                   --------
                                                                   $(13,610)
                                                                   ========

     The additional paid-in capital adjustment may differ as outlined above, depending on the proportion of Ross stockholders that elect all-cash consideration versus a combination of cash-and-share consideration, and also depending on whether the average closing price of chinadotcom Class A common shares is below $8.50 for the 10 trading days preceding the second trading day before the closing date.

             (f) Adjustments to net income/(loss) (in thousands):

                                                                 TWELVE          THREE
                                                              MONTHS ENDED    MONTHS ENDED
                                                              DEC. 31, 2003   MAR 31, 2004
                                                              -------------   ------------
(i)   To record the related amortization expenses resulting
      from the fair value adjustment to amortizable
      intangible assets as noted in 6(b) above.............      $  (421)        $(108)
(ii)  To record the related compensation expense resulting
      from the replacement of chinadotcom stock options for
      Ross stock options...................................       (1,606)         (256)
(iii) To record the related tax effect of item (i) above...          143            36
                                                                 -------         -----
                                                                 $(1,884)        $(328)
                                                                 =======         =====

7. INTEREST INCOME

     No adjustment has been made for lost interest income on the cash funds used to effect the acquisitions of IMI, Pivotal and Ross, which as been assumed to have taken place on January 1, 2003. Such an adjustment would have the effect of reducing income by approximately $773,000 and $193,000 for the year ended December 31, 2003 and for the three months period ended March 31, 2004 respectively.

PER SHARE INFORMATION

8. PRO FORMA EARNINGS (LOSS) PER SHARE

     The pro forma basic and diluted earnings/(loss) per share are based on the weighted average number of chinadotcom Class A common shares outstanding plus the number of chinadotcom Class A common shares issued to Pivotal shareholders and the weighted average number of shares of Ross common stock outstanding multiplied by the exchange ratio, assuming the average chinadotcom share price for the ten consecutive trading days ending on, and including, the trading day that is two trading days prior to the closing date of the merger, is $8.50.

                            CHINADOTCOM CORPORATION

9. BOOK VALUE PER SHARE

     The book value per share is based on shareholders' equity net of preferred shares over the number of chinadotcom Class A common shares outstanding plus the number of chinadotcom Class A common shares issued to Pivotal shareholders and the number of shares of Ross' common stock outstanding multiplied by the exchange ratio, assuming the average closing share price of chinadotcom for the ten consecutive trading days ending on, and including, the trading day that is two days prior to the closing date of the merger, is $8.50. The pro forma number of shares for the calculation of the pro forma book value per share at March 31, 2004 is 109,383,208.

                               INDUSTRI-MATEMATIK
                      INTERNATIONAL CORP. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                PERIOD MAY 1, 2002 THROUGH DECEMBER 10, 2002 AND
                 YEARS ENDED APRIL 30, 2002 AND APRIL 30, 2001

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

                                     INDEX
                PERIOD MAY 1, 2002 THROUGH DECEMBER 10, 2002 AND
                 YEARS ENDED APRIL 30, 2002 AND APRIL 30, 2001

                                                              PAGE(S)
                                                              -------
REPORT OF INDEPENDENT AUDITORS..............................   188

CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheets.................................   189
Consolidated Statements of Operations.......................   190
Consolidated Statements of Changes in Stockholder's
  Equity....................................................   191
Consolidated Statements of Cash Flows.......................   192
Notes to Consolidated Financial Statements..................   193

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of
Industri-Matematik International Corp.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Industri-Matematik International Corp. and its subsidiaries at December 10, 2002, April 30, 2002 and April 30, 2001 and the results of their operations and their cash flows for the period May 1, 2002 through December 10, 2002 and the fiscal years ended April 30, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 7 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" on May 1, 2002.

     As discussed in Note 1, on December 10, 2002 the Company was acquired by IMI Global Holdings Ireland Limited.

PricewaterhouseCoopers AB
Stockholm, Sweden

October 4, 2003, except for paragraph 3 of Note 17
as to which the date is October 15, 2003

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
              DECEMBER 10, 2002, APRIL 30, 2002 AND APRIL 30, 2001
           (IN THOUSANDS OF DOLLAR, EXCEPT SHARES AND PER SHARE DATA)

                                                              DECEMBER 10,   APRIL 30,   APRIL 30,
                                                                  2002         2002        2001
                                                              ------------   ---------   ---------
ASSETS
Current assets
  Cash and cash equivalents.................................   $   9,475      $16,422    $ 12,053
  Short-term investments....................................          --           --      12,866
  Accounts receivable, less allowance for doubtful accounts
     of $31, $1,058 and $1,143 at December 10, 2002, April
     30, 2002 and April 30, 2001, respectively..............      10,528        7,953      10,952
  Unbilled receivable.......................................       1,905        2,218       1,861
  Prepaid expenses..........................................       1,960        1,688       1,726
  Income taxes receivable...................................          --            3         217
  Other current assets......................................         225          384         640
                                                               ---------      -------    --------
     Total current assets...................................      24,093       28,668      40,315
                                                               ---------      -------    --------
Noncurrent assets
  Property and equipment, net...............................       2,277        3,135       4,753
  Goodwill..................................................       1,939        2,989       3,739
  Long-term cash deposit....................................       2,605        2,728       2,794
  Other noncurrent assets...................................         731          889         909
                                                               ---------      -------    --------
     Total noncurrent assets................................       7,552        9,741      12,195
                                                               ---------      -------    --------
     Total assets...........................................   $  31,645      $38,409    $ 52,510
                                                               =========      =======    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable..........................................   $     956      $ 1,341    $  1,129
  Accrued expenses and other current liabilities............       7,762        6,136       8,071
  Accrued payroll and employee benefits.....................       7,629        4,562       7,595
  Deferred revenue..........................................       5,738        5,148       7,045
                                                               ---------      -------    --------
     Total current liabilities..............................      22,085       17,187      23,840
                                                               ---------      -------    --------
Long-term liabilities
  Accrued pension liability.................................       2,082        2,093       2,880
  Other long-term liabilities...............................         107          153          --
                                                               ---------      -------    --------
     Total long-term liabilities............................       2,189        2,246       2,880
                                                               ---------      -------    --------
     Total liabilities......................................      24,274       19,433      26,720
                                                               ---------      -------    --------
Commitments and contingencies (Note 14)
Stockholders' equity
  Preferred stock, $.01 par value, 15,000,000 shares
     authorized, 0, 0, and 0 issued and outstanding
  Common stock, $.01 par value; 75,000,000 shares
     authorized, 31,966,883, 31,945,303 and 32,274,265
     issued and outstanding.................................         320          319         323
  Additional paid-in capital................................     120,860      120,849     125,206
  Accumulated deficit.......................................    (106,474)     (94,623)    (88,022)
  Accumulated other comprehensive loss......................      (5,881)      (6,214)     (5,835)
  Notes receivable from stockholders (Note 13)..............      (1,454)      (1,355)     (5,882)
                                                               ---------      -------    --------
     Total stockholders' equity.............................       7,371       18,976      25,790
                                                               ---------      -------    --------
     Total liabilities and stockholders' equity.............   $  31,645      $38,409    $ 52,510
                                                               =========      =======    ========

   The accompanying notes are an integral part of the consolidated financial statements.

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                PERIOD MAY 1, 2002 THROUGH DECEMBER 10, 2002 AND
                 YEARS ENDED APRIL 30, 2002 AND APRIL 30, 2001
           (IN THOUSANDS OF DOLLAR, EXCEPT SHARES AND PER SHARE DATA)

                                                        PERIOD MAY 1,
                                                        2002 THROUGH
                                                        DECEMBER 10,      YEAR ENDED       YEAR ENDED
                                                            2002        APRIL 30, 2002   APRIL 30, 2001
                                                        -------------   --------------   --------------
REVENUES
Licenses..............................................   $       871     $     4,479      $    13,478
Services and maintenance..............................        27,508          48,239           53,313
Other.................................................         1,408           2,562            2,564
                                                         -----------     -----------      -----------
  Total revenues......................................        29,787          55,280           69,355
                                                         -----------     -----------      -----------
COST OF REVENUES
Licenses..............................................           343             307            1,336
Services and maintenance..............................        17,325          31,870           37,375
Other.................................................           604             935              520
                                                         -----------     -----------      -----------
  Total cost of revenues..............................        18,272          33,112           39,231
                                                         -----------     -----------      -----------
  Gross profit........................................        11,515          22,168           30,124
                                                         -----------     -----------      -----------
OPERATING EXPENSES
Product development...................................         6,320          10,458           15,479
Sales and marketing...................................         5,617          10,658           15,878
General and administrative............................         4,208           7,579            9,026
Amortization of goodwill and other intangibles........            --             741            4,506
Restructuring costs...................................         5,481              --            5,391
Goodwill impairment...................................         1,200              --               --
                                                         -----------     -----------      -----------
  Total operating expenses............................        22,826          29,436           50,280
                                                         -----------     -----------      -----------
Loss from operations..................................       (11,311)         (7,268)         (20,156)
                                                         -----------     -----------      -----------
OTHER INCOME (EXPENSE)
Interest income.......................................           219             560            1,561
Interest expense......................................            (1)             (3)             (13)
Miscellaneous income (expense), net...................          (520)            109           (1,219)
                                                         -----------     -----------      -----------
Loss from operations before income taxes..............       (11,613)         (6,602)         (19,827)
Provision for income taxes............................          (238)             --          (15,424)
                                                         -----------     -----------      -----------
  Net loss............................................   $   (11,851)    $    (6,602)     $   (35,251)
                                                         ===========     ===========      ===========
Net loss per share data
  Net loss per share..................................   $     (0.37)    $     (0.20)     $     (1.10)
                                                         ===========     ===========      ===========
Net loss per share data assuming dilution
  Net loss per share..................................         (0.37)          (0.20)           (1.10)
                                                         ===========     ===========      ===========
Weighted average shares outstanding, basic and diluted
  (Note 12)...........................................    31,961,006      32,198,401       31,985,991
                                                         ===========     ===========      ===========

   The accompanying notes are an integral part of the consolidated financial statements.

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                PERIOD MAY 1, 2002 THROUGH DECEMBER 10, 2002 AND
                 YEARS ENDED APRIL 30, 2002 AND APRIL 30, 2001
           (IN THOUSANDS OF DOLLAR, EXCEPT SHARES AND PER SHARE DATA)

                                                                                      ACCUMULATED       NOTES
                                                CLASS B   ADDITIONAL                     OTHER        RECEIVABLE        TOTAL
                       COMPREHENSIVE   COMMON   COMMON     PAID-IN     ACCUMULATED   COMPREHENSIVE       FROM       STOCKHOLDERS'
                           LOSS        STOCK     STOCK     CAPITAL       DEFICIT         LOSS        STOCKHOLDERS      EQUITY
                       -------------   ------   -------   ----------   -----------   -------------   ------------   -------------
BALANCE AS OF APRIL
  30, 2000...........    $(23,761)      $318    $   --     $124,310     $ (52,771)      $(4,476)       $(5,922)        $61,459
Issuance of 284,756
  shares of common
  stock under ESPP...          --          3        --          592            --            --             --             595
Issuance of 151,900
  shares of common
  stock under Stock
  Option Plan........          --          2        --          304            --            --             --             306
Payments on notes
  receivable.........          --         --        --           --            --            --             40              40
Net loss.............     (35,251)        --        --           --       (35,251)           --             --         (35,251)
Currency translation
  adjustment.........      (1,359)        --        --           --            --        (1,359)            --          (1,359)
                         --------       ----    -------    --------     ---------       -------        -------         -------
BALANCE AS OF APRIL
  30, 2001...........     (36,610)       323        --      125,206       (88,022)       (5,835)        (5,882)         25,790
Issuance of 103,038
  shares of common
  stock under ESPP...          --          1        --          150            --            --             --             151
Subsidiary stock
  incentive plan.....          --         --        --           15            --            --             --              15
Cancellation of notes
  from
  shareholders.......          --         (4)       --       (4,523)           --            --          4,527              --
Net loss.............      (6,602)        --        --           --        (6,602)           --             --          (6,602)
Currency translation
  adjustment.........        (378)        (1)       --            1             1          (379)            --            (378)
                         --------       ----    -------    --------     ---------       -------        -------         -------
BALANCE AS OF APRIL
  30, 2002...........      (6,980)       319        --      120,849       (94,623)       (6,214)        (1,355)         18,976
Issuance of 21,580
  shares of common
  stock under ESPP...          --          1        --           11            --            --             --              12
Issuance of notes
  receivable from
  stockholders.......          --         --        --           --            --            --            (99)            (99)
Net loss.............     (11,851)        --        --           --       (11,851)           --             --         (11,851)
Currency translation
  adjustment.........         333         --        --           --            --           333             --             333
                         --------       ----    -------    --------     ---------       -------        -------         -------
BALANCE AS OF
  DECEMBER 10, 2002..    $(11,518)      $320    $   --     $120,860     $(106,474)      $(5,881)       $(1,454)        $ 7,371
                         ========       ====    =======    ========     =========       =======        =======         =======

   The accompanying notes are an integral part of the consolidated financial statements.

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                PERIOD MAY 1, 2002 THROUGH DECEMBER 10, 2002 AND
                 YEARS ENDED APRIL 30, 2002 AND APRIL 30, 2001
           (IN THOUSANDS OF DOLLAR, EXCEPT SHARES AND PER SHARE DATA)

                                                                 PERIOD
                                                              MAY 1, 2002      YEAR        YEAR
                                                                THROUGH        ENDED       ENDED
                                                              DECEMBER 10,   APRIL 30,   APRIL 30,
                                                                  2002         2002        2001
                                                              ------------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................    $(11,851)     $(6,602)   $(35,251)
Adjustments to reconcile net loss to net cash used in
  operating activities
  Depreciation and amortization.............................         959        2,924       4,291
  Provision for (recoveries of) doubtful accounts...........          99          (84)     (1,421)
  Deferred income taxes.....................................          --           --      15,424
  (Gain) loss on disposal of property and equipment.........          17         (104)         16
  Gain on disposal of other shares..........................          --         (373)         --
  Write-down of property and equipment......................         274           26       1,576
  Write-down of goodwill and other intangibles..............       1,200           --       3,010
  Changes in operating assets and liabilities
     Accounts receivable....................................      (2,575)       3,027       9,738
     Accrued income and prepaid expenses....................          41         (326)       (175)
     Income taxes...........................................          73          213          --
     Other assets...........................................         247          272         203
     Accounts payable.......................................        (385)         211        (778)
     Accrued expenses and other current liabilities.........       1,626       (1,889)        761
     Accrued payroll and employee benefits and deferred
       revenue..............................................       3,657       (4,844)      1,274
     Accrued pension liability..............................         (11)        (749)        353
     Other liabilities......................................         (46)          --          --
                                                                --------      -------    --------
       Net cash flows used in operating activities..........      (6,675)      (8,298)       (979)
                                                                --------      -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of short-term investments..........................          --           --    (118,640)
Proceeds from maturity of short-term investments............          --       12,866     125,595
Additions to property and equipment.........................        (271)        (725)     (3,057)
Long-term cash deposit......................................         123           17      (2,786)
Proceeds from sale of property and equipment................           1          104          15
Proceeds from sale of other shares..........................          --          373          --
Payment for subsidiary......................................         (70)          --          --
(Issuance) collection of notes receivable...................         (99)          --          40
                                                                --------      -------    --------
       Net cash flows provided by (used in) investing
          activities........................................        (316)      12,635       1,167
                                                                --------      -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on notes payable...................................          --           --        (303)
Issuance of common stock....................................          11          151         901
Other.......................................................        (363)        (151)       (242)
                                                                --------      -------    --------
       Net cash flows provided by (used in) financing
          activities........................................    $   (352)     $    --    $    356
                                                                ========      =======    ========
Translation differences on cash and cash equivalents........         396           32        (527)
                                                                --------      -------    --------
Net increase (decrease) in cash and cash equivalents........      (6,947)       4,369          17
Cash and cash equivalents at beginning of period............      16,422       12,053      12,036
                                                                --------      -------    --------
Cash and cash equivalents at end of period..................    $  9,475      $16,422    $ 12,053
                                                                ========      =======    ========
Supplemental disclosure of cash flow information
  Cash paid during the period for
     Interest...............................................    $      1      $    10    $     11
     Income taxes...........................................    $     --      $   312    $    526

   The accompanying notes are an integral part of the consolidated financial statements.

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                PERIOD MAY 1, 2002 THROUGH DECEMBER 10, 2002 AND
                 YEARS ENDED APRIL 30, 2002 AND APRIL 30, 2001
           (IN THOUSANDS OF DOLLAR, EXCEPT SHARES AND PER SHARE DATA)

1.   NATURE OF BUSINESS AND ORGANIZATION

     Industri-Matematik International Corp. ("IMIC" or "Company") was incorporated in the State of Delaware in 1995 and conducts it business through domestic and international subsidiaries. The Company's business was founded in 1967 by incorporation in Sweden as Industri-Matematik AB ("IMAB"). In May 1995, the then stockholders of IMAB exchanged all of their IMAB shares for shares of the Company's capital stock and IMAB became a wholly-owned subsidiary of the Company. Pursuant to a Prospectus dated September 25, 1996, 5,060,000 shares of the Company's common stock were sold to the public in an initial public offering and the Company's common stock began trading on the NASDAQ under the symbol "IMIC." During fiscal 1998, pursuant to a Prospectus dated October 31, 1997, the Company completed a secondary public offering of 8,136,250 shares of common stock.

     IMIC was formed on May 1, 1995 as the parent of Industri-Matematik AB ("IMAB"), a company domiciled in Sweden, pursuant to a corporate reorganization. The reorganization was effected by issuing all the shares of IMIC's stock to the shareholders of IMAB, based on the number and class of shares of IMAB owned by each in exchange for all of the outstanding stock of IMAB. The reorganization was accounted for in a manner similar to pooling-of-interests.

     IMIC develops, markets and supports client/server and Internet-based application software that enables manufacturers, distributors, wholesalers, retailers, logistics service providers and e-businesses to more effectively manage their supply chains and their customer relationships. Supply chain management encompasses the execution of multiple customer-focused order fulfillment processes, including order management, pricing and promotion, handling, sourcing, warehouse management, transportation management, service management, customer relationship management and replenishment planning and coordination. IMIC's software products monitor and manage events beyond the physical limitations of the enterprise. The Company's software products are designed to meet the complex fulfillment and customer service needs of distribution-intensive businesses. These products allow customers to leverage the value of their existing enterprise systems by integrating with legacy, new client/server and new Internet-based manufacturing, advanced planning and financial management systems. The Company has a professional services organization and relationships with third-party technology vendors and system integrators that configure solutions for clients.

     On December 10, 2002, the Company was acquired by IMI Global Holdings Ireland Limited ("IMI Ireland"), a private limited liability company incorporated and organized under the laws of the Republic of Ireland. IMI Ireland was incorporated on November 8, 2002 and was, at that time, owned by Symphony Technology II-A L. P. ("Symphony"), a Delaware limited liability partnership. As a result of IMI Ireland having acquired the Company, IMIC was delisted from the NASDAQ.

     These financial statements as of December 10, 2002 do not reflect the acquisition of IMIC by Symphony.

2.   SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of IMIC and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

  REVENUE RECOGNITION

     License revenues represent sales of the Company's software. Service revenues represent sales from consulting implementation and training services (together referred to as professional services). Annual maintenance and support revenues consist of ongoing support and sales of product updates. Other revenues primarily represent hardware sales. Revenue is recognized when the basic criteria in Statement of Position ("SOP") 97-2, Software Revenue Recognition, have been met -- which are that persuasive evidence of an arrangement exists and delivery has occurred, the fee is fixed and determinable, collectibility is probable and the arrangement does not require significant customization of the software.

     The Company typically licenses its software in multiple element arrangements in which the customer purchases a combination of software, maintenance/support and/or professional services. The Company is able to determine fair value for professional services and support and maintenance based on the price charged when these elements are sold separately. For professional service engagements, the Company's estimates of fair value are supported by hourly rates charged to customers in professional service engagements where there is no associated license or maintenance/support arrangements. For maintenance/support contracts, pricing of contract renewals after the initial contract term has expired supports the Company's estimates of fair value. The Company does not sell its software product on a stand-alone basis; its software product is always sold with maintenance/support services. Accordingly, the fair value of the software is determined using the residual approach in these multiple-element arrangements.

     Maintenance and support revenue is deferred and recognized ratably over the term of the agreement, generally one year. Service revenue is recognized as the Company performs the services in accordance with the contract.

     The Company considers a license fee payable on extended terms to be fixed and determinable and accounts for it as accrued revenue when there is no continuing obligation on the part of the Company, the customer is financially viable, the term of the license extends past the last payment, there are no issues regarding potential obsolescence of the software, the customer has no intent to upgrade and the Company has a history of collecting full payment under equivalent payment terms without concession. The Company's standard terms for license arrangements typically are for a perpetual license with payment terms typically within 90 days. When the Company agrees to accept some portion of its payment pursuant to a license fee outside of its normal payment terms, management determines on a contract-by-contract basis whether the future payment is fixed and determinable based upon the factors set forth in Technical Practice Aid ("TPA") 5100.56, Concessions and Software Revenue Recognition, and TPA 5100.57, Overcoming Presumption of Concessions in Extended Payment Term Arrangements and Software Revenue Recognition. When making such a determination on the basis of TPA 5100.56 and TPA 5100.57, the factors that the Company most often considers include comparing the current class of customer, the current types of products and current payment term length against the Company's historical arrangements. In those license fee arrangements with extended payment terms, the rest of the contract terms do not differ from the Company's other standard terms and conditions. The Company has historically received full payment on these license fee arrangements without concession.

     In a multiple element arrangement when fair value exists for all of the undelivered elements in the arrangement, but does not exist for one of the delivered elements in the arrangement, the Company recognizes revenue using the "residual method" in accordance with SOP 98-9, Software Revenue Recognition in Respect to Certain Arrangements. Under the "residual method", the Company defers revenue for the fair value of its undelivered elements (typically, professional services and maintenance) and recognizes revenue for the remainder of the arrangement fee attributable to the delivered elements (typically, the software product) when the basic criteria in SOP 97-2, Software Revenue Recognition, have been met.

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

     If the Company provides services on a fixed price contract, or the services are considered essential to the functionality of software products sold, or if software sold requires significant production, modification or customization, license and services revenue is accounted for in accordance with SOP 81-1, Accounting for Performance of Construction Type and Certain Production Type Contracts, which requires the use of the percentage-of-completion method of revenue recognition. In these cases, software revenue is recognized based on labor hours incurred to date compared to total estimated labor hours for the contract. Out of the Company's unbilled receivables at December 10, 2002, $1,200 relates to the projects accounted for in accordance with percentage of completion method.

     Under the terms of the Company's License Agreements and Professional Service Agreements, in general, the only warranties provided are that the software will function in accordance with the applicable software documentation by a specified date. As these warranties are effective for a very limited time period and historically the Company has not had any significant warranty claims, the Company's policy has been to record no warranty provision upon the recognition of license revenues. In addition, due to the Company's insignificant product returns and price adjustments in past years, no provision is made for product returns and price adjustments upon recognition of software license revenues. The Company reviews on a project-by-project basis the cost of claims that it considers to be "warranty" type claims under Professional Services Agreements by establishing project reserves. The Company will continue to evaluate the need for recording a warranty provision upon recognition of software license revenues and delivery of customer modification work.

  PRODUCT DEVELOPMENT COSTS

     Software development costs are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.

     Costs incurred in the product development of new software products are expensed as incurred until technological feasibility has been established. To date, the establishment of technological feasibility of the Company's products and general release substantially coincide. As a result, the Company has not capitalized any software development costs since such costs have been immaterial.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based upon estimated useful lives of the assets as follows:

Computer equipment..........................................        3 years
Furniture and fixtures......................................  1 to 10 years
Leasehold improvements......................................        5 years
Software acquired...........................................   1 to 3 years

     Equipment purchased under capital leases is amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term.

     Upon retirement or sale of property and equipment, cost and accumulated depreciation on such assets are removed from the accounts and any gains or losses are reflected in the statement of operations. Maintenance and repairs are charged to expense as incurred.

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

  LONG-LIVED ASSETS

     Prior to May 1, 2002, The Company assessed the impairment of Long-lived assets in accordance with SFAS No. 121, Accounting for the impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of. On May 1, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of, and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented.

     The carrying values of long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. An impairment would be determined based on a comparison of future undiscounted cash flows to the underlying assets. If required, adjustments would be measured based on discounted cash flows. The adoption of SFAS No. 144 did not have a material impact on the Company.

  FOREIGN CURRENCY TRANSLATION

     The functional currency of IMIC's foreign subsidiaries is the applicable local currency. The translation from the respective foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for income statement accounts using a weighted average exchange rate during the period. Gains or losses resulting from such translation are included as a separate component of accumulated other comprehensive loss. Gains or losses resulting from foreign currency transactions are included in miscellaneous income (expense) except for the effect of exchange rates on intercompany transactions of a long-term investment nature, which are accumulated and credited or charged to other comprehensive loss.

  CONCENTRATION OF RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable with customers and short-term investments. Credit risk with respect to accounts receivable, however, is limited due to the number of customers comprising the Company's customer base and their dispersion principally across the United States, Scandinavia, the United Kingdom, the Netherlands and Australia. The Company's customers are generally multi-national companies in the food and beverage, pharmaceutical, consumer electronics, automotive parts and industrial sector industries. The Company performs ongoing credit evaluations of its customers and does not require collateral. The Company maintains allowances for potential credit losses. Short-term investments are placed with high credit quality financial institutions or in short-duration, high quality debt securities.

     A significant portion of the Company's business is conducted in currencies other than the U.S. dollar (the currency in which its financial statements are stated), primarily the Swedish krona and, to a lesser extent, the U.K. pound sterling, the Euro, the Australian dollar and the Canadian dollar. The Company incurs a significant portion of its expenses in Swedish krona, including a significant portion of its product development expenses and a substantial portion of its general and administrative expenses. As a result, appreciation of the value of the Swedish krona relative to the other currencies in which the Company generates revenues, particularly the U.S. dollar, could adversely affect operating results. The Company does not currently undertake hedging transactions to cover its currency exposure, but the Company may choose to hedge a portion of its currency exposure in the future as it deems appropriate.

     License and service and maintenance revenues related to the Company's software products have represented a substantial portion of the Company's revenues in recent years and are expected to continue to represent a substantial portion of the Company's revenue in the future. The Company's success depends

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES on continued market acceptance of its suite of software and services as well as the Company's ability to introduce new versions of software or other products to meet the evolving needs of its customers.

  CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The Company considers all highly liquid, low risk debt instruments purchased with original maturity dates of three months or less to be cash equivalents. The Company's short-term investments comprise fixed income securities with original maturities of more than 90 days at the time of purchase. The Company classifies its short-term investments in fixed income securities as available-for-sale securities, which are carried at their fair value based upon the quoted market prices of those investments at the respective balance sheet date. Accordingly, the change in unrealized gains and losses with respect to these securities is recorded as a direct increase or decrease in stockholders' equity, net of deferred income tax, if any (Note 3).

     Fixed income securities available for sale are purchased with the original intent to hold to maturity, but which may be available for sale if market conditions warrant, or if the Company's investment policies dictate, in order to maximize the Company's investment yield. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold. When impairment of the value of an investment is considered other than temporary, the decrease in value is reported in earnings as a realized investment loss and a new cost basis is established.

  UNBILLED RECEIVABLES

     Unbilled receivables represent unbilled income recognized on fixed price services contracts and scheduled amounts due from customers on terms which are longer than typical trade terms.

     The Company considers a license fee payable on extended terms to be fixed and determinable and accounts for it as accrued revenue when there is no continuing obligation of the part of the Company, the customer is financially viable, the term of the license extends past the last payment, there are no issues regarding potential obsolescence of the software and the customer has no intent to upgrade.

  USE OF ESTIMATES

     The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting years. Actual results could differ from those estimates.

  COMPREHENSIVE LOSS

     The Company follows SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income and its components. "Comprehensive loss" includes foreign currency translation gains and losses that have been previously excluded from net loss and reflected instead in equity. The Company has reported the components of comprehensive loss on its consolidated statements of changes in stockholders' equity.

  NET LOSS PER SHARE

     Net loss per share amounts have been computed in accordance with SFAS No. 128, Earnings Per Share. For each of the periods presented, net loss per share amounts were computed based on the weighted average number of shares of common stock outstanding during the period. Net loss per share, assuming dilution amounts were computed based on the weighted average number of shares of common

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES stock and potential common stock outstanding during the period. Potential common stock relates to stock options outstanding for which the dilutive effect is calculated using the treasury stock method. The computations of net loss per share, assuming dilution for the period May 1, 2002 through December 10, 2002 and the years ended April 30, 2002 and 2001, do not assume the exercise of stock options since the effect would be antidilutive as a result of the losses for those fiscal years.

  STOCK-BASED COMPENSATION

     The Company follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, ("APB No. 25") in accounting for its stock-based compensation plans. Under APB No. 25, no compensation expense is recognized for the Company's stock-based compensation plans since the exercise prices of awards under the Company's plans are at current market prices of the Company's stock on the date of grant.

  CASH FLOW INFORMATION

     Cash flows in foreign currencies have been converted to U.S. dollars at an approximate weighted average exchange rate.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company discloses the estimated fair values for all financial instruments for which it is practicable to estimate fair value. Financial instruments including cash and cash equivalents, receivables and payables, derivative instruments and current portions of long-term debt are deemed to approximate fair value due to their short maturities.

  HEDGE ACCOUNTING

     SFAS No. 133, as amended by SFAS No. 138, requires that an entity recognizes all derivative instruments as either assets or liabilities in the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if it is, the type of hedge transaction.

  INCOME TAXES

     The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates that are applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized, to the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in net income in the period in which the tax rate change in enacted. The statement also requires a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized.

  EFFECT OF RECENT PRONOUNCEMENTS

     In November 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others ("FIN No. 45"). FIN No. 45 requires that a guarantor recognize a liability at inception of certain guarantees and disclose certain other types of guarantees, even if the likelihood of requiring the guarantor's performance is remote. The initial recognition and measurement

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES provisions of FIN No. 45 are applicable to guarantees issued or modified after December 31, 2002. The disclosure provisions of FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002.

     The Company's standard product license agreement contains clauses whereby the Company warrants that the licensed software does not infringe any third-party copyright or patent. The Company's obligations for a breach of this warranty shall be to modify or replace the licensed software at the Company's expense with functionally equivalent software so as to eliminate the infringement and to indemnify the Customer from any third party infringement claim. The Company does not expect to incur any infringement liability as a result of the customer indemnification clauses.

     In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, Consolidation of Variable Entities ("FIN No. 46"), an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, which addresses the criteria for consolidation by business enterprises of variable interest entities. The Company does not have variable interest entities and, therefore, FIN No. 46 will have no impact on the financial position or results of operations of the Company.

     In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143, which is effective for fiscal years beginning after June 15, 2002, establishes accounting standards for the recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. IMIC adopted the provisions of SFAS No. 143 as of May 1, 2002. SFAS No. 143 did not have an effect on the Company's financial position or results of its operations.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure. SFAS No. 148 provides alternative methods of transition for a voluntary change to fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company will adopt the disclosure provisions of SFAS No. 148 beginning May 1, 2003.

3.   SHORT TERM INVESTMENTS

     Short-term investments are comprised of fixed income securities which are classified as available-for-sale securities. As of December 10, 2002 and April 30, 2002, the Company had no short-term investments. As of April 30, 2001, the Company had two Federal Agency securities with an amortized cost of $4,000 and $6,900 which approximated fair value. The Federal Agency securities matured within one year. During the years ended April 30, 2002 and April 30, 2001, maturities of fixed income securities resulted in aggregate proceeds of $12,900 and $125,600, respectively.

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

4.   ACCOUNTS RECEIVABLE ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The following table provides a summary of the activity in the accounts receivable allowance for doubtful accounts for the period May 1, 2002 through December 10, 2002, and the years ended April 30, 2002 and April 30, 2001:

                                                           PERIOD
                                                        MAY 1, 2002      YEAR        YEAR
                                                          THROUGH        ENDED       ENDED
                                                        DECEMBER 10,   APRIL 30,   APRIL 30,
                                                            2002         2002        2001
                                                        ------------   ---------   ---------
Balance at beginning of period........................    $ 1,058       $1,143      $ 2,486
Charged (credited) to expense.........................         99          (70)         422
Deductions............................................     (1,126)         (15)      (1,765)
                                                          -------       ------      -------
Balance at end of year................................    $    31       $1,058      $ 1,143
                                                          =======       ======      =======

     A significant portion of the amount in the allowance for doubtful accounts at April 30, 2002 related to an ongoing dispute with a former customer. In fiscal 2002, the Company obtained an arbitration award against the former customer (subsequently reduced to judgment). The Company has subsequently determined that it will be unable to collect this receivable due to the financial position of the former customer. Accordingly, the Company has written off this receivable, utilizing the allowance previously established.

5.   FOREIGN CURRENCY TRANSLATION

     For the period May 1, 2002 through December 10, 2002 and years ended April 30, 2002 and 2001, respectively, foreign exchange gains (losses) of ($176), $155 and $380 were recorded by the Company.

6.   PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost, less accumulated depreciation. Property and equipment consist of:

                                                     DECEMBER 10,   APRIL 30,   APRIL 30,
                                                         2002         2002        2001
                                                     ------------   ---------   ---------
Computer equipment.................................    $  8,546     $  8,838    $  8,980
Furniture and fixtures.............................       3,918        3,588       4,025
Leasehold improvements.............................         697          922         873
Software acquired..................................         238          221       3,396
                                                       --------     --------    --------
                                                         13,399       13,569      17,274
Less accumulated depreciation and amortization.....     (11,122)     (10,434)    (12,521)
                                                       --------     --------    --------
                                                       $  2,277     $  3,135    $  4,753
                                                       ========     ========    ========

     During the year ended April 30, 2001, the Company reorganized its reporting units providing more geographical responsibility. This resulted in the cancellation of projects related to building worldwide internal accounting and reporting systems. Along with this decision, it was determined that capitalized software and implementation costs were impaired as they would no longer provide an economic benefit to the new structure. This resulted in a net book value write-off of $1,490.

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

     Included in property and equipment are assets leased under capital lease obligations as follows:

                                                        DECEMBER 10,   APRIL 30,   APRIL 30,
                                                            2002         2002        2001
                                                        ------------   ---------   ---------
Computer equipment....................................     $  73         $  73       $  73
Furniture and fixtures................................       120           120         120
                                                           -----         -----       -----
                                                             193           193         193
Less accumulated depreciation and amortization........      (193)         (193)       (193)
                                                           -----         -----       -----
                                                           $  --         $  --       $  --
                                                           =====         =====       =====

     The amortization expense on capital leases amounted to $0, $0 and $11 for the period May 1, 2002 through December 10, 2002 and the years ended April 30, 2002 and April 30, 2001, respectively.

7.   GOODWILL AND OTHER INTANGIBLES

     In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 eliminates amortization of goodwill and intangible assets with indefinite lives and requires a transitional impairment test of these assets within six months of the date of adoption and an annual impairment test thereafter and in certain circumstances. The Company adopted SFAS No. 141 effective July 1, 2001 and adopted SFAS No. 142 effective May 1, 2002. The Company had completed the transitional impairment test of goodwill as of May 1, 2002, and no impairment was noted.

     During the period ended December 10, 2002, the business operations of Abalon AB continued to significantly under perform compared to the Company's operating plan. As a result, the Company determined that there was a need to reassess the goodwill associated with Abalon AB. As a result of this analysis, the Company recorded an impairment charge of $1,200 against the carrying value of goodwill related to Abalon AB during the period ended December 10, 2002.

     The following is a reconciliation of the net loss and loss per share of common stock between the amounts reported by the Company and the adjusted amounts reflecting the new accounting requirements related to goodwill amortization for the periods presented:

                                                         PERIOD
                                                      MAY 1, 2002      YEAR        YEAR
                                                        THROUGH        ENDED       ENDED
                                                      DECEMBER 10,   APRIL 30,   APRIL 30,
                                                          2002         2002        2001
                                                      ------------   ---------   ---------
Net loss as reported................................    $(11,851)     $(6,602)   $(35,251)
Add back goodwill amortization, net of tax..........          --        1,042       1,431
                                                        --------      -------    --------
Net loss as adjusted................................    $(11,851)     $(5,560)   $(33,820)
                                                        ========      =======    ========
Net loss per share as reported......................       (0.37)       (0.20)      (1.10)
Net loss per share as adjusted......................       (0.37)       (0.17)      (1.06)

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

  INVESTMENT IN GOODWILL

     The changes in the carrying value of goodwill for the period May 1, 2002 through December 10, 2002 and the years ended April 30, 2002 and 2001 were as follows:

                                                           ABALON AB   OTHERS   TOTAL
                                                           ---------   ------   ------
Beginning balance, May 1, 2000...........................   $3,939     $1,003   $4,942
Impairment...............................................     (106)        --     (106)
Contingent consideration.................................       --        334      334
Amortization.............................................     (841)      (590)  (1,431)
                                                            ------     ------   ------
Ending balance, April 30, 2001...........................    2,992        747    3,739
Additions................................................       --        367      367
Amortization.............................................     (834)      (208)  (1,042)
Currency effect..........................................       --        (75)     (75)
                                                            ------     ------   ------
Ending balance, April 30, 2002...........................    2,158        831    2,989
Additions................................................       --         70       70
Impairment...............................................   (1,200)        --   (1,200)
Currency effect..........................................       --         80       80
                                                            ------     ------   ------
Ending Balance, December 10, 2002........................   $  958     $  981   $1,939
                                                            ======     ======   ======

     Amortization of other intangibles amounted to $513 during the year ended April 30, 2001. After April 30, 2001, all intangibles were fully amortized.

8.   INCOME TAXES

     Loss from continuing operations before income taxes was distributed geographically as follows:

                                                         PERIOD
                                                      MAY 1, 2002      YEAR        YEAR
                                                        THROUGH        ENDED       ENDED
                                                      DECEMBER 10,   APRIL 30,   APRIL 30,
                                                          2002         2002        2001
                                                      ------------   ---------   ---------
Domestic U.S. ......................................    $ (6,022)     $(4,754)   $ (2,549)
Foreign.............................................      (5,591)      (1,848)    (17,278)
                                                        --------      -------    --------
                                                        $(11,613)     $(6,602)   $(19,827)
                                                        ========      =======    ========

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

     Components of the provision for income taxes are as follows:

                                                          PERIOD
                                                       MAY 1, 2002      YEAR        YEAR
                                                         THROUGH        ENDED       ENDED
                                                       DECEMBER 10,   APRIL 30,   APRIL 30,
                                                           2002         2002        2001
                                                       ------------   ---------   ---------
CURRENT
Federal..............................................     $  --        $    --    $     --
State................................................        --             --          --
Foreign..............................................      (238)            --          --
                                                          -----        -------    --------
  Total current provision............................      (238)            --          --
                                                          -----        -------    --------
DEFERRED
Federal..............................................        --             --      (7,382)
State................................................        --             --      (2,204)
Foreign..............................................        --             --      (5,839)
                                                          -----        -------    --------
  Total deferred provision...........................        --             --     (15,425)
                                                          -----        -------    --------
  Total provision for income taxes...................     $(238)       $    --    $(15,425)
                                                          =====        =======    ========

                                                       DECEMBER 10,   APRIL 30,   APRIL 30,
                                                           2002         2002        2001
                                                       ------------   ---------   ---------
DEFERRED INCOME TAXES, NONCURRENT ASSET
Net operating loss carryforwards.....................    $33,340       $31,275     $29,332
Allowance for doubtful accounts......................         12           347         359
Restructuring........................................         51        (1,078)      1,078
Depreciation.........................................        400           191          19
Capital loss carryover...............................        251            --          --
Other................................................        750           258          35
                                                         -------       -------     -------
  Total deferred income taxes, noncurrent asset......     34,804        30,993      30,823
  Valuation allowance................................    (34,804)      (30,993)    (30,823)
                                                         -------       -------     -------
Total net deferred income taxes, noncurrent asset....    $    --       $    --     $    --
                                                         =======       =======     =======

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

     A reconciliation of the provision for income taxes to the amount computed by applying the statutory rates is as follows:

                                       PERIOD MAY 1,               YEAR ENDED
                                        2002 THROUGH     ------------------------------
                                        DECEMBER 10,       APRIL 30,       APRIL 30,
                                            2002             2002             2001
                                       --------------    -------------   --------------
Statutory rate.......................  $3,948     34%    $ 2,245    34%  $  6,741    34%
Valuation of temporary differences...  (3,439)   (30)     (1,665)  (26)    (3,867)  (20)
Increase in valuation allowance of
  deferred tax asset.................      --     --          --    --    (15,424)  (78)
Foreign taxes........................    (242)    (2)       (293)   (4)    (1,326)   (6)
Permanent differences................    (477)    (4)       (287)   (4)    (1,611)   (8)
Other................................     (28)    --          --    --         63    --
                                       ------    ---     -------   ---   --------   ---
  Effective tax rate.................  $ (238)    (2)%   $    --     0%  $(15,424)  (78)%
                                       ======    ===     =======   ===   ========   ===

     The Company has applied a full valuation allowance to deferred tax assets generated after April 30, 1999. In April 2001, the Company recorded an additional charge to income amounting to $15,400 by increasing the valuation allowance by the same amount. A 100 percent allowance was applied by management based upon the Company's continuing nonprofitable operations and inability to predict when this asset could be realized. At April 30, 2002 and December 10, 2002, 100 percent valuation allowances were applied against the Company's deferred tax assets. Of the net operating loss carryforwards, $33,685 were incurred in the United States and $52,414 were incurred in Sweden. The net operating loss carryforwards, of which substantially all were incurred after April 30, 1998, may be carried forward to offset future income up to 20 years in the United States and indefinitely in Sweden.

9.   ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

                                                        DECEMBER 10,   APRIL 30,   APRIL 30,
                                                            2002         2002        2001
                                                        ------------   ---------   ---------
Accrued purchases.....................................     $1,539       $1,586      $2,274
Project reserves......................................         --           63         148
Accrued consultancy...................................        342          293         645
Accrued restructuring costs (Note 16).................        176           --       1,355
Accrued pension taxes.................................      1,009          588         588
Short-term portion pension liability..................        667          700          --
Value-added tax.......................................        448          225         374
Employee withholding taxes............................         --          470         580
Fair value provision for put option...................      2,009        1,620       1,384
Other.................................................      1,572          591         723
                                                           ------       ------      ------
                                                           $7,762       $6,136      $8,071
                                                           ======       ======      ======

     Short-term portion of pension liability relates to a scheduled reduction of pension debt by paying premiums and transferring employees from the pension plan administered by Swedish PRI authority to the Swedish National Pension Organization Plan administered by Alecta (Note 11). The pension debt will be reduced each year going forward by approximately the same amount for the next three and a half years.

     During November 2000, the Company entered into a hedge transaction with a bank to offset potential Swedish social security fee liability upon exercise of stock options by employees living in Sweden. The

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES arrangement involved the issuance by the bank of a call to the Company settleable in cash, which the bank elected to cover by purchasing shares of the Company's common stock. The Company offset a portion of the cost of the call by issuing to the bank a right to put shares of Company common stock to the Company. Gain or loss to the Company on the closing of the transaction will be realized based upon the increase or decrease in the price of the Company's common stock. As a result of the decline in the value of the Company's common stock, as of December 10, 2002, April 30, 2002 and April 30, 2001, the Company has a provision for the decline in fair value recorded in its books relating to the put issued to the bank amounting to $2,000, $1,600 and $1,400, respectively.

     Adjustments to this provision to reflect movements in the Company's common stock price have resulted in nonoperating charges during the period May 1, 2002 through December 10, 2002 and in fiscal year 2002 and fiscal year 2001 of $400, $200 and $1,400, respectively. The provision is reviewed quarterly and adjusted to reflect the underlying common stock value and will be reversed in full if the price of the common stock reaches $4.536 per share, which is the exercise price of the put. On December 10, 2002, April 30, 2002 and April 30, 2001, the exercise price of the call option ($4.536) used to hedge potential Swedish social security fees was above the market price of the Company's common stock. Since there was no active market for these types of options, the value of the call option was limited to a calculated option premium, which was offset in the financial statements by the corresponding premium on the put option. The original net premium of $50 will be amortized over the five-year term of the option. The number of shares of Company common stock subject to the call at any given time, which depends on the number of options outstanding form time to time, is presently 450,000 and is not expected to exceed that number. As part of that transaction, the Company deposited $2,100 with the bank and recorded a noncurrent asset in that amount.

10. ACCRUED PAYROLL AND EMPLOYEE BENEFITS

                                                        DECEMBER 10,   APRIL 30,   APRIL 30,
                                                            2002         2002        2001
                                                        ------------   ---------   ---------
Accrued commissions...................................     $   34       $   79      $  398
Accrued payroll taxes.................................        175          398         977
Accrued vacation pay..................................      1,425        1,807       1,571
Accrued salaries and bonus............................      1,059        1,118       1,398
Accrued restructuring costs (Note 16).................      4,414           --       2,256
Accrued severance costs...............................         --          439          --
Accrued pension expenses..............................        520          529         703
Debt for ESPP.........................................          2           17         145
Other.................................................         --          175         147
                                                           ------       ------      ------
                                                           $7,629       $4,562      $7,595
                                                           ======       ======      ======

11. EMPLOYEE BENEFIT PLANS

     The Company provides retirement benefits for substantially all employees in the United States and in foreign locations. In the U.S., the U.K. and the Netherlands, the Company sponsors defined contribution plans. In addition, IMAB has a supplemental defined contribution plan for certain key management employees.

     IMAB participates in several pension plans (noncontributory for employees) which cover substantially all employees of its Swedish operations. The plans are in accordance with a nationally-agreed standard plan, the ITP Plan, and administered by a national organization, Pensionsregisteringsinstitutet ("PRI").

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

The level of benefits and actuarial assumptions are calculated and established by the national organization and, accordingly, IMAB may not change benefit levels or actuarial assumptions. The Company accounts for pensions in accordance with SFAS No. 87, Employers" Accounting for Pensions. In March 2001, IMAB amended its financing of these plans from financing via corporate assets to financing via premiums paid to Alecta, the Swedish National Pension Organization. The pension book reserve will, in the future, only increase with an interest component. IMAB has provided a guaranty to Forsakringsbolaget Pensions Garanti ("FPG"), a third party guarantor of pension liabilities, in the amount of $650. This guaranty is in the form of a collateralized bank deposit of the same amount and is recorded as a noncurrent asset. During the period May 1, 2002 through December 10, 2002, IMAB has amortized its liability by $565. It is expected that IMAB will continue to amortize its remaining liability by approximately $650 per year for the next 3 1/2 years.

     Effective April 30, 1999, the Company adopted SFAS No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits. SFAS No. 132 does not change the measurement or recognition of those plans, but revises the disclosure requirements for pension and other postretirement benefit plans for all years presented. The net periodic benefit cost for the IMAB's defined benefit retirement plan in Sweden include the following components:

                                                           PERIOD
                                                        MAY 1, 2002      YEAR        YEAR
                                                          THROUGH        ENDED       ENDED
                                                        DECEMBER 10,   APRIL 30,   APRIL 30,
                                                            2002         2002        2001
                                                        ------------   ---------   ---------
Service cost..........................................      $ --         $ --        $337
Interest cost.........................................       110          168         167
Amortization of actuarial net loss....................         1            2           8
Amortization of transition obligation.................         1           --           2
                                                            ----         ----        ----
  Net periodic benefit cost...........................      $112         $170        $514
                                                            ====         ====        ====

     The following table sets forth the change in the benefit obligation for IMAB's defined benefit plan in Sweden:

                                                        DECEMBER 10,   APRIL 30,   APRIL 30,
                                                            2002         2002        2001
                                                        ------------   ---------   ---------
Change in benefit obligation
  Benefit obligation at beginning of period...........     $3,170       $3,047      $3,094
  Service cost........................................         --           --         337
  Interest cost.......................................        110          168         167
  Actuarial loss......................................        372          322          --
  Benefits paid.......................................         (4)          (7)        (19)
  Settlement..........................................       (565)        (313)         --
  Effect of foreign currency exchange rates...........        445          (47)       (532)
                                                           ------       ------      ------
  Benefit obligation at end of period.................     $3,528       $3,170      $3,047
                                                           ======       ======      ======

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

     The following table shows the Plan's funded status and amounts recognized in the consolidated balance sheet:

                                                       DECEMBER 10,   APRIL 30,   APRIL 30,
                                                           2002         2002        2001
                                                       ------------   ---------   ---------
Actuarial present value of benefit obligation
  Funded status......................................    $(3,528)      $(3,170)    $(3,047)
  Unrecognized actuarial loss........................        776           373         159
  Unrecognized transition obligation.................          3             4           8
                                                         -------       -------     -------
                                                         $(2,749)      $(2,793)    $(2,880)
                                                         =======       =======     =======
  Out of which long-term liability...................     (2,082)       (2,093)     (2,880)
  Out of which short-term liability..................       (667)         (700)         --

     The following assumptions were used to determine the IMAB's obligation under the Swedish plan:

                                                        DECEMBER 10,   APRIL 30,   APRIL 30,
                                                            2002         2002        2001
                                                        ------------   ---------   ---------
Discount rate.........................................      5.30%        5.75%       5.75%
Salary increase.......................................      3.00%        3.00%       3.00%
Inflation.............................................      2.00%        2.00%       2.00%

  DEFINED CONTRIBUTION PLAN

     Contributions by the Company relating to its defined contribution plans for the period ended May 1, 2002 through December 10, 2002 and years ended April 30, 2002 and April 30, 2001 were $1,900, $2,493 and $2,606, respectively. During the period May 1, 2002 through December 10, 2002 and fiscal year 2002, the Company received refunds from the Swedish National Pension Organization, Alecta, amounting to $0 and $802, respectively. These refunds were related to an overfunding of the pension plans administered by Alecta in earlier years. Alecta was required by the Swedish Government to return the overfunded portion of these funds to the contributing employers.

12. STOCKHOLDERS' EQUITY AND NUMBER OF SHARE INFORMATION

     IMIC's Amended and Restated Certificate of Incorporation as in effect on December 10, 2002, authorizes (i) 15,000,000 shares of preferred stock with a par value of $0.01, and (ii) 75,000,000 shares of common stock with a par value of $0.01 of which 12,500,000 shares have been designated as Class B common stock. No shares of preferred stock or Class B common stock were outstanding at December 10, 2002. On April 30, 2003, IMIC amended and restated its Certificate of Incorporation to (1) eliminate its preferred and Class B common stock, and
(2) reduce its authorized stock to 3,000 shares of common stock, par value $0.01 per share.

     As of December 10, 2002, total shareholders' equity includes an amount of SEK 40,800,000 (approximately U.S. $4,300) in IMAB which is restricted as to usage according to Swedish Company Law. The amount only can be used to cover a net deficit, for an increase in share capital, or for other uses as agreed by the courts.

     On January 31, 2002, the Company and the shareholders concerned cancelled purchases aggregating 432,000 shares of common stock. Accordingly, the number of shares outstanding and the related notes receivable from shareholders have been adjusted.

     There have not been any repurchases of common stock during the period May 1, 2002 through December 10, 2002 or the years ended April 30, 2002 and 2001.

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

  SHARE INFORMATION

     For each of the periods presented, income available to common shareholders (the numerator) used in the computation of net loss per share was the same as the numerator used in the computation of net loss per share assuming dilution. A reconciliation of the denominators used in the computations of net loss per share and net loss per share assuming dilution is as follows:

                                                     PERIOD
                                                  MAY 1, 2002
                                                    THROUGH      YEAR ENDED   YEAR ENDED
                                                  DECEMBER 10,   APRIL 30,    APRIL 30,
                                                      2002          2002         2001
                                                  ------------   ----------   ----------
Weighted average shares outstanding.............   31,961,006    32,198,401   31,985,991
Effect of dilutive stock options................           --            --           --
                                                   ----------    ----------   ----------
Adjusted weighted average shares outstanding
  assuming dilution.............................   31,961,006    32,198,401   31,985,991
                                                   ==========    ==========   ==========

13. STOCK COMPENSATION PLANS

  STOCK OPTION PLANS

     In May 1995, IMIC adopted the Industri-Matematik International Corp. Stock Option Plan ("1995 Plan"), and in October 1998, IMIC adopted the
Industri-Matematik International Corp. 1998 Stock Option Plan ("1998 Plan") (the 1995 Plan and 1998 Plan, collectively, "U.S. Plans").

     The U.S. Plans provide for grants of incentive stock options to key employees (including officers and employee directors) of the Company and nonincentive stock options to key employees and members of IMIC's Board of Directors, consultants and other advisors of the Company who are not employees. The maximum term for either form of option is ten years, and the options which have been granted have had vesting periods of three to five years. A total of 3,000,000 shares of common stock were reserved for future issuance under the 1995 Plan, of which 2,259,500 were available for grant as of December 10, 2002. Of the total of 4,000,000 shares reserved for issuance under the 1998 Plan, 1,513,500 were available for grant as of December 10, 2002.

     Since there has been a public market for the Company's common stock, all stock options have been granted with an exercise price equal to or exceeding the market price. IMIC's Board of Directors believes that all stock options granted prior to there being such public market were granted with an exercise period equal to or exceeding the fair value of such common stock on the date of the grant, based on the facts, circumstances and limitations existing at the time of their determinations.

     Pursuant to the acquisition of IMIC by IMI Ireland, the U.S. Plans were cancelled in early 2003.

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

     The following is a summary of option transactions and exercise prices as it relates to the U.S. Plans.

                                                                                   WEIGHTED
                                                                                   AVERAGE
                                                                                   EXERCISE
                                                  OPTIONS      PRICE PER OPTION     PRICE
                                                 ----------   ------------------   --------
Outstanding at April 30, 2000..................   3,984,850   $1.91    -- $26.38    $5.27
  Granted......................................     270,500   $1.72    -- $3.50     $2.24
  Exercised....................................    (151,900)  $1.91    -- $4.00     $2.03
  Terminated...................................    (914,000)  $1.91    -- $20.38    $4.61
Outstanding at April 30, 2001..................   3,189,450   $1.72    -- $26.38    $5.31
  Granted......................................   1,753,500   $0.65    -- $1.15     $0.96
  Exercised....................................          --   $  --    -- $  --     $  --
  Terminated...................................  (1,305,950)  $1.00    -- $26.38    $8.29
Outstanding at April 30, 2002..................   3,637,000   $0.65    -- $26.38    $2.91
  Granted......................................     280,000   $0.70    -- $0.93     $0.77
  Exercised....................................          --   $  --    -- $  --     $  --
  Terminated...................................    (690,500)  $0.83    -- $6.00     $1.44
Outstanding at December 10, 2002...............   3,226,500   $0.65    -- $26.38    $3.04
Vested at December 10, 2002....................   1,994,091   $0.65    -- $26.38    $3.74

     The following table summarizes information concerning outstanding and exercisable options as of December 10, 2002.

                                                        OPTIONS EXERCISABLE
                  WEIGHTED AVERAGE                     ---------------------
----------------------------------------------------                WEIGHTED
                                REMAINING                           AVERAGE
    RANGE OF       NUMBER OF      LIFE      EXERCISE   NUMBER OF    EXERCISE
 EXERCISE PRICES    OPTIONS      (YEARS)     PRICE      OPTIONS      PRICE
-----------------  ----------   ---------   --------   ----------   --------
$0.65  --  $ 2.00  1,785,400       8.4       $ 1.10      861,816     $ 1.29
$3.00  --  $ 3.69    617,600       7.0       $ 3.67      456,575     $ 3.68
$4.00  --  $ 6.00    704,000       5.8       $ 5.97      560,200     $ 5.97
$9.00  --  $26.38    119,500       4.3       $11.41      115,500     $11.38
-----      ------  ---------       ---       ------    ---------     ------
$0.65  --  $26.38  3,226,500       7.4       $ 3.04    1,994,091     $ 3.74
=====      ======  =========       ===       ======    =========     ======

  TRANSFERABLE STOCK OPTION PLAN

     In October 2000, the Company instituted a Transferable Stock Option Plan ("Swedish Plan") which supplements the U.S. Plans for the benefit of selected employees subject to Swedish income taxation. Pursuant to the Swedish Plan, options may be sold to employees giving them the right to purchase shares of Company common stock at a purchase price equal to the market value of the common stock on the date of sale of the option. The purchase price for the option is its fair market value on the date of sale. The options are transferable, and if an employee owning an option terminates his employment with the Company, the Company has the right to repurchase his options at their then market value, or if the options are not publicly traded, at the original purchase price plus interest. A total of 500,000 shares were reserved for issuance under the Swedish Plan, all of which were available for grant as of December 10, 2002. Pursuant to the acquisition of IMIC by IMI Ireland, the Swedish Plan was cancelled in early 2003.

     In May 2001, the Company instituted a Transferable Stock Option Plan for Abalon AB ("Abalon Plan"), a wholly owned subsidiary. The Plan is for the benefit of selected employees subject to Swedish

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES income taxation. Pursuant to the Abalon Plan, options may be sold to employees giving them the right to purchase shares of Abalon AB common stock at a purchase price equal to the market value of the common stock on the date of sale of the option. The purchase price for the option is its fair market value on the date of sale. The options are transferable, and if an employee owning an option terminates his or her employment with the Company, the Company has the right to repurchase the employee's options at their then market value, or if the options are not publicly traded, at the original purchase price plus interest. The Abalon Plan provides for the possibility to issue up to 20 percent of the subsidiaries outstanding common stock. At April 30, 2002, there were 310,000 Abalon AB options outstanding representing 3 percent of the subsidiaries outstanding common stock. During the period ended December 10, 2002, the Company exercised its right to repurchase all of the options issued under the Abalon Plan. Prior to December 10, 2002, the Company terminated the Plan, and so there were no Abalon AB options outstanding at that date.

  RESTRICTED STOCK PROGRAM

     In May 1995, the Company instituted a restricted stock program pursuant to which shares of IMIC's common stock were purchased by certain key employees who may be taxable pursuant to the laws of Sweden in exchange for nonrecourse promissory notes ("Restricted Stock Program"). The shares were issued through a wholly owned subsidiary of IMIC, Software Finance Corporation ("SFC"). Principal on the promissory notes is due either nine or ten years after issuance with interest being due and payable annually.

     No shares were sold during the period May 1, 2002 through December 10, 2002 or in fiscal years ended April 30, 2002 and 2001.

     Under the terms of the Restricted Stock Program, SFC has an option to repurchase the shares issued to each employee provided it pays an annual option premium. The exercise price to be paid by SFC upon exercise of a purchase option is the fair market value, provided that if the option to purchase is exercised prior to the end of a stated period, then the exercise price is the initial purchase price for a percentage of the shares after the first anniversary of the option agreement, generally decreasing by 20 percent each subsequent year and the exercise price for the balance of the shares is fair market value. The annual option premium paid by SFC is at a rate substantially equal to the interest due on the nonrecourse promissory note. If it exercises an option, SFC has the right and obligation to apply against the payment of any principal due on the employee's promissory note any amounts payable by SFC to the recipient of the shares as the exercise price under the Option Agreement. The individual employee has no personal obligation under the note; liability is limited to the shares sold.

     The shares sold pursuant to the Restricted Stock Program are included within common stock and additional paid-in capital in Stockholders' equity while the nonrecourse promissory notes are classified as a contra-account as notes receivable from Stockholders, and shown in Stockholders' equity. The Company has the ability to prevent the recipients from selling the purchased securities. The Company has not recognized any compensation expense in respect of the restricted stock in the statements of operations since the purchase price of the restricted stock did not differ from the estimated fair market value of the common stock on the date of issuance. The shares sold pursuant to the Restricted Stock Program and dividends paid thereon are subject to a pledge and security interest held by SFC.

     During the year ended April 30, 2002, one former employee and certain current employees terminated their interest in 432,000 shares and the related notes were cancelled. As of April 30, 2002, 634,995 shares sold pursuant to the Restricted Stock Program, with respect to which the related non-recourse promissory notes remained unpaid, were outstanding. There was no activity in the program during the period from May 1, 2002 through December 10, 2002. In November and December 2002, the program was terminated in contemplation of IMIC's acquisition by IMI Ireland. SFC took possession of the remaining 634,995

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES outstanding IMIC shares, and the related non-recourse notes held by SFC were cancelled pursuant to termination agreements. On December 11, 2002, SFC's non-recourse notes to IMIC were cancelled and SFC gave possession of the shares to IMIC. IMIC's transfer agent cancelled the shares in January 2003.

  EMPLOYEE STOCK PURCHASE PLAN

     Effective February 26, 1997, IMIC adopted the Industri-Matematik International Corp. 1997 Employee Stock Purchase Plan ("ESPP") to provide eligible employees an opportunity to purchase shares of IMIC common stock at a discount from market value through payroll deductions and other contributions. 600,000 shares were reserved for purchase pursuant to the ESPP in December 1998, and May 2000, respectively. The ESPP establishes purchase periods of up to 23 months and two 6-month periods per calendar year commencing each January 1 and July 1. On the last day of each accrual period, participant account balances are used to purchase shares of common stock at the lesser of 85 percent of the fair market value of the common stock on such date or on the first day of the purchase period. No participant may purchase more than 500 shares in any accrual period or shares having a value in excess of $21 in any calendar year. Employees purchased 21,580, 103,038 and 284,756 shares at an average price of $0.51, $1.47 and $2.09 per share under the ESPP during the period May 1, 2002 through December 10, 2002 and the years ended April 30, 2002 and 2001.

  PRO FORMA NET LOSS IN ACCORDANCE WITH SFAS NO. 123

     As permitted by the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company applies APB Opinion 25 "Accounting for Stock issued to Employees" and related interpretations in accounting for its stock-based employee compensation plans. Accordingly, no compensation cost has been recognized for the stock options or for purchases under the ESPP. If compensation cost for stock option plans and its ESPP has been determined based on the fair value at the grant dates as defined by SFAS No. 123, the Company's pro forma net loss and loss per share would have been as follows:

                                                         PERIOD
                                                      MAY 1, 2002      YEAR        YEAR
                                                        THROUGH        ENDED       ENDED
                                                      DECEMBER 10,   APRIL 30,   APRIL 30,
                                                          2002         2002        2001
                                                      ------------   ---------   ---------
NET LOSS
  As reported.......................................    $(11,851)     $(6,602)   $(35,251)
  Pro forma.........................................    $(12,368)     $(6,438)   $(39,883)
NET LOSS PER SHARE
  As reported.......................................    $  (0.37)     $ (0.20)   $  (1.10)
  Pro forma.........................................    $  (0.39)     $ (0.20)   $  (1.25)

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes options-pricing model with the following weighted average assumptions used for grants in the period May 1, 2002 through December 10, 2002 and the years ended April 30, 2002 and 2001:

                                                           PERIOD
                                                        MAY 1, 2002      YEAR        YEAR
                                                          THROUGH        ENDED       ENDED
                                                        DECEMBER 10,   APRIL 30,   APRIL 30,
                                                            2002         2002        2001
                                                        ------------   ---------   ---------
Expected term (years).................................         5             5           5
Volatility factor.....................................       101%          101%        100%
Risk-free interest rate...............................      4.42%         4.47%       5.21%
Dividend yield........................................      0.00%         0.00%       0.00%
Fair value............................................     $0.59         $0.74       $1.73

     Shares issued under the ESPP were valued at the difference between the market value of the stock and the discounted purchase price of the shares on the date of the purchase. The date of grant and the date of purchase coincide for this plan.

     The weighted average fair value of shares issued to employees under the ESPP was $0.17, $0.49 and $0.68 during the period May 1, 2002 through December 10, 2002 and the years ended April 30, 2002 and 2001.

14. COMMITMENTS AND CONTINGENCIES

  OPERATING LEASES

     The Company leases office facilities and certain office equipment under various noncancellable operating lease agreements. Aggregate future minimum lease payments under noncancellable operating leases are as follows as of December 10, 2002:

PERIOD ENDING APRIL 30,
2003........................................................   $ 1,520
2004........................................................     3,667
2005........................................................     2,687
2006........................................................     1,532
2007........................................................     1,339
2008........................................................       929
Thereafter..................................................     3,114
                                                               -------
  Total future minimum lease payments.......................    14,788
Less: Future lease payments receivable in respect of
  subleases.................................................    (7,420)
                                                               -------
                                                               $ 7,368
                                                               =======

     Of the $7,420 of future lease payments receivable in respect of subleases, $4,383 is contingent upon a sublease not exercising a termination clause in March 2006.

     Total rent expense under the leases was $1,839, $5,558 and $5,371 for the period May 1, 2002 through December 10, 2002 and the years ended April 30, 2002 and April 30, 2001, respectively.

     The Company is liable to pay social fees on the gains in connection with the exercise of the Company's stock options by its employees in Sweden. The amount of the future liability is dependent upon the number of options exercised and the market price. Social fees in Sweden are approximately 33 percent.

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

To offset this potential liability, during November 2000, the Company entered into a hedge transaction (Note 9).

     During the period May 1, 2002 through December 10, 2002, IMAB has amortized its liability under the nationally-agreed standard pension plan, the ITP Plan, administered by the Swedish PRI Authority. The liability was reduced by $565. It is expected that IMAB will continue to amortize its remaining liability by approximately $650 per year for the next three and one-half years.

  LITIGATION

     In February 1999, a class action lawsuit was commenced by service of a complaint against the Company, certain of its officers, directors and controlling shareholders who sold shares of common stock during the class period, and its underwriters claiming violation of the Federal securities laws. The complaint was dismissed, but the plaintiff had the right and did serve a new complaint. A motion to dismiss the second complaint has been submitted. No answer to either complaint was filed. While management believes this action to be without merit, an unfavorable outcome in the class or any other action which may be brought against the Company may have a material adverse effect upon the Company business, operating results and financial condition.

15. SEGMENT INFORMATION

     In accordance with SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," the Company operates in one industry segment, the design, development, marketing, licensing and support of client/server application software. The Company is managed on a geographic basis and the Company's management evaluates the performance of its segments and allocates resources to them based upon income (loss) from operations. Income
(loss) for operations for the geographic segments excludes general corporate expenses and product development costs. The majority of software development occurs in Sweden although the Company maintains some development facilities in the United States. Product development costs and general corporate expenses are reported in the Corporate segment. Assets by reportable segment are not disclosed since the Company's management does not review segmented balance sheet information. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Segment data includes intersegment revenues.

     The table below presents information about the Company's reportable segments:

                                                          PERIOD
                                                       MAY 1, 2002      YEAR        YEAR
                                                         THROUGH        ENDED       ENDED
                                                       DECEMBER 10,   APRIL 30,   APRIL 30,
                                                           2002         2002        2001
                                                       ------------   ---------   ---------
Revenues
  United States......................................    $ 8,219       $19,974     $28,220
  Nordic.............................................     15,900        24,214      28,383
  United Kingdom.....................................      3,753         6,658       6,316
  Netherlands........................................      4,977         5,771       7,325
  Australia..........................................        412           637       1,194
  Intercompany.......................................     (3,474)       (2,845)     (2,744)
  Corporate..........................................         --           871         661
                                                         -------       -------     -------
     Total revenues..................................    $29,787       $55,280     $69,355
                                                         =======       =======     =======

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

     Included in the revenues of Nordic for the period May 1, 2002 through December 10, 2002 and the year ended April 30, 2002, respectively, $2,414 and $1,804 were revenues earned from other companies within the group ("Intercompany"). Included in the revenues for United Kingdom for the period May 1, 2002 through December 10, 2002 and the year ended April 30, 2002, respectively, $1,059 and $1,026 were intercompany revenues. Included in the revenues for various countries, for the period May 1, 2002 through December 10, 2002 and the year ended April 30, 2002, respectively, $0 and $15 were intercompany revenues. Various countries consist of Netherlands, Australia and the United States.

                                                        PERIOD
                                                     MAY 1, 2002      YEAR        YEAR
                                                       THROUGH        ENDED       ENDED
                                                     DECEMBER 10,   APRIL 30,   APRIL 30,
                                                         2002         2002        2001
                                                     ------------   ---------   ---------
Loss from operations
  United States....................................    $ (1,613)    $  1,602    $  7,795
  Nordic...........................................      (8,513)       2,244       2,039
  United Kingdom...................................         609        1,304           1
  Netherlands......................................         163          279       1,918
  Other Europe.....................................         672           (1)       (160)
  Australia........................................        (118)          22        (228)
  Canada...........................................         (16)          (3)         (3)
  Intercompany.....................................          57          (64)     (2,072)
  Corporate........................................      (2,552)     (12,651)    (29,446)
                                                       --------     --------    --------
     Total loss from operations....................    $(11,311)    $ (7,268)   $(20,156)
                                                       ========     ========    ========

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

     Geographic data for revenues based upon customer location and long-lived assets (which consist of noncurrent assets other than goodwill and other intangible assets) were as follows:

                                                          PERIOD
                                                       MAY 1, 2002      YEAR        YEAR
                                                         THROUGH        ENDED       ENDED
                                                       DECEMBER 10,   APRIL 30,   APRIL 30,
                                                           2002         2002        2001
                                                       ------------   ---------   ---------
Revenues
  United States......................................    $ 6,756       $17,311     $23,086
  Nordic.............................................     13,404        22,065      25,546
  United Kingdom.....................................      2,950         5,225       6,657
  Netherlands........................................      3,445         5,953       6,561
  Other Europe.......................................      1,874         1,440       1,218
  Asia/Pacific.......................................        412           638       1,455
  Rest of Americas...................................        946         2,648       4,832
                                                         -------       -------     -------
     Total revenues..................................    $29,787       $55,280     $69,355
                                                         =======       =======     =======
Long-lived assets
  United States......................................    $   569       $   885     $ 1,732
  Nordic.............................................      1,517         1,770       2,387
  United Kingdom.....................................         73           346         410
  Netherlands........................................        106           116         158
  Australia..........................................         12            18          66
                                                         -------       -------     -------
     Total long-lived assets.........................    $ 2,277       $ 3,135     $ 4,753
                                                         =======       =======     =======

  MAJOR CUSTOMERS

     For the period May 1, 2002 through December 10, 2002 and the year ended April 30, 2001, the Company had no single customer with sales comprising more than 10 percent of total revenues. For the year ended April 30, 2002, the Company had one single customer, Sherwin Williams, with sales comprising 10.4 percent of total revenues.

16. RESTRUCTURING

     On October 10, 2002, the Company announced a restructuring designed to reduce its operating costs. The restructuring has resulted in a charge of $5,500, which has been recorded in the second quarter of fiscal year 2003. As of December 10, 2002, $4,600 of that amount remains as a liability and has not yet been paid. The Company anticipates that approximately $1,500 and $1,500 of that amount will be paid in the third and fourth quarters of fiscal year 2003, respectively. The remaining amount of $1,600 will be paid in fiscal 2004.

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

     The following table presents the components of the charge included:

                                                               UNITED   REST OF
                                                      SWEDEN   STATES    WORLD    TOTAL
                                                      ------   ------   -------   ------
Severance benefits..................................  $4,561    $254     $381     $5,196
Lease obligations and terminations..................      --      --       53         53
Other...............................................     110      30       92        232
                                                      ------    ----     ----     ------
  Total restructuring charge........................  $4,671    $284     $526     $5,481
                                                      ======    ====     ====     ======

     Of the 68 employees terminated in Sweden, 6 worked in administration, 7 worked in sales and marketing, 26 worked in services and support and 29 worked in product development. Of the 15 employees terminated in the United States, 2 worked in administration, 7 worked in service and support, 4 worked in product development and 2 worked in sales and marketing. Of the 8 employees terminated in the Netherlands, 1 worked in administration, 2 worked in service and support and 5 worked in sales and marketing. The lease termination expenses were related to the space occupied by terminated employees.

     The following table presents the components of the accrual at October 10, 2002 and the restructuring activity through December 10, 2002:

                                                                               ACCRUAL AS OF
                                                       INITIAL   UTILIZATION   DECEMBER 10,
                                                       CHARGE    OF ACCRUAL        2002
                                                       -------   -----------   -------------
Severance benefits...................................  $5,196       $(782)        $4,414
Lease obligations and terminations...................      53          --             53
Other................................................     232        (110)           122
                                                       ------       -----         ------
                                                       $5,481       $(892)        $4,589
                                                       ======       =====         ======

     In April 2001, in order to reduce costs and increase efficiency, the Company announced a reorganization of its operations into four regional units each made up of sales, services, support and operations staff. In connection with the reorganization, the Company recorded a restructuring charge of $5,400 consisting primarily of employee severance costs, lease termination expenses and write-downs of certain property and equipment, of which $1,500 was utilized by April 30, 2001, and the balance utilized during the fiscal year ended April 30, 2002. The components of the charge included:

                                                              SWEDEN   U.S.   TOTAL
                                                              ------   ----   ------
Severance benefits..........................................  $2,431   $366   $2,797
Lease obligations...........................................   1,057     --    1,057
Write-down on fixed assets..................................   1,490     --    1,490
Other.......................................................      47     --       47
                                                              ------   ----   ------
  Total restructuring charge................................  $5,025   $366   $5,391
                                                              ======   ====   ======

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

     The following table presents the components of the activity relating to the fiscal 2001 restructuring through April 30, 2002. No accrual remained at December 10, 2002:

                                         INITIAL     ACCRUAL                              ACCRUAL
                                         CHARGE       AS OF                                AS OF
                                        APRIL 30,   APRIL 30,   UTILIZATION   CURRENCY   APRIL 30,
                                          2001        2001      OF ACCRUAL     EFFECT      2002
                                        ---------   ---------   -----------   --------   ---------
Severance benefits....................   $2,797      $2,621       $(2,550)     $ (71)       $--
Lease obligations and terminations....    1,057         990          (958)       (32)       --
Writedown of fixed assets.............    1,490          --            --         --        --
Other.................................       47          47           (47)        --        --
                                         ------      ------       -------      -----        --
                                         $5,391      $3,658       $(3,555)     $(103)       $--
                                         ======      ======       =======      =====        ==

17. SUBSEQUENT EVENTS

     In May 2003, the Company transferred the operations of its Swedish, Netherlands and United Kingdom subsidiaries, together with the intellectual property of the IMIC business, to IMI Ireland as part of a corporate reorganization.

     On September 9, 2003, Chinadotcom Corporation ("Chinadotcom") purchased a 51% interest in IMI Ireland for a contribution of $25,000 into a parent company of IMI. Chinadotcom is a Cayman Islands company incorporated with limited liability that trades on NASDAQ under the symbol CHINA.

     In October 2003, the Company sold the operations of its Abalon operations for $1,000. There was an insignificant gain recorded as a result of this transaction. This disposal was planned as part of IMI Ireland's acquisition of the Company.

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

                   COMBINED CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE THREE MONTHS ENDED JULY 31, 2003 (UNAUDITED)
                   AND THE PERIOD FROM DATE OF INCORPORATION,
                    OCTOBER 23, 2002, THROUGH APRIL 30, 2003

                                     INDEX

                                                              PAGE(S)
                                                              -------
REPORT OF INDEPENDENT AUDITORS..............................    220

FINANCIAL STATEMENTS
Combined Consolidated Balance Sheet.........................    221
Combined Consolidated Statement of Operations...............    222
Combined Consolidated Statement of Changes in Stockholders'
  Equity (Deficit)..........................................    223
Combined Consolidated Statement of Cash Flows...............    224
Notes to the Combined Consolidated Financial Statements.....    225

                         REPORT OF INDEPENDENT AUDITORS

The Boards of Directors and Stockholder of
STG and IMI Global Holdings Ireland Limited

     In our opinion, the accompanying combined consolidated balance sheet and the related combined consolidated statements of operations, changes in stockholder's deficit and cash flows present fairly, in all material respects, the financial position of STG, IMI Global Holdings Ireland Limited and their respective subsidiaries (the "Company") at April 30, 2003 and the results of their operations and their cash flows for the period from the date of incorporation, October 23, 2002 through April 30, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania

October 4, 2003, except for paragraph 2 of Note 7 and paragraph 2 of Note 19, as to which the date is October 15, 2003

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

                      COMBINED CONSOLIDATED BALANCE SHEET
                  JULY 31, 2003 (UNAUDITED) AND APRIL 30, 2003
          (IN THOUSANDS OF DOLLARS, EXCEPT SHARES AND PER SHARE DATA)

                                                                JULY 31,     APRIL 30,
                                                                  2003         2003
                                                               -----------   ---------
                                                               (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents.................................     $ 4,598      $ 9,961
  Accounts receivable, less allowance for doubtful accounts
    of $31 at July 31, 2003 and April 30, 2003..............       5,029        5,846
  Unbilled receivables......................................         238          205
  Prepaid expenses..........................................       2,062        2,029
  Other current assets......................................         300          870
  Current assets of discontinued operations held for sale...         924        1,419
                                                                 -------      -------
    Total current assets....................................      13,151       20,330
                                                                 -------      -------
Noncurrent assets
  Property and equipment, net...............................       1,821        1,818
  Goodwill and other intangible assets......................       9,405        9,836
  Long-term cash deposit....................................         461          461
  Other noncurrent assets...................................         817          811
  Non-current assets of discontinued operations held for
    sale (includes goodwill of $938 and $718,
    respectively)...........................................         967          756
                                                                 -------      -------
    Total noncurrent assets.................................      13,471       13,682
                                                                 -------      -------
    Total assets............................................     $26,622      $34,012
                                                                 =======      =======
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Current portion of long-term debt.........................     $ 1,750      $ 1,750
  Note payable to Stockholder...............................          --        3,953
  Accounts payable..........................................       1,383        1,477
  Accrued expenses and other current liabilities............       2,841        3,886
  Accrued payroll and employee benefits.....................       1,965        3,323
  Accrued restructuring and transaction costs...............       3,012        4,852
  Deferred revenue..........................................       6,621        6,797
  Current liabilities of discontinued operations held for
    sale....................................................         941        1,225
                                                                 -------      -------
    Total current liabilities...............................      18,513       27,263
                                                                 -------      -------
Long-term liabilities
  Long-term debt, net of current portion....................       4,521        4,958
  Accrued pension liability.................................       2,552        2,550
  Other long-term liabilities...............................          46           70
                                                                 -------      -------
    Total long-term liabilities.............................       7,119        7,578
                                                                 -------      -------
    Total liabilities.......................................      25,632       34,841
                                                                 -------      -------
Commitments and contingencies (Note 15)
Stockholder's equity (deficit)
  Common stock of STG, $1.00 par value; 50,000 shares
    authorized, $50,000 issued and outstanding..............          50           50
  Preferred stock of IMI Global Holdings Ireland Limited,
    34,000,000 10% Cumulative Preference shares, $0.001 par
    value shares authorized, issued and outstanding.........          34           --
  Common stock of IMI Global Holdings Ireland Limited, 1
    ordinary share Euro 1.00 par value; 40,000,000 ordinary
    shares, $0.001 par value, 1 ordinary share Euro 1.00
    issued and outstanding..................................          --           --
  Additional paid-in capital................................       1,966           --
  Receivable from Stockholder...............................         (37)         (37)
  Accumulated deficit.......................................        (700)        (522)
  Accumulated other comprehensive loss......................        (323)        (320)
                                                                 -------      -------
    Total Stockholder's equity (deficit)....................         990         (829)
                                                                 -------      -------
    Total liabilities and Stockholders' equity (deficit)....     $26,622      $34,012
                                                                 =======      =======

    The accompanying notes are an integral part of the combined consolidated financial statements.

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

                 COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
  FOR THE THREE MONTHS ENDED JULY 31, 2003 (UNAUDITED) AND THE PERIOD FROM THE
        DATE OF INCORPORATION, OCTOBER 23, 2002, THROUGH APRIL 30, 2003
                 (IN THOUSANDS OF DOLLARS, EXCEPT SHARES DATA)

                                                                  THREE      OCTOBER 23,
                                                                 MONTHS         2002
                                                                  ENDED        THROUGH
                                                                JULY 31,      APRIL 30,
                                                                  2003          2003
                                                               -----------   -----------
                                                               (UNAUDITED)
REVENUES
Licenses....................................................     $  567        $1,006
Services and maintenance....................................      8,445        14,967
Other.......................................................        460           649
                                                                 ------        ------
  Total revenues............................................      9,472        16,622
                                                                 ------        ------
COST OF REVENUES
Licenses....................................................         84           329
Services and maintenance....................................      5,614         9,190
Other.......................................................        169           227
                                                                 ------        ------
  Total cost of revenues....................................      5,867         9,746
                                                                 ------        ------
  Gross profit..............................................      3,605         6,876
                                                                 ------        ------
OPERATING EXPENSES
Product development.........................................        940         2,000
Sales and marketing.........................................        747         1,591
General and administrative..................................      1,056         1,627
Amortization of other intangible assets.....................        360           601
Reorganization related costs................................         95           824
                                                                 ------        ------
  Total operating expenses..................................      3,198         6,643
                                                                 ------        ------
Operating income............................................        407           233
                                                                 ------        ------
OTHER INCOME (EXPENSE)
Interest income.............................................         25            64
Interest expense............................................       (161)         (213)
Miscellaneous expense, net..................................       (151)          (90)
                                                                 ------        ------
Income (loss) from continuing operations before income
  taxes.....................................................        120            (6)
Provision for income taxes..................................        (88)         (622)
                                                                 ------        ------
Net income (loss) from continuing operations................         32          (628)
Income (loss) from discontinued operations, net of tax of
  $0........................................................       (210)          106
                                                                 ------        ------
  Net loss..................................................     $ (178)       $ (522)
                                                                 ======        ======

    The accompanying notes are an integral part of the combined consolidated financial statements.

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

  COMBINED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
          FOR THE THREE MONTHS ENDED JULY 31, 2003 (UNAUDITED) AND THE
PERIOD FROM THE DATE OF INCORPORATION, OCTOBER 23, 2002, THROUGH APRIL 30, 2003
                  (IN THOUSANDS OF DOLLAR, EXCEPT SHARE DATA)

                                                              COMMON     PREFERRED
                                                             STOCK OF     STOCK OF
                                                            IMI GLOBAL   IMI GLOBAL                               ACCUMULATED
                                                  COMMON     HOLDINGS     HOLDINGS    ADDITIONAL                     OTHER
                                 COMPREHENSIVE   STOCK OF    IRELAND      IRELAND      PAID-IN     ACCUMULATED   COMPREHENSIVE
                                     LOSS          STG       LIMITED      LIMITED      CAPITAL       DEFICIT         LOSS
                                 -------------   --------   ----------   ----------   ----------   -----------   -------------
BALANCE AS OF OCTOBER 23,
 2002..........................      $  --          $--         $--         $--         $   --        $  --          $  --
Issuance of 50,000 shares of
 common stock of STG on October
 23, 2002......................         --           50         --           --             --           --             --
Issuance of one share of common
 stock of IMI Global Holdings
 Ireland Limited on November 8,
 2002..........................         --           --         --           --             --           --             --
Net loss.......................       (522)          --         --           --             --         (522)            --
Currency translation
 adjustment....................       (320)          --         --           --             --           --           (320)
                                     -----          ---         --          ---         ------        -----          -----
BALANCE AS OF APRIL 30, 2003...       (842)          50         --           --             --         (522)          (320)
                                     -----          ---         --          ---         ------        -----          -----
Issuance of 34,000,000 10%
 Cumulative Preference Shares
 on May 1, 2003................         --           --         --           34          1,966           --             --
Net loss.......................       (178)          --         --           --             --         (178)            --
Currency translation
 adjustment....................         (3)          --         --           --             --           --             (3)
                                     -----          ---         --          ---         ------        -----          -----
BALANCE AS OF JULY 31, 2003
 (UNAUDITED)...................      $(181)         $50         $--         $34         $1,966        $(700)         $(323)
                                     =====          ===         ==          ===         ======        =====          =====


                                    NOTE           TOTAL
                                 RECEIVABLE    STOCKHOLDER'S
                                    FROM          EQUITY
                                 STOCKHOLDER     (DEFICIT)
                                 -----------   -------------
BALANCE AS OF OCTOBER 23,
 2002..........................     $ --          $   --
Issuance of 50,000 shares of
 common stock of STG on October
 23, 2002......................      (37)             13
Issuance of one share of common
 stock of IMI Global Holdings
 Ireland Limited on November 8,
 2002..........................       --              --
Net loss.......................       --            (522)
Currency translation
 adjustment....................       --            (320)
                                    ----          ------
BALANCE AS OF APRIL 30, 2003...      (37)           (829)
                                    ----          ------
Issuance of 34,000,000 10%
 Cumulative Preference Shares
 on May 1, 2003................       --           2,000
Net loss.......................       --            (178)
Currency translation
 adjustment....................       --              (3)
                                    ----          ------
BALANCE AS OF JULY 31, 2003
 (UNAUDITED)...................     $(37)         $  990
                                    ====          ======

    The accompanying notes are an integral part of the combined consolidated financial statements.

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

                 COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS
          FOR THE THREE MONTHS ENDED JULY 31, 2003 (UNAUDITED) AND THE
PERIOD FROM THE DATE OF INCORPORATION, OCTOBER 23, 2002, THROUGH APRIL 30, 2003
                            (IN THOUSANDS OF DOLLAR)

                                                                 THREE      OCTOBER 23,
                                                                MONTHS         2002
                                                                 ENDED        THROUGH
                                                               JULY 31,      APRIL 30,
                                                                 2003          2003
                                                              -----------   -----------
                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................    $  (178)      $  (522)
Less: (Income) loss from discontinued operations............        210          (106)
                                                                -------       -------
Net income (loss) from continuing operations................         32          (628)
Adjustments to reconcile net loss to net cash used in
  operating activities
  Depreciation and amortization.............................        655         1,080
  Impairment of property and equipment......................         23           184
  Deferred income taxes.....................................         49           565
  Changes in operating assets and liabilities
     Accounts receivable....................................        817         3,881
     Accrued income and prepaid expenses....................        (98)        1,147
     Income taxes...........................................         --           140
     Other assets...........................................        564         1,820
     Accounts payable.......................................        (94)          566
     Accrued expenses and other current liabilities.........     (2,885)       (7,306)
     Accrued payroll and employee benefits..................     (1,358)       (1,155)
     Deferred revenue.......................................       (176)        1,542
     Accrued pension liability..............................          2             9
     Other liabilities......................................        (24)          (37)
     Other..................................................       (140)         (259)
                                                                -------       -------
       Net cash flows (used in) provided by operating
        activities..........................................     (2,633)        1,549
                                                                -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment.........................       (339)         (263)
Payment for subsidiary, net of cash acquired of $9,379......         --        (1,574)
                                                                -------       -------
       Net cash flows used in investing activities..........       (339)       (1,837)
                                                                -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loan from stockholder.........................         --        10,953
Repayments of loan to stockholder...........................     (1,953)       (7,000)
Proceeds from term loan.....................................         --         7,000
Issuance of common stock....................................         --            13
Financing costs on term loan................................         --          (517)
Installment payment on term loan............................       (438)         (292)
                                                                -------       -------
       Net cash flows (used in) provided by financing
        activities..........................................    $(2,391)      $10,157
                                                                -------       -------
Translation differences on cash and cash equivalents........         --            92
                                                                -------       -------
Net increase in cash and cash equivalents...................     (5,363)        9,961
Cash and cash equivalents at beginning of period............      9,961            --
                                                                -------       -------
Cash and cash equivalents at end of period..................    $ 4,598       $ 9,961
                                                                =======       =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for
  Interest..................................................    $   183       $   133
  Income taxes..............................................    $    --       $    --
NON-CASH FINANCING ACTIVITY
Issuance of common stock of STG for note receivable.........    $    --       $    37
Issuance of preferred stock of IMI Global Holdings in
  exchange for cancellation of note payable.................    $ 2,000       $    --

    The accompanying notes are an integral part of the combined consolidated financial statements.

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

            NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
  FOR THE THREE MONTHS ENDED JULY 31, 2003 (UNAUDITED) AND THE PERIOD FROM THE
        DATE OF INCORPORATION, OCTOBER 23, 2002, THROUGH APRIL 30, 2003
                           (IN THOUSANDS OF DOLLARS)

1.   ORGANIZATION AND NATURE OF BUSINESS

     These are the combined consolidated financial statements for the three months ended July 31, 2003 and the period from October 23, 2002 through April 30, 2003 for the following related companies and their respective subsidiaries:

     - STG, a Cayman Islands exempted company with limited liability that was incorporated on October 23, 2002.

     - IMI Global Holdings Ireland Limited ("IMI Ireland"), a private limited liability company incorporated and organized under the laws of the Republic of Ireland. IMI Ireland was incorporated on November 8, 2002 under the name of STG OMS Ireland Limited. On January 25, 2003, its name was changed to IMI Global Holdings Ireland Limited.

     STG and IMI Ireland (together with their respective subsidiaries, "IMI" or the "Company") were wholly owned subsidiaries of and under the common control of Symphony Technology II-A L.P. ("Symphony" or "Stockholder"), a Delaware limited liability partnership, for the period from their respective incorporations until May 14, 2003. On May 14, 2003, STG acquired IMI Ireland and its subsidiaries from Symphony pursuant to a corporate reorganization. This reorganization did not result in a change in the historical book values of the assets and liabilities of IMI Ireland since STG and IMI Ireland are under the common control of Symphony.

     The Company was inactive until December 11, 2002, when IMI Ireland acquired the entire issued common stock of Industri-Matematik International Corporation ("IMIC") for $11.0 million. IMIC was a Delaware corporation that was previously traded on the NASDAQ National Market ("NASDAQ") under the symbol IMIC. Funding for the acquisition of IMIC was provided to IMI Ireland in the form of both a short-term note payable and a partial capital contribution from Symphony (Note
12).

     As a result of its acquisition by IMI Ireland, IMIC was delisted from NASDAQ. These combined consolidated financial statements cover the three months ended July 31, 2003 and the period from October 23, 2002 (the date of incorporation of STG) through April 30, 2003. These combined consolidated financial statements include the results of operations of the IMIC business for the three months ended July 31, 2003 and the period December 11, 2002 (the date of IMIC's acquisition by IMI Ireland) through April 30, 2003.

     Effective May 1, 2003, the Company will begin to prepare consolidated financial statements on a calendar year closing period ending the twelve months, December of the respective calendar year. For the calendar year 2003, results will only reflect financial information for the eight months ended December 31, 2003 given this change during the calendar year.

     IMI develops, market and supports client/server and Internet-based application software that enables manufacturers, distributors, wholesalers, retailers, logistics service providers and e-businesses to more effectively manage their supply chains and their customer relationships. Supply chain management encompasses the execution of multiple customer-focused order fulfillment processes, including order management, pricing and promotion, handling, sourcing, warehouse management, transportation management, service management, customer relationship management and replenishment planning and coordination. IMI's software products monitor and manage event beyond the physical limitations of the enterprise. IMI's software products are designed to meet the complex fulfillment and customer service needs of distribution-intensive businesses. These products allow customers to leverage the value of their existing enterprise systems by integrating with legacy, new client/server and new Internet-based manufacturing,

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES advanced planning and financial management systems. IMI has a professional services organization and relationships with third-party technology vendors and system integrators that configure solutions for clients.

2.   SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The combined consolidated financial statements include the accounts of STG, IMI Ireland and their respective subsidiaries, whose ultimate parent during the period presented was Symphony. All significant intercompany accounts and transactions have been eliminated in consolidation.

  REVENUE RECOGNITION

     License revenues represent sales of the Company's software. Service revenues represent sales from consulting implementation and training services (together referred to as "professional services"). Annual maintenance and support revenues consist of ongoing support and sales of product updates. Other revenues primarily represent hardware sales. Revenue is recognized when the basic criteria in Statement of Position ("SOP") 97-2, Software Revenue Recognition, have been met -- which are that persuasive evidence of an arrangement exists and delivery has occurred, the fee fixed and determinable, collectibility is probable and the arrangement does not require significant customization of the software.

     The Company typically licenses its software in multiple element arrangements in which the customer purchases a combination of software, maintenance/support and/or professional services. The Company is able to determine fair value for professional service and support and maintenance based on the price charged when these elements are sold separately. For professional service engagements, the Company's estimates of fair value are supported by hourly rates charged to customers in professional service engagements where there is no associated license or maintenance/support arrangements. For maintenance/ support contracts, pricing of contract renewals after the initial contract term has expired supports the Company's estimates of fair value. The Company does not sell its software product on a stand-alone basis; it is always sold with maintenance/support services. Accordingly, the fair value of the software is determined using the residual approach in these multiple-element arrangements.

     Maintenance and support revenue is deferred and recognized ratably over the term of the agreement, generally one year. Service revenue is recognized as the Company performs the services in accordance with the contract.

     In a multiple element arrangement when fair value exists for all of the undelivered elements in the arrangement, but does not exist for one of the delivered elements in the arrangement, the Company recognizes revenue using the "residual method" in accordance with SOP 98-9, Software Revenue Recognition in Respect to Certain Arrangements. Under the "residual method," the Company defers revenue for the fair value of its undelivered elements (typically, professional services and maintenance) and recognizes revenue for the remainder of the arrangement fee attributable to the delivered elements (typically, the software product) when the basic criteria in SOP 97-2, Software Revenue Recognition, have been met.

     If the Company provides services on a fixed price contract, or the services are considered essential to the functionality of software products sold, or if software sold requires significant production, modification or customization, license and services revenue is accounted for in accordance with SOP 81-1, Accounting for Performance of Construction Type and Certain Production Type Contracts, which requires the used of the percentage-of-completion method of revenue recognition. In these cases, software revenue is recognized based on labor hours incurred to date compared to total estimated labor hours for the contract.

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

     Under the terms of the Company's License Agreements and Professional Service Agreements, in general, the only warranties provided are that the software will function in accordance with the applicable software documentation by a specified date. As these warranties are effective for a very limited time period and historically the Company has not had any significant warranty claims, the Company's policy has been to record no warranty provision upon the recognition of license revenues. In addition, due to the Company's insignificant product returns and price adjustments in past years, no provision is made for product returns and price adjustments upon recognition of software license revenues. The Company reviews on a project-by-project basis the cost of claims that it considers to be "warranty" type claims under Professional Services Agreements by establishing project reserves. The Company will continue to evaluate the need for recording a warranty provision upon recognition of software license revenues and delivery of customer modification work.

  PRODUCT DEVELOPMENT COSTS

     Software development costs are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.

     Costs incurred in the product development of new software products are expensed as incurred until technological feasibility has been established. To date, the establishment of technological feasibility of the Company's products and general release substantially coincide. As a result, the Company has not capitalized any software development costs since such costs have been immaterial.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based upon estimated useful lives of the assets as follows:

Computer equipment..........................................         3 years
Furniture and fixtures......................................   1 to 10 years
Computer equipment..........................................         5 years
Software acquired...........................................    1 to 3 years

     Equipment purchased under capital leases is amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term.

     Upon retirement or sale of property and equipment, cost and accumulated depreciation on such assets are removed from the accounts and any gains or losses are reflected in the statement of operations. Maintenance and repairs are charged to expense as incurred.

  INTANGIBLE ASSETS

     Intangible assets are valued at their historic cost and are reviewed periodically and adjusted for any reduction in value. Intangibles are amortized to income on a straight-line basis over their useful life. The amortization period is determined at time of acquisition, based upon management's evaluation and considering factors such as existing market share, potential sales growth and other factors in the acquired asset.

     The useful lives assigned to intangibles currently on the balance sheet are:

Customer contracts and relationships........................   10 years
Completed software technology...............................    3 years

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

  LONG-LIVED ASSETS

     The Company follows SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets which provides guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of, and defines what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented.

     The carrying values of long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Impairment would be determined based on a comparison of future undiscounted cash flows to the underlying assets. If required, adjustments would be measured based on discounted cash flows.

  FOREIGN CURRENCY TRANSLATION

     The functional currency of IMI's foreign subsidiaries is the applicable local currency. The translation from the respective foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for income statement accounts using a weighted average exchange rate during the period. Gains or losses resulting from such translation are included in miscellaneous expense, except for the effect of exchange rates on intercompany transactions of a long-term nature, which are accumulated and credited or charged to other comprehensive loss.

  CONCENTRATION OF RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable with customers and cash balances with financial institutions in excess of federally insured amounts. The Company monitors the credit quality of such financial institutions. Credit risk with respect to accounts receivable, however, is limited due to the number of customers comprising the Company's customer base and their dispersion principally across the United States, Scandinavia, the United Kingdom, the Netherlands and Australia. The Company's customers are generally multi-national companies in the food and beverage, pharmaceutical, consumer electronics, automotive parts and industrial sector industries. The Company performs ongoing credit evaluations of its customers and does not require collateral. The Company maintains allowances for potential credit losses.

     A significant portion of the Company's business is conducted in currencies other than the U.S. dollar (the currency in which its financial statements are stated), primarily the Swedish krona and, to a lesser extent, the U.K. pound sterling, the Euro, the Australian dollar and the Canadian dollar. The Company incurs a significant portion of its expenses in Swedish krona, including a significant portion of its product development expenses and a substantial portion of its general and administrative expenses. As a result, appreciation of the value of the Swedish krona relative to the other currencies in which the Company generates revenues, particularly the U.S. dollar, could adversely affect operating results. The Company does not currently undertake hedging transactions to cover its currency exposure, but the Company may choose to hedge a portion of its currency exposure in the future as it deems appropriate.

     License and service and maintenance revenues related to the Company's software products are expected to represent a substantial portion of the Company's revenues in the future. The Company's success depends on continued market acceptance of its suite of software and services as well as the Company's ability to introduce new versions of software or other products to meet the evolving needs of its customers.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid, low risk debt instruments purchased with original maturity dates of three months or less to be cash equivalents.

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

  UNBILLED RECEIVABLES

     Unbilled receivables represents unbilled income recognized on fixed price services contracts and scheduled amounts due from customers on terms, which are longer than typical trade terms.

  USE OF ESTIMATES

     The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and contingent liabilities at the date of the financial statements an the reported amounts of revenues and expenses during the reporting years. Actual results could differ from those estimates.

  COMPREHENSIVE LOSS

     The Company follows SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income and its components. "Comprehensive loss" includes foreign currency translation gains and losses that have been previously excluded from net loss and reflected instead in equity. The Company has reported the components of comprehensive loss on its combined consolidated statements of stockholders' equity.

  CASH FLOW INFORMATION

     Cash flows in foreign currencies have been converted to U.S. dollars at an approximate weighted average exchange rate.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company discloses the estimated fair values for all financial instruments for which it is practicable to estimate fair value. Financial instruments including cash and cash equivalents, receivables and payables, derivative instruments and current portions of long-term debt are deemed to approximate fair value due to their short maturities. The carrying amount of long-term debt with banks are also deemed to approximate their fair value.

  INCOME TAXES

     The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates that are applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized, to the differences between the financial statements carrying amount and the tax bases of existing assets and liabilities. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in net income in the period in which the tax rate change in enacted. The statement also requires a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely that not that some or all of the deferred tax assets may not be realized.

  DEFERRED FINANCING COSTS

     External professional costs incurred in connection with the issuance of long-term borrowings are capitalized as an asset and amortized over the term of the debt facility.

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

  EFFECT OF RECENT PRONOUNCEMENTS

     In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others ("FIN No. 45"). FIN No. 45 requires that a guarantor recognize a liability at inception of certain guarantees and disclose certain other types of guarantees, even if the likelihood of requiring the guarantor's performance is remote. The initial recognition and measurement provisions of FIN No. 45 are applicable to guarantees issued or modified after December 31, 2002. The disclosure provisions of FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002.

     The Company's standard product license agreement contains clauses whereby the Company warrants that the licensed software does not infringe any third-party copyright or patent. The Company's obligations for a breach of this warranty shall be to modify or replace the licensed software at the Company's expense with functionally equivalent software so as to eliminate the infringement and to indemnify the Customer from any third party infringement claim. The Company does not expect to incur any infringement liability as a result of the customer indemnification clauses.

     In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, Consolidation of Variable Entities ("FIN No. 46"), an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, which addresses the criteria for consolidation by business enterprises of variable interest entities. We do not have variable interest entities and, therefore, FIN No. 46 will have no impact on our financial position or results of operations.

     SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued in June 2002 and became effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit Activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred and states that an entity's commitment to an exit plan, by itself, does not create a present obligation that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The Company's adoption of SFAS No. 146 did not have a material impact on the Company's financial position or results of operations.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS No. 150"). SFAS No. 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003, and to other instruments at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material effect on the Company's results of operations, liquidity, or financial condition.

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

3.   ACCOUNTS RECEIVABLE ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The following table provides a summary of the activity in the accounts receivable allowance for doubtful accounts for the periods October 23, 2003 through April 30, 2003 and April 30, 2003 through July 31, 2003:

Balance at October 23, 2003.................................  $--
Arising on acquisition of IMIC..............................   31
Charged to expense..........................................   --
Deductions..................................................   --
                                                              ---
Balance at April 30, 2003...................................   31
                                                              ---
Charged to expense..........................................   --
Deductions..................................................   --
                                                              ---
Balance at July 31, 2003 (unaudited)........................  $31
                                                              ===

4.   FOREIGN CURRENCY TRANSLATION

     For the three months ended July 31, 2003 (unaudited) and the period October 23, 2002 through April 30, 2003, the Company recorded foreign exchange losses of $82 and $118, respectively.

5.   PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost, less accumulated depreciation and amortization. Property and equipment consist of:

                                                               JULY 31,     APRIL 30,
                                                                 2003         2003
                                                              -----------   ---------
                                                                    (UNAUDITED)
Computer software and equipment.............................    $1,666       $1,345
Furniture and fixtures......................................       727          732
Leasehold improvements......................................       220          220
                                                                ------       ------
                                                                 2,613        2,297
Less accumulated depreciation and amortization..............      (792)        (479)
                                                                ------       ------
                                                                $1,821       $1,818
                                                                ======       ======

6.   GOODWILL AND INTANGIBLE ASSETS

     The Company follows SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 142 eliminates amortization of goodwill and intangible assets with indefinite lives and requires a transitional impairment test of these assets within six months of the date of adoption and an annual impairment test thereafter and in certain circumstances.

     On December 11, 2002, the Company acquired the outstanding common stock of IMIC with all of its net assets (Note 1). The results of IMIC's operations have been included in the combined consolidated financial statements since that date. Tangible assets and liabilities were recorded based on their respective fair values. Identifiable intangible assets as of the acquisition date consisted of existing proprietary software technology, customer contracts and related relationships. These too have been recorded at fair value, based

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES upon management's assessments of discontinued future cash flows, in addition to considering the results of a valuation carried out by an independent third party firm of appraisers.

     The aggregate purchase price was $10,953 in cash less $9,379 of cash acquired. The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition, based on the third party valuation. Goodwill, being the excess of the purchase price over the fair value of the assets and liabilities acquired, has been recorded in the books as follows:

CONSIDERATION
Cash paid net of cash of $9,379 acquired....................   $ 1,574
Assumed liabilities at fair value...........................    24,214
Accrued restructuring costs.................................     3,343
Accrued transaction costs...................................     1,883
                                                               -------
  Total consideration.......................................    31,014
ASSETS ACQUIRED
Current assets, less cash...................................    13,730
Other assets................................................     3,336
Net assets of discontinued operations held for sale (Note
  7)........................................................       126
Fixed assets................................................     2,102
Intangible assets...........................................     6,500
                                                               -------
  Total assets acquired.....................................    25,794
                                                               -------
Goodwill on date of acquisition of IMIC.....................   $ 5,220
                                                               =======
Portion of goodwill attributable to discontinued operations
  held for sale.............................................   $   718
                                                               =======

     At July 31, 2003, the Company has $4,804 of goodwill, of which $938 is attributable to assets of discontinued operations held for sale, and $5,539 of unamortized identifiable intangible assets. The Company has adopted the provisions of SFAS No. 142 and accordingly, does not record amortization relating to its existing goodwill.

     The changes in the carrying amount of goodwill for the periods ended April 30, 2003 and the three months ended July 31, 2003 (unaudited), are as follows:

                                                               GOODWILL
                                                               --------
Balance at date of incorporation............................    $   --
Plus: Amount arising out of the acquisition of IMIC (of
  which $718 is attributable to net assets of discontinued
  operations held for sale).................................     5,220
Less: Adjustment resulting from the reversal of an opening
  balance sheet deferred tax asset valuation allowance on
  subsequently utilized net operating loss carryforwards....      (565)
                                                                ------
Balance at April 30, 2003...................................     4,655
Plus: Adjustment resulting from change in net assets of
  discontinued operations held for sale.....................       198
Less: Adjustment resulting from the reversal of an opening
  balance sheet deferred tax asset valuation allowance on
  subsequently utilized net operating loss carryforwards....       (49)
                                                                ------
Balance at July 31, 2003....................................    $4,804
                                                                ======

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

     The following are identifiable intangible assets that have finite lives and are subject to amortization:

                                                            AS OF APRIL 30, 2003
                                               -----------------------------------------------
                                                            GROSS                       NET
                                               ESTIMATED   CARRYING    ACCUMULATED    CARRYING
                                                 LIFE       AMOUNT    AMORTIZATION     AMOUNT
                                               ---------   --------   -------------   --------
INTANGIBLE ASSETS
Customer contracts and related
  relationships..............................  10 years     $3,100        $(129)       $2,971
Existing software technology.................   3 years      3,400         (472)        2,928
                                                            ------        -----        ------
                                                            $6,500        $(601)       $5,899
                                                            ======        =====        ======

                                                      AS OF JULY 31, 2003 (UNAUDITED)
                                               ----------------------------------------------
                                                            GROSS                      NET
                                               ESTIMATED   CARRYING   ACCUMULATED    CARRYING
                                                 LIFE       AMOUNT    AMORTIZATION    AMOUNT
                                               ---------   --------   ------------   --------
INTANGIBLE ASSETS
Customer contracts and related
  relationships..............................  10 years     $3,100       $(206)       $2,894
Existing software technology.................   3 years      3,400        (755)        2,645
                                                            ------       -----        ------
                                                            $6,500       $(961)       $5,539
                                                            ======       =====        ======

     The total amortization expense for three months ended July 31, 2003(unaudited) and the period ended April 30, 2003 is $360 and $601, respectively. The estimated aggregate amortization expense for the next five succeeding fiscal periods is:

FOR THE PERIOD ENDED APRIL 30,
2004........................................................   $1,083
2005........................................................    1,443
2006........................................................      972
2007........................................................      310
2008........................................................      310
Thereafter..................................................    1,421
                                                               ------
                                                               $5,539
                                                               ======

     The Company had no identifiable intangible assets with indefinite lives that are not subject to amortization at July 31, 2003 or April 30, 2003.

7.   DISCONTINUED OPERATIONS

     As a result of the acquisition of IMIC, the Company has acquired a 100 percent ownership interest in Industri-Matematik Abalon AB ("Abalon"). The Company held Abalon exclusively with a view for subsequent sale, and, accordingly, the net results of the operations of Abalon are classified as income from discontinued operations in these combined consolidated financial statements. The assets and liabilities of Abalon are classified as being held for sale, and accordingly, these are presented separately in the assets and liability sections in the combined consolidated balance sheet. The Company did not receive any dividends from Abalon during the period ended April 30, 2003.

     The Company disposed of all of its interest in Abalon on October 15, 2003 for cash consideration. Under the terms of the transaction, the Company will enter into a non-exclusive reseller agreement with Abalon so that it can continue to sell Abalon software products to existing customers and as part of a suite of IMI products. The terms of the reseller agreement will be at arms length.

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

     IMI's net investment in Abalon at July 31, 2003 (unaudited) and April 30, 2003 comprises the following:

Expected disposal proceeds..................................  $1,000
Expected costs of disposal..................................     (50)
                                                              ------
Net assets of discontinued operations held for sale.........  $  950
                                                              ======

     Following are the condensed results of Abalon for the periods:

                                                               JULY 31,     APRIL 30,
                                                                 2003         2003
                                                              -----------   ---------
                                                              (UNAUDITED)
Revenues....................................................     $ 932       $1,830
Cost of Revenues............................................       577          913
Operating expenses..........................................       562          864
Miscellaneous income (expense)..............................        (3)          53
                                                                 -----       ------
Income (loss) from discontinued operations, net of tax of
  $0........................................................     $(210)      $  106
                                                                 =====       ======

     The condensed balance sheet of Abalon was as follows:

                                                               JULY 31,     APRIL 30,
                                                                 2003         2003
                                                              -----------   ---------
                                                              (UNAUDITED)
CURRENT ASSETS
Cash and cash equivalents...................................     $230        $   89
Accounts receivable.........................................      362           860
Prepaid expenses and accrued income.........................      267           420
Other current assets........................................       65            50
                                                                 ----        ------
  Current assets of discontinued operations held for sale...      924         1,419
                                                                 ----        ------
NONCURRENT ASSETS
Property and equipment, net.................................       29            38
Goodwill....................................................      938           718
                                                                 ----        ------
  Noncurrent assets of discontinued operations held for
     sale...................................................      967           756
                                                                 ----        ------
CURRENT LIABILITIES
Accounts payable, including amounts due to IMI..............       57           206
Accrued expenses and other current liabilities..............      208           216
Accrued payroll and employee benefits.......................      155           236
Deferred revenue............................................      521           567
                                                                 ----        ------
  Current liabilities of discontinued operations held for
     sale...................................................      941         1,225
                                                                 ----        ------
Net assets of discontinued operations held for sale.........     $950        $  950
                                                                 ====        ======

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

8.   INCOME TAXES

     Loss from continuing operations before income taxes for the period ended April 30, 2003 was distributed geographically as follows:

U.S.........................................................  $   414
Ireland.....................................................   (1,695)
Foreign.....................................................    1,275
                                                              -------
                                                              $    (6)
                                                              =======

     Components of the provision for income taxes for the period ended April 30, 2003 are as follows:

                                                               APRIL 30,
                                                                 2003
                                                               ---------
CURRENT
U.S. Federal................................................     $ --
U.S. State..................................................       --
Ireland.....................................................       --
Foreign.....................................................       56
                                                                 ----
  Total current provision...................................       56
                                                                 ----
DEFERRED
U.S. Federal................................................      164
U.S. State..................................................       --
Ireland.....................................................       --
Foreign.....................................................      402
                                                                 ----
  Total deferred provision..................................      566
                                                                 ----
  Total provision for income taxes..........................     $622
                                                                 ====

                                                                            DATE OF
                                                                          ACQUISITION
                                                                            OF IMIC
                                                              APRIL 30,   DECEMBER 11,
                                                                2003          2002
                                                              ---------   ------------
DEFERRED INCOME TAXES, NONCURRENT ASSET
Net operating loss carryforwards............................  $ 34,044      $ 33,827
Allowance for doubtful accounts.............................        36            12
Restructuring...............................................     1,011         1,827
Depreciation................................................       397           400
Other.......................................................       710         1,001
Intangible assets...........................................    (2,006)       (2,210)
                                                              --------      --------
  Total deferred income taxes, noncurrent asset.............    34,192        34,857
  Valuation allowance.......................................   (34,192)      (34,857)
                                                              --------      --------
Total net deferred income taxes, noncurrent asset...........  $     --      $     --
                                                              ========      ========

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

     A reconciliation of the provision for income taxes to the amount computed by applying the statutory rates is as follows:

U.S. Statutory rate.........................................   $   2
U.S. tax....................................................    (144)
Foreign taxes...............................................    (458)
Permanent differences.......................................     (20)
Other.......................................................      (2)
                                                               -----
  Effective tax rate........................................   $(622)
                                                               =====

     The Company has applied a full valuation allowance to deferred tax assets. A 100 percent allowance was applied by management based upon the Company's nonprofitable operations and inability to predict when this asset could be realized. At October 23, 2002 to April 30, 2003, the Company's deferred tax asset, which amounted to $34,192 ($34,044 related to net operating loss carryforward plus $148 related to other temporary differences), was offset by applying a valuation allowance resulting in a net deferred tax asset at April 30, 2003, of $0. Of the net operating loss carryforwards, $28,675 were incurred in the United States and $48,429 were incurred in Sweden. The net operating loss carryforwards may be carried forward to offset future income up to 20 years in the United States and indefinitely in Sweden. However, should the Company begin to make a profit in the U.S., its acquired U.S. net operating loss carryforwards will be subject to annual limitations due to the change in ownership as defined under Section 382 of the Internal Revenue Code of 1986. The decrease in the valuation allowance of $665 is due to a decrease in deferred tax assets in the amount of $100 and utilization of $565 in deferred tax assets related to acquired net operating loss carryforwards which were realized and recorded against goodwill.

9.   ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

                                                                JULY 31,     APRIL 30,
                                                                  2003         2003
                                                               -----------   ---------
                                                               (UNAUDITED)
Accrued interest............................................     $   50       $  104
Accrued purchases...........................................        790        1,122
Short-term portion pension liability........................        730          725
Value-added tax.............................................         --          293
Employee withholding taxes..................................        368          431
Income and other taxes payable..............................        714          855
Other.......................................................        189          356
                                                                 ------       ------
                                                                 $2,841       $3,886
                                                                 ======       ======

          Short-term portion of pension liability relates to a scheduled reduction of pension debt by paying premiums and transferring employees from the pension plan administered by Swedish PRI authority to the Swedish National Pension Organization Plan administered by Alecta (Note 13). The pension debt will be reduced each year going forward by approximately the same amount for the next three years.

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

10. ACCRUED PAYROLL AND EMPLOYEE BENEFITS

                                                               JULY 31,     APRIL 30,
                                                                 2003         2003
                                                              -----------   ---------
                                                              (UNAUDITED)
Accrued commissions.........................................    $   21       $   31
Accrued payroll taxes.......................................       175          175
Accrued vacation pay........................................       724        1,418
Accrued salaries and bonus..................................       683        1,278
Accrued pension expenses....................................       362          421
                                                                ------       ------
                                                                $1,965       $3,323
                                                                ======       ======

11. LONG-TERM DEBT

     The Company secured a bank loan of $7,000 in January 2003. The interest rate of this term loan is the bank's prime rate plus 3 percent. The bank loan is secured by a debenture containing fixed and floating charges over the assets of the Company. The loan is repayable in monthly installments with aggregate annual repayment amounts as follows:

                                                               APRIL 30,
                                                                 2003
                                                               ---------
2004........................................................    $ 1,750
2005........................................................      1,750
2006........................................................      1,750
2007........................................................      1,458
                                                                -------
                                                                  6,708
Less: Current portion.......................................     (1,750)
                                                                -------
Long-term debt, net of current portion......................    $ 4,958
                                                                =======

     At July 31, 2003 and April 30, 2003, the Company was in compliance with its debt covenants. Subsequent to the balance sheet date, the Company breached its debt covenants, as a result of various matters including the late filing of financial statements and also because it did not obtain the necessary consents from the bank in relation to IMI's acquisition by Chinadotcom Corporation ("Chinadotcom") described in Note 19 below. The Company decided not to attempt to return to compliance with these covenants or seek waivers from the bank, as it was the intention of Chinadotcom to repay the debt with the proceeds of the contribution into the parent company of IMI referred to in Note 19.

     On October 31, 2003, the Company repaid the entire principal balance outstanding along with all accrued interest to date and prepayment penalties and fees as outlined in the term loan agreement. Unamortized deferred financing costs associated with the term loan were charged to operating profit.

12. RELATED PARTY TRANSACTIONS

     The Company's acquisition of IMIC in December 2002 was funded by a $10,953 advance from the Stockholder. On January 25, 2003, the Company secured a $7,000 loan from a commercial bank (Note 11). The proceeds from this loan were remitted to the Stockholder, so as to reduce the amount of the advance from the Stockholder to $3,953. On January 27, 2003, the remaining advance was formally converted into a note payable to the Stockholder. The terms of this note are that it is unsecured,

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES subordinated to the bank loan and it accrues interest at 5.06 percent. At April 30, 2003, interest of $54 was accrued and unpaid on this note.

     On May 1, 2003, the Company cancelled $2,000 of the indebtedness related to this note in exchange for payment for 34,000,000, 10 percent Cumulative Preference Shares of IMI Ireland that were issued to the Stockholder. On June 25, 2003, the Company repaid the remaining $1,953, together with accrued interest of $66 to the Stockholder.

     During January 2003, the Company entered into an agreement for the provision of strategic advisory and board directorship services from the Stockholder. The agreement was effective January 1, 2003 and calls for payment by IMI to the Stockholder of $50 per quarter for these services. As of July 31, 2003, the Company had accrued expenses of $107 in respect of the services provided by the Stockholder. No payment had been made to the Stockholder in respect of this agreement prior to July 31, 2003.

     During May 2003, the Company entered into an agreement to license software for resale with a wholly owned subsidiary of Symphony. Under the terms of this agreement, the Company paid $287 for test and development licenses for this software and $36 for the first annual maintenance and support services fee. This agreement also calls for the Company to make two installments of $250 by the end of 2003 representing prepayment of royalties due for activities related to sublicensing and distributing this software.

13. EMPLOYEE BENEFIT PLANS

     The Company provides retirement benefits for substantially all employees in the United States and in foreign locations. In the U.S., the U.K. and the Netherlands, the Company sponsors defined contribution plans. In addition, IMI's Swedish subsidiary, IMAB has a supplemental defined contribution plan for certain key management employees. Contributions by the Company relating to its defined contribution plans for the three months ended July 31, 2002 and the period ended October 23, 2002 through April 30, 2003 were $1,078 and $1,114, respectively.

     IMAB also participates in several pension plans (noncontributory for employees) which cover substantially all employees of its Swedish operations. The plans are in accordance with a nationally-agreed standard plan, the ITP Plan, and administered by a national organization, Pensionsregisteringsinstitutet ("PRI"). The level of benefits and actuarial assumptions are calculated and established by the national organization and, accordingly, IMAB may not change benefit levels or actuarial assumptions. The Company accounts for pensions in accordance with SFAS No. 87, Employers' Accounting for Pensions. In March 2001, IMAB amended its financing of these plans from financing via corporate assets to financing via premiums paid to Alecta, the Swedish National Pension Organization. The pension book reserve will, in the future, only increase with an interest component. IMAB has provided a guaranty to Forsakringsbolaget Pensions Garanti ("FPG"), a third party guarantor of pension liabilities, in the amount of $650. This guaranty is in the form of a collateralized bank deposit of the same amount and is recorded as a noncurrent asset. During the three months ended July 31, 2003 and the period October 23, 2002 through April 30, 2003, IMAB has amortized its liability by $0 and $364, respectively. It is expected that IMAB will continue to amortize its remaining liability by approximately $650 per year for the next three years.

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

     The net periodic benefit cost for the IMAB's defined benefit retirement plan in Sweden include the following components:

                                                               OCTOBER 23,
                                                                  2002
                                                                 THROUGH
                                                                APRIL 30,
                                                                  2003
                                                               -----------
Service cost................................................       $--
Interest cost...............................................        69
                                                                   ---
  Net periodic benefit cost.................................       $69
                                                                   ===

     The following table sets forth the change in the benefit obligation for IMAB's defined benefit plan in Sweden:

                                                               APRIL 30,
                                                                 2003
                                                               ---------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................    $   --
Arising on acquisition of IMIC..............................     3,528
Service cost................................................        --
Interest cost...............................................        69
Benefits paid...............................................        --
Settlement..................................................      (187)
Effect of foreign currency exchange rates...................      (135)
                                                                ------
Benefit obligation at end of period.........................    $3,275
                                                                ======

     The following table shows the Plan's funded status and amounts recognized in the combined consolidated balance sheet:

ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATION AS OF APRIL
  30, 2003
Unfunded status.............................................   $3,275
Out of which long-term liability............................    2,550
Out of which short-term liability...........................      725

     The following assumptions were used to determine the IMAB's obligation under the Swedish plan:

Discount rate...............................................   5.30%
Rate of increase in salaries................................   3.00%
Inflation rate..............................................   2.00%

14. STOCKHOLDERS' EQUITY, NUMBER OF SHARE INFORMATION AND STOCK COMPENSATION
PLANS

     The articles of association of STG authorize 50,000 shares of common stock with a par value of $1.00. All of these authorized shares have been issued and are outstanding. The articles of association of IMI Ireland authorize 1 ordinary share of common stock with a par value of Euro 1.00, 40,000,000 shares of common stock with a par value of $0.001 and 34,000,000 10 percent Cumulative Preference shares of $0.001. The 1 ordinary share with par value of Euro 1.00 is issued and outstanding. The 34,000,000 preference shares with par value $0.001 are issued and outstanding (Note 12). No other IMI Ireland authorized shares have been issued as of July 31, 2003.

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

     Under the terms of their respective letters of employment, three members of the Company's management team are entitled to receive common stock options equal to 5.0 percent of the authorized shares of IMI Ireland and 2.0 percent of the authorized shares of a subsidiary of STG.

     In July 2003, the board of IMI Ireland approved a strike price of $0.02 per share for the common stock entitlements for two of the three employees. The entitlements for these two employees represented 3.5 percent of the total authorized shares of IMI Ireland. The approved strike price reflected the fair market value of the common stock options. As of July 31, 2003, no grants of options had been made for any of these stock option commitments.

15. COMMITMENTS AND CONTINGENCIES

  OPERATING LEASES

     The Company leases office facilities and certain office equipment under various noncancellable operating lease agreements. Aggregate future minimum lease payments under noncancellable operating leases are as follows as of April 30, 2003.

YEAR ENDING APRIL 30, 2003,
2004........................................................  $ 3,667
2005........................................................    2,687
2006........................................................    1,532
2007........................................................    1,339
2008........................................................      929
Thereafter..................................................    3,114
                                                              -------
  Total future minimum lease payments.......................  $13,268
                                                              =======
Less: Future lease payments receivable in respect of
  subleases.................................................  $(7,260)
                                                              -------
                                                              $ 6,008
                                                              =======

     Of the $7,260 of future lease payments receivable in respect of subleases, $4,383 is contingent upon a sublease not exercising a termination clause in March 2006.

     Total net rent expense under the leases was $777 and $1,163 for the three months ended July 31, 2003 (unaudited) and the period October 23, 2002 through April 30, 2003, respectively.

     During the period October 23, 2002 through April 30, 2003, IMAB has amortized its liability under the nationally-agreed standard pension plan, the ITP Plan, administered by PRI. The liability was reduced by $364. It is expected that IMAB will continue to amortize its remaining liability by approximately $650 per year for the next three years.

     As a result of the acquisition of IMIC, the Company has assumed a contingent liability related to a class action lawsuit against IMIC. There has been no activity with regard to this lawsuit since the acquisition of IMIC. The lawsuit was originally commenced by service of a complaint against IMIC, certain of its officers, directors and controlling shareholders who sold shares of common stock during the class period, and its underwriters claiming violation of the Federal securities laws. The complaint was dismissed, but the plaintiff had the right and did serve a new complaint. A motion to dismiss the second complaint has been submitted. No answer to either complaint was filed. While management believes this action to be without merit, an unfavorable outcome in the class or any other action, which may be brought against IMIC may have a material adverse effect upon the Company business, operating results and financial condition.

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

16. SEGMENT INFORMATION

     The Company operates in one industry segment, the design, development, marketing, licensing and support of client/server application software. The Company is managed on a geographic basis and the Company's management evaluates the performance of its segments and allocates resources to them based upon income from operations. Income for operations for the geographic segments excludes general corporate expenses and product development costs. The majority of software development occurs in Sweden although the Company maintains some development facilities in the United States. Product development costs and general corporate expenses are reported in the Corporate segment. Assets by reportable segment are not disclosed since the Company's management does not review segmented balance sheet information. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Segment data includes intersegment revenues.

     The table below presents information about the Company's reportable segments for the period ended April 30, 2003 and the three months ended July 31, 2003 (unaudited):

                                                                 THREE      OCTOBER 23,
                                                                MONTHS         2002
                                                                 ENDED        THROUGH
                                                               JULY 31,      APRIL 30,
                                                                 2003          2003
                                                              -----------   -----------
                                                              (UNAUDITED)
REVENUES
United States...............................................    $2,679        $ 5,382
Nordic region...............................................     4,211          8,692
United Kingdom..............................................     1,424          2,735
Netherlands.................................................     1,158          2,659
Australia...................................................        --             40
Intercompany................................................        --         (2,886)
                                                                ------        -------
  Total revenues............................................    $9,472        $16,622
                                                                ======        =======

     Included in the revenues of the Nordic region for the three months ended July 31, 2003 and the period October 23, 2002 through April 30, 2003, $0 and $1,718 were revenues earned from other companies within the group, respectively. Included in the revenues for United Kingdom for the three months ended July 31, 2003 (unaudited) and the period October 23, 2002 through April 30, 2003, $0 and $1,168 were revenues earned from other companies within the group, respectively.

                                                                 THREE      OCTOBER 23,
                                                                MONTHS         2002
                                                                 ENDED        THROUGH
                                                               JULY 31,      APRIL 30,
                                                                 2003          2003
                                                              -----------   -----------
                                                              (UNAUDITED)
INCOME FROM OPERATIONS
United States...............................................     $ 214        $1,331
Nordic region...............................................      (962)         (659)
United Kingdom..............................................       823          (872)
Netherlands.................................................       112           768
Rest of world...............................................        --            70
Corporate...................................................       220          (405)
                                                                 -----        ------
  Total income from operations..............................     $ 407        $  233
                                                                 =====        ======

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

     Geographic data for revenues based upon customer location and long-lived assets (which consist of noncurrent assets other than goodwill and other intangible assets) were as follows:

                                                                              OCTOBER
                                                                  THREE         23,
                                                                 MONTHS        2002
                                                                  ENDED       THROUGH
                                                                JULY 31,     APRIL 30,
                                                                  2003         2003
                                                               -----------   ---------
                                                               (UNAUDITED)
REVENUES
United States...............................................     $ 2,192      $ 4,595
Nordic region...............................................       4,405        7,269
United Kingdom..............................................       1,520        2,129
Netherlands.................................................         966        1,933
Rest of world...............................................         389          696
                                                                 -------      -------
  Total revenues............................................     $ 9,472      $16,622
                                                                 =======      =======
LONG-LIVED ASSETS
Ireland.....................................................     $ 9,729      $ 9,836
United States...............................................         292          381
Nordic region...............................................       1,093        1,290
United Kingdom..............................................          27           50
Netherlands.................................................          85           97
                                                                 -------      -------
  Total long-lived assets...................................     $11,226      $11,654
                                                                 =======      =======

  MAJOR CUSTOMERS

     For the three months ended July 31, 2003 (unaudited) and the period October 23, 2002 through April 30, 2003, no customer of the Company accounted for more than 10 percent of total revenues.

17. ACCRUED RESTRUCTURING AND TRANSACTION COSTS

     The following table summarizes the components of the accrued restructuring and transaction costs at:

                                                                JULY 31,     APRIL 30,
                                                                  2003         2003
                                                               -----------   ---------
                                                               (UNAUDITED)
2003 US Services business restructuring costs...............     $   38       $   --
Restructuring and transaction costs arising from IMIC
  acquisition...............................................      1,726        3,169
Remaining liability of assumed October 2002 IMIC
  restructuring costs.......................................      1,248        1,683
                                                                 ------       ------
  Total accrued restructuring and transaction costs.........     $3,012       $4,852
                                                                 ======       ======

  2003 US SERVICE BUSINESS RESTRUCTURING COSTS

     In June 2003, the Company executed a restructuring initiative related to a downturn in its US Service business, which resulted in the termination of six employees. The employee severance costs related to this restructuring were $95. As of July 31, 2003, $38 of the liability relating to this initiative remains unpaid. The Company paid this in August and September 2003.

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

  RESTRUCTURING AND TRANSACTION COSTS ARISING FROM IMIC ACQUISITION

     On December 11, 2002, the Company acquired the entire issued common stock of IMIC for $10,953 (Note 1). Transaction costs of $1,883 were incurred and reflected on the opening balance sheet of the Company. The transaction costs primarily related to professional fees incurred in connection with the transaction and $472 of costs to establish indemnity insurance for the former directors and officers of IMIC, which had no future benefits to the Company.

     Further, the Company announced a restructuring initiative that resulted in $3,343 opening balance sheet accrual on December 11, 2002 (Note 6). As of July 31, 2003, $1,726 of the cumulative liability relating to acquisition and restructuring charges remains as a liability and has not yet been paid. The Company anticipates that these remaining amounts will be paid by mid-2004.

     The following table presents the components of these restructuring and transaction related costs:

                                                                 UNITED   REST OF
                                            CORPORATE   SWEDEN   STATES    WORLD    TOTAL
                                            ---------   ------   ------   -------   ------
Transaction costs.........................   $1,883     $   --    $ --     $ --     $1,883
Severance benefits........................       --      1,636     853      227      2,716
Residual lease obligations................       --        514     122       (9)       627
                                             ------     ------    ----     ----     ------
  Total restructuring and transaction
     costs................................   $1,883     $2,150    $975     $218     $5,226
                                             ======     ======    ====     ====     ======

     The restructuring initiative related to the IMIC acquisition resulted in termination of 65 employees. Of these terminated employees, 37 were in service and support, 15 were in sales and marketing, 10 were in development and 3 were in administrative functions. The $627 of residual lease obligation costs arose from the closure and consolidation of facilities that has been undertaken as a result of the acquisition of IMIC. The leases relating to facilities that the Company has exited expire in 2003 and 2004.

     The following table presents the components of the provisions at December 11, 2002 and the related activity through July 31, 2003:

                                                           ACCRUAL AT                 ACCRUAL AT
                                   INITIAL   UTILIZATION   APRIL 30,    UTILIZATION    JULY 31,
                                   CHARGE    OF ACCRUAL       2003      OF ACCRUAL       2003
                                   -------   -----------   ----------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)
Transaction costs................  $1,883      $(1,177)      $  706       $  (483)      $  223
Severance benefits...............   2,716         (839)       1,877          (741)       1,136
Residual lease obligations.......     627          (41)         586          (219)         367
                                   ------      -------       ------       -------       ------
                                   $5,226      $(2,057)      $3,169       $(1,443)      $1,726
                                   ======      =======       ======       =======       ======

  OCTOBER 2002 IMIC RESTRUCTURING COSTS

     Upon the acquisition of IMIC, the Company assumed $4,589 of liabilities to the restructuring that IMIC announced in October 2002.

           STG, IMI GLOBAL HOLDINGS IRELAND LIMITED AND SUBSIDIARIES

     The following table presents the components of the provisions at December 11, 2002 and the related activity through July 2003:

                                ACCRUAL AT                  ACCRUAL AT                 ACCRUAL AT
                               DECEMBER 11,   UTILIZATION   APRIL 30,    UTILIZATION    JULY 31,
                                   2002       OF ACCRUAL       2003      OF ACCRUAL       2003
                               ------------   -----------   ----------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
Severance benefits...........     $4,414        $(2,780)      $1,634        $(386)       $1,248
Residual lease obligations
  and other costs............        175           (126)          49          (49)           --
                                  ------        -------       ------        -----        ------
  Total accrued restructuring
     costs...................     $4,589        $(2,906)      $1,683        $(435)       $1,248
                                  ======        =======       ======        =====        ======

     The Company anticipates that these remaining amounts will be paid by mid-2004.

     The October 2002 restructuring initiative resulted in the termination of 91 employees. Of these terminated employees, 35 were in service and support, 14 were in sales and marketing, 33 were in development and 9 were in administrative functions.

18. REORGANIZATION COSTS

     In June 2003, the Company executed a restructuring initiative related to a downturn in its US Services business, which resulted in the termination of six employees. The employee severance costs related to this restructuring were $95.

     During the period October 23, 2002 through April 30, 2003, the Company incurred and expensed $824 of costs related to a corporate reorganization. The corporate reorganization has been undertaken in conjunction with the acquisition of IMIC to provide a new legal structure for the group that will give rise to reduced future taxation rates. These costs primarily consist of professional fees incurred to effect the reorganization.

19. SUBSEQUENT EVENTS

     On September 9, 2003, Chinadotcom purchased a 51 percent interest in IMI for a contribution of $25.0 million into a parent company of IMI. Chinadotcom is a Cayman Islands company incorporated with limited liability that trades on NASDAQ under the symbol CHINA.

     In October 2003, the Company sold its Abalon operations for $1.0 million. There was an insignificant gain recorded as a result of this transaction. This disposal was planned as part of IMI Ireland's acquisition of the IMIC.

  (UNAUDITED)

     On December 19, 2003, the court granted the motion dismissing the class action lawsuit against IMIC (Note 15) without leave to amend. The deadline for filing an appeal has not expired.

                                    ANNEX A
                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                            CHINADOTCOM CORPORATION
                          CDC SOFTWARE HOLDINGS, INC.
                                      AND
                               ROSS SYSTEMS, INC.
                         DATED AS OF SEPTEMBER 4, 2003

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
                                     ARTICLE I
                                    DEFINITIONS
SECTION 1.01.    Definitions.................................................   A-1
SECTION 1.02.    Other Definitions...........................................   A-5
SECTION 1.03.    Construction................................................   A-7

                                    ARTICLE II
                                    THE MERGER
SECTION 2.01.    The Merger..................................................   A-7
SECTION 2.02.    Effective Time; Closing.....................................   A-7
SECTION 2.03.    Effect of the Merger........................................   A-7
SECTION 2.04.    Conversion of Securities....................................   A-8
SECTION 2.05.    Exchange of Certificates....................................   A-8
SECTION 2.06.    Stock Transfer Books........................................  A-10

                                    ARTICLE III
                             THE SURVIVING CORPORATION
SECTION 3.01.    Certificate of Incorporation; By-laws.......................  A-10
SECTION 3.02.    Directors and Officers......................................  A-11
SECTION 3.03.    Employee Stock Options; Employee Stock Purchase Plan........  A-11
SECTION 3.04.    Dissenting Shares...........................................  A-11
SECTION 3.05.    Further Assurances..........................................  A-12

                                    ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 4.01.    Organization and Qualification; Subsidiaries................  A-12
SECTION 4.02.    Certificate of Incorporation and By-laws....................  A-12
SECTION 4.03     Capitalization..............................................  A-13
SECTION 4.04.    Authority Relative to This Agreement........................  A-13
SECTION 4.05.    Section 203.................................................  A-14
SECTION 4.06.    No Conflict; Required Filings and Consents..................  A-14
SECTION 4.07.    Permits; Compliance.........................................  A-14
SECTION 4.08.    SEC Filings; Financial Statements...........................  A-15
SECTION 4.09.    Absence of Certain Changes or Events........................  A-16
SECTION 4.10.    Absence of Litigation.......................................  A-16
SECTION 4.11.    Employee Benefit Plans......................................  A-17
SECTION 4.12.    Labor and Employment Matters................................  A-18
SECTION 4.13.    Form F-4; Proxy Statement...................................  A-19
SECTION 4.14.    Property and Leases.........................................  A-20
SECTION 4.15.    Intellectual Property.......................................  A-20
SECTION 4.16.    Taxes.......................................................  A-25
SECTION 4.17.    Environmental Matters.......................................  A-26
SECTION 4.18.    Material Contracts..........................................  A-26
SECTION 4.19.    Insurance...................................................  A-27
SECTION 4.20.    Brokers and Fees............................................  A-28
SECTION 4.21.    Customers...................................................  A-28
SECTION 4.22.    Sale of Products; Performance of Services...................  A-28
SECTION 4.23.    Compliance with Law.........................................  A-28

                                                                               PAGE
                                                                               ----
SECTION 4.24.    Certain Business Practices..................................  A-28
SECTION 4.25.    Transactions with Affiliates................................  A-29
SECTION 4.26.    Vote Required...............................................  A-29
SECTION 4.27.    Fairness Opinion............................................  A-29
SECTION 4.28.    Company Rights Agreement....................................  A-29
SECTION 4.29.    Silicon Valley Bank.........................................  A-29
SECTION 4.30.    Accounts Receivable.........................................  A-29

                                     ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
SECTION 5.01.    Corporate Organization......................................  A-29
SECTION 5.02.    Authority Relative to This Agreement........................  A-29
SECTION 5.03.    No Conflict; Required Filings and Consents..................  A-30
SECTION 5.04.    Financing...................................................  A-30
SECTION 5.05.    Form F-4; Proxy Statement...................................  A-30
SECTION 5.06.    Brokers.....................................................  A-31
SECTION 5.07.    Capitalization..............................................  A-31
SECTION 5.08.    SEC Filings; Financial Statements...........................  A-31
SECTION 5.09.    Compliance with Law.........................................  A-32
SECTION 5.10.    Absence of Litigation.......................................  A-32
SECTION 5.11.    No Vote Required............................................  A-32
SECTION 5.12.    Operations of Merger Sub....................................  A-32

                                    ARTICLE VI
                      CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 6.01.    Conduct of Business by the Company Pending the Merger.......  A-32
SECTION 6.02.    Conduct of Business by Parent and Merger Sub Pending the      A-35
                 Merger......................................................
SECTION 6.03.    Tax Matters.................................................  A-35

                                    ARTICLE VII
                               ADDITIONAL AGREEMENTS
SECTION 7.01.    Stockholders' Meeting.......................................  A-36
SECTION 7.02.    Proxy Statement.............................................  A-36
SECTION 7.03.    Registration Statement......................................  A-36
SECTION 7.04.    Access to Information; Confidentiality......................  A-37
SECTION 7.05.    No Solicitation of Transactions.............................  A-37
SECTION 7.06.    Employee Benefits Matters...................................  A-38
SECTION 7.07.    Directors' and Officers' Indemnification and Insurance......  A-38
SECTION 7.08.    Notification of Certain Matters.............................  A-39
SECTION 7.09.    Further Action; Reasonable Best Efforts.....................  A-39
SECTION 7.10.    Regulatory Authorization....................................  A-39
SECTION 7.11.    Public Announcements........................................  A-40
SECTION 7.12.    Resignation of Officers and Directors.......................  A-40
SECTION 7.13.    General Cooperation.........................................  A-40
SECTION 7.14.    Conveyance Taxes............................................  A-40

                                                                               PAGE
                                                                               ----
SECTION 7.15.    Affiliates..................................................  A-40
SECTION 7.16.    Plan of Reorganization......................................  A-40
SECTION 7.17.    Nasdaq Quotation............................................  A-41

                                   ARTICLE VIII
                             CONDITIONS TO THE MERGER
SECTION 8.01.    Conditions to the Obligations of Each Party.................  A-41
SECTION 8.02.    Conditions to the Obligations of Parent and Merger Sub......  A-41
SECTION 8.03.    Conditions to the Obligations of the Company................  A-42

                                    ARTICLE IX
                         TERMINATION, AMENDMENT AND WAIVER
SECTION 9.01.    Termination.................................................  A-42
SECTION 9.02.    Effect of Termination.......................................  A-43
SECTION 9.03.    Fees and Expenses...........................................  A-43
SECTION 9.04.    Amendment...................................................  A-44
SECTION 9.05.    Waiver......................................................  A-44

                                     ARTICLE X
                                GENERAL PROVISIONS
SECTION 10.01.   Notices.....................................................  A-45
SECTION 10.02.   Severability................................................  A-45
SECTION 10.03.   Entire Agreement; Assignment................................  A-45
SECTION 10.04.   Parties in Interest.........................................  A-46
SECTION 10.05.   Specific Performance........................................  A-46
SECTION 10.06.   Governing Law...............................................  A-46
SECTION 10.07.   Waiver of Jury Trial........................................  A-46
SECTION 10.08.   Headings....................................................  A-46
SECTION 10.09.   Counterparts................................................  A-46

     THIS AGREEMENT AND PLAN OF MERGER is dated as of September 4, 2003 (the "Agreement") by and among CHINADOTCOM CORPORATION, a company organized under the laws of the Cayman Islands ("Parent"), CDC SOFTWARE HOLDINGS, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and ROSS SYSTEMS, INC., a Delaware corporation (the "Company").

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein, pursuant to which and upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into the Company (the "Merger");

     WHEREAS, the Board of Directors of the Company (the "Board") has approved the Merger and declared its advisability, and resolved to recommend that holders of shares of common stock, par value $0.001 per share of the Company (the "Shares"), vote their Shares in favor of the Merger; and

     WHEREAS, Parent, Merger Sub and certain stockholders of the Company set forth in Schedule I hereto (the "Principal Stockholders") have entered into stockholder agreements dated as of the date hereof (the "Stockholder Agreements"), providing that, among other things, such Principal Stockholders shall vote their Shares or Preferred Shares (as defined below), as applicable, in favor of the Merger on the terms and subject to the conditions set forth therein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01.  Definitions.  (a) For purposes of this Agreement:

          "ACQUISITION PROPOSAL" means (i) any proposal or offer from any Person other than Parent or Merger Sub relating to any direct or indirect acquisition of (A) all or a substantial part of the assets of the Company and its consolidated Subsidiaries, taken as a whole or (B) over 15% of any class of equity securities of the Company or of any material consolidated Subsidiary; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any consolidated Subsidiary; or (iii) any proposal or offer from any Person other than Parent or Merger Sub regarding any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any consolidated Subsidiary, other than the Transactions.

          "AFFILIATE" of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

          "BENEFICIAL OWNER" means a Person with respect to any Shares (i) which such Person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such Person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject to the passage of time or other conditions), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its affiliates or associates or Person with whom such Person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares.

          "BUSINESS DAY" means any day, other than a Saturday, Sunday or other day on which commercial banks are required or authorized to close in the City of New York.

          "CERTIFICATE OF DESIGNATIONS" means the Certificate of Designations of Rights, Preferences and Privileges with respect to the Preferred Shares dated June 29, 2001.

          "COMPANY DISCLOSURE SCHEDULE" means the corresponding disclosure schedule dated the date hereof and delivered to Parent and Merger Sub by the Company concurrently with the execution and delivery of this Agreement.

          "COMPANY INDEBTEDNESS" means all obligations and liabilities created, issued or incurred by the Company or any Subsidiary for borrowed money or long term debt, including bank loans, mortgages, notes payable, purchase money installment debt, capital lease obligations, guarantees of indebtedness of others, loans from stockholders or other Affiliates of the Company or any Subsidiary, and all principal, interest, fees prepayment penalties or amounts due or owing with respect thereto.

          "COMPANY MATERIAL ADVERSE EFFECT" means any change, event, circumstance, development or effect on the Company and its Subsidiaries that is or is reasonably likely to be materially adverse to the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that "Company Material Adverse Effect" shall not include any effect arising out of or attributable to: (a) any change, event, circumstance, development or effect resulting from a change in general economic or financial market conditions; (b) any change, event, circumstance, development or effect resulting from or relating to any acts of terrorism or war; (c) any change, event, circumstance, development or effect resulting from a change in industry conditions, except, in the case of (a), (b), or (c), to the extent such change, event, circumstance, development or effect disproportionately affects the Company as compared to the technology industry as a whole; (d) any change, event, circumstance, development or effect resulting from the announcement of the execution of this Agreement or the pendency or consummation of the Transactions; or (e) any change, event, circumstance, development or effect resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; provided, however, that for purposes of clauses (d) and (e), the Company shall have used its reasonable best efforts to ameliorate or prevent any such adverse change, event, circumstance, development or effect.

          "COMPANY OWNED INTELLECTUAL PROPERTY" means all Intellectual Property in which the Company or any Subsidiary has (or purports to have) an ownership interest.

          "CONFIDENTIALITY AGREEMENT" means that certain confidentiality agreement, dated November 21, 2002, between the Company and a subsidiary of Parent.

          "CONTRACT" means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

          "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

          "DELAWARE LAW" means the General Corporation Law of the State of Delaware.

          "DISCLOSURE SCHEDULES" means the Company Disclosure Schedule and the Parent Disclosure Schedule.

          "ENVIRONMENTAL LAWS" means any Laws of any Governmental Authority relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health or natural resources.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "EXECUTIVE OPTIONS" means the Options held by the persons set forth on
     Schedule II attached hereto.

          "GOVERNMENTAL AUTHORITY" means any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

          "HAZARDOUS SUBSTANCES" means (i) those substances defined in or regulated under the following United States federal Laws and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos or asbestos containing materials, radon, lead and lead-based paint; and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

          "INTELLECTUAL PROPERTY" means and includes all past, present, and future rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof,
     (iii) rights associated with works of authorship, including exploitation rights, copyrights, moral rights, mask works and registrations and applications for registration thereof, (iv) confidential and proprietary information, including trade secrets, technical information and know-how, customer lists, confidential marketing and customer information, (v) Software, (vi) domain names, URLs, world wide web pages, internet and intranet sites (including all content thereof), together with member or user lists and information associated therewith, (vii) other intellectual property rights of every kind and nature and (viii) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses
     (i) through (vii) above.

          "KNOWLEDGE" means (i) with respect to the Company, the actual knowledge of the following persons: Frank M. Dickerson, J. William Goodhew, III, Verome Johnston, Eric W. Musser, Rick Marquardt, Bruce J. Ryan, Richard Thomas, J. Patrick Tinley and Robert B. Webster and; and (ii) with respect to Parent, the actual knowledge of the following persons: Peter Yip, Daniel Widdicombe and Steven Chan.

          "LAW" means any United States or non-United States statute, law, ordinance, regulation, rule, code, common law standard or obligation, executive order, governmental directive, injunction, judgment, decree or other order.

          "NASDAQ" means The Nasdaq National Market.

          "OPTIONS" means the options, issued by the Company, to purchase Shares under the Option Plans.

          "OPTION PLANS" means, collectively, the Company 1998 Stock Option Plan, as amended, and the Company 1988 Stock Option Plan, as amended.

          "PARENT COMMON STOCK" means the Class A Common Shares, par value $0.00025 per share, of Parent.

          "PARENT DISCLOSURE SCHEDULE" means the corresponding disclosure schedule dated the date hereof and delivered to the Company by Parent concurrently with the execution and delivery of this Agreement.

          "PARENT MATERIAL ADVERSE EFFECT" means any change, event, circumstance, development or effect on Parent and its controlled subsidiaries that is or is reasonably likely to be materially adverse to the business, assets, properties, financial condition or results of operations of Parent and its controlled subsidiaries, taken as a whole; provided, however, that "Parent Material Adverse Effect" shall not include any effect arising out of or attributable to: (a) any change, event, circumstance, development or effect resulting from a change in general economic or financial market conditions; (b) any change, event, circumstance, development or effect resulting from or relating to any acts of terrorism or war; (c) any change, event, circumstance, development or effect resulting from a change in industry conditions, except, in the case of (a), (b), or (c), to the extent such change, event, circumstance, development or effect disproportionately affects Parent as compared to the technology industry as a whole; (d) any change, event, circumstance, development or effect resulting from the announcement of the execution of this Agreement or the pendency or consummation of the Transactions; or (e) any change, event, circumstance, development or effect resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; provided, however, that for purposes of clauses (d) and (e), Parent shall have used its reasonable best efforts to ameliorate or prevent any such adverse change, event, circumstance, development or effect.

          "PARENT MEAN PRICE" means the average of the per share closing prices of Parent Common Stock on the Nasdaq during the ten consecutive trading days ending on (and including) the trading day that is two trading days prior to the date of the Effective Time.

          "PARENT PRICE" means the average of the per share closing prices of Parent Common Stock on the Nasdaq during the ten consecutive trading days ending on (and including) the trading day that is two trading days prior to the date of the Effective Time; provided, however, that for purposes of this Agreement and subject to the provisions of Section 9.01(e), the Parent Price shall not be greater than $10.50 or less than $8.50.

          "PERSON" means an individual, corporation, partnership, limited partnership, joint venture, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          "PREFERRED SHARES" means shares of 7.5% Series A Convertible Preferred Stock, par value $0.001 per share, of the Company.

          "PREFERRED STOCKHOLDER AGREEMENT" means the Stockholder Agreement entered into among Parent, Merger Sub and Benjamin W. Griffith, III.

          "REGISTERED IP" means all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority, including all patents, copyright registrations, mask work registrations and trademark registrations and all applications for any of the foregoing.

          "REPRESENTATIVES" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives.

          "SEC" means the United States Securities and Exchange Commission.

          "SOFTWARE" means computer software, programs and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation, developer notes, comments and annotations.

          "SUBSIDIARY" or "SUBSIDIARIES" means, with respect to the Company, any Person the majority of the voting or equity interests of which is controlled by the Company, directly or indirectly through one or more intermediaries.

          "SUPERIOR PROPOSAL" means any Acquisition Proposal not solicited or initiated in violation of Section 7.05(a) that (i) relates to more than 50% of the outstanding Shares or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, (ii) is made by a Person who the Board has reasonably concluded in good faith will have adequate sources of financing to consummate such Superior Proposal, and (iii) is on terms that the Board determines in its good faith judgment (after receiving the advice of a financial advisor of nationally-recognized reputation, and after taking into account all the terms and conditions of the Acquisition Proposal, including any regulatory obstacles, break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable to the Company's stockholders than this Agreement and the Merger, taken as a whole.

          "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

          "TRANSACTIONS" means the transactions contemplated hereunder, including the Merger and the transactions contemplated by the Stockholder Agreements.

          "UNAUDITED INTERIM BALANCE SHEET" means the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of March 31, 2003, included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, and as filed with the SEC prior to the date of this Agreement.

          "WARRANT" means the Ross Systems, Inc. Stock Purchase Warrant dated June 29, 2001 pursuant to which the holder thereof is entitled to purchase 47,244 Shares in accordance with the terms and subject to the conditions set forth therein.

     SECTION 1.02. Other Definitions. Each of the following terms is defined in the section set forth opposite such term:

DEFINED TERM                                                  LOCATION OF DEFINITION
------------                                                  ----------------------
2002 Balance Sheet..........................................  4.08(c)
Action......................................................  4.10(a)
Agreement...................................................  Preamble
Assumed Options.............................................  3.03(a)
Blue Sky Laws...............................................  4.06(b)
Board.......................................................  Recitals
Broadview...................................................  4.20
Certificate of Incorporation................................  4.02
Certificate of Merger.......................................  2.02
Certificate.................................................  2.05(b)
Closing Date................................................  2.02
Code........................................................  Recitals
Company.....................................................  Preamble
Company Licensed Intellectual Property......................  4.15(g)(v)
Company Preferred Stock.....................................  4.03(a)
Company Rights..............................................  4.03(a)
Company Rights Agreement....................................  4.03(a)

DEFINED TERM                                                  LOCATION OF DEFINITION
------------                                                  ----------------------
Company Series B Preferred Stock............................  4.03(a)
Company Stockholders' Approval..............................  7.01
Conversion Ratio............................................  3.03(a)
Dissenting Shares...........................................  3.04(a)
DOJ.........................................................  7.10
Effective Time..............................................  2.02
Environmental Permits.......................................  4.17
ERISA.......................................................  4.11(a)
ESPP........................................................  3.03(b)
ESPP Date...................................................  3.03(c)
Exchange Ratio..............................................  2.04(a)(i)
Expenses....................................................  9.03(a)
Fee.........................................................  9.03(b)
FTC.........................................................  7.10
GAAP........................................................  4.08(b)
HSR Act.....................................................  4.06(b)
incentive stock options.....................................  3.03(a)
IRS.........................................................  4.11(a)
Liens.......................................................  4.14(b)
Material Contracts..........................................  4.18(a)
Merger......................................................  Recitals
Merger Consideration........................................  2.04(a)(i)
Merger Sub..................................................  Preamble
Multiemployer Plan..........................................  4.11(b)
Multiple Employer Plan......................................  4.11(b)
Number of Optioned Shares...................................  3.03(b)
Options.....................................................  3.03(a)
Parent......................................................  Preamble
Parent SEC Reports..........................................  5.08(a)
Parent Preferred Stock......................................  5.07(a)
Paying Agent................................................  2.05(a)
Payment Fund................................................  2.05(a)
Per Share Amount............................................  2.04(a)
Permits.....................................................  4.06
Permitted Investments.......................................  2.05(a)
Permitted Liens.............................................  4.14(b)
Plans.......................................................  4.11(a)
Principal Stockholders......................................  Recitals
Proxy Statement.............................................  7.02
Registration Statement......................................  7.03
SEC Reports.................................................  4.08(a)

DEFINED TERM                                                  LOCATION OF DEFINITION
------------                                                  ----------------------
Securities Act..............................................  4.08(a)
Shares......................................................  Recitals
Standard Form Confidentiality Agreement.....................  4.12(d)
Stockholder Agreements......................................  Recitals
Stockholders' Meeting.......................................  7.01
Surviving Corporation.......................................  2.03
SVB.........................................................  4.29
Tail Policy.................................................  7.07(b)
Tax Opinion.................................................  7.16(a)
Warrants....................................................  4.03(b)

     SECTION 1.03. Construction. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words "include," "includes" and "including" do not limit the preceding terms or words and shall be deemed to be followed by the words "without limitation", (d) the terms "hereof", "herein", "hereunder", "hereto" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms "day" and "days" mean and refer to calendar day(s) and (f) the terms "year" and "years" mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Schedule and Exhibit references herein are to Articles, Sections and Exhibits of this Agreement, the Company Disclosure Schedule or the Parent Disclosure Schedule, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in Article VIII and Section 7.16(b), Merger Sub shall be merged with and into the Company at the Effective Time in accordance with Delaware Law.

     SECTION 2.02. Effective Time; Closing. Subject to the terms and conditions of this Agreement, as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of such filing being, the "Effective Time"). Immediately prior to such filing, a closing shall be held at the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia 30303, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII (the "Closing Date").

     SECTION 2.03. Effect of the Merger. Subject to Section 7.16(b), at the Effective Time, the separate corporate existence of Merger Sub shall cease, the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"), and the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 2.04(a) Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

             (i) subject to the provisions of Sections 2.05 and 9.01(e), each Share (together with the associated Company Right) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.04(a)(ii) and any Dissenting Shares (as hereinafter defined)) shall be canceled and converted automatically into the right to receive (A) the number (the "Exchange Ratio") of shares of Parent Common Stock determined by dividing $14.00 by the Parent Price and rounding the result to the nearest one thousandth of a share, payable upon surrender, in the manner provided in
        Section 2.05, of the certificate that formerly evidenced such Share; and
        (B) $5.00 in cash ((A) and (B) together being the "Merger
        Consideration");

             (ii) each Share (together with the associated Company Right) held in the treasury of the Company and each Share (together with the associated Company Right) owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and payment or other consideration made with respect thereto; and

             (iii) each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $.0001 per share, of the Surviving Corporation.

          (b) Immediately prior to the Effective Time, all Preferred Shares issued and outstanding immediately prior to the Effective Time shall be converted into Shares in accordance with terms of the Certificate of Designations and the Preferred Stockholder Agreement.

          (c) Upon exercise of the Warrant, the holder of the Warrant shall have the right to receive the Merger Consideration for each Share issuable upon such exercise in accordance with the terms of the Warrant. The Company shall use its reasonable best efforts to cause the Warrant to be either vested and exercised or redeemed prior to the Effective Time.

     SECTION 2.05. Exchange of Certificates. (a) Paying Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as agent (the "Paying Agent") for the holders of Shares to receive the funds and Parent Common Stock to which holders of Shares shall become entitled pursuant to Section 2.04. As of the Effective Time, Parent shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of Shares, for payment in accordance with this Article II through the Paying Agent, (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.04 as of the Effective Time, (ii) cash in amounts payable pursuant to Section 2.04 as of the Effective Time, and (iii) cash, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.05(c) (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto being, the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration payable pursuant to Section 2.04 out of the Payment Fund. The Paying Agent shall invest cash portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of the Shares entitled thereto as contemplated by this Agreement. All earnings on Permitted Investments shall be the sole and exclusive property of Parent and no part of the earnings shall accrue to the benefit of holders of Shares. If for any reason the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled, Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

     (b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of a certificate (a "Certificate") which immediately prior to the Effective Time represented outstanding Shares (and associated Company Rights) entitled to receive the Merger Consideration pursuant to this Article II a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates to the Paying Agent pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor: (i) the Merger Consideration for each Share formerly evidenced by such Certificate (with the portion of the Merger Consideration consisting of Parent Common Stock being evidenced by certificates representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to Section 2.04), (ii) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.05(c) and (iii) any other dividends or other distributions to which such holder is entitled pursuant to
Section 2.05(d), and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate, including any interest accrued in respect of the Payment Fund. If the payment under this
Section 2.05(b) is to be made to a Person other than the Person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Parent that such taxes either have been paid or are not applicable. After the Effective Time, the holders of Certificates shall cease to have rights with respect to such Certificates (except such rights, if any, as they may have as dissenting shareholders), and except as aforesaid their sole rights shall be to exchange said Certificates for the amounts payable pursuant to this Agreement.

     (c) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Certificates, but in lieu thereof, each holder of a fractional share interest shall be paid an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Parent Mean Price.

     (d) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.05(c), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.05(c) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

     (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Shares occurring on or after the date hereof and prior to the Effective Time.

     (f) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, for each Share, the Merger Consideration, any cash in lieu of fractional shares to which such holder is entitled pursuant to
Section 2.05(c) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.05(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

     (g) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Shares for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.05(c) and any dividends or other distributions with respect to the Parent Common Stock payable pursuant to
Section 2.05(d); provided, however, that none of Parent, Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Law.

     (h) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent.

     SECTION 2.06. Stock Transfer Books. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.

                                  ARTICLE III

                           THE SURVIVING CORPORATION

     SECTION 3.01. Certificate of Incorporation; By-laws. (a) At the Effective Time the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation; provided, however, that, at the Effective Time,
Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Ross Systems, Inc."

     (b) Unless otherwise determined by Parent prior to the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

     SECTION 3.02. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time (which shall include the officers of the Company immediately prior to the Effective Time) shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

     SECTION 3.03. Employee Stock Options; Employee Stock Purchase Plan. (a) Effective as of the Effective Time, Parent shall, for each Option (not including any Executive Options) then outstanding with an exercise price of $19.00 or less (the "Substituted Options"), substitute such Options with stock options to purchase Parent Common Stock. Each Substituted Option, whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under the Option Plans, a number of shares of Parent Common Stock equal to the product of (i) the number of Shares subject to such Substituted Option multiplied by (ii) the Conversion Ratio (as defined below), at an exercise price per share of Parent Common Stock equal to the quotient of (x) the per share exercise price of the Option to purchase Shares, divided by (y) the Conversion Ratio; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price and the number of shares purchasable pursuant to such option shall be determined in order to comply with Section 424(a) of the Code. Any such stock options to purchase Parent Common Stock shall be issued contingent upon the consummation of the Transactions and shall include an acknowledgement by the optionee that such stock options to purchase Parent Common Stock are being substituted for the Substituted Options.

     (b) For purposes of Section 3.03(a), the "Conversion Ratio" shall be the sum of (i) the quotient of (A) $14.00, divided by (B) the Parent Price (or, in the event Parent agrees in writing pursuant to Section 9.01(e) that the Exchange Ratio shall be determined based on the Parent Mean Price, then the Parent Mean Price), plus (ii) the quotient of (X) $5.00, divided by (Y) the closing sales price of Parent Common Stock on the Nasdaq for the last trading day prior to the date of the Effective Time.

     (c) As of the last day of the payroll period immediately preceding the Effective Time (the "ESPP Date"), all offering and purchase periods under way under the Company's Employee Stock Purchase Plan (the "ESPP"), shall be terminated and, as of the date of this Agreement, no new offering or purchase periods shall be commenced. Unless a participant in the ESPP has withdrawn from the ESPP in accordance with its terms, such participant's option to purchase Shares under the ESPP shall be exercised automatically on the ESPP Date in accordance with the terms of the ESPP. All Shares acquired by such participant pursuant to the ESPP as of the Effective Time shall, at the Effective Time, be converted into the right to receive the Merger Consideration in accordance with
Section 2.04(a).

     (d) The Company shall use take all actions necessary to effectuate the provisions of this Section 3.03.

     SECTION 3.04. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of Delaware Law and who shall have not effectively withdrawn or lost such right to appraisal (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.04. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them, in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal with respect to such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger

Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.05, of the certificate or certificates that formerly evidenced such Shares.

     (b) The Company shall give Parent (i) prompt notice of any written demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     SECTION 3.05. Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation at or following the Effective Time with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Merger Sub or the Company or to effect the other purposes of this Agreement.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

     SECTION 4.01. Organization and Qualification; Subsidiaries. (a) Each of the Company and each Subsidiary is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Company Material Adverse Effect.

     (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary and the authorized capital stock, the number of issued and authorized shares of capital stock and the record owner of such shares, is set forth in
Section 4.01(b) of the Company Disclosure Schedule. Except as disclosed in
Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Neither the Company nor any Subsidiary has agreed or is obligated to make, or is bound by any written, oral or other agreement, Contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereafter be in effect under which it may become obligated to make any future material investment in or material capital contribution to any other entity. Neither the Company, nor any Subsidiary, is a general partner of any general partnership, limited partnership or other similar entity.

     SECTION 4.02. Certificate of Incorporation and By-laws. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation (the "Certificate of Incorporation") and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificate of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in material violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

     SECTION 4.03. Capitalization. (a) The authorized capital stock of the Company consists of 15,000,000 Shares and 5,000,000 shares of preferred stock, no par value ("Company Preferred Stock"), 35,000 of which shares have been designated as Series B Participating Preferred Stock ("Company Series B Preferred Stock") and have been reserved for issuance upon exercise of preferred stock purchase rights (the "Company Rights") issuable pursuant to that certain Amended and Restated Preferred Stock Rights Agreement, dated as of July 6, 2001 between the Company and Fleet National Bank (the "Company Rights Agreement"), and 500,000 of which shares have been designated as Preferred Shares. As of the date hereof, (i) 2,681,848 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Series B Preferred Stock were issued and outstanding, (iii) 500,000 Preferred Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (iv) 133,977 Shares are held in the treasury of the Company, (v) no Shares are held by any Subsidiary, (vi) 738,014 Shares are reserved for future issuance pursuant to outstanding employee stock options or stock incentive rights granted pursuant to the Option Plans and (vii) rights to purchase 6,472 Shares are outstanding pursuant to the ESPP.

     (b) As of the date hereof, except as set forth in Section 4.03(b) of the Company Disclosure Schedule and except pursuant to (i) the Stockholder Agreements, (ii) the Warrant, (iii) the ESPP, and (iv) the Company Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Section 4.03(b) of the Company Disclosure Schedule accurately sets forth as of the date hereof information regarding the holder, particular plan or program under which such Options were granted, the exercise price, the grant date, the vesting schedule and the extent to which the Option is vested, the date of expiration and the number of underlying Shares issuable in respect of each Warrant, as applicable, and Option, and in respect of each right to purchase Shares pursuant to the ESPP (through the end of the ESPP's current offer period ending June 30, 2003) and the number of underlying Shares issuable pursuant to vested Options as of the date hereof. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.
Section 4.03(b) of the Company Disclosure Schedule sets forth as of the date hereof the number of unvested or unexercisable Options that will accelerate upon the closing of the Merger and the number of Shares issuable upon exercise thereof. As of the date hereof, the total number of Shares issuable pursuant to the exercise of all Options and warrants held by all Principal Stockholders is 401,215.

     (c) All of the outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any Liens. There are no (i) outstanding options obligating the Company or any Subsidiary to issue or sell any shares of capital stock of any Subsidiary or to grant, extend or enter into any such option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any Person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary.

     (d) There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any other capital stock or other securities of the Company or any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other Person.

     SECTION 4.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the Transactions. The Board (at a meeting duly called and held) has (a) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company's stockholders, (b) approved and adopted this Agreement and the Transactions in accordance with the requirements of Delaware Law, (c) declared that this Agreement is advisable, (d) resolved to recommend that stockholders of the Company vote to adopt and approve this Agreement and to approve the Merger, and

(e) to the extent necessary, adopted a resolution for the purpose of causing the Company not to be subject to any state takeover Law or similar Law, that might otherwise apply to the Merger or any of the other Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and Merger Sub, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

     SECTION 4.05. Section 203. As of the date hereof and at all times on or prior to the Effective Time, the Board has and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in
Section 203 of Delaware Law are not, and will not be, applicable to the execution, delivery or performance of this Agreement or to the consummation of the Merger or any of the other Transactions. Other than Section 203 of Delaware Law, there is no anti-takeover Law of any state that is applicable to this Agreement and the Transactions.

     SECTION 4.06. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the Transactions by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or equivalent organizational documents of any Subsidiary, (ii) subject to obtaining the Company Stockholders' Approval and compliance with the requirements described in Section 4.06(b) below, conflict with or violate any Laws of any Governmental Authority applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation, except as disclosed in Section 4.06 of the Company Disclosure Schedule, and with respect to clauses (ii) and (iii), except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Transactions and would not have a Company Material Adverse Effect.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" Laws ("Blue Sky Laws"), and filing and recordation of appropriate merger documents as required by Delaware Law,
(ii) for the filing of the Proxy Statement with the SEC pursuant to the Exchange Act, (iii) for the filing of the Certificate of Merger and other appropriate merger documents required by Delaware Law with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities in which the Merger Sub and the Company are qualified to do business, (iv) for the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and (v) where the failure to obtain such consents, approvals or action of, filings with or notices to any Governmental Authority would not have a Company Material Adverse Effect.

     SECTION 4.07. Permits; Compliance. Each of the Company and the Subsidiaries is in possession of all registrations, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Permits"), except where the failure to have, or the suspension or cancellation of, any of the Permits, individually or in the aggregate, would not prevent or materially delay consummation of the Transactions and would not have a Company Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits, individually or in the aggregate, would not prevent or materially delay consummation of the Transactions and would not have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, Contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound, except for any such conflicts, defaults, breaches or violations, individually or in the aggregate, that would not prevent or materially delay consummation of the Transactions and would not have a Company Material Adverse Effect.

     SECTION 4.08. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since July 1, 2001 and has heretofore made available to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended June 30, 2001 and 2002, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended September 30, 2002 and December 31, 2002 and March 31, 2003, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since July 1, 2001, (iv) all other forms including reports on Form 8-K and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since January 1, 2003 and (v) all other statements, reports, schedules, forms and other documents filed by the Company with the SEC since July 1, 2001 (each of the above referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933 (together with the rules and regulations promulgated thereunder, the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No consolidated Subsidiary is required to file any form, report or other document with the SEC. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003 (x) will be prepared in accordance with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and (y) will not, at the time it is filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the audited and unaudited consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable thereto and was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments), and each fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments). The unaudited consolidated balance sheet of the Company and the Subsidiaries as of June 30, 2003, along with the related unaudited consolidated statements of income and cash flows will be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in any notes thereto or as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as at the date thereof.

     (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries as at June 30, 2002, including the notes thereto (the "2002 Balance Sheet"), neither the Company nor any consolidated Subsidiary has any accrued, contingent or other liabilities of any nature, either matured or unmatured, required to be reflected on the balance sheet of the Company except for: (i) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (ii) normal and recurring current liabilities (consistent in type and magnitude with those reflected on the Unaudited Interim Balance Sheet) that have been incurred by the Company or any Subsidiary since March 31, 2003 in the ordinary course of business and consistent with past practices; and (iii) liabilities described in
Section 4.08(c) of the Company Disclosure Schedule.

     (d) Except as and to the extent set forth on the Unaudited Interim Balance Sheet or as set forth in Section 4.08(d) of the Company Disclosure Schedule, as of the date of this Agreement, none of the Company nor any consolidated Subsidiary has any material liability for Company Indebtedness.

     (e) Except as disclosed in Section 4.08(e) of the Company Disclosure Schedule, the Company has filed with the SEC all Material Contracts required to be filed pursuant to the Securities Act or the Exchange Act.

     (f) The Company has in place the "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act. The Company's "disclosure controls and procedures" are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

     SECTION 4.09. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section 4.09 of the Company Disclosure Schedule, since March 31, 2003
(a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, (c) there has not been any revaluation by the Company of any of its material assets, other than in the ordinary course of business, and (d) there has not been any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary that has had individually or in the aggregate, a Company Material Adverse Effect on the Company.

     SECTION 4.10. Absence of Litigation. Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an "Action") and (to the knowledge of the Company) no Person has threatened to commence any Action: (i) that involves the Company or any Subsidiary or any of the assets owned or used by the Company or any Subsidiary; or (ii) that seeks to materially delay or prevent the consummation of the Merger. As of the date hereof, no director or executive officer of the Company or any Subsidiary has asserted a claim to seek indemnification from the Company under the Certificate of Incorporation or By-laws of the Company or any Subsidiary or any indemnification agreement between the Company or any Subsidiary and such Person.

     (b) There is no material order, writ, injunction, judgment or decree to which the Company or any Subsidiary, or any of the assets owned or used by the Company or any Subsidiary, is subject. To the knowledge of the Company, no executive officer of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any Subsidiary.

     SECTION 4.11. Employee Benefit Plans. (a) Section 4.11(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, change in control, severance or other Contracts or agreements, whether legally enforceable or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary would incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary would incur liability under Section 4212(c) of ERISA, and (iv) any Contracts, arrangements or understandings between the Company or any Subsidiary and any employee of the Company or any Subsidiary including any Contracts, arrangements or understandings relating in any way to a sale of the Company or any Subsidiary (collectively, the "Plans"). Each Plan is in writing and the Company has furnished to Merger Sub a true and complete copy of each Plan and each material document, if any, prepared in connection with each such Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement,
(ii) to enter into any Contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by this Agreement, ERISA or the Code.

     (b) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary would incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any Person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

     (c) Each Plan is now, and during the past six years has been, operated in all material respects in accordance with its terms and the requirements of all applicable Law including ERISA and the Code, except where the failure to do so would not have a Company Material Adverse Effect. The Company and the Subsidiaries have performed all material obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company (after such inquiry as the relevant officer of the Company has determined to be reasonably appropriate under the circumstances), no fact or event exists that could give rise to any such Action.

     (d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (i) has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available, (ii) is so qualified and (iii) each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of the Company (after such inquiry as the relevant officer of the Company has determined to be reasonably appropriate under the circumstances), no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

     (e) To the knowledge of the Company, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) within the last six years with respect to any Plan. Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of the Company (after such inquiry as the relevant officer of the Company has determined to be reasonably appropriate under the circumstances), no fact or event exists which could give rise to any such liability.

     (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company (after such inquiry as the relevant officer of the Company has determined to be reasonably appropriate under the circumstances), no fact or event exists which could give rise to any such challenge or disallowance.

     (g) Except as set forth in Section 4.11(g) of the Company Disclosure Schedule, no Plan provides for the payment to any present or former employee of the Company or its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or its Subsidiaries as a result of the Transactions, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

     (h) Any amount or economic benefit that could be received (whether in cash or property or the vesting of property) by any current or former director, officer, employee or consultant of the Company or any Subsidiary who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Plan, employment agreement or otherwise as a result of the execution and delivery of this Agreement by the Company or the consummation of the Merger or any other Transaction (including as a result of termination of employment on or following the Effective Time) would not be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

     SECTION 4.12. Labor and Employment Matters. (a) There are no controversies or claims pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, which controversies or claims, individually or in the aggregate, would prevent or materially delay consummation of the Merger or would have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or other labor union Contract applicable to Persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. There are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board, any other court or tribunal or any current union representation questions involving employees of the Company or any Subsidiary and there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

     (b) The Company and the Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor and employment practices, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Subsidiaries have paid in full to all employees or adequately accrued in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary have employed or employ any Person.

     (c) Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, (i) all subsisting Contracts of employment to which the Company or any Subsidiary is a party are terminable by the Company or any Subsidiary on three months' notice or less without compensation (other than in accordance with applicable legislation); (ii) there are no customs, established practices or discretionary arrangements of the Company or any Subsidiary in relation to the termination of employment of any of its employees (whether voluntary or involuntary); (iii) neither the Company nor any Subsidiary has any outstanding liability to pay compensation for loss of office or employment or a redundancy payment to any present or former employee or to make any payment for breach of any agreement listed in Section 4.12(c) of the Company Disclosure Schedule; and
(iv) there is no term of employment of any employee of the Company or any Subsidiary which shall entitle that employee to treat the consummation of the Transactions as amounting to a breach of his Contract of employment or entitling the employee to any payment or benefit whatsoever or entitling the employee to treat himself or herself as redundant or otherwise dismissed or released from any obligation.

     (d) All directors, officers, management employees, and technical and professional employees of the Company and the Subsidiaries have entered into the standard form assignment of proprietary information and confidentiality agreement of the Company (the "Standard Form Confidentiality Agreement") a form of which is attached at Section 4.12(d) of the Company Disclosure Schedule. To the Company's knowledge, no employee of the Company or any Subsidiary has materially violated any employment Contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company and disclosure to the Company or using trade secrets or proprietary information of any other Person.

     (e) The information made available to Parent by the Company prior to the Effective Time regarding current fiscal year employment, salary and other compensation information with respect to each current salaried employee, officer, director, consultant or agent of the Company and each Subsidiary was, as of the date that such information was made available to Parent, true and correct in all material respects.

     SECTION 4.13. Form F-4; Proxy Statement. The information supplied by or on behalf of the Company for inclusion in the Registration Statement will not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The information supplied by or on behalf of the Company for inclusion in the Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC, at the date it is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which will have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or on behalf of Parent or any of its representatives for inclusion in any of the foregoing documents. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     SECTION 4.14. Property and Leases. (a) The Company and the Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (b) Neither the Company nor any Subsidiary owns any real property. Each parcel of real property leased by the Company or any Subsidiary (i) is leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other restrictions of any kind against the Company or any Subsidiary, including any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer applicable to the Company or any Subsidiary (collectively, "Liens"), other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (D) all matters of record, Liens and other imperfections of title and encumbrances that, individually or in the aggregate, would not have a Company Material Adverse Effect (collectively, "Permitted Liens"), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

     (c) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Subsidiary, except as would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (d) To the knowledge of the Company, there are no contractual or legal restrictions that preclude or materially restrict the ability to use any real property leased by the Company or any Subsidiary for the purposes for which it is currently being used. To the knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, leased by the Company or any Subsidiary.

     SECTION 4.15. Intellectual Property. (a) Section 4.15(a) of the Company Disclosure Schedule accurately identifies the following information:

          (i) Section 4.15(a)(i) of the Company Disclosure Schedule accurately identifies (A) each current and material proprietary product or service developed, manufactured, marketed, or sold by the Company or any Subsidiary, including any product or service currently under development by the Company or any Subsidiary, (B) all registered and unregistered trademarks, trade names, service marks, and applications therefor, registered copyrights and applications therefor, patents and patent applications, in each case owned by the Company or any Subsidiary and indicating whether owned by the Company or a Subsidiary and (C) all domain names owned by or registered to the Company or any Subsidiary.

          (ii) Section 4.15(a)(ii) of the Company Disclosure Schedule accurately identifies (A) each item of Registered IP in which the Company or any Subsidiary has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. The Company has made available to Parent complete and accurate copies of all applications, material correspondence and other material documents related to each such item of Registered IP.

          (iii) Section 4.15(a)(iii) of the Company Disclosure Schedule accurately identifies (A) all Intellectual Property licensed to the Company or any Subsidiary (other than any non-customized software that (1) is not incorporated into, or used directly in the development, manufacturing, or distribution of, the products or services of the Company or any Subsidiary and (2) is generally available on standard terms for less than $5,000), (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property is licensed to the the Company or any Subsidiary, and (C) whether the license or licenses granted to the Company or any Subsidiary are exclusive or nonexclusive.

          (iv) Section 4.15(a)(iv) of the Company Disclosure Schedule accurately identifies each Contract in which the aggregate unpaid fees and royalties (including maintenance and support fees for the first year of maintenance and support, if any) payable to the Company or any Subsidiary equal or exceed $100,000 and pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Owned Intellectual Property. Except as set forth in Section 4.15 of the Company Disclosure Schedule, none of the Company or any Subsidiary is bound by, and no Company Owned Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any Subsidiary to use, exploit, assert, or enforce any Company Owned Intellectual Property anywhere in the world.

     (b) The Company has provided to Parent a complete and accurate copy of each standard form of Company Owned Intellectual Property Contract used currently by the Company or any Subsidiary, including each standard form of (A) end user software license and professional services agreement, (B) development agreement,
(C) distributor or reseller agreement, (D) employee agreement together with assignment or license of Intellectual Property rights or any confidentiality provision, including the Standard Form Confidentiality Agreement, (E) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or any confidentiality provision or (F) confidentiality or nondisclosure agreement. Section 4.15(b) of the Company Disclosure Schedule accurately identifies (i) each Company Owned Intellectual Property Contract entered into in the past two years, and (ii) each maintenance and support agreement entered into with the Company's 100 largest maintenance and support customers (measured by the total maintenance and support amounts invoiced to such customers in fiscal year 2003), in each case, in which there is a material deviation from the corresponding standard form agreement provided to Parent. For purposes of this Section 4.15(b), "material deviation" shall mean any (1) "source code escrow" or source code licensing provision, (2) non-standard assignment or termination provision, (3) most-favored customer provision, (4) non-standard limitation of liability or warranty provision, (5) exclusivity arrangement, or (6) any Contract with any Governmental Body.

     (c) Except as set forth in Section 4.15(c) of the Company Disclosure Schedule, the Company and each Subsidiary owns all right, title, and interest to and in or has a valid and enforceable license to use all Intellectual Property necessary to conduct the business of the Company and each Subsidiary as currently conducted and presently planned by each of Company and each Subsidiary to be conducted (other than Intellectual Property exclusively licensed to the Company or any Subsidiary, as identified in Section 4.15(a)(iv) of the Company Disclosure Schedule) free and clear of any encumbrances (other than licenses granted pursuant to the Contracts listed in the Company Disclosure Schedule and licenses granted to customers in the ordinary course of business). Without limiting the generality of the foregoing:

          (i) Each Person who is or was an employee or contractor of the Company or any Subsidiary after September 30, 2001, and who is or was involved in the creation or development of any Company

     Owned Intellectual Property, has signed a valid, enforceable agreement containing an assignment of Company Owned Intellectual Property to the Company and/or any Subsidiary and confidentiality provisions protecting the Company Owned Intellectual Property. Prior to September 30, 2001, the Company had procedures in place to cause employees and contractors of the Company or any Subsidiary who were involved in the creation or development of any Company Owned Intellectual Property to assign such Company Owned Intellectual Property to the Company and/or any Subsidiary and to maintain the confidentiality of such Company Owned Intellectual Property. No current or former stockholder, officer, director, contractor or employee of the Company or any Subsidiary has any claim, right (whether or not currently exercisable), or interest to or in any Company Owned Intellectual Property. To the knowledge of the Company, no employee of the Company or any Subsidiary is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or any Subsidiary or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality.

          (ii) No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned Intellectual Property.

          (iii) Each of the Company and each Subsidiary has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all Intellectual Property the value of which is dependent upon its confidentiality, including proprietary information held by the Company or any Subsidiary, or purported to be held by the Company or any Subsidiary, as a trade secret.

          (iv) Except as set forth in Section 4.15(c) of the Company Disclosure Schedule, since January 1, 2000, none of the Company or any Subsidiary has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property to any other Person.

          (v) None of the Company or any Subsidiary is now or ever was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company Owned Intellectual Property.

          (vi) To the knowledge of the Company after reasonable inquiry, each license of the Company Licensed Intellectual Property is valid and enforceable, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors' rights and general principles of equity, is binding on all parties to such license, and is in full force and effect.

          (vii) To the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder in any material respect and no event has occurred that, with notice or lapse of time, would constitute such breach or default or permit the termination or cancellation of the license.

          (viii) Neither the Company nor any Subsidiary has received any notice of termination or cancellation under any license for the Company Licensed Intellectual Property.

     (d) To the knowledge of the Company, all Company Owned Intellectual Property is valid, subsisting, and enforceable. Without limiting the generality of the foregoing, except as set forth in Section 4.15(d) of the Company Disclosure Schedule:

          (i) Neither the Company nor any Subsidiary owns (or purports to own) or has filed any U.S. or foreign patent applications or foreign patents.

          (ii) Each item of Company Owned Intellectual Property that is Registered IP is and, to the knowledge of the Company, at all times has been in compliance with all applicable requirements of the applicable issuing Governmental Authority, and all filings, payments, and other actions required to be made or taken to maintain such item of Company Owned Intellectual Property in full force and effect have been made by the applicable deadline. No application for a patent or for a copyright registration, mask work registration or trademark registration or any other type of Registered IP filed by or on behalf of the Company or any Subsidiary has been abandoned, allowed to lapse, or rejected (other than for non-use of a trademark) since January 1, 2000. Section 4.15(d)(iii) of the Company Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 90 days after the date hereof in order to maintain each such item of Company Owned Intellectual Property in full force and effect.

          (iii) No interference, opposition, reissue, reexamination, or other Proceeding of any nature is or has been pending or threatened, in which the scope, validity, or enforceability of any Company Owned Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged. To the knowledge of the Company, there is no basis for a claim that any Company Owned Intellectual Property is invalid or unenforceable.

     (e) To the knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company Owned Intellectual Property. Section 4.15(e) of the Company Disclosure Schedule accurately identifies, and the Company has provided to Parent a complete and accurate copy of each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any Subsidiary or any Representative of the Company or any Subsidiary regarding, any actual, alleged, or suspected infringement or misappropriation of any Company Owned Intellectual Property since January 1, 2000, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

     (f) Except as described in Section 4.15(a)(iii) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the Transactions (or any of the ancillary agreements) will, with or without notice or the lapse of time, (x) adversely affect any of the Company's or any Subsidiary's rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property or (y) result in or give any other Person the right or option to cause or declare, (i) a loss of, or encumbrance on, any Company Owned Intellectual Property; (ii) a breach of any Contract listed or required to be listed in Section 4.15(a)(iii) of the Company Disclosure Schedule; (iii) the release, disclosure or delivery of any Company Owned Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Owned Intellectual Property.

     (g) Except as described in Section 4.15(g) of the Company Disclosure Schedule, to the knowledge of the Company after reasonable inquiry, none of the Company or any Subsidiary has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated or otherwise violated any Intellectual Property of any other Person. Without limiting the generality of the foregoing:

          (i) To the knowledge of the Company, no product, information or service ever manufactured, produced, distributed, published, provided or sold by or on behalf of the Company or any Subsidiary, and no Intellectual Property ever owned or developed by the Company or any Subsidiary, has ever conflicted with, infringed, misappropriated or otherwise violated any Intellectual Property of any other Person.

          (ii) No infringement, misappropriation or similar claim or Action is pending or, to the knowledge of the Company, has been threatened against the Company or any Subsidiary or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any Subsidiary with respect to such claim or Proceeding. To the knowledge of the Company, since January 1, 2000, none of the Company or any Subsidiary has received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person.

          (iii) None of the Company or any Subsidiary is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim. To the knowledge of the Company, after such inquiry as the relevant officer of the Company has determined to be reasonably appropriate under the circumstances, none of the Company or any Subsidiary has ever assumed or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property.

          (iv) No claim or Proceeding involving any Intellectual Property licensed to the Company or any Subsidiary is pending or, to the knowledge of the Company, has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (A) the use or exploitation of such Intellectual Property by the Company or any Subsidiary or (B) the manufacturing, distribution or sale of any product or service currently being developed, offered, manufactured, distributed or sold by the Company or any Subsidiary.

          (v) To the knowledge of the Company, after such inquiry as the relevant officer of the Company has determined to be reasonably appropriate under the circumstances, with respect to each item of Intellectual Property licensed to the Company or any Subsidiary ("Company Licensed Intellectual Property"), the Company and/or each such Subsidiary has valid licenses or other rights to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreements governing such Company Licensed Intellectual Property. A copy of each such license pertaining to the Company Licensed Intellectual Property has been delivered to Parent.

     (h) Except as disclosed to Parent, none of the Company Owned Software (A) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Owned Software or any product or system containing or used in conjunction with such Company Owned Software or (B) fails in any material respect to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Owned Software or any product or system containing or used in conjunction with such Company Owned Software, other than ordinary course warranty compliance issues. The Company has made available to Parent a complete and accurate list of all known material bugs, defects, and errors in each version and component of the Company Owned Software.

     (i) Except as described in Section 4.15(i) of the Company Disclosure Schedule, the Company has not inserted into the Company Owned Software any "back door," "drop dead device," "time bomb" or "Trojan horse," (as such terms are commonly understood in the software industry) or any other code designed or intended by the Company to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (B) damaging or destroying any data or file without the user's consent. The Company has not intentionally inserted into the Company Owned Software any "virus" or "worm" (as such terms are commonly understood in the software industry).

     (j) The Company has obtained all approvals necessary for exporting the Company Owned Software outside the United States, and all such export approvals in the United States are valid, current, outstanding and in full force and effect. To the knowledge of the Company, the Company has obtained all approvals necessary for importing the Company Owned Software into any country in which the Company Owned Software is now sold or licensed for use, and all such import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect. The Company has no present knowledge from which it would necessarily conclude that it does not have the right to use all software development tools, library functions, compilers, and other third party software that is material to the business of the Company, or that is required to operate or modify the Company Owned Software.

     (k) None of the Company Owned Software is subject to any "copyleft" or other obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that (A) could require, or could condition the use or distribution of such Company Owned Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Owned Software or (B) could otherwise impose any limitation, restriction or condition on the right or ability of the Company or any Subsidiary to use or distribute any Company Owned Software.

     (l) Except as set forth in Section 4.15(l) of the Company Disclosure Schedule, (i) no source code for any Company Owned Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or any Subsidiary, and
(ii) none of the Company or any Subsidiary has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Owned Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or any Subsidiary. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Owned Software to any other Person who is not, as of the date of this Agreement, an employee of the Company or any Subsidiary. Without limiting the generality of the foregoing, no Person has made any claim or delivered any notice that such Person is entitled to receive the source code for any Company Owned Software pursuant to any source code escrow agreement identified or required to be identified in Section 4.15(l) of the Company Disclosure Schedule.

     (m) Except as set forth in Section 4.15(m) of the Company Disclosure Schedule, to the knowledge of the Company, no Person (i) has or had any exclusive rights to any portion of the Company Owned Intellectual Property or Company Owned Software, (ii) has or had any rights restricting the Company's use of Company Owned Intellectual Property or Company Owned Software within any field of use, (iii) has ever incorporated any source code for any Company Owned Software into any of such Person's product, (iv) has ever redistributed any such source code, or (v) has ever used any such source code to develop, market or distribute any product.

     (n) The Software manufactured by the Company and each Subsidiary and sold to end user customers and, to the knowledge of the Company, the Software manufactured by the Company and each Subsidiary and sold for use by original equipment manufacturer customers and the Software sold by the Company or any Subsidiary but manufactured by third parties, comply in all material respects with all applicable Laws.

     SECTION 4.16. Taxes. The Company and the Subsidiaries have filed all United States federal, state, local and non-United States Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged (whether or not shown on such Tax returns) other than such payments as are being contested in good faith by appropriate proceedings. All such Tax returns were true, complete and correct in all material respects and were filed on a timely basis. The Company and the Subsidiaries have not requested any extension of time within which to file any Tax return, which Tax return has not since been filed. Except as set forth in
Section 4.16 of the Company Disclosure Schedule, neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. No audits or other administrative or court proceedings are presently pending with regard to any Taxes or Tax returns of the Company and its Subsidiaries. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of any Tax. The accruals and reserves for Taxes reflected in the 2002 Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code. There are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due. Except as described in Section 4.16 of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would have a Company Material

Adverse Effect. Except as set forth in the financial statements described in
Section 4.08, neither the Company nor any of the Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which would prevent or materially delay consummation of the Merger or would have a Company Material Adverse Effect. Section 4.16 of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax returns. Neither the Company nor any Subsidiary is or has been a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii). Section 4.16 of the Company Disclosure Schedule lists for each Subsidiary (i) the amount of any net operating losses, net capital losses, unused investment or other credits, unused foreign Tax, or excess charitable contributions of such Subsidiary, and any limitations thereon, and (ii) the amount of any deferred gain or loss allocable to such Subsidiary arising out of any prior intercompany transaction.

     SECTION 4.17.  Environmental Matters.  Except as specifically described in
Section 4.17 of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) the Company and each Subsidiary are in compliance with all applicable Environmental Laws; (b) none of the properties currently or formerly owned, leased or operated by the Company or any Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) the Company is not liable for any off-site contamination by Hazardous Substances; (d) the Company is not liable nor, to the knowledge of the Company, is it threatened to be made liable, under any Environmental Law (including pending or threatened liens); (e) the Company has all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); (f) the Company is in compliance with its Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

     SECTION 4.18.  Material Contracts.  (a) Subsections (i) through (xii) of
Section 4.18(a) of the Company Disclosure Schedule contain a list of the following types of Contracts and agreements to which the Company or any Subsidiary is a party (such Contracts, agreements and arrangements as are required to be set forth in Section 4.18(a) of the Company Disclosure Schedule being the "Material Contracts"):

          (i) each maintenance Contract and each Contract and agreement which is likely to involve payment or receipt of annual consideration of more than $300,000, in the aggregate, over the remaining term of such Contract;

          (ii) all broker, distributor, reseller, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts and agreements to which the Company or any Subsidiary is a party and which involve the payment or receipt of more than $100,000 in any year;

          (iii) all management Contracts (excluding Contracts for employment) and Contracts with other consultants, including any Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product or service of the Company or any Subsidiary to which the Company or any Subsidiary is a party; and which (A) is likely to involve payment of consideration of more than $25,000, in the aggregate, during the fiscal year ended June 30, 2004, (B) is likely to involve consideration of more than $25,000, in the aggregate, over the remaining term of such Contract, and which, in either case, cannot be cancelled by the Company or any Subsidiary without penalty or further payment and without more than 30 days' notice;

          (iv) all Contracts and agreements evidencing indebtedness for borrowed money, if any;

          (v) all Contracts with any Governmental Authority to which the Company or any Subsidiary is a party;

          (vi) all Contracts imposing any restriction on the right or ability of the Company or any Subsidiary (A) to compete with any other Person or in any geographical area, (B) to acquire any product or other asset or any services from any other Person, or (C) to conduct its business as presently conducted or materially and adversely affect or materially restrict, the business, operations, assets, properties or condition (financial or other) of the businesses of the Company and its Subsidiaries, taken as a whole, as currently conducted;

          (vii) all material Contracts or arrangements that result in any Person holding a power of attorney from the Company or any Subsidiary that relates to the Company, any Subsidiary or their respective businesses;

          (viii) all Contracts for employment required to be listed in Section 4.11(a) of the Company Disclosure Schedule;

          (ix) all Contracts that provide for indemnification of any officer, director, employee or agent;

          (x) all material Contracts incorporating or relating to any guaranty or warranty, except for Contracts substantially identical to the standard forms of end-user software license agreements previously made available by the Company to Parent;

          (xi) all Contracts which provide for termination, acceleration of payment or other special rights upon the occurrence of a change in control, by operation of Law or otherwise, of the Company or any Subsidiary;

          (xii) all other Contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company, any Subsidiary or the conduct of their respective businesses, or the absence of which would, to the knowledge of the Company, prevent or materially delay consummation of the Merger or would have a Company Material Adverse Effect.

     (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Contract that constitutes a Material Contract is valid and in full force and effect, constitutes the legal, valid and binding obligation of the Company, and to the knowledge of the Company, the other parties thereto, in accordance with the terms of such agreement and is enforceable in accordance with its terms. Except as would not have a Company Material Adverse Effect, individually or in the aggregate, (i) neither the Company nor any of the Subsidiaries is in default under any Material Contract and none of the Material Contracts have been canceled by the other party; (ii) to the Company's knowledge, no other party to any Material Contract is in breach with respect to such Material Contract; (iii) the Company and the Subsidiaries are not in receipt of any written claim of default under any such Material Contract; (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute default, give rise to cancellation or third party consent rights, or otherwise adversely affect any of the Company's rights under any Material Contract. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments or modifications thereto.

     (c) Except as set forth in Section 4.18(c) of the Company Disclosure Schedule, no Material Contract which is currently in effect contains any "most favored customer" or similar provision.

     (d) Other than any such agreement with Parent or Merger Sub, the Company is not a party to any standstill agreement pursuant to which the other party thereto has agreed that neither it nor any of its Affiliates will (i) acquire or seek to acquire ownership of any capital stock of the Company or any options or rights to acquire such ownership, (ii) seek or propose to influence or control the management of the policies of the Company or obtain representation on the Board, or (iii) solicit or participate in the solicitation of any proxies or consents with respect to the capital stock of the Company.

     SECTION 4.19. Insurance. (a) Section 4.19(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Subsidiary is insured, a named insured or otherwise the principal beneficiary of coverage which is currently in effect, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged. To the knowledge of the Company, such insurance policies and the types and amounts of coverage provided therein are adequate and usual and customary in the context of the businesses and operations in which the Company and Subsidiaries are engaged.

     (b) The Company has made available to Parent a copy of each such insurance policy and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and each Subsidiary. Each such insurance policy is in full force and effect. Neither the Company nor any Subsidiary has received written notice of any material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) with respect to any such insurance policy. To the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

     (c) Except as set forth in Section 4.19(c) of the Company Disclosure Schedule, at no time subsequent to July 1, 2000 has the Company or any Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 4.19(a) of the Company Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.

     (d) Section 4.19(d) of the Company Disclosure Schedule sets forth each of the Actions that the Company or any Subsidiary has tendered to the appropriate insurance carrier(s) and whether such carrier has issued a denial of coverage or a reservation of rights with respect to any such Action, or informed the Company of its intent to do so.

     SECTION 4.20. Brokers and Fees. No broker, finder or investment banker (other than Broadview International LLC ("Broadview")) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent accurate and complete copies of all agreements under which all fees (including legal fees), commissions and other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Broadview or any other advisor.

     SECTION 4.21. Customers. Section 4.21 of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of software license revenue from each customer of the Company during the fiscal year ended June 30, 2003.

     SECTION 4.22. Sale of Products; Performance of Services. Since January 1, 2002, no customer or other Person has asserted or, to the knowledge of the Company, threatened to assert, any claim against the Company or any Subsidiary based upon any services performed by the Company or any Subsidiary, other than claims with respect to which the total cost to remedy does not exceed $300,000.

     SECTION 4.23. Compliance with Law. Except as would not have a Company Material Adverse Effect or as set forth in Section 4.23 of the Company Disclosure Schedule, the Company and each Subsidiary is, and has at all times since July 1, 2002 been, in compliance with all applicable Law. Since July 1, 2002, neither the Company nor any Subsidiary has received any written notice or other communication from any Governmental Authority or other Person regarding any actual or possible violation of, or failure to comply with, any Law.

     SECTION 4.24. Certain Business Practices. To the knowledge of the Company, since July 1, 2001, neither the Company nor any Subsidiary, and no director, officer, agent or employee of the Company or any Subsidiary (i) has made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (ii) has made any illegal gift or illegal bribe to any Person, private or public, regardless of form, whether in money, property or services,

     SECTION 4.25.  Transactions with Affiliates.  Except as set forth in
Section 4.25 of the Company Disclosure Schedule or in the SEC Reports filed prior to the date of this Agreement, between the date of the Company's last annual meeting proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     SECTION 4.26. Vote Required. The affirmative vote of the holders of a majority of the Shares outstanding on the record date for the Company Stockholders' Meeting is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement, approve the Merger or consummate any of the other Transactions.

     SECTION 4.27. Fairness Opinion. The Board has received the opinion of Broadview, financial advisor to the Company to the effect that, as of the date of such opinion, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. The Company shall furnish a true and correct copy of said opinion to Parent as promptly as practicable after the date hereof.

     SECTION 4.28. Company Rights Agreement. The Company has taken all actions necessary to render the Company Rights Agreement inapplicable to the execution and delivery of the Agreement and the Transactions.

     SECTION 4.29. Silicon Valley Bank. As of the date of this Agreement, no borrowings are currently outstanding and owed by the Company or any Subsidiary to Silicon Valley Bank ("SVB") pursuant to the Loan and Security Agreement with SVB dated as of September 24, 2002.

     SECTION 4.30. Accounts Receivable. Except as set forth in Section 4.30 of the Company Disclosure Schedule, the Company and each Subsidiary is the sole and absolute owner of all accounts receivable that comprise the accounts receivable line item (as reserved for doubtful accounts) in the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at March 31, 2003. Each such account receivable is based on an actual sale and delivery of goods and/or services rendered by the Company and each Subsidiary.

                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

     SECTION 5.01. Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent and Merger Sub have heretofore made available to the Company complete and correct copies of their respective Certificates of Incorporation, By-laws or equivalent organizational documents, and each such instrument is in full force and effect.

     SECTION 5.02. Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors' rights and general principles of equity.

     SECTION 5.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation, By-laws or equivalent organizational documents of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Merger Sub from performing their material obligations under this Agreement.

     (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws and filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

     SECTION 5.04. Financing. Parent has, and will have through the Effective Time, sufficient funds or available borrowing capacity to permit Merger Sub to consummate all the Transactions, including the Merger. The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

     SECTION 5.05. Form F-4; Proxy Statement. The information supplied by or on behalf of Parent for inclusion in the Registration Statement will not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The information supplied by or on behalf of Parent for inclusion in the Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC, at the date it is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which will have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents. The Registration Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     SECTION 5.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

     SECTION 5.07. Capitalization. (a) The authorized capital stock of Parent consists of (i) 800,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share ("Parent Preferred Stock"). As of the date hereof, (i) 100,904,866 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 1,569,207 shares of Parent Common Stock are held in the treasury of Parent, (iii) 100,000 shares of Parent Common Stock are held by subsidiaries of Parent and (iv) 8,866,543 shares of Parent Common Stock are reserved for future issuance pursuant to stock options. As of the date hereof, no shares of Parent Preferred Stock are issued and outstanding. Except as set forth in this Section 5.07 and except for stock options granted pursuant to the stock option plans of Parent, there are no options, warrants or other rights, agreements arrangements, or commitments of any character relating to the issued or unissued capital stock of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, Parent or Merger Sub. There are no outstanding contractual obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of Merger Sub.

     (b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof and all of which are owned by Parent. Each outstanding share of capital stock of Merger Sub is duly authorized, validly issued, fully paid and non-assessable and each such share is owned by Parent or Merger Sub free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or Merger Sub's voting rights, charges and other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     (c) The shares of Parent Common Stock to be issued pursuant to the Merger in accordance with Article II have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, (i) will be validly issued, fully paid and nonassessable and not subject to any preemptive or other similar right; and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

     SECTION 5.08. SEC Filings; Financial Statements. (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since July 1, 1999 and has heretofore delivered or made available to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 20-F for the fiscal years ended December 31, 2000, 2001 and 2002, respectively, (ii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 2000, (iii) all other forms including reports on Form 6-K and other registration statements filed by Parent with the SEC since January 1, 2002 and (iv) all other statements, reports, schedules, forms and other documents filed by Parent with the SEC (each of the above referred to in clauses (i), (ii) and (iii) above being, collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933 or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder (to the extent applicable), and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No consolidated Subsidiary is required to file any form, report or other document with the SEC.

     (b) Each of the audited consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable thereto and was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each are true and correct in all respects and fairly present and disclose, in all material respects, a true and correct view of the state of the affairs, financial position and assets and liabilities of Parent as at the dates of such accounts and the income, expenses, cash flows and results of operations of Parent and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

     (c) Neither Parent nor Merger Sub has any material accrued, contingent or other liabilities of any nature, either matured or unmatured, except: (i) as set forth on the consolidated balance sheet of Parent and its consolidated subsidiaries as at December 31, 2002, including the notes thereto; (ii) normal and recurring current liabilities that have been incurred by Parent or Merger Sub since December 31, 2002 in the ordinary course of business and consistent with past practice; and (iii) liabilities described in Section 5.08 of the Parent Disclosure Schedule.

     (d) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since January 1, 2003, (i) there has not been any Parent Material Adverse Effect, and (ii) Parent has not been engaged in any negotiations or discussions with any third party regarding any transaction where consummation of such transaction would, to the knowledge of Parent, reasonably be expected to result in a Parent Material Adverse Effect.

     (e) Parent is a "foreign private issuer" within the meaning of Rule 3b-4 of the Exchange Act.

     SECTION 5.09. Compliance with Law. Except as would not have a Parent Material Adverse Effect, each of Parent and Merger Sub is, and has at all times since January 1, 2003 been, in compliance with all applicable Law. Since January 1, 2003, neither Parent nor Merger Sub has received any written notice or other communication from any Governmental Authority or other Person regarding any actual or possible violation of, or failure to comply with, any Law.

     SECTION 5.10.  Absence of Litigation.  (a) Except as set forth in Section
5.10 of the Parent Disclosure Schedule, there is no Action and (to the knowledge of Parent) no Person has threatened to commence any Action: (i) that individually or in the aggregate has had a Parent Material Adverse Effect; or
(ii) that seeks to materially delay or prevent the consummation of the Merger.

     SECTION 5.11. No Vote Required. No vote of the stockholders of Parent is required by Law, Parent's Certificate of Incorporation or Bylaws or otherwise in order for Parent and Merger Sub to consummate the Transactions.

     SECTION 5.12. Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 6.01. Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the earlier of the termination of this Agreement pursuant to Section 9.01 hereof or the Effective Time, unless Parent shall otherwise consent in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other Persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and
Section 6.01 of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the earlier of the termination of this Agreement pursuant to Section 9.01 hereof or the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent, in the case of paragraphs (f), (h), (i), (j), (k), (m), (n), (o), (s),
(t) and (v), shall not be unreasonably withheld or delayed):

          (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary (except for the issuance of (x) up to 100,000 options under the Option Plans pursuant to option grants made in the ordinary course of business and consistent with past practice (which grants shall include an exercise price equal to or greater than $19.00 per share and be subject to a vesting schedule whereby 25% of such option shall vest on the first year anniversary of such grant and the remaining 75% of such option shall vest monthly over the three years following such first-year anniversary), Shares issuable pursuant to the exercise of options issued under the Option Plans, and 47,244 Shares issuable pursuant to the Warrants, (y) rights to purchase Shares pursuant to the ESPP and Shares issuable pursuant to the exercise of rights to purchase Shares under the ESPP or (z) issuances of the Company Rights or the Company common stock in connection with conversion, exercise or exchange of the Company Rights), or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for payment of dividends with respect to the Preferred Shares in accordance with the terms of such Preferred Shares;

          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; or (ii) enter into or amend any Contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(e);

          (f) (i) incur any indebtedness for borrowed money other than borrowings in the ordinary course of business under the Company's existing line of credit with SVB in an amount not greater than $5,000,000) as required in order to fund short term cash requirements or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets; (ii) enter into any Contract or agreement other than in the ordinary course of business and consistent with past practice; (iii) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $150,000 for the Company and the Subsidiaries taken as a whole; (iv) make or direct to be made any capital investments or equity investments in any entity, other than a wholly owned Subsidiary; or (v) enter into or amend any Contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(f);

          (g) revalue any of its assets, or except as required by GAAP, change any accounting methods used by it;

          (h) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 2002 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

          (i) pay or delay the payment of accounts payable or accelerate the collection of accounts receivable, in either case other than in the ordinary course of business and consistent with past practice;

          (j) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's rights thereunder, other than in the ordinary course of business and consistent with past practice;

          (k) amend or modify any of the employment agreements entered into between the Company and certain officers of the Company as set forth in
     Schedule II hereto;

          (l) other than as and to the extent expressly set forth in Section 4.03(b) of the Company Disclosure Schedule, amend or waive any of the Company or any Subsidiary rights under, or accelerate the vesting under, any provision of either of the Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract, in each case with respect to the capital stock of the Company or any Subsidiary;

          (m) (A) except as required to comply with applicable Law or to renew Plans substantially on the same terms and at substantially the same costs, establish, adopt or materially amend any employee benefit plan, pay, commit to pay or accelerate the payment of any bonus or make, commit to make or accelerate any profit-sharing or similar payment to, or increase or commit to increase the amount of the wages, salary, commissions, fringe benefits, severance, insurance or other compensation or remuneration payable to, any of the Company or any Subsidiary directors, officers, employees or consultants, except to the extent such payment is an obligation of the Company or any Subsidiary as of the date of this Agreement, or (B) enter into or materially amend any employment, consulting, severance or similar agreement with any individual other than consulting agreements with up to ten consultants entered into in the ordinary course of business involving payments not in excess of $20,000 per individual consultant in any month and not with a term in excess of 60 days. Notwithstanding the foregoing, the Company will be permitted to grant raises in salary to employees in connection with the Company's normal annual compensation review process, provided that the amount of the raise given to any one employee does not exceed 5% and the average for all employees does not exceed 3%;

          (n) hire any employee with an annual base salary in excess of $110,000, or with total potential annual compensation in excess of $200,000;

          (o) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset, including any Company Owned Intellectual Property, to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company or any Subsidiary in the ordinary course of business and consistent with past practices), or waive or relinquish any material right; provided, however, that Parent acknowledges that the current lease with respect to the Company's principal offices in Atlanta, Georgia will expire in April, 2004 and that the Company will be permitted to extend, renew, modify or replace such lease (for a lease term not to exceed 5 years) at a rental rate not to exceed $19.00 per square foot for the first year of the term of such lease and annual increases thereafter not to exceed 4%, notwithstanding any provision of this Agreement (including Section 4.14 and this Section 6.01) to the contrary;

          (p) dispose of or permit to lapse any rights to the use of any Company Owned Intellectual Property, or dispose of or disclose to any Person other than representatives of Parent any trade secret, formula, process, know-how or other Company Owned Intellectual Property not theretofore a matter of public knowledge;

          (q) change any personnel policy of the Company or any Subsidiary;

          (r) make any change in any method of accounting or accounting practice or policy (including any method, practice or policy relating to Taxes), except as required by any changes in generally accepted accounting principles or as otherwise required by Law;

          (s) (A) commence or settle any Action, including any Action relating to this Agreement, the Merger or the Transactions, or (B) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations reflected or reserved against in the consolidated financial statements (or the notes thereto) of the Company and its Subsidiaries;

          (t) permit any material insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

          (u) enter into any agreement, understanding or commitment that restrains, limits or impedes the ability of the Company or any Subsidiary to compete with or conduct any business or line of business, including geographic limitations on the activities of the Company or any Subsidiary;

          (v) enter into any licensing or other agreement with regards to the acquisition, distribution or licensing of any material Intellectual Property other than licenses, distribution or other similar agreements entered into in the ordinary course of business consistent with past practice;

          (w) enter into any transaction between the Company or any Subsidiary, on the one hand, and any Affiliate of the Company, on the other hand (other than a Subsidiary of the Company) other than on an arm's length basis;

          (x) take any action that would, or that would reasonably be expected to, result in (i) any of the conditions to the Merger set forth in Article VIII not being satisfied; or (ii) any material delay in the satisfaction of any such conditions; or

          (y) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

     SECTION 6.02. Conduct of Business by Parent and Merger Sub Pending the Merger. Parent agrees that, except as expressly contemplated by Section 6.02 of the Parent Disclosure Schedule, between the date of this Agreement and the earlier of the termination of this Agreement pursuant to Section 9.01 hereof or the Effective Time, it shall not, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Company:

          (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents, except as would not (i) prevent or materially delay consummation of the Merger or any of the Transactions or (ii) adversely affect the economic benefits of the Merger to the Company or the stockholders of the Company; or

          (b) enter into any negotiation or Contract with respect to any transaction (other than the Merger) that would, to the knowledge of Parent acting reasonably, (i) materially delay or adversely affect the ability of the parties to obtain any approvals or clearances from Governmental Authorities required to permit consummation of the Merger, or (ii) delay the date of mailing of the Proxy Statement (or require an amendment to the Proxy Statement following such mailing) such that the Closing would be delayed past January 15, 2004.

     SECTION 6.03. Tax Matters. Neither the Company nor any Subsidiary shall make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of the Company or any Subsidiary.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     SECTION 7.01. Stockholders' Meeting. The Company, acting through the Board, shall, in accordance with applicable Law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "Stockholders' Meeting") as promptly as practicable for the purpose of considering and taking action on this Agreement and the Transactions (the "Company Stockholders' Approval") and (ii)
(A) except as provided in Section 7.05(b), include in the Proxy Statement, and not subsequently withhold, withdraw, amend, change or modify in any manner adverse to Merger Sub or Parent, the recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions and (B) use its reasonable best efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Merger Sub shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

     SECTION 7.02. Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement to be sent to the stockholders of the Company relating to the Stockholders' Meeting (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), and Parent and the Company shall use their reasonable best efforts to have the Proxy Statement cleared by the SEC promptly after such filing. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall provide Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time. If, at any time prior to the Effective Time, (i) the Company discovers any event or circumstance relating to the Company or any Subsidiary, or their respective officers or directors, that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent; and (ii) Parent discovers any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, that is required to be set forth in an amendment or supplement to the Proxy Statement, Parent shall promptly inform the Company.

     SECTION 7.03. Registration Statement. Parent shall promptly prepare and file with the SEC a registration statement on Form F-4 (together with all amendments thereto, the "Registration Statement") in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Parent and the Company shall each use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall promptly take any action required to be taken under foreign or state securities or Blue Sky Laws in connection with the issuance of Parent Common Stock in the Merger. If, at any time prior to the Effective Time, (i) the Company discovers any event or circumstance relating to the Company or any Subsidiary, or their respective officers or directors, that is required to be set forth in an amendment or supplement to the Registration Statement, the Company shall promptly inform Parent; and (ii) Parent discovers any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, that is required to be set forth in an amendment or supplement to the Registration Statement, Parent shall promptly inform the Company.

     SECTION 7.04. Access to Information; Confidentiality. (a) From the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Merger Sub reasonable access at reasonable times and upon prior notice to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through their officers, employees or agents, may reasonably request.

     (b) From the date hereof until the Effective Time, Parent shall, and shall cause Merger Sub and the officers, directors, employees, auditors and agents of Parent and Merger Sub to, afford the officers, employees and agents of the Company reasonable access at reasonable times and upon prior notice to the officers, employees, agents, properties, offices, plants and other facilities, books and records of Parent and Merger Sub, and shall furnish the Company with such financial, operating and other data and information as the Company, through its officers, employees or agents, may reasonably request.

     (c) All information obtained by the Company, Parent or Merger Sub pursuant to this Section 7.04 shall be subject to the Confidentiality Agreement. Parent and Merger Sub agree to be bound by the Confidentiality Agreement on the same basis as the subsidiary of Parent that is a party to the Confidentiality Agreement.

     (d) No investigation pursuant to this Section 7.04 or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     SECTION 7.05. No Solicitation of Transactions. (a) Prior to the termination of this Agreement, neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, employee, representative, agent or otherwise, (i) solicit, initiate or take any action intended to encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Board from furnishing non-public information to, or engaging in negotiations or discussions with, any Person in connection with an unsolicited bona fide Acquisition Proposal by such Person, if and to the extent that (A) the Board believes in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal, and the Board determines in good faith (after consultation with its outside legal counsel), in the exercise of its fiduciary duties, that to do otherwise would not be in the best interests of the stockholders of the Company, and (B) prior to furnishing such non-public information to, or engaging in negotiations or discussions with, such Person or entity, the Board receives from such Person or entity an executed confidentiality agreement with terms no more favorable to such party than those set forth in the Confidentiality Agreement.

     (b) Except as set forth in this Section 7.05(b), neither the Board nor any committee thereof shall (i) withhold, withdraw, amend, change or modify, in each case in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board or any such committee of this Agreement, the Merger or any other Transaction, (ii) approve or recommend any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the approval and adoption of this Agreement and the Transactions by the Company's stockholders at the Stockholders' Meeting, the Board determines in good faith (after consultation with its advisors), in the exercise of its fiduciary duties, that (x) the Acquisition Proposal constitutes, or may reasonably be expected to lead to, a Superior Proposal, and (y) to do otherwise would not be in the best interests of the stockholders of the Company, after giving prior written notice to Parent and Merger Sub, the Board may withhold, withdraw, amend, change or modify its approval or recommendation of this Agreement, the Merger and/or any other Transaction and may terminate this Agreement in accordance with Section 9.01(d).

     (c) The Company shall, and shall direct its directors, officers, employees, agents or other representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal as of the date hereof.

     (d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders, if the Board determines in good faith that it is required to do so under applicable Law after consultation with outside legal counsel; provided, however, that neither the Company nor the Board nor any committee thereof shall, except as permitted by Section 7.05(b), withhold, withdraw, amend, change or modify its position with respect to this Agreement, the Merger or any other Transaction or approve or recommend an Acquisition Proposal, including a Superior Proposal.

     (e) The Company will promptly (but in no case later than 48 hours) notify Parent in writing of the existence of any proposal, discussion or negotiation received by the Company regarding any Acquisition Proposal, and the Company will promptly communicate to Parent the material terms of any proposal, discussion or negotiation which it may receive regarding any Acquisition Proposal (and will promptly provide to Parent copies of any written materials received by the Company or any of its officers, directors or other representatives describing such Acquisition Proposal) and the identity of the party making such proposal or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal which was not previously provided to Parent. The Company will keep Parent reasonably informed on a prompt basis of the status and details of any such Acquisition Proposal and of any amendments or proposed amendments to any of the material terms of any Acquisition Proposal and of the status of any discussions or negotiations relating to any Acquisition Proposal.

     SECTION 7.06. Employee Benefits Matters. Parent shall cause the Surviving Corporation to keep in place and to honor, in accordance with their terms, all employee benefit plans, programs and policies of the Company and its Subsidiaries in effect immediately prior to the Effective Time that are applicable to any current or former employees of the Company or any Subsidiary from the Effective Time until the earlier of (i) the first year anniversary of the Effective Time, and (ii) in the case of employee benefit plans of the Company and its Subsidiaries with renewal dates, the next renewal date with respect to such employee benefit plans. Employees of the Company or any Subsidiary shall receive credit for the purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan or program established or maintained by the Surviving Corporation for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Nothing in this
Section 7.06 shall be deemed to limit or otherwise affect the right of Parent or the Surviving Corporation to terminate employment or change the place of work, responsibilities, status or description of any employee or group of employees, subject in any case to the terms of any applicable employment agreement. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Parent or its Subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its Subsidiaries in the calendar year in which the Effective Time occurs.

     SECTION 7.07.  Directors' and Officers' Indemnification and
Insurance. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor, in accordance with their respective terms, each indemnification agreement in effect immediately prior to the Effective Time between the Company and each officer and director of the Company. The By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the By-laws of the Company as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification shall be required by Law.

     (b) Prior to the Effective Time, Parent shall purchase a directors' and officers' liability insurance policy in form and substance reasonably satisfactory to the Company and issued by a carrier satisfactory to the Company (the "Tail Policy") providing "tail" coverage to the Company's officers and directors with respect to matters occurring prior to the Effective Time. The Tail Policy shall
(i) have a term of five years from the Effective Time; and (ii) provide no greater coverage and contain terms and conditions that are not materially more favorable than those provided by the Company's directors' and officers' liability insurance policy in effect immediately prior to the Effective Time. In no event shall the price for the Tail Policy exceed $1,000,000.

     SECTION 7.08. Notification of Certain Matters. Each of the Company and Parent shall provide prompt notice to the other party of the occurrence, or non-occurrence, of any event of which the Company or Parent, as applicable, has knowledge and where such occurrence or non-occurrence results in any representation or warranty contained in this Agreement being untrue or inaccurate in any material respect; provided, however, that the delivery of any notice pursuant to this Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 7.09. Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter promptly make any other required submissions in any country where a merger filing or other notification is necessary or desirable, with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions on or prior to December 31, 2003, including using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with the Company and the Subsidiaries as are necessary for the consummation of such Transactions and to inform or consult with any trade unions, work councils, employee representative or any other representative body as required and to fulfill the conditions to the Merger; provided, however, that, in the event that the Effective Time has not occurred on or prior to December 31, 2003 despite each party's performance of its obligations pursuant to this Section 7.09(a), each party shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions as promptly as practicable after December 31, 2003, including using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with the Company and the Subsidiaries as are necessary for the consummation of such Transactions and to inform or consult with any trade unions, work councils, employee representative or any other representative body as required and to fulfill the conditions to the Merger; and provided, further, that neither Merger Sub nor Parent will be required by this Section
7.09 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of Merger Sub, Parent, the Company or any of their respective subsidiaries or (B) limits Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

     (b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.

     (c) Prior to the Effective Time, the Company shall (i) make full provision in its financial statements for the write-offs set forth in Section 7.09(c)(i) of the Company Disclosure Schedule; and (ii) work in good faith with Parent and Merger Sub on a development plan substantially on the terms set forth in Section 7.09(c)(ii) of the Company Disclosure Schedule.

     SECTION 7.10. Regulatory Authorization. Parent and the Company shall, within ten business days of the execution hereof, file with the United States Federal Trade Commission ("FTC") and the United

States Department of Justice ("DOJ") their respective notification and report forms required for the Transactions in connection therewith pursuant to the HSR Act and each agrees to file as promptly as practicable any supplemental information requested by the FTC or DOJ. Any such notification and report forms and supplemental information will be in substantial compliance with the requirements of the HSR Act. Each party shall cooperate in all reasonable respects with each other and the respective Governmental Authority, the FTC and the DOJ.

     SECTION 7.11. Public Announcements. Except as otherwise required by Law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the Transactions without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the Transactions, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

     SECTION 7.12. Resignation of Officers and Directors. The Company shall obtain and deliver to Parent on or prior to the Effective Time the resignation of each officer and director of each of the Company and any Subsidiary as Parent shall request.

     SECTION 7.13. General Cooperation. From the date hereof through the Effective Time, and without limiting the other provisions of this Agreement, the Company and each Subsidiary shall use their good faith efforts to operate their businesses in such a manner as to achieve a smooth transition consistent with the mutual business interests of the Company and each Subsidiary and Parent, in manner and scope as directed by Parent in its sole discretion. In this regard, the Company and each Subsidiary and Parent agree that they will enter into good faith discussions concerning the businesses of the Company and each Subsidiary, including (i) personnel policies and procedures;(ii) operational matters; (iii) pro forma financial projections; and (iv) potential transactions between the Company and each Subsidiary and Parent.

     SECTION 7.14. Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

     SECTION 7.15. Affiliates. Within 20 days following the date of this Agreement, the Company shall cause to be delivered to Parent a letter identifying all Persons who may be deemed at the Company's Stockholders' Meeting to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each Person who is identified as a possible "affiliate" to enter into prior to the Effective Time an agreement in form and substance reasonably acceptable to Parent pursuant to which each such Person acknowledges his responsibilities as such an "affiliate".

     SECTION 7.16. Plan of Reorganization. (a) From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts (i) to cause the Merger (taking into account the change in structure described in Section 7.16(b)) to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be likely to prevent the Merger (taking into account the change in structure described in Section 7.16(b)) from qualifying, as a reorganization within the meaning of Section 368(a) of the Code; and (ii) to cause outside counsel to Parent to deliver an opinion to the Company and its stockholders (in form and substance reasonably satisfactory to the Company), as promptly as practicable after the filing of the Registration Statement and prior to the Effective Time and at the Effective Time, to the effect that, for federal income tax purposes, the Merger (taking into account the change in structure described in Section 7.16(b)) will qualify as a reorganization within the meaning of Section 368(a) of the Code (the "Tax Opinion"). In the event the Merger (taking into account the change in structure described in Section 7.16(b)) so qualifies, following the Effective Time, neither the Surviving Corporation, Parent nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be likely to cause the Merger (taking into account the change in structure described in Section 7.16(b)) to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

     (b) In the event that, prior to the Effective Time, outside counsel to Parent determines that it will be able to deliver the Tax Opinion as set forth in Section 7.16(a)(ii), the parties agree that, notwithstanding anything in this Agreement to the contrary, the Merger shall be effected by means of a merger of the Company with and into Merger Sub, with the result that the separate corporate existence of the Company shall cease and Merger Sub shall continue as the Surviving Corporation; provided, however, that no such change in structure shall be made (and no such Tax Opinion shall be delivered) in the event that effecting the Merger as set forth in this Section 7.16(b) would reasonably be likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

     SECTION 7.17. Nasdaq Quotation. Parent shall promptly prepare and submit to the Nasdaq a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the quotation of such Parent Common Stock, subject to official notice of issuance to Nasdaq, and the Company shall cooperate with Parent with respect to such quotation.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

     SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a) Under Delaware Law, this Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company.

          (b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c) No Action shall have been commenced by any Governmental Authority against any of the Company, Parent or Merger Sub, which Action seeks to restrain or materially and adversely alter the Transactions and is reasonably likely to render it impossible or unlawful to consummate such Transactions.

          (d) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (e) The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

          (f) The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation on Nasdaq, subject to official notice of issuance.

     SECTION 8.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a) The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) as of the Effective Time, as though made on and as of the Effective

     Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (b) The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

          (d) No Company Material Adverse Effect shall have occurred since the date of this Agreement.

          (e) The number of Dissenting Shares shall be less than 9% of the issued and outstanding Shares (including Shares issuable upon conversion of the Preferred Shares).

     SECTION 8.03. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), provided that any representation or warranty that is qualified by materiality or Parent Material Adverse Effect shall be true and correct in all respects as of the Effective Time, or as of such particular earlier date, as the case may be.

          (b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

          (d) No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement by the stockholders of the Company:

          (a) by mutual written consent of each of Parent, Merger Sub and the Company duly authorized by the Boards of Directors of Parent and Merger Sub and the Board, respectively;

          (b) by any of Parent, Merger Sub or the Company if (i) the Effective Time shall not have occurred on or before March 1, 2004; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or (iii) this

     Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company's stockholders at the Company Stockholders' Meeting;

          (c) by Parent if (i) the Board or any committee thereof shall have withheld, withdrawn, amended, changed or modified, in a manner adverse to Merger Sub or Parent, its approval or recommendation of this Agreement or the Transactions, or (ii) the Board shall have recommended or approved any Acquisition Proposal;

          (d) by the Company if, prior to the approval and adoption of this Agreement and the Transactions by the Company's stockholders at the Stockholders' Meeting, the Board determines in good faith (after consultation with its advisors), in the exercise of its fiduciary duties, that, in order to enter into a definitive agreement with respect to a Superior Proposal, such termination is in the best interests of the stockholders of the Company, upon two Business Days' prior written notice to Parent, setting forth in reasonable detail the identity of the Person making, and the final terms and conditions of, the Superior Proposal and after duly considering any proposals that may be made by Parent during such two Business Day period; provided, however, that any termination of this Agreement pursuant to this Section 9.01(d) shall not be effective until the Company has made full payment of the Fee and Expenses; or

          (e) by the Company, if the Parent Mean Price at the Effective Time would be less than $8.50 per share; provided, however, that the right to terminate this Agreement under this Section 9.01(e) shall not be available if Parent agrees in writing that, in such event and notwithstanding anything to the contrary in Section 2.04(a)(i), the Exchange Ratio shall be determined by dividing $14.00 by the Parent Mean Price and rounding the result to the nearest one thousandth of a share; and provided, further, that any termination by the Company pursuant to this Section 9.01(e) shall not be deemed to be a withholding, withdrawal, amendment, change or modification, in a manner adverse to Merger Sub or Parent, of the Board's approval or recommendation of this Agreement, the Merger or any other Transaction.

     SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except
(a) as set forth in Section 9.03 and (b) that nothing herein shall relieve any party from liability for any breach hereof prior to the date of such termination; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

     SECTION 9.03.  Fees and Expenses.  (a) In the event that

             (i) this Agreement is terminated by Parent pursuant to Section 9.01(c), or

             (ii) any Person shall have commenced, publicly proposed or communicated to the Company an Acquisition Proposal that is publicly disclosed and (A) this Agreement and the Merger shall not have been approved and adopted at the Stockholders' Meeting in accordance with Delaware Law by the Company's stockholders and (B) this Agreement shall have been terminated by Parent, Merger Sub or the Company pursuant to
        Section 9.01(b)(iii),

     the Company shall pay to Parent all of the charges and expenses (including fees and expenses of Parent's attorneys, accountants and advisors) incurred by Parent and Merger Sub in connection with this Agreement and the Transactions (the "Expenses"); provided, however, that in no event shall the Expenses for purposes of this Section 9.03 be in excess of $750,000; and provided, further, that such Expenses shall be paid, in immediately available funds, no later than two Business Days after receipt by the Company of reasonable documentation with respect to such Expenses.

          (b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 9.01(c); and (ii) the Company enters into, or submits to the stockholders of the Company for approval, an agreement with respect to, an Acquisition Proposal, or an Acquisition Proposal is consummated, in each case within 12 months after such termination of this Agreement, in addition to the Expenses paid in accordance with Section 9.03(a), the Company shall pay Parent promptly (but in no event later than two Business Days after receipt by the Company of a request for payment from Parent following the first occurrence of an event described in clause (ii) of this Section 9.03(b)), in immediately available funds, a fee of $1,350,000 (the "Fee").

          (c) In the event that this Agreement is terminated by the Company pursuant to Section 9.01(d), the Company shall pay Parent (i) the Fee (which Fee shall be paid concurrently with such termination), and (ii) the Expenses (which Expenses shall be paid no later than two Business Days after receipt by the Company of reasonable documentation thereof), in each case in immediately available funds.

          (d) Except as set forth in this Section 9.03, all costs and expenses incurred in connection with this Agreement, the Stockholder Agreements and the other Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that the filing fee in connection with the HSR Act and the expenses incurred in connection with the Tax Opinion and the filing, printing and mailing of the Registration Statement and the Proxy Statement shall be shared equally by the Company and Parent.

          (e) In the event that the Company shall fail to pay the Fee when due, the term "Fee" shall be deemed to include the costs and expenses actually incurred or accrued by Parent and Merger Sub (including fees and expenses of counsel) in connection with the collection under and enforcement of this
     Section 9.03, together with interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 1%.

          (f) The Company acknowledges that the agreements contained in this
     Section 9.03 are an integral part of this Agreement and the Transactions, and that, without these agreements, Parent and the Merger Sub would not enter into this Agreement.

     SECTION 9.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of Parent and the respective Boards of Directors of Merger Sub and the Company at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement, the Merger and the other Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     SECTION 9.05. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE X

                               GENERAL PROVISIONS

     SECTION 10.01. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given upon receipt by the receiving party at the address or facsimile number below for such party:

if to Parent or Merger Sub:
           chinadotcom corporation
           34/F Citicorp Centre
           18 Whitfield Road
           Causeway Bay
           Hong Kong
           Telecopier No: 011-852-2237-7227
           Attention: General Counsel

with a copy to:
           Milbank, Tweed, Hadley & McCloy LLP
           1 Chase Manhattan Plaza
           New York, NY 10005
           Telecopier No: (212) 530-5219
           Attention: Mark L. Weissler

if to the Company:
           Ross Systems, Inc.
           Two Concourse Parkway
           Suite 800
           Atlanta, Georgia 30328
           Telecopier No: (770) 351-9506
           Attention: Robert B. Webster

with a copy to:
           King & Spalding LLP
           191 Peachtree Street
           Atlanta, Georgia 30303-1763
           Telecopier No: (404) 572-5100
           Attention: William Roche, Esq.

     SECTION 10.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

     SECTION 10.03. Entire Agreement; Assignment. This Agreement and the Disclosure Schedules, and the Stockholder Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 10.04. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

     SECTION 10.05. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

     SECTION 10.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed in that State.

     SECTION 10.07. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and
(b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

     SECTION 10.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.09. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          CHINADOTCOM CORPORATION

                                          By:     /s/ DANIEL WIDDICOMBE
                                            ------------------------------------
                                              Name: Daniel Widdicombe
                                              Title: Chief Financial Officer

                                          CDC SOFTWARE HOLDINGS, INC.

                                          By:     /s/ DANIEL WIDDICOMBE
                                            ------------------------------------
                                              Name: Daniel Widdicombe
                                              Title: Director

                                          ROSS SYSTEMS, INC.

                                          By:     /s/ J. PATRICK TINLEY
                                            ------------------------------------
                                              Name: J. Patrick Tinley
                                              Title: Chief Executive Officer

                                   SCHEDULE I

                             PRINCIPAL STOCKHOLDERS

Benjamin W. Griffith III
J. Patrick Tinley
Robert B. Webster
Verome M. Johnston

                                  SCHEDULE II

                        CERTAIN OFFICERS OF THE COMPANY

J. Patrick Tinley
Robert B. Webster

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT, dated as of October 3, 2003 (this "Amendment"), to the Agreement and Plan of Merger, dated as of September 4, 2003 (the "Merger Agreement"), by and among CHINADOTCOM CORPORATION, a company organized under the laws of the Cayman Islands ("Parent"), CDC SOFTWARE HOLDINGS, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and ROSS SYSTEMS, INC., a Delaware corporation (the "Company"). Capitalized terms used but not defined herein have the meanings assigned to such terms in the Merger Agreement.

     Pursuant to the terms of the Merger Agreement and in accordance with
Section 9.04 thereof, the parties hereto agree to amend the Merger Agreement as follows:

     SECTION 1. Amendment to Section 1.02. Section 1.02 of the Merger Agreement is amended by deleting the term "Tax Opinion" and the corresponding section reference.

     SECTION 2.  Amendment to Article II.

          (a) Section 2.01 of the Merger Agreement is amended by deleting the phrase "and Section 7.16(b)".

          (b) Section 2.03 of the Merger Agreement is amended by deleting the first sentence of Section 2.03 in its entirety and replacing such sentence with the following:

        "At the Effective Time, the separate corporate existence of Merger Sub shall cease, the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"), and the effect of the Merger shall be as provided in the applicable provisions of Delaware Law."

     SECTION 3. Amendment to Section 7.16. Section 7.16 of the Merger Agreement is amended by deleting the section in its entirety and replacing such section with the phrase "Intentionally Omitted."

     SECTION 4. Full Force and Effect. Except as expressly amended hereby, the Merger Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

     SECTION 5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed in that State.

     SECTION 6. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          CHINADOTCOM CORPORATION

                                          By:     /s/ DANIEL WIDDICOMBE
                                            ------------------------------------
                                              Name: Daniel Widdicombe
                                              Title: Chief Financial Officer

                                          CDC SOFTWARE HOLDINGS, INC.

                                          By:     /s/ DANIEL WIDDICOMBE
                                            ------------------------------------
                                              Name: Daniel Widdicombe
                                              Title: Chief Financial Officer

                                          ROSS SYSTEMS, INC.

                                          By:      /s/ ROBERT WEBSTER
                                            ------------------------------------
                                              Name: Robert Webster
                                              Title: Executive Vice President

                SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     THIS SECOND AMENDMENT, dated as of January 7, 2004 (this "Amendment"), to the Agreement and Plan of Merger, dated as of September 4, 2003 and amended as of October 3, 2003 (the "Merger Agreement"), by and among CHINADOTCOM CORPORATION, a company organized under the laws of the Cayman Islands ("Parent"), CDC SOFTWARE HOLDINGS, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and ROSS SYSTEMS, INC., a Delaware corporation (the "Company"). Capitalized terms used but not defined herein have the meanings assigned to such terms in the Merger Agreement.

     Pursuant to the terms of the Merger Agreement and in accordance with
Section 9.04 thereof, the parties hereto agree to amend the Merger Agreement as follows:

     SECTION 1. Amendment to Section 1.01. Section 1.01 of the Merger Agreement is amended by deleting the definition of "Parent Price" in its entirety and replacing such definition with the following:

          " 'Parent Price' means the average of the per share closing prices of Parent Common Stock on the Nasdaq during the ten consecutive trading days ending on (and including) the trading day that is two trading days prior to the date of the Effective Time."

     SECTION 2. Amendment to Section 2.04. Section 2.04(a)(i) of the Merger Agreement is amended by deleting the subsection in its entirety and replacing such subsection with the following:

          "(i) subject to the provisions of Section 2.05, each Share (together with the associated Company Right) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.04(a)(ii) and any Dissenting Shares (as hereinafter defined)) shall be canceled and converted automatically into the right to receive, at the option of the holder of such Share, either (A) $17.00 in cash (the "Cash Consideration") or (B) (1) the number of shares of Parent Common Stock determined by dividing $14.00 by the Parent Price and rounding the result to the nearest one thousandth of a share (the "Exchange Ratio"), payable upon surrender, in the manner provided in Section 2.05, of the certificate that formerly evidenced such Share; and (2) $5.00 in cash ((1) and (2) together being the "Cash/Stock Consideration", and the Cash Consideration or the Cash/Stock Consideration, as applicable, being the "Merger Consideration"); provided, however, that, with respect to holders of Shares who elect to receive the Cash/Stock Consideration, if the Parent Price would be less than $8.50 per share, Parent may, at its option, pay a portion of the Exchange Ratio in cash in lieu of Parent Common Stock so that the Cash/Stock Consideration would instead consist of (X) the number of shares of Parent Common Stock determined by dividing $14.00 by a number (determined by Parent) that is in excess of the Parent Price but equal to or below $8.50 and rounding the result to the nearest one thousandth of a share (the "Adjusted Exchange Ratio"); (Y) cash in an amount equal to the Parent Price multiplied by the excess of the Exchange Ratio over the Adjusted Exchange Ratio; and (Z) $5.00 in cash (the aggregate amount of cash in (Y) and (Z) being, the "Adjusted Cash Amount"); provided, further, that, notwithstanding anything to the contrary contained herein, Parent shall pay a portion of the Exchange Ratio in cash in lieu of Parent Common Stock in accordance with the immediately preceding proviso to this Section 2.04(a)(i) as necessary to ensure that no approval of Parent's stockholders shall be required under applicable Law or under the rules of any securities exchange or the NASDAQ National Market System in connection with the issuance of Parent Common Stock in the Merger; and provided, further, that if Parent adjusts the Exchange Ratio and the Cash/Stock Consideration in accordance with this Section 2.04(a)(i), Parent shall deliver written notice to the Company prior to the Closing Date, setting forth the Adjusted Exchange Ratio and the Adjusted Cash Amount."

     SECTION 3. Amendment to Section 2.05. Section 2.05(b) of the Merger Agreement is amended by inserting the following before the first sentence of such subsection:

          "(i) Each holder of record of Shares as of the record date for the Company Stockholders' Meeting will be entitled to elect to receive (A) the Cash Consideration per Share for all, but not less than all, of such Shares (the "Cash Election"); or (B) the Cash/Stock Consideration per Share for all, but not less than all, of such Shares (the "Cash/Stock Election" and together with the Cash Election, the "Elections"). All Elections shall be made by the close of business on the tenth Business Day after the date of the Effective Time (the "Election Deadline"), on a form designed for that purpose that is mutually acceptable to the Company and Parent and mailed to the stockholders of the Company with the Proxy Statement (a "Form of Election"), and pursuant to the instructions for effecting the Elections contained in such Form of Election. Each holder of Shares who was not a holder of record of Shares as of the record date for the Company Stockholders' Meeting, and each holder of Shares who does not make a valid Election prior to the Election Deadline, shall be deemed to have made a Cash/Stock Election.

          (ii)"

     SECTION 4. Amendments to Section 3.03. (a) Section 3.03(b) of the Merger Agreement is amended by deleting the subsection in its entirety and replacing such subsection with the following:

          "(b) For purposes of Section 3.03(a), the "Conversion Ratio" shall be the sum of (i) the Exchange Ratio, plus (ii) the quotient obtained by dividing $5.00 by the closing sales price of Parent Common Stock on the Nasdaq for the last trading day prior to the date of the Effective Time; provided, however, that if Parent pays a portion of the Exchange Ratio in cash in accordance with the provisos to Section 2.04(a)(i), the Conversion Ratio shall be the sum of (A) the Adjusted Exchange Ratio, plus (B) the quotient obtained by dividing the Adjusted Cash Amount by the closing sales price of Parent Common Stock on the Nasdaq for the last trading day prior to the date of the Effective Time."

     (b) The last sentence of Section 3.03(c) shall be amended by deleting the sentence in its entirety and replacing such sentence with the following:

          "Each Share acquired by such participant pursuant to the ESPP as of the Effective Time shall, at the Effective Time, be converted into the right to receive the Merger Consideration in accordance with Section 2.04(a)."

     SECTION 5. Amendment to Section 3.04. The last sentence of Section 3.04(a) shall be amended by deleting the sentence in its entirety and replacing such sentence with the following:

    "Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them, in accordance with the provisions of such
    Section 262, except that each Dissenting Share held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal with respect to such Share under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.05, of the certificate that formerly evidenced such Share."

     SECTION 6. Amendment to Section 4.27. Section 4.27 of the Merger Agreement is amended by deleting the section in its entirety and replacing such section with the following:

          "SECTION 4.27. Fairness Opinion. The Board has received the opinion of Broadview, financial advisor to the Company to the effect that, as of the date of such opinion, the Cash/Stock Consideration is fair to the stockholders of the Company from a financial point of view."

     SECTION 7. Amendment to Section 5.07(b). Section 5.07(b) of the Merger Agreement is amended by deleting the subsection in its entirety and replacing such subsection with the following:

          "(b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof and all of which are owned by Parent or a wholly owned subsidiary of Parent in accordance with this Agreement. Each outstanding share of capital stock of Merger Sub is duly authorized, validly issued, fully paid and non-assessable and each such share is owned by Parent or, in accordance with this Agreement, a wholly owned subsidiary of Parent, in either case free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear would not, individually or in the aggregate, have a Parent Material Adverse Effect."

     SECTION 8. Amendment to Section 6.02. (a) Section 6.02(b) of the Merger Agreement is amended by deleting the subsection in its entirety and replacing such subsection with the following:

          "(b) enter into any negotiation or Contract with respect to any transaction (other than the Merger and an acquisition by Parent of Pivotal Corporation, a company based in Vancouver, B.C.) that would, to the knowledge of Parent acting reasonably, (i) materially delay or adversely affect the ability of the parties to obtain any approvals or clearances from Governmental Authorities required to permit consummation of the Merger, or (ii) delay the date of mailing of the Proxy Statement (or require an amendment to the Proxy Statement following such mailing) such that the Closing would be delayed past May 6, 2004."

     (b) Section 6.02 of the Parent Disclosure Schedule is amended by deleting such section in its entirety and replacing such section with the revised Section
6.02 of the Parent Disclosure Schedule.

     SECTION 9. Amendments to Article VII. (a) Section 7.13 of the Merger Agreement is amended by deleting the section in its entirety and replacing such section with the following:

          "SECTION 7.13. General Cooperation. From the date hereof through the Effective Time, and without limiting the other provisions of this Agreement, the Company and each Subsidiary shall use their good faith efforts to operate their businesses in such a manner as to achieve a smooth transition consistent with the mutual business interests of the Company and each Subsidiary and Parent, in manner and scope as directed by Parent in its sole discretion. In this regard, the Company and each Subsidiary and Parent agree that they will enter into good faith discussions concerning the businesses of the Company and each Subsidiary, including (i) personnel policies and procedures; (ii) operational matters; (iii) pro forma financial projections; and (iv) potential transactions between the Company and each Subsidiary and Parent. Parent and the Company acknowledge and agree that during the period from the date hereof through the Effective Time, Parent and the Company expect to derive significant financial benefits from synergies and integration initiatives. Based on this acknowledgement, the Company and Parent will cooperate with one another following the date hereof and will use good faith efforts to achieve the types of integration and synergies contemplated by the parties to the Merger Agreement as set forth in Section 7.13 of the Company Disclosure Schedule, a plan for which the Company and Parent agree to finalize in February 2004."

     (b) Article VII of the Merger Agreement is amended by inserting the following Section 7.18:

          "SECTION 7.18. Share Contribution. Prior to the Effective Time, Parent shall cause to be incorporated a direct, wholly owned subsidiary of Parent ("Intermediate Sub"). In the event that, immediately prior to the Effective Time, the aggregate value of the shares of Parent Common Stock to be issued in the Merger would comprise 80% or more of the aggregate value of the sum of (a) the Merger Consideration to be issued and paid in the Merger, and (b) any cash in lieu of fractional shares to be paid in the Merger, Parent shall transfer or contribute all of the outstanding shares of capital stock of Merger Sub to Intermediate Sub, so that, immediately prior to the Effective Time, Merger Sub shall be a direct wholly owned subsidiary of Intermediate Sub and an indirect wholly owned subsidiary of Parent. Parent hereby agrees that Intermediate Sub shall be a direct, wholly owned subsidiary of Parent, formed solely for the purpose of engaging in the Transactions, and that, at the Effective Time:

     (i) Intermediate Sub shall have engaged in no other business activities and shall have conducted its operations only as contemplated by this Agreement;

     (ii) Intermediate Sub shall be a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and shall have the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business;

     (iii) Parent shall have made available to the Company complete and correct copies of the Certificate of Incorporation, By-laws or equivalent organizational documents of Intermediate Sub, and each such instrument shall be in full force and effect;

     (iv) the authorized capital stock of Intermediate Sub shall consist of 100 shares of common stock, par value $0.001 per share, all of which shall be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof and all of which shall be owned by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever;

     (v) except as would not have a Parent Material Adverse Effect, Intermediate Sub shall be, and shall have at all times been, in compliance with all applicable Law; and

     (vi) neither Parent nor Intermediate Sub shall have received any written notice or other communication from any Governmental Authority or other Person regarding any actual or possible violation of, or failure to comply with, any Law."

     SECTION 10. Amendment to Section 9.01. (a) Section 9.01(b) of the Merger Agreement is amended by deleting the subsection in its entirety and replacing such subsection with the following:

          "(b) by any of Parent, Merger Sub or the Company if (i) the Effective Time shall not have occurred on or before July 1, 2004; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the applicable date; (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or (iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company's stockholders at the Company Stockholders' Meeting;"

     (b) Section 9.01(e) of the Merger Agreement is amended by deleting the subsection in its entirety.

     SECTION 11. Confirmation. (a) As confirmation and not limitation of the obligations set forth in Sections 7.03 and 7.09(a) of the Merger Agreement, each of the parties to the Merger Agreement hereby reaffirms that it shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions, including, with respect to Parent and Merger Sub, the retention of outside counsel in connection with the preparation and filing of the Registration Statement.

     (b) As confirmation and not limitation of the obligations set forth in
Section 9.03(d) of the Merger Agreement, each of the parties to the Merger Agreement hereby reaffirms that the expenses incurred in connection with the opinion proposed to be delivered by outside counsel to Parent to the effect that, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code (the "Tax Opinion") shall be shared equally by the Company and Parent. The Company agrees promptly to pay to Parent an amount equal to that set forth in Section 9.03(d) of the Parent Disclosure Schedule. Parent represents and warrants that such amount is equal to one half of the amount set forth in the bill received from Paul, Hastings, Janofsky & Walker LLP for services rendered through October 21, 2003 in connection with analyses relating to the Tax Opinion.

     SECTION 12. Full Force and Effect. Except as expressly amended hereby, the Merger Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

     SECTION 13. Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed in that State.

     SECTION 14. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          CHINADOTCOM CORPORATION

                                          By:        /s/ STEVEN CHAN
                                            ------------------------------------
                                              Name: Steven Chan
                                              Title: General Counsel and Company
                                              Secretary

                                          CDC SOFTWARE HOLDINGS, INC.

                                          By:        /s/ STEVEN CHAN
                                            ------------------------------------
                                              Name: Steven Chan
                                              Title: Authorized Signatory

                                          ROSS SYSTEMS, INC.

                                          By:     /s/ ROBERT B. WEBSTER
                                            ------------------------------------
                                              Name: Robert B. Webster
                                              Title: Executive Vice President
                                              and Secretary

                THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     THIS THIRD AMENDMENT, dated as of April 29, 2004 (this "Amendment"), to the Agreement and Plan of Merger, dated as of September 4, 2003 and amended as of October 3, 2003 and January 7, 2004 (the "Merger Agreement"), by and among CHINADOTCOM CORPORATION, a company organized under the laws of the Cayman Islands ("Parent"), CDC SOFTWARE HOLDINGS, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and ROSS SYSTEMS, INC., a Delaware corporation (the "Company"). Capitalized terms used but not defined herein have the meanings assigned to such terms in the Merger Agreement.

     Pursuant to the terms of the Merger Agreement and in accordance with
Section 9.04 thereof, the parties hereto agree to amend the Merger Agreement as follows:

     SECTION 1 AMENDMENT TO SECTION 2.05. Section 2.05(b)(i) of the Merger Agreement is amended by deleting the following sentence in such subsection in its entirety:

        "All Elections shall be made by the close of business on the tenth Business Day after the date of the Effective Time (the "Election Deadline"), on a form designed for that purpose that is mutually acceptable to the Company and Parent and mailed to the stockholders of the Company with the Proxy Statement (a "Form of Election"), and pursuant to the instructions for effecting the Elections contained in such Form of Election."

and replacing such sentence with the following:

        "All Elections shall be made by the close of business on the Business Day immediately preceding the Closing Date (the "Election Deadline"), by indication of such Election on the form of proxy or on such other form designed for that purpose that is mutually acceptable to the Company and Parent and mailed to the stockholders of the Company with the Proxy Statement (a "Form of Election"), and pursuant to the instructions for effecting the Elections contained in such Form of Election."

     SECTION 2 FULL FORCE AND EFFECT. Except as expressly amended hereby, the Merger Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

     SECTION 3 GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed in that State.

     SECTION 4 COUNTERPARTS. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          CHINADOTCOM CORPORATION

                                          By:        /s/ STEVEN CHAN
                                            ------------------------------------
                                              Name: Steven Chan
                                              Title: General Counsel and Company
                                              Secretary

                                          CDC SOFTWARE HOLDINGS, INC.

                                          By:        /s/ STEVEN CHAN
                                            ------------------------------------
                                              Name: Steven Chan
                                              Title: Authorized Signatory

                                          ROSS SYSTEMS, INC.

                                          By:      /s/ JAMES P. TINCEY
                                            ------------------------------------
                                              Name: James P. Tincey
                                              Title: C.E.O.

                FOURTH AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     THIS FOURTH AMENDMENT, dated as of May 12, 2004 (this "Amendment"), to the Agreement and Plan of Merger, dated as of September 4, 2003 and amended as of October 3, 2003, January 7, 2004 and April 29, 2004 (the "Merger Agreement"), by and among CHINADOTCOM CORPORATION, a company organized under the laws of the Cayman Islands ("Parent"), CDC SOFTWARE HOLDINGS, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and ROSS SYSTEMS, INC., a Delaware corporation (the "Company"). Capitalized terms used but not defined herein have the meanings assigned to such terms in the Merger Agreement.

     Pursuant to the terms of the Merger Agreement and in accordance with
Section 9.04 thereof, the parties hereto agree to amend the Merger Agreement as follows:

     SECTION 1 AMENDMENT TO SECTION 6.02. Section 6.02(b) of the Merger Agreement is amended by deleting the subsection in its entirety and replacing such subsection with the following:

          "(b) enter into any negotiation or Contract with respect to any transaction (other than the Merger and an acquisition by Parent of Pivotal Corporation, a company based in Vancouver, B.C.) that would, to the knowledge of Parent acting reasonably, (i) materially delay or adversely affect the ability of the parties to obtain any approvals or clearances from Governmental Authorities required to permit consummation of the Merger, or (ii) delay the date of mailing of the Proxy Statement (or require an amendment to the Proxy Statement following such mailing) such that the Closing would be delayed past September 1, 2004."

     SECTION 2 AMENDMENT TO SECTION 9.01. Section 9.01(b) of the Merger Agreement is amended by deleting the subsection in its entirety and replacing such subsection with the following:

          "(b) by any of Parent, Merger Sub or the Company if (i) the Effective Time shall not have occurred on or before September 1, 2004; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the applicable date;
     (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or (iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company's stockholders at the Company Stockholders' Meeting;"

     SECTION 3 FULL FORCE AND EFFECT. Except as expressly amended hereby, the Merger Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

     SECTION 4 GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed in that State.

     SECTION 5 COUNTERPARTS. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          CHINADOTCOM CORPORATION

                                          By:        /s/ STEVEN CHAN
                                            ------------------------------------
                                              Name: Steven Chan
                                              Title: General Counsel and Company
                                              Secretary

                                          CDC SOFTWARE HOLDINGS, INC.

                                          By:        /s/ STEVEN CHAN
                                            ------------------------------------
                                              Name: Steven Chan
                                              Title: Authorized Signatory

                                          ROSS SYSTEMS, INC.

                                          By:     /s/ J. PATRICK TINLEY
                                            ------------------------------------
                                              Name: J. Patrick Tinley
                                              Title: Chief Executive Officer

                                                                         ANNEX B

                   FORM OF ROSS COMMON STOCKHOLDERS AGREEMENT

                             STOCKHOLDER AGREEMENT

     STOCKHOLDER AGREEMENT (this "Agreement"), dated as of September 3, 2003, by and between chinadotcom corporation, a company organized under the laws of the
Cayman Islands ("Parent"), and [     ] ("Stockholder").
                             ---------------------

                                    RECITALS

     Concurrently herewith, Parent, CDC Software Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Ross Systems, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company (the "Merger"), and each outstanding share of common stock, par value $.001 per share, of the Company (the "Common Stock") will be converted into the right to receive the Merger Consideration.

     As of the date hereof, Stockholder beneficially owns [     ] Shares (the
"Owned Shares"), and stock options exercisable for [     ] Shares (the
"Options") (the Owned Shares, including any Shares acquired by Stockholder after the date hereof and prior to the termination hereof, whether upon exercise of the Options, conversion of other convertible securities or otherwise, are collectively referred to herein as the "Covered Shares", and the Covered Shares and the Options are collectively referred to herein as the "Securities").

     As a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that Stockholder agree, and Stockholder has agreed, to enter into this Agreement.

                                   AGREEMENT

     To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

     1. Agreement to Vote; Proxy.

     1.1 Agreement to Vote. Except as set forth in Section 8.2 hereof and subject to Section 7 hereof, Stockholder hereby agrees that, prior to any termination of this Agreement, at any meeting of the stockholders of the Company, however called, Stockholder shall (a) vote the Covered Shares in favor of the Merger and any other matter necessary for consummation of the Transactions, and (b) vote the Covered Shares against any proposal for any recapitalization, reorganization, liquidation, merger, sale of assets or other business combination between the Company and any other Person (other than the Merger).

     1.2 Proxy. Stockholder hereby grants to Parent a proxy to vote the Covered Shares as indicated in Section 1.1 above. Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by him with respect to the Covered Shares.

     1.3 Except as set forth in Section 1.1 above, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Parent or Merger Sub the right to vote any Covered Shares in connection with the election of directors.

     2. Expiration. This Agreement shall terminate on the Expiration Date. As used herein, the term "Expiration Date" means the first to occur of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms, (c) March 1, 2004, (d) written notice of termination of this Agreement by Parent to Stockholder, or (e) the withdrawal or adverse modification by the Board of its approval or recommendation of the Merger or the Merger Agreement.

     3. Representations and Warranties.

     3.1 Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

          (a) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize its Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and
     (ii) is subject to general principles of equity.

          (b) No Conflicts. Except for the applicable requirements of the Exchange Act (i) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority is necessary on the part of Parent for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or similar documents) of Parent, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent is a party or by which it or any of its properties or assets may be bound or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets, except in the case of (B) or (C) for violations, breaches or defaults which would not in the aggregate materially impair the ability of Parent to perform its obligations hereunder.

          (c) Valid Existence. Parent is a corporation duly organized and validly existing under the laws of the Cayman Islands and has all requisite corporate power and authority to execute and deliver this Agreement.

     3.2 Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

          (a) Ownership of Securities. As of the date hereof, (i) the Owned Shares and the Options constitute all of the Securities owned of record or beneficially by Stockholder, and (ii) Stockholder has sole voting power and sole power of disposition with respect to all such Owned Shares and Options, with no restrictions, subject to applicable federal securities laws, on Stockholder's rights of disposition pertaining thereto (other than as created by this Agreement, the Merger Agreement or, in the case of Options, those restrictions under the related option plan).

          (b) Power; Binding Agreement. This Agreement has been duly and validly authorized, executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditor's rights generally and
     (ii) is subject to general principles of equity.

          (c) No Conflicts. To the knowledge of Stockholder, except for the applicable requirements of the Exchange Act (i) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority on the part of Stockholder is necessary for the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and
     (ii) neither the execution and delivery of this Agreement by Stockholder nor the consummation by Stockholder of the transactions contemplated hereby nor compliance by Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Stockholder is a party or by which it or any of its properties or assets may be bound or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholder or any of its properties or assets, except in the case of (A) or (B) for violations, breaches or defaults which would not in the aggregate materially impair the ability of Stockholder to perform his obligations hereunder.

          (d) Accredited Investor. Stockholder is an "accredited investor" (as defined under the Securities Act) and a sophisticated investor, is capable of evaluating the merits and risks of its investments and has the capacity to protect its own interests.

     4. Certain Covenants of Stockholder. Except in accordance with the terms of this Agreement, Stockholder hereby covenants and agrees as follows:

     4.1 No Solicitation. Prior to any termination of this Agreement, subject to Sections 7 and 8.2 hereof, Stockholder shall not, directly or indirectly, solicit (including by way of furnishing information) any inquiries or the making of any proposal by any Person or entity (other than Parent or any affiliate of Parent) which constitutes, or would lead to, any Acquisition Proposal. If Stockholder receives an inquiry or proposal with respect to the sale of Securities, then Stockholder shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the Person making it. Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.

     4.2 Restriction on Transfer, Proxies and Non-Interference. Except as set forth in Section 8.2 hereof, Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Securities; (b) grant any proxies, deposit any Securities into a voting trust or enter into a voting agreement with respect to any Securities; or (c) knowingly take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

     5. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

     6. Stop Transfer Order. In furtherance of this Agreement, concurrently herewith, Stockholder shall and hereby does authorize the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Securities (and that this Agreement places limits on the voting and transfer of such Securities).

     7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder's capacity as a record holder and beneficial owner of Securities, (b) nothing herein shall be construed to limit or affect any action or inaction by Stockholder acting in such person's capacity as a director, officer or employee of the Company, and (c) Stockholder shall have no liability to Parent or any of its Affiliates under this Agreement or otherwise as a result of any action or inaction by Stockholder in such person's capacity as a director, officer or employee of the Company.

     8. Miscellaneous.

     8.1 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

     8.2 Permitted Transfers. Notwithstanding anything in this Agreement to the contrary, Stockholder may transfer any or all of the Securities, in accordance with provisions of applicable Law, to Stockholder's spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust; provided, however, that, prior to and as a condition to the effectiveness of such transfer, each Person to which any of such Securities or any interest in any of such Securities is or may be transferred shall have executed and delivered to Parent and Merger Sub a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement, and shall have agreed in writing with Parent and Merger Sub to hold such Securities or interest in such Securities subject to all of the terms and provisions of this Agreement.

     8.3 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

     8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telecopy or mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as United Parcel Service, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

     If to Stockholder:

     Copy to:

     If to Parent:

           chinadotcom corporation
           34/F Citicorp Centre
           18 Whitfield Road
           Causeway Bay
           Hong Kong
           Telecopier No: 011-852-2237-7227
           Attention: General Counsel

     Copy to:

           Milbank, Tweed, Hadley & McCoy LLP
           1 Chase Manhattan Plaza
           New York, NY 10005
           Telecopier No: (212) 530-5219
           Attention: Mark L. Weissler

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     8.6 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

     8.8 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     8.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     8.10 Non-survival of Representations and Warranties. The respective representations and warranties of Stockholder and Parent contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

     8.11 No Control. Nothing contained in this Agreement shall give Parent or Merger Sub the right to control or direct the Company or the Company's operations.

     IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          CHINADOTCOM CORPORATION

                                          By:
                                          --------------------------------------
                                              Name:
                                              Title:

                                            ------------------------------------
                                              [STOCKHOLDER]

                                                                         ANNEX C

                      ROSS PREFERRED STOCKHOLDER AGREEMENT

                        PREFERRED STOCKHOLDER AGREEMENT

     PREFERRED STOCKHOLDER AGREEMENT (this "Agreement"), dated as of September 4, 2003, by and among chinadotcom corporation, a company organized under the laws of the Cayman Islands ("Parent"), Ross Systems, Inc., a Delaware corporation (the "Company"), and Benjamin W. Griffith, III ("Preferred Stockholder").

                             ---------------------

                                    RECITALS

     Concurrently herewith, Parent, CDC Software Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company (the "Merger"), and each outstanding share of common stock, par value $.001 per share, of the Company (the "Common Stock") will be converted into the right to receive the Merger Consideration.

     As of the date hereof, Preferred Stockholder beneficially owns 500,000 Preferred Shares (the "Owned Preferred Shares" and, together with any Preferred Shares acquired by Preferred Stockholder prior to the termination of this Agreement, the "Covered Preferred Shares"), and 127,500 shares of Common Stock (the "Owned Common Shares"). An additional 25,000 shares of Common Stock (the "Trust Shares") are held by the Griffith Family Charitable Foundation, Inc. The Owned Preferred Shares are convertible into 500,000 shares of Common Stock (the Common Stock into which the Owned Preferred Shares are convertible, together with the Owned Common Shares, the Trust Shares and any shares of Common Stock acquired by Preferred Stockholder after the date hereof and prior to the termination hereof, whether upon conversion of other convertible securities or otherwise, collectively, referred to herein as the "Covered Shares", and the Covered Shares and the Covered Preferred Shares collectively referred to as the "Securities").

     As a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that Preferred Stockholder agree, and Preferred Stockholder has agreed, to enter into this Agreement.

                                   AGREEMENT

     To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

     1.  Agreement to Convert and Vote; Proxy.

     1.1 Delivery of Documents. Preferred Stockholder hereby agrees to deliver to the Company, immediately prior to the Effective Time, (a) any and all stock certificates representing the Covered Preferred Shares, and (b) a validly executed notice of conversion, substantially in the form attached hereto as Exhibit A, requesting the conversion of the Covered Preferred Shares into Common Stock (the "Conversion").

     1.2 Conversion. In accordance with Section 5 of the Certificate of Designations, the Company shall cause the Conversion to be effective immediately prior to the Effective Time; provided, however, that if the Merger Agreement is terminated prior to the Effective Time in accordance with its terms, then, as promptly as reasonably practicable after such termination, but in no event later than five Business Days following such termination, the Company shall issue to Preferred Stockholder a certificate or certificates representing the Covered Preferred Shares without giving effect to the Conversion.

     1.3 Voting. Except as set forth in Section 7.2 hereof, Preferred Stockholder hereby agrees that, prior to any termination of this Agreement, at any meeting of the stockholders of the Company, however called, Preferred Stockholder shall (a) vote (or cause to be voted) the Covered Preferred Shares and any Covered Shares in favor of the Merger and any other matter necessary for consummation of the Transactions, and (b) vote (or cause to be voted) the Covered Preferred Shares and any Covered Shares against any proposal for any recapitalization, reorganization, liquidation, merger, sale of assets or other business combination between the Company and any other Person (other than the Merger).

     1.4 Proxy. Preferred Stockholder hereby grants to Parent a proxy to vote the Covered Preferred Shares and any Covered Shares as indicated in Section 1.3 above. Preferred Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by him with respect to the Covered Preferred Shares or any Covered Shares.

     1.5 Except as set forth in Section 1.3 hereof, Preferred Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Parent or Merger Sub the right to vote any Covered Preferred Shares or any Covered Shares in connection with the election of directors.

     2. Expiration. This Agreement shall terminate on the Expiration Date. As used herein, the term "Expiration Date" means the first to occur of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms, (c) March 1, 2004, (d) written notice of termination of this Agreement by Parent to Stockholder, or (e) the withdrawal or adverse modification by the Board of its approval or recommendation of the Merger or the Merger Agreement.

     3.  Representations and Warranties.

     3.1 Representations and Warranties of Parent. Parent hereby represents and warrants to Preferred Stockholder as follows:

          (a) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and
     (ii) is subject to general principles of equity.

          (b) No Conflicts. Except for the applicable requirements of the Exchange Act (i) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority is necessary on the part of Parent for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or similar documents) of Parent, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent is a party or by which it or any of its properties or assets may be bound or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets, except in the case of (B) or (C) for violations, breaches or defaults which would not in the aggregate materially impair the ability of Parent to perform its obligations hereunder.

          (c) Valid Existence. Parent is a corporation duly organized and validly existing under the laws of the Cayman Islands and has all requisite corporate power and authority to execute and deliver this Agreement.

     3.2 Representations and Warranties of Preferred Stockholder. Preferred Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

          (a) Ownership of Securities. As of the date hereof, (i) the Owned Preferred Shares and the Owned Common Shares constitute all of the Securities owned of record or beneficially by Preferred Stockholder, and
     (ii) Preferred Stockholder has sole voting power and sole power of disposition with respect to all such Owned Preferred Shares and Owned Common Shares, with no restrictions, subject to applicable federal securities laws, on Preferred Stockholder's rights of disposition pertaining thereto (other than as created by this Agreement, the Merger Agreement, or the Certificate of Designations).

          (b) Power; Binding Agreement. This Agreement has been duly and validly authorized, executed and delivered by Preferred Stockholder and constitutes a valid and binding agreement of Preferred Stockholder, enforceable against Preferred Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditor's rights generally and (ii) is subject to general principles of equity.

          (c) No Conflicts. To the knowledge of Preferred Stockholder, except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority on the part of Preferred Stockholder is necessary for the execution and delivery of this Agreement by Preferred Stockholder and the consummation by Preferred Stockholder of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by Preferred Stockholder nor the consummation by Preferred Stockholder of the transactions contemplated hereby nor compliance by Preferred Stockholder with any of the provisions hereof shall
     (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Preferred Stockholder is a party or by which it or any of its properties or assets may be bound or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Preferred Stockholder or any of its properties or assets, except in the case of (A) or (B) for violations, breaches or defaults which would not in the aggregate materially impair the ability of Preferred Stockholder to perform his obligations hereunder.

          (d) Accredited Investor. Preferred Stockholder is an "accredited investor" (as defined under the Securities Act) and a sophisticated investor, is capable of evaluating the merits and risks of its investments and has the capacity to protect its own interests.

     4. Certain Covenants of Preferred Stockholder. Except in accordance with the terms of this Agreement, Preferred Stockholder hereby covenants and agrees as follows:

     4.1 No Solicitation. Prior to any termination of this Agreement, subject to Section 7.2 hereof, Preferred Stockholder shall not, directly or indirectly, solicit (including by way of furnishing information) any inquiries or the making of any proposal by any Person or entity (other than Parent or any affiliate of Parent) which constitutes, or would lead to, any Acquisition Proposal. If Preferred Stockholder receives an inquiry or proposal with respect to the sale of Securities, then Preferred Stockholder shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the Person making it. Preferred Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.

     4.2 Restriction on Transfer, Proxies and Non-Interference. Except as set forth in Section 7.2 hereof, Preferred Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Securities; (b) grant any proxies, deposit any Securities into a voting trust or enter into a voting agreement with respect to any Securities; or (c) knowingly take any action that would make any representation or warranty of Preferred Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Preferred Stockholder from performing its obligations under this Agreement.

     5. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

     6. Stop Transfer Order. In furtherance of this Agreement, concurrently herewith, Preferred Stockholder shall and hereby does authorize the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Securities (and that this Agreement places limits on the voting and transfer of such Securities).

     7.  Miscellaneous.

     7.1 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

     7.2 Permitted Transfers. Notwithstanding anything in this Agreement to the contrary, Preferred Stockholder may transfer any or all of the Securities, in accordance with provisions of applicable Law, to Preferred Stockholder's spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust; provided, however, that, prior to and as a condition to the effectiveness of such transfer, each Person to which any of such Securities or any interest in any of such Securities is or may be transferred shall have executed and delivered to Parent and Merger Sub a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement, and shall have agreed in writing with Parent and Merger Sub to hold such Securities or interest in such Securities subject to all of the terms and provisions of this Agreement.

     7.3 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

     7.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telecopy or mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as United Parcel Service, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

     If to Preferred Stockholder:

     Copy to:

     If to Parent:

           chinadotcom corporation
           34/F Citicorp Centre
           18 Whitfield Road
           Causeway Bay
           Hong Kong
           TELECOPIER No: 011-852-2237-7227
           Attention: General Counsel

     Copy to:

           Milbank, Tweed, Hadley & McCloy LLP
           1 Chase Manhattan Plaza
           New York, NY 10005
           Telecopier No: (212) 530-5219
           Attention: Mark L. Weissler

     If to the Company:

Ross Systems, Inc.
Two Concourse Parkway
Suite 800
Atlanta, Georgia 30328
Telecopier No: (770) 351-9506
Attention: Robert B. Webster

     Copy to:

           King & Spalding LLP
           191 Peachtree Street
           Atlanta, Georgia 30303
           Telecopier No: (404) 572-5100
           Attention: William Roche, Esq.

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     7.6 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     7.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

     7.8 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     7.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     7.10 Non-survival of Representations and Warranties. The respective representations and warranties of Preferred Stockholder and Parent contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

     7.11 No Control. Nothing contained in this Agreement shall give Parent or Merger Sub the right to control or direct the Company or the Company's operations.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parent, the Company and Preferred Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          CHINADOTCOM CORPORATION

                                          By:     /s/ DANIEL WIDDICOMBE
                                            ------------------------------------
                                              Name:    Daniel Widdicombe
                                              Title:   Chief Financial Officer

                                          ROSS SYSTEMS, INC.

                                          By:     /s/ J. PATRICK TINLEY
                                            ------------------------------------
                                              Name:    J. Patrick Tinley
                                              Title:   Chief Executive Officer

                                             /s/ BENJAMIN W. GRIFFITH, III
                                          --------------------------------------
                                                Benjamin W. Griffith, III

                                  AMENDMENT TO
                        PREFERRED STOCKHOLDER AGREEMENT

     THIS AMENDMENT (this "Amendment") to the Preferred Stockholder Agreement dated as of September 4, 2003 (the "Preferred Stockholder Agreement"), by and among chinadotcom corporation, a company organized under the laws of the Cayman Islands ("Parent"), Ross Systems, Inc., a Delaware corporation (the "Company"), and Benjamin W. Griffith, III ("Preferred Stockholder") is entered into by Parent, the Company and Preferred Stockholder as of this 31st day of January, 2004.

     Pursuant to the terms of the terms of the Preferred Stockholder Agreement and in accordance with Section 7.3 thereof, the parties hereto agree to amend the Preferred Stockholder Agreement as follows:

     Section 1 Amendment to Section 2(c). Section 2(c) of the Preferred Stockholder Agreement is amended by deleting the date "March 31, 2004" and replacing such date with the date "July 1, 2004."

     Section 2 Full Force and Effect. Except as expressly amended hereby, the Preferred Stockholder Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

     Section 3 Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

     Section 4 Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

                        [Signatures begin on next page]

     IN WITNESS WHEREOF, Parent, the Company and Preferred Stockholder have caused this Amendment to be duly executed as of the day and year first above written.

                                          CHINADOTCOM CORPORATION

                                          By:        /s/ STEVEN CHAN
                                            ------------------------------------
                                              Name:    Steven Chan
                                              Title:   General Counsel and
                                                       Secretary

                                          ROSS SYSTEMS, INC.

                                          By:     /s/ ROBERT B. WEBSTER
                                            ------------------------------------
                                              Name:    Robert B. Webster
                                              Title:   EVP and Secretary

                                             /s/ BENJAMIN W. GRIFFITH, III
                                          --------------------------------------
                                                Benjamin W. Griffith, III

                              SECOND AMENDMENT TO
                        PREFERRED STOCKHOLDER AGREEMENT

     THIS SECOND AMENDMENT (this "Amendment") to the Preferred Stockholder Agreement dated as of September 4, 2003 by and among chinadotcom corporation, a company organized under the laws of the Cayman Islands ("Parent"), Ross Systems, Inc., a Delaware corporation (the "Company") and Benjamin W. Griffith, III ("Preferred Stockholder"), as amended by that certain Amendment to the Preferred Stockholder Agreement dated as of January 31, 2004 (such agreement, as amended, the "Preferred Stockholder Agreement"), is entered into by Parent, the Company and Preferred Stockholder as of this 14th day of June, 2004.

     Pursuant to the terms of the terms of the Preferred Stockholder Agreement and in accordance with Section 7.3 thereof, the parties hereto agree to amend the Preferred Stockholder Agreement as follows:

     Section 1 Amendment to Section 2(c). Section 2(c) of the Preferred Stockholder Agreement is amended by deleting the date "July 1, 2004" and replacing such date with the date "September 1, 2004."

     Section 2 Full Force and Effect. Except as expressly amended hereby, the Preferred Stockholder Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

     Section 3 Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

     Section 4 Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

                        [Signatures begin on next page]

     IN WITNESS WHEREOF, Parent, the Company and Preferred Stockholder have caused this Amendment to be duly executed as of the day and year first above written.

                                          CHINADOTCOM CORPORATION

                                          By:     /s/ DANIEL WIDDICOMBE
                                            ------------------------------------
                                              Name:    Daniel Widdicombe
                                              Title:   Chief Financial Officer

                                          ROSS SYSTEMS, INC.

                                          By:     /s/ ROBERT B. WEBSTER
                                            ------------------------------------
                                              Name:    Robert B. Webster
                                              Title:   EVP and Secretary

                                             /s/ BENJAMIN W. GRIFFITH, III
                                          --------------------------------------
                                                Benjamin W. Griffith, III

                                                                         ANNEX D

                       FAIRNESS OPINION DELIVERED TO ROSS

                                   BROADVIEW

                  NEW YORK - SILICON VALLEY - BOSTON - LONDON

                                                               September 4, 2003

                                                                    CONFIDENTIAL

Board of Directors
Ross Systems, Inc.
2 Concourse Parkway
Suite 800
Atlanta, GA 30328

Dear Members of the Board:

     We understand that Ross Systems, Inc. ("Ross Systems" or the "Company"), chinadotcom corporation ("chinadotcom") and CDC Software Holdings, Inc., a wholly-owned subsidiary of chinadotcom ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Ross Systems will merge with and into Merger Sub or Merger Sub will merge with and into the Company (in either case, the "Merger"). Pursuant to the Agreement, (i) each issued and outstanding share of Ross Systems Common Stock (including associated rights; excluding shares owned by chinadotcom or Merger Sub) will be converted into the right to receive (a) the number (the "Exchange Ratio") of shares of chinadotcom Common Stock determined by dividing $14.00 by the average closing price for chinadotcom Common Stock during the ten trading-day period ending two trading days prior to the effective time of the Merger (the "chinadotcom Mean Price"); and (b) $5.00 in cash ((a) and (b) together being the "Merger Consideration"). We understand that in the event the chinadotcom Mean Price (i) is less than $8.50, the Exchange Ratio will equal $14.00 divided by $8.50, but that in such event, the Company may terminate the Agreement unless chinadotcom agrees that the Exchange Ratio will remain equal to $14.00 divided by the chinadotcom Mean Price; and (ii) is greater than $10.50, the Exchange Ratio will equal $14.00 divided by $10.50. The terms and conditions of the Merger are more fully detailed in the Agreement.

     You have requested our opinion as to whether the Merger Consideration is fair, from a financial point of view, to holders of Ross Systems Common Stock.

     Broadview International LLC ("Broadview") focuses on providing merger and acquisition advisory services to information technology ("IT"), communications, healthcare technology and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications and media mergers and acquisitions for comparative purposes. We have been retained by Ross Systems' Board of Directors to determine the fairness of the Merger Consideration to holders of Ross Systems Common Stock from a financial point of view and will receive a fee from Ross Systems upon the delivery of this fairness opinion.

     In rendering our opinion, we have, among other things:

          (1) reviewed the terms of the Agreement in the form of the draft dated September 4, 2003 furnished to us by Ross Systems' legal counsel, which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed;

          (2) reviewed Ross Systems' annual report on Form 10-K for the fiscal year ended June 30, 2002, including the audited financial statements included therein, Ross Systems' quarterly report on Form 10-Q for the period ended March 31, 2003, including the unaudited financial statements included therein and the unaudited financial statements for the period ending June 30, 2003, prepared and furnished to us by Ross Systems management;

          (3) reviewed certain internal financial and operating information for Ross Systems, including quarterly financial projections through June 30, 2004 and annual financial projections through June 30, 2005, in each case, prepared and furnished to us by Ross Systems management;

          (4) participated in discussions with Ross Systems management concerning the operations, business strategy, financial performance and prospects for Ross Systems;

          (5) discussed with Ross Systems management its view of the strategic rationale for the Merger;

          (6) reviewed the recent reported closing prices and trading activity for Ross Systems Common Stock;

          (7) compared certain aspects of the financial performance of Ross Systems with public companies we deemed comparable;

          (8) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

          (9) reviewed recent equity research analyst reports covering Ross Systems;

          (10) reviewed chinadotcom's annual report on Form 20-F for the fiscal year ended December 31, 2002, including the audited financial statements included therein, and the financial press release dated August 6, 2003, including unaudited financial statements for the period ending June 30, 2003;

          (11) reviewed certain internal financial and operating information for chinadotcom, including quarterly financial projections for chinadotcom through December 31, 2004 prepared and provided to us by chinadotcom management;

          (12) reviewed the recent reported closing prices and trading activity for chinadotcom Common Stock;

          (13) discussed with chinadotcom management its view of the strategic rationale for the Merger;

          (14) compared certain aspects of the financial performance of chinadotcom with public companies we deemed comparable;

          (15) analyzed the anticipated effect of the Merger on the future financial performance of the consolidated entity;

          (16) participated in discussions with chinadotcom management concerning the operations, business strategy, financial performance and prospects for chinadotcom;

          (17) reviewed certain equity research analyst reports covering chinadotcom; and

          (18) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Ross Systems, chinadotcom or their respective advisors. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Ross Systems and chinadotcom, as to the future performance of Ross Systems and chinadotcom, respectively. We have not made or taken into account any independent appraisal or valuation of any of Ross Systems' or chinadotcom's assets.

     With your permission, our opinion does not address the financial impact of any potential transactions, which chinadotcom has confidentially disclosed to us that it is considering; provided, however, that in our review, nothing has come to our attention that affects any conclusion or opinion set forth herein. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions could require a reevaluation of this opinion, a reevaluation that we have no obligation to undertake. We express no opinion as to the price at which shares of chinadotcom Common Stock will trade at any time. We do not express any opinion as to the tax consequences of the Merger to the Company or any of its stockholders.

     Based upon and subject to the foregoing, we are of the opinion that the Merger Consideration is fair, from a financial point of view, to holders of Ross Systems Common Stock (including holders of Ross Systems Common Stock as a result of conversion of Ross Systems Preferred Stock, provided that the opinion does not address the conversion of such shares of Preferred Stock into Ross Systems Common Stock).

     This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of Ross Systems in connection with its consideration of the Merger and does not constitute a recommendation to any holder of Ross Systems Common Stock as to how such holder should vote on the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to references to and inclusion of this opinion in its entirety in the Registration Statement and Proxy Statement to be distributed to holders of Ross Systems Common Stock in connection with the Merger.

                                          Sincerely,

                                            /s/ BROADVIEW INTERNATIONAL LLC
                                          --------------------------------------
                                          Broadview International LLC

                                                                         ANNEX E
                 DELAWARE GENERAL CORPORATION LAW, SECTION 262

SEC. 262 APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX F

                            FORM OF ROSS PROXY CARD

                                REVOCABLE PROXY

                               ROSS SYSTEMS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints J. Patrick Tinley and Robert B. Webster and each of them, as proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote, as indicated herein, all the common stock and preferred stock of Ross Systems, Inc. ("Ross") held of record by the undersigned on July 13, 2004, at the Special Meeting of Stockholders to be held on Wednesday, August 25, 2004 at 10:00 a.m., local time, or any adjournment thereof, at Ross' executive offices located at Two Concourse Parkway, Suite 800, Conference Room, Atlanta, Georgia 30328, with all the powers the undersigned would possess if then and there personally present.


     The proxies shall vote subject to the directions indicated on this proxy card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the special meeting or any adjournment thereof. If you wish to vote as the Board of Directors recommends, all you need to do is sign and return this card. THE PROXIES WILL VOTE "FOR" THE PROPOSALS IN ITEMS 1-2 WHERE A CHOICE HAS NOT BEEN SPECIFIED. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS PROXY CARD.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1-2.


     1. To approve, authorize and adopt the agreement and plan of merger, dated as of September 4, 2003, as amended, by and among chinadotcom corporation ("chinadotcom"), a company organized under the laws of the Cayman Islands, Ross and CDC Software Holdings, Inc., a Delaware corporation and wholly owned subsidiary of chinadotcom, as amended, pursuant to which CDC Software Holdings, Inc. will be merged with and into Ross, which will survive as a wholly owned subsidiary of chinadotcom.


               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN


     2. To adjourn the special meeting, if necessary, to solicit additional proxies from Ross stockholders.


               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

             (Continued and to be signed and dated on reverse side)

--------------------------------------------------------------------------------

                          (Continued from other side)


     Receipt of Notice of Special Meeting of Stockholders and the related Proxy Statement dated July 21, 2004, is hereby acknowledged.


                                                            Dated ---------------------------------------, 2004
                                                            ------------------------------------------------------
                                                            ------------------------------------------------------
                                                            SIGNATURE(S) OF STOCKHOLDER(S)
                                                            Please sign EXACTLY as your name appears hereon. If
                                                            shares are held jointly, each joint holder must sign.
                                                            When signing as attorney, executor, administrator,
                                                            trustee or guardian, please give your full title. If
                                                            the stockholder is a corporation or partnership, please
                                                            sign the full corporate or partnership name by a duly
                                                            authorized person.

 This proxy, if properly executed and delivered, will revoke all prior proxies.

                   PLEASE SIGN, DATE AND MAIL THIS PROXY CARD
                         IN THE ACCOMPANYING ENVELOPE.

             NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-K/A

                                   (MARK ONE)

[X] SECOND AMENDMENT TO ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

         FOR THE FISCAL YEAR ENDED JUNE 30, 2003

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER 0-19092
                            ------------------------
                               ROSS SYSTEMS, INC.

INCORPORATED IN DELAWARE             IRS EMPLOYER IDENTIFICATION NO.  94-2170198

                        TWO CONCOURSE PARKWAY, SUITE 800
                             ATLANTA, GEORGIA 30328
                                 (770) 351-9600
                            ------------------------
           SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                                           NAME OF EACH EXCHANGE
TITLE OF EACH CLASS                                         ON WHICH REGISTERED
-------------------                                        ---------------------
None..................................................             None

           SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
        Common Stock, $0.001 par value; Preferred Shares Purchase Rights
                            ------------------------

      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K/A or any amendment to this Form 10-K/A. [ ]

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act). Yes [ ] No [X]

      THE AGGREGATE MARKET VALUE OF THE REGISTRANT'S VOTING STOCK HELD BY NON-AFFILIATES OF THE REGISTRANT, BASED UPON THE CLOSING SALE PRICE OF THE COMMON STOCK ON DECEMBER 31, 2002 AS REPORTED BY THE NASDAQ NATIONAL MARKET, WAS APPROXIMATELY $19,146,780. SHARES OF VOTING STOCK HELD BY EACH OFFICER AND DIRECTOR AND BY EACH PERSON WHO OWNS 5% OR MORE OF THE OUTSTANDING COMMON STOCK HAVE BEEN EXCLUDED IN THAT SUCH PERSONS MAY BE DEEMED TO BE AFFILIATES. THIS DETERMINATION OF AFFILIATE STATUS IS NOT NECESSARILY A CONCLUSIVE DETERMINATION FOR OTHER PURPOSES.

      As of September 2, 2003, the Registrant had outstanding 2,815,825 shares of Common Stock, and 500,000 Series A 7.5% convertible preference shares, ("convertible preferred stock").

================================================================================

                                EXPLANATORY NOTE

This amended annual report on Form 10-K/A contains modifications to certain disclosures in the annual report on Form 10-K/A filed on January 20, 2004. No restatements have been made to the financial results of the Company for any of the periods reported in this document.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

                               ROSS SYSTEMS, INC.
                          ANNUAL REPORT ON FORM 10-K/A
                            YEAR ENDED JUNE 30, 2003
                                TABLE OF CONTENTS

                                                                                                                  PAGE NO.
                                                                                                                  --------
PART I
Item 1.       Business.......................................................................................         1
Item 2.       Properties.....................................................................................         4
Item 3.       Legal Proceedings..............................................................................         5
Item 4.       Submission of Matters to a Vote of Security Holders............................................         6
PART II
Item 5.       Market for Registrant's Common Equity and Related Stockholder Matters..........................         7
Item 6.       Selected Financial Data........................................................................         8
Item 7.       Management's Discussion and Analysis of Financial Condition and Results of Operations..........         9
Item 7.A.     Quantitative and Qualitative Disclosures about Market Risk.....................................        21
Item 8.       Financial Statements and Supplementary Data....................................................        21
Item 9.       Changes in and Disagreements with Accountants on Accounting and Financial Disclosure...........        21
Item 9A       Controls and Procedures                                                                                21
PART III
Item 10.      Directors and Executive Officers of the Registrant.............................................        22
Item 11.      Executive Compensation.........................................................................        25
Item 12.      Security Ownership of Certain Beneficial Owners and Management.................................        28
Item 13.      Certain Relationships and Related Transactions.................................................        30
Item 14.      Principal Account Fees and Services                                                                    31
PART IV
Item 15.      Exhibits, Financial Statement Schedules, and Reports on Form 8-K...............................        32
SIGNATURES...................................................................................................        33

      This Annual Report on Form 10-K/A including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part I Item 2, contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Ross Systems to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenue, synergies, accretion, margins or other financial items; any statements regarding the anticipated completion of the proposed chinadotcom merger transaction described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Risk Factors;" any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans; any statement concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; any statements of anticipations; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include quarterly fluctuations and unpredictability of revenues; various closing conditions and other uncertainties that might delay or prevent the completion of the proposed chinadotcom merger transaction; the general economic slowdown and the risk of an extended slowdown or an increase in its intensity, the competition that we face; the performance of contracts by customers and partners; employee management issues; the challenge of managing asset levels; the difficulty of aligning expense levels with revenue changes; and other risks that are described herein under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" beginning on page 19 and that are otherwise described from time to time in Ross Systems' reports filed with the Securities and Exchange Commission . Ross Systems assumes no obligation and does not intend to update these forward-looking statements.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

                                     PART I

ITEM 1. BUSINESS

GENERAL

      The following description of business is qualified in its entirety by, and should be read in conjunction with the more detailed information and financial data, including the financial statements and notes thereto, appearing elsewhere in this Report. Unless otherwise stated in this document, references to (1) "us," "our," "we" and similar terms, (2) the "Company" or (3) "Ross" shall mean Ross Systems, Inc., a Delaware corporation, and its subsidiaries.

      Ross Systems, Inc. (NASDAQ: ROSS) delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by over 1,000 customer companies worldwide, our family of Internet-architected solutions is a comprehensive, modular suite that spans a customer's enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance.

      Publicly traded on the NASDAQ since 1991, Ross' global headquarters are based in the U.S. in Atlanta, Georgia, with sales and support operations around the world.

      Our internet address is www.rossinc.com. We make available free of charge on or through our Internet website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, in each case as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

      We license our products to customers through a direct sales force in North America and Western Europe as well as independent distributors in dozens of other markets worldwide. We also provide professional consulting services for implementation, related custom application development and education. We offer ongoing maintenance and support services for our products via Internet and telephone help desks.

MERGER PROPOSAL

      In early September 2003, we announced that we had entered into a definitive agreement whereby chinadotcom Software (CDC) will acquire Ross Systems in a merger. Both companies are listed on NASDAQ. We have not yet determined to what extent the proposed merger will affect our financial performance. However, we believe that CDC's Asian operations offer greater opportunities of doing business in that region, while at the same time our operations in North America and Europe offer many new opportunities to CDC in our markets. Pursuant to an agreement entered into in May 2003, chinadotcom is a licensed master distributor of our products in Greater China. Both chinadotcom and Ross believe that the merger represents a unique opportunity to rapidly scale the introduction of our manufacturing products into Greater China and that the merger would assist in the realization of this strategic vision by transforming a limited distribution partnership into an integrated group with common objectives. It is also anticipated that chinadotcom will work with us in selecting and pursuing business combinations with strategic software and services companies and, in connection with those opportunities, provide necessary access to capital. We do not have any agreements in place with chinadotcom concerning the selection of these strategic software and services companies or the terms and conditions of any loans or grants from chinadotcom to us, and no specific business combinations have yet been identified. We anticipate that preparation of specific plans for capitalizing on and creating opportunities as a combined organization will be commenced as soon as practicable after the merger is completed. The proposed merger will be voted on by our stockholders at our forthcoming Annual Meeting.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

PRODUCTS

      Ross offers the award-winning iRENAISSANCE(TM) family of software solutions which is an integrated suite of enterprise resource planning (ERP II), financials, materials management, manufacturing and distribution, supply chain management (SCM), advanced planning and scheduling, customer relationship management (CRM), electronic commerce, business intelligence and analytics applications.

      iRenaissance applications are known for their deep and rich functional fit to process industry requirements, as well as their short implementation times and cost-effective returns on investment.

TECHNOLOGY

      The Company leverages contemporary Internet technologies to enable significant benefits for its customers. Many Ross customers have benefited from technology obsolescence protection as they have moved from older computing platforms to current platforms by upgrading to new releases. Built on a highly flexible technology platform, iRenaissance applications cost-effectively support not only mid-size companies but scale effectively to support large, global organizations in a wide range of languages and with thousands of users processing hundreds of thousands of transactions daily. Ross customers also benefit from the low cost of deployment and centralized maintenance afforded by browser-based PC clients that provide secure access from any PC with Internet access, to the system infrastructure at central locations where the software resides and the data is managed. End-user satisfaction is enhanced by highly configurable and easily personalized applications that provide follow-me profiles for each user, regardless of physical location. Utilizing contemporary standards such as XML, SOAP, Microsoft .NET and others, iRenaissance applications can be effectively connected to any other applications or devices via the Internet. Robust security features that leverage Internet standards protect applications and data with both user-based and application function profiles. The security facilities further enable companies in their effort to achieve regulatory compliance by providing detailed audit trails for every action taken by every user.

      Because the Company's iRenaissance applications were developed with the GEMBASE fourth generation language , the Company believes they are easily modified and expanded. GEMBASE is a programming environment that delivers a central data dictionary, complete screen painting, editing and debugging capabilities, and links to most popular database management systems. GEMBASE itself is written in the C programming language to facilitate portability across multiple hardware and database management system platforms. Because the iRenaissance products were developed in GEMBASE, customers often find it easy to customize their own applications.

Ongoing Development

      To meet the increasingly sophisticated needs of its customers and broaden its product offering for targeted vertical markets, the Company continually strives to enhance its existing product functionality. The Company surveys the needs of its customers through on-line, industry-specific discussion forums and polling at its global user conferences, and incorporates many of their recommendations into its products. The Company also conducts a variety of forms of market research with industry analyst groups and targeted industry associations to determine strategies for new features and entirely new products for targeted vertical industries. As an example, iRENAISSANCE version 5.7 included new capabilities for streamlining the compliance and validation process for companies regulated by the US FDA (United States Food and Drug Administration). In fiscal 2002, the Company expanded its product suite for targeted industries and introduced IRENAISSANCE SCM (Supply Chain Management) and iRENAISSANCE CRM (Customer Relationship Management).

      While maintaining focus on the requirements of targeted vertical markets, the Company is expanding its potential geographic markets by developing new product functionality to address the needs of additional prospective customers in key international markets. These enhancements are related to local languages and dialects, currency, accounting custom and procedures, and regulatory requirements. As an example, through the partnership established with CDC Software Corporation during the fourth quarter of fiscal 2003, the Company is well advanced with its preparations for releasing additional local language versions of its software for the Chinese markets. These

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

enhancements enable the Company to leverage its iRENAISSANCE ERP products to capitalize on the growing and largely untapped process manufacturing markets in China.

      The Company is also committed to achieving technology advances by leveraging new Internet-based capabilities enabled by XML and Web Services. During the 3rd quarter of fiscal 2003, the Company released the INTERNET APPLICATION FRAMEWORK (TM) which enables the iRENAISSANCE ERP foundation with full Internet deployment capabilities. Through the iNTERNET APPLICATION FRAMEWORK, application users have full access to the iRENAISSANCE ERP applications from any computer with an Internet connection and the Microsoft Internet Explorer browser. Because no iRENAISSANCE ERP application software needs to be deployed or maintained on user workstations, the Company's customers have reported significant savings resulting from the use of the INTERNET APPLICATION FRAMEWORK.

Third-Party Products

      The Company resells software products licensed from third parties, which are complementary to its product including applications for custom reporting of information maintained by the Company's programs such as Business Objects for executive information, and FRx for financial reporting and budgeting, as well as certain middle-ware products. The Company resells other privately labeled software products licensed from third parties including Prescient Systems (rebranded as iRenaissance SCM) and Selligent (rebranded as iRenaissance CRM). Additionally, the Company has entered into agreements which enable it to resell database products and other products that are sublicensed to end users in conjunction with certain of the Company's open systems products. License revenues from the products described in this paragraph constitute approximately 26% of total software product license revenues in fiscal 2003.

Services

      Our worldwide consulting services operation complements our enterprise software and internet application offerings. We provide a broad range of services to install and optimize each software product. These services fall into two broad categories: Professional Services and Client Support. Income from these activities consist of services and maintenance revenues which comprise approximately 28% and 41% of total revenues respectively.

Professional Services

      Our Professional Services organization provides business application services, with deep and rich industry-specific experience, technical expertise and product knowledge to complement our products and to provide solutions to meet clients' business requirements. The major types of services provided include the following:

      Application Consulting involves in-depth analysis of the client's specific needs and the preparation of detailed plans that list step-by-step actions and procedures necessary to achieve a timely and successful implementation of our software products. These services are generally offered on a time and expense reimbursement basis.

      Technical Consulting involves evaluating and managing the client's needs by supplying custom application systems, custom interfaces, data conversions, and system conversions. Consultants participate in a wide range of activities, including requirements definition, and software design, development and implementation. We also provide advanced technology services focused on networking, database administration and tuning. These services are generally offered on a time and expense reimbursement basis. We also provide remote systems management, and remote applications management.

      Education Services are offered to clients either at our education facilities or at the client's location, as either standard or customized classes.

      Established relationships with third party consulting partners are utilized around the world, to take advantage of local and specialized industry expertise and to support our implementation demands in certain markets.

Client Support

      Our Client Support functions include web-based support, telephone support, technical publications and product support guides, which are provided under maintenance agreements. The annual maintenance fee for these

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

services is generally 20% of the price for the licensed software. The standard maintenance agreement also entitles clients to certain new product releases and product enhancements.

MARKETING AND SALES

      We sell our products and services in the US and Western Europe primarily through our direct sales force. At June 30, 2003, we had 44 sales and marketing employees. In other areas of the world, we sell our products through distributors. In support of our sales force and distributors, we conduct comprehensive marketing programs which include telemarketing, direct mailings, advertising, promotional material, seminars, trade shows, public relations and on-going customer communication.

      We are based in Atlanta, Georgia, with a regional direct sales force covering all major US business locations. We have subsidiaries in Antwerp, Belgium; Ottawa, Canada; Berlin, Germany; Utrecht, the Netherlands; Barcelona, Spain; Northampton, United Kingdom as well as Hong Kong and Singapore.

      We have business arrangements with distributors as well and language and localization support in the following countries: Argentina, Australia, Brazil, Chile, China, Colombia, Czech Republic, Denmark, Finland, Germany, Greece, Hong Kong, Hungary, Indonesia, Ireland, Italy, Japan, Jordan, Lebanon, Malaysia, Mexico, Morocco, New Zealand, Norway, Pakistan, Peru, Poland, Portugal, Rumania, Russia, Saudi Arabia, Singapore, Slovak Republic, Sweden, Taiwan, Thailand, Uruguay and Venezuela. These distributors pay us royalties on the sales of our products and maintenance services.

      International revenues (from foreign operations and export sales) represented approximately 40%, 45%, and 33%, of our revenues in fiscal 2003, 2002, and 2001, respectively. International revenues include export sales to the Asian region. However, Asian revenues are included as part of North American revenues in the "Segment Information" in Notes to the Consolidated Financial Statements. We intend to broaden our presence in international markets by entering into additional distribution agreements.

PRODUCT DEVELOPMENT AND ACQUISITIONS

      To meet the increasingly sophisticated needs of our customers and address potential new markets, we continually strive to enhance our existing product functionality. We survey the needs of our customers annually through ballots and direct discussions at our annual user conferences, and incorporate many of their recommendations into our products. We also conduct a variety of forms of market research with industry analyst groups and targeted industries to determine strategies for new features and functions. We are committed to achieving advances in the use of computer systems technology and to expanding the breadth of our product line. Development activity during fiscal 2003 covered a wide range of evolving functionality enhancements to present releases of our products. Projects in progress being carried into fiscal 2004 include several functionality enhancements important to a broad base of our customers, and ongoing improvements to the integration aspects of the third party applications, which have been incorporated into our product suite.

COMPETITION

      The business applications software market is intensely competitive. We compete with a broad range of applications software companies. Our competitors include general business application software providers, such as Peoplesoft, Oracle Corporation, and SAP AG; as well as business applications software providers in specific vertical markets that offer products that compete with our process manufacturing products. The principal competitive factors in the market for business application software include product reputation, product functionality, performance, quality of customer support, size of installed base, financial stability, hardware and software platforms supported, price, and timeliness of installation. We believe that we compete effectively with respect to these factors.

PROPRIETARY RIGHTS AND LICENSES

      We provide our products to end users generally under nonexclusive, nontransferable licenses, which generally have perpetual terms. Under the general terms and conditions of our standard license agreements, the licensed software may be used solely for internal operations on designated computers at specific sites. We make source code available for certain portions of our products.

      We have registered "iRENAISSANCE", "RENAISSANCE", "RENAISSANCE CS", and "ROSS SYSTEMS" as trademarks in the United States. We have applied for a provisional patent with respect to systems

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

and associated methods for determining availability and pricing of goods based on attributes. We have secured registration of copyrights in the United States for 17 of our products. Although we take steps to protect our intellectual property, misappropriation may nevertheless occur and copyright and trade secret protection may not be available in certain countries.

      Except as noted above, we rely on a combination of trade secret, copyright and trademark laws, and license agreements to protect our proprietary rights in our products.

EMPLOYEES

      As of June 30, 2003, we employed a total of 255 full time employees, including 44 in sales and marketing, 48 in product development, 132 in professional services and client support, and 31 in finance, administration and operations. Our employees are not represented by a labor union, and we believe that our employee relations are good.

ITEM 2. PROPERTIES

      Our corporate headquarters, research and development, sales, marketing, consulting and support facilities are located in Atlanta, Georgia, where we occupy approximately 22,000 square feet. We also maintain a facility for product development in San Marcos, California, which occupies 1,470 square feet.

      International offices are maintained in Belgium (Antwerp); England (Northampton); Germany (Berlin); Netherlands (Utrecht); and Spain (Barcelona).

      At June 30, 2003, all facilities are leased with periods remaining to renewal varying from nine months to twelve years. We believe our facilities are adequate for our current needs and that we can obtain suitable additional space as required.

ITEM 3. LEGAL PROCEEDINGS

      In the ordinary course of business, we may become involved in litigation and administrative proceedings. Such matters can be time-consuming, divert management's attention and resources and cause the accumulation of significant expenses. Furthermore, there can be no assurance that the results of any of these actions will not have a material adverse effect on our business, results of operations or financial condition.

      a) On June 30, 1998, we entered into a North American distribution agreement with an existing Dutch systems integrator which entitled us to distribute a certain project accounting product the integrator had developed. The agreement contained certain minimum annual payments which would become due to the distributor if we did not achieve certain minimum annual sales quotas. The agreement also required that we use the distributor's personnel for certain implementation and maintenance activities.

      Over the next few years, the distributor, in our view, failed to consistently successfully implement the project accounting product at multiple sites. These failures cost us between $300,000 and $400,000 in legal fees, uncollectible accounts receivable and settlement costs. In February 2001, we cancelled the agreement with the distributor.

      The parties were not able to reach mutual agreement regarding the terms of a settlement, and the distributor invoked the arbitration clause of the agreement in late 2001. The arbitration was commenced before the International Court of Arbitration in Paris, France, with the distributor ultimately seeking multiple damages aggregating more than $4,000,000. On November 17, 2003, the Arbitrator announced an award in favor of the distributor of approximately $2,000,000. We paid the award during the quarter ended December 31, 2003 out of operating cash flows in the ordinary course of business.

      b) Effective February 28, 2001, the Company completed the sale of certain assets related to its Human Resource and Payroll product line to Now Solutions, LLC, (NOW), a majority owned subsidiary of Vertical Computer Systems Inc.(Vertical). Arglen Acquisitions (Arglen), was also a party to the transaction as a minority member of NOW

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

to complete the transaction. The gross asset sale price was $6,100,000. The purchase price included cash of $5,100,000 and a note payable by NOW to Ross of $1,000,000.

      The note was non-interest bearing and was due in two installments; $250,000 due on February 28, 2002 and $750,000 due on February 28, 2003. NOW defaulted on the second installment of $750,000 which remains outstanding and is accruing interest at the rate of 10%, per annum the default interest rate as defined in the note.

      On February 27, 2003, the day before the final note installment was due, Vertical filed a derivative suit on behalf of NOW against Ross and others alleging breach of contract, fraud, conspiracy and breach of fiduciary duty. In summary the suit alleged that Ross failed to schedule approximately $3,600,000 of liabilities related to maintenance agreements assumed by NOW. The suit also alleged that Ross failed to disclose to NOW a transaction brokerage fee of $600,000 that Ross was to pay to Arglen, whose CEO signed the fee agreement and who was also the CEO of NOW. The suit also alleges that Ross should be jointly and severally liable for certain alleged frauds committed by other defendants in which Ross allegedly conspired. The suit further called for a setoff against the remaining note payment based on the above alleged damages, and the recovery of its attorneys' fees and costs. Ross denied and contested each and every one of Vertical's claims, and filed a motion for the Court to dismiss.

On November 18, 2003, the Supreme Court of the State of New York granted
Ross's motion to dismiss Vertical's action as against Ross based on Vertical's failure to state claims, thereby dismissing all of Vertical's claims against Ross. Vertical has appealed. The Company will continue to defend this matter vigorously.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

      Not applicable

                                     PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER
MATTERS

      The following table sets forth the range of high and low bid prices for our Common Stock on the NASDAQ National Market for each of the quarters of fiscal 2003 and 2002. Our Common Stock trades under the NASDAQ symbol "ROSS."

FISCAL 2003                                                                                   HIGH     LOW
-----------                                                                                  ------   ------
First quarter (ended September 30, 2002)...................................................  $ 8.35   $ 6.05
Second quarter (ended December 31, 2002) ..................................................  $ 9.90   $ 4.51
Third quarter (ended March 31, 2003).......................................................  $14.95   $ 8.00
Fourth quarter (ended June 30, 2003).......................................................  $15.49   $11.10

FISCAL 2002                                                                                   HIGH     LOW
-----------                                                                                  ------   ------
First quarter (ended September 30, 2001)...................................................  $ 4.08   $ 2.94
Second quarter (ended December 31, 2001)...................................................  $ 6.31   $ 2.38
Third quarter (ended March 31, 2002).......................................................  $11.56   $ 5.82
Fourth quarter (ended June 30, 2002).......................................................  $11.65   $ 7.80

      We have never declared or paid cash dividends on Common Stock, and we do not plan to declare or pay dividends in the future. We intend to use earnings to finance the expansion of our business. In addition, our line of credit agreement with Silicon Valley Bank dated September 24, 2002, contains certain covenants which affect our ability to pay cash dividends. This does not affect the dividends payable on the Convertible Preferred Stock.

      As of September 2, 2003, the approximate number of Common Stock, stockholders of record was 469.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

      On January 13, 2003 we issued 120,000 unregistered common shares to Oscar Pierre Prats, pursuant to the acquisition of Ross Systems Iberica, a former distributor. The shares were issued at $9, which was the market price of the Company's stock on that day. As of the same date, the shares were repurchased into treasury stock. Mr. Prats represented that he was an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, and that his intention was to acquire the common shares on his own account for investment purposes only and not with a view towards resale of the common shares in connection with any distribution of the common shares. Legends were affixed to the certificates representing the common shares stating that the shares have not been registered under the Securities Act of 1933 and cannot be transferred unless registered under the Securities Act of 1933 or transferred under an exemption from registration. Ross did not offer the common shares purchased by Mr. Prats by any form of general solicitation or general advertising. For these reasons, the issuance of securities in this transaction was exempt from registration under the Securities Act of 1933 under Rule 505 of Regulation D. See note 2 on page F-14 in the Notes to Consolidated Financial Statements.

      On June 29, 2001, we issued mandatorily convertible preferred stock to a qualified investor in a private placement transaction. In summary, the investor purchased 500,000 preferred shares at $4.00 per share yielding $2,000,000 for Ross. This price represented a premium to the market for our common stock at the time of issuance. The preferred shares cannot be converted for two years but must be converted within five years from the issue date. The shares earn dividends at the rate of 7.5%. At September 3, 2003, none of the preference shares had been converted to common stock. The shares are convertible, one for one, at a price of $4.00 per share. The investor represented that he was an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, and that his intention was to acquire the preferred shares on his own account for investment purposes only and not with a view towards resale of the preferred shares in connection with any distribution of the preferred shares. Legends were affixed to the certificates representing the preferred shares stating that the shares have not been registered under the Securities Act of 1933 and cannot be transferred unless registered under the Securities Act of 1933 or transferred under an exemption from registration. Ross did not offer the preferred shares by any form of general solicitation or general advertising. For these reasons, the issuance of securities in this transaction was exempt from registration under the Securities Act of 1933 under Rule 505 of Regulation D.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

ITEM 6. SELECTED FINANCIAL DATA

      The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of Ross Systems, and Notes thereto, and other financial information included elsewhere in this Annual Report on Form 10-K/A. Historical results are not necessarily indicative of results that may be expected in future periods.

                           CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                                 FISCAL YEAR ENDED JUNE 30,
                                            ---------------------------------------------------------------------
                                              2003           2002           2001           2000           1999
                                            ---------      ---------      ---------      ---------      ---------
STATEMENTS OF OPERATIONS DATA:
Total revenues (1)(2) .................     $  48,100      $  46,053      $  50,805      $  83,399      $ 106,024
Operating earnings (loss) (3)(4) ......     $   4,791      $  (8,667)     $  (2,024)     $  (8,143)     $  (3,936)
Net earnings (loss) ...................     $   4,206      $  (9,424)     $    (842)     $  (9,662)     $  (5,626)
Net earnings (loss) available to common
   stockholders .......................     $   4,056      $  (9,574)     $    (842)     $  (9,662)     $  (5,626)
Diluted net earnings (loss) per share .     $    1.28      $   (3.65)     $   (0.33)     $   (4.15)     $   (2.53)
   Shares used in computing diluted net
      earnings (loss) per share .......         3,296          2,625          2,566          2,330          2,223
BALANCE SHEET DATA:
Working capital (deficit) .............     $    (943)     $  (4,536)     $  (9,640)     $ (15,340)     $  (3,745)
Total assets ..........................     $  40,211      $  37,618      $  50,462      $  64,295      $  83,185
Long-term debt, less current portion ..             -              -              -      $   2,627          3,705
Preferred stock, no par value 5,000,000
   shares authorized;
 500,000 shares issued and outstanding      $   2,000      $   2,000      $   2,000              -              -
Total shareholders' equity ............     $  17,029      $  13,943      $  23,104      $  20,890      $  29,257

(1) Revenues and operating costs have been increased in all years by the reclassification of Reimbursable Expenses to comply with EITF 01-14. See notes to the Consolidated Financial Statements on page F-10.

(2) Results shown for fiscal years 2000 and 1999 include revenues and operating costs relating to activities derived from the HR/Payroll product line which was sold in February of 2000. Results for these two fiscal years are therefore not directly comparable with the results of fiscal years 2001 through 2003. See commentary on this in "Results of Operations" on page 10.

(3) In accordance with the adoption on SFAS No. 142, the Company ceased amortization of Goodwill beginning July 1, 2001. See notes to the Consolidated Financial Statements on page F-10.

(4) In accordance with SFAS No. 86, the Company recorded an impairment of Capitalized Software Costs during the year ended June 30, 2002. See notes to the Consolidated Financial Statements on page F-13.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

BASIS OF PRESENTATION

      Our consolidated financial statements include the accounts of Ross and our wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation. Our fiscal year ends on June
30. "Fiscal 2001," "fiscal 2002," and "fiscal 2003" mean our fiscal years ended June 30 of each such year.

CRITICAL ACCOUNTING POLICIES

            REVENUE RECOGNITION. We recognize revenues from licenses of computer software "up-front" provided that a non-cancelable license agreement has been signed, the software and related documentation have been shipped, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable, and no significant other vendor obligations exist. The revenue associated with any license agreements containing cancellation or refund provisions is deferred until such provisions lapse. Where we have future obligations, if such obligations are insignificant, related costs are accrued immediately. If the obligations are significant, the software product license revenues are deferred. Future contractual obligations can include software customization, requirements to provide additional products in the future and porting products to new platforms. Contracts that require significant software customization are accounted for on the percentage-of-completion basis. Revenues related to significant obligations to provide future products or to port existing products are deferred until the new products or ports are completed.

      Our revenue recognition policies are designed to comply with American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, "Software Revenue Recognition," and with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Revenues recognized from multiple-element software license contracts are allocated to each element of the contracts based on the fair values of the elements, such as licenses for software products, maintenance, or professional services. The determination of fair value is based on objective evidence which is specific to the Company. We limit our assessment of objective evidence for each element to either the price charged when the same element is sold separately, or the price established by management having the relevant authority to do so, for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

      We utilize distributors primarily in those geographic areas where we do not maintain a physical presence. Our revenue recognition policies with respect to sales by distributors comply with SOP 97-2 and SAB 101 in that all the revenue recognition criteria listed above are met. In addition, distributors do not have rights of return, price protections, rotation rights, or other features that would preclude revenue recognition. Generally, the value of software license sales to distributors is based on list selling prices to their customer less a discount at a predetermined rate. Similarly, we receive revenue from distributors based on a predetermined percentage of the maintenance fees billed by the distributor from the end customer. The distributor typically retains any fees earned by them for implementation services. Distributorships may or may not be geographically exclusive, and are generally subject to annual renewals by the Company.

      Service revenues generated from professional consulting and training services are recognized as the services are performed. Maintenance revenues, including revenues bundled with original software product license revenues, are deferred and recognized over the related contract period, generally 12 months.

      Accounts receivable comprise trade receivables that are credit based and do not require collateral. Generally, our credit terms are 30 days but in some instances we offer extended payment terms to customers purchasing software licenses. We have a history of offering extended payment terms from time to time for competitive reasons. These terms are not offered in connection with any contingencies related to product acceptance, implementation, or any other service or contingency post-transaction, and we have not offered concessions as a result of these terms. Payment arrangements in these circumstances typically require payment of a significant portion of the total contract amount within 30 days of the sale, with 2 or 3 subsequent installments making up the balance payable within 6 months. We have not found collectibility to be compromised as a result of these terms. In

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

no case have payment terms extended beyond 12 months. Based on historical results, we believe that all components of SOP 97-2 are met, including that the arrangement is fixed and determinable.

      We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. On an ongoing basis, we evaluate the collectibility of accounts receivable based upon historical collections and assessment of the collectibility of specific accounts. We specifically review the collectibility of accounts with outstanding accounts receivable balances in excess of 90 days outstanding. We evaluate the collectibility of specific accounts using a combination of factors, including the age of the outstanding balance(s), evaluation of the account's financial condition, recent payment history, and discussions with our account executive responsible for the specific customer and with the customer directly. Based upon this evaluation of the collectibility of accounts receivable, an increase or decrease required in the allowance for doubtful accounts is reflected in the period in which the evaluation indicates that a change is necessary. If actual results differ, this could have an impact on our financial condition, results of operation and cash flows.

            COMPUTER SOFTWARE COSTS. We capitalize computer software product development costs incurred in developing a product once technological feasibility has been established and until the product is available for general release to customers. Technological feasibility is established when we either
(1) complete a detail program design that encompasses product function, feature and technical requirements and is ready for coding and confirms that the product design is complete, that the necessary skills, hardware and software technology are available to produce the product, that the completeness of the detail program design is consistent with the product design by documenting and tracing the detail program design to the product specifications, and that the detail program design has been reviewed for high-risk development issues and any related uncertainties have been resolved through coding and testing or (2) complete a product design and working model of the software product, and the completeness of the working model and its consistency with the product design have been confirmed by testing.

      Capitalized software development costs generally relate to development projects spanning several months. Resources are committed to these projects on a consistent and long-term basis resulting in a generally consistent impact on the financial results. We evaluate the extent to which the capitalized amounts are realizable based on expected revenues from the product over the remaining product life. Where future revenue streams are not expected to cover remaining amounts to be amortized, we either accelerate amortization or expense remaining capitalized amounts.

      Amortization of such costs is computed as the greater of (1) the ratio of current revenues to expected revenues from the related product sales or (2) a straight-line basis over the expected economic life of the product (not to exceed five years). Software costs related to the development of new products incurred prior to establishing technological feasibility or after general release are expensed as incurred.

            RESERVES AND ESTIMATES. In the ordinary conduct of our business, we must often use judgment and estimates regarding the recording of certain reserves. For example, we use judgment in order to determine the amount of our reserves for uncollectible accounts receivable. Should our estimates prove to be incorrect, our reserves may be inadequate.

FOREIGN CURRENCIES

      The financial position and the results of operations of our foreign subsidiaries are measured using local currencies as the functional currencies. Assets and liabilities of these subsidiaries are translated into US dollars at the exchange rate in effect at year end. Income and expense items are translated at average exchange rates for the year. The resulting translation adjustments are recorded in the foreign currency translation adjustment account. The effects of changes in foreign currency exchange rates have had minimal effect on our financial results reported herein.

RESULTS OF OPERATIONS

FISCAL YEARS ENDED JUNE 30, 2003, 2002, AND 2001

      The following table sets forth certain items reflected in our consolidated statements of operations as a percentage of total revenues for the periods indicated, and a comparison of such statements is shown as a percentage increase or decrease from the prior year's results:

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

                                                             PERCENTAGE OF REVENUE
                                                               FISCAL YEAR ENDED                 PERCENTAGE
                                                                     JUNE 30,                INCREASE (DECREASE)
                                                        --------------------------------    ----------------------
                                                         2003         2002         2001     2003/2002    2002/2001
                                                        ------       ------       ------    ---------    ---------
Revenues:
Software product licenses .........................         30%          28%          19%          12%          35%
Consulting and other services .....................         28           28           32            4          (21)
Maintenance .......................................         42           44           49            0          (19)
                                                        ------       ------       ------    ---------    ---------
        Total revenues ............................        100%         100%         100%           4%          (9)%
                                                        ------       ------       ------    ---------    ---------
Operating expenses:
Costs of software product licenses (inclusive of
   amortization and impairment of capitalized
   computer software costs) .......................         15%          43%          16%         (65%)        139%
Costs of consulting, maintenance and other services         36           37           35            1           (3)
Software product license sales and marketing ......         23           20           30           20          (37)
Product development ...............................          5            7            8          (17)         (26)
General and administrative ........................          9           10            9            -           (7)
Provision for uncollectible accounts ..............          2            3            3          (42)          (5)
Amortization of goodwill ..........................          -            -            1            -         (100)
Non-recurring (benefit) costs .....................          -           (1)           2         (100)        (182)
                                                        ------       ------       ------    ---------    ---------
        Total operating expenses ..................         90          119          104          (21)           4
                                                        ------       ------       ------    ---------    ---------
        Operating profit (loss) ...................         10          (19)          (4)           -         (228)
Other expense, net ................................          -           (1)          (2)         (71)         (47)
Gain on sale of product line ......................          -            -            5            -            -
                                                        ------       ------       ------    ---------    ---------
        Profit (loss) before income taxes .........         10          (21)          (2)           -       (1,019)
Income tax benefit (expense) ......................         (1)           -            -          207        1,367
                                                        ------       ------       ------    ---------    ---------

        Net profit (loss) .........................          9%         (21)%         (2)%          -        1,037%
                                                        ======       ======       ======    =========    =========

      REVENUES. Revenues were affected by the sale of the Human Resource product line in February 2001. Fiscal 2001 therefore reflects a mix of full and partial years of product line activity. For comparison purposes, revenues for fiscal 2001 have been adjusted to exclude the Human Resource product line activity. This revenue is referred to as "adjusted revenue". We believe this is a useful way to consider the trend in our reported revenues since the disposal of the HR/Payroll product line did not qualify as a discontinued operation.

      Comparisons of both adjusted revenue and total revenue follow below (in thousands):

                                                                               ADJUSTMENT TO
                                                                                  EXCLUDE
                                                               ESTIMATED         ESTIMATED         ACTUAL
                                                             ADJUSTED (NON       HR/PAYROLL       REVENUES
                                         ACTUAL REVENUES     GAAP) REVENUES       REVENUES      FISCAL YEAR
                                        FISCAL YEAR ENDED     FISCAL YEAR       FISCAL YEAR        ENDED
                                            JUNE 30,         ENDED JUNE 30,      ENDED JUNE       JUNE 30,
REVENUE COMPARISON                      2003        2002          2001            30, 2001          2001
                                       -------    -------    --------------    -------------    -----------
Revenues:
Software product licenses .........    $14,589    $13,026    $        9,130    $         477    $     9,607
Consulting and other services .....     13,489     13,013            14,922            1,598         16,520
Maintenance .......................     20,022     20,014            21,717            2,961         24,678
                                       -------    -------    --------------    -------------    -----------
        Total revenues ............    $48,100    $46,053    $       45,769    $       5,036    $    50,805
                                       -------    -------    --------------    -------------    -----------

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

      Adjustments for the sale of the HR/Payroll product line were not required for actual revenues in fiscal years 2003, and 2002. Adjusted revenues, as defined above, were slightly increased by $284,000 at $46,053,000 in fiscal 2002 from $45,769,000 in fiscal 2001. Adjusted software product license revenues increased by 43% from fiscal 2001 to fiscal 2002. Adjusted consulting revenues decreased 12% from fiscal 2001 to fiscal 2002. Since consulting revenue activity generally occurs during the six to nine months following the software license sales, 2002 consulting revenues were adversely affected by the low software license revenues reported in 2001. Adjusted maintenance revenues from first year and renewed maintenance agreements, both of which are recognized ratably over the maintenance period, decreased 8% from fiscal 2001 to fiscal 2002. This decrease in maintenance revenues was due to the fact that the rate of maintenance contract cancellations in fiscal 2002 exceeded the rate at which maintenance contracts for new customers were added to the revenue stream. The rate of cancellations in fiscal 2002 was not abnormally high but the addition of new maintenance contracts in fiscal 2002 was adversely affected by the low software license sales in 2001.

      Total actual revenues increased 4% from $46,053,000 for fiscal 2002 to $48,100,000 fiscal 2003. Actual revenues decreased 9% to $46,053,000, in fiscal 2002 from $50,805,000 in fiscal 2001. Software product license revenues increased 12 % from fiscal 2002 to fiscal 2003, and increased 36% from fiscal 2001 to fiscal 2002. Consulting revenues increased 4% from fiscal 2002 to fiscal 2003, and decreased 20% from fiscal 2001 to fiscal 2002. Maintenance revenues from first year maintenance contracts sold with new license agreements, and renewed maintenance agreements, both of which are recognized ratably over the maintenance period, were flat for fiscal 2003 when compared to fiscal 2002, and decreased 19% from fiscal 2001 to fiscal 2002.

      Software product license revenues in the North American market increased by 78% in fiscal 2003 when compared to fiscal 2002. Software product license revenues in the North American market decreased by 18% in fiscal 2002 over fiscal 2001. We believe that the North American decrease in software license sales in fiscal 2002 was due to an industry-wide slowdown in North America of sales of enterprise resource planning (ERP) software during that period. In the aftermath of the September 11, 2001 terrorist attack, prospective customers became more cautious in general about spending on new projects and capital items as an atmosphere of economic uncertainty prevailed. This cautious outlook prevailed for some time until in fiscal 2003 when we experienced a turnaround in the volume of software sales in North America due to both a slight improvement in the economic trading conditions in the process manufacturing sector, and increasing benefits arising from our consistently applied marketing efforts during fiscal 2002 and 2003. While not yet significant, total sales of approximately $427,000 of the recently introduced iRenaissance CRM (Customer Relationship Management) product also began to contribute to revenues in both Europe and North America in fiscal 2003. In the European market during fiscal 2003, our software license sales grew by 8%. This increase was experienced primarily in the United Kingdom and Northern Europe. In the United Kingdom, a new sales director was appointed at the beginning of calendar year 2003 to replace the country manager and he led his sales team to an immediate improvement in software license sales. In Northern Europe software license sales were increased mainly by gaining increased visibility of our products by increased attendance at trade shows in the region. In fiscal 2003, sales in Spain were down 10% on the prior year, but this was after increasing software license revenues in fiscal 2002 by 164% over fiscal 2001. This increase was due to our Spanish subsidiary gaining market recognition through exposure in industry publications and entering into strategic partnerships with other software vendors. The software license revenue performance of the Spanish subsidiary in fiscal 2002 was the dominant cause of the overall 74% increase in software license revenues in Europe in fiscal 2002 when compared to fiscal 2001. European revenues in fiscal 2003 were also enhanced by approximately $2,100,000 due to more favorable foreign exchange rates on average during the year, when compared to fiscal 2002. Software license sales in the Asia/Pacific Rim region decreased by 71% to $841,000 in fiscal 2003 after increasing by 148% to $2,853,000 in fiscal 2002, from $1,150,000 in fiscal 2001. The software license revenues in fiscal 2002, of approximately $2,853,000, comprised mainly of sales to our distributor in Japan and provided them with software product for sales to new customers in their region. orders for new licenses from our distributor in Japan did not recur at similar levels in fiscal 2003, thus sales to this distributor in fiscal 2003 were confined to royalties on revenues earned from their existing customer base, and resulted in lower revenues of approximately $841,000 in that region.

      Revenues from consulting and other services (which are recognized as performed) correlate with software product license revenues (which are recognized upon delivery), so that when software product license revenues increase or decrease, future period services revenues generally increase or decrease respectively as a result. In fiscal 2003, consulting and other services revenues increased by 4% over fiscal 2002 revenues. This increase was the net

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

result of a 37% increase in North America and an 18% decrease internationally. The North American services revenues benefited from the steady increase in North American software license revenues over the fiscal year, while the international services revenues were adversely affected by the timing of the increase in software license revenues being predominantly in the last quarter of the fiscal year. This meant that most of the services revenues associated with these fourth quarter license revenues will be earned in fiscal 2004. In fiscal 2002, consulting and other services revenues decreased 20%, from fiscal 2001 results. Fiscal 2002 consulting revenues were adversely affected by the low software license revenues reported in 2001.

      Revenues from first year maintenance contracts and renewable maintenance were unchanged in fiscal 2003 as compared to fiscal 2002. During fiscal years 2002 and 2001, declines in maintenance revenues were experienced due to an excess of the value of maintenance revenue contracts cancelled over the value of new renewable maintenance revenue contracts being added to the maintenance base. During fiscal 2003, the retention of existing renewable maintenance contracts improved. At the same time, maintenance revenue accruing from new customers acquired during the prior year increased in proportion to the improvement in software license revenues in the prior fiscal year. In addition, first year maintenance revenues benefited from the increase in software license sales in the current fiscal year. The effect of these trends was to keep maintenance revenues constant in fiscal 2003 as compared to fiscal 2002.

      Our international operations, as a percentage of total revenues for fiscal 2003, 2002 and 2001 was 40%, 45% and 33% respectively.

      No single customer accounted for more than 10% of revenues during fiscal 2003, 2002 or 2001. Our customers are evenly spread among the industry verticals within the process manufacturing market.

      COSTS OF SOFTWARE PRODUCT LICENSES (INCLUSIVE OF AMORTIZATION AND IMPAIRMENT OF CAPITALIZED COMPUTER SOFTWARE COSTS). Costs of software product licenses include expenses related to royalties paid to third parties and product documentation and packaging. Third party royalty expenses will vary from quarter to quarter based on the mix of third-party products being sold. Costs of software product licenses for fiscal 2003 decreased by 65% to $6,997,000 from fiscal 2002, and in fiscal 2002 increased by 139% to $19,992,000 from fiscal 2001. The decrease in fiscal 2003 reflects a substantial reduction in impairment charges taken during fiscal 2002 and discussed more fully below, partially offset by the continued growth of third party content in software license sales. This is an outcome of our strategy to provide a fully rounded suite of products that meet all our customers' needs. The largest contributor to this was sales of iRENAISSANCE CRM (Customer Relationship Management) which is a privately labeled product licensed from a third party. As a percent of software revenue, third party royalties comprised 16% in fiscal 2003, 14% in fiscal 2002, and 10% for fiscal 2001.

      After a substantial reduction in the value of capitalized software development costs in fiscal 2002, amortization of previously capitalized software development costs decreased by $2,482,000 to $4,702,000 in fiscal 2003 as compared to $71,84,000 fiscal 2002. Amortization of capitalized software development costs in fiscal 2002 was almost flat compared to fiscal 2001.

      In the year ended June 30, 2002, an impairment charge of $10,938,000 was incurred. This was as a result of certain events occurring during fiscal 2002, including a change in technology direction, and developments affecting the potential realizability of revenues relating to certain capitalized software assets. This action had no effect on our cash position or cash flows. The impairment charge was made up of the following four items: (1) The change in technology direction during the fourth quarter of fiscal 2002, when the internet related functionality of the iRenaissance product was re-directed from the "java" based initial development used in the Resynt product line to the Microsoft ".net" technology. A new, formal development relationship with Microsoft was launched to support the requirements of the new technology direction. This strategic re-direction was based on our belief that the .net technology will serve us and our customers better in the future, due to fuller market penetration, better standards of compatibility, and superior technical adaptability. The result of this change was that prior development in the former java environment became obsolete. Effective April 1, 2002, the amount of $5,488,000, representing all unamortized software-project balances relating to this was written off. (2) On April 23, 2002, we announced the General Availability of Gembase Version 6.0. This version of Gembase, the 4GL language used for the development of the iRenaissance products, contained major functionality differences compared to prior versions, rendering all prior versions obsolete. As a result, development and maintenance for all versions prior to 6.0 were discontinued and no further sales of these versions were contemplated. In addition, customers using these versions were strongly

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

encouraged to upgrade to version 6.0 because we no longer supported development of any Gembase release lower than version 6.0. Upgrades to the 6.0 version were strongly supported and to encourage and facilitate customers' upgrading, the product was designed to make the transition straight-forward. Since Gembase versions lower than 6.0 would not contribute any further revenue to the Company, even in the short-term, the related unamortized software-project balances amounting to $943,000 were expensed. (3) On May 22, 2002 we announced the release of iRenaissance version 5.7. This version was significantly changed from the prior versions. Previous to this release, upgrades from any version less than 4.4 were technically challenging resulting in an environment not conducive to customer upgrades. Version 5.7 offered a straight-forward upgrade capability to customers on previous versions. In addition, version 5.7 contained a new "engine" at its core, which significantly changed the way the software operated internally and resulted in improved operating efficiencies. Since customers on versions lower than 4.4 could now upgrade without difficulty, we were able to discontinue the development and support of all versions prior to 4.4. No further sales of these versions were contemplated. This had the effect of rendering all releases of iRenaissance which were lower than 4.4 obsolete. Since iRenaissance versions lower than 4.4 would not contribute any further license revenue, the related unamortized software-project balances amounting to $3,333,000 were written off. (4) During May 2002, we terminated further work on general enhancements of the COBOL technology based Renaissance Classic product line and a twofold decision was made; to continue working with specific customers on custom product development, and to introduce a general sales program of free software license upgrade from the Classic product to the latest release of the iRenaissance product line for customers who remain on maintenance. We continue to support those customers who remain active users until they schedule their upgrade conversion to iRenaissance. Since no future revenues are expected from the general enhancements capitalized to date, the aggregate, unamortized software-project balances amounting to $1,174,000 were written off.

      COSTS OF CONSULTING, MAINTENANCE AND OTHER SERVICES. Costs of consulting, maintenance and other services include expenses related to consulting and training personnel, personnel providing customer support pursuant to maintenance agreements, and other costs of sales. From time to time we also use outside consultants to supplement Company personnel in meeting peak customer consulting demands. Costs of consulting, maintenance and other services, net of reimbursable expenses, increased by 1% to $17,193,000 in fiscal 2003 from $17,023,000 in fiscal 2002, and had decreased 3% in fiscal 2002 from $17,595,000 in fiscal 2001. Fiscal 2003 consulting revenues were relatively constant as compared to fiscal 2002, and this resulted in the similar pattern exhibited in the consulting, maintenance and other services costs. The lower levels of expenditure in fiscal 2002 compared to fiscal 2001, reflects savings of approximately $572,000 in employee related costs as a result of a headcount reduction of approximately 127 consulting personnel early in fiscal 2001, net of additions during fiscal 2002 of approximately 10 service personnel.

      SOFTWARE PRODUCT LICENSE SALES AND MARKETING EXPENSES. Software product license sales and marketing expenses increased by 20% to $11,384,000 in fiscal 2003, from $9,461,000 in fiscal 2002, and decreased by 37% to $9,461,000 in fiscal 2002 from $15,026,000 in fiscal 2001. The increase in fiscal 2003 was due to higher expenditures on sales and marketing of $531,000 in North America and $434,000 in Europe, combined with an escalating effect attributable to a stronger Euro Dollar and British Pound accounting for approximately $958,000 of the increase in European expenditures. These increases were caused primarily by increases in commissions and incentive compensation expenses. The decrease of $5,565,000 for fiscal 2002 over fiscal 2001, was a result of lower expenditures due primarily to reductions of sales and marketing personnel and related costs totaling approximately 74 employees from fiscal year 2002 as compared to fiscal 2001.. Specifically, the decrease comprises approximately $3,600,000 relating to employee base compensation and benefits costs, and other expense reductions including approximately $514,000 in travel and entertainment, $300,000 in incentives and commissions, $720,000 in facilities and communications, $190,000 in marketing expenses, and $241,000 in other costs.

      PRODUCT DEVELOPMENT EXPENSES. Product development expenditures is a commonly used measure in the software industry to describe the quantum of cost relating to software development excluding the effects of any capitalization of these costs and amortization of capitalized costs. This amount is derived by adjusting the figures shown in the Consolidated Statements of Operations as follows: (in thousands):

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

                                                                           FISCAL YEAR ENDED JUNE 30,
                                                                         -------------------------------
                                                                          2003         2002       2001
                                                                         -------     -------     -------
Product development, net of capitalized computer software costs            2,528       3,057       4,127
      Software development costs capitalized  during the year .            4,239       4,181       6,878
                                                                         -------     -------     -------
Total expenditures ............................................          $ 6,767     $ 7,238     $11,005
                                                                         -------     -------     -------
Total expenditures as a percent of total revenues .............               14%         16%         22%
                                                                         =======     =======     =======

      Product development expense declined by 17% to $2,528,000 in fiscal 2003 from $3,057,000 in fiscal 2002. During fiscal 2003, expenditure on outsourced development was increased by approximately $300,000 while at the same time headcount in the development department was reduced by six persons. This strategy contributed to the overall reduction in development expense. Product development expense was slightly down in fiscal 2002, as compared to fiscal 2001. Capitalized development costs incurred during fiscal 2003 were at a level consistent with the prior year. In fiscal 2002, capitalized development costs had decreased by 39% to $4,181,000 from $6,878,000 due mainly to the absence in fiscal 2002 of development costs relating to the HR/Payroll product line which was sold in fiscal 2001. As a percentage of total revenues, total development expense decreased slightly to 14% in fiscal 2003 from 16% in fiscal 2002 and 22% in fiscal 2001. Development expense is expected to continue in fiscal 2004 at a level consistent with fiscal 2003.

      During fiscal 2003, product development expenditures were focused on expanding integrated Internet/ERP functionality and accelerating the complete integration with the iRENAISSANCE product suite, of the privately labeled third party products, now part of our offering. Product development expenditures during fiscal 2002 and 2001 were primarily focused on new Internet-enabled modules and continued enhancements to the underlying technology of released products and developing new web enabled products.

      GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were relatively constant in the three fiscal years ending June 30, 2003, 2002 and 2001, at $4,376,000, $4,393,000 and $4,737,000 respectively. Various cost-saving measures and controls, coupled with improved productivity through the implementation of streamlined systems, have contributed to stability in costs relating to our administrative infrastructure and personnel. Costs in this area have been contained by avoiding increases in headcount, by strict control of capital expenditures, and an overall cost consciousness promoted mainly through management's focus on budgetary control over spending. During fiscal 2003, a decrease in property insurance of approximately $100,000, was offset by a net increase after departmental allocations, of $121,000 in employee related costs, in comparison to expenditures for the same expense items in fiscal 2002. During fiscal 2002, savings of approximately $150,000 in legal costs, $114,000 in travel costs, $97,000 due to the closure of the French operation, and $273,000 in other headcount related reductions in Europe were offset by an increase in North American salaries and wages of approximately $208,000, when compared to expenditures incurred for the same items in fiscal 2001. Capital expenditures were reduced by strictly enforcing our authorization process, and purchasing only essential items, and this helped to reduce depreciation by approximately $70,000, and $47,000 for fiscal years 2002 and 2003 respectively when compared to fiscal years 2001 and 2002 respectively.

      PROVISION FOR DOUBTFUL ACCOUNTS. In fiscal years 2003, 2002, and 2001, we recorded provisions for doubtful accounts of $831,000, $1,444,000, and $1,514,000, respectively. These provisions represent management's best estimate of the doubtful accounts for each period. The improving trend in the provision for doubtful accounts over the three fiscal years represented, has been made possible in part, by tighter and more effective processes over accounts receivable collections. In general, a customer's ability to access certain of our maintenance services is contingent on maintaining their account in good standing, and this has encouraged customers to be current on their accounts and resolve any outstanding issues promptly. In Europe, where the accounts receivable collections performance has been somewhat weaker than that in North America, we made changes to managers' compensation terms, providing incentives on improvements in receivables collections performance. In addition, a distributor policy

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

change in Europe is slowly taking effect, whereby upon renewal of a distributor's contract, we assume the billing of the distributor's customers, and thereby are able to better control the receivable balances due by the distributor and its customers.

      AMORTIZATION OF OTHER ASSETS. Amortization of other assets was zero in fiscal years 2003 and 2002 compared to $691,000 in fiscal 2001. This reflects the change in accounting treatment due to compliance with the new accounting pronouncement, SFAS No. 142, on Goodwill and Other Intangible Assets. See Note
(1) in the Notes to the Consolidated Financial Statements on page F-10.

      Intangible assets are reviewed for impairment in value in accordance with Statement of Financial Accounting Standards No. 142. Our recorded goodwill relates to the acquisition of HiPoint Systems Inc. in fiscal 1999, the acquisition of Bizware, Inc. in fiscal 1998, and the acquisition of our Spanish distributor in fiscal 1997. After application of the principles of SFAS142, we believe that the assets are not impaired and are properly stated at their current carrying value.

      NON-RECURRING ITEMS. The non-recurring gain reflected in fiscal 2002, was a result of the gain of $650,000 arising from the reduction of the reserve previously created in fiscal year 2001 for the closure of the French office.

      At the end of the first quarter of fiscal 2001, we recorded an expense of $790,000 being severance payments associated with 125 employees. Staffing levels were scrutinized with a view towards eliminating overhead positions where possible, and reducing the number of billable consultants in geographic regions or areas of expertise where acceptable productivity levels were not being regularly achieved. In North America, position eliminations comprised approximately 21 in marketing and sales, 47 services consultants, 23 development personnel, and 8 employees in administration and finance. In Europe, the positions of approximately 26 employees from various functional areas were eliminated.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

      OTHER INCOME AND EXPENSE. Interest income has diminished over the fiscal years 2001 through 2003 due to lower interest rates. Interest expense decreased in fiscal 2003 as compared to fiscal 2002, and 2002 as compared to fiscal 2001, due to improved cash flows from operations and the resultant lower utilization of our revolving credit facilities. Foreign exchange benefit and expense arises on converting foreign currency transactions or short-term balances to local currency throughout the year. Foreign exchange losses in fiscal 2003 were insignificant in comparison to $181,000 in fiscal 2002 which was due to net adverse movements in currency exchange rates during that year.

      INCOME TAXES. Income tax expense consists primarily of alternative minimum tax for federal purposes, state taxes for which state operating losses do not apply, and various foreign taxes which we incurred from time to time. As a result we recorded net income tax expense of $405,000, $132,000, and $9,000 during 2003, 2002, and 2001 respectively. Note 11 to the Consolidated Financial Statements details the differences between our effective income tax rate and the statutory rate.

      At June 30, 2003, we had net operating loss carryforwards of approximately $34,370,000 $25,354,000 and $7,187,000 for federal, state and foreign tax purposes, respectively, which expire between 2005 and 2020.

      In all the years presented, we have reserved in full the deferred tax assets which comprise primarily of net operating loss carryforwards. At which time it is determined that it is more likely than not that they will be utilized, the valuation reserve will be removed.

LIQUIDITY AND CAPITAL RESOURCES

      Historically we have funded the operations of our business out of operating activities. Changes in net cash provided by operating activities generally reflect the changes in earnings plus the effect of changes in working capital. Changes in working capital, especially trade accounts receivable, trade accounts payable and accrued expenses, are generally the result of timing differences between collection of fees billed and payment of operating expenses. During fiscal 2003, net cash provided by operating activities increased by $5,033,000 to $10,108,000 in fiscal 2003, from $5,075,000 in fiscal 2002. In fiscal 2002, net cash provided by operating activities decreased by $8,983,000 from $14,058,000 in 2001 to $5,075,000 in 2002. After adjusting net income for non-cash expense items only, cash provided by operating activities decreased by $446,000 to $10,460,000 in fiscal 2003, from $11,126,000 in fiscal 2002. Cash used due to charges in working capital only, decreased $5,479,000 in fiscal 2003 as compared with fiscal 2002 to $572,000, as compared to cash used for working capital purposes of $6,051,000 in fiscal 2002.

      Accounts receivable increased from 2002 to 2003 but to a lesser magnitude than from 2001 to 2002. This was due to less cash being used by the increase in accounts receivable in fiscal 2003, and resulted in a comparative increase in cash provided by operating activities of $2,400,000 from receivables. This was caused by continual improvements in cash collections in fiscal 2003 described more fully above.

      Increased cash flow from operations can also be attributed to the increase in accounts payable from 2002 to 2003, which resulted in cash provided from operations compared to cash used in operations in the previous year. This resulted in an increase in cash provided by operating activities of $2,499,000. The increase in accounts payable is mainly due to increased third party software sales in the fourth quarter. During fiscal 2002, an aggregate net increase in non-cash charges for depreciation, amortization, capitalized software cost impairment, and provisions for uncollectible accounts of $9,384,000 was offset by an increase in our net operating loss of $8,582,000. This

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

reflected primarily the non-cash charge in fiscal 2002, of $10,938,000 for software assets impaired which decreased our earnings but did not affect our cash position. In fiscal 2002, an aggregate decrease in the changes in operating assets and liabilities of $9,725,000 was due primarily to the decrease in cash provided from accounts receivable and deferred revenues of $10,632,000, from $6,920,000 in fiscal 2001, to ($3,712,000) in fiscal 2002.

      The net cash used for investing purposes decreased in fiscal 2003 by $792,000 to $4,111,000 from $4,903,000 in fiscal 2002, and decreased by $256,000 in fiscal 2002, from $5,159,000 in the prior year. This represents a stable pattern of investment in capitalized software in fiscal years 2003 and 2002. In fiscal 2001, investment in capitalized software was higher due to continued investment in the HR/Payroll product line for eight months of the year until the product line was sold in February 2001. In fiscal 2003 cash used in investing was partially offset by cash of $850,000 arising from the repayment of a note receivable from a former distributor who from whom we had acquired Ross Systems Iberica, our Spanish subsidiary.

      Cash flows used in financing activities increased $1,875,000 from net repayments in the prior year of $604,000 to net repayment in fiscal 2003 of $2,479,000. Of this increase, $1,345,000 represented purchases of Ross shares into treasury stock. The repurchase of treasury stock comprised principally of a one time purchase of $1,260,000 from a former distributor who had acquired the shares pursuant to our purchase from him of Ross Systems Iberica, our Spanish subsidiary. The balance of the increase in cash used in financing activities was an increase in repayments under our credit lines of $612,000 in 2003 as compared to $555,000 in fiscal 2002. We have reduced our use of our credit lines as liquidity has improved. In fiscal 2002 there were no significant capital receipts or repayments. In fiscal 2001, net repayments of capital leases and long term debt were $1,723,000, and we received $2,000,000 in a preferred stock issuance. We financed our continuing operations during fiscal 2003 through cash generated from operations and available credit facilities. We expect to fund our activities through fiscal 2004 with positive cashflows generated from continuing operations.

      At June 30, 2003, we had $8,628,000 of cash and cash equivalents. During the first quarter of fiscal 2003, we secured a new revolving credit facility from Silicon Valley Bank, which replaced the facility expiring in September 2002. This facility, with a maturity date of September 23, 2004, incorporates a maximum credit line of $5,000,000, and an interest rate of prime plus 2% (approximately 6.75% at September 2, 2003. Borrowings under the credit facility are collateralized by substantially all assets of the Company. At June 30, 2003, we had approximately $2,131,000 outstanding against the $5,000,000 revolving credit facility, and based on the eligible accounts receivable at June 30, 2003, our cash plus our remaining borrowing capacity under the revolving credit facility totaled approximately $9,091,000. This represents an increase in total availability of cash at June 30, 2003 of $3,558,000 from June 30, 2002.

      On June 29, 2001, we issued convertible preferred stock to a qualified investor in a private placement transaction. In summary, the investor purchased 500,000 preferred shares at $4.00 per share yielding $2,000,000 for Ross. The shares are convertible, one for one at a price of $4.00 each, after June 29, 2002, and must be converted by June 29, 2006. The shares pay dividends at the rate of 7.5%.

      We have no off balance sheet financial arrangements.

      We have certain fixed, monthly, payment commitments for leased facilities and equipment. The facility leases and equipment operating leases expire at various dates through fiscal 2016. Certain leases include renewal options and rental escalation clauses to reflect changes in price indices, real estate taxes, and maintenance costs.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

FUNDING OBLIGATIONS

      As of June 30, 2003, our contractual commitments and obligations that require funding from operations in fiscal 2004 and subsequent years were as follows (in thousands):

                                       TOTAL PAYMENTS    LESS THAN                              MORE THAN 5
                                             DUE          1 YEAR      1-3 YEARS    3-5 YEARS       YEARS
                                       --------------    ---------    ---------    ---------    -----------
Operating leases...................    $        5,256    $   1,384    $   1,450    $     592    $     1,830
Unconditional purchase obligations                  -            -            -            -              -
Debt repayment obligations ........                 -            -            -            -              -
                                       --------------    ---------    ---------    ---------    -----------
Total future minimum cash payment
   obligations ....................    $        5,256    $   1,384    $   1,450    $     592    $     1,830
                                       ==============    ---------    ---------    ---------    -----------

      Operating lease payments included in the above table decline significantly in fiscal 2005 since our real estate lease for our Atlanta office expires in April 2004. We expect to reduce our rent, either by negotiation with our current landlord, or by relocation within the Atlanta area. We anticipate that our new lease will involve base rentals of $325,000 to $440,000 per year which are not reflected in the table above since we have yet not entered into the new lease agreement.

      Certain executive employees have employment contracts containing terms which upon termination would oblige us to make severance payments varying from three months to three years of annual salary.

      In addition to the amounts shown in the above table, we have various agreements to purchase services, none of which are material.

RELATED PARTY TRANSACTIONS

      In July 2002, we transferred the assets and liabilities of our subsidiary Ross Systems Auckland Limited to Kauri Business Systems Limited (Kauri), a startup company in which we retained a 20% interest. The balance of the ownership of Kauri consists of former employees of Ross Systems Auckland Limited. We wrote off all remaining net book value as well as the residual 20% interest as we deemed its value to be minimal at the translation date. The new company, based in New Zealand, provided product development and subcontracted consulting services to us, while also managing and supporting Ross customers as our Distributor for the Australian region. During the 11 months ended June 30, 2003, Kauri provided services to us to the value of approximately $405,000. For the same period, we billed Kauri approximately $82,000 for royalties owed on services and maintenance revenues earned.

RECENT ACCOUNTING PRONOUNCEMENTS

      In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", which clarifies disclosure and recognition/measurement requirements related to certain guarantees. The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The application of the requirements of FIN 45 did not have a material impact on our financial position or result of operations.

      In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FASB Statement No. 123 ("Statement 148"). This amendment provides twO additional methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, more prominent disclosures in both annual and interim financial statements are required for stock-based employee compensation. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002. This Interim Report complies with the requirements of Statement 148. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of Statement 148 did not have a material impact on our consolidated financial statements.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

      In January 2003, the FASB issued FASB Interpretation No. (FIN) 46, "Consolidation of Variable Interest Entities." This interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," addresses consolidation by business enterprises of variable interest entities which possess certain characteristics. The Interpretation requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. This Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. We do not have any ownership in any variable interest entities as of June 30, 2003. We will apply the consolidation requirement of FIN 46 in future periods if we should own any interest in any variable interest entity.

      In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities ("Statement 149"). This Statement amends Statement 133 for decisions made (1) as part of the Derivatives Implementation Group process that effectively required amendments to Statement 133, (2) in connection with other Board projects dealing with financial instruments, and (3) in connection with implementation issues raised in relation to the application of the definition of a derivative, in particular, the meaning of an initial net investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors, the meaning of underlying, and the characteristics of a derivative that contains financing components. We do not have any derivative instruments or hedging activities. The application of Statement 149 did not have a material impact on our financial statements.

      In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("Statement 150"). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Statement 150 requires that certain mandatorily redeemable financial instruments issued in the form of shares are to be classified as liabilities rather than equity. We have no outstanding financial instruments that fall into the definitions covered by this Statement. The application of Statement 150 did not have a material impact on our financial statements.

RISK FACTORS

      OUR PROPOSED MERGER WITH CHINADOTCOM CORPORATION COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS BECAUSE PREPARATIONS FOR CLOSING WILL CONSUME OUR MANAGEMENT'S TIME AND WILL RESULT IN MATERIAL COSTS AND EXPENSES.

      On September 4, 2003, we entered into a merger agreement with chinadotcom Corporation. Preparations for the merger will be a material expense, will consume much of executive management's time and may result in potential customers deferring purchasing decisions until they understand the form of and reasons for the merger, any of which could have an adverse effect on our business model and results of financial operations. These adverse effects will be intensified if the merger is not completed.

      OUR SOFTWARE LICENSE REVENUES CAN BE ALMOST IMMEDIATELY ADVERSELY AFFECTED BY DECREASES IN CUSTOMER DEMAND AND EVEN RELATIVELY MINOR DELAYS IN CUSTOMER PURCHASING DECISIONS.

      Our software product license revenues can fluctuate depending upon such factors as overall trends in the United States and International economies, new product introductions, as well as customer buying patterns. Because we typically ship software products within a short period after orders are received, and therefore maintain a relatively small backlog, any weakening in customer demand could have an almost immediate adverse impact on revenues and operating results. Moreover, a substantial portion of the revenues for each quarter is attributable to a limited number of sales and tends to be realized in the latter part of the quarter. Thus, even short delays or deferrals of sales near the end of a quarter can cause substantial fluctuations in quarterly revenues and operating results.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

      BECAUSE OUR OPERATING EXPENSES ARE BASED IN LARGE PART ON ANTICIPATED REVENUES, EVEN SMALL VARIATIONS IN THE TIME AT WHICH WE RECOGNIZE REVENUES CAN CAUSE SIGNIFICANT VARIATION IN OUR OPERATING RESULTS FROM QUARTER TO QUARTER.

      Our operating expenses are based in large part on anticipated revenue levels, including revenue from software sales agreements that we expect to sign. We sometimes defer our recognition of revenue from software sales agreements that we sign during a quarter to future periods, based on our revenue recognition criteria. Because a high percentage of our expenses are relatively fixed, a small variation in the timing of the recognition of specific revenues can cause significant variation in operating results from quarter to quarter.

      THE RECENT ECONOMIC SLOW-DOWN MAY CAUSE CUSTOMER DEMAND TO DECREASE AND PRICE COMPETITION AMONG OUR COMPETITORS TO INTENSIFY, EITHER OF WHICH WOULD ADVERSELY AFFECT OUR OPERATING RESULTS.

      Our business may be adversely impacted by the worldwide economic slowdown and related uncertainties. Weak economic conditions worldwide have contributed to the current technology industry slow-down. This may impact our business resulting in reduced demand and increased price competition, which may result in higher overhead costs, as a percentage of revenues. Additionally, this uncertainty may make it difficult for our customers to forecast future business activities. This could create challenges to our ability to profitably grow our business. If the economic or market conditions further deteriorate, this could have a material adverse impact on the results of operations and cash flow.

      THE RAPID DEVELOPMENT AND MATURATION OF TECHNOLOGY IN OUR INDUSTRY AND THE STRENGTHENING OUR COMPETITORS IN LIGHT OF INDUSTRY CONSOLIDATION MAY MAKE IT DIFFICULT FOR US TO COMPETE EFFECTIVELY, WHICH WOULD HARM OUR OPERATING RESULTS AND FINANCIAL CONDITION.

      We may face increased competition and our financial performance and future growth depend upon sustaining a leadership position in our product functionality. Competitive challenges faced by Ross are likely to arise from a number of factors, including: industry volatility resulting from rapid development and maturation of technologies; industry consolidation and increasing price competition in the face of worsening economic conditions. Although there are fewer competitors in our target markets than previously, failure to compete successfully against those remaining could harm our business operating results and financial condition.

      OUR STOCK PRICE IS SUBJECT TO SIGNIFICANT VOLATILITY DUE TO CHANGES IN ECONOMIC CONDITIONS AND ANNOUNCEMENTS OF NEW PRODUCTS OR SIGNIFICANT FLUCTUATIONS IN QUARTERLY RESULTS OF OUR COMPANY OR OUR COMPETITORS.

      Our stock price, like that of other technology companies, is subject to volatility because of factors such as announcement of new products, services or technological innovations by us or by our competitors, quarterly variations in our operating results, and speculation in the press or investment community. In addition our stock price is affected by general economic and market conditions and may be negatively affected by unfavorable global economic conditions.

      WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY AGAINST UNAUTHORIZED THIRD PARTY COPYING OR USE, IN PART BECAUSE THE LAWS OF OTHER COUNTRIES DO NOT OFFER THE SAME PROTECTION AS THE LAWS OF THE U.S., AND ANY SUCH INABILITY COULD SIGNIFICANTLY REDUCE OUR REVENUES AND PROFITABILITY.

      Our business may suffer if we cannot protect our intellectual property. We generally rely upon copyright, trademark and trade secret laws and contract rights in the United States and in other countries to establish and maintain proprietary rights in our technology and products. However, there can be no assurance that any of our proprietary rights will not be challenged, invalidated or circumvented. In addition, the laws of certain countries do not protect proprietary rights to the same extent as do the laws of the United States. Therefore, there can be no assurance that we will be able to adequately protect our proprietary technology against unauthorized third-party copying or use, which could adversely affect our competitive position and could significantly reduce our revenues and profitability. Further, there can be no assurance that we will be able to obtain licenses to any technology that may be required to conduct our business or that, if obtainable, such technology could be licensed at a reasonable cost.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

ITEM 7.A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      FOREIGN EXCHANGE: We have a worldwide presence and as such maintain offices and derive revenues from sources overseas. For fiscal 2003, international revenue as a percentage of total revenue was approximately 40%. Our international business is subject to typical risks of an international business, including, but not limited to: differing economic conditions, changes in political climates, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility. Accordingly, our future results could be materially adversely impacted by changes in these or other factors. The effect of foreign exchange rate fluctuations on Ross in fiscal 2003 was not material.

      INTEREST RATES: Our exposure to interest rates relates primarily to our cash equivalents and certain debt obligations. The Company invests in financial instruments with original maturities of three months or less. Any interest earned on these investments is recorded as interest income on our statement of operations. Because of the short maturity of our investments, a near-term change in interest rates would not materially affect our financial position, results of operations, or cash flows. Certain of our debt obligations include a variable rate of interest. We did not engage in any derivative/hedging transactions in fiscal 2003.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

      The information required by this Item is incorporated by reference herein from Part IV Item 14(a) (1) and (2) of this Form 10-K/A Report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      As previously reported, in July 2002, the Company dismissed Arthur Andersen, LLP and engaged BDO Seidman LLP as its independent public accountants.

ITEM 9A. CONTROLS AND PROCEDURES

      As required by Securities and Exchange Commission rules, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this annual report. This evaluation was carried out under the supervision and with the participation of our management, including our principal executive officer and principal financial officer. Based on this evaluation, these officers have concluded that the design and operation of our disclosure controls and procedures are effective. There were no significant changes to our internal controls during the period covered by this annual report that materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

      Disclosure controls and procedures are controls and other procedures of Ross designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file under the Exchange Act are accumulated and communicated to management, including the principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following additional information pertains to executive officers of Ross. There are no family relationships between any director or executive officer and any other director or executive officer. Executive officers serve at the discretion of the Board of Directors.

EXECUTIVE OFFICERS OF ROSS SYSTEMS

                 NAME                       AGE                    POSITION
                 ----                       ---                    --------
J. Patrick Tinley......................     55      Chairman  and CEO, and Director

Robert B. Webster......................     56      Executive Vice President Operations and
                                                    Secretary

Verome M. Johnston.....................     38      Vice President and Chief Financial Officer

Eric W. Musser.........................     38      Vice President and Chief Technology Officer

Rick Marquardt.........................     50      Senior Vice President Marketing and Sales

      Mr. Tinley was promoted to Chairman and CEO in December 2000. He served as President and Chief Operating Officer from 1995 to June 2000 and President and CEO from July through December 2000. He has been a director of Ross since 1993. Mr. Tinley joined Ross in November 1988 as Executive Vice President, Business Development and has served as Executive Vice President, Product Development and Executive Vice President, Product Development and Client Services. Prior to 1988, Mr. Tinley held management positions with Management Science of America, Inc. and Royal Crown Companies. Mr. Tinley received a Bachelors in Science from Columbus University.

      Mr. Goodhew joined Intelligent Systems Corporation, a publicly traded technology product and services company, as Vice President in January 1997. Prior to that, Mr. Goodhew was President of Peachtree Software, Inc., a privately held software company, from 1984 to 1994. In 1994, Peachtree Software was purchased by Automatic Data Processing, Inc., a publicly traded company providing computerized services. Mr. Goodhew remained at Peachtree Software, Inc. in a managerial capacity until joining Intelligent Systems Corporation.

      Mr. Dickerson is the Chief Operating Officer of MWH Energy & Infrastructure, Inc., a division of MWH Global, Inc., and a member of the Board of MWH Global, Inc. The MWH group was formed out of a merger between Montgomery Watson and Harza Engineering, a power engineering group. Mr. Dickerson was Chairman of the Board of Harza Engineering International and has also served as Chief Financial Officer and General Counsel of the Group. Prior to joining Harza in 1992, Mr. Dickerson had been Executive Vice President and Chief Financial Officer of Long Lake Energy Company, and Vice President and Chief Financial Officer of Texas International Company. Mr. Dickerson received his Bachelor of Arts in Economics from Washington Square College of New York University in 1970, his Master of Arts in Economics from the University of Chicago in 1972 and his Juris Doctor from the University of Georgia in 1975.

      Mr. Ryan has served as Executive Vice President, Finance and Administration of Global Knowledge Network, Inc., an independent information technology education company, since February 1998. Mr. Ryan was Executive Vice President and Chief Financial Officer of Amdahl Corporation, a computer solutions company. Mr.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

Ryan holds a Bachelors of Arts in Business Administration from Boston College and an Masters of Business Administration from Suffolk University.

      Mr. Webster, Executive Vice President Operations is also Secretary and a director of Ross. Mr. Webster joined Ross in June 1998 as its CFO and was promoted to his current role in December 2000 and later elected director in August 2001. Mr. Webster is responsible for the consulting services function as well as the administrative, legal, human resource and financial operations of Ross worldwide. Mr. Webster holds a Bachelors of Science degree in Accounting and Computer Science, as well as a Masters of Business Administration specialized in Information Systems from St. Peter's College. Mr. Webster is a Certified Public Accountant in the State of Georgia and a member of the AICPA. Mr. Webster, prior to joining Ross served in a progression of more senior financial and general management positions with both Unisys Corporation and Wang Laboratories, Inc. over a twenty year period.

      Mr. Johnston, Vice President and Chief Financial Officer, joined the Company in July 1998 as Corporate Controller. He was promoted to Vice President in August 1999, and to Chief Financial Officer in December 2000. Immediately prior to joining the Company, Mr. Johnston served as Vice President and Chief Financial Officer of Market Area North America for Sunds Defibrator, where he had been employed since June of 1991. Prior to that, Mr. Johnston was employed with Deloitte & Touche. Mr. Johnston maintains a CPA certificate in Georgia and earned Bachelor of Business Administration degrees in Accounting and Finance from Valdosta State University.

      Mr. Musser joined the Company in 1993 and was promoted to CTO in May of 2000. He has served in development for over 5 years and has held the position of Vice President, Development for the past 2 years. Mr. Musser has also held senior positions in Marketing and has been a critical influence in changing the Company from client/server solutions to Internet based solutions. From 1989 to 1993 Mr. Musser held IT management positions in the steel industry.

      Mr. Marquardt joined the company in October 2001 as Senior Vice President of Worldwide Sales and Marketing. Prior to joining Ross Systems he was Vice President and General Manager - Products at Eftia OSS Solutions, a provider of operational support system (OSS) solutions. In 2000, Mr. Marquardt was a Vice President at NSE Inc., an international distribution and investment firm. From 1997 to 2000 Mr. Marquardt served as COO of Distinction Software a provider of enterprise-wide supply chain-planning solutions. From 1994 to 1997 he was Vice President of Corporate Marketing and Business Development for Datalogix International. From 1989 to 1994, Mr. Marquardt held various positions at Ross Systems in Sales and Marketing including Vice President of Manufacturing Systems. Prior to 1989, Mr. Marquardt held various management positions with Management Science America, Inc. Mr. Marquardt has a Bachelor of Science Degree from the University of Wisconsin - Stevens Point.

BOARD MEETINGS AND COMMITTEES

      The board of directors of Ross held a total of fifteen meetings including four regularly scheduled quarterly meetings and eleven special and committee meetings during the fiscal year ended June 30, 2003. During fiscal 2003, each director attended at least 93% of the aggregate of (1) the total number of meetings of the board of directors and (2) the total number of meetings held by all committees of the board of directors on which such person served. The board of directors has an Audit Committee, a Compensation Committee, and a Nominating Committee, each of which is composed of external directors.

      During the year ended June 30, 2003, the Audit Committee of the board consisted of three directors Ryan, Dickerson and Goodhew, none of whom are employees of Ross. The Audit Committee held four meetings during the fiscal year ended June 30, 2003. Following the annual meeting, the board intends to re-appoint directors Dickerson, Ryan and Goodhew, with director Ryan as Committee Chairman. The primary purpose of the Audit Committee is to assist the board of directors in fulfilling its responsibility to oversee Ross' internal and external financial reporting processes so as to ensure the objectivity of Ross' financial statements and its system of internal accounting controls. The Audit Committee recommends engagement of Ross' independent auditors and is primarily responsible for approving the services performed by Ross' independent auditors.

      The Nominating Committee consisted of directors Dickerson, Ryan, and Goodhew. Following the annual meeting, the board intends to re-appoint directors, Dickerson, Goodhew, and, Ryan with director Dickerson as Committee Chairman. The Nominating Committee is responsible for making recommendations for the nomination

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

of directors for replacement of resigning members and annual nominations for re-election where appropriate. The committee also monitors the composition of Ross' board of directors to ensure that it meets generally acceptable standards of competence, skills and experience. The Nominating Committee met once during the year ended June 30, 2003. The recommendation of the committee was to nominate existing directors, Ryan, Goodhew, Dickerson, Tinley and Webster for re-election.

      The Compensation Committee of the board consisted of directors Goodhew, Ryan and Dickerson and held seven meetings during the fiscal year ended June 30, 2003. Following the annual meeting, the board intends to re-appoint directors, Goodhew, Ryan and, Dickerson with director Goodhew as Committee Chairman. The Compensation Committee makes recommendations to the board regarding Ross' executive compensation policy and grants stock options and administers the 1998 Stock Option Plan.

COMPENSATION OF DIRECTORS

      For the fiscal year ended June 30, 2003, non-employee directors were compensated $2,000 for each board of directors meeting attended and $1,000 for participating in any telephonic board of directors meetings which were not regularly scheduled. In addition, directors are reimbursed for travel expenses incurred in connection with attending board of directors meetings. Annually, each non-employee director is automatically granted 4,000 stock options to purchase shares of Ross' common stock pursuant to the terms of the 1998 Stock Option Plan, or the Option Plan. Options granted to non-employee directors under the Option Plan are not intended by Ross to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code. Pursuant to the Option Plan, on the annual meeting date, each non-employee director who is elected or re-elected at the meeting is granted options in accordance with the automatic grant. In addition, any non-employee director newly elected to the Board of Directors receives an option for 10,000 shares of Ross' common stock. The 10,000-share option vests 25% a year over four years and the 4,000 share options are fully vested on the dates of grant. The price of all options granted is equal to the closing price of Ross' common stock, as quoted on the NASDAQ National Market, on the date of grant. During fiscal 2003, outside directors were granted a total of 12,000 stock options at an exercise price of $13.16.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

      Section 16(a) of the Exchange Act requires Ross' executive officers and directors to file initial reports of share ownership and report changes in share ownership with the Commission. Such persons are required by Commission regulations to furnish Ross with copies of all Section 16(a) forms, which they file. Based solely on Ross' review of such forms furnished to Ross and written representations from certain reporting persons, Ross believes that for the period July 1, 2002 to June 30, 2003, all Section 16(a) filings were made on a timely basis, except that Mr. Oscar Pierre was late to file a Form 4 with the Commission.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

ITEM 11. EXECUTIVE COMPENSATION

ROSS EXECUTIVE COMPENSATION SUMMARY COMPENSATION TABLE

      The following table sets forth certain information regarding compensation earned during each of Ross' last three fiscal years by Ross' Chief Executive Officer, and each of Ross' four other most highly compensated executive officers, based on salary and bonus earned during fiscal 2003 (the "Named Executive Officers").

                                                                                                  LONG TERM
                                                              ANNUAL COMPENSATION             COMPENSATION AWARDS
                                                          ---------------------------    ----------------------------
                                                                            OTHER        SECURITIES
                                                                            ANNUAL        UNDERLYING      ALL OTHER
NAME AND PRINCIPAL                 FISCAL                                COMPENSATION      OPTIONS/     COMPENSATION
POSITION                            YEAR     SALARY(4)    BONUS(4)           (1)         SARs (#)(2)         (3)
-------------------------------    ------    ---------    --------       ------------    -----------    -------------
J. Patrick Tinley..............     2003     $ 315,000    $165,600(4)    $     12,000        100,000    $       2,000
   Chairman and Chief Executive     2002       307,500     114,000             10,400         15,000            2,000
      Officer                       2001       292,500      41,400             10,400         12,000            1,000

Robert B. Webster..............     2003     $ 210,000    $110,400(4)    $     12,000         70,000    $       2,000
   Executive Vice President,        2002       205,000     100,000             12,000         10,000            2,000
      and Secretary                 2001       195,000      43,000             12,000          9,000            1,000

Gary Nowacki...................     2003     $ 179,800    $120,006(5)    $     10,000          5,000    $       2,000
   VP, North American Sales         2002       179,800      56,481             10,000         10,000            2,000
                                    2001       142,000      67,500             10,000          6,500            1,000

Rick Marquardt.................     2003     $ 200,000    $ 62,540(6)    $     10,000         10,000    $       2,000
   Senior VP, World Wide Sales      2002       141,160      14,123              7,500         10,000    $       2,000
      and Marketing

Eric W. Musser.................     2003     $ 175,000    $ 44,275(4)    $     10,000         10,000    $       2,000
   VP, Development                  2002     $ 178,875      50,000             10,000         10,000    $       2,000
                                    2001       151,125      19,000             10,000          9,000            1,000


(1)   The amounts included in Other Annual Compensation include auto allowance.

(2)   Ross has not granted any stock appreciation rights (SARs).

(3) Represents amounts contributed to Ross' 401(k) plan, on behalf of the officer by Ross and premiums paid by Ross on behalf of the officer for term life insurance.

(4)   Represents a bonus earned in fiscal 2002 and paid in fiscal 2003.

(5) Includes a bonus in the amount of $22,997 earned in fiscal 2002 and paid in fiscal 2003.

(6) Includes a bonus in the amount of $6,490 earned in fiscal 2002 and paid in fiscal 2003.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

OPTION/SAR GRANTS IN FISCAL YEAR ENDED JUNE 30, 2003

      The following table describes the grant of options to the Named Executive Officers during fiscal 2003.

                                                                                      POTENTIAL REALIZABLE VALUE AT
                                                                                          ASSUMED ANNUAL RATES
                                                                                             OF STOCK PRICE
                                                                                         APPRECIATION FOR OPTION
                                              INDIVIDUAL GRANTS IN FISCAL 2003                   TERM (4)
                                         ------------------------------------------   -----------------------------
                             NUMBER OF
                            SECURITIES
                            UNDERLYING   PERCENT OF TOTAL
                             OPTIONS/      OPTIONS/SARS
                               SARs         GRANTED TO       EXERCISE
                              GRANTED      EMPLOYEES IN       PRICE      EXPIRATION
NAME                          (#)(1)      FISCAL YEAR (2)   ($/sh) (3)    DATE (2)      5%                   10%
-------                     ----------   ----------------   ----------   ----------   -------             ---------
J. Patrick Tinley........     50,000          19.8%            7.26       9/24/2012   591,289               941,529

J. Patrick Tinley........     50,000          19.8%            7.95       12/5/2012   647,486             1,031,013

Robert B. Webster........     50,000          19.8%            7.26       9/24/2012   591,289               941,529

Robert B. Webster........     20,000           7.9%            7.95       12/5/2012   258,994               412,405

Rick Marquardt...........     10,000           4.0%            7.26       9/24/2012   118,258               188,306

Eric W. Musser...........     10,000           4.0%            7.26       9/24/2012   118,258               188,306

Gary Nowacki.............      5,000           2.0%            7.25       11/4/2012    59,047                94,023

(1)   Ross has not granted any SARs.

(2) Based on an aggregate of 252,828 options granted to all employees during the fiscal year. Options granted in fiscal year 2003 expire in 2012 or 2013 and typically vest annually over four years from the date of grant.

(3) All options were granted at an exercise price equal to the fair market value based on the closing market value of Ross' common stock on the Nasdaq National Market on the date of grant.

(4) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their terms assuming the specified compounded rates of appreciation on Ross' common stock over the terms of the options. These numbers are calculated based on the Commission's rules and do not reflect Ross' estimate of future stock price appreciation. Actual gains, if any, are dependent on the timing of option exercises and the future performance of Ross' common stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the individuals will realize the amounts reflected.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

      The following table provides information related to options exercised by the Named Executive Officers during fiscal 2002 and the number and value of options held at June 30, 2003. Ross has not granted any SARs.

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                              OPTIONS/SARs AT                OPTIONS/SARs AT
                                                               JUNE 30, 2003                 JUNE 30, 2003(2)
                                                         ---------------------------   ---------------------------
                                  SHARES
                                 ACQUIRED      VALUE
                                    ON        REALIZED
NAME                            EXERCISE(#)     (1)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------      -----------   --------   -----------   -------------   -----------   -------------
J. Patrick Tinley.........                -   $      -        36,870         119,350   $    58,005   $     809,345
Robert B. Webster.........            3,750     18,900         5,300          83,200         1,760         580,490
Rick Marquardt............                -          -         2,500          17,500        23,650         139,150
Eric W. Musser............                -          -        11,300          23,700        51,797         164,352
Gary Nowacki..............            1,250     14,725         5,125          16,375        26,697         144,247

(1) Based upon the fair market value of one share of Ross' common stock on the date the option was exercised, less the exercise price per share multiplied by the number of shares received upon exercise of the option.

(2) Value is based on the difference between the option exercise price and the fair market value at June 30, 2003 ($14.08 per share) multiplied by the number of shares underlying the option.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of Ross common stock as of September 24, 2003 by (a) each director, (b) each of the executive officers identified in the Summary Compensation Table, (c) all directors and executive officers as a group and (d) each person known by Ross to beneficially own more than 5% of any class of Ross' voting securities. Under the rules of the Securities and Exchange Commission, or Commission, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of September 24, 2003 through the exercise of any stock option.

                                                         COMMON STOCK                  SERIES A PREFERRED STOCK
                                             -----------------------------------       -------------------------
                                             NUMBER OF    NUMBER OF   PERCENTAGE       NUMBER OF      PERCENTAGE
NAME                                         SHARES(1)   OPTIONS(2)    OF CLASS         SHARES         OF CLASS
-----------------------------------------    ---------   ----------   ----------       ---------      ----------
Alvin Johns                                     51,754        6,476          1.9%              -               -
Robert B. Webster **                            52,401      133,500          6.0%              -               -
J. Patrick Tinley **                            31,041      210,215          7.7%              -               -
Oscar Pierre Prats                               3,625        5,175            *               -               -
Gary Nowacki                                    14,684        9,875            *               -               -
Eric W. Musser                                   6,346       15,950            *               -               -
Verome M. Johnston                               3,986       10,500            *               -               -
Bruce J. Ryan                                        -        9,200            *               -               -
Frank M. Dickerson                                   -       13,000            *               -               -
J. William Goodhew, III                              -        9,200            *               -               -
Rick Marquardt                                     123        7,500            *               -               -
Richard Thomas                                   1,448        2,375            *               -               -
All officers and directors as a group (12      165,408      432,966         19.2%              -               -
persons)
Benjamin W. Griffith III                       152,500            -         20.5% (3)    500,000 (4)         100%

*Less than 1%.

** Number of options exercisable within 60 days includes accelerated vesting of certain options due to a change of control pursuant to the proposed merger.

(1) The table is based upon information supplied by executive officers, directors and principal stockholders. Unless otherwise indicated, each of the stockholders named in the table has sole voting investment and/or dispositive power with respect to all shares of common stock shown as beneficially owned, subject to community property laws where applicable and to the information contained in the footnotes to this table

(2) These are options which are exercisable for common stock within 60 days of September 24, 2003.

(3) Mr. Griffith owns 4.9% of the total number of shares of outstanding common stock.

(4) The 7.5% Series A Convertible Preferred Stock has one vote per share and votes with the common stock on most matters. These shares may be converted at the rate of one preferred share for one common stock share. These shares must be converted by June 29, 2006.

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information as of June 30, 2003 about the common stock of Ross that may be issued upon the exercise of options, warrants and rights under all of Ross' existing equity compensation plans, including the Ross Systems Inc. 1988 Incentive Stock Plan, the 1998 Stock Option Plan and the 1991 Employee Stock Purchase Plan, each as amended.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

                                                                                     NUMBER OF SECURITIES
                                                                                   REMAINING AVAILABLE FOR
                                                                                    FUTURE ISSUANCE UNDER
                           NUMBER OF SECURITIES TO      WEIGHTED-AVERAGE (1)      EQUITY COMPENSATION PLANS
                           BE ISSUED UPON EXERCISE       EXERCISE PRICE OF          (EXCLUDING SECURITIES
                           OF OUTSTANDING OPTIONS,      OUTSTANDING OPTIONS,        REFLECTED IN THE FIRST
                             WARRANTS AND RIGHTS         WARRANT AND RIGHTS                COLUMN)
    PLAN CATEGORY                    (#)                       ($)(1)                        (#)
---------------------      -----------------------      --------------------      -------------------------
Equity compensation
plans approved by
security holders
                                  576,063                       $9.62                      266,960

Equity compensation                                                 -                            -
plans not approved by                   -
security holders

        Total                     576,063                       $9.62                      266,960

(1) Pursuant to a resolution passed by Ross stockholders at the annual meeting held November 15, 2001, the number of shares available for issuance under the 1991 Employee Stock Purchase Plan is automatically increased annually by the lesser of 35,000 shares or 1.5% of the outstanding shares of Ross common stock.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN TRANSACTIONS

      Under the terms of indemnification agreements with each of Ross' officers and directors, Ross is obligated to indemnify each officer and director against certain claims and expenses for which the director might be held liable in connection with past or future service on behalf of Ross. In addition, Ross' Certificate of Incorporation provide that, to the extent permitted by Delaware law, the officers and directors shall not be liable for monetary damages for breach of fiduciary duty as an officer or director. In fiscal 2003, Ross renewed and modified employment agreements with J. Patrick Tinley and Robert B. Webster. The employment agreements provide the executives with severance payments and accelerated vesting of stock options and other incentive awards if the executive's employment is terminated without "cause" at any time. If Mr. Tinley is terminated without "cause," he would be entitled to (1) a severance payment of 300% of his base compensation plus 300% of his targeted bonus, (2) employee benefit coverage applicable to the executive at the time of termination for three years following the termination and (3) ninety days to exercise all vested and unvested stock options and other incentive awards. If Mr. Webster is terminated without "cause," he would be entitled to (A) a severance payment of 200% of his base compensation plus 200% of his targeted bonus, (B) employee benefit coverage applicable to the executive at the time of termination for two years following the termination and (C) ninety days to exercise all vested and unvested stock options and other incentive awards. The employment agreements also provide the executives with severance payments and accelerated vesting of stock options and other incentive awards if the executive terminates his employment with Ross for "good reason" or is terminated for any reason other than "cause" or "disability" within nine months immediately following a "change of control" of Ross. In such a case, Mr. Tinley would be entitled to a severance payment of 300% of his base compensation plus 300% of his targeted bonus, each at the time of termination, and ninety days to exercise all vested and unvested stock options and other incentive awards, and Mr. Webster would be entitled to a severance payment of 200% of his base compensation plus 200% of his targeted bonus, each at the time of termination, and ninety days to exercise all vested and unvested stock options and other incentive awards. The employment agreements define "cause" to include a willful act by the executive which constitutes fraud and which is injurious to Ross, conviction of, or a plea of "guilty" or "no contest" to, a felony or the executive's continuing repeated willful failure or refusal to perform his material duties required by the employment agreement which is injurious to Ross. The employment agreements define "good reason" to include a material reduction in the executive's powers or duties, one or more reductions in the executive's base compensation in the cumulative amount of five percent (5%) or more or notifying the executive that his principal place of work will be relocated by a distance of 50 miles or more. The employment agreements define "disability" as the executive's eligibility to receive immediate long-term disability benefits under Ross' long-term disability insurance plan or, if there is no such plan, under the federal Social Security program. The employment agreements define "change of control" to mean the occurrence of any of the following events: (a) any "person" (as such term in used in sections 13(d) and 14(d) of the Exchange Act) by the acquisition or aggregation of securities is or becomes the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Ross representing fifty percent (50%) or more of the combined voting power of Ross' then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors, referred to as "Base Capital Stock"; except that any change in the relative beneficial ownership of Ross' securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of Ross, or (b) the stockholders of Ross approve a definitive agreement: - to merge or consolidate Ross with or into another corporation in which the holders of the securities of Ross before such merger or reorganization will not, immediately following such merger or reorganization, hold as a group on a fully diluted basis both the ability to elect at least a majority of the directors of the surviving corporation and at least a majority in value of the surviving corporation's outstanding equity securities; or - to sell or otherwise dispose of all or substantially all of the assets of Ross or dissolve or liquidate Ross.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

AUDIT AND RELATED FEES BILLED TO ROSS DURING FISCAL 2003 AUDIT FEES

            BDO Seidman billed Ross an aggregate of $186,000 for expenses and professional services rendered for the (1) audit of the annual consolidated financial statements for fiscal year 2003 included in Ross' Annual Report on Form 10-K/A and (2) the review of the consolidated financial statements included in Ross' quarterly reports on Form 10-Q. FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES Ross did not engage BDO Seidman to provide advice to it regarding financial information systems design and implementation during the fiscal year ended June 30, 2002. ALL OTHER FEES BDO Seidman billed Ross an aggregate of $92,000 for all other non-audit services rendered to it during fiscal 2003. The following table summarizes the approximate aggregate accounting fees billed to Ross for its 2003 fiscal year:

Audit fees                                                                    $  186,000
Financial information systems design and implementation fees                  $        -
All other fees:(1)                                                            $   92,000
                                                                              ----------
Total fees                                                                    $  278,000

(1) Includes fees for assistance with Commission filings and various accounting consultation ($11,000); various advisory services related principally to tax preparation services and tax consultation services associated with the development and implementation of international tax strategies and sales taxes ($67,000); and executive compensation analysis prepared at the request of independent board members ($14,000).

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

                                     PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

      (a) The following documents are filed as a part of this Report:

      1. Consolidated Financial Statements. The following Consolidated Financial Statements of Ross Systems, Inc. are filed as part of this report:

                                                                                                                  PAGE
                                                                                                                  ----
Report of BDO Seidman , LLP, Independent Certified Public Accountants..........................................    F-1
Fiscal 2001, and 2000 Report of Arthur Andersen LLP, Independent Public Accountants............................    F-2
Consolidated Balance Sheets at June 30, 2003 and 2002..........................................................    F-3
Consolidated Statements of Operations--Years Ended June 30, 2003, 2002, and 2001................................   F-4
Consolidated Statements of Cash Flows--Years Ended June 30, 2003, 2002, and 2001................................   F-5
Consolidated Statements of Shareholders' Equity--Years Ended June 30, 2003, 2002, and 2001......................   F-6
Notes to Consolidated Financial Statements.....................................................................    F-7

      2. Financial Statement Schedule. The following financial statement schedule of Ross Systems, Inc. for the Years Ended June 30, 2003, 2002, and 2001 is filed as part of this Report and should be read in conjunction with the Consolidated Financial Statements of Ross Systems, Inc.

SCHEDULE                                                                                                          PAGE
--------                                                                                                          ----
II     Valuation and Qualifying Accounts........................................................................   S-1

      Schedules not listed above have been omitted because they are not applicable or are not required, or the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto.

      3. Exhibits. The Exhibits listed on the accompanying Index to Exhibits immediately following the financial statement schedules are filed as part of, or incorporated by reference into, this Report.

      (b) Reports on Form 8-K.

      None

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

      SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 22nd day of September, 2003.

                                ROSS SYSTEMS, INC.

                                By:             /s/ J. Patrick Tinley
                                    --------------------------------------------
                                                 J. Patrick Tinley
                                                    Chairman and
                                               Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Patrick Tinley his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Report on Form 10-K/A, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that the said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

        SIGNATURE                                        TITLE                                    DATE
        ---------                                        -----                                    ----
     /s/ J. Patrick Tinley               Chairman and Chief Executive Officer               September 22, 2003
--------------------------------            (Principal Executive Officer)
       J. Patrick Tinley

     /s/ Robert B. Webster               Executive Vice President Operations, Company       September 22, 2003
--------------------------------            Secretary and Director
      Robert B. Webster

    /s/ Verome M. Johnston               Vice President and Chief Financial Officer         September 22, 2003
--------------------------------            (Principal Financial and Accounting
       Verome M. Johnston                   Officer)

   /s/ J. William Goodhew III            Director                                           September 22, 2003
--------------------------------
     J. William Goodhew III

    /s/ Frank M. Dickerson               Director                                           September 22, 2003
--------------------------------
      Frank M. Dickerson

     /s/ Bruce J. Ryan                   Director                                           September 22, 2003
--------------------------------
       Bruce J. Ryan

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

                               ROSS SYSTEMS, INC.
                          ANNUAL REPORT ON FORM 10-K/A
                            YEAR ENDED JUNE 30, 2003
                               ROSS SYSTEMS, INC.
                                INDEX TO EXHIBITS

EXHIBIT NO.                             DESCRIPTION
-----------                             -----------
  2.1       Asset Sale Agreement between Registrant and Now Solutions LLC dated
            March 5, 2001 (1)

  3.1       Certificate of Incorporation of the Registrant, as amended (2)

  3.2       Bylaws of the Registrant, as amended (2)

  3.3 Amendment to the Certificate of Incorporation of the Registrant, dated April 26, 2001, for the 1 for 10 Reverse Stock Split.(3)

  4.1       Certificate of Designation of Rights, Preferences and Privileges of
            Series B Preferred Stock of the Registrant (4)

  4.2       Form of the subordinated debenture agreement due February 6, 2003 issued by the Registrant to each investor (6)

  4.3       Registration Rights Agreement between the Registrant and each
            Investor (6)

  10.1 Preferred Share Rights Agreement, dated September 4, 1999 between the Registrant and Registrar and Transfer Company (5)

  10.2 Employment Agreement dated January 7, 1999, modified March 24, 2003, between Mr. Patrick Tinley and the Registrant (8)

  10.3      Employment Agreement dated September 13, 1999, modified March 24,
            2003, between Mr. Robert B. Webster and the Registrant (8)

  10.4      Convertible Preferred Stock Purchase Agreement dated June 29, 2001 between Registrant and Benjamin W. Griffith, III (7)

  10.5      Loan and Security Agreement dated September 24, 2002 between
            Registrant and Silicon Valley Bank (3)

  21.1      Listing of Subsidiaries of Registrant

  23.1      Consent of BDO Seidman, LLP

  24.1      Power of Attorney (included on signature page)

  31.1 Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

  31.2 Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

  32.1 Certification of Chief Executive Officer pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

  32.2 Certification of Chief Financial Officer pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

(1) Incorporated by reference to the exhibit filed with the Registrant's current Report on Form 8-K/A filed May 15, 2001.

(2) Incorporated by reference to the exhibit filed with the Registrant's current Report on Form 8-K filed July 24, 1998.

(3) Incorporated by reference to the exhibit filed with the Registrant's current Report on Form 10K/A filed October 2, 2002

(4) Incorporated by reference to the exhibit filed with the Registrant's Quarterly Report on Form 10-Q filed May 6, 1996.

(5) Incorporated by reference to the exhibit filed with the Registrant's Registration Statement on Form 8-A filed September 4, 1998.

(6) Incorporated by reference to the exhibit filed with the Registrant's current report on Form 8-K filed February 12, 1998.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

(7) Incorporated by reference to the exhibit filed with the Registrant's Quarterly Report on Form 10K filed September 27, 2001.

(8) Incorporated by reference to the exhibit filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed May 14, 2003.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Ross Systems, Inc.

We have audited the accompanying consolidated balance sheets of Ross Systems, Inc. and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. We have also audited the financial statement schedule for the years ended June 30, 2003 and 2002 listed in the accompanying index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. The Company's consolidated financial statements and financial statement schedule as of and for the year ended June 30, 2001, prior to the adjustments discussed in the summary of significant accounting policies, were audited by auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements and schedule in their report dated August 17, 2001.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ross Systems, Inc. and subsidiaries as of June 30, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the 2003 and 2002 schedules present fairly, in all material respects, the information set forth therein.

As discussed in Note 1, during the year ended June 30, 2002 the company changed the manner in which it records reimbursement of out-of- pocket expenses upon the adoption of the accounting standards in of Emerging Issues Task Force Issue 01-14.

As discussed in Note 1, the Company changed the manner in which it accounts for goodwill and other intangible assets upon adoption of the accounting standards in Statement of Financial Accounting Standards No. 142 on July 1, 2001,

As discussed above, the financial statements of Ross Systems Inc. and subsidiaries as of June 30, 2001, and for each of the two years in the period ended June 30, 2001, were audited by other auditors who have ceased operations. As described in Note 1, these financial statements have been restated to reflect the adoption of Emerging Issues Task Force Issue 01-14 and revised to include the transitional disclosures required by SFAS No. 142. We audited the adjustments described in Note 1 that were applied to restate the 2001 financial statements to reflect the adoption of Emerging Issues Task Force Issue 01-14. We also audited the adjustments reflected in the transitional disclosures required by SFAS No. 142. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review or apply any procedures to the 2001 financial statements of the company, other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole.

                                       /s/ BDO Seidman, LLP

Atlanta, Georgia
August 20, 2003 (Except for Note 9 as to which the date is September 4, 2003)

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

THE FOLLOWING REPORT IS A COPY OF A PREVIOUSLY ISSUED REPORT BY ARTHUR ANDERSEN LLP AND IT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP. ARTHUR ANDERSEN LLP HAS NOT CONSENTED TO ITS INCORPORATION BY REFERENCE INTO ROSS SYSTEMS INC.'S PREVIOUSLY FILED REGISTRATION STATEMENTS FILE NOS: 333-65660, 333-39348, 33-42036, 33-48226, 33-56584, 33-72168, 33-89128, 333-36745, 333-44665,
333-71005, 33-89504, 333-19619, 333-06053, 333-44363, 333-47877, 333-58639, AND
333-65065. THEREFORE, AN INVESTOR'S ABILITY TO RECOVER ANY POTENTIAL DAMAGE MAY BE LIMITED.

                REPORT OF PREVIOUS INDEPENDENT PUBLIC ACCOUNTANTS

      To Ross Systems, Inc.:

      We have audited the accompanying consolidated balance sheets of ROSS SYSTEMS, INC. (a Delaware corporation) AND SUBSIDIARIES as of June 30, 2001 and 2000* and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years ended June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ross Systems, Inc. and subsidiaries as of June 30, 2001 and 2000*, and the results of their operations and their cash flows for each of the three years ended June 30, 2001 in conformity with accounting principles generally accepted in the United States.

      Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements included in Item 14 is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

      ARTHUR ANDERSEN LLP

      Atlanta, Georgia
      August 17, 2001

* The 2000 and 2001 Consolidated Balance Sheet and the 1999 and 2000 Consolidated Statement of Operations, Shareholders Equity, and Cash Flows are not required to be present in the 2003 Annual Report.

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                            JUNE 30,
                                                                                                  ---------------------------
                                                                                                    2003               2002
                                                                                                  --------           --------
       ASSETS
Current assets:
  Cash and cash equivalents ............................................................          $  8,628           $  5,438
  Accounts receivable, less allowance for doubtful accounts
     of  $1,532 and $3,379, at 2003, and 2002 respectively .............................            12,880             12,319
  Prepaid and other current assets .....................................................               731                532
  Note receivable from related party ...................................................                 -                850
                                                                                                  --------           --------
     Total current assets ..............................................................            22,239             19,139
Property and equipment, net ............................................................             1,406              1,450
Computer software costs, net ...........................................................            13,573             14,036
Other assets ...........................................................................             2,993              2,993
                                                                                                  --------           --------
     Total assets ......................................................................          $ 40,211           $ 37,618
                                                                                                  ========           ========

   LIABILITIES AND
SHAREHOLDERS' EQUITY
Current liabilities:
  Short term debt ......................................................................          $  2,800           $  3,967
  Accounts payable .....................................................................             2,978              2,682
  Accrued expenses .....................................................................             4,940              4,476
  Income taxes payable .................................................................               261                 15
  Deferred revenues ....................................................................            12,203             12,535
                                                                                                  --------           --------
     Total liabilities .................................................................            23,182             23,675
                                                                                                  --------           --------

Commitments and Contingencies

Shareholders' equity:

   Convertible Preferred stock, no par value 5,000,000 shares authorized; 500,000 shares
   issued and outstanding ..............................................................             2,000              2,000

   Common stock, $0.001 par value; 15,000,000 shares authorized; 2,815,603 and
     2,625,378 shares issued and outstanding ...........................................                28                 26

   Additional paid-in capital ..........................................................            87,189             86,983
   Accumulated deficit .................................................................           (69,094)           (73,300)
   Accumulated other comprehensive deficit .............................................            (1,749)            (1,766)
   Treasury stock at cost, 158,977 shares ..............................................            (1,345)                 -
                                                                                                  --------           --------
     Total shareholders' equity ........................................................            17,029             13,943
                                                                                                  --------           --------
Total liabilities and shareholders' equity .............................................          $ 40,211           $ 37,618
                                                                                                  ========           ========

           See accompanying Notes to Consolidated Financial Statements

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                        YEARS ENDED JUNE 30,
                                                                                                  --------------------------------
                                                                                                    2003        2002        2001
                                                                                                  --------    --------    --------
Revenues:
  Software product licenses ................................................................      $ 14,589    $ 13,026    $  9,607
  Consulting and other services ............................................................        13,489      13,013      16,520
  Maintenance ..............................................................................        20,022      20,014      24,678
                                                                                                  --------    --------    --------
    Total revenues .........................................................................        48,100      46,053      50,805
                                                                                                  --------    --------    --------
Operating expenses:
  Costs of software product licenses (inclusive of amortization and impairment of
    capitalized software) ..................................................................         6,997      19,992       8,349
  Costs of consulting, maintenance and other services (inclusive of reimbursable expenses of
    $1,180, $834, and $1,307 for 2003, 2002, and 2001, respectively, and exclusive of non
    recurring expense of $353 for 2001) ....................................................        17,193      17,023      17,595

  Software product license sales and marketing (exclusive of non-recurring expense of $136
    for 2001) ..............................................................................        11,384       9,461      15,026
  Product development, net of capitalized computer software costs (exclusive of non
    recurring expense of $301 for 2001) ....................................................         2,528       3,057       4,127
  General and administrative ...............................................................         4,376       4,393       4,737
  Provision for uncollectible accounts .....................................................           831       1,444       1,514
  Amortization of goodwill .................................................................             -           -         691
  Non-recurring costs (benefit) ............................................................             -        (650)        790
                                                                                                  --------    --------    --------
    Total operating expenses ...............................................................        43,309      54,720      52,829
                                                                                                  --------    --------    --------
    Operating profit (loss) ................................................................         4,791      (8,667)     (2,024)
Other income (expense):
  Gain on sale of product line .............................................................             -           -       2,372
  Other financial, net .....................................................................          (180)       (625)     (1,181)
                                                                                                  --------    --------    --------
    Net income (loss) before income taxes ..................................................         4,611      (9,292)       (833)
  Income tax expense .......................................................................           405         132           9
                                                                                                  --------    --------    --------
Net income (loss) ..........................................................................         4,206      (9,424)       (842)
    Preferred stock dividends                                                                         (150)       (150)          -
                                                                                                  --------    --------    --------
    Net income (loss) available to common shareholders .....................................      $  4,056    $ (9,574)   $   (842)
                                                                                                  ========    ========    ========
Net income (loss) per common share--basic ..................................................      $   1.54    $  (3.65)   $  (0.33)
                                                                                                  ========    ========    ========
Net income (loss) per common share--diluted ................................................      $   1.28    $  (3.65)   $  (0.33)
                                                                                                  ========    ========    ========
Shares used in per share computation--basic ................................................         2,641       2,625       2,566
                                                                                                  ========    ========    ========
Shares used in per share computation--diluted ..............................................         3,296       2,625       2,566
                                                                                                  ========    ========    ========

           See accompanying Notes to Consolidated Financial Statements

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                            YEARS ENDED JUNE 30,
                                                                                     ----------------------------------
                                                                                       2003         2002         2001
                                                                                     --------     --------     --------
Cash flows from operating activities:
   Net income (loss) ..........................................................      $  4,206     $ (9,424)    $   (842)
   Adjustments to reconcile net loss to cash provided by operating activities:
      Non cash financing costs ................................................             -            -           60
      Non-cash stock compensation costs .......................................           175            -            -
      Impairment of  capitalized  software costs ..............................             -       10,938            -
      Depreciation and amortization of property and equipment .................           766          984        1,592
      Amortization of computer software costs .................................         4,702        7,184        7,369
      Amortization of goodwill ................................................             -            -          691
      Provision for uncollectible accounts ....................................           831        1,444        1,514
      Changes in operating assets and liabilities, net of sale of product line:
        Accounts receivable ...................................................        (1,246)      (3,646)       9,911
        Prepaid and other current assets ......................................          (121)         575         (149)
        Income taxes recoverable/payable ......................................           271          185           92
        Accounts payable ......................................................           281       (2,218)      (2,178)
        Accrued expenses ......................................................           489         (881)      (1,011)
        Deferred revenues .....................................................          (246)         (66)      (2,991)
                                                                                     --------     --------     --------
            Cash provided by operating activities .............................        10,108        5,075       14,058
                                                                                     --------     --------     --------
Cash flows from investing activities:
   Purchases of property and equipment, net ...................................          (722)        (740)        (277)
   Computer software costs capitalized ........................................        (4,239)      (4,307)      (6,878)
   Note receivable from related party repaid ..................................           850            -            -
   Sale of product line, net of assets disposed ...............................             -            -        1,567
   Other ......................................................................             -          144          429
                                                                                     --------     --------     --------
            Cash used in investing activities .................................        (4,111)      (4,903)      (5,159)
                                                                                     --------     --------     --------
Cash flows from financing activities:
   Net cash paid on line of credit activity ...................................        (1,167)        (555)      (5,353)
   Debt and capital lease payments ............................................             -            -       (1,723)
   Repurchase of treasury stock ...............................................        (1,345)           -            -
   Proceeds from issuance of preferred stock ..................................             -            -        2,000
   Proceeds from issuance of common stock .....................................           183          101           17
   Preference dividend paid ...................................................          (150)        (150)           -
                                                                                     --------     --------     --------
            Cash used in  financing activities ................................        (2,479)        (604)      (5,059)
                                                                                     --------     --------     --------
Effect of exchange rate changes on cash .......................................          (328)         154         (134)
                                                                                     --------     --------     --------
Net increase (decrease) in cash and cash equivalents ..........................         3,190         (278)       3,706
                                                                                     --------     --------     --------
Cash and cash equivalents at beginning of fiscal year .........................         5,438        5,716        2,010
                                                                                     --------     --------     --------
Cash and cash equivalents at end of fiscal year ...............................      $  8,628     $  5,438     $  5,716
                                                                                     ========     ========     ========

           See accompanying Notes to Consolidated Financial Statements

                       ROSS SYSTEMS, INC AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                   Accum-
                                                                                                   ulated
                                                                                                    Other    Total
                              Preferred Stock   Common Stock   Treasury Stock             Accum-   Compre-   Share-   Comprehen
                              ---------------  --------------  ---------------  Paid in   ulated   hensive  holders'   -sive
                              Shares   Amount  Shares  Amount  Shares  Amount   Capital  Deficit   Deficit   Equity     Loss
                              ------   ------  ------  ------  ------  -------  -------  --------  -------  --------  ---------
Balances as of June 30, 2000       -   $    -   2,380  $   24       -  $     -  $85,780  $(63,034) $(1,880) $ 20,890
                              ------   ------  ------  ------  ------  -------  -------  --------  -------  --------
Conversion of debentures ...                      173       2                     1,175                        1,177
Issuance of stock pursuant
   to employee stock
   purchase plan............                       13                                17                           17
Effect of foreign currency
   translation..............                                                                          (198)     (198) $    (198)

Issuance of preference
   shares                        500    2,000                                                                  2,000
Issuance of warrants
   pursuant to cost of
   financing                                                                         60                           60

Net loss....................                                                                 (842)              (842)      (842)
                                                                                                                      ---------
Comprehensive Loss..........                                                                                             (1,040)
                                                                                                                      =========

                              ------   ------  ------  ------  ------  -------  -------  --------  -------  --------

Balances as of June 30, 2001     500    2,000   2,566      26       -        -   87,032   (63,876)  (2,078)   23,104
                              ======   ======  ======  ======  ======  =======  =======  ========  =======  ========
Issuance of stock pursuant
   to employee stock
   purchase and option
   plans....................                       59                               101                          101
Effect of foreign currency
   translation..............                                                                           312       312        312
Net loss....................                                                               (9,424)            (9,424)    (9,424)
Dividends on preferred stock                                                       (150)                        (150)
                                                                                                                      ---------
Comprehensive Loss..........                                                                                             (9,112)
                                                                                                                      =========

                              ------   ------  ------  ------  ------  -------  -------  --------  -------  --------

Balances as of June 30, 2002     500    2,000   2,625      26       -        -   86,983   (73,300)  (1,766)   13,943
                              ======   ======  ======  ======  ======  =======  =======  ========  =======  ========
Issuance of stock pursuant
   to employee stock
   purchase and option
   plans....................                       71       1                       357                          358
Issuance of stock in
   fulfillment of 1996
   acquisition of Spanish
   subsidiary                                     120       1                        (1)
Repurchase of treasury stock                                     (159)  (1,345)                               (1,345)
Effect of foreign currency
   translation..............                                                                            17        17         17

Net profit (loss)...........                                                                4,206              4,206      4,206

Dividends on preferred stock                                                       (150)                        (150)
                                                                                                                      ---------
Comprehensive Income........                                                                                          $   4,223
                                                                                                                      =========

                              ------   ------  ------  ------  ------  -------  -------  --------  -------  --------

Balances as of June 30, 2003     500   $2,000   2,816  $   28    (159) $(1,345) $87,189  $(69,094) $(1,749) $ 17,029
                              ======   ======  ======  ======  ======  =======  =======  ========  =======  ========

           See accompanying Notes to Consolidated Financial Statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Business of the Company

            Ross Systems, Inc. (NASDAQ: ROSS) delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by over 1,000 customer companies worldwide, the company's family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance.


            Publicly traded on the NASDAQ since 1991, Ross' global headquarters are based in the U.S. in Atlanta, Georgia, with sales and support operations around the world.

            The Company operates in one business segment and no individual customer accounts for more than 10% of total revenues. The Company does not have a concentration of credit risk in any one industry. Approximately 60% of the Company's revenues are derived from the North American market.

      Basis of Presentation

            The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

      Stock Based Compensation.

            The company measures compensation cost for its stock incentive and option plans using the intrinsic value-based method of accounting.

            Had the company used the fair value-based method of accounting to measure compensation expense for its stock incentive and option plans and charged compensation cost against income over the vesting periods, based on the fair value of options at the date of grant, net income and the related basic and diluted per common share amounts for the twelve months ended June 30, 2003, 2002, and 2001, would have been reduced to the following pro forma amounts:

      (In thousands, except per share data)

                                                               FISCAL YEAR ENDED JUNE 30,
                                                        ---------------------------------------
                                                          2003           2002           2001
                                                        ---------      ---------      ---------
Net income (loss) available to common shareholders:
  As reported .....................................     $   4,056      $  (9,574)     $    (842)
  Add: Stock-based compensation expense included in
  reported net income  , net of tax ...............           175              -              -
  Deduct: Total stock-based employee compensation
  expense under fair value-based method, net of tax          (699)          (406)          (460)
                                                        ---------      ---------      ---------
  Pro forma net income (loss) available to common
  shareholders ....................................     $   3,532      $  (9,980)     $  (1,302)
                                                        ---------      ---------      ---------
Basic net earnings per share:
  As reported .....................................     $    1.54      $   (3.65)     $   (0.33)
  Pro forma .......................................          1.34          (3.80)         (0.51)
Diluted net earnings per share:
  As reported .....................................          1.28          (3.65)         (0.33)
  Pro forma .......................................          1.07          (3.80)         (0.51)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            The following weighted average assumptions for the Company's Stock Option Plan were used to determine the pro forma amounts noted above:

                                                                  YEAR ENDED JUNE 30,
                                                        ---------------------------------------
                                                          2003           2002           2001
                                                        ---------      ---------      ---------
Expected life......................................             5              5              5
Expected volatility................................          48.6%          80.4%         121.6%
Risk-free interest rate............................           3.9%           5.0%           5.3%
Expected dividend yield............................          None           None           None

      Revenue Recognition.

            In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements," the Company recognizes revenues from licenses of computer software "up-front" provided that a non-cancelable license agreement has been signed, the software and related documentation have been shipped, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable, and no significant other vendor obligations exist. The revenue associated with any license agreements containing cancellation or refund provisions is deferred until such provisions lapse. Where the Company has future obligations, if such obligations are insignificant, related costs are accrued immediately. When the obligations are significant, the software product license revenues are deferred. Future contractual obligations can include software customization, requirements to provide additional products in the future and porting products to new platforms. Contracts which require significant software customization are accounted for on the percentage-of-completion basis. Revenues related to significant obligations to provide future products or to port existing products are deferred until the new products or ports are completed.

            The Company's revenue recognition policies are designed to comply with American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, "Software Revenue Recognition," and with SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." Revenues recognized from multiple-element software license contracts are allocated to each element of the contracts based on the fair values of the elements, such as licenses for software products, maintenance, or professional services. The determination of fair value is based on objective evidence which is specific to the Company. The Company limits its assessment of objective evidence for each element to either the price charged when the same element is sold separately, or the price established by management having the relevant authority to do so, for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

            The Company utilizes distributors primarily in those geographic areas where the Company does not maintain a physical presence. The Company's revenue recognition policies with respect to sales by distributors complies with SOP 97-2 and SAB 101 in that all the revenue recognition criteria listed above are met. In addition, distributors do not have rights of return, price protections, rotation rights, or other features that would preclude revenue recognition. Generally, the value of software license sales to distributors is based on list selling prices to their customer less a discount at a predetermined rate. Similarly, the Company receives revenue from distributors based on a predetermined percentage of the maintenance fees billed by the distributor to the end customer. The distributor typically retains any fees earned by them for implementation services. Distributorships may or may not be geographically exclusive, and are generally subject to annual renewals by the Company.

            Service revenues generated from professional consulting and training services are recognized as the services are performed. Maintenance revenues, including revenues bundled with original software product license revenues, are deferred and recognized over the related contract period, generally 12 months.

      Computer Software Costs.

            The Company capitalizes computer software product development costs incurred in developing a product once technological feasibility has been established and until the product is available for general release to customers. Technological feasibility is established when the Company either (1) completes a detail program design that

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      encompasses product function, feature and technical requirements and is ready for coding and confirms that the product design is complete, that the necessary skills, hardware and software technology are available to produce the product, that the completeness of the detail program design is consistent with the product design by documenting and tracing the detail program design to the product specifications, and that the detail program design has been reviewed for high-risk development issues and any related uncertainties have been resolved through coding and testing or (2) completes a product design and working model of the software product, and the completeness of the working model and its consistency with the product design have been confirmed by testing. The Company evaluates realizability of the capitalized amounts based on expected revenues from the product over the remaining product life. Where future revenue streams are not expected to cover remaining amounts to be amortized, the Company either accelerates amortization or expenses remaining capitalized amounts. Amortization of such costs is computed as the greater of (1) the ratio of current revenues to expected revenues from the related product sales or
      (2) a straight-line basis over the expected economic life of the product (not to exceed five years). Software costs related to the development of new products incurred prior to establishing technological feasibility or after general release are expensed as incurred.

      As of June 30, 2003 and 2002, capitalized computer software costs approximated $63,945,000 and $61,587,000 respectively, and related accumulated amortization totaled $50,372,000 and $47,551,000 respectively.

      Cash and Cash Equivalents

            The Company considers all highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents.

      Accounts Receivable and Allowance for Doubtful Accounts

            Accounts receivable comprise trade receivables that are credit based and do not require collateral. Generally, the Company's credit terms are 30 days but in some instances the Company offers extended payment terms to customers purchasing software licenses. The Company has a history of offering extended payment terms from time to time for competitive reasons. These terms are not offered in connection with any contingencies related to product acceptance, implementation, or any other service or contingency post-transaction, and the Company has not offered concessions as a result of these terms. Payment arrangements in these circumstances typically require payment of a significant portion of the total contract amount within 30 days of the sale, with 2 or 3 subsequent installments making up the balance payable within 6 months. The Company has not found collectibility to be compromised as a result of these terms. In no case have payment terms extended beyond 12 months. Based on historical results, the Company believes that all components of SOP 97-2 are met, including that the arrangement is fixed and determinable.

            The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. On an ongoing basis, the Company evaluates the collectibility of accounts receivable based upon historical collections and assessment of the collectibility of specific accounts. Ross specifically reviews the collectibility of accounts with outstanding accounts receivable balances in excess of 90 days outstanding. The Company evaluates the collectibility of specific accounts using a combination of factors, including the age of the outstanding balance(s), evaluation of the account's financial condition, recent payment history, and discussions with the account executive responsible for the specific customer and with the customer directly. Based upon this evaluation of the collectibility of accounts receivable, an increase or decrease required in the allowance for doubtful accounts is reflected in the period in which the evaluation indicates that a change is necessary. If actual results differ, this could have an impact on the Company's financial condition, results of operation and cash flows.

      Property and Equipment

            Property and equipment are stated at cost. Depreciation is accumulated using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years. Leasehold improvements and equipment under capital leases are amortized using the straight-line method over the shorter of the terms of the related leases or the respective useful lives of the assets.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Long-lived Assets

            Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

      Fair Value of Financial Instruments

              The carrying amounts reported on the balance sheet for accounts receivable, notes receivable, accounts payable and short term debt approximate their fair values.

      Net Earnings (Loss) Per Common Share

            Basic earnings (loss) per common share is computed by dividing net earnings or net loss by the weighted average number of common shares outstanding during the period. Shares issued or reacquired during the year are weighted for the portion of the year that they were outstanding. Diluted earnings (loss) per common share is computed in a manner consistent with that of basic earnings (loss) per share while giving effect to all potentially dilutive common shares that were outstanding during the period. Potentially dilutive common shares used in computing diluted earnings per share are shown in the following table. As a result of the net losses incurred in the years ended June 30, 2002, and 2001, the potentially dilutive common shares for these fiscal years were not considered in the calculation as their impact would be antidilutive. Potentially dilutive common shares excluded in 2003, 2002 and 2001 were as follows:

                                                   FISCAL YEAR ENDED JUNE 30,
                                                   --------------------------
                                                2003          2002           2001
                                                ----          ----           ----
Stock options ........................           347            41            39
Warrants .............................                          47
Convertible Preferred shares .........                         500             1
                                                 ---           ---           ---
 Total ...............................           347           588            40
                                                 ---           ---           ---

            The following is a reconciliation from basic earnings per share to diluted earnings per share for fiscal 2003 (in thousands) :

                                              EARNINGS
                                            AVAILABLE TO
                                               COMMON      WEIGHTED AVERAGE        EARNINGS
                                            SHAREHOLDERS  SHARES OUTSTANDING      PER SHARE
                                            ------------  ------------------      ---------
Basic .............................            $4,056             2,641            $   1.54
Stock options .....................                                 108
Warrants ..........................                                  47
Convertible Preferred shares ......               150               500
                                               ------            ------            --------
Diluted ...........................            $4,206             3,296            $   1.28
                                               ------            ------            --------

      Goodwill

            In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. The Company elected early adoption and applied the provisions of this statement, effective in the first quarter of fiscal 2002. Under the new rules, goodwill is no longer amortized but is subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives. Goodwill attributable to each of the Company's reporting units was tested in June 2003 for impairment by comparing the fair value of each of the reporting units with its carrying value. The fair values of these reporting units were determined using a combination of discounted cash flow analysis and market multiples based on

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      historical and projected financial information. It was determined that there was no impairment to goodwill in any period subsequent to the date the Company adopted SFAS 142.

            Net loss and loss per share for fiscal 2001, adding back goodwill amortization of $691,000 ($0.27 per basic and diluted share) would have been $(151,000), $(0.06) per basic and diluted share. Prior to July 1, 2001, goodwill was being amortized over periods ranging from 7 to 10 years.

      Reimbursable Expenses

            Prior to January 1, 2002, the Company recorded reimbursement by its customers for out-of-pocket expenses as a decrease to cost of services. The Company's results of operations for the fiscal years June 30, 2001, have been reclassified for comparable purposes in accordance with the Emerging Issues Task Force release 01-14, "Income Statement Characterization of Reimbursements Received for Out of Pocket Expenses Incurred." The effect of this reclassification was to increase both services revenues and cost of services by, $1,307,000 for fiscal year 2001.

      Income Taxes

            In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"), the Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are established to recognize the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

      Foreign Operations and Currency Translation

            The local currencies of the Company's foreign subsidiaries are the functional currencies. Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at current exchange rates, and the resulting translation gains and losses are included as an adjustment to shareholders' equity as a component of comprehensive income. Transaction gains and losses that relate to U.S. dollar denominated intercompany short-term receivables recorded in the financial statements of the Company's foreign subsidiaries and are reflected in income. Where related intercompany balances have been designated as long-term, gains and losses are included as an adjustment to shareholders' equity as a component of comprehensive income.

      Reclassifications

            It is the Company's policy to reclassify prior year amounts to conform with current year financial statement presentation when necessary.

      Use of Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

      Advertising Costs

            The Company generally expenses advertising costs at the time the advertisement is published, or in the case of direct mail, when mailed. Advertising costs for the fiscal years ended June 30, 2003, 2002, and 2001 were approximately $574,000, $437,000, and $607,000 respectively.

      Segment Information

            SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" established standards for the way that public business enterprises report information about operating segments in their financial statements. The standard defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      how to allocate resources and in assessing performance. Based on these standards the Company has determined that it operates in four geographical segments: Northern Europe, Spain the United Kingdom and North America. During fiscal 2001, the Company divested its French subsidiary and adopted an indirect sales approach in the French market. See further discussion of this matter under "Acquisitions and Divestitures" below.

            The Company has no customers that represent ten percent or more of annual revenues.

            For management purposes, the results of the Asian operations are included in the North American results since the costs associated with managing the Asian marketplace are born by the North American entities within the Group. Revenues in the Asian markets comprise less than 5% of total revenues reported for the North American segment. Selected balance sheet and income statement information pertaining to the various significant geographic areas of operation are as follows:

            As of and for the year ended June 30, 2003 (in thousands) :

                                                                          NET INCOME       DEPRECIATION          CAPITAL
                                  GROSS ASSETS          REVENUE             (LOSS)       AND AMORTIZATION      EXPENDITURES
                                  ------------          -------           ----------     ----------------      ------------
Northern Europe .........            $ 2,987            $ 5,000            $   475            $    60            $    68
Spain ...................              6,220              6,902                615                306                259
United Kingdom ..........              2,569              5,545                387                 54                 39
North America ...........             28,435             30,653              2,729                346                356
                                     -------            -------            -------            -------            -------
Total ...................            $40,211            $48,100            $ 4,206            $   766            $   722
                                     =======            =======            =======            =======            =======

            As of and for the year ended June 30, 2002 (in thousands) :

                                                                       NET INCOME         DEPRECIATION           CAPITAL
                              GROSS ASSETS          REVENUE              (LOSS)         AND AMORTIZATION       EXPENDITURES
                              ------------          --------           ----------       ----------------       ------------
Northern Europe ....            $  2,518            $  5,579            $    676             $     60            $    159
Spain ..............               4,723               6,431               1,622                  247                  96
United Kingdom .....               2,969               5,127                 134                   62                  21
North America ......              27,408              28,916             (11,856)                 615                 464
                                --------            --------            --------             --------            --------
Total ..............            $ 37,618            $ 46,053            $ (9,424)            $    984            $    740
                                ========            ========            ========             ========            ========

            As of and for the year ended June 30, 2001 (in thousands):

                                                                     NET INCOME        DEPRECIATION          CAPITAL
                             GROSS ASSETS          REVENUE            (LOSS)         AND AMORTIZATION      EXPENDITURES
                             ------------          -------           ----------      ----------------      -------------
Northern Europe ....            $ 1,583            $ 4,947            $  (210)            $    80            $    35
Spain ..............              2,248              4,218                (56)                182                 38
United Kingdom .....              2,985              5,162             (1,014)                126                  4
North America ......             43,646             36,478                438               1,895                200
                                -------            -------            -------             -------            -------
Total ..............            $50,462            $50,805            $  (842)            $ 2,283            $   277
                                =======            =======            =======             =======            =======

      New Accounting Pronouncements

            In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", which clarifies disclosure and recognition/measurement requirements related to certain guarantees. The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The application of the requirements of FIN 45 did not have a significant impact on our financial position or result of operations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FASB Statement No. 123 ("Statement 148"). This amendment provides two additional methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, more prominent disclosures in both annual and interim financial statements are required for stock-based employee compensation. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002. The Company adopted the disclosure provisions of SFAS 148 during fiscal 2003.

            In January 2003, the FASB issued FASB Interpretation No. (FIN) 46, "Consolidation of Variable Interest Entities." This Interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," addresses consolidation by business enterprises of variable interest entities which possess certain characteristics. The Interpretation requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. This Interpretation applied immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. The Company does not have any ownership in any variable interest entities as of June 30, 2003.

            In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities ("Statement 149"). This Statement amends Statement 133 for decisions made (1) as part of the Derivatives Implementation Group process that effectively required amendments to Statement 133, (2) in connection with other Board projects dealing with financial instruments, and (3) in connection with implementation issues raised in relation to the application of the definition of a derivative, in particular, the meaning of an initial net investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors, the meaning of underlying, and the characteristics of a derivative that contains financing components. The Company does not have any derivative instruments or hedging activities. The application of Statement 149 did not have an impact on our financial statements.

            In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("Statement 150"). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Statement 150 requires that certain mandatorily redeemable financial instruments issued in the form of shares are to be classified as liabilities rather than equity. The Company has no outstanding financial instruments that fall into the definitions covered by this Statement. The application of Statement 150 did not have a significant impact on our financial statements.

      Non-recurring items

            In October of 2000, the Company reorganized its European presence and adopted an indirect sales model in France by terminating its ownership and control of the French subsidiary due to the chronic and sustained losses and negative cash flows suffered by the French subsidiary. At that time, management recorded what they deemed to be adequate reserves related to the possible future costs for the change of presence in France by deferring the gain associated with divesting net liabilities in this liquidating transaction. In the fourth quarter of fiscal 2002, the Company experienced a favorable outcome relating to the French subsidiary liquidation transaction which rendered most of the reserve unnecessary. As a result the Company recorded a non-recurring gain of $650,000 in fiscal year 2002, arising from the reduction of the reserve described above.

            On September 12, 2000, the Company announced restructuring efforts aimed at reducing costs and improving efficiencies. Under the restructuring, the Company reduced 125 positions across the company as well as accelerated efforts to eliminate unneeded office space, improve productivity through the use of technology and focus on increased revenues through the use of distributors. As a result of these actions, during the first quarter of fiscal year 2001, the Company recorded a $790,000 expense to cover the liability arising from associated employee separation costs. The costs were accrued in accordance with EITF Issue 94-3, "Liability Recognition for Certain

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Employee Terminations, Benefits and Other Costs to Exit an Activity". By March 31, 2001, all of the costs accrued in conjunction with both actions had been paid.

      Non-cash Impairment of Capitalized Software Cost

            In the fourth quarter of fiscal 2002, the Company made a major change in technology direction. The Internet-related functionality of the iRenaissance product was re-directed from the "java" based initial development used in the Resynt product line to the Microsoft ".net" technology. A new, formal development relationship with Microsoft was launched to support the requirements of the new technology direction. This strategic re-direction was based on the Company's belief that the .net technology will serve the Company and its customers better in the future, due to fuller market penetration, better standards of compatibility, and superior technical adaptability. The result of this change was that prior development in the former java environment became obsolete. Effective April 1, 2002, the amount of $5,488,000, representing all unamortized software-project balances relating to this, was expensed.

            On April 23, 2002, the Company announced the General Availability of Gembase Version 6.0. This version of Gembase, the 4GL language used for the development of the iRenaissance products, contained major functionality differences to prior versions, rendering all prior versions obsolete. As a result, development and maintenance of all versions prior to 6.0 were discontinued and no further sales using these versions would be contemplated. In addition, customers using these versions would be strongly encouraged to upgrade to version 6.0 because the Company no longer supports development of any Gembase release lower than version 6.0. Upgrades to the 6.0 version would be strongly supported and to encourage and facilitate customers' upgrading, the product was designed to make the transition straight-forward. Since Gembase versions lower than 6.0 would not contribute any further revenue to the Company, even in the short-term, the related unamortized software-project balances amounting to $943,000 were expensed.

            On May 22, 2002 the Company announced the release of iRenaissance version 5.7. This version was significantly changed from the prior versions. Previous to this release, upgrades from any version less than
      4.4 to the latest version were technically challenging resulting in an environment not conducive to customer upgrades. Version 5.7 offered a straight-forward upgrade capability to customers on previous versions. In addition, version 5.7 contained a new "engine" at its core, which significantly changed the way the software operated internally, and resulted in improved operating efficiencies. Since customers on versions lower than 4.4 could now upgrade without difficulty, the Company was able to discontinue the development and support of all versions prior to 4.4. No further sales using these versions would be contemplated. This had the effect of rendering all releases of iRenaissance which were lower than 4.4 obsolete. Since iRenaissance versions lower than 4.4 would not contribute any further license revenue to the Company, and renewable maintenance revenue would soon be in respect of the newly released version of the product rather than an older version, the related unamortized software-project balances amounting to $3,333,000 were expensed.

            During May 2002, the Company terminated further work on general enhancements of the COBOL technology based Renaissance Classic product line. Following prolonged, unfruitful attempts to garner interest in the proposed enhancements from the customer base, a twofold decision was made; to continue working with specific customers on custom product development, and to introduce a general sales program of free software license upgrade from the Classic product to the latest release of the iRenaissance product line for customers who remain on maintenance. The company will continue to support those customers who remain active users until they schedule their upgrade conversion to iRenaissance. Since no future revenue benefits are expected from the general enhancements capitalized to date, the aggregate, unamortized software-project balances amounting to $1,174,000 were expensed.

            The aggregate value of unamortized impaired software expensed in the fourth quarter of fiscal 2002 was $10,938,000. This action will have the effect of reducing software cost amortization in future years. If the Company had not recorded this expense, additional amortization expense of approximately $2,734,000 would be recorded during 2003.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      (2) ACQUISITIONS AND NOTE RECEIVABLE FROM RELATED PARTY

            On December 30, 1996, the Company acquired a 100% ownership interest in Ross Systems Iberica, its distributor in Spain and Portugal for the prior five years, in exchange for shares of the Company's common stock valued at approximately $1,400,000. The acquisition was a non-cash stock exchange which was accounted for under the purchase method of accounting. Accordingly, the results of operations of the acquired business have been included in the Company's results of operations since the date of acquisition. The purchase agreement mandated that the purchase price be guaranteed based on security prices as of a date which had been mutually extended by the parties and coincided with the extension of the maturity to July 8, 2003 of a non-interest bearing, recourse note receivable, owed by the former majority shareholder of Ross Systems Iberica to the Company. The former majority shareholder is currently an employee of the Company. The Company, in its sole discretion, could make up any difference between the value of the shares originally tendered and the guaranteed purchase price of Ross Iberica either by issuing additional shares or by paying cash. The note receivable described herein totaled $850,000 and was satisfied in full during March 2003, in conjunction with the treasury stock transaction discussed below.

            At the time of acquisition, the seller was issued 10% of the purchase price in unrestricted shares with the remainder of the shares restricted. As of December 31, 2002, the former majority shareholder still held 20,000 restricted shares which were all the restricted shares that were issued to him at the time of acquisition. During January 2003, the Company sought and received a unanimous written consent from its Board of Directors to issue additional shares to the former majority shareholder to satisfy the guaranteed purchase price agreement. On the date of the Board consent, the share price was $9. Accordingly, the Company issued 120,000 additional shares to satisfy the purchase price agreement. Since the guaranteed purchase price was based on security prices and was not based on an earn out factor or any other performance measure, this share issuance resulted only in a change in the number of common shares outstanding.

            On the same day as the issuance of these additional shares, the Company entered into an agreement with the former majority shareholder that allowed the Company to repurchase the former majority shareholder's shares at $9 per share. During January, 2003, the Company purchased these shares into treasury stock at the agreed upon $9 per share. The Company anticipated that these treasury shares would be issued to satisfy conversions of its outstanding mandatorily convertible preferred shares which must occur prior to or on June 30, 2006.

      (3) PROPERTY AND EQUIPMENT

            A summary of property and equipment follows (in thousands) :

                                                                          JUNE 30,
                                                                 -------------------------
                                                                       (IN THOUSANDS)
                                                                   2003             2002
                                                                 -------           -------
Computer equipment ....................................          $ 5,747           $ 5,691
Furniture and fixtures ................................            1,187             1,143
Leasehold improvements ................................              838             1,508
                                                                 -------           -------
                                                                   7,772             8,342
Less accumulated depreciation and amortization ........           (6,366)           (6,892)
                                                                 -------           -------
                                                                 $ 1,406           $ 1,450
                                                                 =======           =======

      (4) OTHER ASSETS

            A summary of other assets follows (in thousands):

                                                      JUNE 30,
                                             -------------------------
                                                   (IN THOUSANDS)
                                               2003             2002
                                             -------           -------
Goodwill...........................          $ 4,414           $ 4,414
Note receivable ...................              750               750
Other .............................               62                62
                                             -------           -------
                                               5,226             5,226
Less accumulated amortization .....           (2,233)           (2,233)
                                             -------           -------
                                             $ 2,993           $ 2,993
                                             =======           =======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      (5) ACCRUED EXPENSES

            A summary of accrued expenses follows (in thousands):

                                                                                  JUNE 30,
                                                                           ----------------------
                                                                               (IN THOUSANDS)
                                                                            2003            2002
                                                                           ------          ------
Accrued vacation, salary and related compensation costs .........          $1,583          $1,502
Sales, Use, VAT and GST taxes payable ...........................           1,334           1,159
Interest payable ................................................              38              63
Professional fees ...............................................             244             281
Royalties .......................................................             844             806
Other ...........................................................             897             665
                                                                           ------          ------
                                                                           $4,940          $4,476
                                                                           ======          ======

      (6) DEBT

            The Company has a revolving credit facility with an asset-based lender with a maximum credit line for up to $5,000,000, an expiration date of September 23, 2004, and an interest rate equal to the Prime Rate plus 2% (6.25% at June 30, 2003). Borrowings under the credit facility are collateralized by substantially all the assets of the Company. The revolving credit facility may be withdrawn if, amongst other things (a) the Company fails to pay any principal or interest amount due or (b) there is a material impairment of the Company's business which would prevent loan repayment and (c) any of these events are not remedied by the Company within allowable periods. At June 30, 2003, the Company had $2,131,000 outstanding against the $5,000,000 revolving credit facility and at June 30, 2002, approximately $3,370,000 was outstanding under the Company's revolving credit facility.

            The Company maintains other credit facilities in Spain with various expiration dates over a period of twelve months from June 30, 2003. Interest on these facilities ranges from 6% to 8% and the facilities are collateralized by various assets of the Spanish subsidiary. Balances outstanding under these agreements were approximately $669,000 and $597,000 at June 30, 2003 and 2002 respectively.

      (7) COMMITMENTS AND CONTINGENCIES

      Leases

            The Company leases facilities and certain equipment under operating leases which expire at various dates through fiscal 2016. Certain leases include renewal options and rental escalation clauses to reflect changes in price indices, real estate taxes, and maintenance costs. As of June 30, 2003, future minimum lease payments under non-cancelable operating leases were as follows (in thousands):

FISCAL YEAR
-----------
2004....................................................    1,384
2005....................................................      816
2006....................................................      634
2007....................................................      442
Thereafter..............................................    1,980
                                                           ------
Total future minimum lease payments.....................   $5,256
                                                           ======

            Rent expense approximated $1,189,000, $1,236,000, and $2,267,000, for fiscal 2003, 2002, and 2001, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Litigation

            a) On June 30, 1998, the Company entered into a distribution agreement with an existing Dutch systems integrator which entitled Ross to distribute a certain project accounting product the systems integrator was developing. The agreement contained certain minimum annual payments totaling $1,500,000 which, unless the agreement was properly canceled (as defined in the agreement) by Ross, would become due to the systems integrator if the Company did not achieve certain minimum annual sales quotas. The agreement also required that the Company use the systems integrator's personnel for certain implementation and maintenance activities.

            Over the next few years, the distributor, in Ross' view, failed to consistently successfully implement the project accounting product at multiple North American sites. These failures cost the Company between $300,000 and $400,000 in legal fees, uncollectible accounts receivable and settlement costs. In February 2001, the Company cancelled the agreement with the systems integrator.

            The parties were not able to reach mutual agreement regarding the terms of a settlement, and the systems integrator invoked the arbitration clause of the agreement in late 2001. The arbitration was commenced before the International Court of Arbitration in Paris, France, with the systems integrator ultimately seeking multiple damages aggregating more than $4,000,000.

            See note 14 for recent developments regarding the outcome of this matter.

            b) On February 28, 2001, the Company completed the sale of certain assets related to its Human Resource and Payroll product line to Now Solutions, LLC, (NOW), a majority owned subsidiary of Vertical Computer Systems Inc.(Vertical). Arglen Acquisitions (Arglen), was also a party to the transaction as a minority member of NOW. The gross asset sale price was $6,100,000. The purchase price consisted of cash of $5,100,000 and a note payable by NOW to Ross of $1,000,000.

            The note was non-interest bearing and was due in two installments; $250,000 due on February 28, 2002 and $750,000 due on February 28, 2003.
      NOW defaulted on the second installment of $750,000 which remains outstanding and is accruing interest at the rate of 10% per annum, the default interest rate as defined in the note.

            On February 27, 2003, the day before the final note installment was due, Vertical filed a derivative suit on behalf of NOW against Ross and others alleging breach of contract, fraud, conspiracy and breach of fiduciary duty. The suit alleges that Ross failed to schedule approximately $3,600,000 of liabilities related to maintenance agreements assumed by NOW. The suit also alleges that Ross failed to disclose to NOW a transaction brokerage fee of $600,000 that Ross was to pay to Arglen, whose CEO signed the fee agreement and who was also the CEO of NOW. The suit also alleges that Ross should be jointly and severally liable for certain alleged frauds committed by other defendants in which Ross allegedly conspired. The suit further seeks a setoff against the remaining note payment based on the above alleged damages, and the recovery of its attorneys' fees and costs. Ross denies and has contested each and every one of Vertical's claims. The Company does not believe currently that the outcome of range of outcomes is determinable, nor does it believe that should the outcome be unfavorable that it would be materially detrimental to the Company's liquidity.

            See note 14 for recent developments regarding the outcome of this matter.

      (8) CAPITAL STOCK

      Mandatorily Convertible Preferred Stock and Private Placement

            In fiscal 1991, the Company authorized a new class of no par value preferred stock consisting of 5,000,000 shares. The Board of Directors is authorized to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. All preferred stock was issued with a mandatory conversion feature.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            On June 29, 2001, the Company issued mandatorily convertible preferred stock to a qualified investor in a private placement transaction. In summary, the investor purchased 500,000 preferred shares at $4 per share yielding $2,000,000 for the Company. This price represented a premium to the market for the Company's common stock at the time of issuance. The average closing share price of the Company's common stock for the 30 trading days prior to the private placement was approximately $2.22. The preferred shares can be converted at $4.00 per share after June 29, 2002 but before June 29, 2006, on a one for one basis. The shares earn dividends at the rate of 7.5%. In conjunction with this transaction, the Company issued warrants to the broker who assisted in securing the investor. These warrants were fairly valued at $60,000 on the date of issuance and the expense has been recorded in the statement of operations as a component of other expense (net) in the quarter ended June 30, 2001.

            On April 27, 2001 the Company executed a reverse stock split on the basis of 1 share for 10 shares.

      (9) SUBSEQUENT EVENTS

      Announcement of Proposed Merger

            In early September 2003, the Company announced that it signed a definitive agreement whereby chinadotcom Software (CDC) will acquire Ross Systems in a merger.

            See note 14 for recent developments regarding the merger.

      (10) EMPLOYEE STOCK PLANS

      (a) Stock Option Plan

            The Company has reserved 210,000 shares of common stock for issuance under its 1988 Incentive Stock Plan and 810,000 shares of common stock for issuance under its 1998 Incentive Stock Plan (collectively the "Plans"). The 1988 Incentive Stock Plan is closed and may not be used for further issues of options. Under the Plans, the Company may issue options to purchase shares of the Company's common stock to eligible employees, officers, directors, independent contractors and consultants. The term of the options issued under the Plans cannot exceed ten years from the date of grant. Options granted to date generally become exercisable over four to five years based on the grantees' continued service with the Company.

            A summary of the status of the Company's Plan as of June 30, 2003, 2002 and 2001 and activity for the fiscal years then ended is presented below:

                                                      NUMBER OF       WEIGHTED AVERAGE
                                                        SHARES         EXERCISE PRICE    EXERCISABLE
                                                      ----------      -----------------  -----------
Balance as of June 30, 2000 .................           203,600           $   28.70        102,800
Granted (at market value) ...................           165,219           $    4.90
Cancelled/forfeited .........................           (77,148)          $   21.80
                                                       --------
Balance as of June 30, 2001 .................           291,671           $   16.91        112,255
Granted (at market value) ...................           137,333           $    4.91
Exercised ...................................           (10,243)          $    2.32
Cancelled/forfeited .........................           (91,966)          $   20.34
                                                       --------
Balance as of June 30, 2002 .................           326,795           $   10.78        113,494
Granted (at market value) ...................           252,828           $    8.01
Exercised ...................................           (31,048)          $    3.23
Cancelled /forfeited ........................           (19,756)          $   18.27
                                                       --------
Balance as of June 30, 2003 .................           528,819           $    9.62        154,615
                                                       ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            The weighted average estimated grant date fair value of options granted during fiscal 2003, 2002, and 2001 was $4.44, $3.73, and $4.49, respectively. The following table summarizes information about the stock options outstanding at June 30, 2003:

                                               OPTIONS OUTSTANDING
                                 -------------------------------------------------
                                                WEIGHTED AVERAGE                           OPTIONS EXERCISABLE
                                                    REMAINING                        -------------------------------
RANGE OF EXERCISE                   SHARES         CONTRACTUAL    WEIGHTED AVERAGE     SHARES       WEIGHTED AVERAGE
     PRICES                      OUTSTANDING          LIFE         EXERCISE PRICE    EXERCISABLE     EXERCISE PRICE
------------------               -----------       -----------    -----------------  -----------    ----------------
$1.88-$1.88 .............           50,613          7.5 years          $    1.88        16,041          $    1.88
$3.25-$3.25 .............            5,738          8.1 years               3.25         5,738               3.25
$3.50-$3.50 .............           63,441          7.4 years               3.50        12,750               3.50
$3.75-$5.40 .............           34,514          6.5 years               4.71        26,639               4.74
$7.25-$11.88 ............          275,428          9.1 years               7.89         9,987               9.62
$12.99-$25.00 ...........           39,615          7.0 years              16.35        25,040              17.28
$25.94-$25.94 ...........           39,350          4.1 years              25.94        39,350              25.94
$26.56-$52.50 ...........           17,715          4.1 years              33.35        16,665              33.46
$65.00-$65.00 ...........            2,100          3.5 years              65.00         2,100              65.00
$67.50-$67.50 ...........              305          1.4 years              67.50           305              67.50
                                   -------          ---------          ---------       -------          ---------
Totals ..................          528,819          7.8 years          $    9.62       154,615          $   16.06
                                   =======          =========          =========       =======          =========

      (b) Employee Stock Purchase Plan

            The Company initially reserved 80,000 shares of common stock for issuance under its 1991 Employee Stock Purchase Plan ("ESPP"). In fiscal 1999, the stockholders approved an amendment to the plan whereby the number of shares reserved for issuance was increased to 95,000. An amendment in fiscal 2002 provided that beginning in fiscal 2001 and each year thereafter, the amount reserved for issuance is increased by the lesser of 20,000 shares or 1% of total outstanding common stock.

            Under the ESPP, the Company's employees may purchase, through payroll deductions of 1% to 10% of compensation, shares of common stock at a price per share that is the lesser of 85% of its fair market value as of the beginning or end of the offering period. Under the ESPP, the Company sold 19,507 shares, 29,146 shares, and 11,409 shares, to employees in fiscal 2003, 2002, and 2001 respectively. The weighted average fair value of those purchase rights granted in fiscal 2003, and 2002, was $2.85 and $0.83, respectively. As of June 30, 2003, 182,922 shares had been issued under the ESPP.

      (11) INCOME TAXES

            Gains and losses before income taxes include foreign gains before income taxes of $1,507,000, and foreign losses before income taxes of $30,000 for fiscal 2003. Foreign gains before income taxes were $2,425,000 for fiscal 2002 and foreign losses before income taxes were $(1,280,000) for fiscal year 2001. Income tax expense for the years ended June 30, 2003, 2002 and 2001 consists of the following (in thousands):

                                        2003           2002           2001
                                        -----          -----          -----
Current:
  Federal ....................          $ 142          $   -          $(140)
  Foreign ....................              -            112            123
  State ......................            263             20             26
                                        -----          -----          -----
                                          405            132              9
                                        -----          -----          -----
Deferred:
  Federal ....................             --             --             --
  Foreign ....................             --             --             --
  State ......................             --             --             --
                                        -----          -----          -----
                                           --             --             --
                                        -----          -----          -----
                                        $ 405          $ 132          $   9
                                        =====          =====          =====

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            For the years ended June 30, 2003, 2002, and 2001, the reconciliation between the amounts computed by applying the United States federal statutory tax rate of 34% to loss before income taxes and the actual tax expense follows (in thousands):

                                                                                      2003              2002              2001
                                                                                     -------           -------           -------
Income tax expense (benefit) at statutory rate ............................          $ 1,568           $(3,159)          $  (283)
State income tax expense (benefit), net of federal income tax benefit .....              170               (13)              (37)
Change in beginning of year valuation allowance ...........................           (1,195)            3,028             3,063
Losses for which no benefit is recognized (foreign loss and rate) .........                -                 -               435
Rate differential related to foreign income and foreign tax
   withholdings ...........................................................                -               843               485
Amortization of other assets and other permanent differences ..............             (138)             (567)           (3,654)
                                                                                     -------           -------           -------
                                                                                     $   405           $   132           $     9
                                                                                     =======           =======           =======

            The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at June 30, 2003 and 2002 were as follows (in thousands):

                                                                   2003               2002
                                                                 --------           --------
Accruals and reserves .................................          $    428           $    670
Net operating loss carryforward (federal) .............            11,686             11,502
Net operating loss carryforward (state) ...............             1,521              2,386
Net operating loss carryforward (foreign) .............             2,300              2,748
Tax  credit carryforwards .............................             3,802              3,802
Fixed assets depreciation differences .................               407                399
                                                                 --------           --------
      Total gross deferred tax assets .................            20,144             21,507
      Less valuation allowance ........................           (14,698)           (15,893)
                                                                 --------           --------
      Net deferred tax assets .........................             5,446              5,614
                                                                 --------           --------
Capitalized computer software costs ...................            (5,446)            (5,614)
                                                                 --------           --------
      Total gross deferred liabilities ................            (5,446)            (5,614)
                                                                 --------           --------
Net deferred taxes ....................................          $      -           $      -
                                                                 ========           ========

            The net change in total valuation allowance for the year ended June 30, 2003, was a decrease of approximately $1,195,000. The valuation allowance has been established to recognize the uncertainty of utilizing loss and credit carryovers and certain deferred assets.

            At June 30, 2003, the Company had net operating loss carry-forwards of approximately $34,370,000, $25,354,000 and $7,187,000 for federal, state and foreign tax purposes, respectively. At June 30, 2003, the Company also had unused research and other credit carry-forwards of approximately $3,368,000 and $208,000 for federal and California tax purposes, respectively. The loss and research credit carry-forwards, if not utilized, will expire between fiscal 2005 and 2020.

      (12) SUPPLEMENTAL CASH FLOW INFORMATION

            Supplemental cash flow information for the years ended June 30, 2003, 2002, and 2001 follows (in thousands):

                                                                                            2003            2002            2001
                                                                                           ------          ------          ------
Cash payments:
  Interest ..........................................................................      $  349          $  642          $1,228
  Income taxes ......................................................................      $  121          $  319          $   75
Non-cash investing and financing activities:
  Conversion of convertible debentures into stock (non-cash transaction) ............      $    -          $    -          $1,177

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      (13) SELECTED UNAUDITED QUARTERLY INFORMATION
      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           QUARTER ENDED
                                                                  JUNE 30         MARCH 31             DEC.31          SEPT. 30
FISCAL YEAR 2003                                                   2003             2003                2003             2003
                                                                  -------         --------             -------         --------
Total net revenues                                                $12,988          $11,513(a)          $12,173          $11,426
Cost of software product licenses                                     979              449                 521              346
Net income                                                          1,306              719               1,430              601
Earnings per share - basic                                           0.49             0.27                0.54             0.23
Earnings per share - diluted                                         0.40             0.22                0.45             0.20
Number of shares used in per share computation - diluted            3,362            3,387               3,260            3,267

            (a) As originally stated, third quarter revenues of $11,420,000 excluded $93,000 of revenue which was recorded originally as a reduction of Costs of consulting, maintenance and other services.

                                                                                            QUARTER ENDED
                                                                  JUNE 30            MARCH 31           DEC.31           SEPT. 30
FISCAL YEAR 2002                                                    2002               2002              2001              2001
                                                                  --------           --------          --------          --------
Total net revenues                                                $ 11,173           $ 11,456          $ 11,425          $ 11,165
Cost of software product licenses                                      761                403               311               396
Net income (loss)                                                  (10,857)               381               488               414
Charge for impairment of capitalized software                      (10,288)                 -                 -                 -
Earnings (loss) per share - basic                                    (4.14)              0.16              0.19              0.16
Earnings (loss) per share - diluted                                  (4.14)              0.13              0.17              0.13
Number of shares used in per share computation - diluted             2,625              3,209             3,152             3,144

      (14) RECENT DEVELOPMENTS (UNAUDITED)

            On November 17, 2003, the Arbitrator in the systems integrator matter described more fully in note 7, announced an award of approximately $2,000,000 in favor of the systems integrator. The Company paid the award before the end of calendar 2003 by funding the payment out of operating cash flows in the ordinary course of business. As a result, the Company recognized a charge of approximately $1,900,000 during the quarter ending December 31, 2003 as $104,000 was previously recorded in accordance with the contract in its normal course.

            On November 18, 2003, the Supreme Court of the State of New York dismissed all of Vertical Computer Systems (Vertical) claims against Ross described more fully in note 7. Vertical has filed a Notice of Appeal. The Company will continue to defend this matter vigorously.

            On January 8, 2004, the Company filed a current report on Form 8-K to announce changes to the terms of the previously announced merger with chinadotcom. Under the terms of the merger agreement, as amended, for each share of Ross common stock held, stockholders of Ross Systems may elect to receive either (i) $17.00 in cash or (ii) $19.00 in a combination of cash and CDC common shares for each share of the Company's common stock (the "Common Shares"). CDC common shares will be valued at the average closing price of such shares for the 10 trading days preceding the second trading day before the closing date. Both companies are listed on NASDAQ.

                                                                     SCHEDULE II

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                           ADDITIONS
                                                                    -----------------------
                                                     BALANCE AT     CHARGED TO      CHARGED
                                                     BEGINNING       COSTS AND      TO OTHER                      BALANCE AT
DESCRIPTION                                          OF PERIOD       EXPENSES       ACCOUNTS     DEDUCTIONS(1)  END OF PERIOD
-----------                                          ---------       --------       --------     -------------  -------------
Year ended June 30, 2003 allowance for
   doubtful accounts and returns ............          $3,379          $  831          $ -          $2,676          $1,532
                                                       ------          ------          ---          ------          ------
Year ended June 30, 2002 allowance for
   doubtful accounts and returns ............          $2,930          $1,444          $ -          $  995          $3,379
                                                       ------          ------          ---          ------          ------
Year ended June 30, 2001 allowance for
   doubtful accounts and returns ............          $3,571          $1,514          $ -          $2,155          $2,930
                                                       ------          ------          ---          ------          ------

-------------
      (1) Represents net charge-off of specific receivables.

================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 10-Q

(MARK ONE)


[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2004,


                                       OR


[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER 0-19092

                               ROSS SYSTEMS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                    DELAWARE                                 94-2170198
         -------------------------------               ----------------------
         (State or other jurisdiction of                    (IRS Employer
         incorporation or organization)                Identification Number)

             TWO CONCOURSE PARKWAY,
           SUITE 800, ATLANTA, GEORGIA                             30328
           ----------------------------                     ---------------
    (Address of principal executive offices)                 (Zip code)

                                 (770) 351-9600
                                 --------------
              (Registrant's telephone number, including area code)


     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. YES [X]   NO [ ]


     Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act). YES [ ] NO [X]


     As of May 14, 2004, the Registrant had outstanding 2,880,496 shares of Common Stock, and 500,000 Series A 7.5% convertible preference shares, ("convertible preferred stock").

                               ROSS SYSTEMS, INC.
                          QUARTERLY REPORT ON FORM 10-Q
                          QUARTER ENDED MARCH 31, 2004


                                TABLE OF CONTENTS


                                                                                                                       PAGE NO.
PART I. FINANCIAL INFORMATION
     Item 1. Financial Statements                                                                                            3
         Condensed Consolidated Balance Sheets - March 31, 2004 and June 30, 2003                                            3
         Condensed Consolidated Statements of Operations - Three and nine months ended March 31, 2004 and 2003               4
         Condensed Consolidated Statements of Cash Flows - Nine months ended March 31, 2004 and 2003                         5
     Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations                          15
     Item 3. Quantitative and Qualitative Disclosures About Market Risk                                                     26
     Item 4. Controls and Procedures                                                                                        27
PART II. OTHER INFORMATION
     Item 6. Exhibits and Reports on Form 8-K                                                                               28
SIGNATURE                                                                                                                   30

This Quarterly Report on Form 10-Q, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 2, contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Ross Systems to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenue, synergies, accretion, margins or other financial items; any statement containing the proposed merger with chinadotcom corporation; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans; any statement concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by customers and partners; employee management issues; the challenge of managing asset levels; the difficulty of aligning expense levels with revenue changes; and other risks that are described herein and that are otherwise described from time to time in Ross Systems' Securities and Exchange Commission reports. Ross Systems assumes no obligation and does not intend to update these forward-looking statements.

                          PART I. FINANCIAL INFORMATION


ITEM 1. FINANCIAL STATEMENTS


                       ROSS SYSTEMS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE RELATED DATA)


                                                                                           MARCH 31,          JUNE 30,
                                                                                             2004               2003
                                                                                           ---------          --------
                                                                                          (UNAUDITED)
ASSETS
Current assets:
     Cash and cash equivalents                                                            $  8,751           $  8,628
     Accounts receivable, less allowance for doubtful accounts of $1,509
         and $1,532, at March 31, 2004, and June 30, 2003 respectively                      14,967             12,880
     Prepaid and other current assets                                                          805                731
                                                                                          --------           --------
             Total current assets                                                           24,523             22,239
     Property and equipment, net                                                             1,208              1,406
     Computer software costs, net                                                           12,617             13,573
     Other assets                                                                            2,993              2,993
                                                                                          --------           --------
             Total assets                                                                 $ 41,341           $ 40,211
                                                                                          ========           ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Short term debt                                                                      $  5,049           $  2,800
     Accounts payable                                                                        1,436              2,978
     Accrued expenses                                                                        5,055              4,940
     Income taxes payable                                                                      177                261
     Deferred revenues                                                                      11,944             12,203
                                                                                          --------           --------
         Total current liabilities                                                          23,661             23,182
                                                                                          --------           --------

Shareholders' equity:
     Convertible Preferred stock, no par value 5,000,000 shares authorized;
       500,000 shares issued and outstanding                                                 2,000              2,000
     Common stock, $0.001 par value; 15,000,000 shares authorized; 2,879,470 and
       2,815,603 shares issued and outstanding                                                  28                 28
     Additional paid-in capital                                                             87,275             87,189
     Accumulated deficit                                                                   (68,669)           (69,094)
     Accumulated other comprehensive deficit                                                (1,834)            (1,749)
     Treasury stock at cost, 133,977 and 158,973 shares                                     (1,120)            (1,345)
                                                                                          --------           --------
             Total shareholders' equity                                                     17,680             17,029
                                                                                          --------           --------
             Total liabilities and shareholders' equity                                   $ 41,341           $ 40,211
                                                                                          ========           ========


         The accompanying notes are an integral part of these condensed consolidated financial statements.

                      ROSS SYSTEMS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                                    MARCH 31,                      MARCH 31,
                                                                                  (UNAUDITED)                    (UNAUDITED)
                                                                             -----------------------       ------------------------
                                                                              2004            2003          2004           2003
                                                                             --------       --------       --------       --------
Revenues:
         Software product licenses                                           $  4,244       $  2,696       $ 11,594       $  9,903
         Consulting and other services                                          4,237          3,489         11,815          9,794
         Maintenance                                                            5,191          5,235         15,538         15,323
                                                                             --------       --------       --------       --------
             Total revenues                                                    13,672         11,420         38,947         35,020
                                                                             --------       --------       --------       --------

Operating expenses:
         Costs of software product licenses (inclusive of amortization
             of capitalized computer software costs)                            1,764          1,660          5,090          4,786
         Costs of consulting, maintenance and other services                    5,313          4,229         15,491         12,784
         Software product license sales and marketing                           3,272          2,864          9,021          8,193
         Product development net of capitalized computer software costs           778            605          2,417          1,893
         General and administrative                                               812          1,016          2,807          3,420
         Litigation settlement                                                     --             --          1,896             --
         Provision for uncollectible accounts                                     188            197            418            711
                                                                             --------       --------       --------       --------
             Total operating expenses                                          12,127         10,571         37,140         31,787
                                                                             --------       --------       --------       --------

Operating profit                                                                1,545            849          1,807          3,233
     Other expenses, net                                                         (113)           (29)          (144)          (152)
     Proposed merger transaction costs                                           (139)            --         (1,133)            --
     Income tax expense                                                           (22)           (63)          (105)          (217)
                                                                             --------       --------       --------       --------
Net income                                                                      1,271            757            425          2,864
         Preferred stock dividend                                                 (38)           (38)          (113)          (113)
                                                                             --------       --------       --------       --------
Net income available to common shareholders                                  $  1,233       $    719       $    312       $  2,751
                                                                             ========       ========       ========       ========
Net income per common share - basic                                          $   0.45       $   0.27       $   0.12       $   1.05
                                                                             ========       ========       ========       ========
Net income per common share - diluted                                        $   0.36       $   0.22       $   0.12       $   0.87
                                                                             ========       ========       ========       ========
Shares used in per share computation - basic                                    2,728          2,638          2,707          2,616
                                                                             ========       ========       ========       ========
Shares used in per share computation - diluted                                  3,513          3,387          3,477          3,292
                                                                             ========       ========       ========       ========


         The accompanying notes are an integral part of these condensed consolidated financial statements.

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                              NINE MONTHS ENDED
                                                                                                   MARCH 31,
                                                                                                  (UNAUDITED)
                                                                                        --------------------------------
                                                                                          2004                    2003
                                                                                         -------                --------
Cash flows from operating activities:
     Net income                                                                          $   425                $ 2,864
             Adjustments to reconcile net earnings to net cash provided by operating activities:
                  Depreciation and amortization of property and equipment                    559                    556
                  Amortization of computer software costs                                  3,707                  3,526
                  Provision for uncollectible accounts                                       418                    711
     Changes in operating assets and liabilities:
                  Accounts receivable                                                     (2,370)                (1,723)
                  Prepaid and other current assets                                           (63)                   906
                  Income taxes recoverable/payable                                           (84)                   235
                  Accounts payable                                                        (1,510)                  (374)
                  Accrued expenses                                                           267                    504
                  Deferred revenues                                                         (226)                  (701)
                                                                                         -------                -------
         Cash provided by operating activities                                             1,123                  6,504
                                                                                         -------                -------
                  Purchases of property and equipment, net                                  (302)                  (551)
                  Computer software costs capitalized                                     (2,908)                (3,317)
                  Other                                                                       --                     44
                                                                                         -------                -------
         Cash used in investing activities                                                (3,210)                (3,824)
                                                                                         -------                -------
         Cash flows from financing activities:
                  Net cash received (paid) on line of credit activity                      2,249                   (169)
                  Repurchase of treasury stock                                                --                 (1,426)
                  Proceeds from issuance of common stock                                     310                    262
                  Preference dividend paid                                                  (113)                    --
                                                                                         -------                -------
                  Cash provided by (used in) financing activities                          2,446                 (1,333)
                                                                                         -------                -------
Effect of exchange rate changes on cash                                                     (236)                  (198)
                                                                                         -------                -------
Net increase in cash and cash equivalents                                                    123                  1,149
Cash and cash equivalents at beginning of fiscal year                                      8,628                  5,438
                                                                                         -------                -------
Cash and cash equivalents at end of fiscal quarter                                       $ 8,751                $ 6,587
                                                                                         =======                =======
Supplemental disclosures of cash flow information:
                  Cash paid for interest charges                                         $    67                $    75
                  Cash paid for taxation charges                                         $    79                $   104


              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1)       BUSINESS OF THE COMPANY & BASIS OF PRESENTATION


         DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Business of the Company


         Ross Systems, Inc. (the "Company" or "Ross"; NASDAQ: ROSS) delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by over 1,000 customer companies worldwide, the company's family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance.

         Publicly traded on the Nasdaq National Market since 1991, Ross's global headquarters are based in the U.S. in Atlanta, Georgia, with sales and support operations around the world.

         The Company operates in one business segment (software) and no individual customer accounted for more than 10% of total revenues in the quarter ended March 31, 2004. The Company does not have a concentration of credit risk in any one industry. Approximately 66% of the Company's revenues are derived from the North American market.

         The accompanying unaudited condensed consolidated financial statements of the Company reflect all adjustments of a normal recurring nature which are, in the opinion of management, necessary to present a fair statement of its financial position as of March 31, 2004, and the results of its operations and cash flows for the interim periods presented. The Company's results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the full year.

         These unaudited condensed consolidated financial statements have been prepared in accordance with the instructions for Form 10-Q, and therefore, certain information and footnote disclosures normally contained in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These financial statements should be read in conjunction with the Consolidated Financial Statements and notes thereto included in the Company's Annual Report to Stockholders on Form 10-K/A for the fiscal year ended June 30, 2003 which was filed with the Securities and Exchange Commission.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Basis of Presentation

         The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Stock Based Compensation.

         The company measures compensation cost for its stock incentive and option plans using the intrinsic value-based method of accounting.

         Had the company used the fair value-based method of accounting to measure compensation expense for its stock incentive and option plans and charged compensation cost against income over the vesting periods, based on the fair value of options at the date of grant, net income or loss and the related basic and diluted per common share amounts for the three and nine months ended March 31, 2004 and 2003 would have been as follows:

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                      (In thousands, except per share data)


                                                                               THREE MONTHS ENDED            NINE MONTHS ENDED
                                                                                   MARCH 31,                     MARCH 31,
                                                                            -------------------------     -----------------------
                                                                              2004            2003           2004         2003
                                                                            ---------       ---------     ---------     ---------
Net income available to common shareholders:
     As reported                                                            $   1,233       $     719     $     312     $   2,751
         Deduct: Total stock-based employee compensation expense under
           fair value-based method, net of tax                                   (235)            (56)         (763)         (341)
                                                                            ---------       ---------     ---------     ---------

     Pro forma net income (loss) available to common shareholders           $     998       $     663     $    (451)    $   2,410
                                                                            ---------       ---------     ---------     ---------

Basic net earnings (loss) per share:
     As reported                                                            $    0.45       $    0.27     $    0.12     $    1.05
     Pro forma                                                                   0.37            0.25         (0.17)         0.92
Diluted net earnings (loss) per share:
     As reported                                                                 0.36            0.22          0.12          0.87
     Pro forma                                                                   0.29            0.21         (0.17)         0.77


               The following weighted average assumptions for the Company's Stock Option Plan were used to determine the pro forma amounts noted above:


                                         THREE MONTHS ENDED                      NINE MONTHS ENDED
                                              MARCH 31,                              MARCH 31,
                                    -----------------------------            ----------------------------
                                      2004                 2003               2004                2003
                                    --------             --------            --------            --------
Expected life (years)                    5                   5                   5                   5
Expected volatility                   30.0%               66.2%               30.0%               66.2%
Risk-free interest rate                5.0%                4.3%                5.0%                4.3%
Expected dividend yield               None                None                None                None


          Revenue Recognition.

         In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements," the Company recognizes revenues from licenses of computer software "up-front" provided that a non-cancelable license agreement has been signed, the software and related documentation have been shipped, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable, and no significant other vendor obligations exist. The revenue associated with any license agreements containing cancellation or refund provisions is deferred until such provisions lapse. Where the Company has future obligations, if such obligations are insignificant, related costs are accrued immediately. When the obligations are significant, the software product license revenues are deferred. Future contractual obligations can include software customization, requirements to provide additional products in the future and porting products to new platforms. Contracts which require significant software customization are accounted for on the percentage-of-completion basis. Revenues related to significant obligations to provide future products or to port existing products are deferred until the new products or ports are completed.

         The Company's revenue recognition policies are designed to comply with American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, "Software Revenue Recognition," and with SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." Revenues recognized from multiple-element software license contracts are allocated to each element of the contracts based

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


on the fair values of the elements, such as licenses for software products, maintenance, or professional services. The determination of fair value is based on objective evidence which is specific to the Company. The Company limits its assessment of objective evidence for each element to either the price charged when the same element is sold separately, or the price established by management having the relevant authority to do so, for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.


         The Company utilizes distributors primarily in geographic areas where the Company does not maintain a physical presence. The Company's revenue recognition policies with respect to sales by distributors complies with SOP 97-2 and SAB 101 in that all the revenue recognition criteria listed above are met. In addition, distributors do not have rights of return, price protection, rotation rights, or other features that would preclude revenue recognition. Generally, the value of software license sales to distributors is based on list selling prices to their customer less a discount at a predetermined rate. Similarly, the Company earns revenue from distributors based on a predetermined percentage of the maintenance fees billed by the distributor to the end customer. The distributor typically retains any fees earned by them for implementation services they perform. Distributorships may or may not be geographically exclusive, and are generally subject to annual renewals by the Company.

         Service revenues generated from professional consulting and training services are recognized as the services are performed. Maintenance revenues, including revenues bundled with original software product license revenues, are deferred and recognized over the related contract period, generally 12 months.

         Computer Software Costs.

         The Company capitalizes computer software product development costs incurred in developing a product once technological feasibility has been established and until the product is available for general release to customers. Technological feasibility is established when the Company either (1) completes a detail program design that encompasses product function, features and technical requirements and is ready for coding, and confirms that the product design is complete, that the necessary skills, hardware and software technology are available to produce the product, that the completeness of the detail program design is consistent with the product design by documenting and tracing the detail program design to the product specifications, that the detail program design has been reviewed for high-risk development issues, and that any related uncertainties have been resolved through coding and testing or (2) completes a product design and working model of the software product, and the completeness of the working model and its consistency with the product design have been confirmed by testing. The Company evaluates the expected future realizability of the capitalized amounts based on expected revenues from the product over the remaining product life. Where future projected revenue streams are not expected to cover remaining amounts to be amortized, the Company either accelerates amortization or expenses the remaining capitalized amounts. Amortization of such costs is computed as the greater of (1) the ratio of current revenues to expected future revenues from the related future product sales or (2) a straight-line basis over the estimated useful life of the product (not to exceed five years). Software costs related to the development of new products incurred prior to establishing technological feasibility or after general release are expensed as incurred.

         Cash and Cash Equivalents

         The Company considers all highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents.

          Accounts Receivable and Allowance for Doubtful Accounts

         Accounts receivable is comprised of trade receivables that are credit based and do not require collateral. Generally, the Company's credit terms are 30 days but in some instances the Company offers extended payment terms to customers purchasing software licenses. The Company has a history of offering extended payment terms from time to time for competitive reasons. These terms are not offered in connection with any contingencies related to product acceptance, implementation, or any other service obligation or

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


contingencies post-transaction, and the Company has not offered concessions as a result of these terms. Payment arrangements in these circumstances typically require payment of a significant portion of the total contract amount within 30 days of the sale, with two to three subsequent installments typically within six months. The Company has not found collectibility to be compromised as a result of these terms. In no case have payment terms extended beyond 12 months. Based on historical results, the Company believes that its revenue recognition policies comply with all components of SOP 97-2, including that the product has been shipped and that the arrangement is fixed and determinable.

         The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. On an ongoing basis, the Company evaluates the collectibility of accounts receivable based upon historical collections and assessment of the collectibility of specific accounts. Ross specifically reviews the collectibility of accounts with outstanding balances in excess of 90 days. The Company evaluates the collectibility of specific accounts using a combination of factors, including the age of the outstanding balances, evaluation of the underlying company's financial condition, recent payment history, and discussions with the account executive responsible for the specific customer. Based upon this evaluation, an increase or decrease required in the allowance for doubtful accounts is reflected in the period in which the evaluation indicates that a change is necessary. Any change in the allowance for doubtful accounts could have an impact on the Company's financial condition, results of operation and cash flows.

          Property and Equipment

         Property and equipment are stated at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years. Leasehold improvements and equipment under capital leases are amortized using the straight-line method over the shorter of the terms of the related leases or the respective useful lives of the assets.

          Long-lived Assets

         Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

          Fair Value of Financial Instruments

         The carrying amounts reported on the balance sheet for accounts receivable, notes receivable, accounts payable and short term debt approximate their fair values.

          Income Taxes

         In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), the Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are established to recognize the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

          Foreign Operations and Currency Translation

         The local currencies (typically Euros and Pounds Sterling) of the Company's foreign subsidiaries are the functional currencies. Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at current exchange rates, and the resulting translation gains and losses are included as an adjustment to shareholders' equity as a component of comprehensive income. Transaction gains and losses that relate to U.S. dollar denominated intercompany short-term receivables are recorded in the financial statements of the Company's foreign subsidiaries and are reflected in income. Where related intercompany balances have been designated as long-term, gains and losses are included as an adjustment to shareholders' equity as a component of comprehensive income.

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         Reclassifications

         It is the Company's policy to reclassify prior year amounts to conform with current year financial statement presentation when necessary.

         Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

          Advertising Costs

         The Company generally expenses advertising costs at the time the advertisement is published, or in the case of direct mail, when mailed. Advertising costs for the three months ended March 31, 2004 and 2003 were approximately $228,000 and $125,000 respectively. Advertising costs for the nine months ended March 31, 2004 and 2003 were approximately $547,000 and $415,000 respectively

         Segment Information

         SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" established standards for the way that public business enterprises report information about operating segments in their financial statements. The standard defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. Based on these standards the Company has determined that it operates in four geographical segments: Northern Europe, Spain, the United Kingdom and North America.

         The Company has no customers that represent ten percent or more of annual revenues.

         For management purposes, the results of the Asian operations are included in the North American results since the costs associated with managing the Asian market place are born by the North American entities within the Group. Revenues in the Asian markets comprise less than 5% of total revenues reported for the North American segment. Selected balance sheet and income statement information pertaining to the various significant geographic areas of operation are as follows:

         As of and for the quarter ended March 31, 2004 (in thousands):


                                                                         NET INCOME
                                                                         AVAILABLE TO
                                                                          COMMON              DEPRECIATION              CAPITAL
                           TOTAL ASSETS            REVENUE             SHAREHOLDERS          AND AMORTIZATION        EXPENDITURES
                              -------               -------               -------                -------               -------
Northern Europe               $ 7,800               $ 1,517               $   105                $    15               $     6
Spain                           7,524                 1,603                  (152)                    91                    --
United Kingdom                  2,673                 1,560                    81                     14                     1
North America                  23,344                 8,992                 1,199                     72                    91
                              -------               -------               -------                -------               -------

Total                         $41,341               $13,672               $ 1,233                $   192               $    98
                              =======               =======               =======                =======               =======

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


               As of and for the quarter ended March 31, 2003, (in thousands):


                                                                        NET INCOME
                                                                       AVAILABLE TO
                                                                          COMMON              DEPRECIATION              CAPITAL
                         TOTAL ASSETS            REVENUE               SHAREHOLDERS         AND AMORTIZATION          EXPENDITURES
                       ---------------        ---------------        ---------------        ----------------        ---------------
Northern Europe        $         2,622        $         1,041        $           (34)        $            16        $             2
Spain                            6,399                  1,647                    225                      59                     --
United Kingdom                   3,428                  1,559                    143                      15                     --
North America                   26,184                  7,173                    385                      69                    114
                       ---------------        ---------------        ---------------         ---------------        ---------------
Total                  $        38,633        $        11,420        $           719         $           159        $           116
                       ===============        ===============        ===============         ===============        ===============


         As of and for the nine months ended March 31, 2004 (in thousands):


                                                                NET INCOME
                                                               AVAILABLE TO
                                                                  COMMON            DEPRECIATION          CAPITAL
                       TOTAL ASSETS          REVENUE           SHAREHOLDERS       AND AMORTIZATION      EXPENDITURES
                       ------------        ------------        ------------       ----------------      ------------

Northern Europe        $      7,800        $      3,763        $        231         $         43        $         21
Spain                         7,524               4,944                  43                  254                  79
United Kingdom                2,673               4,736                 509                   43                  10
North America                23,344              25,504                (471)                 219                 192
                       ------------        ------------        ------------         ------------        ------------
Total                  $     41,341        $     38,947        $        312         $        559        $        302
                       ============        ============        ============         ============        ============


         As of and for the nine months ended March 31, 2003 (in thousands):


                                                                                                        NET INCOME
                                                                                                       AVAILABLE TO
                                                                  COMMON           DEPRECIATION          CAPITAL
                       TOTAL ASSETS           REVENUE          SHAREHOLDERS      AND AMORTIZATION      EXPENDITURES
                       ------------        ------------        ------------      ----------------      ------------
Northern Europe        $      2,622        $      3,479        $        278        $         47        $         25
Spain                         6,399               4,667                 635                 208                 148
United Kingdom                3,428               4,171                 338                  40                  39
North America                26,184              22,703               1,500                 261                 339
                       ------------        ------------        ------------        ------------        ------------
Total                  $     38,633        $     35,020        $      2,751        $        556        $        551
                       ============        ============        ============        ============        ============


          New Accounting Pronouncements

         The Financial Accounting Standards Board issued an Exposure Draft to amend SFAS No. 123, which would eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25. The proposed statement provides guidance on accounting for transactions in which an enterprise receives employee services in exchange for equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. Under the Exposure Draft, SFAS No. 123 requires the cost resulting from all share-based payment transactions to be recognized in the financial statements and establishes a fair-value based method of accounting for the transactions. The Company continues to apply the recognition and measurement principles of APB Opinion No. 25, but has complied with the disclosure requirements of SFAS No.
148. Adoption of the requirements in the Exposure Draft may have an impact on the financial results.

2)      COMPREHENSIVE INCOME

         Comprehensive income represents net income plus the results of certain shareholders' equity changes not reflected in the consolidated statements of operations. The items in comprehensive income relate principally to foreign currency translation adjustments and were as follows for the three and nine months ended March 31, 2004 and 2003 (in thousands):

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                                                     THREE MONTHS ENDED                         NINE MONTHS ENDED
                                                           MARCH 31,                                MARCH 31,
                                                --------------------------------        ---------------------------------
                                                    2004                2003                2004                 2003
                                                ------------        ------------        ------------         ------------
Net income                                      $      1,233        $        719        $        312         $      2,751
Foreign currency translation adjustments                  74                  86                 (85)                (152)
                                                ------------        ------------        ------------         ------------

Total comprehensive income                      $      1,307        $        805        $        227         $      2,599
                                                ============        ============        ============         ============


     3)      NET INCOME PER COMMON SHARE BASIC AND DILUTED


         Basic earnings per common share are computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is computed in a manner consistent with that of basic earnings per share while giving effect to all potentially dilutive common shares that were outstanding during the period.

         The following is a reconciliation of the numerators of diluted earnings per share, (in thousands):


                      THREE MONTHS ENDED NINE MONTHS ENDED
                                                                     MARCH 31,                                MARCH 31,
                                                         --------------------------------        --------------------------------
                                                             2004                2003                2004                2003
                                                         ------------        ------------        ------------        ------------
Net income available to common shareholders -- basic     $      1,233        $        719        $        312        $      2,751
Dividend on convertible securities                                 38                  38                 113                 113
                                                         ------------        ------------        ------------        ------------

Net income - diluted                                     $      1,271        $        757        $        425        $      2,864
                                                         ============        ============        ============        =============


         The following is a reconciliation of the denominators of diluted earnings per share (in thousands):


                                                                                   THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                                         MARCH 31,                MARCH 31,
                                                                                   ------------------        ------------------
                                                                                    2004         2003         2004         2003
                                                                                   -----        -----        -----        -----
Weighted average shares outstanding - basic                                        2,728        2,638        2,707        2,616
Conversion of preferred stock                                                        500          500          500          500
"In the money" stock options, warrants and contingently issuable securities          285          249          270          176
                                                                                   -----        -----        -----        -----

Weighted average shares outstanding - diluted                                      3,513        3,387        3,477        3,292
                                                                                   =====        =====        =====        =====


In periods when the Company is profitable, the only difference between the denominator for basic and diluted net earnings per share is the effect of potentially dilutive common shares. In periods of a loss, the denominator does not change because this would be antidilutive.

4)     CAPITAL STOCK

          Mandatorily Convertible Preferred Stock and Private Placement

         In fiscal 1991, the Company authorized a new class of no par value preferred stock consisting of 5,000,000 shares. The Board of Directors is authorized to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. All preferred stock was issued with a mandatory conversion feature.

         On June 29, 2001, the Company issued mandatorily convertible preferred stock to a qualified investor in a private placement transaction. In summary, the investor purchased 500,000 preferred shares at $4 per share

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


yielding $2,000,000 for the Company. This price represented a premium to the market for the Company's common stock at the time of issuance. The average closing share price of the Company's common stock for the 30 trading days prior to the private placement was approximately $2.22. The preferred shares can be converted at $4.00 per share after June 29, 2002 but before June 29, 2006, on a one for one basis. The shares earn dividends at the rate of 7.5%. In conjunction with this transaction, the Company issued warrants to the broker who assisted in securing the investor. These warrants were fairly valued at $60,000 on the date of issuance.

         On July 1, 2003 the Company awarded a total of 25,000 restricted shares to two of its officers. These shares have a ten year vesting period and include certain accelerated vesting rights (as defined) which are conditional upon a change of control of the Company, or the share price closing at or above $20.00 per share. Related stock compensation of $9,000, and $27,000 for the three months and nine months ended March 31, 2003 respectively, are reflected in the statement of operations.

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5)       PENDING MERGER

         In early September 2003, the Company announced that it had signed a definitive agreement whereby chinadotcom Software (CDC) would acquire Ross Systems in a merger. On January 8, 2004, the Company announced changes to the terms of the pending merger. Under the terms of the merger agreement, as amended, for each share of Ross common stock held, stockholders of Ross Systems may elect to receive either (i) $17.00 in cash or (ii) $19.00 in a combination of cash and CDC common shares for each share of the Company's common stock (the "Common Shares"). CDC common shares will be valued at the average closing price of such shares for the 10 trading days preceding the second trading day before the closing date. Both companies are listed on NASDAQ stock exchange.

         Proposed merger transaction costs consisting of legal and professional services fees of approximately $139,000 and $1,133,000 were incurred during the six and nine months ended March 31, 2004 respectively. These costs did not constitute normal operating costs and have therefore been disclosed separately in the consolidated condensed statement of operations.

6)       RELATED PARTY TRANSACTION

         In November 2003 in connection with the pending merger of the Company and chinadotcom Software ("CDC"), management of Industri-Matematik International ("IMI"), a subsidiary of CDC, requested that the Company assist IMI in performing certain administrative functions. The Company charged IMI, in an arm's length manner, approximately $90,000 and $150,000 during the three and nine months ended March 31, 2004, respectively. These fees have been recorded as a reduction of general and administrative expenses.

7)       LEGAL PROCEEDINGS

        a) On November 17, 2003, an arbitrator awarded approximately $2,000,000 against the Company in favor of a former Dutch distributor. The Company paid the award before the end of calendar 2003 by funding the payment out of operating cash flows in the ordinary course of business. As a result, the Company recognized a charge of approximately $1,896,000 during the quarter ending December 31, 2003 as $104,000 was previously recorded in accordance with the contract in its normal course.

         b) On February 28, 2001, the Company completed the sale of certain assets related to its Human Resource and Payroll product line to Now Solutions, LLC, (NOW), a majority owned subsidiary of Vertical Computer Systems Inc. (Vertical). Raglan Acquisitions (Arglen), was also a party to the transaction and was a holding company used by NOW to complete the transaction. The gross asset sale price was $6,100,000. The purchase price consisted of cash of $5,100,000 and a note payable by NOW to Ross of $1,000,000.

         The note was non-interest bearing and was due in two installments; $250,000 due on February 28, 2002 and $750,000 due on February 28, 2003. NOW defaulted on the second installment of $750,000 which remains outstanding and is accruing interest at the rate of 10% per annum, the default interest rate as defined in the note.

          On February 27, 2003, the day before the final note installment was due, Vertical filed a derivative suit on behalf of NOW against Ross and others alleging breach of contract, fraud, conspiracy and breach of fiduciary duty. The suit alleges that Ross failed to schedule approximately $3,600,000 of liabilities related to maintenance agreements assumed by NOW.

          The suit also alleges that Ross failed to disclose to NOW a transaction brokerage fee of $600,000 that Ross was to pay to Arglen, whose CEO signed the fee agreement and who was also the CEO of NOW. The suit also alleges that Ross should be jointly and severally liable for certain alleged frauds committed by other defendants in which Ross allegedly conspired. The suit further seeks a setoff against the remaining note payment based on the above alleged damages, and the recovery of its attorneys' fees and costs. Ross denies and has contested each and every one of Vertical's claims.

         On November 18, 2003, the Supreme Court of the State of New York dismissed all of Vertical Computer Systems (Vertical) claims against Ross described above. Vertical has filed an appeal. The Company will continue to defend this matter vigorously. The Company does not believe currently that the outcome of range of outcomes is determinable, nor does it believe that should the outcome be unfavorable that it would be materially detrimental to the Company's liquidity.

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         BASIS OF PRESENTATION

         Our consolidated financial statements include the accounts of Ross and our wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation. Our fiscal year ends on June
30. "Fiscal 2003," and "fiscal 2004" mean our fiscal years ended June 30 of each such year. The following discussion should be read in conjunction with the Condensed Consolidated Financial Statements and the related notes that appear elsewhere in this document. Unless otherwise stated in this document, references to (1) "us," "our," "we" and similar terms, (2) the "Company" or (3) "Ross" shall mean Ross Systems, Inc., a Delaware corporation, and its subsidiaries.

         CRITICAL ACCOUNTING POLICIES

         REVENUE RECOGNITION. We recognize revenues from licenses of computer software "up-front" provided that a non-cancelable license agreement has been signed, the software and related documentation have been shipped, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable, and no significant other vendor obligations exist. The revenue associated with any license agreements containing cancellation or refund provisions is deferred until such provisions lapse. Where we have future obligations, if such obligations are insignificant, related costs are accrued immediately. If the obligations are significant, the software product license revenues are deferred. Future contractual obligations can include software customization, requirements to provide additional products in the future and porting products to new platforms. Contracts that require significant software customization are accounted for on the percentage-of-completion basis. Revenues related to significant obligations to provide future products or to port existing products are deferred until the new products or ports are completed.

         Our revenue recognition policies are designed to comply with American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, "Software Revenue Recognition," and with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Revenues recognized from multiple-element software license contracts are allocated to each element of the contracts based on the fair values of the elements, such as licenses for software products, maintenance, or professional services. The determination of fair value is based on objective evidence which is specific to the Company. We limit our assessment of objective evidence for each element to either the price charged when the same element is sold separately, or the price established by management having the relevant authority to do so, for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

         We utilize distributors primarily in those geographic areas where we do not maintain a physical presence. Our revenue recognition policies with respect to sales by distributors comply with SOP 97-2 and SAB 101 in that all the revenue recognition criteria listed above are met. In addition, distributors do not have rights of return, price protections, rotation rights, or other features that would preclude revenue recognition. Generally, the value of software license sales to distributors is based on list selling prices to their customer less a discount at a predetermined rate. Similarly, we receive revenue from distributors based on a predetermined percentage of the maintenance fees billed by the distributor from the end customer. The distributor typically retains any fees earned by them for implementation services. Distributorships may or may not be geographically exclusive, and are generally subject to annual renewals by the Company.

         Service revenues generated from professional consulting and training services are recognized as the services are performed. Maintenance revenues, including revenues bundled with original software product license revenues, are deferred and recognized over the related contract period, generally 12 months.

         Accounts receivable comprise trade receivables that are credit based and do not require collateral. Generally, our credit terms are 30 days but in some instances we offer extended payment terms to customers purchasing software licenses. We have a history of offering extended payment terms from time to time for competitive reasons. These terms are not offered in connection with any contingencies related to product acceptance, implementation, or any other service or contingency post-transaction, and we have not offered concessions as a result of these terms. Payment arrangements in these circumstances typically require payment of a significant portion of the total contract amount within 30 days of the sale, with two or three subsequent installments making up

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES

the balance payable within six months. We have not found collectibility to be compromised as a result of these terms. In no case have payment terms extended beyond 12 months. Based on historical results, we believe that all components of SOP 97-2 are met, including that the arrangement is fixed and determinable.

         We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. On an ongoing basis, we evaluate the collectibility of accounts receivable based upon historical collections and assessment of the collectibility of specific accounts. We specifically review the collectibility of accounts with outstanding balances in excess of 90 days. We evaluate the collectibility of specific accounts using a combination of factors, including the age of the outstanding balance, evaluation of the account's financial condition, recent payment history, and discussions with our account executive responsible for the specific customer and with the customer directly. Based upon this evaluation of the collectibility of accounts receivable, an increase or decrease required in the allowance for doubtful accounts is reflected in the period in which the evaluation indicates that a change is necessary. If actual results differ, this could have an impact on our financial condition, results of operation and cash flows.

         COMPUTER SOFTWARE COSTS. We capitalize computer software product development costs incurred in developing a product once technological feasibility has been established and until the product is available for general release to customers. Technological feasibility is established when we either
(1) complete a detail program design that encompasses product function, feature and technical requirements and is ready for coding and confirms that the product design is complete, that the necessary skills, hardware and software technology are available to produce the product, that the completeness of the detail program design is consistent with the product design by documenting and tracing the detail program design to the product specifications, that the detail program design has been reviewed for high-risk development issues, and any related uncertainties have been resolved through coding and testing or (2) complete a product design and working model of the software product, and the completeness of the working model and its consistency with the product design have been confirmed by testing.

         Capitalized software development costs generally relate to development projects spanning several months. Resources are committed to these projects on a consistent and long-term basis resulting in a generally consistent impact on the financial results. We evaluate the extent to which the capitalized amounts are realizable based on expected revenues from the product over the remaining product life. Where future revenue streams are not expected to cover remaining amounts to be amortized, we either accelerate amortization or expense remaining capitalized amounts.

         Amortization of such costs is computed as the greater of (1) the ratio of current revenues to expected revenues from the related product sales or (2) a straight-line basis over the expected economic life of the product (not to exceed five years). Software costs related to the development of new products incurred prior to establishing technological feasibility or after general release are expensed as incurred.

         RESERVES AND ESTIMATES. In the ordinary conduct of our business, we must often use judgment and estimates regarding the recording of certain reserves. For example, we use judgment in order to determine the amount of our reserves for uncollectible accounts receivable. Should our estimates prove to be incorrect, our reserves may be inadequate.

FOREIGN CURRENCIES

         The financial position and the results of operations of our foreign subsidiaries are measured using local currencies as the functional currencies. Assets and liabilities of these subsidiaries are translated into US dollars at the exchange rate in effect at the end of the period. Income and expense items are translated at the average exchange rate for the period. The resulting translation adjustments are recorded in the foreign currency translation adjustment account. The effects of changes in foreign currency exchange rates have had minimal effect on our financial results reported herein.

VARIABILITY OF QUARTERLY RESULTS

         Our software product license revenues can fluctuate from quarter to quarter depending upon, among other things, such factors as overall trends in the United States and international economies, our new product

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES

introductions, and customer buying patterns. Because we typically ship software products within a short period after orders are received, and therefore maintain a relatively small backlog, any weakening in customer demand can have an almost immediate adverse impact on revenues and operating results. Moreover, a substantial portion of the revenue for each quarter is attributable to a limited number of sales and therefore tends to be realized in the latter part of the quarter. Thus, even short delays in or deferrals of sales near the end of a period can cause substantial fluctuations in quarterly revenues and operating results. Finally, certain agreements signed during a quarter may not meet our revenue recognition criteria resulting in deferral of such revenue to future periods. Because our operating expenses are based on anticipated revenue levels and a high percentage of our expenses are relatively fixed, a small variation in the timing of the recognition of specific revenues can cause significant variations in the operating results from quarter to quarter.

BUSINESS SUMMARY

GENERAL

         The following description of our business is qualified in its entirety by, and should be read in conjunction with the more detailed information and financial data, including the financial statements and notes thereto, appearing elsewhere in this Report.

         Ross delivers innovative software solutions that help manufacturers worldwide fulfill their business objectives through increased operational efficiencies, improved profitability, strengthened customer relationships, consistent quality and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by over 1,000 customer companies worldwide, our family of Internet-architected solutions is a comprehensive, modular suite that spans a customer's enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance.

         Publicly traded on the NASDAQ under the symbol "ROSS" since 1991, our global headquarters are based in the U.S. in Atlanta, Georgia, with sales and support operations around the world.

         Our internet address is www.rossinc.com. We make available free of charge on or through our Internet website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, in each case as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

         Information provided on our website is not part of this quarterly report on Form 10-Q.

         We license our products to customers through a direct sales force in North America and Western Europe as well as independent distributors in dozens of other markets worldwide. We also provide professional consulting services for implementation, related custom application development and education. We offer ongoing maintenance and support services for our products via Internet and telephone help desks.

MERGER PROPOSAL

         In early September 2003, we announced that we had entered into a definitive agreement whereby chinadotcom Software (CDC) would acquire Ross Systems in a merger. On January 8, 2004, we announced changes to the terms of the pending merger. Under the terms of the merger agreement, as amended, for each share of Ross common stock held, stockholders of Ross Systems may elect to receive either (i) $17.00 in cash or (ii) $19.00 in a combination of cash and CDC common shares for each share of the Company's common stock (the "Common Shares"). CDC common shares will be valued at the average closing price of such shares for the 10 trading days preceding the second trading day before the closing date. Both companies are listed on NASDAQ.

         We have not yet determined to what extent the proposed merger will affect our financial performance. However, we believe that CDC's Asian operations offer greater opportunities for doing business in that region, while at the same time, we believe our operations in North America and Europe will offer many new opportunities to CDC in our markets. CDC is a licensed master distributor of our products in Greater China and CDC and Ross believes the combination represents a unique opportunity to rapidly scale the introduction of our manufacturing products into Greater China. Both companies will be able to benefit from numerous cross-selling opportunities as a result of the merger. In addition, we believe we will have greater access to capital to pursue business combinations with selected,

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


strategic software and services companies. The proposed merger is to be the subject of a shareholders' vote at our forthcoming Annual Meeting.

PRODUCTS

         Ross offers the award-winning IRENAISSANCE(TM) family of software solutions which is an integrated suite of enterprise resource planning (ERP II), financials, materials management, manufacturing and distribution, supply chain management (SCM), advanced planning and scheduling, customer relationship management (CRM), electronic commerce, business intelligence and analytical applications.

         iRenaissance applications are known for their deep and rich functional fit to process industry requirements, as well as their short implementation times and cost-effective returns on investment.

TECHNOLOGY

         We leverage contemporary Internet technologies to enable significant benefits for our customers. Many of our customers have benefited from technology obsolescence protection as they have moved from older computing technology to current technology by upgrading to new releases. Built on a highly flexible technology platform, iRenaissance applications not only cost-effectively support mid-size companies but also scale effectively to support large, global, multi-lingual organizations with thousands of users processing hundreds of thousands of transactions daily. Our customers also benefit from the low cost of deployment and centralized maintenance afforded by browser-based PC clients that provide secure access from any PC with Internet access, to the system infrastructure at central locations where the software and data resides. End-user satisfaction is enhanced by highly configurable and personalizable applications that provide follow-me profiles for each user, regardless of physical location. Utilizing contemporary standards such as XML, SOAP, Microsoft ..NET and others, iRenaissance applications can be effectively connected to any other applications or devices via the Internet. Robust security features that leverage Internet standards protect applications and data with both user-based and application-based function profiles. The security facilities further enable companies in their effort to achieve greater regulatory compliance by providing detailed audit trails for every action taken by every user.

         Because our iRenaissance applications were developed with the GEMBASE development environment, we believe that they are easily modified and expanded. GEMBASE is a programming environment that delivers a central data dictionary, complete screen painting, editing and debugging capabilities, and links to most popular database management systems. GEMBASE itself is written in the C programming language to facilitate portability across multiple hardware and database management system platforms. Because the iRenaissance products were developed in GEMBASE, customers often find it easy to customize their own applications.

Ongoing Development

         To meet the increasingly sophisticated needs of our customers and broaden our product offerings for targeted vertical markets, we continually strive to enhance our existing product functionality. We survey our customers through on-line, industry-specific discussion forums and polling at our global user conferences, and incorporate many of their recommendations into our products. We also conduct a variety of forms of market research with industry analyst groups and targeted industry associations to determine strategies for new features and entirely new products for targeted vertical industries. While maintaining focus on the requirements of targeted vertical markets, we are expanding our potential geographic markets by developing new product functionality to address the needs of additional prospective customers in key international markets. These enhancements are related to local languages and dialects, currency, accounting customs and procedures, and regulatory requirements. As an example, through the partnership established with CDC Software Corporation during the fourth quarter of fiscal 2003, we are well advanced with preparations for releasing additional local language versions of our software for the Chinese markets. These enhancements enable the Company to leverage its iRenaissance ERP products to capitalize on the growing and largely untapped process manufacturing markets in China.

         We are also committed to achieving technology advances by leveraging new Internet-based capabilities enabled by XML and Web Services. During the 3rd quarter of fiscal 2003, we released the Internet Application Framework (TM) which enables the iRenaissance ERP foundation with full Internet deployment capabilities. Through the Internet Application Framework, application users have full access to the iRenaissance ERP applications from any computer with an Internet connection and the Microsoft Internet Explorer browser. Because no iRenaissance

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES

         ERP application software needs to be deployed or maintained on user workstations, our customers have reported significant savings resulting from the use of the Internet Application Framework.

Third-Party Products

         We resell complementary software products licensed from third parties, including applications for custom reporting of information maintained by our programs such as Business Objects for executive information, and FRx for financial reporting and budgeting, as well as certain middle-ware products. We resell other privately labeled software products licensed from third parties including Prescient Systems (rebranded as iRenaissance SCM) and Selligent (rebranded as iRenaissance CRM). Additionally, we have entered into agreements which enable us to resell database products and other products that are sublicensed to end users in conjunction with certain of our open systems products. License revenues from the products described in this paragraph constitute approximately 17% of total software product license revenues in the third quarter of fiscal 2004.

Services

         Our worldwide consulting services operation complements our enterprise software sales organization. by offering a broad selection of services to plan, install and optimize each available software product. In addition we offer customization services to develop unique custom features and functions into our customers' business capabilities to help create competitive advantages. These services fall into two broad categories: Professional Services and Client Support. Income from these activities consist of services and maintenance revenues which comprise approximately 30% and 40% of total revenues respectively.

Professional Services

         Our Professional Services organization provides business application experience, technical expertise and product knowledge to complement our products and to provide solutions to clients' business requirements. The major types of services provided include the following:

         Application Consulting involves in-depth analysis of the client's specific needs and the preparation of detailed plans that list step-by-step actions and procedures necessary to achieve a timely and successful implementation of our software products. These services are generally offered on a time and expense reimbursement basis. Services are offered on a worldwide basis and customization projects are often delivered locally but developed in lower cost supply areas of the world.

         Technical Consulting involves evaluating and managing the client's needs by supplying custom application systems, custom interfaces, data conversions, and system conversions. Consultants participate in a wide range of activities, including requirements definition, and software design, development and implementation. We also provide advanced technology services focused on networking, database administration and tuning. These services are generally offered on a time and expense reimbursement basis. We also provide remote systems management, and remote applications management.

         Education Services are offered to clients either at our education facilities or at the client's location, as either standard or customized classes.

         Established relationships with third party consulting partners are utilized in specific instances, to take advantage of specialized industry expertise and to support our implementation demands.

Client Support

         Our Client Support functions include web-based support, telephone support, technical publications and product support guides, which are provided under maintenance agreements. The annual maintenance fee for these services is generally 20% of the price for the licensed software. The standard maintenance agreement also entitles clients to certain new product releases and product enhancements.

MARKETING AND SALES

         We sell our products and services in the US and Western Europe primarily through our direct sales force. In other areas of the world, we sell our products through distributors. In support of our sales force and distributors, we conduct comprehensive marketing programs which include telemarketing, direct mailings, advertising, promotional material, seminars, trade shows, public relations and on-going customer communication.

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES

         We are based in Atlanta, Georgia, with a regional direct sales force covering all major US business locations. We have subsidiaries in Belgium, Canada, Germany; the Netherlands; Spain; United Kingdom as well as Hong Kong.

         We have distribution arrangements with distributors in the following countries: Argentina, Australia, Brazil, Chile, China, Colombia, Czech Republic, Denmark, Finland, Greece, Hong Kong, Hungary, Indonesia, Ireland, Italy, Japan, Jordan, Latvia, Lebanon, Lithuania, Malaysia, Mexico, Morocco, New Zealand, Norway, Pakistan, Peru, Poland, Portugal, Rumania, Russia, Saudi Arabia, Singapore, Slovak Republic, Slovenia, South Africa, Sweden, Taiwan, Thailand, Ukraine, Uruguay and Venezuela. These distributors pay us royalties on the sales of our products and maintenance services.

PRODUCT DEVELOPMENT AND ACQUISITIONS

         To meet the increasingly sophisticated needs of its customers and address potential new markets, we continually strive to enhance our existing product functionality. We survey the needs of our customers annually through ballots and direct discussions at our annual user conferences, and incorporate many of their recommendations into our products. We also conduct a variety of forms of market research with industry analyst groups and targeted industries to determine strategies for new features and functions. We are committed to achieving advances in the use of computer systems technology and to expanding the breadth of our product line.

RESULTS OF OPERATIONS

REVENUES

         Total revenues for the fiscal 2004 quarter ended March 31, 2004 of $13,672,000 increased 20% from $11,420,000 in the same quarter of fiscal 2003.

         Total international revenues as a percentage of total revenues for the third quarter of fiscal 2004 were 34% for the third quarter of fiscal 2004 compared to 37% for the same quarter in fiscal 2003. Total international revenues for the third quarter of fiscal 2004 increased by 10% over the same quarter in the prior year; however in local currencies, revenues actually decreased by approximately 6%, as a result of the strengthening of the Pound and the Euro against the US dollar. Software sales and maintenance revenues are the main contributors to the slight decrease in revenues when measured in local currency terms.

         For the quarter and the nine months ending March 31, 2004, North American revenues comprised 66% and 66% respectively of total revenues, compared to 63% and 65% respectively for the same periods of the prior year. North American revenues increased 25% over the same quarter of the previous fiscal year. This increase was due to mainly to improving software license revenues for the quarter.

         Software product license revenues were $4,244,000 during the quarter ended March 31, 2004, an increase of $1,548,000 or 57%, from the same quarter in fiscal 2003. North America experienced an increase of 88% while Internationally the increase was 20%. For the nine month period ending March 31, 2004, software product license revenues increased by 17% over the same period in the prior fiscal year, which demonstrates that license revenues have been increasing consistently during fiscal 2004 and not only in the third quarter. The increases are the result of increasing demand arising from improving market awareness from consistent sales and marketing activity, improving market confidence from consistently strong financial results, and an improving trend in market perception of the economic outlook for the future. Demand increase in Europe is building at a slower pace to that of North America.

         Consulting and other services revenues for the third quarter of fiscal 2004 increased 21% to $4,237,000 from $3,489,000 in the same quarter of fiscal 2003. For the nine months ended March 31, 2004, consulting and other services revenues increased 21% over the same period in fiscal 2003. Revenues from consulting and other services (which are typically recognized as performed) are generally correlated with software product license revenues (which are typically recognized upon delivery); therefore, service revenues fluctuate on a delayed tracking basis according to fluctuations in software product revenue. For the quarter ended March 31, 2004, North American services revenues increased 27% at $2,678,000 compared to $2,112,000 over the same quarter in the prior fiscal year. North American services revenue growth for both the third quarter and the nine months ended March 31, 2004, continues to benefit from the recent strong growth in software sales. International services revenues increased by $189,000, or 18% over the same quarter in the prior year but this increase and the 21% increase for the nine months ending March 31, 2004 is due mainly to the foreign exchange effect of the stronger European currencies and the weaker US dollar in comparison to the currency conversion rates for the same periods in fiscal 2003. In local currencies, international services revenues are almost unchanged between the nine month periods and third quarters of fiscal 2003 and fiscal 2004 respectively.

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


         Maintenance revenues were almost unchanged in the third quarter of fiscal 2004 versus the same quarter in the prior year, and had increased slightly by 1% for the comparative nine month periods ended March 31, for fiscal years 2003 and 2004. The increase is attributable mainly to new maintenance contracts added during the prior year, partially offset by the normal incidence of cancellations by existing customers. This is true for both North America and international maintenance revenues. Maintenance contracts sold by third party distributors are included in software product license revenues because we do not support the maintenance obligations of any of our distributors' customers.

OPERATING EXPENSES

         COSTS OF SOFTWARE PRODUCT LICENSES (INCLUSIVE OF AMORTIZATION OF CAPITALIZED COMPUTER SOFTWARE COSTS). Costs of software product licenses include expenses related to royalties paid to third parties, and the amortization of previously capitalized software costs. Third party royalty expenses will vary from quarter to quarter based on the number of third party products being sold. Costs of software product licenses for the third quarter of fiscal 2004 increased by 6% to $1,764,000 from $1,660,000 in the third quarter of fiscal 2003. A similar increase of 6% is reflected in the comparison of the nine months ended March 31, 2004 as compared to the same period in the prior fiscal year. This increase is due to the third party content of the overall increase in sales of software licenses. The capitalized software amortization amount in included in costs of software product licenses was virtually unchanged at $1,228,000 in the third quarter of fiscal 2004 as compared to $1,211,000 for the same quarter in fiscal 2003. As a percentage of software product license revenue, the costs of software product licenses decreased to 13% in the third quarter of fiscal 2004 compared to 17% in the same quarter of fiscal 2003. The decrease in costs for software product licenses for the quarter was due to a decrease in the proportional mix of third party products in total software sales sold in the fiscal 2004 compared to the prior fiscal year. The third party content in software license sales is subject to customers needs and is therefore not a constant proportion.

         COSTS OF CONSULTING, MAINTENANCE AND OTHER SERVICES. Costs of consulting and other services include expenses related to consulting and training personnel, personnel providing customer support pursuant to maintenance agreements, and other related costs of sales. We also use outside consultants to supplement our personnel resources in order to meet peak customer consulting demands.

         Costs of consulting and other services increased by 26% to $5,313,000 in the third quarter of fiscal 2004, as compared to $4,229,000 in the third quarter of fiscal 2003. Costs of consulting and other services increased by 21% to $15,491,000 in the nine months ended March 31, 2004, as compared to $12,784,000 in the same period in fiscal 2003. The increase in these costs for the quarter and the nine months reflects higher levels of customer software implementation activity. Our headcount at the end of the third quarter of fiscal 2004 is fifteen more than at the end of the same quarter in the prior year. This increase has occurred gradually over the last 12 months in order to meet the increasing demand for services. In addition, as is our normal practice, we have used third party subcontracted resources to supplement our consulting capacity when required. In North America the cost of third party consultants increased by $162,000 to $390,000 in the third quarter of fiscal 2004, from $228,000 for the comparable period in prior year.

         SOFTWARE PRODUCT LICENSE SALES AND MARKETING EXPENSES. Sales and marketing expenses of $3,272,000 for the quarter ended March 31, 2004 reflected an increase of 14% when compared to $2,864,000 in the third quarter of fiscal 2003. For the nine months ended March 31, sales and marketing expenses had increased by 10% in fiscal 2004 as compared to fiscal 2003. The increase is primarily due to four additional headcount in our marketing department. Certain positions which were open in the third quarter of fiscal 2003 were filled in fiscal 2004. In addition the higher volume of software license sales in the fiscal 2004 third quarter as compared to the prior year, generated sales commissions of $561,000, 70% higher than the $331,000 in the prior year's same quarter.

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


         PRODUCT DEVELOPMENT NET OF CAPITALIZED COMPUTER SOFTWARE COSTS. Product development (research and development) expenses of $778,000 in the third quarter of fiscal 2004 were up 29% from $605,000 in the same quarter of the prior year. Product development expenditures is a commonly used measure in the software industry to describe the quantum of cost relating to software development excluding the effects of any capitalization of these costs and amortization of capitalized costs. This amount is derived by adjusting the figures shown in the Consolidated Statements of Operations as follows: (in thousands):


                                                              THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                                    MARCH 31,                                MARCH 31,
                                                         ------------------------------          ------------------------------
                                                          2004                   2003              2004                   2003
                                                         -------                -------          -------                -------
Gross Expenditures for Product Development               $ 1,863                $ 1,714          $ 5,325                $ 5,210
Less: Expenses capitalized                                (1,085)                (1,109)          (2,908)                (3,317)
                                                         -------                -------          -------                -------

Total Product Development Expenses                       $   778                $   605          $ 2,417                $ 1,893
                                                         -------                -------          -------                -------


         As a percentage of total revenues, product development expenses for the three-month period ended March 31, 2004 was 6% compared to 5% for the same period of the prior year. Product development expenditures increased by 9% to $1,863,000 in the quarter ended March 31, 2004 from $1,714,000 in the same quarter in the prior year. This increase was primarily due to a combination of slightly higher expenses and slightly lower software capitalization as shown in the above table. The nine month period ended March 31, 2004 reflected expenditures which were almost flat when compared to the same period in fiscal 2003. We expect development of new products and enhancements to existing products to continue at historical levels.

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the quarter ended March 31, 2004 decreased by 20%, to $812,000 from $1,016,000 in the same quarter of the prior year. The decrease arises from a lower level of legal costs in the fiscal 2004 quarter compared to the fiscal 2003 quarter, and the aggregate of minor declines in several other cost items which are not significant on their own. The decrease in legal costs reflects a decline in customer and employee related litigation. These expenses for the nine month period ended March 31, 2004 decreased by 18% over the prior fiscal year's same period, benefiting mainly from reduced legal costs.

         PROVISION FOR UNCOLLECTIBLE ACCOUNTS. In the quarter ended March 31, 2004, provision for doubtful accounts were almost unchanged at $188,000 as compared to $197,000 recorded in the third quarter of fiscal 2003. The third quarter 2004 and 2003 provisions consisted primarily of specific customer accounts identified as being potentially uncollectible. These provisions represent management's best estimate of the doubtful accounts for each period. The improving trend in the provision for doubtful accounts has been made possible by tighter and more effective processes over accounts receivable collections. In general, a customer's ability to access certain of our maintenance services is contingent on maintaining their account in good standing, and this has encouraged customers to be current on their accounts and resolve any outstanding issues promptly. In Europe, where the accounts receivable collections performance has been somewhat weaker than that in North America, we made changes to managers' compensation terms, providing incentives on improvements in receivables collections performance. In addition, a distributor policy change in Europe is slowly taking effect, whereby upon renewal of a distributor's contract, we assume the billing of the distributor's customers, and thereby are able to better control the receivable balances due by the distributor and its customers.

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


PROPOSED MERGER TRANSACTION COSTS


         Pursuant to the proposed merger with chinadotcom, legal and other professional costs amounting to $139,000 have been incurred in the three months ended March 31, 2004, and $1,133,000 for the nine months ended March 31, 2004. We expect to incur additional legal and professional fees of approximately $100,000 during the fourth quarter of fiscal 2004.

OTHER INCOME (EXPENSE), NET

         Other expenses for the quarter ended March 31, 2004 was $113,000 compared to $30,000 in the same quarter of fiscal 2003. In the fiscal 2004 quarter, this amount consists of approximately $30,000 in interest expense related to borrowings under our existing line of credit facility, and approximately $84,000 of foreign exchange losses on current period transactions. For the prior year same quarter, this expense was interest.

INCOME TAX EXPENSE

         During the third quarter of fiscal 2004, we recorded an income tax expense of $22,000 compared to $63,000 recorded during the same quarter in fiscal 2003. The tax expense relates primarily to withholding taxes in certain foreign jurisdictions where we had either no available net operating loss carryforwards or had to pay treaty-based taxes.

LIQUIDITY AND CAPITAL RESOURCES

         In the first nine months of fiscal 2004, net cash provided by operating activities decreased $5,381,000 compared to the increase of $4,306,000 in net cash provided by operating activities for the same period of the prior year. The decrease in cash provided by operating activities is mainly due to the increase in cash used of $2,439,000 caused by the decrease in net income from $2,864,000 in the nine months ended March 31, 2003, to a net income of $425,000 for the nine months ended March 31, 2004. During the first nine months of fiscal 2004, compared to the same period in fiscal 2003, non cash changes for depreciation and amortization were comparable, while provisions for doubtful accounts decreased from $711,000 in the prior nine month period to $188,000 in the current nine month period. Our provision for uncollectible accounts has decreased in fiscal 2004 due to a smaller number of uncollectible receivables, while in the prior fiscal year's first nine months this reserve was greater to provide for receivables believed uncollectible at that time. In addition, there was an aggregate increase of cash used of $1,217,000 in deferred revenues, accrued expenses, accounts payable and income taxes payable. For the nine months ended March 31, 2004, deferred revenues increased by $226,000, resulting in a decrease in cash used. The prior year's trend for the comparable period was similar. The net earnings in the nine months ended March 31, 2004 were adversely affected in total by $3,029,000 made up of merger transaction costs of $1,133,000 and the settlement of a legal dispute under arbitration of $1,896,000. Accounts payable and accrued expenses increased the use of cash by an aggregate $1,373,000 reflecting faster payment of vendors and accrued liabilities in fiscal 2004 when compared to the same period in fiscal 2003.

         In the first nine months of fiscal 2004, we utilized $3,210,000 for investing activities versus $3,824,000 over the same period of the prior year, a decrease of $614,000. Investment in property and equipment was down $249,000 to $302,000 in the first nine months of fiscal 2004, from $551,000 in same period in the prior year. Investments in capitalized computer software costs decreased by $409,000 in the nine months ended March 31, 2004 as compared to the same period in the prior year. The lower investment in capitalized software for the current quarter reflected the lower amount of capitalized costs incurred in the first nine months of fiscal 2004 as described in the comments on development expenditures on page 22 above.

         Net cash flows provided by financing activities increased by $3,779,000 for the nine months ended March 31, 2004, versus the same nine month period of the prior fiscal year. Cash increased during the nine months ended March 31, 2004 by drawing an additional $2,249,000 on our lines of credit, a net $2,156,000 increase compared to the net $93,000 paid on lines of credit in the same period of the prior year. Proceeds from the issue of shares to employees under the Employee Stock Purchase Plan, and the exercise of options by employees, amounted to $310,000 in the nine months ended March 31, 2004, an increase of $48,000 over the same period in the prior year.

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


         At March 31, 2004 we had $8,751,000 of cash and cash equivalents. We have a revolving credit facility with an asset-based lender. This facility, with a maturity date of September 23, 2004, incorporates a maximum credit line of $5,000,000, and an interest rate of prime plus 2% (approximately 6.75% at March 31, 2004). Borrowings under the credit facility are collateralized by substantially all assets of the Company. At March 31, 2004, we had approximately $4,229,000 outstanding against the $5,000,000 revolving credit facility, and based on the eligible accounts receivable at March 31, 2004, our cash plus our remaining borrowing capacity of $771,000 totaled approximately $9,522,000. This represents a increase in total availability of cash at March 31, 2004 of $2,935,000 from March 31, 2003. The increase in total availability is mainly as a result of the increase in cash generated through operations. At this time we believe that our current cash reserves, credit lines, and cash generated from operations are adequate to finance our activities.

RISK FACTORS

         OUR PROPOSED MERGER WITH CHINADOTCOM CORPORATION COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS BECAUSE PREPARATIONS FOR CLOSING WILL CONSUME OUR MANAGEMENT'S TIME AND WILL RESULT IN MATERIAL COSTS AND EXPENSES.

         On September 4, we 2003, we entered into a merger agreement with chinadotcom Corporation. Preparations for the merger will be a material expense, will consume much of executive management's time and may result in potential customers deferring purchasing decisions until they understand the form of and reasons for the merger, any of which could have an adverse effect on our business model and results of financial operations. These adverse effects will be intensified if the merger is not completed.

         OUR SOFTWARE LICENSE REVENUES CAN BE ALMOST IMMEDIATELY ADVERSELY AFFECTED BY DECREASES IN CUSTOMER DEMAND AND EVEN RELATIVELY MINOR DELAYS IN CUSTOMER PURCHASING DECISIONS

         Our software product license revenues can fluctuate depending upon such factors as overall trends in the United States and International economies, new product introductions, as well as customer buying patterns. Because we typically ship software products within a short period after orders are received, and therefore maintain a relatively small backlog, any weakening in customer demand could have an almost immediate adverse impact on revenues and operating results. Moreover, a substantial portion of the revenues for each quarter is attributable to a limited number of sales and tends to be realized in the latter part of the quarter. Thus, even short delays or deferrals of sales near the end of a quarter can cause substantial fluctuations in quarterly revenues and operating results.

         BECAUSE OUR OPERATING EXPENSES ARE BASED IN LARGE PART ON ANTICIPATED REVENUES, EVEN SMALL VARIATIONS IN THE TIME AT WHICH WE RECOGNIZE REVENUES CAN CAUSE SIGNIFICANT VARIATION IN OUR OPERATING RESULTS FROM QUARTER TO QUARTER.

         Our operating expenses are based in large part on anticipated revenue levels, including revenue from software sales agreements that we expect to sign. We sometimes defer our recognition of revenue from software sales agreements that we sign during a quarter to future periods, based on our revenue recognition criteria. Because a high percentage of our expenses are relatively fixed, a small variation in the timing of the recognition of specific revenues can cause significant variation in operating results from quarter to quarter.

         THE RECENT ECONOMIC SLOW-DOWN MAY CAUSE CUSTOMER DEMAND TO DECREASE AND PRICE COMPETITION AMONG OUR COMPETITORS TO INTENSIFY, EITHER OF WHICH WOULD ADVERSELY AFFECT OUR OPERATING RESULTS.

         Our business may be adversely impacted by the worldwide economic slowdown and related uncertainties. Weak economic conditions worldwide have contributed to the current technology industry slow-down. This may impact our business resulting in reduced demand and increased price competition, which may result in higher overhead costs, as a percentage of revenues. Additionally, this uncertainty may make it difficult for our customers to forecast future business activities. This could create challenges to our ability to profitably grow our business. If the economic or market conditions further deteriorate, this could have a material adverse impact on the results of operations and cash flow.

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


         THE RAPID DEVELOPMENT AND MATURATION OF TECHNOLOGY IN OUR INDUSTRY AND THE STRENGTHENING OUR COMPETITORS IN LIGHT OF INDUSTRY CONSOLIDATION MAY MAKE IT DIFFICULT FOR US TO COMPETE EFFECTIVELY, WHICH WOULD HARM OUR OPERATING RESULTS AND FINANCIAL CONDITION.

         We may face increased competition and our financial performance and future growth depend upon sustaining a leadership position in our product functionality. Competitive challenges faced by Ross are likely to arise from a number of factors, including: industry volatility resulting from rapid development and maturation of technologies; industry consolidation and increasing price competition in the face of worsening economic conditions. Although there are fewer competitors in our target markets than previously, failure to compete successfully against those remaining could harm our business operating results and financial condition.

         OUR STOCK PRICE IS SUBJECT TO SIGNIFICANT VOLATILITY DUE TO CHANGES IN ECONOMIC CONDITIONS AND ANNOUNCEMENTS OF NEW PRODUCTS OR SIGNIFICANT FLUCTUATIONS IN QUARTERLY RESULTS OF OUR COMPANY OR OUR COMPETITORS.

         Our stock price, like that of other technology companies, is subject to volatility because of factors such as announcement of new products, services or technological innovations by us or by our competitors, quarterly variations in our operating results, and speculation in the press or investment community. In addition our stock price is affected by general economic and market conditions and may be negatively affected by unfavorable global economic conditions.

         WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY AGAINST UNAUTHORIZED THIRD PARTY COPYING OR USE, IN PART BECAUSE THE LAWS OF OTHER COUNTRIES DO NOT OFFER THE SAME PROTECTION AS THE LAWS OF THE U.S., AND ANY SUCH INABILITY COULD SIGNIFICANTLY REDUCE OUR REVENUES AND PROFITABILITY.

         Our business may suffer if we cannot protect our intellectual property. We generally rely upon copyright, trademark and trade secret laws and contract rights in the United States and in other countries to establish and maintain proprietary rights in our technology and products. However, there can be no assurance that any of our proprietary rights will not be challenged, invalidated or circumvented. In addition, the laws of certain countries do not protect proprietary rights to the same extent as do the laws of the United States. Therefore, there can be no assurance that we will be able to adequately protect our proprietary technology against unauthorized third-party copying or use, which could adversely affect our competitive position and could significantly reduce our revenues and profitability. Further, there can be no assurance that we will be able to obtain licenses to any technology that may be required to conduct our business or that, if obtainable, such technology could be licensed at a reasonable cost.

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


         The risks described below are not the only ones that we face. Additional risks and uncertainties not presently known to us may also impair our business operations. Our business, operating results or financial condition could be materially adversely affected by, and the trading price of our common stock could decline due to any of these risks. You should also refer to the other information included in this quarterly report on Form 10-Q and our financial statements and the related notes included or incorporated by reference into our annual report on Form 10-K which we have filed with the SEC.

         FOREIGN OPERATIONS: We have a world-wide presence and as such maintain offices and derive revenues from sources overseas. For the third quarter of fiscal 2004, international revenues as a percentage of total revenues were approximately 34%. Our international business is subject to typical risks of an international business, including, but not limited to: differing economic conditions, changes in political climates, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility. Accordingly, our future results could be materially adversely impacted by changes in these or other factors. During the third quarter of fiscal 2004, our European business units contributed approximately $34,000 in net earnings. In this close to breakeven position for European operations, the effect of the foreign currency volatility on net income is insignificant.

         INTEREST RATES: Our exposure to interest rates relates primarily to our cash equivalents and certain debt obligations. The Company invests in financial instruments with original maturities of three months or less. Any interest earned on these investments is recorded as interest income on our statement of operations. Because of the short maturity of our investments, a near-term change in interest rates would not materially affect our financial position, results of operations, or cash flows. Certain of our debt obligations include a variable rate of interest. We did not engage in any derivative/hedging transactions in the third quarter of fiscal 2004.

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


ITEM 4. CONTROLS AND PROCEDURES

         As of March 31, 2004, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including the Chief Executive Officer ("CEO") and the Chief Financial Officer ("CFO"), of the effectiveness of the design and operation of the Company's disclosure controls and procedures. Based on that evaluation, the Company's CEO and CFO have concluded that the Company's disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 of the Exchange Act) are effective. There have been no significant changes in the Company's disclosure controls or in other factors that could significantly affect these disclosure controls subsequent to the completion of their evaluation.

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


                           PART II. OTHER INFORMATION


ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K


     (a) Exhibits:

     The Exhibits listed on the accompanying Index to Exhibits are filed as part of, or incorporated by reference into, this Report.



         2.1        Asset Sale Agreement between Registrant and Now Solutions
                    LLC dated March 5, 2001 (2)

         3.1        Certificate of Incorporation of the Registrant, as amended
                    (3)

         3.2        Bylaws of the Registrant (3)

         3.3 Amendment to the Certificate of Incorporation of the Registrant, dated April 26, 2001, for the 1 for 10 Reverse
                    Stock Split (8)

         4.1        Certificate of Designation of Rights, Preferences and
                    Privileges of Series B Preferred Stock of the Registrant
                    (1)

         10.1       Preferred Shares Rights Agreement, dated as of September 4,
                    1998 between the Registrant and Registrar and Transfer
                    Company (2)

         10.2       Loan and Security Agreement dated September 24, 2002
                    between Registrant and Silicon Valley Bank (8)

         10.2A      Series A Convertible Preferred Stock Agreement dated 29
                    June, 2001 between Registrant and Benjamin W. Griffith III
                    (6)

         10.3       Employment Agreement, dated as of January 7, 1999, modified
                    March 24,2003, between Mr. Patrick Tinley and the
                    Registrant (4)

         10.4 Employment Agreement, dated as of September 17, 1999, modified March 24, 2003, between Mr. Robert Webster and the
                    Registrant (5)

         10.5 Amendment to the Registration Statement on Form 8-A originally filed on October 3, 2001 (9)

         31.1       Certification of Chief Executive Officer pursuant to
                    Section 302 of the Sarbanes-Oxley Act of 2002

         31.2       Certification of Chief Financial Officer pursuant to
                    Section 302 of the Sarbanes-Oxley Act of 2002

         32.1       Certification of Chief Executive Officer pursuant to 18
                    U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

         32.2       Certification of Chief Financial Officer pursuant to 18
                    U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

         (1) Incorporated by reference to the exhibit filed with the Registrant's Current Report on Form 10-Q filed May 6, 1996.

         (2) Incorporated by reference to the exhibit filed with the Registrant's Registration Statement on Form 8-A filed
                    September 4, 1998.

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


         (3) Incorporated by reference to the exhibit filed with the Registrant's Current Report on Form 8-K filed July 24, 1998.

         (4) Incorporated by reference to the exhibit filed with the Registrant's Current Report on Form 10-Q filed May 17, 1999.

         (5) Incorporated by reference to the exhibit filed with the Registrant's Current Report on Form 10-K filed September 28, 1999.

         (6) Incorporated by reference to the exhibit filed with the Registrant's Current Report on Form 10-K filed September 27, 2001.

         (7) Incorporated by reference to the exhibit filed with the Registrant's Registration Statement on Form 8-A/A filed October 3, 2001.

         (8) Incorporated by reference to the exhibit filed with the Registrant's Current Report on Form 10-K/A filed October 2, 2002.

         (9) Incorporated by reference to the exhibit filed with the Registrant's Current Report on Form 8-A/A filed September 4, 2003.

         (10) Incorporated by reference to the exhibit filed with the Registrant's Current Report on Form 10-K/A filed May 7, 2004.


(b) Reports on Form 8-K


     - On February 13, 2004 Ross Systems filed a Current Report on Form 8-K reporting that the Company had issued a press release dated February 11, 2004 containing information about the Company's financial condition or results of operations for the quarterly and six month period ended December 31, 2003.

     - On April 29, 2004 Ross Systems filed a Current Report on Form 8-K reporting that on April 29, 2004, the Ross Systems and chinadotcom executed a third amendment to the Merger Agreement whereby Ross made the election to receive for every Ross share, $19 in a combination of shares and cash or $17 in cash.

     - On May 11, 2004 Ross Systems filed a Current Report on Form 8-K reporting that the Company had issued a press release dated May 5, 2004 containing information about the Company's financial condition or results of operations for the quarterly and nine month period ended March 31, 2004.

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                               ROSS SYSTEMS, INC.

May 14, 2004                   Date: /s/ Verome M. Johnston
                                     ------------------------------------
                                     Verome M. Johnston
                                     Vice President, Chief Financial Officer
                                     (Principal Financial and Accounting
                                     Officer and Duly Authorized Officer)

                                       30